As filed with the Securities and Exchange Commission on September 22, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SEAPORT GLOBAL ACQUISITION II CORP.

(Exact name of Registrant as specified in its charter)

Delaware	6770	86-132605
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

360 Madison Avenue, 23rd Floor

New York, NY 10017

Telephone: (212) 616-7700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen Smith

Chief Executive Officer

360 Madison Avenue, 23rd Floor

New York, NY 10017

Telephone: (212) 616-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

R. William Burns

Paul Hastings LLP

600 Travis Street, 58th Floor

Houston, TX 77002

(713) 860-7300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the transactions contemplated by the Agreement and Plan of Merger described in the included proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2023

SEAPORT GLOBAL ACQUISITION II CORP.

360 Madison Avenue, 23rd Floor

New York, New York 10017

NOTICE OF

SPECIAL MEETING

TO BE HELD ON            , 2023

TO THE STOCKHOLDERS OF SEAPORT GLOBAL ACQUISITION II CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of Seaport Global Acquisition II Corp. (“SGII”), a Delaware corporation, will be held at              a.m. Eastern Time, on             , 2023, in a virtual format. You are cordially invited to attend the special meeting, which will be held for the following purposes:

Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of June 1, 2023, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of July 14, 2023 (the “Merger Agreement”), by and among SGII, Lithium Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SGII (“Merger Sub”), and American Battery Materials, Inc., a Delaware corporation (“ABM”), a copy of which is attached to this proxy statement/prospectus as Annex A, and the transactions contemplated thereby, including the merger of Merger Sub with and into ABM, with ABM surviving as a wholly owned subsidiary of SGII (the “Business Combination”) — we refer to this proposal as the “business combination proposal”;

Proposal No. 2 — The SGII Charter Proposals — to consider and vote upon separate proposals to approve amendments to SGII’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “American Battery Materials, Inc.” as opposed to “Seaport Global Acquisition II Corp.”; (ii) increase SGII’s capitalization so that it will have           authorized shares of a single class of common stock and            authorized shares of preferred stock, as opposed to SGII having 200,000,000 authorized shares of Class A common stock, 20,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time) — we refer to these proposals collectively as the “SGII charter proposals”;

Proposal No. 3 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with applicable listing rules of The Nasdaq Stock Market LLC (the “Nasdaq Listing Rules”), the issuance of shares of Class A common stock pursuant to the Business Combination — we refer to this proposal as the “Nasdaq proposal”;

Proposal No. 4 — The Director Election Proposal — to approve of the appointment of seven directors who, upon consummation of the Business Combination, will become the directors of the Combined Company — we refer to this proposal as the “director election proposal”;

Proposal No. 5 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve the 2023 ABM Incentive Plan, which is an incentive compensation plan for employees of the Combined Company and its subsidiaries, including ABM and its subsidiaries — we refer to this proposal as the “incentive plan proposal”;

These items of business are described in the attached proxy statement/prospectus. We encourage you to read the attached proxy statement/prospectus in its entirety, including the Annexes and accompanying financial statements, before voting. IN PARTICULAR, WE URGE YOU TO CAREFULLY READ THE SECTION ENTITLED “RISK FACTORS.”

Only holders of record of SGII common stock at the close of business on           , 2023 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. SGII stockholders may attend, vote and examine the list of SGII stockholders entitled to vote at the special meeting by visiting and entering the control number found on their proxy card, voting instruction form or notice they receive.

After careful consideration, SGII’s board of directors has determined that each of the business combination proposal, the SGII charter proposals, the Nasdaq proposal, the director election proposal and the incentive plan proposal is fair to and in the best interests of SGII and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” the business combination proposal, “FOR” each of the SGII charter proposals, “FOR” the Nasdaq proposal, “FOR” the election of all of the persons nominated by SGII’s management for election as directors and “FOR” the incentive plan proposal. When you consider the recommendation of SGII’s board of directors, you should keep in mind that SGII’s directors and officers may have interests in the Business Combination that conflict with your interests as a stockholder. See the section entitled “Proposal No. 1-The Business Combination Proposal-Interests of the Sponsor and SGII’s Directors and Officers in the Business Combination.”

Consummation of the Business Combination is conditioned on approval of the business combination proposal, the SGII charter proposals, the Nasdaq proposal, the director election proposal and the incentive plan proposal (and each such proposal is cross-conditioned on the approval of all proposals). If any of the proposals is not approved, we may adjourn the special meeting to gather sufficient shares to constitute a quorum, provide additional information or solicit additional votes.

All SGII stockholders are cordially invited to attend the special meeting which will be held in virtual format. You will not be able to physically attend the special meeting. To ensure your representation at the special meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If you are a stockholder of record holding shares of SGII common stock, you may also cast your vote at the special meeting electronically by visiting https://www.cstproxy.com/seaportglobalacquisition2/bc2023. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the special meeting and vote electronically, obtain a proxy from your broker or bank.

A complete list of SGII stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at the principal executive offices of SGII for inspection by stockholders during business hours for any purpose germane to the special meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors

/s/ Stephen Smith
Stephen Smith
Chairman of the Board of Directors

             , 2023

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.

ALL SGII PUBLIC STOCKHOLDERS HAVE THE RIGHT TO HAVE THEIR SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC STOCKHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL OR BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC STOCKHOLDER HOLDING SHARES OF SGII COMMON STOCK MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.

TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR STOCK TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, SGII’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE SPECIAL MEETING. YOU MAY TENDER YOUR STOCK EITHER BY DELIVERING YOUR STOCK CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DEPOSIT WITHDRAWAL AT CUSTODIAN (“DWAC”) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN “STREET NAME,” YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “SPECIAL MEETING OF SGII STOCKHOLDERS-REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

The information in this proxy statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed  with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED             , 2023

PROXY STATEMENT FOR SPECIAL MEETING OF

SEAPORT GLOBAL ACQUISITION II CORP.

PROSPECTUS FOR UP TO 12,000,000 SHARES OF COMMON STOCK

The board of directors of each of Seaport Global Acquisition II Corp., a Delaware corporation (“SGII”), and American Battery Materials, Inc., a Delaware corporation (“ABM”), has unanimously approved the Agreement and Plan of Merger, dated as of June 1, 2023, as amended by Amendment No. 1 to Agreement and Plan of Merger dated as of July 14, 2023 (the “Merger Agreement”), by and among SGII, Lithium Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SGII (“Merger Sub”), and ABM, pursuant to which Merger Sub will merge with and into ABM, with ABM surviving as a wholly owned subsidiary of SGII (the “Business Combination”, and the post-Business Combination entity being referred to as “SGII” or the “Combined Company”).

Pursuant to the Merger Agreement, the stockholders of ABM will receive a number of shares of SGII common stock based on an exchange ratio (the “Exchange Ratio”), the numerator of which is equal to the number of shares of SGII common stock equal to the quotient of (i) (A) $120,000,000, plus (B) Closing Date Cash, minus (C) the Closing Date Indebtedness, plus (D) the aggregate exercise price of all Company Warrants (excluding any Company Warrants that will terminate by their terms upon the Effective Time), divided by (ii) $10.00, and the denominator of which is equal to the number of outstanding shares of ABM, including shares issuable upon conversion of Company Convertible Notes (all capitalized terms in the Exchange Ratio as defined in the Merger Agreement). The holders of Specified Convertible Notes will receive a number of shares of SGII common stock determined by dividing all principal and accrued interest under such notes by the applicable conversion prices set forth in such notes. The holders of ABM options and warrants will receive SGII options and warrants equal to the number of shares of ABM Common Stock subject to the ABM options and warrants multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price of the ABM options and warrants divided by the Exchange Ratio. (collectively, the “Merger Consideration”).

Proposals to approve and adopt the Merger Agreement and the other matters discussed in this proxy statement/prospectus will be presented for approval by SGII stockholders at the special meeting of stockholders of SGII scheduled to be held on           , 2023 in virtual format.

SGII’s units, Class A common stock and warrants are currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols SGIIU, SGII and SGIIW, respectively. Upon the closing of the Business Combination, it is contemplated that SGII will have a single class of common stock. SGII intends to apply for listing on Nasdaq, to be effective at the consummation of the Business Combination, of the common stock to be issued in connection with the Business Combination together with the common stock previously issued in its initial public offering, the warrants issued in its initial public offering and simultaneous private placement, and the common stock underlying the warrants issued in its initial public offering and simultaneous private placement, under the proposed symbols BLIT, in the case of the common stock, and BLITW, in the case of the warrants. SGII will not have units traded on Nasdaq following consummation of the Business Combination. It is a condition of the consummation of the Business Combination that SGII common stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof and public holder requirements), but there can be no assurance such listing condition will be met. If such listing condition is not met, the Business Combination will not be consummated unless the listing condition set forth in the Merger Agreement is waived by the parties to that agreement.

SGII is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the special meeting of SGII stockholders. We encourage you to carefully read this entire document. You should also carefully consider the risk factors described in the section entitled “Risk Factors” beginning on page 36. These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus incorporates by reference important business and financial information about SGII from documents that are not included in or delivered with this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus and other filings of SGII with the Securities and Exchange Commission by visiting its website at www.sec.gov or requesting them in writing or by telephone from SGII at the following address:

Salvatore Bonomo

Seaport Global Acquisition II Corp.

360 Madison Avenue, 23rd Floor

New York, NY 10017

Tel: (212) 616-7700

You will not be charged for any of these documents that you request. Stockholders requesting documents should do so by           , 2023 (five business days prior to the meeting date) in order to receive them before the special meeting of SGII stockholders.

This proxy statement/prospectus is dated           , 2023, and is first being mailed to SGII stockholders on or about such date.

i

IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

You should rely only on the information contained in this proxy statement/prospectus in determining whether to vote in favor of the Business Combination and the other proposals. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated               , 2023. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to SGII stockholders nor the issuance by SGII of common stock in connection with the Business Combination will create any implication to the contrary.

FREQUENTLY USED TERMS

As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to:

“2023 Long-Term Incentive Plan” means the 2023 Long-Term Incentive Plan of the Combined Company after the closing of the Business Combination.

“ABM” means American Battery Materials, Inc., a Delaware corporation.

“ABM convertible notes” means all notes issued and outstanding by ABM or any of its subsidiaries that are convertible by their terms into shares of ABM’s capital stock.

“ABM common stock” means ABM’s common stock, par value $0.001 per share.

“ABM option” means an option to purchase shares of ABM common stock.

“ABM preferred stock” means ABM’s preferred stock, par value $0.001 per share.

“ABM warrant” means a warrant to purchase shares of ABM common stock (which for the avoidance of doubt is not an ABM option).

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means Seaport Global Acquisition II Corp., a Delaware corporation, after the Business Combination, which is expected to be renamed “American Battery Materials, Inc.” upon the consummation of the Business Combination.

“DGCL” means the Delaware General Corporation Law, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a ratio the numerator of which is the number of shares of SGII common stock equal to the quotient of (A) $120,000,000, plus (B) Closing Date Cash (as defined in the Merger Agreement), minus (C) the Closing Date Indebtedness (as defined in the Merger Agreement), plus (D) the aggregate exercise price of all ABM warrants (excluding any ABM warrants that will terminate by their terms upon the closing of the Business Combination), divided by (ii) $10.00, and the denominator of which is equal to the number of outstanding shares of ABM, including shares issuable upon conversion of Company Convertible Notes (all capitalized terms in the Exchange Ratio as defined in the Merger Agreement).

“Forward Purchase Agreement” means the prepaid forward purchase agreement entered into among SGII, ABM and Meteora, dated June 1, 2023.

“Founder Shares” means the 3,593,750 shares of SGII Class A common stock that were issued upon the conversion of SGII Class B common stock purchased by the Sponsor in a private placement prior to the Initial Public Offering.

“Initial Public Offering” means SGII’s initial public offering of 14,375,000 units, consummated on November 19, 2021, including 1,875,000 issued pursuant to the exercise of the underwriters’ over-allotment option in full, generating aggregate gross proceeds of $143,750,000.

“initial stockholders” means the Sponsor and any other holders of the Founder Shares prior to the Initial Public Offering (or their permitted transferees).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Marcum” means Marcum LLP, an independent registered public accounting firm, serving as SGII’s auditors.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of June 1, 2023, as amended by Amendment No.1 to Agreement and Plan of Merger dated as of July 14, 2023, by and among SGII, Merger Sub and ABM.

“Merger Sub” means Lithium Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of SGII.

“Meteora” means, collectively, (i) Meteora Special Opportunity Fund I, LP, (ii) Meteora Capital Partners, LP and (iii) Meteora Select Trading Opportunities Master, LP.

“Nasdaq” means The Nasdaq Stock Market LLC.

“private warrants” means the warrants of SGII initially issued to the Sponsor in a private placement simultaneously with the closing of the Initial Public Offering.

“public shares” means shares of SGII Class A common stock sold as part of the units in the Initial Public Offering (whether they are purchased in the Initial Public Offering or thereafter in the open market).

“Public Stockholders” means holders of SGII’s public shares, including the initial stockholders and management team to the extent SGII’s initial stockholders and/or members of SGII’s management team purchase public shares, provided that each initial stockholder’s and member of SGII’s management team’s status as a “Public Stockholder” shall only exist with respect to such public shares.

“public warrants” means SGII’s redeemable warrants sold as part of the units in the Initial Public Offering (whether they are purchased in the Initial Public Offering or thereafter in the open market), to the private warrants if held by third parties other than the Sponsor (or permitted transferees), and to any private warrants issued upon conversion of working capital loans that are sold to third parties that are not initial purchasers or executive officers or directors (or permitted transferees), in each case, following the consummation of the initial business combination.

“Registration Rights Agreement” means the amended and restated registration rights agreement entered into in connection with the execution of the Merger Agreement among SGII, the Sponsor and certain ABM stockholders, dated as of June 1, 2023.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SGAM” means Seaport Global Asset Management LLC, an SEC registered investment advisor affiliated with certain of SGII’s directors and officers and the Sponsor.

“SGII” means Seaport Global Acquisition II Corp., a Delaware corporation, both prior to and after the Business Combination, which is expected to be renamed “American Battery Materials, Inc.” upon the consummation of the Business Combination. In some instances, SGII after the Business Combination is alternatively referred to as the “Combined Company”.

“SGII Class A common stock” means prior to the Business Combination, SGII’s Class A common stock, par value $0.0001 per share.

“SGII common stock” means (i) prior to the Business Combination, SGII Class A common stock, and (ii) after the Business Combination, SGII’s single class of common stock.

“SGII warrants” means SGII’s redeemable warrants, which includes the public warrants and the private warrants to the extent they are no longer held by the initial purchasers of the private warrants or their permitted transferees.

“special meeting” means the special meeting of the stockholders of SGII that is the subject of this proxy statement/prospectus.

“Sponsor” means Seaport Global SPAC II, LLC, a Delaware limited liability company affiliated with certain of SGII’s officers and directors and SGAM.

“Sponsor Agreement” means that certain letter agreement, dated as of November 17, 2021, by and among the Sponsor, SGII and the Insiders (as defined therein), as amended or modified from time to time.

“Stockholders’ Agreement” means the stockholders’ agreement to be entered into in connection with the consummation of the Business Combination among the Sponsor and certain stockholders of ABM.

“Sponsor Lock-Up Agreement” means the lock-up agreement to be entered into between the Sponsor and ABM.

“Sponsor Support Agreement” means the support agreement entered into between the Sponsor and ABM, dated as of June 1, 2023.

“Stockholder Lock-Up Agreement” means the lock-up agreement to be entered into among certain stockholders of ABM who hold a majority of the outstanding stock of ABM.

“Stockholder Support Agreement” means the support agreement entered into among certain stockholders of ABM who hold a majority of the outstanding stock of ABM, dated as of June 1, 2023.

“U.S. GAAP” means generally accepted accounting principles in the United States.

v

SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

●	The parties to the Business Combination are SGII, Merger Sub and ABM. Pursuant to the Merger Agreement, Merger Sub will merge with and into ABM, with ABM surviving as a wholly owned subsidiary of SGII. See the section entitled “The Merger Agreement.”
●	Under the Merger Agreement, the stockholders of ABM will receive a number of shares of SGII common stock based on the Exchange Ratio, the numerator of which is equal to the number of shares of SGII common stock equal to the quotient of (i) (A) $120,000,000, plus (B) Closing Date Cash, minus (C) the Closing Date Indebtedness, plus (D) the aggregate exercise price of all Company Warrants (excluding any Company Warrants that will terminate by their terms upon the Effective Time), divided by (ii) $10.00, and the denominator of which is equal to the number of outstanding shares of ABM, including shares issuable upon conversion of Company Convertible Notes (all capitalized terms in the Exchange Ratio as defined in the Merger Agreement). The holders of Specified Convertible Notes will receive a number of shares of SGII common stock determined by dividing all principal and accrued interest under such notes by the applicable conversion prices set forth in such notes. The holders of ABM options and warrants will receive SGII options and warrants equal to the number of shares of ABM Common Stock subject to the ABM options and warrants multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price of the ABM options and warrants divided by the Exchange Ratio. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Structure of the Transactions.”
●	Immediately following the closing of the Business Combination, ABM stockholders will hold approximately % of the issued and outstanding SGII common stock (on account of SGII shares issued in the Business Combination), current SGII stockholders will hold approximately % of the issued and outstanding SGII common stock and Meteora will hold approximately % of the issued and outstanding SGII common stock, in each case, based on the number of shares of SGII common stock outstanding as of , 2023 (assuming no holder of SGII’s public shares exercises redemption rights as described in this proxy statement/prospectus and without regard to any shares issuable upon exercise of options or warrants). See the section entitled “Proposal No. 1 — The Business Combination Proposal — Structure of the Transactions.”
●	The Merger Agreement may be terminated at any time, but not later than the closing of the Business Combination, (i) by mutual written consent of SGII and ABM; (ii) by either SGII or ABM if the transactions are not consummated on or before the later of February 19, 2024 or such later date as SGII stockholders may approve, provided that the terminating party shall not have been the primary cause of the failure to close by such date; (iii) by either SGII or ABM if consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation, provided that the terminating party shall not have been the primary cause thereof; (iv) by either SGII or ABM if the other party has breached any of its representations, warranties, covenants or agreements such that the closing conditions regarding the accuracy thereof would not be satisfied, and has not cured its breach within forty-five days (or any shorter time period that remains prior to the termination date provided in item (ii) above) of the notice of an intent to terminate, provided that the terminating party is itself not in breach; (v) by SGII if the written consent of ABM’s stockholder approving the Business Combination has not been obtained and delivered to SGII within seven days following the execution of the Merger Agreement; or (vi) by either SGII or ABM if, at the SGII stockholder meeting, the Business Combination shall fail to be approved by the required vote described herein (subject to any adjournment or recess of the meeting). See the section entitled “The Merger Agreement — Termination.”
●	In addition to voting on the business combination proposal, SGII stockholders will vote on separate proposals to approve amendments to SGII’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “American Battery Materials, Inc.” as opposed to “Seaport Global Acquisition II Corp.”; (ii) increase SGII’s capitalization so that it will have authorized shares of a single class of common stock and authorized shares of preferred stock, as opposed to SGII having 200,000,000 authorized shares of Class A common stock, 20,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time). The stockholders of SGII will also consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance by SGII of shares of SGII Class A common stock pursuant to the

Business Combination. SGII stockholders will also vote on proposals (x) to approve of the appointment of seven directors who, upon consummation of the Business Combination, will become the directors of the Combined Company and (y) to approve the 2023 Long-Term Incentive Plan. See the sections entitled “Proposal No. 2 — The SGII Charter Proposals,” “Proposal No. 3 — The Nasdaq Proposal,” “Proposal No. 4 — The Director Election Proposal,” and “Proposal No.5 — The Incentive Plan Proposal”.
●	Upon completion of the Business Combination, if management’s nominees are elected, the directors of the Combined Company will be . See the section entitled “Proposal No. 4 — The Director Election Proposal.”
●	Upon completion of the Business Combination, the executive officers of the Combined Company will include David Graber as Chief Executive Officer, Sebastian Lux as Chief Operating Officer, Chief Financial Officer and Secretary and the other persons described under the section entitled “Management of the Combined Company.”
●	Pursuant to the Registration Rights Agreement, certain ABM stockholders and the Sponsor will be granted certain rights to have registered, in certain circumstances, the resale under the Securities Act of their securities of the Combined Company, subject to certain conditions set forth therein.
●	The Sponsor and certain stockholders of ABM will enter into the Stockholders’ Agreement with SGII pursuant to which the Sponsor will have the right to designate up to two directors for election to the Combined Company’s board of directors for so long as it maintains ownership of a certain percentage interest in the Combined Company. The Stockholders’ Agreement provides for a seven-person board of directors.
●	In connection with the execution of the Merger Agreement, certain stockholders of ABM who hold a majority of the outstanding stock of ABM have entered into a Stockholder Support Agreements pursuant to which they have agreed to vote in favor of the Business Combination at a meeting called to approve the Business Combination by ABM stockholders (or to act by written consent approving the Business Combination).

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the special meeting and the proposals to be presented at the special meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to SGII stockholders. Stockholders are urged to read this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, the proposed Business Combination and the voting procedures for the special meeting.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q.	What is the Business Combination?
A:

SGII, Merger Sub, a wholly owned subsidiary of SGII, and ABM have entered into the Merger Agreement, pursuant to which Merger Sub will merge with and into ABM, with ABM surviving the merger as a wholly owned subsidiary of SGII.

SGII will hold the special meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Merger Agreement, and you are receiving this proxy statement/prospectus in connection with such meeting. See the section entitled “The Merger Agreement” beginning on page 76. In addition, a copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to read carefully this proxy statement/prospectus, including the Annexes and the other documents referred to herein, in their entirety.

Q.	Why am I receiving this proxy statement/prospectus?
A.

SGII and ABM have agreed to a Business Combination under the terms of the Merger Agreement that is described in this proxy statement/prospectus. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A, and SGII encourages its stockholders to read it in its entirety. SGII stockholders are being asked to consider and vote upon a proposal to approve the adoption of the Merger Agreement, which, among other things, provides for the Business Combination whereby Merger Sub will merge with and into ABM, with ABM surviving as a wholly owned subsidiary of SGII. See the section entitled “Proposal No. 1 — The Business Combination Proposal.”

This document constitutes a proxy statement and a prospectus of SGII. It is a proxy statement because the board of directors of SGII is soliciting proxies using this proxy statement/prospectus from its stockholders. It is a prospectus because SGII, in connection with the Business Combination, is offering shares of SGII common stock in exchange for the outstanding shares of ABM common stock, ABM preferred stock and ABM convertible notes. See the section entitled “The Merger Agreement.”

Q:	What will ABM stockholders and holders of ABM warrants or ABM convertible notes receive in the Business Combination?
A:

If the Business Combination is completed, each share of each series of ABM preferred stock issued and outstanding immediately prior to the effective time of the Business Combination (other than shares owned by ABM as treasury stock or dissenting shares) will be converted into the right to receive a number of shares of SGII common stock based on the number of shares of ABM common stock into which such share of preferred stock is convertible immediately prior to the effective time of the Business Combination. Each share of ABM common stock issued and outstanding immediately prior to the effective time of the Business Combination (other than shares owned by ABM as treasury stock or dissenting shares) will be converted into the right to receive a number of shares of SGII common stock based on the Exchange Ratio.

The holders of ABM warrants will continue to hold such warrants, but such warrants will be exercisable to purchase a number of shares of SGII common stock equal to the number of shares of ABM common stock subject to such ABM warrants multiplied by the Exchange Ratio (rounded down to the nearest whole share) at an exercise price per share divided by the Exchange Ratio (rounded up to the nearest whole cent).

Each of ABM’s convertible notes (with each convertible note being treated as if it were converted into ABM common stock on the effective date of the Business Combination at the applicable conversion price per share set forth in each such ABM convertible note) will be converted into the right to receive the number of shares of SGII Class A common stock issuable in respect of the ABM common stock.

Each of ABM’s specified convertible notes will be converted into the right to receive a number of shares of SGII Class A common stock equal to the quotient obtained by dividing (A) all principal and accrued and unpaid interest under such ABM specified convertible note as of the effective time of the Business Combination by (B) the applicable conversion price per share set forth in each such ABM specified convertible note

Based on the number of shares of ABM common stock and ABM preferred stock outstanding, the number of shares of ABM common stock underlying outstanding warrants and the number of shares of ABM common stock into which ABM’s outstanding convertible notes and specified convertible notes are convertible, in each case as of                  , 2023, the total number of shares of SGII common stock expected to be issued or become issuable upon exercise of ABM warrants assumed in connection with the Business Combination is approximately                   .

Q:	When do you expect the Business Combination to be completed?
A:

It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of SGII stockholders, which is set for           , 2023; however, such meeting could be adjourned, as described herein. Neither SGII nor ABM can assure you of when or if the Business Combination will be completed, and it is possible that factors outside of the control of both companies could result in the Business Combination being completed at a different time or not at all. SGII must first obtain the approval of its stockholders for certain of the proposals set forth in this proxy statement/prospectus; ABM must first obtain the written consent of its stockholders to approve and adopt the Merger Agreement, the Business Combination and the ABM charter amendment; and SGII and ABM must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See the section entitled “The Merger Agreement — Conditions to the Closing of the Business Combination” beginning on page 79.

Q.	What happens if the Business Combination is not consummated?
A.

If SGII does not complete the Business Combination with ABM, for whatever reason, SGII will search for another target business with which to complete a business combination. If SGII does not complete the Business Combination with ABM or another business combination by February 19, 2024 (assuming SGII continues to make the required monthly extension payments, or such later date as may be approved by SGII stockholders in an amendment to its amended and restated certificate of incorporation), SGII must redeem 100% of the outstanding public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to SGII to pay its franchise and income taxes as well as expenses relating to the administration of the trust account (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares.

The Sponsor and SGII’s officers and directors have waived their redemption rights with respect to their Founder Shares in the event a business combination is not effected by SGII in the required time period, and, accordingly, the Founder Shares held by them will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to the outstanding warrants. Accordingly, the warrants will expire worthless.

If the Business Combination is not completed, ABM stockholders will not receive any consideration for their shares of ABM capital stock and ABM will remain an independent entity. See the sections entitled “The Merger Agreement — Termination” and “Risk Factors” beginning on page 81 and page 36, respectively.

Q.	What equity stake will current SGII stockholders and current ABM stockholders hold in the Combined Company immediately after the consummation of the Business Combination?
A.

Immediately after the closing of the Business Combination, assuming no Public Stockholder exercises its redemption rights, ABM stockholders will own approximately            % of the shares of SGII common stock to be outstanding immediately after the Business Combination, current SGII stockholders will own approximately            % of the shares of SGII common stock, and Meteora will hold approximately          % of the issued and outstanding SGII common stock, in each case, based on the number of shares of SGII common stock outstanding as of          , 2023 (in each case, without regard to any shares issuable upon exercise of options and warrants). If        shares of SGII common stock are redeemed for cash, which assumes the maximum redemption of SGII’s public shares and providing for a minimum of $        million of cash after giving effect to payments to redeeming stockholders, ABM stockholders will own approximately        % and SGII stockholders will own approximately          % of the shares of SGII common stock to be outstanding immediately after the Business Combination (in each case, without regard to any shares issuable upon exercise of options and warrants).

Q:	What interests do SGII’s current officers and directors have in the Business Combination?
A:

SGII’s directors and executive officers may have interests in the Business Combination that are different from, or in addition to or in conflict with, yours. These interests include the continued employment of certain executive officers of SGII by the Combined Company, the continued service of certain directors of SGII as directors of the Combined Company, and the indemnification of former SGII directors and officers by the Combined Company.

In addition, certain of SGII’s current executive officers and directors have financial interests in the Business Combination that are different from, or in addition to, the interests of SGII’s stockholders, other than SGII’s initial stockholders. With respect to SGII’s executive officers and directors, these interests include, among other things:

●	SGII’s amended and restated articles of incorporation, as amended, provide that if a definitive agreement to consummate a Business Combination has been executed but no Business Combination is consummated by February 19, 2024 (assuming SGII continues to make the required monthly extension payments, or such later date as may be approved by SGII stockholders), SGII is required to begin the dissolution process provided for in SGII’s amended and restated articles of incorporation. In the event of a dissolution,
●	the 3,393,750 Founder Shares held by the Sponsor that were purchased prior to SGII’s Initial Public Offering for a purchase price of approximately $0.006 per share would become worthless, as the holders have waived any right to receive liquidation distributions with respect to these shares. Such shares had an aggregate market value of approximately $ million, based upon the closing price of $ of the SGII common stock on Nasdaq on , 2023, the record date.
●	all of the 7,531,250 Sponsor’s warrants purchased by the Sponsor at a price of $1.00 per warrant for an aggregate purchase price of approximately $7.53 million would expire and become worthless. Such warrants had an aggregate value of approximately $ million, based on the closing price of the SGII warrants of $ on Nasdaq on , 2023, the record date.
●	None of SGII’s officers or directors have received any cash compensation for services rendered to SGII, and all of the current members of SGII’s board of directors are expected to continue to serve as directors at least through the date of the special meeting to vote on the Business Combination and may continue to serve following the Business Combination and receive compensation thereafter.

The members of SGII’s board of directors were aware of and considered the interests summarized above, among other matters, in evaluating and negotiating the Merger Agreement and the Business Combination and in recommending to SGII stockholders, that the Merger Agreement be approved and adopted. These interests are described in more detail in the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and SGII’s Directors and Officers in the Business Combination” beginning on page 72. You should be aware of these interests when you consider SGII’s board of directors recommendation that you vote in favor of the approval and adoption of the Merger Agreement and the consummation of the transactions contemplated thereby.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q.	Are there any other matters, other than the business combination proposal, being presented to SGII stockholders at the special meeting?
A.	In addition to voting on the Business Combination, SGII stockholders will vote on the following:
1.	Separate proposals to approve amendments to SGII’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “American Battery Materials, Inc.” as opposed to “Seaport Global Acquisition II Corp.”; (ii) increase SGII’s capitalization so that it will have authorized shares of a single class of common stock and authorized shares of preferred stock, as opposed to SGII having 200,000,000 authorized shares of Class A common stock, 20,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time). See the section entitled “Proposal No. 2 — The SGII Charter Proposals.” A copy of SGII’s proposed second amended and restated certificate of incorporation (the “Proposed Charter”) effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex B.
2.	To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance by SGII of shares of SGII Class A common stock pursuant to the Business Combination. See the section entitled “Proposal No. 3 — The Nasdaq Proposal.”
3.	To approve of the appointment of seven directors who, upon consummation of the Business Combination, will become the directors of the Combined Company. See the section entitled “Proposal No. 4 — The Director Election Proposal.”
4.	To approve the 2023 Long-Term Incentive Plan. See the section entitled “Proposal No. 5 — The Incentive Plan Proposal.” A copy of the 2023 Long-Term Incentive Plan is attached to this proxy statement/prospectus as Annex D.

SGII will hold the special meeting of its stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. SGII stockholders should read it carefully.

Consummation of the Business Combination is conditioned on approval of the business combination proposal, the SGII charter proposals, the Nasdaq proposal, the director election proposal and the incentive plan proposal (and each such proposal is cross- conditioned on the approval of all proposals). If any of the proposals is not approved, the other proposals will not be presented to SGII stockholders for a vote.

The vote of stockholders is important. SGII stockholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	I am a SGII warrant holder. Why am I receiving this proxy statement/prospectus?
A.

The holders of SGII warrants are entitled to purchase SGII common stock at a purchase price of $11.50 per share beginning 30 days after the consummation of the Business Combination. This proxy statement/prospectus includes important information about SGII and the business of SGII and its subsidiaries following the consummation of the Business Combination. Because holders of SGII warrants will be entitled to purchase SGII common stock 30 days after the consummation of the Business Combination, we urge you to read the information contained in this proxy statement/prospectus carefully.

Q.	What will happen to SGII’s securities upon consummation of the Business Combination?
A.

SGII’s units, Class A common stock and warrants are currently listed on Nasdaq under the symbols SGIIU, SGII and SGIIW, respectively. Upon consummation of the Business Combination, SGII will have one class of common stock which will be listed on Nasdaq under the symbol BLIT, and its warrants will be listed on Nasdaq under the symbol BLITW. SGII will not have units traded on Nasdaq following consummation of the Business Combination, and such units will automatically be separated into their component securities without any action needed to be taken on the part of the holders. SGII warrant holders and those stockholders who do not elect to have their shares of SGII common stock redeemed for a pro rata share of the trust account need not submit their Class A common stock or warrant certificates, and such shares of stock and warrants will remain outstanding.

Q. Why is SGII proposing the Business Combination?

A.	SGII was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

On November 19, 2021, SGII completed its Initial Public Offering of 14,375,000 units, with each unit consisting of one share of Class A common stock and one half of one redeemable warrant to purchase one share of Class A common stock at a price of $11.50, raising total gross proceeds of $143,750,000. Since its Initial Public Offering, SGII’s activity has been limited to the evaluation of business combination candidates.

ABM is an exploration stage company focused on environmentally friendly direct lithium extraction and other minerals critical to the global energy transition.

Based on its due diligence investigations of ABM and the industry in which it operates, including the business model, financial and other information provided by ABM in the course of the negotiations in connection with the Merger Agreement, SGII believes that ABM has a very appealing market opportunity and growth profile, strong lithium extraction technologies, experienced management and advisory team, and a compelling valuation. As a result, SGII believes that the Business Combination with ABM will provide SGII stockholders with an opportunity to participate in the ownership of a company with significant value. See the section entitled “Proposal No. 1 — The Business Combination Proposal — SGII’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q:	What factors did SGII’s board of directors consider in connection with its decision to recommend voting in favor of the Business Combination?
A:	SGII’s board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. These factors included, but were not limited to, the following:
●	The growing demand for lithium and lack of domestic supply;
●	The policy prioritization of electrification of the vehicle sector globally;
●	The Inflation Reduction Act’s impact on the demand for lithium;
●	ABM’s employment of direct lithium extraction technologies;
●	ABM’s technical report and the existence of land with lithium reserves adjacent to ABM’s property;
●	ABM’s management and advisory team;
●	ABM’s potential as a Nasdaq listed company; and
●	an evaluation of the alternative targets available to SGII.

In addition to the various risks associated with the business of ABM, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, SGII’s board of directors also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the business combination, including the following:

●	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues and industry outlook;
●	Redemption Risk. The potential that a significant number of SGII stockholders elect to redeem their shares prior to the consummation of the Business Combination, which would potentially make the Business Combination more difficult or impossible to complete. In addition, SGII’s board of directors acknowledged that SGII will need to seek stockholder approval to further extend the time it has to complete a business combination, which will provide stockholders with an additional opportunity to redeem their shares;
●	Closing Conditions. The fact that the completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within SGII’s control, including the requirement to obtain approval from SGII’s stockholders;
●	Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination;
●	Listing Risks. The challenges associated with preparing ABM for the applicable listing requirements to be a publicly traded company on NASDAQ;
●	Benefits May Not Be Achieved. The risks that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe, especially in light of the fact that ABM does not currently have any mining operations or revenues;
●	Liquidation of SGII. The risks and costs to SGII if the business combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in SGII being unable to effect a business combination by the Combination Period (unless further extended with stockholder approval);
●	No Third-Party Valuation. The risks associated with the fact that SGII did not obtain a third-party valuation or fairness opinion in connection with the business combination; and
●	Fees and Expenses. The fees and expenses associated with completing the business combination.

After considering the foregoing, SGII’s board of directors concluded, in its business judgment, that the potential benefits to SGII and its stockholders relating to the Business Combination outweighed the potentially negative factors relating to the Business Combination. SGII’s board of directors did not attempt to quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision.

For more information about the factors considered by SGII’s board of directors, see the section entitled “Proposal No. 1 — The Business Combination Proposal — SGII’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Q.	Do I have redemption rights?
A.

If you are a Public Stockholder, you have the right to demand that SGII redeem your shares for a pro rata portion of the cash held in SGII’s trust account. We sometimes refer to these rights to demand redemption of the public shares as “redemption rights.”

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his or her or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a

Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group,” will not be redeemed.

Under the Merger Agreement, the Business Combination may be consummated only if SGII has at least $5,000,001 of net tangible assets after giving effect to the redemption of all public shares properly demanded to be so redeemed by Public Stockholders. This means that a substantial number of public shares may be redeemed and SGII can still consummate the Business Combination. In addition, ABM is not required to consummate the Business Combination if there is not at least $20 million available to SGII (consisting of the cash available in SGII’s trust account together with net cash proceeds received from any investment in SGII approved pursuant to the terms of the Merger Agreement, including up to $43 million pursuant to the Forward Purchase Agreement) after giving effect to payment of amounts that SGII will be required to pay to redeeming stockholders upon consummation of the Business Combination.

Q.	How do I exercise my redemption rights?
A.

A Public Stockholder may exercise redemption rights regardless of whether it votes on the business combination proposal or if it is a Public Stockholder on the record date. If you are a Public Stockholder and wish to exercise your redemption rights, you must demand by written request that SGII redeem your public shares for cash and deliver your public shares (physically or electronically using The Depository Trust Company’s DWAC System) to SGII’s transfer agent, Continental Stock Transfer & Trust Company, at the address listed at the end of this section no later than two (2) business days prior to the special meeting. Any Public Stockholder seeking redemption will be entitled to a full pro rata portion of the amount then in the trust account (which, for illustrative purposes, was $           million, or $           per share, as of the record date), less any owed but unpaid taxes on the funds in the trust account. Such amount will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the trust account.

Any written demand of redemption rights must be received by SGII’s transfer agent at least two (2) business days prior to the vote taken on the business combination proposal at the special meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent.

Any request for redemption, once made by a Public Stockholder, may be withdrawn at any time prior to the time the vote is taken with respect to the business combination proposal at the special meeting. If you deliver your shares for redemption to SGII’s transfer agent and later decide prior to the special meeting not to elect redemption, you may request that SGII’s transfer agent return the shares (physically or electronically). You may make such request by contacting SGII’s transfer agent at the address listed at the end of this section.

If you are a Public Stockholder and you exercise your redemption rights, it will not result in the loss of any SGII warrants that you may hold. Your warrants will become exercisable to purchase one share of SGII common stock for a purchase price of $11.50 beginning 30 days after consummation of the Business Combination.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?
A.

No. Neither SGII stockholders nor its unit or warrant holders have appraisal rights in connection with the Business Combination under Delaware law. See the section entitled “Appraisal and Dissenters’ Rights.”

Q.	What happens if a substantial number of Public Stockholders votes in favor of the business combination proposal and exercises redemption rights?
A.

Public Stockholders may vote in favor of the Business Combination and still exercise their redemption rights, although they are not required to vote in any way to exercise redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the trust account and the number of Public Stockholders are substantially reduced as a result of redemption by Public Stockholders. ABM is not required to consummate the Business Combination if there is not at least $20 million available to SGII (consisting of the cash available in SGII’s trust account together with net cash proceeds received from any investment in SGII approved pursuant to the terms of the Merger Agreement, including up to $43 million pursuant to the Forward Purchase Agreement) after giving effect to payment of amounts that SGII will be required to pay to redeeming stockholders upon consummation of the Business Combination. Given the amount of proceeds expected to be received pursuant to the Forward Purchase Agreement, this condition would be satisfied even if all of SGII’s Public Stockholders seek redemption of their public shares. ABM is entitled to waive this requirement in its sole discretion. The condition requiring that SGII have at least $5,000,001 of net tangible assets may not be waived. Also, with fewer public shares and Public Stockholders, the trading markets for SGII common stock and SGII warrants following the closing of the Business Combination may be less liquid than the market for SGII common stock and SGII warrants were prior to the Business Combination and SGII may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the trust account, the capital infusion from the trust account into ABM’s business will be reduced and ABM may not be able to achieve its business plans.

Q.	Are there any arrangements to help ensure that SGII will have sufficient funds, together with the proceeds in its Trust Account, to fund the minimum cash condition?
A.	Yes. In connection with the Merger Agreement, SGII and ABM entered into a prepared forward purchase agreement (“Forward Purchase Agreement”) with Meteora.

Pursuant to the Forward Purchase Agreement, Meteora has agreed to purchase up to 4,200,000 shares of SGII Class A common stock (“FPA Shares”) subject to a cap of 9.9% of outstanding shares on a post-Business Combination basis, at a per share price of no more than the price per share paid to redeeming Public Stockholders in connection with the vote to approve the Business Combination (the “redemption price”), or up to approximately $43 million based on the current redemption price, in advance of the consummation of the Business Combination. In certain circumstances, including if Meteora purchases less than 4,200,000 FPA Shares, it will be entitled to receive warrants to purchase shares of SGII common stock in an amount equal to the difference of 4,200,000 and the number of FPA Shares purchased in the market by Meteora and subject to the Forward Purchase Agreement. Such warrants will be exercisable at $10.00 per share, subject to reduction upon any Dilutive Offering Reset (as defined in the Forward Purchase Agreement).

Following the closing of the Business Combination, an amount equal to the number of FPA Shares multiplied by the redemption price, less 1.00%, will be prepaid to Meteora. The remaining 1.00% (the “Prepayment Shortfall”) will be released to SGII at the closing of the Transactions. The FPA Shares held by Meteora and subject to the Forward Purchase Agreement may be sold into the market by Meteora at any time following the closing of the Business Combination. Meteora is entitled to sell FPA Shares into the market without any payment to SGII until the proceeds from such sales equals the Prepayment Shortfall. SGII may receive up to US $41,580,000 from the termination of all or a portion of the Forward Purchase Agreement transaction at $10.00 per terminated FPA Share, subject to reduction upon any Dilutive Offering Reset. To the extent Meteora elects not to terminate the Forward Purchase Agreement transaction prior to the maturity date, SGII will be entitled to receive from Meteora the number of FPA Shares not so terminated, and Meteora will be entitled to “maturity” consideration, paid in Shares or cash, subject to the terms of the Forward Purchase Agreement. The maturity date is the third anniversary of the closing of the Business Combination, subject to acceleration at Meteora’s option upon the volume weighted average price per share being at or below $5.00 per share for any 20 trading days during a 30 consecutive trading day-period and upon any delisting of SGII common stock.

In connection with its purchase of the FPA Shares, Meteora has agreed to waive its redemption rights in connection with the stockholder vote to approve the Business Combination. Entities and funds managed by Meteora own equity interests in the Sponsor.

Q.	How do the Sponsor and the officers and directors of SGII intend to vote on the proposals?
A.

The Sponsor, as well as SGII’s officers and directors, beneficially own and are entitled to vote an aggregate of 43% of the outstanding SGII common stock. These holders have agreed to vote their shares in favor of the business combination proposal. These holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the special meeting.

Q.	What do I need to do now?
A.

SGII urges you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of SGII. SGII stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?
A.

If you are a holder of record of SGII common stock on the record date, you may vote in person (which would include presence at a virtual meeting) at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the special meeting and vote in person (which would include presence at a virtual meeting), obtain a legal proxy from your broker, bank or nominee.

After obtaining a valid legal proxy from your broker, bank or other agent, to register to attend the special meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental Stock Transfer & Trust Company. Requests for registration should be directed to [•] or to facsimile number [•]. Written requests can be mailed to:

Continental Stock Transfer & Trust Company
Attn: Mark Zimkind
1 State Street Plaza, 30th Floor
New York, New York 10004

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A.

No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	May I change my vote after I have mailed my signed proxy card?
A.

Yes. SGII stockholders may send a later-dated, signed proxy card to SGII’s transfer agent at the address set forth below so that it is received prior to the vote at the special meeting or attend the special meeting in person (which would include presence at a virtual meeting) and vote. SGII stockholders also may revoke their proxy by sending a notice of revocation to SGII’s transfer agent, which must be received prior to the vote at the special meeting.

Q.	What happens if I fail to take any action with respect to the special meeting?
A.

If you fail to take any action with respect to the special meeting and the Business Combination is approved by SGII stockholders and consummated, you will continue to be a holder of SGII common stock or SGII warrants, as applicable. As a corollary, failure to deliver your stock certificate(s) to SGII’s transfer agent (either physically or electronically) no later than two (2) business days prior to the special meeting means you will not have any right in connection with the Business Combination to exchange your shares for a pro rata share of the funds held in SGII’s trust account.

Q.	What should I do with my stock and/or warrant certificates?
A.

Warrant holders and those stockholders who do not elect to have their shares of SGII common stock redeemed for a pro rata share of the trust account need not submit their certificates. SGII stockholders who exercise their redemption rights must deliver their stock certificates to SGII’s transfer agent (either physically or electronically) no later than two (2) business days prior to the special meeting as described above.

Q.	What should I do if I receive more than one set of voting materials?
A.

SGII stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your SGII shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record and your SGII shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your SGII shares.

Q.	Who can help answer my questions?
A.	If you have questions about the Business Combination or if you need additional copies of this proxy statement/prospectus or a replacement proxy card, you should contact:

Salvatore Bonomo
Seaport Global Acquisition II Corp.
360 Madison Avenue, 23rd Floor
New York, NY 10017
Tel: (212) 616-7700
or:

Advantage Proxy, Inc.
P.O. Box 13581
Des Moines, WA 98198
Individuals, please call toll-free: (877) 870-8565
Banks and brokerage, please call: (206) 870-8565
Email: ksmith@advantageproxy.com

You may also obtain additional information about SGII from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a Public Stockholder and you intend to seek redemption of your shares, you will need to deliver your shares (either physically or electronically) to SGII’s transfer agent at the address below at least two (2) business days prior to the vote at the special meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind
Continental Stock Transfer & Trust Company
1 State Street Plaza, 30th Floor
New York, New York 10004
Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the special meeting, including the business combination proposal, you should read this entire document carefully, including the Merger Agreement attached as Annex A to this proxy statement/prospectus. The Merger Agreement is the legal document that governs the Business Combination that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “The Merger Agreement.”

The Parties

SGII

Seaport Global Acquisition II Corp. is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities. SGII was incorporated under the laws of the State of Delaware on June 21, 2021.

On November 19, 2021, SGII closed its Initial Public Offering of 14,375,000 units, including 1,875,000 issued pursuant to the exercise of the underwriters’ over-allotment option in full, with each unit consisting of one share of Class A common stock and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one share of Class A common stock at a price of $11.50 commencing 30 days after the consummation of an initial business combination. The units from the Initial Public Offering (including the over-allotment option) were sold at an offering price of $10.00 per unit, generating total gross proceeds of $143,750,000. Simultaneously with the consummation of its Initial Public Offering and the exercise of the underwriters’ over-allotment option, SGII consummated the private sale of 7,531,250 private warrants at $1.00 per warrant generating gross proceeds of $7,531,250. A total of $145,906,250 was deposited into the trust account, and the remaining proceeds, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The Initial Public Offering was conducted pursuant to a registration statement on Form S-1 (Reg. No. 333-260623). As of           , 2023, the record date, there was approximately $           million held in the trust account.

SGII initially had until February 19, 2023 to complete a business combination (the “Combination Period”). On February 13, 2023, SGII held a special meeting of stockholders, during which the stockholders of SGII approved a proposal to extend the Combination Period to August 19, 2023 assuming SGII continues to make the required monthly extension payments (the “First Extension Proposal”) and allow holders of shares of SGII Class B common stock to convert such shares at any time at the election of the holder. In connection with the vote to approve the First Extension Proposal, the holders of 10,125,252 public shares of SGII common stock properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.27 per share, for an aggregate redemption amount of approximately $104 million (the “First Extension Redemptions”). On August 14, 2023, SGII held a special meeting of stockholders, during which the stockholders of SGII approved a proposal to further extend the Combination Period by up to six one month extensions to February 19, 2024 (the “Second Extension”). In connection with the vote to approve the Second Extension, the holders of 861,019 public shares of SGII common stock properly exercised their right to redeem their shares (and did not with draw their redemption) for cash at a redemption price of approximately $10.56 per share, for an aggregate redemption amount of approximately $9.1 million (the “Second Extension Redemptions”). Following the Second Extension Redemptions, SGII had 6,982,479 shares of SGII common stock outstanding, and the aggregate amount remaining in the trust account at the time was approximately $35.8 million. If the Business Combination cannot be completed by the extended time period, SGII will cease its operations, redeem or repurchase 100% of the shares of SGII common stock issued in the Initial Public Offering and dissolve and liquidate.

SGII’s units, Class A common stock and warrants are listed on the Nasdaq under the symbols SGIIU, SGII and SGIIW, respectively.

The mailing address of SGII’s principal executive office is 360 Madison Avenue, 23rd Floor, New York, NY 10017, and its telephone number is (212) 616-7700. After the consummation of the Business Combination, SGII’s principal executive office will be that of ABM at 500 West Putnam Avenue, Suite 400, Greenwich CT 06830.

Merger Sub

Lithium Merger Sub, Inc. (“Merger Sub”) is a wholly owned subsidiary of SGII formed solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of Delaware as a corporation on May 24, 2023. Merger Sub owns no material assets and does not operate any business.

The mailing address of Merger Sub’s principal executive office is 360 Madison Avenue, 23rd Floor, New York, NY 10017, and its telephone number is (212) 616-7700. After the consummation of the Business Combination, Merger Sub will cease to exist.

ABM

American Battery Materials, Inc. is an exploration stage company focused on environmentally friendly direct lithium extraction and other minerals critical to the global energy transition. ABM was incorporated under the laws of the State of Delaware on March 26, 2007.

The mailing address of ABM’s principal executive office is 500 West Putnam Avenue, Suite 400, Greenwich CT 06830, and its telephone number is (800) 998-7962.

Emerging Growth Company

SGII is an “emerging growth company,” as defined under the JOBS Act. As an emerging growth company, SGII is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

SGII will remain an emerging growth company until the earlier of (1) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the consummation of the Initial Public Offering), (2) the last day of the fiscal year in which SGII has total annual gross revenue of at least $1.235 billion, (3) the last day of the fiscal year in which SGII is deemed to be a “large accelerated filer,” as defined in the Exchange Act, and (4) the date on which SGII has issued more than $1.0 billion in nonconvertible debt securities during the prior three-year period.

The Business Combination Proposal

Pursuant to the Merger Agreement, a business combination between SGII and ABM will be effected whereby Merger Sub will merge with and into ABM, with ABM surviving as a wholly owned subsidiary of SGII.

After consideration of the factors identified and discussed in the section entitled “Proposal No. 1 — The Business Combination Proposal — SGII’s Board of Directors’ Reasons for Approval of the Business Combination,” SGII’s board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for its Initial Public Offering, including that ABM has a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the execution of the Merger Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Structure of the Transactions” for more information.

Consideration to ABM stockholders

Pursuant to the Merger Agreement, the stockholders of ABM will receive a number of shares of SGII common stock based on the Exchange Ratio, the numerator of which is equal to the number of shares of SGII common stock equal to the quotient of (i) (A) $120,000,000, plus (B) Closing Date Cash, minus (C) the Closing Date Indebtedness, plus (D) the aggregate exercise price of all Company Warrants (excluding any Company Warrants that will terminate by their terms upon the Effective Time), divided by (ii) $10.00, and the denominator of which is equal to the number of outstanding shares of ABM, including shares issuable upon conversion of Company Convertible Notes (all capitalized terms in the Exchange Ratio as defined in the Merger Agreement). The holders of Specified Convertible Notes will receive a number of shares of SGII common stock determined by dividing all principal and accrued interest under such notes by the applicable conversion prices set forth in such notes. The holders of ABM options and warrants will receive SGII options and warrants equal to the number of shares of ABM Common Stock subject to the ABM options and warrants multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price of the ABM options and warrants divided by the Exchange Ratio.

Pro Forma Ownership of SGII Upon Closing

It is anticipated that, upon the closing of the Business Combination, if no Public Stockholder exercises redemption rights, and without regard to any shares issuable upon exercise of warrants, ABM stockholders will hold approximately         % of the issued and outstanding SGII common stock (on account of SGII shares issued in the Business Combination) and current SGII stockholders will hold approximately         % of the issued and outstanding SGII common stock.

The following summarizes the pro forma ownership of SGII common stock, following the Business Combination under the minimum redemption and maximum redemption scenarios:

	Minimum Redemption Scenario		Maximum Redemption Scenario
	Shares	%	Shares	%
SGII Public Stockholders
SGII Initial Shareholders
ABM common stockholders
ABM warrant holders
Total Shares at the Closing

Additional Matters Being Voted On By SGII Stockholders

The SGII Charter Proposals

In addition to voting on the business combination proposal, SGII stockholders will vote on separate proposals to approve amendments to SGII’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “American Battery Materials, Inc.” as opposed to “Seaport Global Acquisition II Corp.”; (ii) increase SGII’s capitalization so that it will have         authorized shares of a single class of common stock and         authorized shares of preferred stock, as opposed to SGII having 200,000,000 authorized shares of Class A common stock, 20,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time. See the section entitled “Proposal No.2 — The SGII Charter Proposals.” A copy of the Proposed Charter effectuating the foregoing amendments is attached to this proxy statement/prospectus as Annex B.

The Nasdaq Proposal

SGII stockholders will consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance by SGII of shares of SGII Class A common stock pursuant to the Business Combination. See the section entitled “Proposal No. 3 — The Nasdaq Proposal.”

The Director Election Proposal

SGII stockholders will vote to approve of the appointment of seven directors who, upon consummation of the Business Combination, will become the directors of the Combined Company. See the section entitled “Proposal No. 4 — The Director Election Proposal.”

The Incentive Plan Proposal

SGII stockholders will vote upon a proposal to approve the 2023 Long-Term Incentive Plan. The proposed 2023 Long-Term Incentive Plan will reserve up to 1,600,000 shares of SGII common stock for issuance in accordance with the 2023 Long-Term Incentive Plan’s terms, subject to certain adjustments. The purpose of the 2023 Long-Term Incentive Plan is to provide the Combined Company’s and its subsidiaries’ officers, directors, employees and consultants who, by their position, ability and diligence are able to make important contributions to the Combined Company’s growth and profitability, with an incentive to assist the Combined Company in achieving its long-term corporate objectives, to attract and retain executive officers and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in the Combined Company. The proposed 2023 Long-Term Incentive Plan is attached as Annex D to this proxy statement/prospectus. You are encouraged to read the proposed 2023 Long-Term Incentive Plan in its entirety. See the section entitled “Proposal No. 5 — The Incentive Plan Proposal.”

SGII Sponsor and Officers and Directors

As of                   , 2023, the record date for the special meeting, the Sponsor and SGII’s officers and directors beneficially owned and were entitled to vote an aggregate of 3,393,750 shares of SGII Class A common stock. The Founder Shares held by the Sponsor and SGII’s officers and directors currently constitute an aggregate of 43% of SGII’s outstanding common stock. The Sponsor also purchased an aggregate of 7,531,250 private warrants simultaneously with the consummation of the Initial Public Offering.

In connection with the Initial Public Offering, the Sponsor and each of SGII’s officers and directors agreed to vote their Founder Shares, as well as any SGII common stock acquired in the aftermarket, in favor of the business combination proposal. The Sponsor and each of SGII’s officers and directors has also indicated that he, she or it intends to vote his, her or its shares in favor of all other proposals being presented at the meeting.

In connection with the Initial Public Offering, the holders of the Founder Shares entered into the Sponsor Agreement pursuant to which they agreed not to transfer the Founder Shares (subject to limited exceptions) until one year after the completion of an initial business combination or earlier if, subsequent to the initial business combination, (i) the last sales price of SGII common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) SGII consummates a subsequent liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of SGII’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Additionally, the holders of private warrants entered into a lock-up agreement pursuant to which they agreed not to transfer the private warrants or common stock underlying the private warrants (subject to limited exceptions) until 30 days after the completion of an initial business combination.

In connection with the Business Combination, the Sponsor will also enter into a lock-up agreement, pursuant to which the SGII common stock received on conversion of the Founder Shares held by it will be subject to transfer restrictions until the earlier of (i) twelve months from the closing of the Business Combination, (ii) the date on which the last sale price of SGII common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing 150 days following the closing of the Business Combination and (iii) the date SGII consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all SGII stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Date, Time and Place of Special Meeting of SGII Stockholders

The special meeting of stockholders will be held virtually on       , 2023, at       a.m., Eastern Time, or such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. SGII stockholders may attend, vote and examine the list of SGII stockholders entitled to vote at the special meeting by visiting

https://www.cstproxy.com/seaportglobalacquisition2/bc2023 and entering the control number found on their proxy card, voting instruction form or notice they previously received.

Voting Power; Record Date

SGII stockholders will be entitled to vote or direct votes to be cast at the special meeting if they owned SGII common stock at the close of business on           , 2023, which is the record date for the special meeting. SGII stockholders will have one vote for each share of SGII common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. SGII warrants do not have voting rights. On the record date, there were            shares of SGII common stock entitled to vote at the special meeting, of which            were public shares and 3,593,750 were Founder Shares.

Quorum and Vote of SGII Stockholders

A quorum of SGII stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting if a majority of the outstanding shares of SGII common stock entitled to vote at the meeting are represented in person (which would include presence at a virtual meeting) or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum. The Sponsor and SGII’s officers and directors currently beneficially own an aggregate of approximately            % of the outstanding SGII common stock. The proposals presented at the special meeting will require the following votes:

●	The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding SGII common stock that are voted at the special meeting. There are currently shares of SGII Class A common stock outstanding; at least shares of SGII Class A common stock must be voted in favor of the proposal. The Sponsor owns an aggregate of 3,393,750 shares of SGII Class A common stock, representing approximately % of the outstanding SGII common stock. The Sponsor has agreed to vote in favor of the proposal; as a result, only public shares, or approximately % of the public shares, are required to be voted in favor of the proposal in order for it to be approved.
●	The approval of each of the SGII charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of SGII common stock on the record date (which would include presence at a virtual meeting).
●	The approval of the Nasdaq proposal will require the affirmative vote of the holders of a majority of the outstanding shares of SGII common stock present and entitled to vote at the meeting (which would include presence at a virtual meeting).
●	The election of directors requires a plurality vote of the SGII common stock present (which would include presence at a virtual meeting) and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.
●	The approval of the incentive plan proposal will require the affirmative vote of the holders of a majority of the outstanding shares of SGII common stock present and entitled to vote at the meeting (which would include presence at a virtual meeting).

Abstentions will have the same effect as a vote “AGAINST” the business combination proposal, the SGII charter proposals, the Nasdaq proposal and the incentive plan proposal. Abstentions will have no effect on the director election proposal. Broker non-votes will have no effect on the business combination proposal, director election proposal and incentive plan proposal and will have the same effect as a vote “AGAINST” the SGII charter proposals.

Consummation of the Business Combination is conditioned on approval of the business combination proposal, the SGII charter proposals, the Nasdaq proposal, the director election proposal and the incentive plan proposal (and each such proposal is cross-conditioned on the approval of all proposals). If any such proposal is not approved, the other proposals will not be presented to the stockholders for a vote.

Redemption Rights of SGII Stockholders

Pursuant to SGII’s amended and restated certificate of incorporation, a Public Stockholder may demand that SGII redeem such shares for cash if the Business Combination is consummated. Public Stockholders will be entitled to receive cash for these shares only if they deliver their stock to SGII’s transfer agent no later than two (2) business days prior to the special meeting. Public Stockholders do not need to affirmatively vote on the business combination proposal or be a holder of such public shares as of the record date to exercise redemption rights. If the Business Combination is not completed, no shares will be redeemed for cash. If a Public Stockholder properly demands redemption, SGII will redeem each public share for a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the trust account and not previously released to SGII to pay its tax obligations. As of           , 2023, the record date, this would amount to approximately $           per share. If a Public Stockholder exercises its redemption rights, then it will be exchanging its shares of SGII common stock for cash and will no longer own the shares. See the section entitled “Special Meeting of SGII Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to exercise redemption rights.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a Public Stockholder will not be redeemed for cash.

The Business Combination will not be consummated if SGII has net tangible assets of less than $5,000,001 after taking into account the redemption for cash of all public shares properly demanded to be redeemed by Public Stockholders. This means that a substantial number of public shares may be redeemed and SGII can still consummate the Business Combination. In addition, the Merger Agreement provides that ABM is not required to consummate the Business Combination if immediately prior to the consummation of the Business Combination, SGII does not have at least $20 million available to SGII (consisting of the cash available in SGII’s trust account together with net cash proceeds received from any investment in SGII approved pursuant to the terms of the Merger Agreement, including up to $43 million pursuant to the Forward Purchase Agreement) after giving effect to payment of amounts that SGII will be required to pay to redeeming stockholders upon consummation of the Business Combination. Although unlikely, if this condition is not satisfied or waived by ABM, the Business Combination will not be consummated.

Holders of SGII warrants will not have redemption rights with respect to such securities.

Tax Consequences of Business Combination

For a description of the material U.S. federal income tax consequences of the exercise of redemption rights, please see the information set forth in the section entitled “Material U.S. Federal Income Tax Considerations — Material Tax Considerations Related to a Redemption of SGII Class A Common Stock.”

Appraisal and Dissenters’ Rights

None of SGII’s stockholders, unitholders or warrant holders have appraisal rights in connection with the Business Combination under Delaware law.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person (which would include presence at a virtual meeting). SGII has engaged Advantage Proxy, Inc. to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares in person (which would include presence at a virtual meeting) if it revokes its proxy before the special meeting. A stockholder may also change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of SGII Stockholders — Revoking Your Proxy.”

Interests of the Sponsor and SGII’s Directors and Officers in the Business Combination

In considering the recommendation of SGII’s board of directors for SGII stockholders to vote in favor of approval of the business combination proposal, the SGII charter proposals and the other proposals, SGII stockholders should keep in mind that the Sponsor (which is affiliated with certain of SGII’s officers and directors) and SGII’s directors and officers have interests in such proposals that are different from, or in addition to, your interests as a SGII stockholder or warrant holder. These interests include, among other things:

●	If the Business Combination with ABM or another business combination is not consummated by February 19, 2024 (assuming SGII continues to make the required monthly extension payments, or such later date as may be approved by SGII stockholders), SGII will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 3,393,750 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.006 per share prior to the Initial Public Offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $ million based upon the closing price of $ per share on Nasdaq on , 2023, the record date.
●	The Sponsor, which is affiliated with certain of SGII’s directors and officers, purchased an aggregate of 7,531,250 private warrants from SGII for an aggregate purchase price of approximately $7.53 million (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Initial Public Offering. All of the proceeds SGII received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $ million based upon the closing price of $ per unit on Nasdaq on , 2023, the record date. The private warrants will become worthless if SGII does not consummate a business combination by February 19, 2024 (assuming SGII continues to make the required monthly extension payments, or such later date as may be approved by SGII stockholders in an amendment to its amended and restated certificate of incorporation).
●	If SGII is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by SGII for services rendered or contracted for or products sold to SGII. If SGII consummates a business combination, on the other hand, SGII will be liable for all such claims.
●	The Sponsor and SGII’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on SGII’s behalf, such as identifying and investigating possible business targets and business combinations. However, if SGII fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, SGII may not be able to reimburse these expenses if the Business Combination with ABM or another business combination is not completed by February 19, 2024 (assuming SGII continues to make the required monthly extension payments, or such later date as may be approved by SGII stockholders in an amendment to its amended and restated certificate of incorporation). As of , 2023, the record date, the Sponsor and SGII’s officers, directors and their affiliates had incurred less than $ of unpaid reimbursable expenses.
●	The Merger Agreement provides for the continued indemnification of SGII’s current directors and officers and the continuation of directors and officers liability insurance covering SGII’s current directors and officers.
●	SGII’s officers and directors (or their affiliates) may make loans from time to time to SGII to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, SGII may use a portion of proceeds held outside the trust account to repay the loans but no proceeds held in the trust account would be used to repay the loans.

●	If the trust account is liquidated, including in the event that SGII is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify SGII to ensure that the proceeds in the trust account are not reduced below $10.15 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which SGII has entered into an acquisition agreement or claims of any third party for services rendered or products sold to SGII, but only if such a third party or target business has not executed a waiver of any and all rights to seek access to the trust account.
●	None of SGII’s officers or directors have received any cash compensation for services rendered to SGII, and all of the current members of SGII’s board of directors are expected to continue to serve as directors at least through the date of the special meeting to vote on the Business Combination and may continue to serve following the Business Combination and receive compensation thereafter.

Recommendation to SGII Stockholders

SGII’s board of directors believes that the business combination proposal and the other proposals to be presented at the special meeting are fair to and in the best interest of SGII stockholders and unanimously recommends that its stockholders vote “FOR” the business combination proposal, “FOR” each of the SGII charter proposals, “FOR” the Nasdaq proposal, “FOR” the director election proposal and “FOR” the incentive plan proposal.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Business Combination is conditioned upon, among other things: (i) all necessary permits, approvals, clearances, and consents of or filings with regulatory authorities, or as specified in the agreement being procured or made, as applicable; (ii) no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority or statute, rule or regulation that is in effect and prohibits or enjoins the consummation of the Business Combination; (iii) SGII having at least $5,000,001 of net tangible assets remaining prior to the Business Combination after taking into account any redemptions by holders of SGII common stock that properly demand that SGII redeem their common stock for their pro rata share of the trust account prior to the closing of the Business Combination; (iv) the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending; (v) the delivery by each party to the other party of a certificate with respect to the truth and accuracy of such party’s representations and warranties as of execution of the Merger Agreement and as of the closing as well as the performance by such party of covenants contained in the Merger Agreement required to by complied with by such party prior to the closing; (vi) approval of the Business Combination by SGII stockholders and (vii) approval of the Business Combination by ABM stockholders. For more information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.”

ABM’s Conditions to Closing

The obligations of ABM to consummate the Business Combination are also conditioned upon, among other things: (i) the accuracy of the representations and warranties of SGII and Merger Sub (subject to certain bring-down standards); (ii) performance of the covenants of SGII and Merger Sub to be performed in all material respects as of or prior to the closing; (iii) SGII filing an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and adopting amended and restated bylaws (the “Combined Company’s bylaws”), each in substantially the form as attached to the Merger Agreement; (iv) the Sponsor having executed and delivered and earnout agreement with SGII and ABM in form and substance mutually satisfactory to the parties (the “Sponsor Earnout Agreement”) prior to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part becoming effective; (v) SGII executing the Stockholders’ Agreement; (vi) SGII executing the Sponsor Lock-Up Agreement; (vii) the SGII common stock to be issued pursuant to the Merger Agreement and underlying the exchanged ABM options and ABM warrants shall have been approved for listing on a national securities exchange; and (viii) the Available Closing Date Cash (as defined in the Merger Agreement) being equal to or in excess of $20,000,000. For more information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.”

SGII’s and Merger Sub’s Conditions to Closing

The obligation of SGII to consummate the Business Combination is also conditioned upon, among other things: (i) the accuracy of the representations and warranties of ABM (subject to certain bring-down standards), (ii) performance of the covenants of ABM to be performed by ABM in all material respects as of or prior to the closing, (iii) all directors of ABM that will not continue as directors of ABM having executed and delivered to SGII letters of resignation; (iv) ABM having implemented certain measures related to compliance with the Sarbanes-Oxley Act of 2002; (v) ABM having executed and delivered the Sponsor Earnout Agreement prior to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part becoming effective; (vi) certain executives of ABM each executing and delivering an employment agreement with SGII and/or ABM in form and substance mutually satisfactory to such parties; (vii) certain employees of ABM each executing and delivering an earnout agreement with SGII in form and substance mutually satisfactory to such parties; (viii) certain stockholders of ABM each executing and delivering a restrictive covenant agreement with SGII and ABM in form and substance mutually satisfactory to such parties; (ix) certain stockholders of ABM each executing and delivering a Stockholder Lock-Up Agreement; and (x) certain stockholders of ABM executing and delivering the Stockholders’ Agreement. For more information, please see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.”

Termination

The Merger Agreement may be terminated at any time, but not later than the closing of the Business Combination, (i) by mutual written consent of SGII and ABM; (ii) by either SGII or ABM if the transactions are not consummated on or before the later of February 19, 2024, assuming SGII continues to make the required monthly extension payments, or such later date as SGII stockholders may approve, provided that the terminating party shall not have been the primary cause of the failure to close by such date; (iii) by either SGII or ABM if consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation, provided that the terminating party shall not have been the primary cause thereof; (iv) by either SGII or ABM if the other party has breached any of its representations, warranties, covenants or agreements such that the closing conditions regarding the accuracy thereof would not be satisfied, and has not cured its breach within forty-five days (or any shorter time period that remains prior to the termination date provided in item (ii) above) of the notice of an intent to terminate, provided that the terminating party is itself not in breach; (v) by SGII if the written consent of ABM’s stockholders approving the Business Combination has not been obtained and delivered to SGII within seven days following the execution of the Merger Agreement; or (vi) by either SGII or ABM if, at the SGII stockholder meeting, the Business Combination shall fail to be approved by the required vote described herein (subject to any adjournment or recess of the meeting).

Stockholder Support Agreements

In connection with the execution of the Merger Agreement, certain stockholders of ABM who hold a majority of the outstanding stock of ABM have entered into a support agreement pursuant to which they have agreed to vote in favor of the Business Combination at a meeting called to approve the Business Combination by ABM stockholders (or to act by written consent approving such actions).

Anticipated Accounting Treatment of the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SGII will be treated as the acquired company for financial reporting purposes, and ABM will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of ABM issuing stock for the net assets of SGII, accompanied by a recapitalization. The net assets of SGII will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of ABM. ABM has been deemed the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	ABM’s existing stockholders will hold a majority ownership interest in the Combined Company, irrespective of whether existing stockholders of SGII exercise their right to redeem their shares of SGII common stock;
●	ABM’s existing senior management team will comprise senior management of the Combined Company;
●	ABM is the larger of the companies based on historical operating activity and employee base; and

●	ABM’s operations will comprise the ongoing operations of the Combined Company.

Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Business Combination.

Summary of Risk Factors

SGII’s business and the proposed Business Combination with ABM are subject to numerous risks and uncertainties. In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the financial statements and annexes attached hereto, and especially consider the factors discussed in the section entitled “Risk Factors.” Some of these risks include:

●	The price of SGII common stock may be volatile.
●	Reports published by analysts, including projections in those reports that differ from SGII’s actual results, could adversely affect the price and trading volume of SGII common stock.
●	SGII may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of SGII common stock.
●	Securities of companies formed through SPAC mergers such as ours may experience a material decline in price relative to the share price of the SPAC prior to the merger.
●	If, before distributing the proceeds in the trust account to SGII’s public stockholders, SGII files an involuntary insolvency petition (or the same is filed against SGII) that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of SGII’s public stockholders and the per share amount that would otherwise be received by SGII’s public stockholders in connection with its liquidation may be reduced.
●	The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what SGII’s actual financial position or results of operations would have been.
●	The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.
●	There are risks to SGII’s public stockholders who are not affiliates of the Sponsor and become stockholders of the Combined Company through the Business Combination rather than acquiring securities of ABM directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.
●	There is no guarantee of a positive return on SGII common stock.
●	Because the Combined Company has no current plans to pay cash dividends on SGII common stock for the foreseeable future, you may not receive any return on investment unless you sell SGII common stock for a price greater than that which you paid for them.
●	The Proposed Charter will contain anti-takeover provisions that could adversely affect the rights of SGII stockholders.
●	The Proposed Charter will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with SGII or its directors, officers, employees or stockholders.

●	SGII will not have any right to make damage claims against ABM or ABM stockholders for the breach of any representation, warranty or covenant made by ABM in the Merger Agreement.
●	Future resales of common stock may cause the market price of SGII’s securities to drop significantly, even if ABM’s business is doing well.
●	SGII’s board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.
●	If SGII’s due diligence investigation of ABM was inadequate, then shareholders of SGII following the Business Combination could lose some or all of their investment.
●	Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.
●	We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
●	The Sponsor owns common stock and warrants that will be worthless and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination with ABM.
●	The exercise of SGII’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of SGII stockholders.
●	If SGII is unable to complete the Business Combination with ABM or another business combination by February 19, 2024 (or such later date as may be approved by SGII stockholders), SGII will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against SGII and, as a result, the proceeds held in the trust account could be reduced and the per- share liquidation price received by stockholders could be less than $10.15 per share.
●	SGII stockholders may be held liable for claims by third parties against SGII to the extent of distributions received by them.
●	Stockholder litigation and regulatory inquiries and investigations are expensive and could harm SGII’s business, financial condition and operating results and could divert management attention.
●	The Combined Company will be an emerging growth company, and it cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its common stock less attractive to investors.
●	The Combined Company will be required to meet the initial listing requirements to be listed on Nasdaq. However, the Combined Company may be unable to maintain the listing of its securities in the future.
●	There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.
●	If SGII stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their common stock for a pro rata portion of the funds held in the trust account.

●	SGII stockholders who wish to redeem their shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.
●	If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than twenty percent (20%) of common stock issued in the SGII Initial Public Offering, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of common stock issued in the Initial Public Offering.
●	If third parties bring claims against SGII, the proceeds held in the trust account could be reduced and the per share redemption amount received by stockholders may be less than $10.15 per share.
●	In the event that a significant number of public stockholders exercise their redemption rights, the SGII common stock may become less liquid following the Business Combination.
●	The redemptions will be subject to the Excise Tax applicable to stock repurchases by U.S. public companies.
●	ABM’s future performance is difficult to evaluate because they have a limited operating history in the lithium industry.
●	ABM has a history of losses and expects to continue to incur losses in the future.
●	There is substantial doubt about ABM’s ability to continue as a going concern.
●	ABM is an exploration stage company, and there is no guarantee that their development will result in the commercial extraction of mineral deposits.
●	ABM faces numerous risks related to exploration, construction, and extraction of mineral deposits.
●	The mineral and chemical processing industry is intensely competitive.
●	ABM’s quarterly and annual operating and financial results and their revenue are likely to fluctuate significantly in future periods.
●	ABM’s long-term success will depend ultimately on their ability to generate revenues, achieve and maintain profitability, and develop positive cash flows from their lithium activities.
●	ABM’s depends on their ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit their ability to meet our liquidity needs and long-term commitments, fund their ongoing operations, execute their business plan or pursue investments that ABM may rely on for future growth.
●	ABM is dependent upon key management employees.
●	ABM’s ability to manage growth will have an impact on their business, financial condition, and results of operations.
●	Lawsuits may be filed against ABM and an adverse ruling in any such lawsuit may adversely affect their business, financial condition, or liquidity or the market price of their common stock.
●	ABM’s success as a company producing lithium and related products depends to a great extent on their research and development capabilities for direct lithium extraction and their ability to secure capital for the implementation of brine processing plants.
●	The development of non-lithium battery technologies could adversely affect ABM.

●	ABM’s business is subject to cybersecurity risks.
●	ABM’s operations may be further disrupted, and their financial results may be adversely affected by the novel coronavirus pandemic.
●	An escalation of the current war in Ukraine, generalized conflict in Europe, or the emergence of conflict elsewhere, may adversely affect ABM’s business.
●	We will be required to obtain governmental permits and approvals in order to conduct development and extraction operations, a process that is often costly and time-consuming. There is no certainty that all necessary permits and approvals for our planned operations will be granted.
●	Our operations face substantial regulation of health and safety.
●	Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.
●	Lithium prices are subject to unpredictable fluctuations.
●	Changes in technology or other developments could adversely affect demand for lithium compounds or result in preferences for substitute products.
●	The proposed Business Combination may not, if consummated, have the intended benefits.
●	Investors should not anticipate receiving cash dividends on our common stock, thereby depriving investors of yield on their investment.
●	Our indemnification of officers and directors and limitations on their liability could limit our recourse against them.
●	If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.
●	SGII has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect SGII’s ability to report its results of operations and financial condition accurately and in a timely manner.
●	The Excise Tax included in the Inflation Reduction Act may decrease the value of SGII’s securities, hinder SGII’s ability to consummate an initial business combination, and decrease the amount of funds available for distribution in connection with a liquidation.
●	There is substantial doubt about SGII’s ability to continue as a going concern.
●	SGII has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect SGII’s ability to report its results of operations and financial condition accurately and in a timely manner.
●	The Excise Tax included in the Inflation Reduction Act may decrease the value of SGII’s securities, hinder SGII’s ability to consummate an initial business combination, and decrease the amount of funds available for distribution in connection with a liquidation.
●	There is substantial doubt about SGII’s ability to continue as a going concern.

SELECTED HISTORICAL FINANCIAL INFORMATION

SGII is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

SGII’s balance sheet data as of December 31, 2022 and December 31, 2021 and statement of operations data for fiscal years end December 31, 2022 and the period from June 21, 2021 (inception) through December 31, 2021 are derived from SGII’s audited financial statements, included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of SGII as of June 30, 2023 and June 30, 2022 and for the six months ended June 30, 2023 and 2022 was derived from the unaudited interim financial statements of SGII included elsewhere in this proxy statement/prospectus.

ABM’s consolidated balance sheet data as of December 31, 2022 and December 31, 2021, consolidated statement of operations data and consolidated statement of cash flow data for the fiscal years ended December 31, 2022 and December 31, 2021 are derived from ABM’s audited financial statements, included elsewhere in this proxy statement/prospectus. The selected historical interim financial information of ABM as of June 30, 2023 and June 30, 2022 and for the six months ended June 30, 2023 and 2022 are derived from the unaudited condensed consolidated interim financial statements of ABM included elsewhere in this proxy statement/prospectus.

This information is only a summary and should be read in conjunction with each of SGII’s and ABM’s consolidated financial statements and related notes and the sections entitled “Other Information Related to SGII — SGII’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “ABM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this proxy statement/prospectus. The historical results included below and elsewhere in this proxy statement/prospectus are not indicative of the future performance of ABM or SGII. All amounts are in U.S. dollars.

SGII’s Selected Financial Information

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year Ended December 31, 2022	Period from June 21, 2021 (inception) to December 31, 2021
Income Statement Data
Loss from operations	$(817,665)	(935,446)	$(1,511,429)	$(1,392,457)	$(2,243,827)	$(178,341)
Gain on marketable securities held in Trust Account	535,955	118,820	1,653,102	197,065	2,141,149	6,972
Provision for income taxes	102,160	6,824	326,328	6,824	(402,337)	—
Net income (loss)	$(2,649,698)	$70,233	$(3,202,816)	$2,254,082	$6,761,782	$3,967,305
Class A redeemable weighted average shares outstanding, basic and diluted	6,711,135	14,375,000	6,711,135	14,375,000	14,375,000	3,128,238
Class A redeemable basic and diluted net income (loss) per share	$(0.26)	$0.00	$(0.31)	$0.13	$0.38	$0.57
Class A and Class B non-redeemable weighted average shares outstanding, basic and diluted	3,593,750	3,593,750	3,593,750	3,593,750	3,593,750	3,802,299
Class A and Class B basic and diluted net income (loss) per non-redeemable share	$(0.26)	$0.00	$(0.31)	$0.13	$0.38	$0.57

Balance Sheet Data	As of June 30, 2023	As of December 31, 2022
Working capital	$(2,945,650)	$(539,416)
Cash and securities held in Trust Account	44,766,782	147,639,566
Total assets	44,970,958	148,107,770
Total liabilities	11,468,955	6,333,923
Value of common stock subject to redemption	44,709,514	147,011,758
Total stockholders’ equity (deficit)	(11,207,511)	(5,237,911)

ABM’s Selected Financial Information

	Three Months Ended June 30, 2023	Three Months Ended June 30, 2022	Six Months Ended June 30, 2023	Six Months Ended June 30, 2022	Year Ended December 31, 2022	Year Ended December 31, 2021
Income Statement Data
Revenue	$0	$0	$0	0	0
Loss from operations	$(1,094,066)	$(364,188)	$(1,540,542)	$(490,260)	$(1,135,088)	$(393,376)
Net income (loss)	$(1,131,129)	$(537,946)	$(1,519,775)	$(641,720)	$(1,486,848)	$1,762,466
Loss per share, basic	$(0.00)	$(0.00)	$(0.00)	$(0.00)	$(0.00)	$0.01
Loss per share, diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Weighted average common shares outstanding, basic	3,326,966,329	385,568,143	3,300,891,092	380,216,446	335,778,778	210,477,658
Weighted average common shares outstanding, diluted	3,326,966,329	385,568,143	3,300,891,092	380,216,446	335,778,778	374,389,986

Balance Sheet Data	As of June 30, 2023	As of December 31, 2022
Working capital	$(2,463,537)	$(1,400,412)
Cash	209,151	42,582
Total assets	536,322	205,299
Total liabilities	2,793,859	1,505,711
Total stockholders’ equity (deficit)	(2,257,537)	(1,300,412)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

SGII is providing the following unaudited condensed combined financial information to aid you in the analysis of the financial aspects of the Business Combination. The unaudited pro forma combined financial information should be read in conjunction with the accompanying notes.

ABM is an exploration stage company focused on environmentally friendly direct lithium extraction and other minerals critical to the global energy transition.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combine companies. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheet of SGII as of June 30, 2023, with the unaudited balance sheet of ABM as of June 30, 2023, giving effect to the Business Combination as if it had been consummated on that date.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, combines the unaudited condensed statements of operations of SGII for the six months ended June 30, 2023 with the unaudited statements of operations for the six months ended June 30, 2023 of ABM, giving effect to the Business Combination as if it had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2022, combines the audited condensed statement of operations of SGII for the year ended December 31, 2022 with the historical audited statements of operations for the year ended December 31, 2022 of ABM, giving effect to the Business Combination as if it had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet was derived from and should be read in conjunction with the following historical financial statements:

●	SGII’s unaudited condensed balance sheet as of June 30, 2023, as included in SGII’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which was filed with the SEC on August 28, 2023.
●ABM’s unaudited balance sheet as of June 30, 2023, as included elsewhere in this statement.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 has been prepared using the following:

●	SGII’s unaudited condensed statement of operations for the six months ended June 30, 2023.

●	ABM’s unaudited statement of operations for the six months ended June 30, 2023, as included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been prepared using the following:

●	SGII’s audited statement of operations for the year ended December 31, 2022, as included in SGII’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with SEC on April 4, 2023.

●ABM’s audited statement of operations for the year ended December 31, 2022, as included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ABM,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SGII” and other financial information included elsewhere in this proxy statement/prospectus/proxy statement and included in SGII’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2023 and Annual Report on Form 10-K for the year ended December 31, 2022, which were filed with the SEC on August 28, 2023 and April 4, 2023, respectively.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of common stock:

●	Assuming Minimum Redemptions Scenario (“Minimum Redemption”): this scenario assumes that no shares of SGII common stock are redeemed after an actual redemption of 10,125,252 SGII’s shares in the amount of $104 million as approved by its stockholders at the special meeting of SGII’s stockholders held on February 13, 2023.

●	Assuming Maximum Redemptions Scenario (“Maximum Redemption”): This scenario assumes additional redemption of 4,249,748 shares of SGII’s common stock, for aggregate payment of approximately $44.7 million from the Trust Account after the redemption incurred on February 13, 2023 based on an assumed redemption price of $10.52 per share. The maximum Redemption scenario is determined by allocating all remaining fund in the Trust Account to redemption of SGII’s shares according to the terms of the Trust agreement. The Merger Agreement includes as a condition to closing the Business Combination that, at the closing, SGII will have a minimum of $20,000,000 of cash.

Description of the Business Combination

On June 2, 2023, Seaport Global Acquisition II Corp., a Delaware corporation (“SGII”), entered into an Agreement and Plan of Merger (“Merger Agreement”) dated June 1, 2023, by and among SGII, Lithium Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of SGII (“Merger Sub”), and American Battery Materials, Inc. (OTC Pink: BLTH), a Delaware corporation (“ABM”). On July 14, 2023, SGII, Merger Sub and ABM (collectively, the “Parties”) entered into Amendment No. 1 to the Merger Agreement (the “Amendment”). Pursuant to the Amendment, the Parties agreed to (i) reduce the value of the shares of SGII common stock to be paid as consideration to ABM’s stockholders from $160 million to $120 million, (ii) extend the Merger Agreement’s termination date from August 19, 2023 to February 19, 2024; and (iii) amend the Merger Agreement to fund one-half of the additional payment into trust (i.e., $0.015 per share by ABM) that SGII intends to make in connection with an extension to the date by which SGII must complete a business combination. If ABM fails to make any such contribution that is subsequently funded by SGII (each, a “Contribution Shortfall”), then ABM shall issue to SGII’s sponsor a number of shares with value equal to two times the amount of all Contribution Shortfalls either (a) if the transactions under the Merger Agreement close, of the post-business combination company or (b) if the transactions under the Merger Agreement do not close, of ABM.

For more information about the Business Combination and Merger Agreement, refer to the section entitled “The Business Combination Proposal.”

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

	Pro Forma	Pro Forma Combined
	Combined	(Assuming
	(Assuming No	Maximum
	Redemptions)	Redemptions)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data for the Six Months Ended June 30, 2023
Net loss	$(3,620,302)	$(23,402,302)
Net loss per share – basic and diluted	$(0.08)	$(0.65)
Weighted-average shares outstanding – basic and diluted	42,719,501	35,904,986
Summary Unaudited Pro Forma Condensed Combined

Statement of Operations Data for the Year Ended December 31, 2022
Net loss	$(5,455,127)	$(8,261,279)
Net income per share – basic and diluted	$(0.13)	$(0.23)
Weighted-average shares outstanding – basic and diluted	42,719,501	35,904,986

Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2023
Cash and cash equivalents	$35,926,316	$—
Total current assets	$36,129,204	$43,947,166
Total assets	$36,335,204	$44,153,166
Total current liabilities	$2,793,859	$14,733,210
Total liabilities	$3,473,263	$35,194,614
Total stockholders’ equity	$32,861,941	$8,958,552

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2023

			Scenario 1 Assuming Minimum Redemption Scenario				Scenario 2 Assuming Maximum Redemption Scenario
	SG II	ABM	Transaction Accounting Adjustments		Pro Forma Combined		Additional Transaction Accounting Adjustments		Pro Forma Combined

General and administrative expense	$1,411,429	$1,540,542	$—		$2,951,971		$—		$2,951,971
Franchise tax expense	100,000	—	—		100,000		—		100,000
Loss from operations	(1,511,429)	(1,540,542)	—		(3,051,971)		—		(3,051,971)

Other income:
Gain on marketable securities held in Trust Account	1,653,102	—	(1,653,102)	(AA)	—		—		—
Gain on settlement of liabilities	—	67,984			67,984		—		67,984
Change in fair value of warrant liability	(1,128,161)	—	539,063	(DD)	(589,098)		—		(589,098)
Initial measurement of forward purchase agreement liability	(2,016,000)	—	2,016,000	(EE)	—		(2,016,000)	(EE)	(2,016,000)
Change in fair value of forward purchase agreement liability	126,000	—	(126,000)	(EE)	—		126,000	(EE)	(17,766,000)
							(17,892,000)	(FF)
Interest expense		(47,217)	—		(47,217)		—		(47,217)
Total Other income	(1,365,059)	20,767	775,961		(568,331)		(19,782,000)		(20,350,331)
					—		—		—
(Loss) income before provision for income taxes	(2,876,488)	(1,519,775)	775,961		(3,620,302)		(19,782,000)		(23,402,302)

Provision for income taxes	326,328	—	(326,328)	(AA)	—		—		—

Net (loss) income	(3,202,816)	(1,519,775)	1,102,289		(3,620,302)		(19,782,000)		(23,402,302)

Basic and diluted net income per share, common stock, redeemable	$(0.31)
Basic and diluted net loss per share, common stock, non-redeemable	$(0.31)

Weighted average shares outstanding, basic and diluted					42,719,501	(GG)			35,904,986	(GG)
Basic and diluted net loss per share					$(0.08)				$(0.65)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2022

			Scenario 1 Assuming Minimum Redemption Scenario				Scenario 2 Assuming Maximum Redemption Scenario
	SG II	ABM	Transaction Accounting Adjustments		Pro Forma Combined		Additional Transaction Accounting Adjustments		Pro Forma Combined
General and administrative expense	$2,043,627	$1,135,088	$5,105,000	(BB)	$8,633,715		$3,156,153	(BB)	$11,439,868
			350,000	(CC)			(350,000)	(CC)
Franchise tax expense	200,200	—	—		200,200		—		200,200
Loss from operations	(2,243,827)	(1,135,088)	(5,455,000)		(8,833,915)		(2,806,153)		(11,640,068)

Other income:
Gain (loss) on change in fair value of derivative liabilities	—	211,345			211,345		—		211,345
Gain on marketable securities held in Trust Account	2,141,149	—	(2,141,149)	(AA)	0		—		0
Gain on settlement of liabilities	—	32,019			32,019		—		32,019
Change in fair value of warrant liability	7,266,798	—	(3,536,250)	(DD)	3,730,548		—		3,730,548
Interest expense		(595,124)			(595,124)		—		(595,124)
Total Other income	9,407,947	(351,760)	(5,677,399)		3,378,788		—		3,378,788

Income (loss) before provision for income taxes	7,164,120	(1,486,848)	(11,132,399)		(5,455,127)		(2,806,153)		(8,261,279)

Provision for income taxes	402,337	—	(402,337)	(AA)	—		—		—

Net income (loss)	6,761,783	(1,486,848)	(10,730,062)		(5,455,127)		(2,806,153)		(8,261,279)

Basic and diluted net income per share, common stock, redeemable	$0.38
Basic and diluted net income per share, common stock, non-redeemable	$0.38

Weighted average shares outstanding, basic and diluted					42,719,501	(GG)			35,904,986	(GG)
Basic and diluted net loss per share					$(0.13)				$(0.23)

FORWARD-LOOKING STATEMENTS AND RISK FACTOR SUMMARY

SGII believes that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, because SGII is a “blank check” company, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends” and “continue” or similar words, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

●	the ability to complete the Business Combination and the benefits of the Business Combination;
●	the future financial performance of the combined company;
●	projections of future results of operations or financial condition;
●	the potential liquidity and trading;
●	the trust account not being subject to claims of third parties; or
●	other “forward-looking” information.

SGII believes it is important to communicate its expectations to its stockholders. However, there may be events in the future that SGII is not able to predict accurately or over which it has no control. You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your SGII common stocks on the proposals. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by SGII or ABM in such forward-looking statements, including, among other things:

●	the ability to complete the Business Combination;
●	the ability to maintain the listing of SGII’s securities on a national securities exchange following the Business Combination;
●	the potential liquidity and trading of SGII’s public shares;
●	the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available following any redemption of public shares by SGII stockholders;
●	the ability to attract, motivate and retain qualified employees, including members of its senior management team;
●	potential failure to obtain governmental permits and approvals in order to conduct development and extraction operations;
●	risk that ABM is unsuccessful in managing growth;
●	risk that there is no guarantee that ABM’s development will result in the commercial extraction of mineral deposits;
●	risks related to exploration, construction and extraction of mineral deposits;
●	the ability to access the capital or financial markets;
●	the development of non-lithium battery technologies;

●	ABM’s research and development capabilities for direct lithium extraction and ability to secure capital for the implementation of brine processing plants;
●	the impact of the novel coronavirus pandemic;
●	potential lawsuits involving ABM or SGII;
●	potential stockholder litigation and regulatory inquiries in connection with the Business Combination;
●	expectations regarding the time during which SGII will be an “emerging growth company” under the JOBS Act; and
●	other risks and uncertainties indicated in this proxy statement/prospectus, including those set forth under the section entitled “Risk Factors.”

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus. These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and SGII’s and ABM’s managements’ current expectations, forecasts and assumptions, and involve a number of judgments, known and unknown risks and uncertainties and other factors, many of which are outside the control of SGII, ABM and their respective directors, officers and affiliates. There can be no assurance that future developments will be those that have been anticipated. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of SGII and ABM prove incorrect, actual results may vary in material respects from these projected in these forward-looking statements.

All forward-looking statements included herein attributable to any of SGII, ABM or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, SGII and ABM undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct your bank or broker how to vote, or vote on the business combination proposal, the SGII charter proposals, the Nasdaq proposal, the director election proposal or the incentive plan proposal, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus may adversely affect SGII and/or ABM.

RISK FACTORS

Following the Business Combination, SGII will be a holding company with no direct operations that relies on dividends, distributions, loans and other payments, advances and transfers of funds from ABM and its subsidiaries to pay dividends, pay expenses and meet its other obligations. Accordingly, SGII’s stockholders will be subject to all of the risks of ABM’s business following the Business Combination.

As you consider the proposed Business Combination, you should carefully consider the following risk factors, which address the material risks concerning the Business Combination and ABM’s business. If any of the risks discussed in this proxy statement/prospectus occur, our business, prospects, liquidity, financial condition and results of operations could be materially and adversely affected, in which case the value of SGII common stock could decline significantly and you could lose all or part of your investment. Some statements in this proxy statement/prospectus, including statements in the following risk factors, constitute forward-looking statements. The risk factors discussed below cover not only ABM’s current operations and relationships, but also the risks we expect to encounter when and if we implement our strategic plans and add new properties, project, and relationships. Please refer to the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless the context otherwise requires, references in the subsection “Risks Related to ABM’s business,” “Risks Related to Regulation” and “Risks Related to our Organization and Structure,” to “ABM,” “the Company,” “we” and “our” refers to ABM and its consolidated subsidiaries in the present tense or the Combined Company from and after the Business Combination.

Risks Related to the Business Combination and SGII’s Common Stock Following the Business Combination

The price of SGII common stock may be volatile.

The price of SGII common stock may fluctuate due to a variety of factors, including:

●	actual or anticipated fluctuations in its quarterly and annual results and those of other public companies in the industry;
●	mergers and strategic alliances in the industry in which it operates;
●	market prices and conditions in the industry in which it operates;
●	changes in government regulation;
●	potential or actual military conflicts or acts of terrorism;
●	announcements concerning SGII or its competitors; and
●	the general state of the securities markets.

These market and industry factors may materially reduce the market price of SGII’s common stock, regardless of SGII’s operating performance.

Reports published by analysts, including projections in those reports that differ from SGII’s actual results, could adversely affect the price and trading volume of SGII common stock.

SGII currently expects that securities research analysts will establish and publish their own periodic projections for its business. These projections may vary widely and may not accurately predict the results SGII actually achieves. SGII’s stock price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on SGII downgrades its stock or publishes inaccurate or unfavorable research about its business, SGII’s stock price could decline. If one or more of these analysts ceases coverage of SGII or fails to publish reports on SGII regularly, its stock price or trading volume could decline. While SGII expects research analyst coverage, if no analysts commence coverage of it, the trading price and volume for SGII’s common stock could be adversely affected.

SGII may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of SGII common stock.

Upon consummation of the Business Combination, SGII will have warrants outstanding to purchase up to an aggregate of 16,218,750 shares of SGII common stock and former ABM warrants outstanding to purchase up to an aggregate of [●] shares of SGII common stock. SGII will also have the ability to issue up to 1,600,000 shares under the 2023 Long-Term Incentive Plan (assuming it is approved by stockholders at the meeting). SGII may also issue additional shares of common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without stockholder approval, in a number of circumstances.

SGII’s issuance of additional shares of common stock or other equity securities of equal or senior rank would have the following effects:

●	SGII’s existing stockholders’ proportionate ownership interest in SGII will decrease;
●	the amount of cash available per share, including for payment of dividends in the future, may decrease;
●	the relative voting strength of each previously outstanding share of common stock may be diminished; and
●	the market price of SGII’s shares of common stock may decline.

Securities of companies formed through SPAC mergers such as ours may experience a material decline in price relative to the share price of the SPAC prior to the merger.

As with most SPAC initial public offerings in recent years, SGII issued shares for $10.00 per share upon the closing of its initial public offering. As with other SPACs, the $10.00 per share price of SGII reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the trust account equal to approximately $10.15 per share prior to the consummation of the Business Combination. Following the Closing, the shares outstanding will no longer have any such redemption right and their value will be solely dependent upon the fundamental value of the Combined Company, which, like the securities of other companies formed through SPAC mergers in recent years, may be significantly less than $10.15 per share.

If, before distributing the proceeds in the trust account to SGII’s public stockholders, SGII files an involuntary insolvency petition (or the same is filed against SGII) that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of SGII’s public stockholders and the per share amount that would otherwise be received by SGII’s public stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the trust account to SGII’s public stockholders, SGII files an involuntary insolvency petition (or the same is filed against SGII) that is not dismissed, the proceeds held in the trust account could be subject to applicable insolvency law, and may be included in SGII’s insolvency estate and subject to the claims of third parties with priority over the claims of SGII’s public stockholders. To the extent any insolvency claims deplete the trust account, the per-share amount that would otherwise be received by SGII’s public stockholders in connection with its liquidation would be reduced.

If, after SGII distributes the proceeds in the trust account to its public stockholders, SGII files an involuntary insolvency petition (or the same is filed against SGII) that is not dismissed, an insolvency court may seek to recover such proceeds, and SGII and SGII’s board of directors may be exposed to claims of punitive damages.

If, after SGII distributes the proceeds in the trust account to its public stockholders, SGII files an involuntary insolvency petition (or the same is filed against SGII) that is not dismissed, any distributions received by public stockholders could be viewed under applicable debtor/creditor and/or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, an insolvency court could seek to recover all amounts received by SGII’s public stockholders. In addition, SGII’s board of directors may be viewed as having breached its fiduciary duty to SGII’s creditors and/or having acted in bad faith, thereby exposing itself and SGII to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. SGII cannot assure you that claims will not be brought against it (and/or SGII public stockholders) for these reasons.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what SGII’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what SGII’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements” for more information.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all.

The completion of the Business Combination is subject to a number of conditions and is not assured. It is subject to risks, including the risk that approval of the Business Combination by SGII’s public stockholders is not obtained or that there are not sufficient funds in the trust account, in each case subject to certain terms specified in the Merger Agreement (as described under “The Merger Agreement - Conditions to the Closing of the Business Combination”), or that other Closing conditions are not satisfied. If SGII does not complete the Business Combination, SGII could be subject to several risks, including:

●	the parties may be liable for damages to one another under the terms and conditions of the Merger Agreement;
●	negative reactions from the financial markets, including declines in the price of SGII common stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed;
●	the attention of SGII’s management will have been diverted to the Business Combination rather than SGII’s pursuit of other opportunities that could have been beneficial to that organization; and
●	the loss of the significant transaction costs incurred to date, which may limit SGII’s ability to complete an alternative business combination.

There are risks to SGII’s public stockholders who are not affiliates of the Sponsor and become stockholders of the Combined Company through the Business Combination rather than acquiring securities of ABM directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

The Combined Company intends to apply to list its shares and warrants on Nasdaq, but the Business Combination is different from a traditional underwritten initial public offering. Among other things, there is no independent thirdparty underwriter selling the shares of SGII common stock, and, accordingly, the scope of due diligence conducted in conjunction with the Business Combination may be different than would typically be conducted in the event ABM pursued an underwritten initial public offering. Before entering into the Merger Agreement, SGII and ABM performed a due diligence review of each other’s business, operations and disclosure. However, in a typical initial public offering, the underwriters of the offering conduct independent due diligence on the company to be taken public, and following the offering, the underwriters are subject to liability to private investors for any material misstatements or omissions in the registration statement. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. The lack of an independent due diligence review and investigation means that you must rely on the information included in this proxy statement/prospectus. Further, while potential investors in an initial public offering typically have a private right of action against the underwriters of the offering for any such material misstatements or omissions, there are no underwriters of SGII common stock that will be issued pursuant to the Business Combination and thus no corresponding right of action is available to investors in the Business Combination, for any material misstatements or omissions in this proxy statement/prospectus. Therefore, as an investor in the Business Combination, you may be exposed to increased risk when compared to investing in a traditional underwritten initial public offering.

There is no guarantee of a positive return on SGII common stock.

The Combined Company can make no guarantee in respect of the market price of shares of SGII common stock, and any acquirer of shares in the company, whether by direct issue, conversion, or acquisition on-market, may not necessarily make a profit on any capital expended in the acquisition. The value of SGII common stock will be determined by the stock market and will be subject to a range of factors beyond the control of the Combined Company and its directors and management. The market price of a publicly traded stock is affected by many variables not directly related to the success of the company. These factors include, but are not limited to, the demand for, and availability of, the company’s shares, movements in domestic interest rates, exchange rates, fluctuations in the United States and international stock markets, and general domestic and economic activity. Securities markets can experience high levels of price and volume volatility, and the market price of securities of many companies can experience wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that such fluctuations will not affect the price of the Combined Company’s securities going forward.

Because the Combined Company has no current plans to pay cash dividends on SGII common stock for the foreseeable future, you may not receive any return on investment unless you sell SGII common stock for a price greater than that which you paid for them.

The Combined Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of the board of directors of the Combined Company and will depend on, among other things, the Combined Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Combined Company’s board of directors may deem relevant. In addition, the Combined Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Combined Company or its subsidiaries incur. As a result, you may not receive any return on an investment in SGII common stock unless you sell SGII common stock for a price greater than that which you paid for it.

The Proposed Charter will contain anti-takeover provisions that could adversely affect the rights of SGII stockholders.

The Proposed Charter will contain provisions to limit the ability of others to acquire control of SGII or cause it to engage in change-of-control transactions, including, among other things:

●	provisions that authorize SGII’s board of directors, without action by SGII stockholders, to issue additional shares of common stock and preferred stock with preferential rights determined by SGII’s board of directors;
●	provisions that permit only SGII’s board of directors to call special stockholder meetings and therefore do not permit stockholders to call special stockholder meetings;
●	provisions that prohibit stockholder action by written consent; and
●	provisions that impose advance notice requirements and other requirements and limitations on the ability of stockholders to propose matters for consideration or to nominate for elections to SGII’s board of directors at stockholder meetings.

These provisions could have the effect of depriving SGII stockholders of an opportunity to sell their common stock at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of SGII in a tender offer or similar transaction. The existence of these provisions could negatively affect the price of SGII common stock and limit opportunities for a stockholder to realize value in a corporate transaction. for information regarding these and other provisions, see the section titled “Description of SGII Securities”. In addition, if prospective takeovers are not consummated for any reason, SGII may experience negative reactions from the financial markets, including negative impacts on the price of SGII common stock.

The Proposed Charter will provide, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with SGII or its directors, officers, employees or stockholders.

The Proposed Charter will require, unless SGII consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, that (A) derivative actions brought in SGII’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the

United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of SGII’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with SGII or any of SGII’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. SGII cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, SGII may incur additional costs associated with resolving such action in other jurisdictions, which could harm SGII’s business, operating results and financial condition.

The Proposed Charter will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

SGII will not have any right to make damage claims against ABM or ABM stockholders for the breach of any representation, warranty or covenant made by ABM in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for those covenants that by their terms apply or are to be performed in whole or in part after the closing, and then only with respect to breaches occurring after closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the closing of the Business Combination, except for covenants to be performed in whole or in part after the closing. As a result, SGII will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by ABM at the time of the Business Combination.

Future resales of common stock may cause the market price of SGII’s securities to drop significantly, even if ABM’s business is doing well.

The Sponsor and certain ABM stockholders have been granted certain rights, pursuant to the Registration Rights Agreement, to require SGII to register, in certain circumstances, the resale under the Securities Act of common stock held by them, subject to certain conditions. The sale or possibility of sale of these shares could have the effect of increasing the volatility in SGII’s share price or putting significant downward pressure on the price of SGII’s stock.

SGII’s board of directors did not obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination.

SGII’s board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination with ABM. In analyzing the Business Combination, SGII’s board of directors and management conducted due diligence on ABM and researched the industry in which ABM operates and concluded that the Business Combination was fair to and in the best interest of SGII and its stockholders. Accordingly, investors will be relying solely on the judgment of SGII’s board of directors in valuing ABM’s business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact SGII’s ability to consummate the Business Combination or adversely affect SGII’s liquidity following the consummation of the Business Combination.

If SGII’s due diligence investigation of ABM was inadequate, then shareholders of SGII following the Business Combination could lose some or all of their investment.

Even though SGII conducted a due diligence investigation of ABM, SGII cannot be sure that this diligence uncovered all material issues that may be present inside ABM or its business, or that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of ABM’s and SGII’s control will not later arise. As a result, SGII may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if SGII’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with SGII’s preliminary risk analysis. Even though these charges may be non-cash items and may not have an immediate impact on SGII’s liquidity, the fact that SGII’s reports charges of this nature could contribute to negative market perceptions about ABM’s or SGII’s securities. In addition, charges of this nature may cause SGII to be unable to obtain future financing on favorable terms or at all. Accordingly, any SGII shareholder who chooses to remain a stockholder of ABM following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by SGII’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

Our warrant agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement will provide that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of common stock under the blue sky laws of the state of residence in those states in which the warrants were offered by us in this offering. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by the sponsor or its permitted transferees.

The Sponsor owns common stock and warrants that will be worthless and have incurred reimbursable expenses that may not be reimbursed or repaid if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination with ABM.

The Sponsor, a Delaware limited liability company affiliated with certain of SGII’s officers and directors and SGAM, beneficially owns or has a pecuniary interest in the Founder Shares and private warrants that it purchased prior to, or simultaneously with, the Initial Public Offering. The holders have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination with ABM or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $         million based upon the closing prices of the shares and warrants on Nasdaq on         , 2023, the record date. Furthermore, the Sponsor and SGII’s officers and directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on SGII’s behalf, such as identifying and investigating possible business targets and business combinations. These loans and expenses will be repaid upon completion of the Business Combination with ABM. However, if SGII fails to consummate the Business Combination, they will not have any claim against the trust account for repayment or reimbursement. Accordingly, SGII may not be able to repay or reimburse these amounts if the Business Combination is not completed. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Interests of the Sponsor and SGII’s Directors and Officers in the Business Combination.”

These financial interests may have influenced the decision of SGII’s directors to approve the Business Combination with ABM and to continue to pursue such Business Combination. In considering the recommendations of SGII’s board of directors to vote for the business combination proposal and other proposals, its stockholders should consider these interests.

The exercise of SGII’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of SGII stockholders.

In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Merger Agreement, would require SGII to agree to amend the Merger Agreement, to consent to certain actions taken by ABM or to waive rights that SGII is entitled to under the Merger Agreement. Such events could arise because of changes in the course of ABM’s business, a request by ABM to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on ABM’s business and would entitle SGII to terminate the Merger Agreement. In any of such circumstances, it would be at SGII’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factor may result in a conflict of interest on the part of one or more of the directors between what he or she or they may believe is best for SGII and what he or she or they may believe is best for himself or herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, SGII does not believe there will be any material changes or waivers that SGII’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. SGII will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its stockholders are required prior to the vote on the business combination proposal.

If SGII is unable to complete the Business Combination with ABM or another business combination by February 19, 2024 (or such later date as may be approved by SGII stockholders), SGII will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against SGII and, as a result, the proceeds held in the trust account could be reduced and the per- share liquidation price received by stockholders could be less than $10.15 per share.

If the Business Combination with ABM or another business combination is not consummated by February 19, 2024 (assuming SGII continues to make the required monthly extension payments, or such later date as may be approved by SGII stockholders), SGII must cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, third parties may bring claims against SGII. Although SGII has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses it has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in the trust account could be subject to claims which could take priority over those of SGII’s Public Stockholders. If SGII is unable to complete a business combination within the required time period, the Sponsor has agreed that it will be liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by SGII for services rendered or contracted for or products sold to SGII. However, the Sponsor may not be able to meet such obligation as its only assets are securities of SGII. Therefore, the per-share distribution from the trust account in such a situation may be less than $10.15 due to such claims.

Additionally, if SGII is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, or if SGII otherwise enters compulsory or court supervised liquidation, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the trust account, SGII may not be able to return to its Public Stockholders at least $10.15.

SGII stockholders may be held liable for claims by third parties against SGII to the extent of distributions received by them.

If SGII is unable to complete the Business Combination with ABM or another business combination within the required time period, SGII will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish the Public Stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of its remaining stockholders and board of directors, dissolve and liquidate, subject in each case to its obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. SGII cannot assure you that it will properly assess all claims that may potentially be brought against SGII. As such, SGII stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of its stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, SGII cannot assure you that third parties will not seek to recover from its stockholders amounts owed to them by SGII.

If SGII is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by SGII stockholders. Furthermore, because SGII intends to distribute the proceeds held in the trust account to its Public Stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, SGII’s board of directors may be viewed as having breached its fiduciary duties to its creditors and/or may have acted in bad faith, thereby exposing itself and ABM to claims of punitive damages, by paying Public Stockholders from the trust account prior to addressing the claims of creditors. SGII cannot assure you that claims will not be brought against it for these reasons.

Stockholder litigation and regulatory inquiries and investigations are expensive and could harm SGII’s business, financial condition and operating results and could divert management attention.

In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation, including any litigation related to regulatory investigations against SGII, whether or not resolved in SGII’s favor, could result in substantial costs and divert SGII’s management’s attention from other business concerns, which could adversely affect SGII’s business and cash resources and the ultimate value SGII’s stockholders receive as a result of the Business Combination.

The Combined Company will be an emerging growth company, and it cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its common stock less attractive to investors.

The Combined Company will be an emerging growth company, as defined in the JOBS Act. For as long as the Combined Company continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding nonbinding advisory stockholder votes on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Combined Company cannot predict if investors will find SGII common stock less attractive because the Combined Company may rely on these exemptions. If some investors find SGII common stock less attractive as a result, there may be a less active trading market for SGII common stock and its stock price may be more volatile.

The Combined Company will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which it has total annual gross revenue of at least $1.07 billion, or (c) in which it is deemed to be a large accelerated filer, which requires the market value of its common stock that is held by non-affiliates to exceed $700 million as of the last business day of the second fiscal quarter of such year, and (2) the date on which the Combined Company has issued more than $1 billion in non-convertible debt during the prior three-year period.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Combined Company has irrevocably elected not to avail itself of this exemption from new or revised accounting standards and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in rules of U.S. generally accepted accounting principles or their interpretation, the adoption of new guidance or the application of existing guidance to changes in the Combined Company’s business could significantly affect the Combined Company’s business, financial condition and results of operations.

The Combined Company will be required to meet the initial listing requirements to be listed on Nasdaq. However, the Combined Company may be unable to maintain the listing of its securities in the future.

The SGII common stock and public warrants are listed on Nasdaq. SGII cannot assure you that the Combined Company’s securities will continue to be listed on Nasdaq following the Business Combination. If Nasdaq delists the Combined Company’s securities from trading on its exchange and the Combined Company is not able to list its securities on Nasdaq or any other national securities exchange, SGII could face significant material adverse consequences, including:

●	a limited availability of market quotations for its securities;
●	reduced liquidity for its securities;
●	a determination that SGII common stock is a “penny stock”, which will require brokers trading in SGII common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;
●	a limited amount of news and analyst coverage for the Combined Company; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

Risk Related to the Redemption

There is no guarantee that a stockholder’s decision whether to redeem their shares for a pro rata portion of the trust account will put the stockholder in a better future economic position.

SGII can give no assurance as to the price at which a stockholder may be able to sell its public shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in SGII’s share price, and may result in a lower value realized now than a stockholder of SGII might realize in the future had the stockholder redeemed their shares. Similarly, if a stockholder does not redeem their shares, the stockholder will bear the risk of ownership of the public shares after the consummation of any initial business combination, including the Business Combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If SGII stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their common stock for a pro rata portion of the funds held in the trust account.

In order to exercise their redemption rights, Public Stockholders are required to submit a request in writing and deliver their stock to the transfer agent at least two (2) business days prior to the special meeting. Stockholders electing to redeem their shares will receive their pro rata portion of the trust account less income taxes payable, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. See the section entitled “Special Meeting of SGII Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

SGII stockholders who wish to redeem their shares for a pro rata portion of the trust account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline.

Public stockholders who wish to redeem their shares for a pro rata portion of the trust account must, among other things, as fully described in the section entitled “Special Meeting of SGII Stockholders — Redemption Rights,” deliver their shares to the transfer agent electronically through the Depository Trust & Clearing Corporation (“DTCC”) prior to 5:00 p.m., local time, on           , 2023.

In addition, holders of outstanding units of SGII must separate the underlying public shares and public warrants prior to exercising redemption rights with respect to the public shares.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your units. Your nominee must send written instructions by facsimile or email to Continental Stock Transfer & Trust Company. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using DTCC’s DWAC (deposit withdrawal at custodian) system, a withdrawal of the relevant units and a deposit of an equal number of public shares and public warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the public shares from the units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your public shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than twenty percent (20%) of common stock issued in the SGII Initial Public Offering, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of common stock issued in the Initial Public Offering.

A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in an amount in excess of 20% of the common stock included in the units sold in the Initial Public Offering. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, SGII will require each public stockholder seeking to exercise redemption rights to certify SGII whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to SGII at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which SGII makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over SGII’s ability to consummate the Business Combination and you could suffer a material loss on your investment in SGII if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if SGII consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in the Initial Public Offering and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. SGII cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of SGII’s common stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge SGII’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, SGII stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

If third parties bring claims against SGII, the proceeds held in the trust account could be reduced and the per share redemption amount received by stockholders may be less than $10.15 per share.

SGII placing funds in its trust account may not protect those funds from third-party claims against SGII. Although SGII seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses, including ABM, or other entities with which SGII does business execute agreements with it to waive any right, title, interest or claim of any kind in or to any monies held in its trust account for the benefit of its public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against SGII’s trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against its assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, SGII’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where SGII may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Upon redemption of SGII’s public shares, if SGII is unable to complete the Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, SGII will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the 10 years following redemption.

Accordingly, the per share redemption amount received by public stockholders could be less than the $10.15 per share initially held in the trust account, due to claims of such creditors. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which SGII has discussed entering into a transaction agreement, reduce the amount of funds in the trust account to below (i) $10.15 per public share or (ii) such lesser amount per public share held in the trust account as of the date of the liquidation of the trust account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under SGII’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. SGII has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Sponsor may not be able to satisfy those obligations. SGII has not asked the Sponsor to reserve for such eventuality.

In the event that a significant number of public stockholders exercise their redemption rights, the SGII common stock may become less liquid following the Business Combination.

If a significant number of public stockholders exercise their redemption rights, SGII may be left with a significantly smaller number of stockholders. As a result, trading in the shares of SGII common stock may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply for listing on Nasdaq, and Nasdaq may not list the SGII common stock on its exchange, which could limit investors’ ability to make transactions in SGII’s securities and subject SGII to additional trading restrictions.

The redemptions will be subject to the Excise Tax applicable to stock repurchases by U.S. public companies.

If SGII redeems its shares, there is a significant risk that a redemption of the public shares will be subject to the 1% excise tax applicable to stock repurchases by U.S. public companies pursuant to the Inflation Reduction Act of 2022 (“IRA”).

In the case of liquidation, though SGII would not expect the 1% excise tax to apply if there is a complete liquidation of the public shares under Section 331 of the Code, it is not entirely clear whether Section 331 applies to a liquidation if a class of stock does not receive at least partial payment in that liquidation.

The application of the excise tax to any redemptions SGII made after December 31, 2022, could potentially reduce the per-share amount that public stockholders would otherwise be entitled to receive, and could cause a reduction in the cash available on hand to complete a business combination and limit our ability to complete any business combination.

Risks Related to ABM’s Business

Our future performance is difficult to evaluate because we have a limited operating history in the lithium industry.

We entered the lithium industry in November 2021. We have not realized any revenues to date from the sale of lithium, and our operating cash flow needs have been financed primarily through issuances of debt and equity securities, and not through cash flows derived from our operations. As a result, we have little historical financial and operating information from our lithium business to help you evaluate our performance.

We have a history of losses and expect to continue to incur losses in the future.

We have an accumulated deficit of approximately $17,854,837 as of December 31, 2022, which increased to $19,374,612 as of June 30, 2023. We expect to continue to incur losses unless and until such time as our projects or one of our future acquired properties enters into commercial production and generates sufficient revenues to fund continuing operations and we are able to develop at least one economic deposit. We recognize that if we are unable to generate cash flows from our operations, we will not be able to earn profits or continue operations. At this early stage of our lithium operations, we also expect to face the risks, uncertainties, expenses and difficulties encountered by companies at the mineral exploration stage. We cannot be sure that we will be successful in addressing these risks and uncertainties and our failure to do so could have a materially adverse effect on our financial condition.

There is uncertainty regarding our ability to implement our business plan and to grow our operations with our existing financial resources without additional financing. Our ability to implement our business plan is dependent on us generating cash from operations, the sale of our stock and/or obtaining debt financing. Historically, we have funded our operations primarily through the issuance of debt and equity securities. Management’s plan to fund our capital requirements and ongoing operations include the generation of revenue from our lithium operations and projects. Management’s secondary plan to cover any shortfall is selling our equity securities and obtaining debt financing. There is no assurance that we will be successful in implementing our business plan or that we will be able to generate sufficient cash from operations, sell securities or borrow funds on favorable terms or at all. Our inability to generate significant revenue or obtain additional financing could have a material adverse effect on our ability to fully implement our business plan and grow our business to a greater extent than we can with our existing financial resources.

There is substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm has included an explanatory paragraph in their report in our audited financial statements for the fiscal year ended December 31, 2022 to the effect that our losses from operations and our negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern within one year after the date that the financial statements are issued. We may be required to cease operations which could result in our stockholders losing all or almost all of their investment.

We are an exploration stage company, and there is no guarantee that our development will result in the commercial extraction of mineral deposits.

As defined under Regulation S-K 1300, we are an exploration stage company as we have no known mineral reserves, and we have not yet conducted any mining operations. Accordingly, we cannot assure you that we will ever realize any profits. Any profitability in the future from our business will be dependent upon the development of an economic deposit of minerals and further exploration and development of other economic deposits of minerals, each of which is subject to numerous risk factors. Further, we cannot assure you that any of our property interests can be commercially mined or that any exploration programs will result in profitable commercial mining operations. The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time, which may or may not be reduced or eliminated through a combination of careful evaluation, experience, and skilled management. While discovery of additional ore-bearing deposits may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to construct processing facilities and to establish reserves.

Our exploration prospects may not contain any reserves and any funds spent on evaluation and exploration may be lost. We do not know with certainty that economically recoverable lithium exists on our properties. In addition, the quantity of any reserves may vary depending on commodity prices. Any material change in the quantity or grade of reserves may affect the economic viability of our properties.

Exploration and development projects like ours have no operating history upon which to base estimates of future operating costs and capital requirements. Actual operating costs and economic returns of any and all exploration projects may materially differ from the costs and returns estimated, and accordingly, our financial condition, results of operations, and cash flows may be negatively affected.

We face numerous risks related to exploration, construction, and extraction of mineral deposits.

Our level of profitability, if any, in future years will depend to a great degree on lithium prices and whether our properties can be brought into production. Exploration and development of lithium resources are highly speculative in nature, and it is impossible to ensure that any of our existing properties will establish reserves. Whether it will be economically feasible to extract lithium depends on a number of factors, including, but not limited to: (i) the particular attributes of the deposit, such as size, grade, and proximity to infrastructure; (ii) lithium prices; (iii) extraction, processing, and transportation costs; (iv) the willingness of lenders and investors to provide project financing; (v) labor costs and possible labor strikes; (vi) non-issuance of permits; and, (vii) governmental regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting materials, foreign exchange, environmental protection, employment, worker safety, transportation, and reclamation and closure obligations.

We are also subject to the risks normally encountered in the lithium industry, which include, without limitation:

●	the discovery of unusual or unexpected geological formations;
●	accidental fires, floods, earthquakes, severe weather, seismic activity, or other natural disasters;
●	unplanned power outages and water shortages;
●	construction delays and higher than expected capital costs due to, among other things, supply chain disruptions, higher transportation costs, and inflation;
●	the ability to obtain suitable or adequate machinery, equipment, or labor;
●	shortages in materials or equipment and energy and electrical power supply interruptions or rationing;
●	environmental liability; and
●	other unknown risks involved in the conduct of lithium exploration and operations.

The nature of these risks is such that liabilities could exceed any applicable insurance policy limits or could be excluded from coverage. There are also risks against which we cannot insure or against which we may elect not to insure. The potential costs, which could be associated with any liabilities not covered by insurance or in excess of insurance coverage, or compliance with applicable laws and regulations may cause substantial delays and require significant capital outlays, adversely affecting our future earnings, competitive position, and potentially our financial viability.

The mineral and chemical processing industry is intensely competitive.

The mineral and chemical processing industry is intensely competitive. We may be at a competitive disadvantage because we must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than we do. Increased competition could adversely affect our ability to attract necessary capital funding or acquire suitable exploration properties. We may also encounter increasing competition from other mineral and chemical processing companies in our efforts to locate acquisition targets, hire experienced mining professionals and acquire exploration resources.

Our quarterly and annual operating and financial results and our revenue are likely to fluctuate significantly in future periods.

Our quarterly and annual operating and financial results are difficult to predict and may fluctuate significantly from period to period. Our revenues, net income and results of operations may fluctuate as a result of a variety of factors that are outside our control including, but not limited to, lack of sufficient working capital, equipment malfunction and breakdowns, inability to timely find spare machines or parts to fix the broken equipment, regulatory or licensing delays and severe weather phenomena.

Our long-term success will depend ultimately on our ability to generate revenues, achieve and maintain profitability, and develop positive cash flows from our lithium activities.

Our ability to (i) acquire additional lithium projects; and, (ii) initiate and continue exploration, development, commissioning of lithium ultimately depends on our ability to generate revenues, achieve and maintain profitability, and generate positive cash flow from our operations. The economic viability of our future extraction activities has many risks and uncertainties including, but not limited to:

●	significant, prolonged decrease in the market price of lithium;
●	significantly higher than expected construction and extraction costs;
●	significantly lower than expected lithium extraction;
●	significant delays, reductions, or stoppages in lithium extraction activities;
●	significant shortages of adequate and skilled labor or a significant increase in labor costs;
●	significantly more stringent regulatory laws and regulations; and
●	significant difficulty in marketing and/or selling lithium or lithium hydroxide;

It is common for a new lithium extraction operation to experience unexpected costs, problems, and delays during construction, commissioning and start-up. Most similar projects suffer delays during these periods due to numerous factors, including the factors listed above. Any of these factors could result in changes to economic returns or cash flow estimates of the project or have other negative impacts on our financial position. There is no assurance that our projects will commence commercial production on schedule, or at all, or will result in profitable operations. If we are unable to develop our projects into a commercial operating mine, our business and financial condition will be materially adversely affected. Moreover, even if a feasibility study supports a commercially viable project, there are many additional factors that could impact the project’s development, including terms and availability of financing, cost overruns, litigation or administrative appeals concerning the project, delays in development, and any permitting changes, among other factors.

Our future lithium extraction activities may change as a result of any one or more of these risks and uncertainties. We cannot assure you that any of our activities will result in achieving and maintaining profitability and developing positive cash flows.

We depend on our ability to successfully access the capital and financial markets. Any inability to access the capital or financial markets may limit our ability to meet our liquidity needs and long-term commitments, fund our ongoing operations, execute our business plan or pursue investments that we may rely on for future growth.

Until commercial production is achieved from our planned projects, we will continue to incur operating and investing net cash outflows associated with including, but not limited to, maintaining and acquiring exploration properties, undertaking exploration activities, and the development of our planned projects. As a result, we rely on access to capital markets as a source of funding for our capital and operating requirements. We require additional capital to meet our liquidity needs related to expenses for our various corporate activities, including the costs related to our status as a publicly traded company, fund our ongoing operations, explore and define lithium mineralization, and establish any future lithium operations. We cannot assure you that such additional funding will be available to us on satisfactory terms, or at all.

To finance our future ongoing operations, and future capital needs, we may require additional funds through the issuance of additional equity or debt securities. Depending on the type and terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. Any additional equity financing will dilute shareholdings. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common stock could be negatively impacted. New or additional debt financing, if available, may involve restrictions on financing and operating activities. In addition, if we issue secured debt securities, the holders of the debt would have a claim to our assets that would be prior to the rights of stockholders until the debt is paid. Interest on such debt securities would increase costs and negatively impact operating results.

If we are unable to obtain additional financing, as needed, at competitive rates, our ability to fund our current operations and implement our business plan and strategy will be affected. These circumstances may require us to reduce the scope of our operations and scale back our exploration, development and extraction programs. There is, however, no guarantee that we will be able to secure any additional funding or be able to secure funding to provide us with sufficient funds to meet our objectives, which may adversely affect our business and financial position.

We are dependent upon key management employees.

The responsibility of overseeing the day-to-day operations and the strategic management of our business depends substantially on our senior management and key personnel. Loss of any such personnel may have an adverse effect on our performance. The success of our operations will depend upon numerous factors, many of which, in part, are beyond our control, including our ability to attract and retain additional key personnel in sales, marketing, technical support, and finance. Certain areas in which we operate are highly competitive and competition for qualified personnel is significant. We may be unable to hire suitable field personnel for our technical team or there may be periods of time where a particular position remains vacant while a suitable replacement is identified and appointed. We may not be successful in attracting and retaining the personnel required to grow and operate our business profitably.

Our ability to manage growth will have an impact on our business, financial condition, and results of operations.

Future growth may place strains on our financial, technical, operational, and administrative resources and cause us to rely more on project partners and independent contractors, thus, potentially adversely affecting our financial position and results of operations. Our ability to grow will depend on a number of factors, including, but not limited to:

●	our ability to develop existing prospects;
●	our ability to identify and acquire or lease new exploratory prospects;
●	our ability to maintain or enter into new relationships with project partners and independent contractors;
●	our ability to continue to retain and attract skilled personnel;
●	our access to capital;
●	the market price for lithium products; and

●	our ability to enter into agreements for the sale of lithium products.

Lawsuits may be filed against us and an adverse ruling in any such lawsuit may adversely affect our business, financial condition, or liquidity or the market price of our common stock.

We may become involved in, named as a party to, or be the subject of, various legal proceedings, including regulatory proceedings, tax proceedings, and legal actions relating to personal injuries, property damage, property taxes, land rights, the environment, and contract disputes. For additional information, refer to “Legal Proceedings”.

The outcome of future legal proceedings cannot be predicted with certainty and may be determined adversely to us and as a result, could have a material adverse effect on our assets, liabilities, business, financial condition, or results of operations. Even if we prevail in any such legal proceeding, the proceedings could be costly, time-consuming, and may divert the attention of management and key personnel from our business operations, which could adversely affect our financial condition.

Our success as a company producing lithium and related products depends to a great extent on our research and development capabilities for direct lithium extraction and our ability to secure capital for the implementation of brine processing plants.

Our success as a producer of lithium and related products is dependent on our ability to develop and implement more efficient production capabilities based on mineral rich brine and implementation of direct lithium extraction (DLE) technologies, which while having the potential to significantly increase the supply of lithium from brine projects, the technology for DLE remains subject to many questions. A number of DLE technologies are emerging and being tested at scale, with a handful of projects already in commercial construction. However, there remain challenges around scalability and water consumption/ brine reinjection. We expect to make significant investment in research and development of the DLE process, and we will need to continue to invest heavily to scale our manufacturing to ultimately producing sufficient amounts of lithium. We cannot assure you that our future product research and development projects and financing efforts will be successful or be completed within the anticipated time frame or budget. There is no guarantee we will achieve anticipated sales target or in a profitable manner. In addition, we cannot assure you that our existing or potential competitors will not develop products which are similar or superior to our products or are more competitively priced. As it is often difficult to project the time frame for developing new products and the duration of market window for these products, there is a substantial risk that we may have to abandon a potential product that is no longer commercially viable, even after we have invested significant resources in the development of such product and our facilities. If we fail in our product launching efforts, our business, prospects, financial condition and results of operations may be materially and adversely affected.

The development of non-lithium battery technologies could adversely affect us.

The development and adoption of new battery technologies that rely on inputs other than lithium compounds could significantly impact our prospects and future revenues. Current and next generation high energy density batteries for use in electric vehicles rely on lithium compounds as a critical input. Alternative materials and technologies are being researched with the goal of making batteries lighter, more efficient, faster charging and less expensive, and some of these could be less reliant on lithium compounds. We cannot predict which new technologies may ultimately prove to be commercially viable and on what time horizon. Commercialized battery technologies that use no, or significantly less, lithium could materially and adversely impact our prospects and future revenues.

Our business is subject to cybersecurity risks.

Our operations depend on effective and secure information technology systems. Threats to information technology systems, such as cyberattacks and cyber incidents, continue to increase. Cybersecurity risks include, but are not limited to, malicious software, attempts to gain unauthorized access to our data and the unauthorized release, corruption or loss of our data and personal information, as well as interruptions in communication and operations. It is possible that our business, financial, and other systems could be compromised, which could go unnoticed for a prolonged period of time. We have not experienced a material breach of our information technologies. Nevertheless, we continue to take steps to mitigate these risks by employing a variety of measures, including employee training, technical security controls, and maintenance of backup and protective systems. Despite these mitigation efforts, cybersecurity attacks and other threats exist and continue to increase, any of which could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

Our operations may be further disrupted, and our financial results may be adversely affected by the novel coronavirus pandemic.

The COVID-19 pandemic has the potential to continue to pose a material risk to our business and operations. If a significant portion of our workforce or consultants become unable to work or travel to our operations due to illness or state or federal government restrictions (including travel restrictions and “shelter-in-place” and similar orders restricting certain activities that may be issued or extended by authorities), we may be forced to reduce or suspend our exploration and development activities. The COVID-19 pandemic had a broad impact globally and may materially affect us economically, although progress has been made in the development and distribution of vaccines. The scope and duration of COVID-19’s economic impact may be difficult to assess or predict, but COVID-19 has negatively impacted global economic conditions, which, in turn, could adversely affect our business, results of operations and financial condition. In addition, a recession or market correction resulting from COVID-19 could materially affect our business and the value of our common stock. It is not possible to estimate the full and complete impact that COVID-19 could have on our business, results of operations and financial condition. The extent to which the COVID-19 pandemic will impact our financial condition will depend on future developments that are highly uncertain and cannot be predicted, including new government actions or restrictions, new information that may emerge concerning the severity, longevity and impact of the COVID-19 pandemic on economic activity.

As of June 30, 2023, the effects from the COVID-19 pandemic have not had a material impact on our financial results or operations. However, the effects from the COVID-19 pandemic could have a material impact on our operations, and we will continue to closely monitor the COVID-19 situation.

An escalation of the current war in Ukraine, generalized conflict in Europe, or the emergence of conflict elsewhere, may adversely affect our business.

An escalation of the current war in Ukraine, generalized conflict in Europe, or the emergence of conflict elsewhere may adversely affect our business if the U.S. capital markets become risk averse for a prolonged period of time, and/or there is a general slowdown in the global economy.

Risks Related to Regulation

We will be required to obtain governmental permits and approvals in order to conduct development and extraction operations, a process that is often costly and time-consuming. There is no certainty that all necessary permits and approvals for our planned operations will be granted.

We are required to obtain and renew governmental permits and approvals for our exploration and development activities and, prior to extracting any mineralization we discover, we will be required to obtain additional governmental permits and approvals that we do not currently possess. Obtaining and renewing any of these governmental permits is a complex, time consuming and uncertain process involving numerous jurisdictions, public hearings, and possibly costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables not within our control, including the interpretation of approval requirements administered by the applicable governmental authority.

We may not be able to obtain or renew permits or approvals that are necessary to our planned operations, or we may discover that the cost and time required to obtain or renew such permits and approvals exceeds our expectations. Any unexpected delays, costs or conditions associated with the governmental approval process could delay our planned exploration, development and extraction operations, which in turn could materially adversely affect our prospects, revenues, and profitability. In addition, our prospects may be adversely affected by the revocation or suspension of permits or by changes in the scope or conditions to use of any permits obtained.

Private parties, such as environmental activist organizations, frequently attempt to intervene in the permitting process to persuade regulators to deny necessary permits or seek to overturn permits that have been issued. These third-party actions can materially increase the costs, cause delays in the permitting process, and could cause us to not proceed with the development or operation of a property. In addition, our ability to successfully obtain key permits and approvals to explore for, develop, operate, and expand operations will likely depend on our ability to undertake such activities in a manner consistent with the creation of social and economic benefits in the surrounding communities, which may or may not be required by law. Our ability to obtain permits and approvals and to successfully operate in particular communities may be adversely affected by real or perceived detrimental events associated with our activities.

Our operations face substantial regulation of health and safety.

Our operations are subject to extensive and complex laws and regulations governing worker health and safety across our operating regions and our failure to comply with applicable legal requirements can result in substantial penalties. Future changes in applicable laws, regulations, permits and approvals or changes in their enforcement or regulatory interpretation could substantially increase costs to achieve compliance, lead to the revocation of existing or future exploration or mining rights or otherwise have an adverse impact on our results of operations and financial position.

Our mining claims are inspected on a regular basis by government regulators who may issue citations and orders when they believe a violation has occurred under local mining regulations. If inspections result in an alleged violation, we may be subject to fines, penalties or sanctions and our mining operations could be subject to temporary or extended closures.

In addition to potential government restrictions and regulatory fines, penalties or sanctions, our ability to operate (including the effect of any impact on our workforce) and thus, our results of operations and our financial position (including because of potential related fines and sanctions), could be adversely affected by accidents, injuries, fatalities or events detrimental (or perceived to be detrimental) to the health and safety of our employees, the environment or the communities in which we operate.

Compliance with environmental regulations and litigation based on environmental regulations could require significant expenditures.

Environmental regulations mandate, among other things, the maintenance of air and water quality standards, land development, and land reclamation, and set forth limitations on the generation, transportation, storage, and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner that may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for mining companies and their officers, directors, and employees. We may incur environmental costs that could have a material adverse effect on financial condition and results of operations. Any failure to remedy an environmental problem could require us to suspend operations or enter into interim compliance measures pending completion of the required remedy.

Moreover, governmental authorities and private parties may bring lawsuits based upon damage to property and injury to persons resulting from the environmental, health, and safety impacts of prior and current operations. These lawsuits could lead to the imposition of substantial fines, remediation costs, penalties, and other civil and criminal sanctions, as well as reputational harm, including damage to our relationships with customers, suppliers, investors, governments or other stakeholders. Such laws, regulations, enforcement, or private claims may have a material adverse effect on our financial condition, results of operations, or cash flows.

Lithium prices are subject to unpredictable fluctuations.

We expect to derive revenues, if any, from the extraction and sale of lithium. The prices of lithium may fluctuate widely and are affected by numerous factors beyond our control, including international, economic, and political trends, expectations of inflation, currency exchange fluctuations, interest rates, global or regional consumptive patterns, speculative activities, increased production due to new extraction developments and improved extraction and production methods and technological changes in the markets for the end products. The effect of these factors on the prices of lithium and lithium byproducts, and therefore the economic viability of any of our exploration properties, cannot accurately be predicted.

Changes in technology or other developments could adversely affect demand for lithium compounds or result in preferences for substitute products.

Lithium and its derivatives are preferred raw materials for certain industrial applications, such as rechargeable batteries. For example, current and future high energy density batteries for use in electric vehicles will rely on lithium compounds as a critical input. The pace of advancements in current battery technologies, development and adoption of new battery technologies that rely on inputs other than lithium compounds, or a delay in the development and adoption of future high nickel battery technologies that utilize lithium could significantly impact our prospects and future revenues. Many materials and technologies are being researched and developed with the goal of making batteries lighter, more efficient, faster charging, and less expensive, some of which could be less reliant on lithium or other lithium compounds. Some of these technologies, such as commercialized battery technologies that use no, or significantly less, lithium compounds, could be successful and could adversely affect demand for lithium batteries in personal electronics, electric and hybrid vehicles, and other applications. We cannot predict which new technologies may ultimately prove to be commercially viable and on what time horizon. In addition, alternatives to industrial applications dependent on lithium compounds may become more economically attractive as global commodity prices shift. Any of these events could adversely affect demand for and market prices of lithium, thereby resulting in a material adverse effect on the economic feasibility of extracting any mineralization we discover and reducing or eliminating any reserves we identify.

Risks Related to Our Organization and Structure

The proposed Business Combination may not, if consummated, have the intended benefits.

There is no assurance that the Business Combination will be consummated, or that if it is consummated that ABM and Seaport will successfully operate as combined entities following the closing of the merger. Even if the Business Combination is consummated, there is no assurance that we, our stockholders or the stockholders of Seaport will experience any benefits of the type that we expect to experience.

Investors should not anticipate receiving cash dividends on our common stock, thereby depriving investors of yield on their investment.

We have never declared or paid any cash dividends or distributions on our common stock and intend to retain future earnings, if any, to support our operations and to finance expansion. Therefore, we do not anticipate paying any cash dividends on the common stock in the foreseeable future. Such failure to pay a dividend will deprive investors of any yield on their investment in our common stock.

Our indemnification of officers and directors and limitations on their liability could limit our recourse against them.

Our Certificate of Incorporation and Bylaws contain broad indemnification and liability limiting provisions regarding our officers, directors and employees, including the limitation of liability for certain violations of fiduciary duties. Stockholders therefore will have only limited recourse against these individuals.

If we fail to implement and maintain proper and effective internal controls and disclosure controls and procedures, our ability to produce accurate and timely financial statements and public reports could be impaired, which could adversely affect our operating results, our ability to operate our business and investors’ views of us.

Section 404 of the Sarbanes-Oxley Act of 2002 requires the Company to evaluate the effectiveness of its internal control over financial reporting as of the end of each year, and to include a management report assessing the effectiveness of the Company’s internal control over financial reporting in each Annual Report on Form 10-K.

We have identified our disclosure controls and procedures were not effective and that material weaknesses exists in our internal control over financial reporting. The material weaknesses consist of an insufficient complement of qualified accounting personnel and controls associated with segregation of duties and ineffective controls associated with identifying and accounting for complex and non-routine transactions in accordance with U.S. generally accepted accounting principles. Due to the material weaknesses in internal control over financial reporting and disclosure controls and procedures, there may be errors in the Company’s consolidated financial statements and in the accompanying footnote disclosures that could require restatements. Investors may lose confidence in our reported financial information and disclosure, which could negatively impact our stock price.

We do not expect that our internal control over financial reporting will prevent all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of the controls. Over time, controls may become inadequate because changes in conditions or deterioration in the degree of compliance with policies or procedures may occur. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and not be detected.

Risks Related to SGII’s Business

SGII has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect SGII’s ability to report its results of operations and financial condition accurately and in a timely manner.

SGII’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. SGII’s management will likewise is required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the preparation of the financial statements included in this proxy statement/prospectus, SGII’s management identified a material weakness in its policies and procedures regarding financial period closure and financial statement preparation, in that such policies and procedures were not sufficiently documented and formalized to ensure that financial information and financial statements could be prepared accurately, efficiently and timely in accordance with U.S. GAAP and the SEC’s reporting requirements.

In light of the identified material weakness, SGII has begun to enhance its processes, policies and procedures regarding financial period closure and financial statement preparation to ensure that they are sufficiently documented and formalized. In connection therewith, SGII has further formalized its processes and increased communication among our personnel and third-party professionals with whom we consult. The elements of SGII’s remediation plan can only be accomplished over time, and SGII can offer no assurance that these initiatives will ultimately have the intended effects.

Any failure to maintain such internal control could adversely impact SGII’s ability to report its financial position and results from operations on a timely and accurate basis. If SGII’s financial statements are not accurate, investors may not have a complete understanding of its operations. Likewise, if SGII’s financial statements are not filed on a timely basis, SGII could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on SGII’s business. Ineffective internal controls could also cause investors to lose confidence in SGII’s reported financial information, which could have a negative effect on the trading price of SGII’s shares or its ability to complete a business combination.

SGII can give no assurance that the measures it has taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if SGII is successful in strengthening its controls and procedures, in the future those controls, and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

The Excise Tax included in the Inflation Reduction Act may decrease the value of SGII’s securities, hinder SGII’s ability to consummate an initial business combination, and decrease the amount of funds available for distribution in connection with a liquidation.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (“IRA”), which, among other things, imposes a 1% Excise Tax on the fair market value of stock repurchased by a domestic corporation beginning in 2023, with certain exceptions. Because SGII is a Delaware corporation and its securities trade on the Nasdaq Stock Market, it is a “covered corporation” within the meaning of the Inflation Reduction Act. While not free from doubt, it is possible that the Excise Tax will apply to any redemptions of SGII’s common stock after December 31, 2022, including redemptions in connection with the Merger and any amendment to our certificate of incorporation to extend the time to consummate an initial business combination, unless an exemption is available. Issuances of securities in connection with an initial business combination transaction (including any PIPE transaction at the time of an initial business combination) are expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same taxable year (generally by the value of the securities issued), but the value of the securities redeemed may exceed the value of the securities issued.

Consequently, the value of your investment in SGII’s securities may decrease as a result of the Excise Tax. Further, the application of the Excise Tax in the event of a liquidation is uncertain absent further guidance.

There is substantial doubt about SGII’s ability to continue as a going concern.

There is no guaranty SGII may be able to obtain additional financing if and when needed. If SGII is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. SGII cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about SGII’s ability to continue as a going concern. Risks Related to SGII’s Business

SGII has identified a material weakness in its internal control over financial reporting. This material weakness could continue to adversely affect SGII’s ability to report its results of operations and financial condition accurately and in a timely manner.

SGII’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP. SGII’s management will likewise is required, on a quarterly basis, to evaluate the effectiveness of its internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the preparation of the financial statements included in this proxy statement/prospectus, SGII’s management identified a material weakness in its policies and procedures regarding financial period closure and financial statement preparation, in that such policies and procedures were not sufficiently documented and formalized to ensure that financial information and financial statements could be prepared accurately, efficiently and timely in accordance with U.S. GAAP and the SEC’s reporting requirements.

In light of the identified material weakness, SGII has begun to enhance its processes, policies and procedures regarding financial period closure and financial statement preparation to ensure that they are sufficiently documented and formalized. In connection therewith, SGII has further formalized its processes and increased communication among our personnel and third-party professionals with whom we consult. The elements of SGII’s remediation plan can only be accomplished over time, and SGII can offer no assurance that these initiatives will ultimately have the intended effects.

Any failure to maintain such internal control could adversely impact SGII’s ability to report its financial position and results from operations on a timely and accurate basis. If SGII’s financial statements are not accurate, investors may not have a complete understanding of its operations. Likewise, if SGII’s financial statements are not filed on a timely basis, SGII could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on SGII’s business. Ineffective internal controls could also cause investors to lose confidence in SGII’s reported financial information, which could have a negative effect on the trading price of SGII’s shares or its ability to complete a business combination.

SGII can give no assurance that the measures it has taken and plan to take in the future will remediate the material weakness identified or that any additional material weaknesses or restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if SGII is successful in strengthening its controls and procedures, in the future those controls, and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

The Excise Tax included in the Inflation Reduction Act may decrease the value of SGII’s securities, hinder SGII’s ability to consummate an initial business combination, and decrease the amount of funds available for distribution in connection with a liquidation.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022 (“IRA”), which, among other things, imposes a 1% Excise Tax on the fair market value of stock repurchased by a domestic corporation beginning in 2023, with certain exceptions. Because SGII is a Delaware corporation and its securities trade on the Nasdaq Stock Market, it is a “covered corporation” within the meaning of the Inflation Reduction Act. While not free from doubt, it is possible that the Excise Tax will apply to any redemptions of SGII’s common stock after December 31, 2022, including redemptions in connection with the Merger and any amendment to our certificate of incorporation to extend the time to consummate an initial business combination, unless an exemption is available. Issuances of securities in connection with an initial business combination transaction (including any PIPE transaction at the time of an initial business combination) are expected to reduce the amount of the Excise Tax in connection with redemptions occurring in the same taxable year (generally by the value of the securities issued), but the value of the securities redeemed may exceed the value of the securities issued.

Consequently, the value of your investment in SGII’s securities may decrease as a result of the Excise Tax. Further, the application of the Excise Tax in the event of a liquidation is uncertain absent further guidance.

There is substantial doubt about SGII’s ability to continue as a going concern.

There is no guaranty SGII may be able to obtain additional financing if and when needed. If SGII is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. SGII cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about SGII’s ability to continue as a going concern.

SPECIAL MEETING OF SGII STOCKHOLDERS

General

SGII is furnishing this proxy statement/prospectus to SGII stockholders as part of the solicitation of proxies by SGII’s board of directors for use at the special meeting of SGII stockholders. This proxy statement/prospectus provides SGII stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of Special Meeting of SGII Stockholders

The special meeting of stockholders will be held virtually on           , 2023, at            a.m., Eastern Time, or such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. SGII stockholders may attend, vote and examine the list of SGII stockholders entitled to vote at the special meeting by visiting https://www.cstproxy.com/seaportglobalacquisition2/bc2023 and entering the control number found on their proxy card, voting instruction form or notice they previously received.

Purpose of the SGII Special Meeting

At the special meeting, SGII is asking holders of SGII common stock to:

●	consider and vote upon a proposal to adopt the Merger Agreement and approve the Business Combination contemplated thereby (the business combination proposal);
●	consider and vote upon separate proposals to approve amendments to SGII’s current amended and restated certificate of incorporation to: (i) change the name of the public entity to “American Battery Materials, Inc.” as opposed to “Seaport Global Acquisition II Corp.”; (ii) increase SGII’s capitalization so that it will have authorized shares of a single class of common stock and authorized shares of preferred stock, as opposed to SGII having 200,000,000 authorized shares of Class A common stock, 20,000,000 authorized shares of Class B common stock and 1,000,000 authorized shares of preferred stock; and (iii) delete the various provisions applicable only to special purpose acquisition corporations such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time (the SGII charter proposals);
●	consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance by SGII of shares of SGII Class A common stock pursuant to the Business Combination (the Nasdaq proposal);
●	elect seven directors who, upon consummation of the Business Combination, will be the directors of the Combined Company, in each case, until their successors are elected and qualified (the director election proposal); and,
●	consider and vote upon a proposal to approve the 2023 Long-Term Incentive Plan (the incentive plan proposal).

Recommendation of SGII’s Board of Directors

SGII’s board of directors has unanimously determined that the business combination proposal is fair to and in the best interests of SGII and its stockholders; has unanimously approved the business combination proposal; unanimously recommends that stockholders vote “FOR” the business combination proposal; unanimously recommends that stockholders vote “FOR” each of the SGII charter proposals; unanimously recommends that stockholders vote “FOR” the Nasdaq proposal; unanimously recommends that stockholders vote “FOR” the election of all of the persons nominated by SGII’s management for election as directors; and unanimously recommends that stockholders vote “FOR” the incentive plan proposal.

SGII’s Record Date; Persons Entitled to Vote

SGII has fixed the close of business on           , 2023 as the “record date” for determining SGII stockholders entitled to notice of, and to attend and vote at, the special meeting. As of the close of business on           , 2023, there were            shares of SGII common stock outstanding and entitled to vote. Each share of SGII common stock is entitled to one vote at the special meeting.

Pursuant to agreements with SGII, the 3,393,750 Founder Shares held by the Sponsor and SGII’s officers and directors, and any common stock acquired by them in the aftermarket, will be voted in favor of the business combination proposal. Such holders have indicated they intend to vote their shares in favor of the other proposals presented at the special meeting.

Quorum

The presence, in person (which would include presence at a virtual meeting) or by proxy, of a majority of all the outstanding shares of SGII common stock entitled to vote at the meeting.

Abstentions and Broker Non-Votes

Abstentions are considered present for purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the business combination proposal, the SGII charter proposals, the Nasdaq proposal and the incentive plan proposal. Abstentions will have no effect on the director election proposal. Broker non-votes will have no effect on the business combination proposal, director election proposal and incentive plan proposal, and will have the same effect as a vote “AGAINST” the SGII charter proposals.

If a stockholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the business combination proposal, the SGII charter proposals, the Nasdaq proposal and the incentive plan proposal (and each such proposal is cross-conditioned on the approval of all proposals).

Vote Required

The approval of the incentive plan proposal and the Nasdaq proposal proposal will require the affirmative vote of the holders of a majority of the outstanding SGII common stock present (which would include presence at a virtual meeting) and entitled to vote at the meeting.

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding SGII common stock that are voted at the special meeting.

The approval of each of the SGII charter proposals will require the affirmative vote of the holders of a majority of the outstanding shares of SGII common stock on the record date.

Directors are elected by a plurality. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Voting Your Shares

SGII stockholders may vote electronically at the special meeting by proxy or by visiting https://www.cstproxy.com/seaportglobalacquisition2/bc2023 and entering the control number found on their proxy card, voting instruction form or notice they previously received. SGII recommends that you submit your proxy even if you plan to attend the special meeting virtually. If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the special meeting.

If your shares of SGII common stock are owned directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” If your shares are held in a stock brokerage account or by a bank or other nominee or intermediary, you are considered the beneficial owner of shares held in “street name” and are considered a “non-record (beneficial) stockholder.”

If you are a SGII stockholder of record you may use the enclosed proxy card to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card, your shares will be voted in accordance with your instructions. The named proxies will vote all shares at the meeting for which proxies have been properly submitted and not revoked. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by SGII’s board of directors “FOR” the business combination proposal, each of the SGII charter proposals, each director included in the director election proposal, the Nasdaq proposal and the incentive plan proposal.

Your shares will be counted for purposes of determining a quorum if you vote:

●	via the Internet;
●	by telephone;
●	by submitting a properly executed proxy card or voting instruction form by mail; or
●	electronically at the special meeting.

Abstentions will be counted for determining whether a quorum is present for the special meeting.

Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the special meeting.

Revoking Your Proxy

If you are an SGII stockholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

●	you may send another proxy card with a later date;
●	you may notify SGII’s Secretary in writing before the special meeting that you have revoked your proxy; or
●	you may attend the special meeting, revoke your proxy and vote in person (which would include presence at a virtual meeting), as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your SGII common stock, you may call Advantage Proxy, Inc., SGII’s proxy solicitor, at (877) 870-8565 (toll-free) or (206) 870-8565 (for banks and brokers) or email Stephen C. Smith, SGII’s chief executive officer, at ksmith@advantageproxy.com.

Redemption Rights

Any Public Stockholder may seek to redeem its shares for cash in connection with the Business Combination. Public Stockholders are not required to affirmatively vote on the business combination proposal or be Public Stockholders on the record date in order to exercise redemption rights with respect to such public shares. Any stockholder holding public shares may exercise redemption rights which will result in them redeeming their shares into a full pro rata portion of the trust account, including interest earned on the trust account and not previously released to SGII to pay its tax obligations, which, for illustrative purposes, was $            per share as of           , 2023, the record date, calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder seeks redemption of their shares as described in this section and the Business Combination is consummated, SGII will redeem these shares for a pro rata portion of funds deposited in the trust account and the holder will no longer own these shares following the Business Combination.

Notwithstanding the foregoing, a Public Stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to 20% or more of the public shares. Accordingly, all public shares in excess of 20% held by a Public Stockholder will not be redeemed.

The Sponsor and SGII’s officers and directors will not have redemption rights with respect to any shares of SGII common stock owned by them, directly or indirectly.

SGII stockholders who seek to have their public shares redeemed must deliver their shares, either physically or electronically using The Depository Trust Company’s DWAC System, to SGII’s transfer agent no later than two (2) business days prior to the special meeting. If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent typically will charge the tendering broker $45 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to stockholders for the return of their shares.

Any request to have such shares redeemed, once made, may be withdrawn at any time prior to the vote on the business combination proposal. Furthermore, if a holder of a public share delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that the transfer agent return the certificate (physically or electronically).

If the Business Combination is not approved or completed for any reason, then SGII’s Public Stockholders who elected to exercise their redemption rights will not be entitled to have their shares redeemed. In such case, SGII will promptly return any shares delivered by Public Stockholders.

If SGII would be left with less than $5,000,001 after taking into account the redemption for cash of all public shares properly demanded to be redeemed by Public Stockholders, SGII will not be able to consummate the Business Combination. This means that a substantial number of public shares may be redeemed and SGII can still consummate the Business Combination. In addition, the Merger Agreement provides that ABM is not required to consummate the Business Combination if immediately prior to the consummation of the Business Combination SGII does not have at least $20 million available to SGII (consisting of the cash available in SGII’s trust account together with net cash proceeds received from any investment in SGII approved pursuant to the terms of the Merger Agreement, including up to $43 million pursuant to the Forward Purchase Agreement) after giving effect to payment of amounts that SGII will be required to pay to redeeming stockholders upon consummation of the Business Combination. Although unlikely, if this condition is not satisfied or waived by ABM, the Business Combination will not be consummated.

Holders of SGII warrants will not have redemption rights with respect to such securities.

The closing price of the SGII common stock on           , 2023, the record date, was $           . The cash held in the trust account on such date less taxes payable was approximately $            million ($           per public share). Prior to exercising redemption rights, stockholders should verify the market price of SGII common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. SGII cannot assure its stockholders that they will be able to sell their common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its stockholders wish to sell their shares.

If a Public Stockholder exercises its redemption rights, then it will be exchanging its shares of SGII common stock for cash and will no longer own those shares.

Appraisal Rights

None of SGII’s stockholders, unitholders or warrant holders have appraisal rights in connection with the Business Combination under Delaware law.

Proxy Solicitation

SGII is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person (which would include presence at a virtual meeting). SGII and its directors, officers and employees may also solicit proxies in person (which would include presence at a virtual meeting), by telephone or by other electronic means. SGII will bear the cost of the solicitation.

SGII has hired Advantage Proxy, Inc. to assist in the proxy solicitation process. SGII will pay that firm a fee of $10,000 plus disbursements. Such payment will be made from non-trust account funds.

SGII will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. SGII will reimburse them for their reasonable expenses.

The Sponsor and SGII’s Officers and Directors

As of           , 2023, the record date for the special meeting, the Sponsor and SGII’s officers and directors beneficially owned and were entitled to vote an aggregate of 3,393,750 shares of SGII common stock. These individuals and entities also purchased an aggregate of 7,531,250 private warrants simultaneously with the consummation of the Initial Public Offering. The Founder Shares held by the Sponsor and SGII’s officers and directors currently constitute an aggregate of           % of SGII’s outstanding common stock.

In connection with the Initial Public Offering, each of the Sponsor and SGII’s officers and directors have agreed to vote the Founder Shares, as well as any common stock acquired in the aftermarket, in favor of the business combination proposal. Each has also indicated that he, she or it intends to vote his, her or its shares in favor of all the other proposals being presented at the meeting. There are no redemption rights with respect to the Founder Shares in the event a business combination is not effected in the required time period and SGII is forced to redeem all of the public shares. Accordingly, the Founder Shares will be worthless if no business combination is consummated by SGII.

In connection with the Initial Public Offering, the holders of the Founder Shares entered into the Sponsor Agreement pursuant to which they agreed not to transfer the Founder Shares (subject to limited exceptions) until one year after the completion of an initial business combination or earlier if, subsequent to the initial business combination, (i) the last sales price of SGII common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) SGII consummates a subsequent liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of SGII’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Additionally, the holders of private warrants entered into a lock-up agreement pursuant to which they agreed not to transfer the private warrants or common stock underlying the private warrants (subject to limited exceptions) until 30 days after the completion of an initial business combination.

In connection with the Business Combination, the Sponsor will also enter into a lock-up agreement, pursuant to which the SGII common stock received on conversion of the Founder Shares held by it will be subject to transfer restrictions until the earlier of (i) twelve months from the closing of the Business Combination, (ii) the date on which the last sale price of SGII common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing 150 days following the closing of the Business Combination and (iii) the date SGII consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all SGII stockholders having the right to exchange their shares of common stock for cash, securities or other property.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

The discussion in this proxy statement/prospectus of the Business Combination and the principal terms of the Merger Agreement is subject to, and is qualified in its entirety by reference to, the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.

Structure of the Transactions

The Merger Agreement provides, among other things, for Merger Sub to merge with and into ABM, with ABM surviving as a wholly owned subsidiary of SGII. Pursuant to the Merger Agreement, the stockholders of ABM will receive a number of shares of SGII common stock based on the Exchange Ratio, the numerator of which is equal to the number of shares of SGII common stock equal to the quotient of (i) (A) $120,000,000, plus (B) Closing Date Cash, minus (C) the Closing Date Indebtedness, plus (D) the aggregate exercise price of all Company Warrants (excluding any Company Warrants that will terminate by their terms upon the Effective Time), divided by (ii) $10.00, and the denominator of which is equal to the number of outstanding shares of ABM, including shares issuable upon conversion of Company Convertible Notes (all capitalized terms in the Exchange Ratio as defined in the Merger Agreement). The holders of Specified Convertible Notes will receive a number of shares of SGII common stock determined by dividing all principal and accrued interest under such notes by the applicable conversion prices set forth in such notes. The holders of ABM options and warrants will receive SGII options and warrants equal to the number of shares of ABM Common Stock subject to the ABM options and warrants multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price of the ABM options and warrants divided by the Exchange Ratio.

In connection with the Business Combination, each outstanding warrant of SGII entitles the holder to purchase shares of SGII common stock beginning 30 days after the consummation of the Business Combination.

Immediately after the closing of the Business Combination, assuming no Public Stockholder exercises its redemption rights, ABM stockholders will own approximately            % of the shares of SGII common stock to be outstanding immediately after the Business Combination, current SGII stockholders will own approximately           % of the shares of SGII common stock, and Meteora will hold approximately          % of the issued and outstanding SGII common stock, in each case, based on the number of shares of SGII common stock outstanding as of            , 2023 (in each case, without regard to any shares issuable upon exercise of options and warrants). If             shares of SGII common stock are redeemed for cash, which assumes the maximum redemption of SGII’s public shares and providing for a minimum of $             million of cash after giving effect to payments to redeeming stockholders, ABM stockholders will own approximately             % and SGII stockholders will own approximately             % of the shares of SGII common stock to be outstanding immediately after the Business Combination (in each case, without regard to any shares issuable upon exercise of options and warrants).

Headquarters; Trading Symbols

After completion of the transactions contemplated by the Merger Agreement:

●	the corporate headquarters and principal executive offices of SGII will be located at 500 West Putnam Avenue, Suite 400, Greenwich CT 06830; and
●	SGII common stock and SGII warrants are expected to be traded on Nasdaq under the symbols BLIT and BLITW, respectively.

Sale Restrictions

In connection with the Initial Public Offering, the holders of the Founder Shares entered into the Sponsor Agreement pursuant to which they agreed not to transfer the Founder Shares (subject to limited exceptions) until one year after the completion of an initial business combination or earlier if, subsequent to the initial business combination, (i) the last sales price of SGII common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (ii) SGII consummates a subsequent liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of SGII’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Additionally, the holders of private warrants entered into a lock-up agreement pursuant to which they agreed not to transfer the private warrants or common stock underlying the private warrants (subject to limited exceptions) until 30 days after the completion of an initial business combination.

In connection with the Business Combination, the Sponsor will also enter into a lock-up agreement, pursuant to which the SGII common stock received on conversion of the Founder Shares held by it will be subject to transfer restrictions until the earlier of (i) twelve months from the closing of the Business Combination, (ii) the date on which the last sale price of SGII common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing 150 days following the closing of the Business Combination and (iii) the date SGII consummates a subsequent liquidation, merger, stock exchange, reorganization or other similar transaction which results in all SGII stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Certain ABM stockholders receiving shares of SGII common stock in the Business Combination have agreed to enter into the Stockholder Lock-up Agreement, pursuant to which such stockholders will be subject to the same lock-up period to which the Sponsor will be subject for all shares of SGII common stock held by such holders.

Related Agreements

Stockholders’ Agreement

At the closing of the Business Combination, the Sponsor and certain stockholders of ABM will enter into the Stockholders’ Agreement with SGII, pursuant to which the Sponsor will have the right to designate up to two directors for election to the Combined Company’s board of directors for so long as it maintains beneficial ownership of 50% or more of the shares of SGII common stock owned by the Sponsor on the closing date of the Business Combination.

Registration Rights Agreement

Concurrently with the execution of the Merger Agreement on June 1, 2023, the Sponsor and certain ABM stockholders have entered into the Registration Rights Agreement pursuant to which SGII agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement. SGII also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that SGII will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Lock-Up Agreements

In connection with the Business Combination, certain SGII stockholders and certain ABM stockholders will enter into lock-up agreements. For additional information about the lock-up agreements, see the section entitled “Proposal No. 1 — The Business Combination Proposal — Sale Restrictions.”

Forward Purchase Agreement

Concurrently with the execution of the Merger Agreement on June 1, 2023, SGII and ABM entered the Forward Purchase Agreement with Meteora. Pursuant to the Forward Purchase Agreement, Meteora is expected to purchase up to 4,200,000 shares of SGII Class A common stock (“FPA Shares”) subject to a cap of 9.9% of outstanding shares on a post-Business Combination basis, at a per share price no more than the price per share paid to redeeming SGII public stockholders in connection with the vote to approve the Business Combination (the “Redemption Price”), or up to approximately $43 million based on the current redemption price, in advance of the consummation of the Business Combination. In certain circumstances, including if Meteora purchases less than 4,200,000 FPA Shares, it will be entitled to receive warrants to purchase shares of SGII common stock in an amount equal to the difference of 4,200,000 and the number of FPA Shares purchased in the market by Meteora and subject to the Forward Purchase Agreement. The form of warrant shall be agreed upon by the parties within forty-five (45) days of the execution of the Forward Purchase Agreement. Such warrants will be exercisable at $10.00 per share, subject to reduction upon any Dilutive Offering Reset (as defined in the Forward Purchase Agreement). In connection with its purchase of the FPA Shares, Meteora will waive its redemption rights in connection with the shareholder vote to approve the Business Combination. Entities and funds managed by Meteora own equity interests in the Sponsor. Such waiver may reduce the number of shares of SGII Class A common stock redeemed in connection with the Business Combination, which reduction could alter the perception of the potential strength of the Business Combination.

Following the closing of the Business Combination, an amount equal to the number of FPA Shares multiplied by the redemption price, less 1.00%, will be prepaid to Meteora. The remaining 1.00% (the “Prepayment Shortfall”) will be released to SGII at the closing of the Business Combination. The FPA Shares held by Meteora and subject to the Forward Purchase Agreement may be sold into the market by Meteora at any time following the closing of the Business Combination. Meteora is entitled to sell into the market FPA Shares without any payment to SGII until the proceeds from such sales equals the Prepayment Shortfall. SGII may receive up to $41,580,000 from the termination of all or a portion of the Forward Purchase Agreement transaction at $10.00 per terminated FPA Share, subject to reduction upon any Dilutive Offering Reset. To the extent Meteora elects not to terminate the Forward Purchase Agreement transaction prior to the maturity date, SGII will be entitled to receive from Meteora the number of FPA Shares not so terminated, and Meteora will be entitled to “maturity” consideration, paid in Shares or cash, subject to the terms of the Forward Purchase Agreement. The maturity date is the third anniversary of the closing of the Business Combination, subject to acceleration at the seller’s option upon the volume weighted average price per share being at or below $5.00 per share for any 20 trading days during a 30 consecutive trading day-period and upon any delisting of SGII common stock.

The Forward Purchase Agreement provides that Meteora is entitled to transfer and/or assign all or a portion of its rights and obligations under the Forward Purchase Agreement to one or more third parties of its choosing. Additionally, according to the terms of the Forward Purchase Agreement, SGII has agreed to indemnify Meteora against certain losses in connection with the Forward Purchase Agreement and to pay certain consideration and fees, including without limitation a quarterly fee, a breakage fee and share consideration equal to 300,000 shares at the redemption price.

Stockholder Support Agreements

Concurrently with the execution of the Merger Agreement on June 1, 2023, certain stockholders of ABM who hold a majority of the outstanding stock of ABM have entered into the Stockholder Support Agreement with SGII and ABM, pursuant to which they have agreed to vote in favor of the Business Combination at a meeting called to approve the Business Combination by ABM stockholders (or to act by written consent approving the Business Combination).

Background of the Business Combination

SGII is a blank check company formed in order to effect a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with one or more businesses or entities. SGII was incorporated under the laws of the State of Delaware on June 21, 2021.

The Business Combination with American Battery is the result of an extensive search for a potential transaction and business combination utilizing the network and investing and transaction experience of SGII’s management team and advisors. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of SGII and ABM. The following is a brief discussion of the background of these negotiations, the Merger Agreement and the Business Combination.

On November 19, 2021, SGII completed its Initial Public Offering. Prior to the consummation of its Initial Public Offering, neither SGII, nor anyone on its behalf, contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a transaction with SGII.

From the date of the Initial Public Offering through the signing of a non-binding letter of intent (“LOI”) with ABM on March 17, 2023, representatives of SGII contacted and were contacted by a number of individuals and entities with respect to business combination opportunities and engaged in discussions with several possible target businesses regarding potential transactions. During that period, SGII’s officers and directors identified and met with at least 20 potential target businesses from a wide range of industry segments and had in person, virtual and telephonic meetings with many target management teams, owners, and their representatives. The majority of these potential target entities were sourced internally from lists of companies which SGII’s officers and directors had compiled through independent research, through relationships between SGII’s officers and directors and senior management of target entities, or companies in which SGII’s sponsor has or had a debt or equity investment. In evaluating these initial potential targets, SGII’s officers and directors considered various factors including the company’s size, sector, growth prospects and capital requirements.

The decision not to pursue any particular target business that SGII analyzed was generally the result of one or more of (i) SGII’s determination that such business did not represent as attractive a target as ABM due to a combination of business prospects, strategy, management teams, structure and valuation, (ii) a difference in valuation expectations between SGII, on the one hand, and the target and/or its owners, on the other hand, (iii) a potential target’s unwillingness to engage with SGII given the timing and uncertainty of closing due to the requirement for SGII stockholder approval or (iv) a potential target’s unwillingness to engage with SGII given conflicting business objectives on the target’s side.

Prior to engaging with ABM, in addition to the targets with which SGII engaged for management presentations, phone calls, management meetings and due diligence, SGII signed three LOIs with two different companies (which included reengaging on a potential transaction that had been previously abandoned).

SGII was introduced to ABM through a relationship between a member of the Sponsor, and the Co-CEO of ABM, David Graber. Mr. Graber has been a business associate of members of our Sponsor across various business interests.

On March 6, 2023, SGII received a high-level overview of ABM’s business. Since ABM is an SEC reporting company, SGII was able to ascertain and understand ABM’s business quickly through the publicly available disclosures both via its SEC filings as well as through the publicly available information on its web site. On March 8, 2023, SGII and ABM executed a non-disclosure agreement and held a formal introduction, due diligence meeting and management presentation that was attended by SGII’s Director and Jay Burnham, SGII’s Chief Financial Officer and a member of the board of directors, and ABM’s Co-CEOs, Sebastian Lux and David Graber. SGII’s expressed interest in a possible transaction with ABM came at a time when ABM had just secured a partial bridge financing to fund early exploration, securing claims and identifying appropriate drilling sites. During the March 8, 2023 introduction call, Mr. Lux and Mr. Graber indicated to SGII that it intended to pursue a listing on Nasdaq to enhance its ability to raise capital, improve visibility and liquidity, and SGII suggested that business combination with a special purpose acquisition company (such as SGII) could be both appropriate and expeditious.

On March 9, 2023, following SGII’s initial due diligence, read through of the publicly available information, and a management presentation, SGII provided ABM with an initial draft of the LOI for a business combination between SGII and ABM.

On March 14, 2023, Mr. Burnham met with Meteora Capital Management (“Meteora”) about Meteora’s interest in providing a Forward Purchase Agreement to ABM.

Between March 9 and March 17, 2023, Mr. Graber, held several ad-hoc calls and meetings with Mr. Burnham and SGII’s other representatives, discussing the lithium market, ABM’s near-, medium- and long-term operational goals, capital requirements to achieve those goals, and potential sources of capital including, potentially, a merger with SGII. On March 16, 2023, SGII management sent the draft LOI via email to SGII’s board of directors for their review and received comments and questions from one of SGII’s directors regarding ABM. In connection therewith, the SGII board of directors determined to proceed with pursuing a transaction with ABM.

Shortly thereafter, on March 17, 2023, following the discussions about ABM’s business and the potential for a business combination with SGII, Mr. Graber and Dr. Adam Lipson, a director of ABM, met SGII’s Chairman of the board of directors, Stephen Smith, in Palm Beach, Florida, where the discussion focused on opportunities to leverage the expertise and capital resources of SGII, its board of directors and its sponsor, facilitated by business combination. Later that day, SGII and ABM finalized and executed the LOI.

On March 24, 2023, Mr. Burnham met with Mr. Lux and Mr. Graber to review outstanding due diligence questions and the terms of ABM’s bridge financing. Also on that day, SGII had a call with its investment banking team at B. Riley Securities (“B. Riley”) to discuss the potential opportunity for a business combination with ABM, and B. Riley suggested a follow up call with ABM’s management team.

On March 27, 2023, Mr. Graber, Mr. Lux and Mr. Burnham held two conference calls. The first, with SGII’s legal counsel Paul Hastings LLP (“Paul Hastings”) and also attended by SGII’s Chief Operating Officer, Salvatore Bonomo, was to engage the parties in initial discussions regarding due diligence and the drafting of the Merger Agreement. The second call that afternoon was with senior members of SGII’s investment banking team at B. Riley Securities, during which B. Riley’s team was able to conduct initial due diligence on ABM and its business.

During the several weeks that ensued, SGII continued its due diligence on ABM and the proposed transaction structure, including the Forward Purchase Agreement with Meteora. On April 4, 2023, Mr. Smith and Mr. Burnham held a joint call with Mr. Lux and Mr. Graber and Meteora to discuss the terms of the Forward Purchase Agreement and further discuss ABM’s business prospects and capital needs. On April 13, 2023, SGII coordinated a presentation by Mr. Lux and Mr. Graber for Seaport Global Securities, LLC (“SGS”), an affiliate of the Sponsor, to discuss the prospect of engaging with SGS as a placement agent or advisor for the proposed transaction that was also attended by Mr. Smith and Mr. Burnham.

On April 11, 2023, Paul Hastings sent an initial draft of the Merger Agreement to ABM. On April 20, Mr. Burnham shared additional information about lithium mining with SGII’s board of directors, highlighting the topic’s relevance and pertinent information related to the industry.

On April 29, ABM’s advisors provided comments to the draft Merger Agreement to SGII and the Paul Hastings team.

On May 2, 2023, Mr. Burnham and Paul Hastings held a call with Mr. Graber and certain advisors to discuss ABM’s comments and questions related to the proposed Merger Agreement. Also on May 2, 2023, Paul Hastings advisors provided SGII’s Director and CFO and transaction advisor a flow chart describing the mechanics of the forward purchase agreement as well as comments related to the proposed forward purchase agreement, which primarily revolved around (a) the representations and warranties and (b) ABM’s ability to pursue additional financing in advance of the Business Combination.

On May 4, 2023, Mr. Burnham, Mr. Bonomo and certain advisors held a call with Mr. Lux and Mr. Graber to review ABM’s existing investor presentation and discussed suggested updates to the presentation for when a public announcement of the Business Combination was made.

On May 16, 2023, ABM sent additional comments to the Merger Agreement to SGII and the Paul Hastings team. Over the next two days, the parties held multiple calls and corresponded via email to resolve the outstanding comments, which were non-substantive in nature.

On May 17, 2023, the SGII board of directors, with Paul Hastings in attendance, held a meeting to discuss the terms of the Forward Purchase Agreement and the progress made with both due diligence, valuation and the Merger Agreement. On May 18, 2023, the SGII board of directors met to review a valuation comparables analysis that SGII management had compiled for the publicly listed companies that it believed were comparable to ABM. During that week, a number of ad-hoc conversations and email exchanges between Mr. Burnham and SGII’s advisors and members of SGII’s board of directors occurred regarding valuation, comparable companies, and the Merger Agreement.

On May 22, 2023, Mr. Burnham met telephonically with the Paul Hastings team and Mr. Lux and Mr. Graber to discuss items in the Merger Agreement and to finalize any remaining questions or concerns. On May 23, 2023, Paul Hastings circulated an updated version of the Merger Agreement to Mr. Burnham, Mr. Lux, Mr. Graber and their respective advisors for review.

On May 24, 2023, Mr. Burnham sent a copy of the Merger Agreement to the SGII board of directors for review. Also on that day, Mr. Burnham sent an email to Mr. Lux, Mr. Graber and ABM’s advisors an email detailing remaining items needed from ABM related to finalization of the Merger Agreement. Later that day, ABM provided the remaining requested information to SGII and the Paul Hastings team for review.

On May 25, 2023, SGII’s board of directors met together with Mr. Bonomo and certain advisors to review the Merger Agreement and answer questions. On May 26, 2023 SGII’s board of directors held a call with Mr. Lux and Mr. Graber to discuss the Merger Agreement, the ABM business, and answer additional questions regarding structure, valuation and ABM’s prospects, capital needs and execution timeline. On May 25, 2023, Paul Hastings corresponded with the ABM team with respect to finalizing the schedules and annexes to the Merger Agreement. On May 29, 2023, ABM’s transaction advisor shared the remaining schedule items with Paul Hastings and Mr. Burnham. On May 30, 2023, ABM’s advisor shared ABM’s stockholder consent form with Paul Hastings so that the Merger Agreement could be finalized.

On May 30, 2023 the SGII board of directors again met, with Paul Hastings in attendance, to discuss the final schedules, representations and warranties of the Merger Agreement, with the intent of finalizing and executing the Merger Agreement. At that meeting, the SGII board of directors unanimously approved the Merger Agreement and related transactions and recommended that they be submitted to SGII’s stockholders for approval. On May 31, 2023 SGII and ABM executed the Forward Purchase Agreement with Meteora, and on June 1, 2023 SGII and ABM executed the Merger Agreement.

On July 6, 2023, Mr. Burnham and certain of our advisors met with Mr. Graber, Mr. Lux and certain of their advisors to ABM to discuss a proposed reduction in valuation for ABM in conjunction with a proposal that ABM contribute — in shares or cash — to SGII’s proposed cash payment to its stockholders to approve an extension of the time in which SGII had to complete a business combination from August 19, 2023 to up to February 19, 2024. At that meeting, the teams discussed the prospects and logic for reducing ABM’s valuation and amending the Merger Agreement.

On July 7, 2023, the teams had a follow up call with the same participants to further discuss feedback from the ABM management team and further refine the proposed amendment to the Merger Agreement. At that meeting, Mr. Graber alerted Mr. Burnham that he intended to discuss the proposed amendment with ABM’s board and provide feedback to Mr. Burnham and SGII’s advisors following those discussions. Mr. Burnham sent an email to the SGII board of directors alerting the board that Mr. Burnham had proposed an amendment to the Merger Agreement that included ABM contributing to the cost of SGII’s extension as well as a proposed reduction in ABM’s valuation.

On July 11, 2023, an initial draft of the amendment to the Merger Agreement was distributed to Mr. Graber and Mr. Lux. Discussions ensued over the next few days to clarify several points in the agreement.

On July 13, 2023, ABM indicated to SGII that they were in agreement with the proposed amendment to the Merger Agreement.

On the morning of July 14, 2023, the SGII board held a meeting with the and Paul Hastings team in attendance to address any final questions and approve the amendment. At that meeting, the SGII board unanimously approved the amendment to the Merger Agreement, which amendment was executed shortly thereafter.

SGII’s Board of Directors’ Reasons for Approval of the Business Combination

In evaluating the Business Combination, SGII’s board of directors consulted with SGII’s management and their legal advisors, Paul Hastings LLP. SGII’s board of directors reviewed a variety of industry and financial data to determine if the consideration to be paid was reasonable and that the Business Combination was advisable and fair to, and in the best interests of, SGII stockholders. The financial data reviewed included the historical financial statements of ABM, comparable publicly traded company information collated by SGII management, an analysis of the pro forma capital structure and trading multiples prepared by SGII management.

SGII’s management conducted a due diligence review of ABM that included an industry analysis, an analysis of the existing business model of ABM, its historical reported financial results and its financing plans for its future projects. SGII’s management has decades of experience in both operational and financial management and is the same team that identified a merger partner and consummated a business combination with Redbox Entertainment and Seaport Global Acquisition Corp., the first special purpose acquisition company sponsored by SGAM. For these reasons, in the opinion of SGII’s board of directors, SGII management was suitably qualified to conduct the due diligence and other investigations and analyses required in connection with the search for a business combination partner. A detailed description of the experience of SGII’s executive officers and directors is included in the section of this proxy statement/prospectus entitled “Other Information Related to SGII — Directors and Executive Officers.”

Following meetings with ABM’s management and several additional internal due diligence meetings, SGII’s board of directors concluded that ABM management had suitable expertise for the execution of its business plan and day to day management of the company.

In reaching its unanimous resolution (i) that the terms and conditions of the Merger Agreement, including the proposed Business Combination, are advisable, fair to and in the best interests of SGII and its stockholders and (ii) to recommend that SGII stockholders adopt and approve the Merger Agreement and approve the Business Combination contemplated therein, SGII’s board of directors considered a range of factors, including but not limited to, the factors discussed below. In light of the number and wide variety of factors, SGII’s board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. SGII’s board of directors viewed its position as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of SGII’s reasons for the Business Combination and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Forward-Looking Statements and Risk Factor Summary.”

In considering the Business Combination, SGII’s board of directors gave considerable weight to the following factors:

●	The Growing Demand for Lithium and Lack of Domestic Supply. According to Benchmark Mineral Intelligence, a global research firm, an additional 3.3 million tons of lithium will be needed to satiate annual lithium demand by 2035, which equates to approximately 70 new lithium mines. In the United States alone, according to BloombergNEF, demand for lithium-based batteries in 2030 will be approximately ten times greater than demand today, totaling nearly 3,000 GWh cumulatively by the end of the decade.
●	The Policy Prioritization of Electrification of the Vehicle Sector Globally. On a global scale, government and commercial organizations are pushing towards vehicle electrification. Ambitious policy programs in major economies, such as the “Fit for 55” regulation in the European Union and the Inflation Reduction Act in the United States, are expected to further increase market share for electric vehicles in the coming ten years. By 2030, the average share of electric cars in total sales across China, the EU and the United States is set to rise to around 60%.
●	The Inflation Reduction Act’s Impact on the Demand for Lithium. In August 2022, the United States passed the Inflation Reduction Act, which prioritizes lithium resourcing in the United States and provides avenues for government-backed financing and tax credits for domestic production. Starting in 2024, 40% of critical minerals found in EV batteries will be required to be extracted or processed in the United States or countries with which it has free trade agreements; or, they will have to have been recycled in North America, rising to 80% by the end of 2026. Also starting in 2024, 50% of battery components will be required to be manufactured or assembled in North America, growing to 100% by the end of 2028.
●	ABM’s Employment of Direct Lithium Extraction Technologies. Direct Lithium Extraction uses a process that involves a highly selective absorbent to extract lithium from brine water. The solution extracted from the brine water is then polished of impurities to yield high-grade Lithium Carbonate and Lithium Hydroxide. DLE rejects critical impurities which produces a higher quality Lithium end product. We believe DLE has the potential to significantly increase the supply of lithium from brine projects, nearly doubling lithium production/yield (taking recoveries from 40 - 60% to 70 - 90%+) and improving project returns. Further DLE technologies are believed to be more sustainable than existing extraction and mining alternatives, offering more efficient resource and water usage in its implementation.
●	ABM’S Technical Report and Adjacent Land with Reserves. According to ABM’s technical report summary, there is a substantial indication that lithium mineralization in brines occurs beneath the subject property, in light of ABM’s well log analysis and published proven reserves in adjacent properties. It is anticipated that the target grades and tonnages for the Lisbon Lithium Project will be similar to those reported in the adjacent projects, i.e., approximately one billion tonnes of brine at +100 ppm Li for a potential one million tonnes of LCE.
●	ABM’s Management and Advisory Team. ABM has assembled a management team with substantial operational expertise. Key executives and directors have all invested capital into the Company and bring operational and engineering expertise relevant to ABM’s business plan. Additionally, ABM has secured advisors and board members providing relevant industry, geological, and regulatory consultation.
●	ABM’s Potential as a Nasdaq Listed Company. While ABM is already an SEC reporting company, its OTC listing limits its visibility, liquidity, ability to attract top talent, and access to capital. SGII’s board of directors believe, and ABM management agrees, that ABM has the potential to accelerate its project development as a Nasdaq listed company.

SGII’s board of directors also considered a variety of uncertainties and risks and other potentially negative factors concerning the business combination including, but not limited to, the following:

●	Macroeconomic Risks. Macroeconomic uncertainty and the effects it could have on the combined company’s revenues and industry outlook.
●	Redemption Risk. The potential that a significant number of SGII stockholders elect to redeem their shares prior to the consummation of the business combination, which would potentially make the business combination more difficult or impossible to complete. In addition, the board of directors acknowledged that SGII will need to seek stockholder approval to further extend the time it has to complete a business combination, which will provide stockholders with an additional opportunity to redeem their shares.
●	Closing Conditions. The fact that the completion of the business combination is conditioned on the satisfaction of certain closing conditions that are not within SGII’s control, including the requirement to obtain approval from SGII’s stockholders.
●	Litigation. The possibility of litigation challenging the business combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the business combination;
●	Listing Risks. The challenges associated with preparing ABM for the applicable listing requirements to which to be a publicly traded company on NASDAQ.
●	Benefits May Not Be Achieved. The risks that the potential benefits of the business combination may not be fully achieved or may not be achieved within the expected timeframe, especially in light of the fact that ABM does not currently have any mining operations or revenues.
●	Liquidation of SGII. The risks and costs to SGII if the business combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in SGII being unable to effect a business combination by the Combination Period (unless further extended with stockholder approval).
●	No Third-Party Valuation. — The risk that SGII did not obtain a third-party valuation or fairness opinion in connection with the business combination;
●	Fees and Expenses. The fees and expenses associated with completing the business combination.

In addition to considering the factors described above, SGII’s board of directors also considered other factors including, without limitation:

●	Interests of Certain Persons — Some officers and directors of SGII may have interests in the business combination. See the section titled “ — Certain Benefits of SGII’s Directors and Officers and Others in the Business Combination.”
●	Other Risk Factors. Various other risk factors associated with the business of ABM, as described in the section entitled “Risk Factors.”

SGII’s board of directors concluded that the potential benefits that it expected SGII and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, SGII’s board of directors unanimously determined that the Merger Agreement and the Business Combination contemplated therein were advisable, fair to and in the best interests of SGII and its stockholders.

SGII’s Valuation Analysis of ABM

In evaluating the valuation of ABM, SGII used publicly available information regarding comparable companies, as well as a number of subjective criteria. The criteria for evaluating the various operators in the lithium mining sector vary based on the geography, stage of development, extraction method, capital needs, available resource, management quality, among other factors. Neither SGII management nor the board of directors considered any projections in evaluating ABM or the valuation thereof.

The companies and metrics that SGII considered were the following:

(Dollars in millions, except per share data)

Company Name	Ticker	Price as of 5/16/2023	Market Cap	TEV	LTM EBITDA		Total Debt	NPV	Resource Composition	P / NAV	EV / NAV	Stage	Regions	Mining Method
AMERICAN LITHIUM CORP	AMLI US Equity	$2.08	$446	$434	-$	33	$0	$5,300	Lithium / Uranium	0.08x	0.08x	Permitted	Nevada (US) / Peru	Brine
PIEDMONT LITHIUM INC	PLL US Equity	$56.60	$1,113	$946		N/A	$2	$6,150	Lithium	0.18x	0.15x	Pre-Permit	TN/NC (US), Quebec, Ghana	Hard Rock / Chemical Processing
LIVENT CORP	LTHM US Equity	$24.89	$4,528	$4,526		$481	$247	N/A	Lithium	N/A	N/A	Commercialized	Global	Brine / Hard Rock / Chemical Processing
5E ADVANCED MATERIALS INC	FEAM US Equity	$3.09	$143	$100		N/A	$0	$2,400	Lithium / Boron	0.06x	0.04x	Permitted	California (US)	Chemical Processing
SIGMA LITHIUM CORP	SGML US Equity	$40.41	$4,452	$4,271	-$	63	$100	$15,300	Lithium	0.29x	0.28x	Pre-Commercial	US, Canada, Brazil	Hard Rock
STANDARD LITHIUM LTD	SLI US Equity	$3.59	$616	$553	-$	31	$0	$3,000	Lithium	0.21x	0.18x	Pre-Permit	Arkansas (US)	Brine
ATLAS LITHIUM INC	ATLX US Equity	$23.74	$232	$227	-$	5	$0	N/A	Lithium / Various	N/A	N/A	Pre-Permit	Brazil	Hard Rock
LITHIUM AMERICAS CORP	LAC US Equity	$22.19	$3,688	$3,228	-$	168	$208	$5,700	Lithium	0.67x	0.59x	Pre-Permit	US, Argentina	Brine
ANSON RESOURCES LTD	ANSNF US Equity	$0.14	$167	$137	-$	12	$0	$921	Lithium / Various	0.18x	0.15x	Permitted	US, Australia	Brine
Lithium Mining Companies Average

●	American Lithium Corp. American Lithium Corp. is a Canada based mining company listed on the Toronto Stock Exchange Venture Exchange under the symbol “LI,” on the Frankfurt Stock Exchange under the symbol “5LA1” and on Nasdaq under the symbol “AMLI.” American Lithium has two lithium projects, one brine in Nevada and one hard rock in Peru, and a uranium mine in Peru. The lithium mines are permitted and have validated resources.
●	Piedmont Lithium Inc. Piedmont Lithium Inc. is a U.S. based development-stage multi-asset, integrated lithium business. Piedmont has multiple North American lithium projects, primarily consisting of hard rock mining. Its Canadian asset is already producing revenue, and several assets are expected to produce revenue in the coming 12 to 24 months.
●	Sigma Lithium Corp. Sigma Lithium Corp. (“Sigma”) is a Canadian company that owns and operates a fully operational hard rock lithium mine in Brazil. Sigma’s primary mine commenced operations and began producing lithium in the second quarter of 2023.
●	Standard Lithium Ltd. Standard Lithium Ltd.’s (“Standard”) flagship project is located in southern Arkansas, where it is engaged in the testing and proving of commercial viability of lithium extraction from over 150,000 acres of permitted brine operations. Standard also has non-producing assets in Southwest Arkansas and several other locations. Standard employs a proprietary Direct Lithium Extraction technology at its primary site, which is not yet producing revenue.
●	Atlas Lithium Corp. Atlas Lithium Corp. (“Atlas”) is a pre-revenue development stage company with a hard rock lithium mine operation in Brazil. Atlas also owns rights to additional lithium and non-lithium mining assets. Its lithium project is currently in the process of producing a mineral resource estimate report.
●	Lithium Americas Corp. Lithium Americas Corp. (“Lithium Americas”) is a Canadian company with assets in Argentina and Nevada. In Argentina, Lithium Americas is advancing a brine asset towards production and a second brine asset with a technical report that is a secondary development priority. In the United States, the Thacker Pass Project is a hard-rock mining asset in Nevada with a feasibility study completed.

●	Anson Resources Ltd. Anson Resources Ltd. (“Anson”) is an Australian based and Australian listed public company with a number of lithium brine claims in Utah including substantial claims, a resource report and feasibility study and water rights in the Paradox Basin. Anson also owns Nickel, Cobalt, and Uranium assets.

SGII management, in consultation with its board of directors, evaluated the comparable companies listed above based on the type of assets owned or leased and the stage of development of those assets. Based on those criteria, SGII and its board of directors determined that Anson and Atlas were the most comparable companies to ABM.

Atlas and ABM are in a similar stage of project development, with both companies in the process of producing an economic resource report. However, Atlas’ primary asset is a hard rock mining project which tends to require substantially more capital and generally a longer duration of development to begin producing revenue. SGII believes the duration of development and capital needs for a hard rock lithium project present challenges that warranted a discount to brine projects.

Anson has brine assets in the Paradox Basin, the same geographical location as ABM’s primary assets. Both Anson and ABM are working toward developing brine assets using DLE technologies. From a development perspective, Anson is further along than ABM with an economic resource report, a definitive feasibility study, and a memorandum of understanding with a DLE provider.

Based on the aforementioned criteria and comparable context, SGII and its board of directors believed that ABM should be valued most closely to Atlas and Anson but at a discount to both companies. SGII arrived at its valuation based on ABM’s plan to begin drilling in the near term for its definitive feasibility study. Since its land claims are adjacent to Anson with a technical report providing similar preliminary indications of lithium as Anson’s resource report, SGII management believes ABM’s resource report indicates a resource lithium resource of similar quality and content as Anson.

Satisfaction of 80% Test

It is a requirement under SGII’s current amended and restated certificate of incorporation and Nasdaq listing rules that SGII complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in trust) at the time of its signing a definitive agreement in connection with the initial business combination.

As of the date of the execution of the amendment to the Merger Agreement, the balance of funds in the Trust Account was approximately $44.9 million, and SGII had $5.03 million of deferred underwriting commissions plus taxes payable on the income earned on the Trust Account. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the trust account in the event SGII does not complete the initial business combination within the Combination Period and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of the public shares. On May 3, 2023, SGII and its underwriter amended the terms of its engagement letter such that the underwriter agreed to waive the entirety of its underwriting fee in lieu of a waiver fee of $1,000,000, which is due and payable only upon the consummation of the Business Combination with ABM. The fee waiver applies only to a potential business combination with ABM. In reaching its conclusion that the business combination meets the 80% test, the board of directors looked at the aggregate purchase price to be paid in the business combination of $120 million. In determining whether the purchase price represents the fair market value of ABM, SGAC’s board of directors considered all of the factors described in the section entitled “— SGII’s Board of Directors’ Reasons for Approval of the Business Combination,” and the fact that the purchase price for ABM was the result of an arm’s length negotiation. As a result, SGII’s board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of SGII’s management team and the board of directors, SGII’s board of directors believes that the members of SGII’s management team and the board of directors are qualified to determine whether the business combination meets the 80% test. SGAC’s board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Interests of the Sponsor and SGII’s Directors and Officers in the Business Combination

In considering the recommendation of SGII’s board of directors to vote in favor of approval of the business combination proposal, the SGII charter proposals and the other proposals, you should keep in mind that the Sponsor (which is affiliated with certain of

SGII’s officers and directors) and SGII’s directors and officers have interests in such proposals that are different from, or in addition to, your interests as a stockholder or warrant holder. These interests include, among other things:

●	If the Business Combination with ABM or another business combination is not consummated by February 19, 2024 (assuming SGII continues to make the required monthly extension payments, or such later date as may be approved by SGII stockholders), SGII will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding public shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the 3,393,750 Founder Shares held by the Sponsor, which were acquired for a purchase price of approximately $0.006 per share prior to the Initial Public Offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $ million based upon the closing price of $ per share on Nasdaq on , 2023, the record date.
●	The Sponsor, which is affiliated with certain of SGII’s directors and officers, purchased an aggregate of 7,531,250 private warrants from SGII for an aggregate purchase price of approximately $7.53 million (or $1.00 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Initial Public Offering. All of the proceeds SGII received from these purchases were placed in the trust account. Such warrants had an aggregate market value of approximately $ million based upon the closing price of $ per unit on Nasdaq on , 2023, the record date. The private warrants will become worthless if SGII does not consummate a business combination by February 19, 2024 (assuming SGII continues to make the required monthly extension payments, or such later date as may be approved by SGII stockholders in an amendment to its amended and restated certificate of incorporation).
●	If SGII is unable to complete a business combination within the required time period, the Sponsor will be personally liable under certain circumstances described herein to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by SGII for services rendered or contracted for or products sold to SGII. If SGII consummates a business combination, on the other hand, SGII will be liable for all such claims.
●	The Sponsor and SGII’s officers, directors and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on SGII’s behalf, such as identifying and investigating possible business targets and business combinations. However, if SGII fails to consummate a business combination within the required period, they will not have any claim against the trust account for reimbursement. Accordingly, SGII may not be able to reimburse these expenses if the Business Combination with ABM or another business combination is not completed by February 19, 2024 (assuming SGII continues to make the required monthly extension payments, or such later date as may be approved by SGII stockholders in an amendment to its amended and restated certificate of incorporation). As of , 2023, the record date, the Sponsor and SGII’s officers, directors and their affiliates had incurred less than $ of unpaid reimbursable expenses.
●	The Merger Agreement provides for the continued indemnification of SGII’s current directors and officers and the continuation of directors and officers liability insurance covering SGII’s current directors and officers.
●	SGII’s officers and directors (or their affiliates) may make loans from time to time to SGII to fund certain capital requirements. As of the date of this proxy statement/prospectus, no such loans have been made, but loans may be made after the date of this proxy statement/prospectus. If the Business Combination is not consummated, SGII may use a portion of proceeds held outside the trust account to repay the loans but no proceeds held in the trust account would be used to repay the loans.
●	If the trust account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify us to ensure that the proceeds in the trust account are not reduced below $10.15 per public share, or such lesser per public share amount as is in the trust account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party for services rendered or products sold to us, but only if such a third party or target business has not executed a waiver of any and all rights to seek access to the trust account.
●	None of our officers or directors has received any cash compensation for services rendered to SGII, and all of the current members of SGII’s board of directors are expected to continue to serve as directors at least through the date of the special meeting to vote on the Business Combination and may continue to serve following the Business Combination and receive compensation thereafter.

Recommendation of SGII’s Board of Directors

After careful consideration of the matters described above, particularly ABM’s strong lithium extraction technologies, potential for growth and profitability, the experience of ABM’s management and advisory team, the compelling valuation, its technical report and adjacent land with reserves, the growing demand for lithium and lack of domestic supply, SGII’s board determined unanimously that each of the business combination proposal, the SGII charter proposals, the Nasdaq proposal, the director election proposal and the incentive plan proposal, is fair to and in the best interests of SGII and its stockholders. SGII’s board of directors has approved and declared advisable and unanimously recommend that you vote or give instructions to vote “FOR” each of these proposals.

The foregoing discussion of the information and factors considered by SGII’s board of directors is not meant to be exhaustive, but includes the material information and factors considered by SGII’s board of directors.

Anticipated Accounting Treatment of the Business Combination

Notwithstanding the legal form of the Business Combination pursuant to the Merger Agreement, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SGII will be treated as the acquired company for financial reporting purposes; whereas, ABM will be treated as the accounting acquiror. In accordance with this accounting method, the Business Combination will be treated as the equivalent of ABM issuing stock for the net assets of SGII, accompanied by a recapitalization. The net assets of SGII will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Business Combination will be those of ABM. ABM has been determined to be the accounting acquiror for purposes of the Business Combination based on an evaluation of the following facts and circumstances:

●	ABM’s existing stockholders will hold a majority ownership interest in the Combined Company, irrespective of whether existing stockholders of SGII exercise their right to redeem their shares in ABM;
●	ABM’s existing senior management team will comprise senior management of the Combined Company;
●	ABM is the larger of the Companies based on historical operating activity and employee base; and
●	ABM’s operations will comprise the ongoing operations of the Combined Company.

Regulatory Matters

The Business Combination is not subject to any additional federal or state regulatory requirement or approval, except for the filings with the State of Delaware necessary to effectuate the Business Combination.

Required Vote of SGII Stockholders

The approval of the business combination proposal will require the affirmative vote of the holders of a majority of the outstanding SGII common stock that are voted at the special meeting. Additionally, the Business Combination will not be consummated if SGII has less than $5,000,001 of net tangible assets in the trust account after taking into account the redemption into cash of all public shares properly demanded to be redeemed by Public Stockholders.

The approval of the business combination proposal is a condition to the consummation of the Business Combination. If the business combination proposal is not approved, the other proposals will not be presented to the stockholders for a vote.

SGII’s Board of Directors’ Recommendation

SGII’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SGII STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MERGER AGREEMENT

For a discussion of the structure of the transactions and consideration, see the section entitled “Proposal No. 1 — The Business Combination Proposal.” Such discussion and the following summary of other material provisions of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All stockholders are encouraged to read the Merger Agreement in its entirety for a more complete description of the terms and conditions of the transactions.

On June 1, 2023, SGII entered into a Merger Agreement by and among SGII, Merger Sub and ABM. On July 14, 2023, the same parties entered into Amendment No. 1 to Agreement and Plan of Merger, the terms of which are reflected in the summary of the Merger Agreement below. Pursuant to the Merger Agreement, Merger Sub will merge with and into ABM, with ABM surviving the merger. As a result of the Business Combination, ABM will become a wholly-owned subsidiary of SGII, with the stockholders of ABM becoming stockholders of SGII.

Pursuant to the Merger Agreement, the stockholders of ABM will receive a number of shares of SGII common stock based on the Exchange Ratio, the numerator of which is equal to the number of shares of SGII common stock equal to the quotient of (i) (A) $120,000,000, plus (B) Closing Date Cash, minus (C) the Closing Date Indebtedness, plus (D) the aggregate exercise price of all Company Warrants (excluding any Company Warrants that will terminate by their terms upon the Effective Time), divided by (ii) $10.00, and the denominator of which is equal to the number of outstanding shares of ABM, including shares issuable upon conversion of Company Convertible Notes (all capitalized terms in the Exchange Ratio as defined in the Merger Agreement). The holders of Specified Convertible Notes will receive a number of shares of SGII common stock determined by dividing all principal and accrued interest under such notes by the applicable conversion prices set forth in such notes. The holders of ABM options and warrants will receive SGII options and warrants equal to the number of shares of ABM Common Stock subject to the ABM options and warrants multiplied by the Exchange Ratio, at an exercise price per share equal to the exercise price of the ABM options and warrants divided by the Exchange Ratio.

Concurrently with the execution of the Merger Agreement on June 1, 2023, the Sponsor and certain ABM stockholders have entered into the Registration Rights Agreement pursuant to which SGII agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement. SGII also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that SGII will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities.

Certain ABM stockholders receiving shares of SGII common stock in the Business Combination have agreed to enter into the Stockholder Lock-up Agreement, pursuant to which such stockholders will be subject to the same lock-up period to which the Sponsor will be subject for all shares of SGII common stock held by such holders.

The Business Combination is expected to be consummated in the fourth quarter of 2023, after the required approval by SGII stockholders and the fulfillment of certain other conditions.

Closing and Effective Time of the Business Combination

The closing of the Business Combination will take place on the date which is three business days after the date on which all conditions described below under the subsection entitled “— Conditions to the Closing of the Business Combination” shall have been satisfied or waived, unless the parties to the Merger Agreement agree in writing to another time. The Business Combination is expected to be consummated as soon as practicable after the special meeting of SGII stockholders described in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains representations and warranties of ABM relating to, among other things, due organization and qualification; subsidiaries; the authorization, performance and enforceability against ABM of the Merger Agreement; absence of conflicts; the consent, approval or authorization of governmental authorities; pre-transaction capitalization; SEC reports; financial statements; Sarbanes-Oxley Act and absence of undisclosed liabilities; litigation and proceedings; compliance with laws; intellectual property matters; contracts and absence of defaults; benefit plans; labor matters; tax matters; brokers’ fees; insurance; assets and real property, including mining claims; environmental matters; absence of certain changes or events; transactions with affiliates; internal controls; permits; customers and suppliers; and statements made in this proxy statement/prospectus.

The Merger Agreement contains representations and warranties of each of SGII and Merger Sub relating to, among other things, due organization and qualification; the authorization, performance and enforceability against SGII and Merger Sub of the Merger Agreement; absence of conflicts; litigation and proceedings; the consent, approval or authorization of governmental authorities; financial ability and trust account; brokers’ fees; SEC reports, financial statements, Sarbanes-Oxley Act and absence of undisclosed liabilities; business activities and the absence of certain changes or events; statements made in this proxy statement/prospectus; no outside reliance; tax matters; capitalization; and Nasdaq listing.

Covenants

SGII and ABM have each agreed to use commercially reasonable efforts to obtain any required governmental, regulatory or third-party consents and approvals and to take such other actions as may be reasonably necessary to consummate the Business Combination. ABM has also agreed to continue to operate its business in the ordinary course prior to the closing. ABM has agreed that, unless otherwise required or permitted under the Merger Agreement, neither it nor its subsidiaries will take the following actions, among others, without the prior written consent of SGII (which consent will not be unreasonably conditioned, withheld, delayed or denied):

●	change or amend their certificates of incorporation, bylaws or other organizational documents of ABM or any of its subsidiaries;
●	make, declare or pay any dividend or distribution to ABM stockholders;
●	effect any recapitalization, reclassification, split or other change in its capitalization;
●	other than pursuant to the Pre-Closing PIPE Convertible Notes and the Tranche 1 Specified Convertible Notes (each as defined in the Merger Agreement), authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;
●	repurchase, redeem or otherwise acquire or offer to repurchase redeem or otherwise acquire any shares of capital stock or other equity interests;
●	enter into, assume, assign, partially or completely amend or modify any material term of or terminate (excluding any expiration in accordance with its terms) any material contract, any lease related to the material leased real property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) other than entry into such agreements in the ordinary course consistent with past practice or as required by law;
●	sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business, except for sales or dispositions of obsolete or worthless assets or of items or materials in an amount not in excess of $150,000 in the aggregate, other than sales or leases of assets in the ordinary course of business;
●	except as otherwise required by law or existing company benefit plans, policies or contracts of ABM or its subsidiaries in effect on the date of the Merger Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager, except in the ordinary course of business consistent with past practice with annual base compensation less than $150,000, (ii) adopt, enter into or materially amend any company benefit plan, other than in the ordinary course of business with respect to annual renewals, (iii) grant or provide any material bonus, severance or termination payments or benefits to any employee or director of ABM or its subsidiaries, except in connection with the hiring or firing of any in the ordinary course of business consistent with past practice, or (iv) hire any employee of ABM or its subsidiaries or any other individual who is providing or will provide services to ABM or its subsidiaries other than any employee with annual base compensation below $150,000 in the ordinary course of business consistent with past practice;

●	except as set forth in the Merger Agreement, (i) fail to maintain its existence, (ii) acquire by merger or consolidation with, or merger or consolidate with, or purchase substantially all of the assets of, or a controlling equity interest in, another business entity, (iii) make any acquisition of any assets, business, equity interests or other properties in excess of $1,000,000 in the aggregate, (iv) sell, transfer, license, assign, fail to maintain, or otherwise dispose of or encumber any of the material assets or intellectual property of ABM or its subsidiaries in excess of $150,000, or acquire assets in excess of $150,000, except for (A) non-exclusive licenses of intellectual property granted in the ordinary course of business, (B) assignments of intellectual property developed in the course of providing engineering, development or similar services to any subsidiary or customer of ABM and (C) the expiration of intellectual property rights in accordance with the applicable statutory term;
●	adopt or enter into a plan of reorganization of ABM or its subsidiaries (other than those contemplated by the Merger Agreement);
●	make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with ABM’s annual capital expenditure budget for periods following the date hereof;
●	make any loans or advances to any person, except advances to employees or officers of ABM or its subsidiaries made in the ordinary course of business consistent with past practice;
●	make or change any material tax election or adopt or change any material tax accounting method, file any amendment to any income tax return or other material tax return, enter into any agreement with a governmental authority with respect to taxes, settle or compromise any claim or assessment in respect of material taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of taxes, enter into any tax sharing or similar arrangement, in each case if such election, change, amendment, agreement, settlement, consent or other action could, individually or in the aggregate, have the effect of materially increasing the present or future tax liability or materially decreasing any present or future tax asset of SGII and its affiliates after the closing;
●	take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the intended tax treatment of the Business Combination;
●	enter into any agreement that restricts the ability of ABM or its subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability to enter a new line of business;
●	enter into, renew or amend in any material respect certain material agreements or any agreement with an affiliate;
●	waive, release, compromise, settle or satisfy any pending or threatened material claim or compromise or settle any material liability, other than in the ordinary course of business or that does not exceed $150,000 in the aggregate;
●	incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness, or amend, restate or modify any terms of or any agreement with respect to any outstanding indebtedness, other than as set forth in the Merger Agreement;
●	make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of ABM or its subsidiaries, except insofar as may have been required by a change in U.S. GAAP or law;
●	voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage maintained with respect to ABM and its subsidiaries and their assets and properties as of the date of the Merger Agreement; or

●	enter into any agreement to do any of the foregoing.

The Merger Agreement also contains additional covenants of the parties, including covenants in connection with:

●	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;
●	the preparation and filing by SGII of this proxy statement/prospectus with ABM’s cooperation to solicit proxies from SGII stockholders to vote on the proposals that will be presented for consideration at the extraordinary general meeting;
●	ABM’s waiver of its rights to make claims against SGII to collect from the trust fund established for the benefit of public stockholders for any monies that may be owed to ABM by SGII;
●	compliance by SGII in all material respects with its reporting obligations under applicable securities laws;
●	ABM’s obligation to provide reasonable cooperation, assistance and information in connection with any necessary private placement investment;
●	customary indemnification of, and provision of insurance with respect to, former and current officers and directors of SGII and ABM;
●	each party’s obligation to use reasonable best efforts to effect the intended tax treatment of the Business Combination;
●	SGII’s obligation to take reasonable best efforts to ensure that SGII common stock and SGII warrants remain listed on a national securities exchange and cause the SGII common stock issued as merger consideration and the SGII common stock underlying exchanged ABM options and ABM warrants to be approved for listing on the Nasdaq;
●	ABM’s obligation to deliver or cause to be delivered to SGII the duly executed Stockholder Support Agreement and Registration Rights Agreement;
●	SGII’s obligation to deliver or cause to be delivered to ABM the Sponsor Support Agreement and the Registration Rights Agreement;
●	each party’s obligation to deliver or cause to be delivered the Sponsor Earnout Agreement;
●	SGII’s obligation to approve and adopt a management incentive equity plan in such form as may be mutually agreed by SGII and ABM; and
●	SGII’s obligation to amend its amended and restated certificate of incorporation and bylaws as described elsewhere herein.

Conditions to the Closing of the Business Combination

General Conditions

Consummation of the Business Combination is conditioned on approval thereof by SGII stockholders. In addition, each party’s obligation to consummate the Business Combination is conditioned upon, among other things:

●	all necessary permits, approvals, clearances, and consents of or filings with regulatory authorities having been procured or made, as applicable;

●	no order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any governmental authority, or statute, rule or regulation being in force that enjoins or prohibits the consummation of the Business Combination;
●	the Offer (as defined in the Merger Agreement) shall have been completed in accordance with the terms thereof and this proxy statement/prospectus;
●	SGII having at least $5,000,001 of net tangible assets remaining prior to the Business Combination;
●	the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part having become effective in accordance with the provisions of the Securities Act, no stop order having been issued by the SEC that remains in effect with respect to the Form S-4, and no proceeding seeking such a stop order having been threatened or initiated by the SEC that remains pending;
●	the delivery by each party to the other party of a certificate with respect to (i) the truth and accuracy of such party’s representations and warranties as of execution of the Merger Agreement and as of the closing of the Business Combination and (ii) the performance by such party of covenants contained in the Merger Agreement required to by complied with by such party in all material respects as of or prior to the closing;
●	approval of the Business Combination by SGII stockholders; and
●	approval of the Business Combination by ABM stockholders.

Conditions to Closing of ABM

The obligations of ABM to consummate the Business Combination are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of SGII and Merger Sub (subject to certain bring-down standards);
●	performance of the covenants of SGII and Merger Sub to be performed by such parties in all material respects as of or prior to the closing;
●	SGII filing an amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and adopting amended and restated bylaws, each in substantially the form as attached to the Merger Agreement;
●	the Sponsor having executed and delivered the Sponsor Earnout Agreement prior to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part becoming effective;
●	SGII executing the Stockholders’ Agreement;
●	SGII executing the Sponsor Lock-Up Agreement;
●	the SGII common stock to be issued pursuant to the Merger Agreement and underlying the exchanged ABM warrants having been approved for listing on a national securities exchange, subject only to official notice of issuance thereof; and
●	the Available Closing Date Cash being equity to or in excess of $20,000,000.

SGII’s and Merger Sub’s Conditions to Closing

The obligations of SGII and Merger Sub to consummate the Business Combination are also conditioned upon, among other things:

●	the accuracy of the representations and warranties of ABM (subject to certain bring-down standards);
●	performance of the covenants of ABM to be performed by ABM in all material respects as of or prior to the closing;
●	all directors of ABM that will not continue as directors of the Combined Company having executed and delivered to SGII letters of resignation;
●	ABM having implemented certain measures related to compliance with the Sarbanes-Oxley Act of 2002;
●	ABM having executed and delivered the Sponsor Earnout Agreement prior to the Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part becoming effective;
●	certain executives of ABM each executing and delivering an employment agreement with SGII and/or ABM in form and substance mutually satisfactory to such parties;
●	certain employees of ABM each executing and delivering an earnout agreement with SGII in form and substance mutually satisfactory to such parties;
●	certain stockholders of ABM each executing and delivering a restrictive covenant agreement with SGII and ABM in form and substance mutually satisfactory to such parties;
●	certain stockholders of ABM each executing and delivering a Stockholder Lock-Up Agreement; and
●	certain stockholders of ABM executing and delivering the Stockholders’ Agreement.

Waiver

If permitted under applicable law, SGII or ABM may waive any inaccuracies in the representations and warranties made to such party and contained in the Merger Agreement and waive compliance with any agreements or conditions for the benefit of such party contained in the Merger Agreement. However, pursuant to SGII’s existing amended and restated certificate of incorporation, the condition requiring that SGII have at least $5,000,001 of net tangible assets may not be waived.

Termination

The Merger Agreement may be terminated at any time, but not later than the closing of the Business Combination, as follows:

●	by mutual written consent of SGII and ABM;
●	by either SGII or ABM if the transactions are not consummated on or before the later of February 19, 2024, assuming SGII continues to make the required monthly extension payments, or such later date as SGII stockholders may approve, provided that the terminating party shall not have been the primary cause of the failure to close by such date;
●	by either SGII or ABM if consummation of the Business Combination is permanently enjoined or prohibited by the terms of a final, non-appealable governmental order or a statute, rule or regulation, provided that the terminating party shall not have been the primary cause thereof;

●	by either SGII or ABM if the other party has breached any of its representation, warranty, covenant or agreement such that the closing conditions regarding the accuracy thereof would not be satisfied, and has not cured its breach within forty-five days (or any shorter time period that remains prior to the termination date provided in the second bullet above) of the notice of an intent to terminate, provided that the terminating party is itself not in breach;
●	by SGII if the written consent of ABM’s stockholders approving the Business Combination has not been obtained and delivered to SGII within seven days following the execution of the Merger Agreement; or
●	by either SGII or ABM if, at the SGII stockholder meeting, the Business Combination shall fail to be approved by the required vote described herein (subject to any adjournment or recess of the meeting).

Effect of Termination

In the event of proper termination by any of the parties, the Merger Agreement will be of no further force or effect (other than with respect to certain surviving obligations specified in the Merger Agreement), without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of any party thereto for any intentional and willful breach of the Merger Agreement by such party occurring prior to such termination.

Fees and Expenses

Except as otherwise set forth in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the transactions are consummated.

Confidentiality; Access to Information

Each party to the Merger Agreement will afford to the other parties and their financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel during the period prior to the closing to obtain all information concerning the business, as each party may reasonably request. The parties agree to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by the Merger Agreement.

Amendments

The Merger Agreement may be amended by the parties thereto at any time prior to the closing of the Business Combination by execution of an instrument in writing signed on behalf of each of the parties.

Governing Law; Consent to Jurisdiction

The Merger Agreement is governed by and construed in accordance with the law of the state of Delaware, regardless of the law that might otherwise govern under applicable principles of the conflicts of laws of Delaware. With respect to disputes related to the Merger Agreement, each party irrevocably consents to the exclusive jurisdiction and venue of the courts of the State of Delaware or the federal courts located in the State of Delaware.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations relevant to U.S. Holders and Non-U.S. Holders of SGII Class A common stock of electing to have their Class A common stock redeemed for cash upon the closing of the Business Combination. This discussion applies only to shares of SGII Class A common stock that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following discussion does not address the effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. SGII has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

●	banks, insurance companies, and certain other financial institutions;
●	regulated investment companies and real estate investment trusts;
●	brokers, dealers or traders in securities;
●	traders in securities that elect to mark to market;
●	tax-exempt organizations or governmental organizations;
●	persons subject to the alternative minimum tax;
●	U.S. expatriates and former citizens or long-term residents of the United States;
●	persons holding SGII Class A common stock as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
●	persons subject to special tax accounting rules as a result of any item of gross income with respect to SGII’s Class A common stock being taken into account in an applicable financial statement;
●	persons that actually or constructively own 5% or more of our voting stock by vote or value;
●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
●	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);
●	U.S. Holders having a functional currency other than the U.S. dollar;

●	persons who hold or received SGII Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;
●	tax-qualified retirement plans; and
●	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of shares of SGII Class A common stock that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;
●	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;
●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
●	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds SGII Class A common stock, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity and certain determinations made at the owner level. Accordingly, entities treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY

Material Tax Considerations Related to a Redemption of SGII Class A Common Stock

U.S. Holders

Redemption of SGII Class A Common Stock. In the event that a U.S. Holder’s SGII Class A common stock is redeemed pursuant to the redemption provisions described in this proxy statement/prospectus under the section entitled “Special Meeting of SGII Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of SGII Class A common stock under Section 302 of the Code. If the redemption qualifies as a sale of SGII Class A common stock, the U.S. Holder will be treated as described under “— U.S. Holders — Gain or Loss on Redemption Treated as Sale of SGII Class A Common Stock” below. Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants) relative to all of our shares outstanding both before and after the redemption. The redemption of SGII Class A common stock generally will be treated as a sale of the Class A common stock (rather than a corporate distribution) if the redemption or purchase by us (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include SGII Class A common stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of SGII Class A common stock must, among other requirements, be less than 80% of the percentage of our outstanding voting and common stock actually and constructively owned by the U.S. Holder immediately before the redemption. In addition, the U.S. Holder must own (calculated in the same fashion as above) less than 50% of our total combined voting power. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of SGII Class A common stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of SGII Class A common stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of SGII Class A common stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in SGII. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption or purchase by us.

If none of the foregoing tests is satisfied, then the redemption us will be treated as a corporate distribution and the tax effects will be as described under “— U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed SGII Class A common stock will be added to the U.S. Holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. Holder’s adjusted tax basis in its warrants or possibly in other stock constructively owned by it.

Gain or Loss on Redemption Treated as Sale of SGII Class A Common Stock. If the redemption qualifies as a sale or other taxable disposition of SGII Class A common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the SGII Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the SGII Class A common stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the SGII Class A common stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its SGII Class A common stock so disposed of. A U.S. Holder’s adjusted tax basis in its SGII Class A common stock generally will equal the U.S. Holder’s adjusted cost less any prior distributions treated as a return of capital for U.S. federal income tax purposes.

Taxation of Redemption Treated as a Distribution. If the redemption does not qualify as a sale of SGII Class A common stock, a U.S. Holder will generally be treated as receiving a distribution. Such distributions generally will be includable in a U.S. Holder’s gross income, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes, as dividend income, but only to the extent that such distributions are paid out of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends will be taxable to a corporate U.S. Holder at regular rates and will generally be eligible for the dividends-received deduction if the requisite holding period is satisfied. Distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in its SGII Class A common stock (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such SGII Class A common stock in the manner described above under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of SGII Class A Common Stock.”

With respect to non-corporate U.S. Holders and with certain exceptions, dividends may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gain rate provided that the U.S. Holder satisfies certain holding period requirements and the U.S. Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. It is unclear whether the redemption rights with respect to the SGII Class A common stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be. If the holding period requirements are not satisfied, then non-corporate U.S. Holders may be subject to tax on such dividends at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income. In addition, in case of a corporate U.S. Holder, if the dividend constitutes an “extraordinary dividend,” such U.S.

Holder may, to the extent it qualifies for the dividends-received deduction, be required to reduce its stock basis and, after such basis has been reduced to zero, recognize capital gain.

U.S. Information Reporting and Backup Withholding. Distributions with respect to the SGII Class A common stock to a U.S. Holder, whether or not such distributions qualify as dividends for U.S. federal income tax purposes, and proceeds from the sale, exchange or redemption of the SGII Class A common stock by a U.S. Holder generally are subject to information reporting to the IRS and possible U.S. backup withholding (currently at a 24% rate), unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if a U.S. Holder fails to furnish a correct taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of SGII Class A common stock that is for U.S. federal income tax purposes:

●	a non-resident alien individual;
●	a foreign corporation; or
●	a foreign estate or trust.

Redemption of SGII Class A Common Stock. The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s share of Class A common stock pursuant to the redemption provisions described in the section of this proxy statement/prospectus entitled “Special Meeting of SGII Stockholders — Redemption Rights” generally will follow the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A common stock, as described under “— U.S. Holders — Redemption of SGII Class A Common Stock” above. The consequences of the redemption to the Non-U.S. Holder will be as described below under “—Non-U.S. Holders — Gain on Redemption Treated as a Sale of SGII Class A Common Stock” and “— Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable. It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. Holder’s SGII Class A common stock, the withholding agent might treat the redemption as a distribution subject to withholding tax.

Gain on Redemption Treated as a Sale of SGII Class A Common Stock. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain realized upon the redemption of SGII Class A common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);
●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or
●	SGII Class A common stock constitutes a U.S. real property interest (“USRPI”) by reason of SGII’s status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net (provided the Non-U.S. Holder has timely filed U.S. federal income tax returns) income basis at the regular graduated rates applicable to a U.S. Holder, unless an applicable tax treaty provides otherwise. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even if the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet above, SGII believes that it is not and has not been at any time since its formation, and does not expect to be immediately after the Business Combination is completed, a USRPHC.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Taxation of Redemption Treated as a Distribution. If a redemption does not qualify as a sale of SGII Class A common stock, a Non-U.S. Holder will generally be treated as receiving a distribution. Such distributions to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) will constitute dividends for U.S. federal income tax purposes. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described above under “— Non-U.S. Holders — Gain on Redemption Treated as a Sale of SGII Class A Common Stock.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of SGII Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN, W-8BEN-E or W-8EXP (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net (provided the Non-U.S. Holder has timely filed U.S. federal income tax returns) income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding. Payments of dividends on SGII Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, W-8EXP or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on SGII Class A common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds from a sale or other taxable disposition of SGII Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds from a disposition of SGII Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts. Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or disposition of SGII Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on SGII Class A common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of SGII Class A common stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Non-U.S. Holders should consult their tax advisors regarding the potential application of withholding under FATCA.

Inflation Reduction Act

On August 16, 2022, the IRA was signed into law. The IRA contains corporate tax reforms, including a 15% minimum tax on the adjusted financial statement income within the meaning of the IRA of certain large corporations and a 1% excise tax on certain publicly traded corporations that buy back stock from their shareholders. As a result of the IRA, we may be subject to an increase in our effective tax rate and the amount of funds available for distribution in connection with a liquidation may decrease and cause a reduction in the cash available on hand to complete a business combination and limit our ability to complete a business combination. Although we would not expect the 1% excise tax to apply if there is a complete liquidation of our public shares under Section 331 of the Code, it is not entirely clear whether Section 331 applies to a liquidation if a class of stock does not receive at least partial payment in that liquidation.

ALL INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information presents the combination of financial information of SGII and ABM, adjusted to give effect to the Business Combination and other events contemplated by the Merger Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). SGII has elected not to present Management’s Adjustments and will only be presenting transaction accounting adjustments contemplated by the Merger Agreement in the unaudited pro forma condensed combined financial information.

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

SGII is providing the following unaudited pro forma condensed combined financial information to aid you in the analysis of the financial aspects of the Business Combination. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

ABM is an exploration stage company focused on environmentally friendly direct lithium extraction and other minerals critical to the global energy transition.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined companies. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheet of SGII as of June 30, 2023, with the unaudited balance sheet of ABM as of June 30, 2023, giving effect to the Business Combination as if it had been consummated on that date.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, combines the unaudited condensed statements of operations of SGII for the six months ended June 30, 2023 with the unaudited statements of operations for the six months ended June 30, 2023 of ABM, giving effect to the Business Combination as if it had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2022, combines the audited condensed statement of operations of SGII for the year ended December 31, 2022 with the historical audited statements of operations for the year ended December 31, 2022 of ABM, giving effect to the Business Combination as if it had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined balance sheet was derived from and should be read in conjunction with the following historical financial statements:

●	SGII’s unaudited condensed balance sheet as of June 30, 2023, as included in SGII’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which was filed with the SEC on August 28, 2023.
●	ABM’s unaudited balance sheet as of June 30, 2023, as included elsewhere in this statement.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 has been prepared using the following:

●	SGII’s unaudited condensed statement of operations for the six months ended June 30, 2023 as included in SGII’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which was filed with the SEC on August 28, 2023.
●	ABM’s unaudited statement of operations for the six months ended June 30, 2023, as included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been prepared using the following:

●	SGII’s audited statement of operations for the year ended December 31, 2022, as included in SGII’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with SEC on April 4, 2023.
●	ABM’s audited statement of operations for the year ended December 31, 2022, as included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ABM,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SGII” and other financial information included elsewhere in this proxy statement/prospectus/proxy statement and included in SGII’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2023 and Annual Report on Form 10-K for the year ended December 31, 2022, which were filed with the SEC on August 28, 2023 and April 4, 2023, respectively.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of common stock:

●	Assuming Minimum Redemptions Scenario (“Minimum Redemption”): this scenario assumes that no shares of SGII common stock are redeemed after an actual redemption of 10,125,252 SGII’s shares in the amount of $104 million as approved by its stockholders at the special meeting of SGII’s stockholders held on February 13, 2023.
●	Assuming Maximum Redemptions Scenario (“Maximum Redemption”): This scenario assumes additional redemption of 4,249,748 shares of SGII’s common stock, for aggregate payment of approximately $44.7 million from the Trust Account after the redemption incurred on February 13, 2023 based on an assumed redemption price of $10.52 per share. The maximum Redemption scenario is determined by allocating all remaining fund in the Trust Account to redemption of SGII’s shares according to the terms of the Trust agreement. The Merger Agreement includes as a condition to closing the Business Combination that, at the closing, SGII will have a minimum of $20,000,000 of cash.

Description of the Business Combination

On June 2, 2023, Seaport Global Acquisition II Corp., a Delaware corporation (“SGII”), entered into an Agreement and Plan of Merger (“Merger Agreement”) dated June 1, 2023, by and among SGII, Lithium Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of SGII (“Merger Sub”), and American Battery Materials, Inc. (OTC Pink: BLTH), a Delaware corporation (“ABM”). On July 14, 2023, SGII, Merger Sub and ABM (collectively, the “Parties”) entered into Amendment No. 1 to the Merger Agreement (the “Amendment”). Pursuant to the Amendment, the Parties agreed to (i) reduce the value of the shares of SGII common stock to be paid as consideration to ABM’s stockholders from $160 million to $120 million, (ii) extend the Merger Agreement’s termination date from August 19, 2023 to February 19, 2024; and (iii) amend the Merger Agreement to fund one-half of the additional payment into trust (i.e., $0.015 per share by ABM) that SGII intends to make in connection with an extension to the date by which SGII must complete a business combination. If ABM fails to make any such contribution that is subsequently funded by SGII (each, a “Contribution Shortfall”), then ABM shall issue to SGII’s sponsor a number of shares with value equal to two times the amount of all Contribution Shortfalls either (a) if the transactions under the Merger Agreement close, of the post-business combination company or (b) if the transactions under the Merger Agreement do not close, of ABM.

Other Related Event in connection with the Business Combination

Forward Purchase Agreement

Pursuant to the terms of the Forward Purchase Agreement, Meteora may, but is not obligated, to purchase up to a maximum of 4,200,000 shares of SGII’s Class A Ordinary Shares from public shareholders who have elected to redeem such shares in connection with the Business Combination. Meteora will waive any redemption rights in connection with the Business Combination with respect to the Recycled Shares. Purchases of Recycled Shares by Meteora will be made after the redemption deadline in connection with the Business Combination at a price no higher than the redemption price to be paid by SGII in connection with the Business Combination.

The Forward Purchase Agreement provides that, not later than the Prepayment Date, SGII will pay into an escrow account, out of funds held in the Trust Account, a Prepayment Amount equal to the product of the number of Recycled Shares and the Initial Price, less 1% of the Shortfall Amount. In addition to the Prepayment Amount, SGII shall pay directly from the Trust Account on the Prepayment Date, an amount equal to the product of the 300,000 Share Consideration Shares and the Initial Price. Meteora has agreed to waive any redemption rights in connection with the Business Combination with respect to the Recycled Shares. Such waiver may reduce the number of SGII Class A Ordinary Shares redeemed in connection with the Business Combination, which reduction could alter the perception of the potential strength of the Business Combination.

From time to time following the Closing and prior to the Maturity Date, being the earliest to occur of (a) the third anniversary of the Closing, and (b) the date specified by Meteora in a written notice to be delivered to SGII at Meteora’s discretion after the occurrence of a Seller Price Trigger Event or a Delisting Event (each as defined in the Forward Purchase Agreement), Meteora may, in its sole discretion, sell some or all of the Recycled Shares. On the last trading day of each calendar month following the Business Combination, in the event that Meteora has sold any Recycled Shares (other than sales to recover the Shortfall Amount), an amount will be paid to SGII from the escrow account equal to the product of the number of Recycled Shares sold multiplied by the Reset Price and to Meteora from the escrow account equal to the excess of the Initial Price over the Reset Price for each sold Recycled Share. The “Reset Price” shall be set on the first scheduled trading day of each month, commencing with the first calendar month following the Closing, to be the lowest of the (b) Initial Price and (c) volume weighted average price of the SGII Common Stock during the last 10 trading days during the prior calendar month, but not lower than $7.50; provided that to the extent that SGII offers and sells any its Common Stock or securities convertible into its Common Stock at a price lower than the existing Reset Price, the Reset Price shall be modified to equal such reduced price.

At the Maturity Date, Meteora shall transfer the Matured Shares to SGII. Additionally, at the Maturity Date, SGII shall pay to Meteora an amount equal to $1.00 for each Matured Share in cash, $2.00 is settled in registered shares or $2.50 if settled in unregistered shares of SGII common stock. This monetary obligation is based predominantly on variations inversely related to changes in the fair value of SGII’s equity shares. As a result, SGII concluded that the FSPA should be accounted for in accordance with ASC 480 and treated as a liability.

For purposes of the pro forma balance sheet as of June 30, 2023 giving effect to the Business Combination, under Scenario 1, SGII assumed that no Public Shareholders will exercise redemption rights with respect to the Public Shares. Therefore, under Scenario 1, no pro forma adjustment is reflected in connection with the Forward Purchase Agreement since none of the remaining Public Shares will be redeemed, except for eliminating the liability associated with the Forward Purchase Agreement and recording the termination fee of $350,000.

Under Scenario 2, PCCT assumed that all of the holders of the Public Shares will redeem all of their Public Shares and simultaneously, Meteora will purchase 4,2000,000 Recycled Shares from these Public Shareholders who have elected to redeem such shares. Pro forma adjustments in the unaudited pro forma condensed balance sheet reflect the issuance of 4,200,000 Recycled Shares to Meteora in connection with the Forward Purchase Agreement at the consummation of the Business Combination, removal of the termination fee of $350,000 reflected as a pro forma adjustment under Scenario 1 and adjusts the derivative liability associated with the Forward Purchase Agreement to fair value.

For purposes of the pro forma income statement giving effect to the Business Combination, under Scenario 2, SGII assumed that the Recycled Shares are outstanding throughout the entire period as if the Business Combination had been completed on January 1, 2022 and thus included in the calculation of earnings per share.

The following table summarizes the pro forma number of shares of SGII common stock outstanding following the consummation of the Business Combination and the Forward Purchase Transaction under two separate scenarios, discussed further in the sections below.

	Minimum redemption		Maximum redemption
Equity Capitalization Summary:	Shares	Voting interests	Shares	Voting interests
Post-Combination Pubco shares issued to SG II public shareholders	4,249,748	9.9%	—	0.0%
Post-Combination Pubco shares issued to Meterola			4,200,000	11.7%
Post-Combination Pubco shares issued to SG II founders	3,593,750	8.4%	3,593,750	10.0%
Post-Combination Pubco shares issued to SG II private placement shareholders (converted from SG II Public warrants)	7,531,250	17.6%	7,531,250	21.0%
Post-Combination Pubco shares issued to SG II public shareholders (converted from SG II Public warrants)	7,187,500	16.8%	7,187,500	20.0%
Post-Combination Pubco shares issued to ABM shareholders	20,157,253	47.2%	13,392,486	37.3%
Total	42,719,501	100.0%	35,904,986	100.0%

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions, and the relative percentages above assume the Business Combination was consummated on June 30, 2023. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. For more information about the Business Combination and Merger Agreement, refer to the section entitled “The Business Combination Proposal.”

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

			Scenario 1			Scenario 2
			Assuming Minimum Redemption Scenario			Assuming Maximum Redemption Scenario
						Additional
			Transaction			Transaction
	SGII	ABM	Accounting		Pro Forma	Accounting		Pro Forma
	(Historical)	(Historical)	Adjustments	Note	Combined	Adjustments	Note	Combined
ASSETS
Current assets:
Cash and Cash Equivalents	$122,459	$209,151	$44,639,245	(A)	$35,926,316	$(35,926,316)	(F)	$—
			(1,000,000)	(B)
			(550,000)	(C)
			(1,539,539)	(D)
			(5,605,000)	(E)
			(350,000)	(L)
Prepaid expenses and other assets	81,717	121,171	—		202,888			202,888
Other receivables	—	—	—		—			—
Restricted Cash	—	—	—		—	43,744,278	(K)	43,744,278
Total current assets	204,176	330,322	35,594,706		36,129,204	7,817,692		43,947,166
Noncurrent assets
Mineral claims	—	206,000	—		206,000			206,000
Cash and securities held in Trust account	44,766,782	—	(44,766,782)	(A)	—	—		—

TOTAL ASSETS	$44,970,958	$536,322	$(9,172,076)		$36,335,204	$7,817,962		$44,153,166
					—
LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT					—
Current liabilities:
Accounts payable	$1,539,539	$312,886	$(1,539,539)	(D)	312,886	$8,783,198	(F)	$12,252,237
			—			3,156,153	(E )
Accrued expenses	—	343,277	—		343,277	—		343,277
Accrued interest	—	176,442	—		176,442	—		176,442
Franchise tax payable	20,000	—	(20,000)	(A)	—	—		—
Promissory note		175,000			175,000			175,000
Convertible promissory note - related party	550,000	175,000	(550,000)	(C)	175,000	—		175,000
Convertible notes payable		1,550,000	—		1,550,000	—		1,550,000
Convertible notes payable - related party		25,000			25,000			25,000
Current capital lease obligation		36,254	—		36,254	—		36,254
Excise tax payable	1,040,287	—	(1,040,287)	(D)	—	—		—
Total current liabilities	3,149,826	2,793,859	(3,149,826)		2,793,859	11,939,351		14,733,210

Income taxes payable	107,537		(107,537)	(A)	—	—		—
Deferred underwriting fee payable	5,031,250	—	(5,031,250)	(B)	—	—		—
Warrant liability	1,290,342	—	(610,938)	(I)	679,404	—		679,404
Forward purchase agreement liability	1,890,000	—	(1,890,000)	(J)	—	1,890,000	(K)	19,782,000
			—		—	17,892,000	(M)
Total liabilities	11,468,955	2,793,859	(10,789,551)		3,473,263	31,721,351		35,194,614
		—			—
COMMITMENTS AND CONTINGENCIES		—			—
Class A - redeemable common stock subject to possible redemption	$44,709,514	—	$(44,709,514)	(F)	—	—		—
			—
Stockholders' Equity ( Deficit)			—
Preferred stock	$—	$5	$(5)	(G)	$—	$—		$—
Class A - non redeemable common stock	359	—	(359)	(G)	—	—		—
Class B common stock	—	—	—		—	—		—
Common stock	—	3,356,825	(3,356,825)	(G)	—	—		—
Ordinary shares	—	—	42,720	(G)	42,720	(6,815)	(H)	35,905
Additional paid-in capital	—	13,760,245	(7,893,296)	(G)	54,107,608	6,815	(H)	53,149,187
			44,709,514	(F)	—	(44,709,514)	(F)	—
			(500,000)	(E)	—	43,744,278	(K)	—
			4,031,250	(B)
Accumulated deficit	(11,207,870)	(19,374,612)	11,207,870	(G)	(21,288,387)	(1,890,000)	(K)	(44,226,540)
			(5,105,000)	(E)	—	(17,892,000)	(M)	—
			610,938	(I)	—	(3,156,154)	(E )	—
			(350,000)	(L)	—	—		—
			1,890,000	(J)	—	—		—
			1,040,287	(D)	—	—		—
Total Stockholders' equity (deficit)	(11,207,511)	(2,257,537)	46,326,989		32,861,941	(23,903,390)		8,958,552
TOTAL LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS’ DEFICIT	$44,970,958	$536,322	$(9,172,076)		$36,335,204	7,817,961		$44,153,166

Working Capital	(2,945,650)	(2,463,537)			33,335,345			29,213,956
Total Assets	44,970,958	536,322			36,335,204			44,153,166
Less: Intangible Assets	—	—			—			—
Total Liabilities	(11,468,955)	(2,793,859)			(3,473,263)			(35,194,614)
	33,502,003	(2,257,537)			32,861,941			8,958,552

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2022

			Scenario 1				Scenario 2
			Assuming Minimum Redemption Scenario				Assuming Maximum Redemption Scenario
							Additional
			Transaction				Transaction
			Accounting		Pro Forma		Accounting		Pro Forma
	SG II	ABM	Adjustments		Combined		Adjustments		Combined
General and administrative expense	$2,043,627	$1,135,088	$5,105,000	(BB)	$8,633,715		$3,156,153	(BB)	$11,439,868
			350,000	(CC)			(350,000)	(CC)
Franchise tax expense	200,200	—	—		200,200		—		200,200
Loss from operations	(2,243,827)	(1,135,088)	(5,455,000)		(8,833,915)		(2,806,153)		(11,640,068)

Other income:
Gain (loss) on change in fair value of derivative liabilities	—	211,345			211,345		—		211,345
Gain on marketable securities held in Trust Account	2,141,149	—	(2,141,149)	(AA)	0		—		0
Gain on settlement of liabilities	—	32,019			32,019		—		32,019
Change in fair value of warrant liability	7,266,798	—	(3,536,250)	(DD)	3,730,548		—		3,730,548
Interest expense		(595,124)			(595,124)		—		(595,124)
Total Other income	9,407,947	(351,760)	(5,677,399)		3,378,788		—		3,378,788

Income before provision for income taxes	7,164,120	(1,486,848)	(11,132,399)		(5,455,127)		(2,806,153)		(8,261,279)

Provision for income taxes	402,337	—	(402,337)		—		—		—

Net income (loss)	6,761,783	(1,486,848)	(10,730,062)		(5,455,127)		(2,806,153)		(8,261,279)

Basic and diluted net income per share, common stock, redeemable	$0.38
Basic and diluted net loss per share, common stock, non-redeemable	$0.38

Weighted average shares outstanding, basic and diluted					42,719,501	(GG)			35,904,986	(GG)
Basic and diluted net loss per share
					$(0.13)				$(0.23)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Six months ended June 30, 2023

			Scenario 1				Scenario 2
			Assuming Minimum Redemption Scenario				Assuming Maximum Redemption Scenario
							Additional
			Transaction				Transaction
			Accounting		Pro Forma		Accounting		Pro Forma
	SG II	ABM	Adjustments		Combined		Adjustments		Combined
General and administrative expense	$1,411,429	$1,540,542	$—		$2,951,971		$—		$2,951,971
Franchise tax expense	100,000	—	—		100,000		—		100,000
Loss from operations	(1,511,429)	(1,540,542)	—		(3,051,971)		—		(3,051,971)

Other income:
Gain on marketable securities held in Trust Account	1,653,102	—	(1,653,102)	(AA)	—		—		—
Gain on settlement of liabilities	—	67,984			67,984		—		67,984
Change in fair value of warrant liability	(1,128,161)	—	539,063	(DD)	(589,098)		—		(589,098)
Initial measurement of forward purchase agreement liability	(2,016,000)	—	2,016,000	(EE)	—		(2,016,000)	(EE)	(2,016,000)
Change in fair value of forward purchase agreement liability	126,000	—	(126,000)	(EE)	—		126,000	(EE)	(17,766,000)
							(17,892,000)	(FF)
Interest expense		(47,217)	—		(47,217)		—		(47,217)
Total Other income	(1,365,059)	20,767	775,961		(568,331)		(19,782,000)		(20,350,331)
					—		—		—
(Loss) income before provision for income taxes	(2,876,488)	(1,519,775)	775,961		(3,620,302)		(19,782,000)		(23,402,302)

Provision for income taxes	326,328	—	(326,328)		—		—		—

Net (loss) income	(3,202,816)	(1,519,775)	1,102,289		(3,620,302)		(19,782,000)		(23,402,302)

Basic and diluted net loss per share, common stock, redeemable	$(0.31)
Basic and diluted net loss per share, common stock, non-redeemable	$(0.31)

Weighted average shares outstanding, basic and diluted					42,719,501	(GG)			35,904,986	(GG)
Basic and diluted net loss per share					$(0.08)				$(0.66)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.    Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, SGII will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of ABM issuing stocks for the net assets of SGII, accompanied by a recapitalization. The net assets of SGII will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of ABM.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 assumes that the Business Combination occurred on June 30, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 and the six months ended June 30, 2023 gives pro forma effect to the Business Combination as if it had been completed on January 1, 2022. These periods are presented on the basis of ABM as the accounting acquirer.

The unaudited pro forma condensed combined balance sheet was derived from and should be read in conjunction with the following historical financial statements:

●	SGII’s unaudited condensed balance sheet as of June 30, 2023, as included in SGII’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which was filed with the SEC on August 28, 2023.
●	ABM’s unaudited balance sheet as of June 30, 2023, as included elsewhere in this statement.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 has been prepared using the following:

●	SGII’s unaudited condensed statement of operations for the six months ended June 30, 2023 as included in SGII’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023, which was filed with the SEC on August 28, 2023.
●	ABM’s unaudited statement of operations for the six months ended June 30, 2023, as included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, has been prepared using the following:

●	SGII’s audited statement of operations for the year ended December 31, 2022, as included in SGII’s Annual Report on Form 10-K for the year ended December 31, 2022, which was filed with SEC on April 4, 2023.
●	ABM’s audited statement of operations for the year ended December 31, 2022, as included elsewhere in this proxy statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that SGII believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. SGII believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of SGII and ABM.

2.    Accounting Policies

Upon consummation of the Business Combination, the Combined Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3.    Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). SGII has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma condensed combined financial information does not include an income tax adjustment. Upon closing of the Business Combination, it is likely that the Combined Company will record a valuation allowance against the full value of U.S. and state deferred tax assets since the recoverability of the tax assets is uncertain. The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Combined Company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2022.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

A.	Reflects the release of cash from investment held in the Trust Account into cash account which becomes available for general use following the Business Combination after payments of franchise tax and income taxes.
B.	Reflects the settlement of deferred underwriting fee upon the consummation of the Business Combination based on the amended underwriter engagement letter dated May 3, 2023. In the amended engagement letter, the underwriter agreed to waive the entirety of its underwriting fee in lieu of a waiver fee of $1,000,000, which is due and payable upon the consummation of the business combination with ABM.
C.	Reflects the settlement of approximately $0.6 million convertible promissory notes with a related party that become due and payable upon the consummation of the Business Combination.

D.	Reflects the payments of SGII’s accrued expenses and reflects the reversal of exercise tax since the business combination is assumed to be consummated on June 30, 2023.
E.	Represents preliminary estimated transaction costs expected to be incurred and paid by SGII and ABM. SGII’s estimated transaction costs consisted of legal, audit, D and O insurance, and other professional fees of approximately to $5.1 million. In Scenario 2, SGII also has an additional $3.2M fee payable to Meteora in relation to the Forward Purchase Agreement. ABM’s estimated transaction costs consisted of professional fees of approximately $0.5 million. ABM’s estimated transaction costs were reflected as an adjustment to additional paid-in capital. SGII’s estimated transaction costs were reflected as an adjustment to accumulated deficit and were expensed in the unaudited pro forma combined statement of operations.
F.	Reflects assumed shares redeemed in Scenario 1, which assumes no further SGII shareholders exercise their redemption rights after the Actual Redemption on Feb 13, 2023, all remaining SGII shares previously subject to redemption for cash amounting to approximately $45 million would be transferred to shareholders’ equity. In Scenario 2, which assumes the maximum number of SGII remaining shares after the Actual Redemption on Feb 13, 2023 are redeemed for cash by SGII shareholders, resulting in a cash payment of approximately $45 million.
G.	Reflects in Scenario 1, recapitalization of ABM thru issuance of SGII shares and eliminate SGII historical accumulated earnings and the contribution of all the share capital in ABM to SGII.
H.	Reflects in Scenario 2, recapitalization of ABM thru issuance of SGII shares and eliminate SGII historical accumulated earnings and the contribution of all the share capital in ABM to SGII.
I.	Reflects elimination of public warrants liabilities because they are accounted for equity after the business combination.
J.	Reflects in Scenario 1, elimination of the forward purchase agreement liability with Meteora. No shares are issued in connection with this agreement.
K.	Reflects in Scenario 2, the issuance of 4,200,000 maximum shares to Meteora in connection with the forward purchase agreement at the business combination. In addition, there is reduction of the prepayment amount in according to the agreement, which equals to the product of the number of recycled shares and the initial price, less an amount equal to 1% of the product of the number of recycled shares and the initial price (the “Shortfall Amount”).
L.	Reflects the break-up fee that the SGII is required to pay to terminate the forward purchase agreement in Scenario 1.
M.	Reflects the valuation adjustment of the forward purchase agreement assuming 100% business combination successful rate for pro forma purpose.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Six months ended June 30, 2023

AA.	Reflects elimination of investment income earned on the Trust Account.
DD.	Reflects elimination of changes in fair value of public warrants liabilities because they are accounted for equity after the business combination.
EE.	Reflects elimination of the changes in fair value of forward purchase agreement since it will be terminated in Scenario 1.
FF.	Reflects the adjustment to the changes in forward purchase agreement fair value when assuming 100% business combination successful rate on June 30, 2023 for pro forma purpose.
GG.	The calculation of weighted average shares outstanding, basic and diluted, is described in Note 4 of these unaudited pro forma financial statements.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 2022

AA.	Reflects elimination of investment income earned on the Trust Account.
BB.

Reflects preliminary estimated SGII’s transaction costs that will be expensed upon the closing of the Business Combination. These costs are reflected as if incurred on January 1, 2022, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma combined statement of operations. In the Scenario 2, SG II has to pay an additional fee of $3.2M to Meteora in relation to the forward purchase agreement. This is a non-recurring item.

CC.	Reflects the break-up fee that the SGII has to pay to terminate the forward purchase agreement in Scenario 1.
DD.	Reflects elimination of changes in fair value of public warrants liabilities because they are accounted for equity after the business combination.
GG.	The calculation of weighted average shares outstanding, basic and diluted, is described in Note 4 of these unaudited pro forma financial statements.

4.    Net Loss per Share

Net loss per share is calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related events, assuming such additional shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred as of January 1, 2022, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes the shares issued in connection with the Business Combination have been outstanding for the entire periods presented. Under the maximum redemptions scenario, the Ordinary Shares assumed to be redeemed by SGII public stockholders are eliminated as of January 1, 2022.

The unaudited pro forma condensed combined financial information has been prepared assuming minimum redemptions scenario and maximum redemptions scenario. On February 13, 2023, SGII’s shareholders elected to redeem an aggregate of 10,125,252 ordinary shares in connection with the vote to extend SGII’s life at a general meeting of stockholders.

	Historical		Pro Forma Combined
As of and for the six months ended June 30, 2023	SG II (Historical)	ABM (Historical)	Assuming Minimum Redemptions Scenario	Assuming Maximum Redemptions Scenario
Outstanding shares as of June 30, 2023	7,843,498	3,300,891,092	42,719,501	35,904,986
Book value per diluted share (1) (2) (3)	$(1.43)	$(0.00)	$0.77	$0.25
Weighted average shares outstanding, common stock, redeemable	6,711,135	—	—	—
Basic and diluted net income per share, common stock, redeemable	$(0.31)	$—	$—	$—
Weighted average shares outstanding, common stock, non-redeemable	3,593,750	3,300,891,092	42,719,501	35,904,986
Basic and diluted net loss per share, common stock, non-redeemable	$(0.31)	$(0.00)	$(0.08)	(0.65)
(1)	Book value per share = total deficit/common shares outstanding at June 30, 2023 for SG II, ABM and pro forma.
(2)	Historical book value per share and net loss per share are based on total common stock for SG II and total common stock for ABM.
(3)	There were no cash dividends declared in the periods presented.

	Historical		Pro Forma Combined
For the year ended December 31, 2022	SG II (Historical)	ABM (Historical)	Assuming Minimum Redemptions Scenario	Assuming Maximum Redemptions Scenario
Weighted average shares outstanding, common stock, redeemable	14,375,000	—	—	—
Basic and diluted net income per share, common stock subject to redemption	$0.38	$—	$—	$—
Weighted average shares outstanding, common stock, non-redeemable	3,593,750	335,778,778	42,719,501	35,904,986
Basic and diluted net loss per share, common stock, non-redeemable	$0.38	$(0.00)	$(0.13)	$(0.23)

COMPARATIVE SHARE INFORMATION

The following table sets forth the historical comparative share information for SGII and ABM on a stand-alone basis and the unaudited pro forma combined share information as of and for the six months ended June 30, 2023 and for the year ended December 31, 2022, after giving effect to the Business Combination, assuming (i) after the First Extension Redemptions and the Second Extension Redemptions, no SGII public stockholders exercise redemption rights with respect to their SGII common stock upon the consummation of the Business Combination; and (ii) the SGII public stockholders exercise their redemption rights with respect to a maximum of 4,249,748 SGII common stock. This leads to a total maximum redemption value of $45 million calculated by multiplying the maximum of 4,249,748 SGII common stock by the redemption price of approximately $10.52 per share. The maximum redemption amount reflects the maximum number of SGII common stock that can be redeemed without violating the conditions of the Merger Agreement. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of SGII and ABM and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of SGII and ABM is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of SGII and ABM would have been had the companies been combined during the period presented.

	Historical		Pro Forma Combined
			Assuming	Assuming
			Minimum	Maximum
	ABM	SGII	Redemptions	Redemptions
As of and for the Six Months Ended June 30, 2023
Book (deficit) equity per share (1)	$(0.00)	$(1.43)	$0.77	$0.25
Net loss per share – basic and diluted	$(0.00)		$(0.08)	$(0.65)
Weighted average common shares – basic and diluted	3,300,891,092		42,719,501	35,904,986
Class A redeemable weighted average shares outstanding - basic and diluted		$6,711,135
Class A redeemable basic and diluted net loss per share		$(0.31)
Class A and Class B non-redeemable weighted average shares outstanding - basic and diluted		$3,593,750
Class A and Class B basic and diluted net loss per non-redeemable common share		$(0.31)

For the Year Ended December 31, 2022
Net loss per share – basic and diluted	$(0.00)		$(0.13)	$(0.23)
Weighted average common shares – basic and diluted	335,778,778		42,719,501	35,904,986
Class A redeemable weighted average shares outstanding - basic and diluted		14,375,000
Class A redeemable basic and diluted net income per share		$0.38
Class B non-redeemable weighted average shares outstanding - basic and diluted		3,593,750
Class B basic and diluted net income per non-redeemable common share		$0.38
(1)	The book (deficit) equity per share is equal to the total stockholders’ (deficit) equity divided by the total number of basic (or diluted) outstanding shares.

PROPOSAL NO. 2 — THE SGII CHARTER PROPOSALS

The SGII charter proposals, if approved, will approve the following amendments to SGII’s current amended and restated certificate of incorporation to:

●	change the name of the new public entity to “American Battery Materials, Inc.” as opposed to “Seaport Global Acquisition II Corp.”;
●	increase SGII’s capitalization so that it will have authorized shares of a single class of common stock and authorized shares of preferred stock, as opposed to SGII having 200,000,000 authorized shares of Class A common stock, 20,000,000 authorized shares of Class B common stock, and 1,000,000 authorized preferred shares; and
●	delete the various provisions applicable only to special purpose acquisition corporations that SGII’s current amended and restated certificate of incorporation contains.

In the judgment of SGII’s board of directors, the SGII charter proposals are desirable for the following reasons:

●	the name of the new public entity is desirable to reflect the Business Combination with ABM and the combined business going forward;
●	the greater number of authorized number of shares of capital stock is desirable for SGII to have sufficient shares to issue to the holders of ABM’s stock in the Business Combination and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the warrants;
●	the single class of common stock is desirable because it will allow SGII to have a streamlined capital structure; and
●	it is desirable to delete the provisions that relate to the operation of SGII as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, authorized but unissued shares of common and preferred stock may enable SGII’s board of directors to render it more difficult or to discourage an attempt to obtain control of SGII and thereby protect continuity of or entrench its management, which may adversely affect the market price of SGII’s securities. If, in the due exercise of its fiduciary obligations, for example, SGII’s board of directors were to determine that a takeover proposal were not in the best interests of SGII, such shares could be issued by the board of directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effect effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable SGII to have the flexibility to authorize the issuance of shares in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. SGII currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

A copy of the Proposed Charter, as will be in effect assuming approval of all of the SGII charter proposals and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex B.

Required Vote of SGII Stockholders

Under the Merger Agreement, the approval of the SGII charter proposals is a condition to the adoption of the business combination proposal and vice versa. Accordingly, if the business combination proposal is not approved, the SGII charter proposals will not be presented at the special meeting.

The approval of each charter proposal requires the affirmative vote of a majority of the issued and outstanding shares of SGII common stock represented in person (which would include presence at a virtual meeting) or by proxy at the meeting and entitled to vote thereon.

SGII’s Board of Directors’ Recommendation

SGII’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SGII STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE SGII CHARTER PROPOSALS.

PROPOSAL NO. 3 — THE NASDAQ PROPOSAL

For purposes of complying with Rule 5635(a) and (b) of the Nasdaq Listing Rules, stockholders are being asked to approve and adopt the issuance of up to            shares of SGII Class A common stock in connection with the Business Combination.

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Upon the consummation of the Business Combination, SGII expects to issue up to an estimated 1,200,000 shares of SGII Class A common stock. See the section entitled “Proposal 1 — The Business Combination Proposal — The Merger Agreement — Merger Consideration.” Because the number of SGII Class A common stock that SGII anticipates issuing as consideration in the Business Combination (1) will constitute more than 20% of the voting power outstanding prior to such issuance and (2) will result in a change of control of SGII, SGII is required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Required Vote of SGII Stockholders

Under the Merger Agreement, the approval of the Nasdaq proposal is a condition to the adoption of the business combination proposal and vice versa. Accordingly, if the business combination proposal is not approved, the Nasdaq proposal will not be presented at the special meeting.

The approval of the Nasdaq proposal requires the affirmative vote of a majority of the issued and outstanding shares of SGII common stock represented in person (which would include presence at a virtual meeting) or by proxy at the meeting and entitled to vote thereon.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is approved, SGII will issue up to            SGII Class A common stock upon consummation of the Business Combination.

The issuance of such shares would result in significant dilution to the SGII stockholders and result in SGII’s stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of SGII.

SGII’s Board of Directors’ Recommendation

SGII’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SGII STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 4 — THE DIRECTOR ELECTION PROPOSAL

Election of Directors

At the special meeting, seven directors will be elected to be the directors of SGII (also referred to as the Combined Company post-Business Combination) upon consummation of the Business Combination. The Combined Company’s board of directors will be of a single class with each director being elected each year. The Combined Company’s board of directors will consist of                              . Information regarding each nominee is set forth in the section entitled “Management of the Combined Company.”

Under Delaware law, the election of directors requires a plurality vote of the common stock present in person (which would include presence at a virtual meeting) or represented by proxy and entitled to vote at the special meeting. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of an abstention, a direction to withhold authority or a broker non-vote) will not be counted in the nominee’s favor.

Unless authority is withheld or the shares are subject to a broker non-vote, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

Required Vote of SGII Stockholders

If the business combination proposal is not approved or any of the SGII charter proposals are not approved and the applicable condition in the Merger Agreement is not waived, the director election proposal will not be presented at the meeting.

The election of directors requires a plurality of the votes cast in respect of the SGII common stock present (which would include presence at a virtual meeting) and entitled to vote on the election of directors. “Plurality” means that the individuals who receive the largest number of votes cast “FOR” are elected as directors. Abstentions and broker non-votes shall not be counted as votes cast.

Following consummation of the Business Combination, the election of directors of the Combined Company will be governed by its charter documents and the laws of the State of Delaware.

SGII’s Board of Directors’ Recommendation

SGII’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SGII STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT/PROSPECTUS.

PROPOSAL NO. 5 — THE INCENTIVE PLAN PROPOSAL

The Background of the 2023 Long-Term Incentive Plan

On          , 2023, SGII’s board of directors approved, subject to SGII stockholder approval, the SGII 2023 Long-Term Incentive Plan (the “2023 Long-Term Incentive Plan”), effective as of and contingent on the consummation of the Business Combination (the “Effective Date”). If the 2023 Long-Term Incentive Plan is approved by stockholders, SGII will be authorized to grant equity and cash incentive awards to eligible service providers. A copy of the 2023 Long-Term Incentive Plan is attached to this proxy statement/prospectus as Annex D. SGII stockholders are being asked to approve the 2023 Long-Term Incentive Plan.

Purpose of the 2023 Long-Term Incentive Plan

The purpose of the 2023 Long-Term Incentive Plan is to attract, retain, incentivize and reward top talent through stock ownership, to improve operating and financial performance and strengthen the mutuality of interest between eligible service providers and stockholders. SGII believes that the equity-based awards to be issued under the 2023 Long-Term Incentive Plan will motivate recipients to offer their maximum effort to the Combined Company and help focus them on the creation of long-term value consistent with the interests of the Combined Company’s stockholders. SGII believes that grants of incentive awards are necessary to enable the Combined Company to attract and retain top talent.

Reasons for the Approval of the Incentive Plan Proposal

Stockholder approval of the 2023 Long-Term Incentive Plan is necessary in order for SGII to (1) meet the stockholder approval requirements of Nasdaq and (2) grant incentive stock options (“ISOs”) thereunder.

Consequences if the Incentive Plan Proposal is Not Approved

If the incentive plan proposal is not approved by SGII stockholders, the 2023 Long-Term Incentive Plan will not become effective and SGII will not be able to grant equity awards under the 2023 Long-Term Incentive Plan. Additionally, SGII believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Plan Proposal is not approved.

Material Terms of the 2023 Long-Term Incentive Plan

The material terms of the 2023 Long-Term Incentive Plan, as approved by SGII’s board of directors, are summarized below, a copy of which is attached to this proxy statement/prospectus as Annex D. The summary is qualified in its entirety by reference to the complete text of the 2023 Long-Term Incentive Plan. SGII stockholders are being asked to approve the 2023 Long-Term Incentive Plan as presented. If the terms of the 2023 Long-Term Incentive Plan are materially amended in a manner that would require stockholder approval under Nasdaq, other relevant listing authority or the ISO requirements, stockholders will be asked to approve such material amendment.

Stock Awards. The 2023 Long-Term Incentive Plan provides for the grant of ISOs, non-qualified stock options (“NSOs”), restricted stock awards, restricted stock unit awards, stock appreciation rights, dividend equivalent rights cash-based awards, and performance-based stock awards, or collectively, stock awards. ISOs may be granted only to the Combined Company’s employees, including officers, and the employees of the Combined Company’s subsidiaries. All other stock awards may be granted to the Combined Company’s employees, officers, the Combined Company’s non-employee directors, and consultants and the employees and consultants of the Combined Company’s subsidiaries and affiliates.

Share Reserve. The aggregate number of shares of SGII common stock that may be issued pursuant to stock awards under the 2023 Long-Term Incentive Plan will not exceed the sum of 1,600,000 shares. Additionally, the number of shares of SGII common stock reserved for issuance under the 2023 Long-Term Incentive Plan will automatically increase on January 1 of each year, beginning on January 1, 2024 and continuing through and including January 1, 2028, by an amount equal to the lesser of 3% the total number of shares of SGII common stock outstanding on the immediately preceding December 31 or 480,000 SGII common stock; provided, however, that SGII board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of SGII Common stock (the “Share Reserve”).

The shares underlying any awards under the 2023 Long-Term Incentive Plan that are forfeited, canceled, settled in cash, or otherwise terminated (other than by exercise) shall be added back to the shares of stock available for issuance under the 2023 Long-Term Incentive Plan and, to the extent permissible, the shares of stock that may be issued as incentive stock options.

Shares issued under the 2023 Long-Term Incentive Plan shall be authorized but unissued shares or treasury shares. As of the date hereof, no awards have been granted and no shares of SGII common stock have been issued under the 2023 Long-Term Incentive Plan.

The closing price of a share of SGII Class A common stock on          , 2023 was $          per share.

Incentive Stock Option Limit. The maximum number of shares of SGII common stock that may be issued upon the exercise of ISOs under the 2023 Long-Term Incentive Plan is equal to the Share Reserve.

Administration. The 2023 Long-Term Incentive Plan will be administered by a committee appointed by the board of the Combined Company (the “Committee”). Subject to the limitations set forth in the 2023 Long-Term Incentive Plan, the Committee will have the authority to determine, among other things, the type or types of awards to be granted to each participant, the number of shares subject to awards, the term during which an option or stock appreciation right may be exercised and the rate at which the awards may vest or be earned, including any performance criteria to which they may be subject. The Committee also will have the authority to determine the consideration and methodology of payment for awards.

Repricing; Cancellation and Re-Grant of Stock Awards. Other than in connection with an adjustment of an award pursuant to a corporate adjustment, dissolution, liquidation or reorganization, the Committee may not modify outstanding options or stock appreciation rights to lower the exercise price or grant price nor may the administrator assume or accept the cancellation of outstanding options in return for cash or the grant of new awards when the exercise price is greater than the fair market value of the shares covered by such options or stock appreciation rights, unless such action has been approved by the Combined Company’s stockholders.

Eligibility. Awards may be granted to employees, directors and consultants of the Combined Company (including potential employees, directors and consultants of SGII to whom an offer of a service relationship has been extended) and employees and consultants of any entity controlled by the Combined Company or in which the Combined Company has a significant equity interest. ISOs may be granted only to employees who, as of the time of grant, are employees of the Combined Company or any subsidiary corporation of the Combined Company. As of             , 2023, there were approximately             employees, assuming the Business Combination closes, including              executive officers and              non-employee directors eligible to be granted awards under the 2023 Long-Term Incentive Plan assuming that the 2023 Long-Term Incentive Plan was in effect as of such date.

Stock Options. A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under the 2023 Long-Term Incentive Plan, ISOs and NSOs are granted pursuant to stock option agreements adopted by the Committee. The Committee determines the exercise price for a stock option, within the terms and conditions of the 2023 Long-Term Incentive Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of SGII common stock on the date of grant as well as the forms of payment of the exercise price, which may include, without limitation, cash or shares of SGII common stock or any combination thereof. Options granted under the 2023 Long-Term Incentive Plan vest at the rate specified by the Committee.

Stock options granted under the 2023 Long-Term Incentive Plan generally must be exercised by the optionee before the earlier of the expiration of such option, which may not exceed ten years, or the expiration of a specified period following the optionee’s termination of employment. Each stock option agreement will set forth the extent to which the option recipient will have the right to exercise the option following the termination of the recipient’s service with us, and the right to exercise the option of any executors or administrators of the award recipient’s estate or any person who has acquired such options directly from the award recipient by bequest or inheritance.

Tax Limitations on Incentive Stock Options. The aggregate fair market value, determined at the time of grant, of SGII common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of stock plans of the Combined Company and its affiliates, may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Combined Company’s total combined voting power or that of any of the Combined Company’s affiliates unless (1) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (2) the term of the ISO does not exceed five years from the date of grant.

Restricted Stock Awards. A restricted stock award is the award of shares of SGII common stock that is nontransferable and may be subject to substantial risk of forfeiture until specific conditions are met. The terms of any awards of restricted shares under the 2023 Long-Term Incentive Plan will be set forth in a restricted stock agreement to be entered into between the Combined Company and the recipient of such restricted stock award. The Committee will determine the terms and conditions of the restricted stock agreements, which need not be identical, which may include limitations on the right to vote or receive any dividend or other right. Restricted shares may be issued for such consideration as the Committee may determine, including cash, cash equivalents, full recourse promissory notes, past services and future services.

Restricted Stock Unit Awards. Restricted stock unit awards give recipients the right to acquire a specified number of shares of stock (or equivalent cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the Committee and as set forth in a restricted stock unit award agreement. A restricted stock unit award may be settled by cash, delivery of stock, or a combination of cash and stock as deemed appropriate by the Committee. At the Committee’s discretion and as set forth in the restricted stock unit award agreement, restricted stock units may provide for the right to dividend equivalents.

Stock Appreciation Rights. Stock appreciation rights generally provide for payments to the recipient based upon increases in the price of SGII common stock over the exercise price of the stock appreciation right. The Committee determines the grant price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of SGII common stock on the date of grant. A stock appreciation right granted under the 2023 Long-Term Incentive Plan vests at the rate specified in the stock appreciation right agreement as determined by the Committee. The Committee determines the term of stock appreciation rights granted under the 2023 Long-Term Incentive Plan, up to a maximum of ten years. Upon the exercise of a stock appreciation right, we will pay the participant an amount in stock, cash, or a combination of stock and cash as determined by the Committee, equal to the product of (1) the excess of the per share fair market value of SGII common stock on the date of exercise over the grant price, multiplied by (2) the number of shares of SGII common stock with respect to which the stock appreciation right is exercised.

Dividend Equivalents. The Committee may grant dividend equivalent awards to participants who have awards pursuant to the 2023 Long-Term Incentive Plan (other than options and stock appreciation rights) which give the holders thereof the right to receive payments equivalent to dividends or interest with respect to a number of shares determined by the Committee and will be subject to such terms and conditions as determined by the Committee.

Other Awards. The Committee may grant other awards based in whole or in part by reference to SGII common stock as well as awards denominated in cash. The Committee will establish the number of shares under a stock-based award and all other terms and conditions of such stock-based and cash awards.

Performance-Based Awards. The number of shares or other benefits granted, issued, retainable and/or vested under a stock or stock unit award may be made subject to the attainment of performance goals. The Committee may utilize any performance criteria selected by it in its sole discretion to establish performance goals.

Changes to Capital Structure. In the event of a recapitalization, stock split, or similar capital transaction, the Committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2023 Long-Term Incentive Plan, the number of shares that can be issued as ISOs, the number of shares subject to outstanding awards and the grant or exercise price under each outstanding option or stock appreciation right.

Change in Control. If the Combined Company is involved in a merger or other reorganization, subject to the terms of an individual award agreement or other employment-related agreement with a participant, outstanding awards may be assumed or substituted by the successor, or the Committee may take one or more of the following actions with respect to outstanding awards in its sole discretion: (i) accelerate the vesting of awards so that some or all Awards shall vest (and, to the extent applicable, become exercisable) as to some or all of the shares that otherwise would have been unvested and/or provide that repurchase rights of the Combined Company, if any, with respect to shares issued pursuant to an award shall lapse; (ii) arrange or otherwise provide for the payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of all or some outstanding awards (based on the fair market value, on the date of the Change in Control, of the award being cancelled, based on any reasonable valuation method selected by the Committee); provided that the Committee shall have full discretion to unilaterally cancel (A) either all awards or only select awards (such as only those that have vested on or before the Change in Control), and (B) any options or stock appreciation rights whose exercise price is equal to or greater than the Fair Market Value of the Shares, as of the date of the Change in Control, with such cancellation being without the payment of any consideration whatsoever to those participants whose options and stock appreciation rights are being cancelled; (iii) terminate all or some Awards upon the consummation of the transaction without payment of any consideration; or (iv) make such other modifications, adjustments or amendments to outstanding awards or the 2023 Long-Term Incentive Plan as the Committee deems necessary or appropriate.

Transferability. Unless the Committee provides otherwise, no award granted under the 2023 Long-Term Incentive Plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), except by will, the laws of descent and distribution, provided that if permitted by the Committee, a participant may designate a beneficiary (or beneficiaries) to exercise his or her rights with respect to an award upon his or her death.

Amendment and Termination. No awards may be granted after the tenth anniversary of the date that the board of the Combined Company adopted the 2023 Long-Term Incentive Plan. The board of the Combined Company may amend, suspend, or terminate the 2023 Long-Term Incentive Plan, subject to stockholder approval for any amendment (i) to the extent stockholder approval is required to comply with any applicable law, regulation, or Nasdaq rule, (ii) to increase the number of shares available for issuance under the 2023 Long-Term Incentive Plan, (iii) materially increase the class of persons eligible to receive awards pursuant to the 2023 Long-Term Incentive Plan, materially increase the benefits accruing to participants, materially extend the term of the 2023 Long-Term Incentive Plan with respect to awards based on shares of common stock or expand the type of awards based on common stock, or (iv) to reprice, replace through cancellation or otherwise lower the grant price or exercise price of an outstanding option or stock appreciation right. No amendment may adversely affect in any material respect any award previously granted pursuant to the 2023 Long-Term Incentive Plan without the prior written consent of the participant unless the amendment is required or advisable under applicable law (e.g., to maintain the qualified status of an ISO award or bring the award into compliance with Section 409A of the Code) or is not reasonably likely to significantly diminish the benefits provided under such award.

Recoupment. Awards granted under the 2023 Long-Term Incentive Plan are subject to recoupment in accordance with any clawback policy that the Combined Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts. .

Certain U.S. Federal Income Tax Aspects of Awards Under the 2023 Long-Term Incentive Plan

This is a brief summary of the federal income tax aspects of awards that may be made under the 2023 Long-Term Incentive Plan based on existing U.S. federal income tax laws. This summary provides only the basic tax rules. It does not describe a number of special tax rules, including the alternative minimum tax and various elections that may be applicable under certain circumstances. It also does not reflect provisions of the income tax laws of any municipality, state or foreign country in which a holder may reside, nor does it reflect the tax consequences of a holder’s death. The tax consequences of awards under the 2023 Long-Term Incentive Plan depend upon the type of award.

Stock Options. A participant generally will not recognize taxable income at the time an option is granted and we generally will not be entitled to a tax deduction at that time. A participant generally will recognize compensation taxable as ordinary income upon the exercise of an NSO equal to the excess of the fair market value of the shares purchased over their purchase price, and the Combined Company will generally be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an ISO. If the shares acquired by exercise of an ISO are held for at least two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of those shares will be taxed as long-term capital gain or loss, and we will not be entitled to any deduction. If, however, such ISO shares are disposed of within either of the above-described periods, then in the year of that disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon that disposition, and (ii) the excess of the fair market value of the shares on the date of the ISO exercise over the exercise price, and the Combined Company generally will be entitled to a corresponding deduction. Any further gain (or loss) realized by the recipient generally will be taxed as short-term or long-term gain (or loss) depending on the holding period.

Other Awards. Recipients who receive restricted stock unit awards generally will recognize ordinary income when they receive shares upon settlement of the awards in an amount equal to the fair market value of the shares at that time. Recipients who receive awards of restricted stock subject to a vesting requirement generally will recognize ordinary income at the time vesting occurs in an amount equal to the fair market value of the shares at that time minus the amount, if any, paid for the shares. However, a recipient who receives restricted stock that is not vested may, within 30 days of the date the shares are transferred, elect in accordance with Section 83(b) of the Code to recognize ordinary compensation income at the time of transfer of the shares rather than upon the vesting dates. Recipients who receive stock appreciation rights generally will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the grant price. The Combined Company generally will be entitled to a tax deduction at the same time and in the same amount as ordinary income is recognized by the recipient, subject to the deduction limitation of Section 162(m) of the Code for payments to our named executive officers and certain other individuals.

2023 Long-Term Incentive Plan Benefits

Grants of awards under the 2023 Long-Term Incentive Plan are subject to the discretion of the Committee. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2023 Long-Term Incentive Plan.

Interests of Certain Persons in this Proposal

SGII’s directors and executive officers may be considered to have an interest in the approval of the 2023 Long-Term Incentive Plan because they may in the future receive awards under the 2023 Long-Term Incentive Plan. Nevertheless, the SGII board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of executive officers and experienced directors by adopting the 2023 Long-Term Incentive Plan.

Registration with the SEC

If the 2023 Long-Term Incentive Plan is approved by SGII stockholders and becomes effective, SGII intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2023 Long-Term Incentive Plan as soon as reasonably practicable after the Combined Company becomes eligible to use such form.

Required Vote of SGII Stockholders

If the business combination proposal is are not approved, the incentive plan proposal will not be presented at the special meeting. The incentive plan proposal requires the affirmative vote of a majority of the issued and outstanding shares of common stock represented in person (which would include presence at a virtual meeting) or by proxy at the meeting and entitled to vote thereon.

SGII’s Board of Directors’ Recommendation

SGII’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SGII STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

OTHER INFORMATION RELATED TO SGII

Overview

SGII is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which is referred to throughout this proxy statement/prospectus as its initial business combination. While SGII may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, it intends to focus its search on companies undergoing transformational, transitional, or reorganizational (“TTR”) business strategies. These companies are often valued at discounts to their peers, resulting from an emergence from a reorganization or distressed situation, a transformational change resulting from a shift in the demand curve, or a transitional pivot resulting from a change in macroeconomic conditions. The onset of COVID-19 globally has widened the lens of market dislocation for these companies, and SGII believes its team’s unique experience will be an attractive business combination partner for potential target companies.

In addition, SGII’s team was a sponsor of Seaport Global Acquisition Corp., a prior special purpose acquisition company that completed its $144 million Initial Public Offering in December 2020 and completed its business combination with Redbox Entertainment, Inc. (“Redbox”) (Nasdaq: RDBX) a leader in home entertainment, in October 2021.

Initial Public Offering and Simultaneous Private Placement

On November 19, 2021, SGII consummated its Initial Public Offering of 14,375,000 units. Each unit consists of one share of SGII Class A common stock, par value $0.0001 per share, and one half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of SGII Class A common stock for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $143,750,000.

Simultaneously with the closing of the Initial Public Offering, SGII completed the private sale of an aggregate of 7,531,250 private placement warrants (“Private Placement”) to its sponsor, Seaport Global SPAC II, LLC, at a purchase price of $1.00 per private warrant, generating gross proceeds of $7,531,250.

A total of $145,906,250 of the net proceeds from the Initial Public Offering and the Private Placement was placed in a trust account (“trust account”) established for the benefit of SGII’s Public Stockholders, with Continental Stock Transfer & Trust Company acting as trustee.

SGII’s units, Class A common stock and warrants are each traded on Nasdaq under the symbols “SGIIU,” “SGII” and “SGIIW,” respectively. SGII’s units commenced public trading on November 17, 2021, and its Class A common stock and warrants commenced public trading on December 1, 2021.

SGII initially had had until February 19, 2023 (or such later date as may be approved by our stockholders in an amendment to the Certificate of Incorporation) to complete a Business Combination (the “Combination Period”). If SGII is unable to complete a Business Combination within the Combination Period, SGII will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to SGII to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SGII’s remaining stockholders and its board of directors, dissolve and liquidate, subject in each case to SGII’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to its warrants, which will expire worthless if SGII fail to complete its initial business combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the trust account in the event SGII does not complete its initial business combination within the Combination Period and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of the public shares.

On February 13, 2023, SGII held a special meeting of stockholders (the “Meeting”). At the Meeting, the following proposals were approved by SGII’s stockholders (collectively, the “Proposals”):

1.	To amend SGII’s amended and restated certificate of incorporation extend the date by which SGII has to consummate a business combination for six months, from February 19, 2023 to August 19, 2023, conditioned on the deposit of 200,000 shares of Class B common stock (to be converted into Class A common stock) and $0.02 per share into the trust account (the Investment Management Trust Agreement governing the operation of the trust account was similarly amended).
2.	To amend SGII’s amended and restated certificate of incorporation to provide for the right of a holder of SGII Class B common stock to convert into SGII Class A common stock on a one-for-one basis prior to the closing of a business combination at the election of the holder.

In connection with the Meeting, SGII entered into Voting and Non-Redemption Agreements with certain stockholders of SGII holding an aggregate of 3,081,138 in exchange for their agreeing not to redeem shares of the SGII’s common stock at the Meeting (collectively, the “Non-Redemption Agreements”). The Non-Redemption Agreements provide for the allocation of up to 770,284 shares of common stock of SGII held by the Sponsor.

After the Meeting, an amendment to SGII’s amended and restated certificate of incorporation was filed with the Secretary of State of Delaware (as amended, the “A&R COI”), extending the Combination Period to August 19, 2023, assuming SGII continues to make the required monthly extension payments, and allowing holders of shares of SGII Class B common stock to convert into SGII Class A common stock on a one-for-one basis at the election of the holder. In connection with the vote to approve the Extension Proposals, the holders of 10,125,252 public shares of SGII common stock properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.27 per share, for an aggregate redemption amount of approximately $103.9 million.

On February 14, 2023, the Sponsor contributed to SGII for purposes of making a deposit into SGII’s trust account of an aggregate of 200,000 shares of Class B common stock and $84,994.96 (or $0.02 per remaining share) for the benefit of the public shares that were not redeemed by the public stockholders in connection with the Meeting. Following the foregoing contribution, the Sponsor owned 3,393,750 shares of Class B common stock. On February 16, 2023 the Sponsor converted the entirety of such shares into shares of Class A common stock, which represent 44.4% of the outstanding shares of SGII’s common stock.

On August 14, 2023, SGII held a special meeting of stockholders, during which the stockholders of SGII approved a proposal to further extend the Combination Period by up to six one month extensions to February 19, 2024 (the “Second Extension”). In connection with the vote to approve the Second Extension, the holders of 861,019 public shares of SGII common stock properly exercised their right to redeem their shares (and did not with draw their redemption) for cash at a redemption price of approximately $10.56 per share, for an aggregate redemption amount of approximately $9.1 million (the “Second Extension Redemptions”). Following the Second Extension Redemptions, SGII had 6,982,479 shares of SGII common stock outstanding, and the aggregate amount remaining in the trust account at the time was approximately $35.8 million.

Fair Market Value of Target Business

The target business or businesses that SGII acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the trust account (excluding the amount of deferred underwriting commissions held in trust) at the time of the execution of a definitive agreement for its initial business combination, although SGII may acquire a target business whose fair market value significantly exceeds 80% of the trust account balance. SGII’s board of directors determined that this test was met in connection with the proposed Business Combination with ABM as described in the section entitled “Proposal No. 1 — The Business Combination Proposal” above.

Stockholder Approval of Business Combination

Under SGII’s amended and restated certificate of incorporation, in connection with any proposed business combination, SGII must seek stockholder approval of an initial business combination at a meeting called for such purpose at which Public Stockholders may seek to have their public shares redeemed for cash, regardless of whether they vote for or against the proposed business combination or do not vote at all, subject to the limitations described in the prospectus for the Initial Public Offering. Accordingly, in connection with the Business Combination with ABM, the SGII Public Stockholders may seek to have their public shares redeemed for cash in accordance with the procedures set forth in this proxy statement/prospectus.

Voting Restrictions in Connection with Stockholder Meeting

In connection with any vote for a proposed business combination, including the vote with respect to the business combination proposal, the Sponsor and SGII’s officers and directors have each agreed to vote the Founder Shares as well as any common stock acquired by them in the aftermarket in favor of such proposed business combination.

Liquidation if No Business Combination

Under SGII’s current amended and restated certificate of incorporation, if SGII does not complete the Business Combination with ABM or another initial business combination by February 19, 2024 (assuming SGII continues to make the required monthly extension payments, or such later date as may be approved by SGII stockholders in an amendment to its amended and restated certificate of incorporation), SGII will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of SGII’s remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to SGII’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. At such time, the warrants will expire. Holders of warrants will receive nothing upon a liquidation with respect to such rights and the warrants will be worthless.

Each of the Sponsor and SGII’s officers and directors has agreed to waive its rights to participate in any distribution from SGII’s trust account or other assets with respect to the Founder Shares. There will be no distribution from the trust account with respect to SGII’s warrants, which will expire worthless if SGII is liquidated.

The proceeds deposited in the trust account could, however, become subject to the claims of SGII’s creditors which would be prior to the claims of the SGII Public Stockholders. Although SGII has obtained waiver agreements from certain vendors and service providers it has engaged and owes money to, and the prospective target businesses SGII has negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, and although SGII will seek such waivers from vendors it engages in the future, there is no guarantee that they or other vendors who did not execute such waivers will not seek recourse against the trust account notwithstanding such agreements. The Sponsor has agreed that it will be liable under certain circumstances to pay debts and obligations to target businesses or vendors or other entities that are owed money by SGII for services rendered or contracted for or products sold to it, but SGII cannot ensure that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so. Additionally there are two exceptions to the Sponsor’s personal indemnity: the Sponsor will have no personal liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with SGII waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account, or (2) as to any claims under the indemnity with the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, the Sponsor will not be liable to the SGII Public Stockholders and instead will only have liability to SGII. Furthermore, the Sponsor may not be able to satisfy its indemnification obligations if it is required to as the Sponsor’s only assets are securities of SGII and SGII has not taken any further steps to ensure that the Sponsor will be able to satisfy any indemnification obligations that arise. Accordingly, the actual per-share redemption price could be less than approximately $10.15, plus interest, due to claims of creditors. Additionally, if SGII is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in SGII’s bankruptcy estate and subject to the claims of third parties with priority over the claims of SGII stockholders. To the extent any bankruptcy claims deplete the trust account, SGII cannot assure you it will be able to return to the SGII Public Stockholders at least approximately $10.15 per share. SGII’s Public Stockholders are entitled to receive funds from the trust account only in the event of its failure to complete a business combination within the required time periods or if the stockholders properly seek to have SGII redeem their respective shares for cash upon a business combination which is actually completed by SGII. In no other circumstances does a stockholder have any right or interest of any kind to or in the trust account.

If SGII is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor, creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by SGII stockholders. Because SGII intends to distribute the proceeds held in the trust account to its Public Stockholders promptly after the expiration of the time period to complete a business combination, this may be viewed or interpreted as giving preference to its Public Stockholders over any potential creditors with respect to access to or distributions from its assets. Furthermore, SGII’s board of directors may be viewed as having breached their fiduciary duties to its creditors and/or may have acted in bad faith, and thereby exposing itself and the company to claims of punitive damages, by paying Public Stockholders from the trust account prior to addressing the claims of creditors. SGII cannot assure you that claims will not be brought against it for these reasons.

SGII will pay the costs of any subsequent liquidation from its remaining assets outside of the trust account plus the up to $100,000 of interest earned on the funds in the trust account that SGII may use for liquidation and dissolution expenses.

Employees

SGII has no employees. SGII’s management team is comprised of industry experts, whom SGII believes are well-positioned to identify and evaluate businesses undergoing strategic transition and that would benefit from their leadership experience in special situation environments. SGII believes its management team offers significant expertise in transformational investment transactions with companies undergoing change from various restructuring or reorganizational events.

Facilities

Upon consummation of the Business Combination, the principal executive offices of SGII will be those of ABM.

Directors and Executive Officers

SGII’s current directors and executive officers are as follows:

Name	Age	Position
Stephen C. Smith	63	Chairman and Chief Executive Officer
Jay Burnham	60	Chief Financial Officer and Director
Shelley Greenhaus	70	Director
Jeremy Hedberg	51	Director
Charles Yamarone	64	Director
Salvatore Bonomo	36	Chief Operating Officer
Edward Heim	36	Secretary

Stephen C. Smith, SGII’s Chairman and Chief Executive Officer, founded SGAM, an SEC registered investment advisor and a wholly-owned subsidiary of Seaport Global Holdings LLC (“SGH”), in August 2017. He formerly served as the Chairman and CEO of Seaport Global Acquisition Corp., another special purpose acquisition company also sponsored by SGAM that completed its initial business combination with Redbox (NASDAQ: RDBX) in October 2021. Mr. Smith is also SGAM’s Chief Executive Officer and Chairman of its Investment Committee and oversees all of SGAM’s investing and business activities. In April 2001, Mr. Smith co-founded The Seaport Group LLC (currently known as SGH), which is a full-service, mid-sized independent investment bank that offers capital markets advisory, sales, trading and research services. Prior to that, from December 1999 to March 2001, Mr. Smith was a managing director at Amroc Securities, LLC, a financial service firm, where he focused on distressed sales and trading. In June 1991, he co-founded a distressed debt broker-dealer, Libra Investments, Inc., which was acquired by U.S. Bancorp in January 1999. Mr. Smith began his career at Merrill Lynch in 1982 and from 1984 to 1988 he ran the taxable fixed income trading desk for its unit trust department. In addition, Mr. Smith worked as a salesperson at S.N. Phelps & Co., a financial management firm, from 1988 to 1989 and Jefferies & Company, a financial services company, from 1989 to 1991.

Jay Burnham, SGII’s Chief Financial Officer and a director, is a member of SGAM’s Investment Committee, a sub advisor to various SGAM funds and managed accounts, and is the Managing Member of Sunset Way LLC, an asset management company. He was also a director of Seaport Global Acquisition Corp., a special purpose acquisition company also sponsored by SGAM that completed its initial business combination with Redbox (NASDAQ: RDBX) in October 2021. Mr. Burnham previously served as a Portfolio Manager and Managing Member of Armory Advisors, LLC, a special situations and distressed debt asset management firm that is affiliated with SGAM. Prior to joining Armory Advisors, LLC, Mr. Burnham was a portfolio manager at Cypress Management, LLC, an investment management firm, from May 2003 to June 2004. From November 2001 to May 2003, Mr. Burnham was an Investment Manager at Rocker Management, LLC, an investment management company, where he was responsible for distressed debt and equity investments in companies in a variety of industries and participated as a major creditor in the restructuring of XM Satellite Radio. From April 1999 to November 2001, he was a founder and an investment manager at Reprise Capital Partners, LLC, a distressed debt investment firm. From March 1996 to March 1999, Mr. Burnham was an Investment Manager at DDJ Capital Management, LLC, an investment management company. From January 1995 to February 1996, he was an investment analyst at Libra Investments, Inc., a distressed debt broker-dealer founded by SGII’s Chairman. From June 1990 to November 1994, he was an investment manager at Paul D. Sonz Partners, an investment management company. Mr. Burnham has acted as a director of a number of public and private companies in turnaround situations, including acting as a director of Live Entertainment, Inc. (Nasdaq: LVE), a film distribution company that was acquired by Bain Capital in 1997 and became Artisan Entertainment, Inc., Bally’s Grand, Inc. (Nasdaq: BGLV), a gaming and entertainment company that was acquired by Bally’s Entertainment Corp., and New Millennium Homes, LLC, a California based homebuilding company.

Shelley Greenhaus, one of SGII’s independent directors, is the founder and President of Whippoorwill Associates, Inc., which manages investments in corporate reorganizations, liquidations and other related activities and was founded in December 1990. He was also a director of Seaport Global Acquisition Corp., a special purpose acquisition company also sponsored by SGAM that completed its initial business combination with Redbox (NASDAQ: RDBX) in October 2021. Prior to Whippoorwill, from 1983 to 1990, he worked as a portfolio manager at Oppenheimer & Co. Inc., a full-service brokerage firm and investment bank, with responsibility for distressed investments. From 1981 to 1983, Mr. Greenhaus became a financial analyst and portfolio manager for the William Rosenwald Family, a family office, where he was primarily involved in analyzing and managing investments involving corporate reorganizations, liquidations and related special situations. He began his business career in 1978, working as a financial analyst at Loeb, Rhoades, Hornblower & Co., a brokerage company, where he was primarily involved in analyzing risk arbitrage opportunities and distressed securities. From January 1999 to October 2003, Mr. Greenhaus served on the board of directors of Barneys New York, Inc. (Nasdaq: BNNY), a fashion retailer; from October 1998 to December 2004, he served on the board of director of Marvel Enterprises, Inc. (NYSE: MVL), a content entertainment company; and from November 1996 to December 2004, he served on the board of directors of GWI Holding, Inc. (Garden Way), a privately held power equipment company. In October 2017, he joined the board of directors of Commercial Furniture Group, Inc., a commercial furnishings company.

Mr. Jeremy Hedberg, one of SGII’s independent directors, has worked as a Partner, Co-Chief Investment Officer and Co-Head of Corporate and Traded Credit at Värde Partners, Inc. (“Värde”), a global alternative investment advisor currently managing $14 billion that has invested over $70 billion since inception. He joined Värde in November 1997 and has managed Värde’s liquid investing activities globally and led Värde’s significant investments in the residential mortgage sector in the U.S. He has served on a number of boards of portfolio companies owned by the Värde funds. He was also a director of Seaport Global Acquisition Corp., a special purpose acquisition company also sponsored by SGAM that completed its initial business combination with Redbox (NASDAQ: RDBX) in October 2021. He has served on many official creditors’ committees and a number of adhoc committees to restructure companies in bankruptcy, including, but not limited to, Capmark Financial Group, Inc. a commercial finance company, Chiquita Brands International, Inc., a global fruit and food company, and Flag Telecom Holdings Ltd, a provider of international wholesale network services. Prior to joining Värde, Jeremy worked for Goldner Hawn Johnson & Morrison, a private equity fund specializing in middle-market leveraged buyouts, from June 1996 to October 1997. He also previously worked for Wessels, Arnold & Henderson, a full-service investment bank specializing in high-growth companies, from May 1994 to June 1996.

Mr. Charles Yamarone, one of SGII’s independent directors, has served as the Chief Corporate Governance and Compliance Officer of Houlihan Lokey, Inc. (NYSE: HLI), a global investment bank (“Houlihan Lokey”), since January 2016, where he advises senior management on all aspects of Houlihan Lokey’s corporate governance, compliance, and internal audit, including Houlihan Lokey’s initial public offering in August 2015. He was also a director of Seaport Global Acquisition Corp., a special purpose acquisition company also sponsored by SGAM that completed its initial business combination with Redbox (NASDAQ: RDBX) in October 2021. From January 2014 to May 2015, he was a Managing Director in Houlihan Lokey’s capital markets group, where he had been a senior investment banker since November 2009. Between 1991 and 2009, Mr. Yamarone was a senior officer of Libra

Securities, an institutional broker dealer, and he was involved in all areas of Libra Securities’ business, including capital markets, corporate finance, sales and trading, research, legal, compliance, and operations. From January 1996 to July 2020, Mr. Yamarone was a director of the El Paso Electric Company (NYSE: EE), where he served as chairman of the audit committee, compensation committee and a member of the energy and resource committee. He was the Chairman of the Board of El Paso Electric from February 2015 until July 2020. From October 2010 to June 2016, Mr. Yamarone served as a member of the board of directors, chair of the compensation committee, a member of the executive committee and audit committee of United Continental Holdings, Inc. (NYSE: UAL). From February 1995 to October 2010, Mr. Yamarone served as a member of the board of directors of Continental Airlines, Inc. (NYSE: CAL), where he was chairman of the human resources committee and a member of the corporate governance committee. He previously served as a director of other companies, including Bally’s Grand, Inc., (Nasdaq: BGLV), a gaming and entertainment company that was acquired by Bally’s Entertainment Corp., LIVE Entertainment, Inc. (Nasdaq: LVE), a film distribution company that was acquired by Bain Capital in 1997 and became Artisan Entertainment, Inc., Merry-Go-Round Enterprises, Inc. (NYSE: MGRE), a national clothing retail chain, and Vagabond Inn Corporation, a hotel chain.

Salvatore Bonomo, SGII’s Chief Operating Officer, has been serving as Director of Operations and Compliance at SGAM since April of 2021. Prior to joining SGAM, he served as a Vice President at HPS Investment Partners, LLC from October 2015 to April 2021, during which time he worked in both the Valuations Group, where he was responsible for maintaining pricing and valuations for all investments across multiple platforms, and within the firm’s Operations Group where he assisted in supervising daily and monthly processes. Prior thereto, Mr. Bonomo worked at Armory Advisors, LLC, from March 2011 to October 2015, where he was responsible for numerous middle office functions, including but not limited to, operations, treasury and cash management, corporate actions, financial reporting, valuations, and investor relations. Prior thereto, Mr. Bonomo worked for The Seaport Group, LLC as an operations specialist beginning in 2010.

Edward Heim, SGII’s Secretary, has been serving as Senior Operations Associate at SGAM since July 2019. Prior to joining SGAM, he served as Director of Operations for Armory Advisors, LLC from October 2015 through July 2019, where he was responsible for all firm wide operations, including but not limited to, maintaining investment portfolios, fund reconciliations, profit and loss reporting, overseeing trade settlements, financial reporting, valuations, marketing and investor relations. Prior thereto, Mr. Heim worked for Progressive Credit Union as a commercial loan underwriter beginning in April 2013 and for Astoria Federal Savings and Loan Association as a personal banker from May 2011 to March 2013. Mr. Heim has a Bachelor of Science in Business Management from the Peter J. Tobin College of Business at St. John’s University.

SGII Executive Officer and Director Compensation

SGII is an “emerging growth company,” as defined in the JOBS Act and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies. No executive officer or director of SGII has received any cash compensation for services rendered to SGII although SGII may pay consulting, finder or success fees to its officers, directors, stockholders or their affiliates for assisting it in consummating its initial business combination. These officers, directors and stockholders will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on SGII’s behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants, or similar locations of prospective target businesses to examine their operations. There is no limit on the amount of out-of-pocket expenses reimbursable by SGII.

After the Business Combination, members of SGII’s management team who remain with the Combined Company may be paid consulting, management, or other fees from the Combined Company. Such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

Since its formation, SGII has not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of its executive officers or directors.

Meetings and Committees of the Board of Directors

SGII’s board of directors held five meetings in 2022 and has held six meetings in 2023. SGII expects its directors to attend all board meetings and any meetings of committees of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of SGII’s current directors attended all of the meetings of the board of directors and meetings of committees of which he was a member. Although it does not have any formal policy regarding director attendance at stockholder meetings, SGII attempts to schedule meetings so that all directors can attend.

SGII has a separately standing audit committee and compensation committee. Each of the audit committee and compensation committee are composed solely of independent directors.

Legal Proceedings

There is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against SGII, and SGII has not been subject to any such proceeding in the 10 years preceding the date of this proxy statement/prospectus.

Periodic Reporting and Audited Financial Statements

SGII has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, SGII’s annual reports contain financial statements audited and reported on by SGII’s independent registered public accounting firm. SGII has filed with the SEC its Annual Report on Form 10-K covering the period from June 21, 2021 (inception) through December 31, 2021, its Annual Report on Form 10-K for the year ended December 31, 2022 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

SGII’s Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of SGII’s financial condition and results of operations should be read in conjunction with SGII’s consolidated financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled “Forward-Looking Statements and Risk Factor Summary” and “Risk Factors” in this proxy statement/prospectus.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from these estimates. SGII has identified the following critical accounting policies:

Investments Held in Trust Account

SGII’s portfolio of investments held in trust account are comprised mainly of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in investment income from investments held in trust account in SGII’s statement of operations. The fair value for trading securities is determined using quoted market prices in active markets.

Class A Common Stock Subject to Possible Redemption

SGII accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within SGII’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. SGII’s common stock feature certain redemption rights that are considered to be outside of SGII’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of SGII’s balance sheet.

Warrant and Forward Purchase Agreement Liabilities

SGII accounts for warrants and forward purchase agreements as either equity-classified or liability-classified instruments based on an assessment of the warrant’s and forward purchase agreement’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants and forward purchase agreement are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants and forward purchase agreement meet all of the requirements for equity classification under ASC 815, including whether the warrants and forward purchase agreement are indexed to SGII’s own common stock and whether the warrant and forward purchase agreement holders could potentially require “net cash settlement” in a circumstance outside of SGII’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant and forward purchase agreement issuance and as of each subsequent quarterly period end date while the warrants and forward purchase agreement are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

The Forward Purchase Agreement entered into on May 31, 2023 in the investor holding a put option on SGII’s shares of common stock to sell such shares pursuant to the Forward Purchase Agreement, up to the maximum of 4,200,000 shares. Pursuant to ASC 480, “Distinguishing Liabilities from Equity”, this instrument meets the definition of a liability and accordingly was recognized at fair value. The fair value of this put option was estimated at approximately $2,016,000 and $1,890,000 as of May 31, 2023 and June 30, 2023, respectively, assuming Meteora will purchase the maximum number of shares. The Forward Purchase Agreement resulted in the initial recognition of a Forward Purchase Agreement derivative liability of approximately $2,016,000 and was expensed in SGII’s statement of operations. Changes in the estimated fair value of the Forward Purchase Agreement are recognized as a non-cash gain or loss on the statements of operations.

Recent Accounting Pronouncements

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. SGII is currently evaluating the impact of this standard on its financial statements and related disclosures.

SGII does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material impact on our financial statements.

Results of Operations and Known Trends or Future Trends

SGII has neither engaged in any significant operations nor generated any operating revenue to date. SGII’s only activities from inception related to its formation and its Initial Public Offering, and since the closing of its Initial Public Offering, the search for a prospective initial business combination. Although SGII has not generated operating revenue, it has generated non-operating income in the form of investment income from investments held in the trust account. SGII expects to incur increased expenses as a result of being a public company, as well as costs in the pursuit of an initial business combination.

SGII classifies the warrants issued in connection with its Initial Public Offering as liabilities at their fair value and adjust the warrant instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

For the period from June 21, 2021 (inception) through December 31, 2021, SGII had net income of $3,967,305, which consisted of $6,972 in investment income and $4,517,137 change in fair value of the warrants, offset by warrant issuance costs of $378,462, $152,780 in general and administrative expenses and $25,561 in franchise tax obligations. From January 1, 2022 through December 31, 2022, SGII had net income of $6,761,782, which consisted of $2,141,149 in investment income and $7,266,798 change in fair value of the warrants, offset by $2,043,627 in general and administrative expenses and $200,200 in franchise tax obligations.

During the three months ended June 30, 2023, we had net income (loss) of $(2,649,698), which consisted of $535,955 in investment income (loss) and $126,000 of change in fair value of the forward purchase agreement liability, offset by $(2,016,000) initial measurement of forward purchase agreement liability, $(375,828) change in fair value of the warrants, $767,665 in general and administrative expenses, $50,000 in franchise tax obligations and $102,160 in income tax.

During the six months ended June 30, 2023, we had net income of $(3,202,816), which consisted of $1,653,102 in investment income, and $126,000 of change in fair value of the forward purchase agreement liability, offset by $(2,016,000) initial measurement of forward purchase agreement liability, $(1,128,161) change in fair value of the warrants, $1,411,429 in general and administrative expenses, $100,000 in franchise tax obligations and $326,328 in income tax.

Liquidity and Capital Resources

As of June 30, 2023, the Company had approximately $0.1 million in its operating bank accounts and a working capital deficit of approximately $(3.0) million. Until the consummation of the Business Combination, SGII will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. Further, SGII has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

The possibility exists that within the coming 12 months SGII will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, the initial stockholders or their affiliates may, but are not obligated to, loan SGII funds as may be required. If SGII completes the Business Combination, SGII would repay such loaned amounts. In the event that the Business Combination does not close, SGII may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from its Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the private warrants, at a price of $1.00 per warrant at the option of the lender.

On February 16, 2023, the Sponsor entered into a promissory note in the amount of $1,500,000. As of June 30, 2023, $550,000 was outstanding on the promissory note.

There is no guaranty SGII may be able to obtain additional financing if and when needed. If SGII is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. SGII cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

SGII did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K, as of December 31, 2022. SGII does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. SGII has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Going Concern

In connection with SGII’s assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution, should SGII be unable to complete a business combination, raises substantial doubt about the SGII’s ability to continue as a going concern. SGII has until the end of the Combination Period to consummate the Business Combination. It is uncertain that SGII will be able to consummate the Business Combination by this time. If the Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. No adjustments have been made to the carrying amounts of assets or liabilities should SGII be required to liquidate after the end of the Combination Period.

Further, SGII has incurred and expect to continue to incur significant costs in pursuit of its financing and acquisition plans. SGII cannot assure you that its plans to raise capital or to complete an initial business combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to complete a Business Combination or SGII’s inability to continue as a going concern.

JOBS Act

On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. SGII qualify as an “emerging growth company” and under the JOBS Act and is allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. SGII is electing to delay the adoption of new or revised accounting standards, and as a result, SGII may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, SGII’s financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. SGII intends to take advantage of the benefits of this extended transition period. SGII will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following November 26, 2024, (b) in which it has total annual gross revenue of at least $1.07 billion, or (c) in which it is deemed to be a large accelerated filer, which means the market value of SGII Class A common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which it has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Quantitative and Qualitative Disclosures About Market Risk

Through June 30, 2023, SGII’s efforts have been limited to organizational activities, activities relating to its initial public offering and since the Initial Public Offering, and the search for a target business with which to consummate an initial business combination. SGII has engaged in limited operations and have not generated any revenues. SGII has not engaged in any hedging activities since its inception on June 21, 2021. SGII does not expect to engage in any hedging activities with respect to the market risk to which it is exposed.

The remaining net proceeds of the initial public offering and the sale of the private warrants held in the trust account have been invested in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Due to the short-term nature of these investments, SGII believes there will be no associated material exposure to interest rate risk.

Independent Auditors’ Fees

Marcum acts as SGII’s independent registered public accounting firm. The following is a summary of fees paid or to be paid to Marcum for services rendered.

Audit Fees. During the year ended December 31, 2022, SGII paid Marcum approximately $139,000 for services it performed in connection with its annual audit and quarterly reviews. During the period from June 21, 2021 (Inception) through December 31, 2021, SGII paid Marcum approximately $41,200 for the services it performed in connection with its Initial Public Offering.

Audit-Related Fees. During the period year ended December 31, 2022, and during the period from June 21, 2021 (Inception) through December 31, 2021, Marcum did not render assurance and related services related to the performance of the audit or review of SGII’s financial statements.

Tax Fees. During the year ended December 31, 2022, SGII paid Marcum approximately $11,640 for services to SGII for tax compliance, tax advice or tax planning. During the period from June 21, 2021 (Inception) through December 31, 2022, Marcum did not render services to SGII for tax compliance, tax advice or tax planning.

All Other Fees. During the year ended December 31, 2022, and during the period from June 21, 2021 (Inception) through December 31, 2021, there were no fees billed for products and services provided by Marcum other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

SGII’s audit committee was formed upon the consummation of its IPO. As a result, the audit committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of its audit committee were approved by its board of directors. Since the formation of SGII’s audit committee, and on a going-forward basis, the audit committee has and will pre-approve all auditing services and permitted non-audit services to be performed for SGII by its auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the audit committee prior to the completion of the audit).

Code of Ethics

SGII has adopted a Code of Ethics applicable to its directors, officers and employees. A copy of the Code of Ethics will be provided without charge upon request from SGII and is posted on its website. SGII intends to disclose any amendments to or waivers of certain provisions of its Code of Ethics in a Current Report on Form 8-K. For copies of the code of ethics, please see the section entitled “Where You Can Find More Information.”

Upon the consummation of the Business Combination, SGII’s code of ethics will apply to all of the executive officers, directors and employees of the Combined Company and its subsidiaries, including ABM.

BUSINESS OF ABM

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” or the “Company” refer to ABM and its consolidated subsidiaries prior to the consummation of the Business Combination.

Company Overview and History

The Company was originally incorporated in the State of Delaware on March 26, 2007 under the name Internet Media Services, Inc. On April 9, 2010, the Company filed Form S-1 with the SEC in order to become an SEC reporting company. On January 7, 2014 the Company entered into an Exchange of Securities Agreement with U-Vend Canada, Inc., and its shareholders under which the Company acquired all issued and outstanding shares of U-Vend in exchange for shares of the Company’s common stock. While the transaction did not result in a change of control of the Company, it did result in a new line of business for the Company. On April 15, 2014 the Company filed a Certificate of Amendment to change the name of the Company to U-Vend Inc. On February 26, 2018 the Company filed a Certificate of Amendment to change the name of the Company to BoxScore Brands, Inc. On October 20, 2022 the Company filed an amendment to its Certificate of Incorporation to, among other things, change the name of the Company from BoxScore Brands, Inc. to American Battery Materials, Inc. The name change was processed by FINRA, and declared the name change effective as of May 1, 2023. Our CUSIP number remains the same as before. FINRA assigned our current ticker symbol, BLTH.

The Company now operates as a US based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. The Company formerly developed, marketed and distributed various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. Due to the nationwide shutdown related to the COVID-19 pandemic, the Company spent a portion of 2020 restructuring and retiring certain corporate debt and obligations, and focusing on implementing a new operational direction.

Through the corporate reorganization and repositioning process, the Company found itself with the unique opportunity to expand its management team and acquire mining claims that historically reported high levels of lithium and other tech minerals. The Company hired and affiliated itself with industry veterans that bring decades of experience, credibility and relationships.

On November 5, 2021, the Company acquired the rights to 102 Federal Mining Claims located in the Lisbon Valley of Utah for $100,000. The acquisition was driven by historical mineral data from seven (7) existing wells with brine aquifer access. We have not yet commenced any mining operations, and we are an Exploration Stage Company, as defined in Regulation S-K, Subpart 1300 (“Regulation S-K 1300”). An independent third-party technical report indicated that further investment and development in the claims was warranted, although no determination has been made whether we have any reserves of minerals. Similarly, no determined has been made whether mineralization could be economically and legally produced or extracted. We have no reserves as defined by Regulation S-K 1300.

On October 20, 2022, in addition to the name change and increasing the number of authorized shares of common stock to 4,500,000,000, the holder of 63.86% of the issued and outstanding shares of stock of the Company entitled to vote took action by written consent and without a meeting, pursuant to Delaware General Corporate Law Section 228, and adopted and approved the following actions:

1.	Future amendment of the Company’s Certificate of Incorporation to implement a decrease in the authorized shares of the Company’s Common Stock from 4,500,000,000 to a number of not less than 10,000,000 and not more than 2,000,000,000 (the “Authorized Share Reduction”), at any time prior to October 20, 2023 (the “Anniversary Date”), with the Board having the discretion to determine whether or not the Authorized Share Reduction is to be effected, and if effected, the exact number of the Authorized Share Reduction within the above range.
2.	Future amendment of the Company’s Certificate of Incorporation to implement a reverse stock split of the Company’s Common Stock by a ratio of not less than 1-for-10 and not more than 1-for-1,000, (the “Reverse Stock Split”), at any time prior to the Anniversary Date, with the Board having the discretion to determine whether or not the Reverse Stock Split is to be effected, and if effected, the exact ratio for the Reverse Stock Split within the above range.

On April 25, 2023, the Company formed Mountain Sage Minerals LLC, a Utah limited liability company, of which it is the 100% owner.

In July 2023 the Company acquired and staked additional lithium mining claims adjacent to its Lisbon Valley Project in Utah. The new claims have been registered with the Bureau of Land Management. The Company now owns a total of 743 placer claims over 14,320 acres, comprised of (i) the 102 original claims held; and, (ii) the 641 new claims.

On August 1, 2023, the Company’s board of directors unanimously approved to effect a 1-for-300 Reverse Stock Split. On August 4, 2023, the Company filed a certificate of amendment to its Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to such effect. Upon effectiveness of the Reverse Stock Split, every 300 shares of the Company’s pre-reverse split common stock will be combined and reclassified into one share of common stock without any change in the par value per share. The Reverse Stock Split will not be effective until FINRA provides instruction for allowance of the Reverse Stock Split. At that time, the Company’s common stock will also be assigned a new CUSIP number.

Strategy

Our strategic goal is to become a leading producer of lithium in the United States. The Company believes that a strategy of employing advanced brine extractive technology methodologies for selective mineral extraction is the most cost-effective and ESG friendly approach currently available. Technologies are being utilized that can extract the desired minerals and metals from the brine and then re-inject the brines back down into the aquafer. We plan, as part of our sustainability goals within our overall environmental, social and governance (“ESG”) strategy, to develop the among the most sustainable production operations in the world. Our plan is to develop our projects and strategic equity investments on a measured timeline to provide the potential for both near-term cash flow and long-term value maximization.

The Company has been executing the necessary steps to determine analytical results from the technical report, which should provide current results, analytical, geotech modeling, aquifer modeling, recharge, flows, and depth. The Company has renewed its engagement of RESPEC Company LLC as its geotech, engineering and resource management partner to assist in the exploration of the Lisbon Valley brine extraction project. Leveraging their expertise, the Company will focus on several initiatives, which include the following:

●	Advancement of geotech, engineering, geology and fieldwork to complete Technical Reports on the Lisbon Project.
●	Understanding Lisbon Valley brines, on and around owned leases.
●	Develop a well plan to re-enter, sample, and test the “Superior Well”, that has a historical lithium concentration of 730 ppm (parts per million).
●	Enter other prospective plugged and abandoned wells, taking brine samples and performing hydrological testing at each identified high potential zone to evaluate the properties of the clastic formation.
●	As information is advanced, prepare technical reports following the NI 43-101 Standards of Disclosure for Mineral Projects, initially a Preliminary Economic Assessment (PEA) and longer term, a Preliminary Feasibility Study (PFS).
●	Test the collected brines for lithium, but also for previously identified high value elements such as cobalt, manganese, magnesium, and suites of metals in the alkaline earth metals, transition metals, and halogens group.
●	Based on the results of the Superior well, develop area resource estimates.

The Lisbon Valley of Utah also provides many added benefits:

●	Historically rich industrial and natural resource extraction area.
●	A developed infrastructure including high voltage electrical, proximity to major roadways and rail spurs.

●	State and local agency support through the Utah Division of Oil, Gas and Mining and the Trust Land Administration (SITLA)

The Company will also look to expand its holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities. The Company continues to explore and evaluate opportunities to further expand its resource base and production capacity through the possible acquisition of properties and projects in other areas of the United States, as well as in South America.

As part of our strategy for growth, our projects and strategic investments will be developed on a measured timeline, and we will evaluate all opportunities to further expand our resource base and production capacity. We understand that our timelines are subject to a variety of risks and variables, including, without limitation, obtaining permits, approvals, and funding. We are also focused on the implementation of direct lithium extraction (DLE) technologies, which we believe have the potential to significantly increase the supply of lithium from our brine projects, very similar to the impact which shale did for oil.

To achieve our goal of becoming a leading producer of lithium, we will rely on our competitive strengths and experienced management team to explore and consider all opportunities to generate revenue and increase our projects, properties, and assets, as well as all potential funding options. Some opportunities for growth may be in the form of (i) strategic partnerships; (ii) off-take agreements; (iii) diversification of projects and properties; (iv) acquisitions of companies and technologies; and, (v) participation in related commercial development activities.

Lithium Market

Lithium is on the list of the 35 minerals considered critical to the economic and national security of the United States, as first published by the U.S. Department of the Interior on May 18, 2018. In June 2021, the U.S. Department of Energy published a report titled “National Blueprint for Lithium Batteries 2021-2030” (the “NBLB Report”) which was developed by the Federal Consortium for Advanced Batteries (“FCAB”), a collaboration by the U.S. Departments of Energy, Defense, Commerce, and State. According to the Report, one of the main goals of this U.S. government effort is to “secure U.S. access to raw materials for lithium batteries.” In the NBLB Report, Ms. Jennifer M. Granholm, the U.S. Secretary of Energy, states: “Lithium-based batteries power our daily lives from consumer electronics to national defense. They enable electrification of the transportation sector and provide stationary grid storage, critical to developing the clean-energy economy.”

The NBLB Report summarizes as follows the U.S. government’s views on the needs for lithium and the expected growth of the lithium battery market:

●	“A robust, secure, domestic industrial base for lithium-based batteries requires access to a reliable supply of raw, refined, and processed material inputs…”
●	“The worldwide lithium battery market is expected to grow by a factor of 5 to 10 in the next decade.”

The growth in electric vehicles (“EVs”) will provide the greatest needs for lithium-based batteries The NBLB Report states: “Bloomberg projects worldwide sales of 56 million passenger electric vehicles in 2040, of which 17% (about 9.6 million EVs) will be in the U.S. market.”

Source: NBLB Report (defined above). Original Source: Bloomberg NEF Long-Term Electric Vehicle Outlook 2019.

In a February 2021 report, Canalys, a global technology market analyst firm, states that global sales of EVs in 2020 increased by 39% year on year to 3.1 million units. This compares with a sales decline of 14% of the total passenger car market in 2020. Canalys forecasts that the number of EVs sold will rise to 30 million in 2028 and EVs will represent nearly half of all passenger cars sold globally by 2030.

Bloomberg’s Long-Term Electric Vehicle Outlook 2021 report states: “The outlook for EV adoption is getting much brighter, due to a combination of more policy support, further improvements in battery density and cost, more charging infrastructure being built, and rising commitments from automakers. Passenger EV sales are set to increase sharply in the next few years, rising from 3.1 million in 2020 to 14 million in 2025. Globally, this represents around 16% of passenger vehicle sales in 2025, but some countries achieve much higher shares. In Germany, for example, EVs represent nearly 40% of total sales by 2025, while China — the world’s largest auto market — hits 25%.”

Regarding the lithium battery growth derived from grid storage demands, the NBLB Report states: “In addition to the EV market, grid storage uses of advanced batteries are also anticipated to grow, with Bloomberg projecting total global deployment to reach over 1,095 GW by 2040, growing substantially from 9 GW in 2018;” and “Bloomberg forecasts 3.2 million EV sales in the U.S. for 2028, and over 200 GW of lithium-ion battery-based grid storage deployed globally by 2028. With an average EV battery capacity of 100 kWh, 320 GWh of domestic lithium-ion battery production capacity will be needed just to meet passenger EV demand. Benchmark Mineral Intelligence forecasts U.S. lithium-ion battery production capacity of 148 GWh by 2028 less than 50% of projected demand.”

On August 25, 2022, the Washington Post published an article titled “Did California just kill the gas-powered car?” and with the sub-heading “California’s decision to ban the sales of combustion engine cars is the latest victory in the transition to electric vehicles.” A particularly relevant passage from this article reads as follows:

“…the transition from gas-powered, internal combustion engine vehicles to electric vehicles no longer feels niche, or speculative. It feels inevitable. And this week, another profound development: California, which already leads the nation with 18 percent of new cars sold electric, is expected to approve a regulation to ban the sales of new gas-only powered vehicles by 2035. In addition to EVs, only a limited number of plug-in hybrids will be allowed to be sold. This is a big deal: California’s car market is only slightly smaller than those of France, Italy and Britain — and while many countries have promised to phase out sales of gas cars by such-and-such date, few have concrete regulations like California. Sixteen states have traditionally followed California’s lead in setting its own independent fuel standards — they could soon follow.”

Although no assurances can be given, these recent developments, if left unchallenged, may potentially increase demand for lithium in the U.S., as well as globally. Benchmark Mineral Intelligence, a well-respected global consulting firm specializing in the battery supply chain market, predicts that:

1.	demand for lithium-ion batteries is set to grow six-fold by 2032 as global automakers scale up production of EVs; and
2.	to meet the world’s lithium requirements would require 74 new lithium mines with an average size of 45,000 tonnes by 2035.

Lithium Brine Deposits

Lithium is mined from three different deposit types: lithium brine deposits; pegmatite lithium deposits (also referred to as “hard rock”); and, sedimentary lithium deposits (also referred to as clay deposits). Brine deposits are the most common, accounting for more than half of the world’s know lithium reserves. All of the Companies projects are in brine deposits.

As described by the US Geological Survey, lithium brine deposits are accumulations of saline groundwater that are enriched in dissolved lithium. All producing lithium brine deposits share a number of first-order characteristics: (1) arid climate; (2) closed basin containing a playa or salar; (3) tectonically driving subsidence; (4) associated igneous or geothermal activity; (5) suitable lithium source-rocks; (6) one or more adequate aquifers. South American countries Chile and Argentina are where the majority of the lithium produced from brines originates, as well as Nevada, to a much smaller extent.

Direct Lithium Extraction

It is anticipated that ABM will use a direct lithium extraction (“DLE”), and reinjection of the processed brine back into the subsurface, rather than using evaporation ponds to recover the lithium and other potential mineral from brines, should the project advance to the production stage. This method has been gaining favor in the lithium industry over the last several years because it does not involve the use of evaporation ponds. DLE uses a much smaller footprint than evaporation ponds and is therefore more acceptable from an environmental standpoint. As yet, ABM has not done any testing for the possibility of using DLE and will not be able to do any testing until samples of brine are acquired from the target formations.

DLE technologies precipitate lithium out of brine using filters, membranes, ceramic beads, or other equipment, which is often housed in a small warehouse, significantly shrinking the environmental footprint of evaporation ponds used to produce commercial quantities of lithium traditionally. In a DLE operation, brine is pumped to a processing unit where an adsorption, resin or membrane material is used to extract only the lithium from the brine, while spent brine can be reinjected into the basin aquifers. The more rapid production time frame and possible brine reinjection into the aquifer is a key environmental differentiator between the DLE process and traditional lithium process that uses evaporation ponds.

While there may still be challenges around scalability, water consumption, and the possible dilutive effects of brine reinjection, over the past decade many DLE technologies have arisen to separate lithium from brine. DLE has the potential to significantly impact the lithium industry, with implementation on the extraction of lithium brines potentially having a dramatic positive impact on production, capacity, timing, and environmental impact. Similar to the impact shale exploration had on the oil industry, DLE has the potential to significantly increase the supply of lithium from brine projects, nearly doubling lithium production/yield (taking recoveries from 40-60% to 70-90%+) and improving project returns. DLE should also offer lower perceived environmental risk, and yield significant environmental benefits when compared to traditional brine ponds, offering sustainability benefits and ESG credentials. It is estimated that approximately 12% of the world’s lithium supply in 2019 was produced using DLE technology. DLE technologies are broadly grouped into three main categories: adsorption, ion exchange, and solvent extraction.

●	Adsorption physically absorbs LiCl molecules onto the surface of a sorbent from a lithium loaded solution. The lithium is then stripped from the surface of the sorbent with water.
●	Ion exchange takes lithium ions from the solution and replaces them with a different positively charged cation that is contained in the sorbent material. An acidic (or basic) solution is required to strip the lithium from the material and regenerate the sorbent material.
●	Solvent extraction removes lithium ions from solution by contacting the solution with an immiscible fluid (i.e., oil or kerosene) that contains an extractant that attaches to lithium ions and brings them into the immiscible fluid. The lithium is then stripped from the fluid with water or chemical treatment.

Summary of Our Opportunity

Our Lisbon Valley Lithium Project (the “Project”) is located in San Juan County, Utah, approximately 35 miles southeast of the city of Moab, part of an area known as the Paradox Basin. The Project consists of 743 placer mining claims staked on U. S. government land administered by the U. S. Bureau of Land Management (BLM) covering 14,300 acres, part of a semi-contiguous group named the LVL Group. The below map shows the approximate location of our claims:

The Company’s original 102 placer claims were staked by Plateau Ventures LLC, and sold to us have been assigned to our wholly-owned subsidiary, Mountain Sage Minerals, LLC. Our additional 641 placer claims are registered or filed in the name of Mountain Sage Mineral, LLC. All such claims have been registered currently in good standing according to BLM records. We also have an additional 469 claims that are pending review by BLM. The following diagram is an overview of our claims which comprise our Lisbon Valley Lithium Project:

There has been no exploration or drilling conducted on the property by ABM or its predecessors other than the gathering and assimilation of data from all available sources. It will be necessary for ABM to re-enter an oil and gas well or to drill a new well to obtain brine samples for analysis and metallurgical testing. Permits for such operations will be required from the BLM and the Utah Division of Oil, Gas and Mining. ABM is in the process of permitting 2 appraisal wells.

There is currently no known production of lithium from the Paradox Basin. The deposit model and exploration target for our Project is very similar to the model defined by Anson Resources, which is the holder of claims on adjacent properties to the northwest of ABM’s claims. Anson, an Australian company, operating in the U. S. as A1 Lithium Incorporated, has defined a major lithium and bromine resource and has completed a Definitive Feasibility Study. ABM’s target deposit model is similar in all respects to that of Anson’s deposit.

We believe there is abundant evidence from oil, gas and potash wells drilled in the Paradox Basin indicating a high probability of identifying and producing super saturated brines from beneath the Project. The geology of the area of the Project and of the Paradox Basin as a whole is quite complex although zones that have been targeted and proven by Anson Resources exist and they are mappable within and beyond the claims area. It is not likely that the same zones vary significantly in terms of reservoir quality and thickness as evidenced by log analysis; however, these parameters have not been confirmed by actual testing by ABM.

The only way to determine if the lithium enriched brines exist and can be economically produced from the target zones is to drill exploration wells to produce and test brine from the targeted zones. The Company intends to drill two exploratory/appraisal wells within its claims position and is currently waiting permit approval. Based on a substantial number of studies with lithium analyses from the Paradox Basin, we believe there is a substantial indication that lithium mineralization in brines occurs beneath the Project. It is anticipated that the target grades and tonnages for the Project will be similar to those reported by Anson Resources.

ABM has retained a third-party consulting firm to assist with drilling, completion, and review of test results for the two appraisal wells. Any extracted brines should be tested to determine lithium and other important mineral concentrations and to prove the economic viability of a pilot and permanent production program. The Company has identified an appraisal and development program that is proprietary. This information will be disclosed in an advanced technical report after the appraisal wells are drilled and individual zones are identified and fully evaluated.

The Technical Report Summary on the Project prepared Bradley C. Peek, MSc., of CPG Peek Consulting, Inc, in accordance with Regulation S-K 1300, is included as Annex K. The effective date of such report is 06 July 2023.

Raw Materials

We do not have any material dependence on any raw materials or raw material suppliers. All of the raw materials that we need are available from numerous suppliers and at market-driven prices.

Intellectual Property

We do not own or license any intellectual property which we consider to be material.

Sales and Marketing

We currently do not have commercial capabilities required to market and distribute lithium. There is no assurance that we will be able to attain the necessary sales and marketing capabilities, or secure the services of such a firm to provide those capabilities, to achieve our sales expectations.

Customers

As we are not yet in production, we have no customers and have no offtake agreements with customers.

Future Production and Sales

We expect the demand for our lithium, once in production, to be facilitated by increasing global demand for lithium. We intend on utilizing intermediaries for sales in order to focus on our core competencies of exploration and extraction.

Competition and Market Barriers

We compete with other mineral and chemical processing companies in connection with the acquisition of suitable exploration properties and the engagement of qualified personnel. Many of our competitors possess greater financial resources and technical facilities than we do. Although we aspire to be a leading lithium producer, the lithium mining and chemical industries are fragmented. We are one of many participants in these sectors. Many of our competitors, as compared to us, have been in business longer, have established more strategic partnerships and relationships, and have greater financial accessibility.

While we compete with other exploration companies in acquiring suitable properties, we believe there will be readily available purchasers of lithium chemical products or other industrial minerals if they are produced from any of our owned or leased properties. The price of our planned products may be affected by factors beyond our control, including fluctuations in the market prices for lithium, supplies of lithium, demand for lithium, and mining activities of others. If we identify lithium mineralization that is determined to be of economic grade and in sufficient quantity to justify production, additional capital would be required to develop, mine, and sell that production.

Government Regulations

Exploration and development activities for our projects are subject to extensive laws and regulations, which are overseen and enforced by multiple U.S. federal, state, and local authorities as well as foreign jurisdictions. These applicable laws govern exploration, development, production, exports, various taxes, labor standards, occupational and mine health and safety, waste disposal, protection and remediation of the environment, protection of endangered and protected species, and other matters. Various permits from government bodies are required for drilling, mining, or manufacturing operations to be undertaken, and we cannot be assured such permits will be received. Environmental laws and regulations may also, among other things:

●	require notice to stakeholders of proposed and ongoing exploration, drilling, environmental studies, mining, or production activities;
●	require the installation of pollution control equipment;
●	restrict the types, quantities and concentrations of various substances that can be released into the environment in connection with exploration, drilling, mining, lithium manufacturing, or other production activities;
●	limit or prohibit drilling, mining, lithium manufacturing or other production activities on lands located within wetlands, areas inhabited by endangered species and other protected areas, or otherwise restrict or prohibit activities that could impact the environment, including water resources;
●	impose substantial liabilities for pollution resulting from current or former operations on or for any preexisting environmental impacts from our projects;
●	require significant reclamation obligations in the future as a result of our extraction and chemical operations; and
●	require preparation of an environmental assessment or an environmental impact statement.

Compliance with environmental laws and regulations may impose substantial costs on us, subject us to significant potential liabilities, and have an adverse effect on our capital expenditures, results of operations, or competitive position. Violations and liabilities with respect to these laws and regulations could result in significant administrative, civil, or criminal penalties, remedial clean-ups, natural resource damages, permit modifications and/or revocations, operational interruptions and/or shutdowns, and other liabilities, as well as reputational harm, including damage to our relationships with customers, suppliers, investors, governments or other stakeholders. The costs of remedying such conditions may be significant, and remediation obligations could adversely affect our business, results of operations, and financial condition. Federal, state, and local legislative bodies and agencies frequently revise environmental laws and regulations, and any changes in these regulations, or the interpretations thereof, could require us to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on our business operations. As of June 30, 2023, we have not been required to spend material amounts on compliance regarding environmental regulations.

Permits

Obtaining and renewing governmental permits is a complex and time-consuming process and involves numerous jurisdictions, public hearings, and possibly costly undertakings. The timeliness and success of permitting efforts are contingent upon many variables not within our control, including the interpretation of permit approval requirements administered by the applicable permitting authority. We may not be able to obtain or renew permits that are necessary for our planned operations, or the cost and time required to obtain or renew such permits may exceed our expectations. Any unexpected delays or costs associated with the permitting process could delay the exploration, development and/or operation of our projects.

Environmental, Social and Governance

We are committed to ESG causes. As we start to hire employees for our projects, our hiring efforts will focus on hiring workers from communities near our project areas. Many such communities have high levels of unemployment.

Human Capital

As of June 30, 2023, the Company had two full-time employee and a part time employee. We are committed to diversity, equity, and inclusion as part of our growth strategy. We will treat each employee and job applicant without regard to race, color, age, sex, religion, national origin, citizenship, sexual orientation, gender identity, ancestry, veteran status, or any other category protected by law. We believe in allocating resources and establishing, in an equitable manner, policies and procedures that are fair, impartial, and just. To provide a diverse and inclusive workplace, we will focus our efforts on creating a culture where all employees can contribute their skills and talents and be themselves.

Legal Proceedings

From time-to-time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time-to-time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Websites

The Company maintains one active website, www.americanbatterymaterials.com, which serves as its corporate website and contains information about the Company and its business.

Corporate Information

We are a Delaware corporation. Our corporate office is located at 500 West Putnam Avenue, Suite 400, Greenwich, Connecticut, 06830. Our telephone number is (800) 998-7962. Information contained on our website is not a part of this proxy statement/prospectus.

Available Information

Under the Securities Exchange Act of 1934, as amended from time-to-time (the “Exchange Act”), the Company files annual, quarterly and current reports with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains a website at http://www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. The Company files electronically with the SEC. The SEC makes available, free of charge, through the SEC Internet website, the Company’s filings on Forms 10-K, 10-Q and 8-K, and amendments to those reports, as soon as they are filed with the SEC.

ABM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless context otherwise requires, all references in this section to “ABM,” “the Company,” “we,” “us,” “our,” or “its” refer to ABM and its consolidated subsidiaries prior to the Business Combination.

The following discussion and analysis is intended to help you understand ABM’s results of operations and financial condition. This discussion and analysis is provided as a supplement to, and should be read in conjunction with, the section entitled “ABM’s Selected Historical Financial Information”, the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements”, and ABM’s consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. ABM’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under the sections entitled “Risk Factors” or “Forward-Looking Statements and Risk Factor Summary” in other parts of this proxy statement/prospectus.

Cautionary Statement

The following discussion and analysis should be read in conjunction with our financial statements and related notes included elsewhere in this proxy statement/prospectus. Our actual results may differ materially from those anticipated in the following discussion, as a result of a variety of risks and uncertainties, including those described under “Risk Factors.”

Overview

American Battery Materials, Inc. (formerly BoxScore Brands, Inc.) is a U.S.-based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner. The Company formerly developed, marketed and distributed various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. Due to the nationwide shutdown related to the COVID-19 pandemic, the Company spent a portion of 2020 restructuring and retiring certain corporate debt and obligations, and focusing on implementing a new operational direction.

Through the corporate reorganization and repositioning process, the Company found itself with the unique opportunity to expand its management team and acquire mining claims that historically reported high levels of lithium and other tech minerals. The Company hired and affiliated itself with industry veterans that bring decades of experience, credibility and relationships.

On November 5, 2021, the Company acquired the rights to 102 Federal Mining Claims located in the Lisbon Valley of Utah for $100,000. The acquisition was driven by historical mineral data from seven (7) existing wells with brine aquifer access. We have not yet commenced any mining operations, and we are an Exploration Stage Company, as defined in Regulation S-K, Subpart 1300 (“Regulation S-K 1300”). An independent third-party technical report indicated that further investment and development in the claims was warranted, although no determination has been made whether we have any reserves of minerals. Similarly, no determination has been made whether mineralization could be economically and legally produced or extracted. We have no reserves as defined by Regulation S-K 1300.

On October 20, 2022 the Company, following receipt of written approval from stockholders acting without a meeting and holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, filed an amendment to its Certificate of Incorporation to (i) change the name of the Company to “AMERICAN BATTERY MATERIALS, INC.” (the “Name Change”); and, (ii) increase the total number of authorized shares of the Company’s common stock, par value $0.001 per share, from 600,000,000 to 4,500,000,000 (the “Authorized Share Increase”). The Name Change was processed by FINRA and was effective on May 1, 2023, at which time the Company’s trading symbol was also changed to BLTH. The Authorized Share Increase was effective as of October 20, 2022.

On October 20, 2022, in addition to the Name Change and the Authorized Share Increase, the holder of 63.86% of the issued and outstanding shares of common stock of the Company entitled to vote took action by written consent and without a meeting, pursuant to Delaware General Corporate Law Section 228, and adopted and approved the following actions:

1.	Future amendment of the Company’s Certificate of Incorporation to implement a decrease in the authorized shares of the Company’s Common Stock from 4,500,000,000 to a number of not less than 10,000,000 and not more than 2,000,000,000 (the “Authorized Share Reduction”), at any time prior to October 20, 2023 (the “Anniversary Date”), with the Board having the discretion to determine whether or not the Authorized Share Reduction is to be effected, and if effected, the exact number of the Authorized Share Reduction within the above range.
2.	Future amendment of the Company’s Certificate of Incorporation to implement a reverse stock split of the Company’s Common Stock by a ratio of not less than 1-for-10 and not more than 1-for-1,000, (the “Reverse Stock Split”), at any time prior to the Anniversary Date, with the Board having the discretion to determine whether or not the Reverse Stock Split is to be effected, and if effected, the exact ratio for the Reverse Stock Split within the above range.

On August 1, 2023, the Company’s board of directors unanimously approved to effect a 1-for-300 Reverse Stock Split. On August 4, 2023, the Company filed a certificate of amendment to its Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware to such effect. Upon effectiveness of the Reverse Stock Split, every 300 shares of the Company’s pre-reverse split common stock will be combined and reclassified into one share of common stock without any change in the par value per share. The Reverse Stock Split will not be effective until FINRA provides instruction for allowance of the Reverse Stock Split. At that time, the Company’s common stock will also be assigned a new CUSIP number.

On April 25, 2023, the Company formed Mountain Sage Minerals LLC, a Utah limited liability company, of which it is the 100% owner. The Company will look to expand its holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities through this new LLC.

We expect to generate revenue from the extraction and sale of lithium and related products. We cannot be certain of the timing of this revenue and will likely need funding to support continuing operations and support our growth strategy. We may have to finance operations by offering any combination of equity offerings, debt financing, collaborations, strategic alliances, or other strategic arrangements.

Results of Operations

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021

Revenue

For the year ended December 31, 2022 and 2021, the Company had no revenue.

Operating Expenses

General and administrative expenses for the year ended December 31, 2022 were $1,135,088, an increase of $741,712 or 189%, compared to $393,376 for the year ended December 31, 2021. The increase in operating expenses was mainly due to an increase in professional fees. In the second quarter of 2022, the Company activated consulting teams to pursue additional land acquisitions, and to begin the State and Federal permitting process for project development work.

In addition, the Company initiated construction strategies based on reports from RESPEC, the Company’s engineering partner, for geological modeling and drill entry design and related planning.

Change in Fair Value of Derivative Liabilities

During the year ended December 31, 2022, the Company recorded a gain on the change in fair value of derivative liabilities of $211,345, as compared to a gain on the change in fair value of derivative liabilities of $2,871,910 during the year ended December 31, 2021.

Interest Expense

Interest expense for the year ended December 31, 2022 was $595,124, as compared to $760,663 during the year ended December 31, 2021.

Net Loss

As a result of the foregoing, the net loss for the year ended December 31, 2022 was $1,486,848 as compared to the net income of $1,762,466 during the year ended December 31, 2021.

Liquidity and Capital Resources

We require cash to fund our operating expenses and working capital requirements, including outlays for capital expenditures. The accompanying consolidated financial statements have been prepared on a going concern basis. The Company had net loss of $1,486,848 during the year ended December 31, 2022, has accumulated losses totaling $17,854,837, and has a working capital deficit of $1,400,412 at December 31, 2022. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Since we acquired our fist mining claims in November 2021 we have faced an increasingly challenging liquidity situation that has limited our ability to execute on our operating plan. The Company will need to raise additional financing in order to fund its operations for the next 12 months, and to allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing.

Sources of additional capital through various financing transactions or arrangements with third parties may include equity or debt financing, bank loans or revolving credit facilities. We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. Unless we can attract additional investment, our operating as a going concern is in doubt.

If we are unable to obtain sufficient amounts of additional capital, we may have to cease filing the required reports and cease operations completely. If we obtain additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock.

Cash Flows

Operating Activities

During the year ended December 31, 2022, the Company used $910,709 of cash in operating activities as a result of the Company’s net loss of $1,486,848, offset by share-based compensation of $62,080, net changes in operating assets and liabilities of $757,423, and increased by gain on change in fair market value of derivative liability of $211,345 and gain on settlement of debt of $32,019.

During the year ended December 31, 2021, the Company used $392,445 of cash in operating activities as a result of the Company’s net income of $1,762,466, increased by share-based compensation of $6,296, write-off of assets of $17,500, and net changes in operating assets and liabilities of $755,297, and offset by change in fair market value of derivative liability of $2,871,910 and gain on settlement of liabilities of $62,095.

Investing Activities

During the year ended December 31, 2022, the Company had no investing activities.

During the year ended December 31, 2021, the Company purchased $100,000 in mineral claims.

Financing Activities

During the year ended December 31, 2022, financing activities provided $945,000, resulting from $590,000 in proceeds from convertible notes, $250,000 in proceeds from promissory notes, $130,000 in proceeds from the exercise of warrants, and $50,000 in proceeds from issuance of preferred stock, offset by $75,000 in repayments of convertible notes.

During the year ended December 31, 2021, financing activities provided $477,150, resulting from $885,000 in proceeds from convertible notes, offset by $82,000 in repayments of capital lease obligations, $300,850 in repayments of convertible notes, and $25,000 in repayments of promissory notes.

Three Months Ended June 30, 2023 Compared to Three Months Ended June 30, 2022

Revenue

For the three months ended June 30, 2023 and 2022, the Company had no revenue.

Operating Expenses

General and administrative expenses for the three months ended June 30, 2023 were $1,094,066, an increase of $729,878 or 200%, compared to $364,188 for the three months ended June 30, 2022. The increase in operating expenses was mainly due to an increase in professional fees and stock compensation expenses. In the second quarter of 2022, the Company activated consulting teams to pursue additional land acquisitions, and to begin the State and Federal permitting process for project development work.

In addition, the Company initiated construction strategies based on reports from RESPEC, the Company’s engineering partner, for geological modeling and drill entry design and related planning.

Interest Expense

Interest expense for the three months ended June 30, 2023, was $37,063, as compared to $173,758 during the three months ended June 30, 2022 due to the conversion of convertible notes payable during the fourth quarter of 2022.

Net Loss

As a result of the foregoing, the net loss for the three months ended June 30, 2023 was $1,131,129 as compared to the net loss of $537,946 during the three months ended June 30, 2022.

Six Months Ended June 30, 2023 Compared to Six months Ended June 30, 2022

Revenue

For the six months ended June 30, 2023 and 2022, the Company had no revenue.

Operating Expenses

General and administrative expenses for the six months ended June 30, 2023 were $1,540,542, an increase of $1,050,282 or 214%, compared to $490,260 for the six months ended June 30, 2022. The increase in operating expenses was mainly due to an increase in professional fees and stock compensation expenses. In the second quarter of 2022, the Company activated consulting teams to pursue additional land acquisitions, and to begin the State and Federal permitting process for project development work.

In addition, the Company initiated construction strategies based on reports from RESPEC, the Company’s engineering partner, for geological modeling and drill entry design and related planning.

Change in Fair Value of Derivative Liabilities

During the six months ended June 30, 2022, the Company recorded a gain on the change in fair value of derivative liabilities of $211,345. The underlying convertible notes were converted during the fourth quarter of 2022, resulting in no derivative liabilities during the six months ended June 30, 2023.

Gain on Settlement of Liabilities

During the six months ended June 30, 2023, the Company recorded a gain on settlement of liabilities of $67,984, consisting of $7,008 in principal and $60,976 in interest forgiven by noteholders. No such transactions were noted during the six months ended June 30, 2022.

Interest Expense

Interest expense for the six months ended June 30, 2023 was $47,217, as compared to $362,805 during the six months ended June 30, 2022 due to the conversion of convertible notes payable during the fourth quarter of 2022.

Net Loss

As a result of the foregoing, the net loss for the six months ended June 30, 2023, was $1,519,775 as compared to the net loss of $641,720 during the six months ended June 30, 2022.

Liquidity and Capital Resources

We require cash to fund our operating expenses and working capital requirements, including outlays for capital expenditures. The accompanying consolidated financial statements have been prepared on a going concern basis. The Company had net loss of $1,519,775 during the six months ended June 30, 2023, has accumulated losses totaling $19,374,612, and has a working capital deficit of $2,463,537 as of June 30, 2023. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Since we acquired our first mining claims in November 2021, we have faced an increasingly challenging liquidity situation that has limited our ability to execute on our operating plan. The Company will need to raise additional financing in order to fund its operations for the next 12 months, and to allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing.

Sources of additional capital through various financing transactions or arrangements with third parties may include equity or debt financing, bank loans or revolving credit facilities. We may not be successful in locating suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. Unless we can attract additional investment, our operating as a going concern is in doubt.

If we are unable to obtain sufficient amounts of additional capital, we may have to cease filing the required reports and cease operations completely. If we obtain additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution, or the equity securities may have rights preferences or privileges senior to the common stock.

Cash Flows

Cash Flows from Operating Activities

During the six months ended June 30, 2023, the Company used $1,491,431 of cash in operating activities as a result of the Company’s net loss of $1,519,775, increased by gain on debt settlement of $67,984 and net changes in operating assets and liabilities of $277,322, and offset by share-based compensation of $373,650.

During the six months ended June 30, 2022, the Company used $510,873 of cash in operating activities as a result of the Company’s net loss of $641,720, increased by change in fair market value of derivative liability of $211,345, and offset by share-based compensation of $525, and net changes in operating assets and liabilities of $341,667.

Cash Flows from Investing Activities

During the six months ended June 30, 2023, the Company expended $106,000 for staking activities related to new federal mining claims located in the Lisbon Valley of Utah.

During the six months ended June 30, 2022, the Company had no investing activities.

Cash flows from Financing Activities

During the six months ended June 30, 2023, financing activities provided $1,764,000, resulting from $1,575,000 in proceeds from convertible notes, and $189,000 in proceeds from the exercise of warrants.

During the six months ended June 30, 2022, financing activities provided $515,000, resulting from $590,000 in proceeds from convertible notes, offset by $75,000 in repayments of convertible notes.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have, or are reasonably likely to have, an effect on its financial condition, financial statements, revenues or expenses.

Inflation

Management continues to evaluate the impact of the existence of inflationary trends on the U.S. economy and the recent increase in interest rates. Although the Company’s operations are influenced by general economic conditions, it does not believe that inflation or rising interest rates had a material effect on its results of operations during the last two years. While it is reasonably possible that such uncertainties, and governmental and societal actions to manage them, could have a negative effect on the Company’s financial position in the future, the specific impact is currently not readily determinable.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make judgments, assumptions and estimates that affect the amounts reported in our consolidated financial statements and accompanying notes. The consolidated financial statements as of June 30, 2023 describe the significant accounting policies and methods used in the preparation of the consolidated financial statements. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired or as additional information is obtained. The following critical accounting policies are impacted significantly by judgments, assumptions and estimates used in the preparation of our consolidated financial statements:

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis
●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.
●	Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). Level 3 instruments include derivative warrant instruments. The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants issued by the Company contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

Factors That May Adversely Affect our Results of Operations

Our results of operations may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in the Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration, or magnitude, or the extent to which they may negatively impact our business.

Financial Condition, Liquidity and Capital Resources

For the six months ended June 30, 2023, cash and cash equivalents increased to $ 209,151, as a result of raising capital in connection with a private placement that terminated in April 2023. During this time period the Company continued to operate a minimal infrastructure in order to maintain its ability to fund operations, keep full focus on all development projects and targets and to stay current with all of the Company’s consultants, legal counsel, and accountants. During the remainder of 2023, the Company believes that the ability to raise capital through debt and equity transactions will increase liquidity and enable the execution of management’s operating strategy.

We had limited financial resources during the year ended December 31, 2022, with cash and cash equivalents of $42,582 at December 31, 2022, which still represented an increase from the $8,291 at December 31, 2021. We continued to operate a minimal infrastructure, in order to maintain our ability to fund operations, keep full focus on all development projects and targets and to stay current with all of our consultants, legal counsel and accountants.

At December 31, 2021, we had cash and cash equivalents of $8,291. On such date we did not possess sufficient working capital to fund our planned operations.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of SGII

The following table sets forth information regarding the beneficial ownership of SGII common stock as of (i)                 , 2023 (prior to the Business Combination) and (ii) immediately following the consummation of the Business Combination by:

●	each person known by SGII to be the beneficial owner of more than 5% of SGII’s outstanding shares of common stock either on the record date or after the consummation of the Business Combination;
●	each of SGII’s current executive officers and directors;
●	all of SGII’s current executive officers and directors as a group;
●	each person who will become an executive officer or a director of the Combined Company upon the consummation of the Business Combination; and
●	all of the Combined Company’s executive officers and directors as a group immediately following the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Unless otherwise indicated, SGII believes, based on information available to it, that all persons named in the table have sole voting and investment power with respect to all SGII common stock beneficially owned by them.

The beneficial ownership of SGII common stock pre-Business Combination is based on 8,043,498SGII common stock (including 4,449,748 public shares and 3,593,750 founder shares) outstanding as of             , 2023.

The beneficial ownership below excludes the shares underlying the public warrants and the private warrants because those securities are not exercisable within 60 days of this proxy statement/prospectus and are contingent upon the consummation of the Business Combination. The beneficial ownership information below also excludes the shares expected to be issued or reserved under the 2023 Long-Term Incentive Plan.

The expected beneficial ownership of SGII common stock post-Business Combination set forth below reflects the “minimum redemptions” scenario and the “maximum redemption” scenario, using the assumptions below:

●	Assuming Minimum Redemptions Scenario (“Minimum Redemption”): this scenario assumes that no shares of SGII common stock are redeemed after an actual redemption of 10,125,252 SGII’s shares in the amount of $104 million as approved by its stockholders at the special meeting of SGII’s stockholders held on February 13, 2023.
●	Assuming Maximum Redemptions Scenario (“Maximum Redemption”): This scenario assumes additional redemption of 4,307,109 shares of SGII’s common stock, for aggregate payment of approximately $43.7 million from the Trust Account after the redemption incurred on February 13, 2023 based on an assumed redemption price of $10.15 per share. The maximum Redemption scenario is determined by allocating all remaining fund in the Trust Account to redemption of SGII’s shares according to the terms of the Trust agreement. The Merger Agreement includes as a condition to closing the Business Combination that, at the closing, SGII will have a minimum of $20,000,000 of cash.

Post-Business Combination
	Pre-Business Combination			Assuming Minimum Redemptions			Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Number of Common Stock Beneficially Owned	% of Class		Number of Common Stock Beneficially Owned	% of Class	% of Total Vote	Number of Common Stock Beneficially Owned	% of Class	% of Total Vote
Directors and executive officers of SGII prior to the Business Combination
Stephen C. Smith(2)	3,393,750	44.4%
Jay Burnham(3)	—	—
Shelley Greenhaus(3)	—	—
Jeremy Hedberg(3)	—	—
Charles Yamarone(3)	—	—
Salvatore Bonomo(3)	—	—
Edward Helm(3)	—	—
All directors and officers of SGII prior to the Business Combination as a group (7 individuals)	3,393,750	44.4%
Directors and executive officers of the Combined Company after consummation of the Business Combination
David Graber
Sebastian Lux
All directors and executive officers of the Combined Company after consummation of the Business Combination as a group ( individuals)

Five percent holders
Seaport Global SPAC II, LLC(2)	3,393,750	44.4%
Saba Capital Management, L.P. (4)	1,431,539(11)	N/A	%
Barclays PLC(5)	1,095,131(11)	N/A	%
Adage Capital Partners, L.P. (6)	1,000,000(11)	N/A	%
Polar Asset Management Partners Inc. (7)	927,514(11)	N/A	%
First Trust Capital Management L.P. (8)	884,177(11)	N/A	%
Highbridge Capital Management, LLC(9)	746,017(11)	N/A	%
Shaolin Capital Management LLC(10)	898,630(11)	N/A	%
*	Less than 1%
(1)	Unless otherwise noted, the business address of each of the following entities or individuals is c/o Seaport Global Acquisition Corp., 360 Madison Avenue, 23rd Floor, New York, NY 10017.
(2)	Seaport Global SPAC II, LLC, the Sponsor, is the record holder of the securities reported herein. Seaport Global Asset Management, LLC is the managing member of the Sponsor and Stephen Smith, SGII’s Chairman and Chief Executive Officer, is the Chief Executive Officer of Seaport Global Asset Management, LLC. By virtue of these relationships, Mr. Smith may be deemed to have or share beneficial ownership of the securities held of record by the Sponsor. Mr. Smith disclaims any such beneficial ownership except to the extent of his pecuniary interest.
(3)	Each of these individuals holds a direct or indirect interest in our sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.
(4)	According to Schedule 13G/A filed with the SEC on February 14, 2023 by Saba Capital Management, L.P., a Delaware limited partnership (“Saba Capital”), Saba Capital Management GP, LLC, a Delaware limited liability company (“Saba GP”), and Mr. Boaz R. Weinstein (together, the “Reporting Persons”). The Reporting Persons have entered into a Joint Filing agreement, dated November 26, 2021, pursuant to which the Reporting Persons have agreed to file this statement and any subsequent amendments hereto jointly in accordance with the provision of Rule 13d-1(k)(1) under the Act. The address of the principal business office of the Reporting Persons is 405 Lexington Avenue, 58th Floor, New York, New York 10174.
(5)	According to Schedule 13G filed with the SEC on January 30, 2023 by Barclays PLC and Barclays Bank PLC (together the “Reporting Persons”). The Reporting Persons have entered into a Joint Filing Agreement, dated January 10, 2023, pursuant to which the Reporting Persons have agreed to file this statement and any subsequent amendments hereto to jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act. The address of the principal business office of the Reporting Persons is 1 Churchill Place, London, E14 5HP, England.
(6)	According to Schedule 13G filed with the SEC on November 29, 2021 by Adage Capital Partners, L.P., a Delaware limited partnership (“ACP”) with respect to the Class A Common Stock directly owned by it; Adage Capital Partners GP, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACPGP”), as general partner of ACP with respect to the Class A Common Stock directly owned by ACP; Adage Capital Advisors, L.L.C., a limited liability company organized under the laws of the State of Delaware (“ACA”), as managing member of ACPGP, general partner of ACP, with respect to the Class A Common Stock directly owned by ACP; Robert Atchinson (“Mr. Atchinson”), as managing member of ACA, managing member of ACPGP, general partner of ACP with respect to the Class A Common Stock directly owned by ACP; and Phillip Gross (“Mr. Gross”), as managing member of ACA, managing member of ACPGP, general partner of ACP with respect to the Class A Common Stock directly owned by ACP. The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” The address of the business office of each of the Reporting Persons is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116. ACP has the power to dispose of and the power to vote the Class A Common Stock beneficially owned by it, which power may be exercised by its general partner, ACPGP. ACA, as managing member of ACPGP, directs ACPGP’s operations. Messrs. Atchinson and Gross, as managing members of ACA, have shared power to vote the SGII Class A common stock beneficially owned by ACP.
(7)	According to Schedule 13G filed with the SEC on February 13, 2023 by Polar Asset Management Partners Inc. (the “Reporting Person”). The Reporting Person is an investment fund manager, portfolio manager, exempt market dealer and commodity trading manager registered with the Ontario Securities Commission. The address of the principal business office of the Reporting Person is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.
(8)	According to Schedule 13G filed with the SEC on February 14, 2023 by First Trust Merger Arbitrage Fund (“VARBX”), First Trust Capital Management L.P. (“FTCM”), First Trust Capital Solutions L.P. (“FTCS”), and FTCS Sub GP LLC (“Sub GP”), (together the “ Reporting Persons”). The Reporting Persons have entered into a Joint Filing Agreement, dated February 14, 2023, pursuant to which the Reporting Persons have agreed to file this statement and any subsequent amendments hereto jointly in accordance with the provision of Rule 13d-1(k)(1) under the Act. The principal business address of FTCM, FTCS and Sub GP is 225 W. Wacker Drive, 21st Floor, Chicago, IL 60606. The principal business address of VARBX is 235 West Galena Street, Milwaukee, WI 53212.
(9)	According to Schedule 13G filed with the SEC on February 2, 2023 by Highbridge Capital Management, LLC (the “Reporting Person”), a Delaware limited liability company and the investment adviser to certain funds and accounts (the “Highbridge Funds”) with respect to the shares of Class A Common Stock directly held by the Highbridge Funds. The address of the principal business office of the Reporting Person is 277 Park Avenue, 23rd Floor, New York, New York 10172.
(10)	According to Schedule 13G filed with the SEC on February 13, 2023 by Shaolin Capital Management LLC (the “Reporting Person”), a company incorporated under the laws of State of Delaware, which serves as the investment advisor to Shaolin Capital Partners Master Fund, Ltd. a Cayman Islands exempted company; MAP 214 Segregated Portfolio, a segregated portfolio of LMA SPC, and DS Liquid DIV RVA SCM LLC being managed accounts advised by the Reporting Person. The address of the business office of the Reporting Person is 7610 NE 4th Court, Suite 104 Miami FL 33138.
(11)	The information contained in the Schedule 13Gs and 13G/As regarding number and percentage of shares owned are as of December 31, 2022. On February 14, 2023, in connection with the Meeting, the holders of 10,125,252 public shares of SGII common stock exercised their right to redeem their shares.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

SGII Related Person Policy

SGII’s audit committee must review and approve any related person transaction it proposes to enter into. Its audit committee charter details the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the company and its stockholders. A summary of such policies and procedures is set forth below.

Any potential related party transaction that is brought to the audit committee’s attention will be analyzed by the audit committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At its meetings, the audit committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the audit committee must consider, among other factors, the following factors to the extent relevant:

●	whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;
●	whether there are business reasons for us to enter into the transaction;
●	whether the transaction would impair the independence of an outside director; and
●	whether the transaction would present an improper conflict of interest for any director or executive officer

Any member of the audit committee who has an interest in the transaction under discussion must abstain from any voting regarding the transaction, but may, if so requested by the chairman of the audit committee, participate in some or all of the audit committee’s discussions of the transaction. Upon completion of its review of the transaction, the audit committee may determine to permit or to prohibit the transaction.

SGII Related Person Transactions

Founder Shares

In June 2021, the Sponsor purchased 4,312,500 founder shares for an aggregate purchase price of $25,000, or approximately $0.006 per share. Subsequently, in August 2021, the Sponsor forfeited an aggregate of 718,750 shares for no consideration, thereby resulting in 3,593,750 remaining founder shares. Prior to the initial investment in SGII of $25,000 by the Sponsor, SGII had no assets, tangible or intangible. The per share purchase price of the founder shares was determined by dividing the amount of cash contributed to SGII by the aggregate number of founder shares issued. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares after the Initial Public Offering. As such, our initial stockholders collectively own 20% of our issued and outstanding shares after the Initial Public Offering.

The initial stockholders have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of (A) one year after the completion of SGII’s initial business combination or (B) subsequent to SGII’s initial business combination, (x) if the last reported sale price of SGII Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after SGII’s initial business combination, or (y) the date on which SGII completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the initial stockholders with respect to any founder shares.

In February 2023, the Sponsor contributed an aggregate of 200,000 shares of SGII Class B common stock (the “Trust Shares”) and $84,994 (or $0.02 per remaining share) to SGII’s trust account in connection with the First Extension Proposal. Also in February 2023, the Sponsor converted its remaining 3,393,750 founder shares to shares of SGII Class A Common Stock, subject to the same restrictions as the founder shares. Effective on February 17, 2023, the Trust Shares were converted to SGII Class A Common Stock as well.

Private Placement Warrants

Simultaneously with the consummation of the Initial Public Offering, SGII completed the private placement of warrants to the Sponsor, generating gross proceeds of $7,531,250. Each private warrant is exercisable for one share of SGII Class A common stock at an exercise price of $11.50 per share. A portion of the purchase price of the private warrants was added to the proceeds from the Initial Public Offering held in the trust account. If SGII’s initial business combination is not completed by the end of the Combination Period, the proceeds from the sale of the private warrants held in the trust account will be used to fund the redemption of the public shares (subject to the requirements of applicable law) and the private warrants will expire worthless. The private warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees.

The Sponsor agreed, subject to limited exceptions, not to transfer, assign or sell any of its private warrants until 30 days after the completion of SGII’s initial business combination.

Promissory Note — Related Party

In June 2021, the Sponsor agreed to loan SGII an aggregate of up to $400,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Promissory Note”). The non-interest bearing Note was repaid upon completion of the Initial Public Offering on November 19, 2021.

On February 16, 2023, the Sponsor issued a sponsor convertible note in the amount of $1,500,000 (the “Sponsor Convertible Note”), pursuant to which SGII may request to borrow up to $1,500,000 from the Sponsor for translation costs reasonably related to the consummation of the Business Combination. Any advances under the Sponsor Convertible Note shall be made at the sole discretion of the Sponsor. As of June 30, 2023, the outstanding balance on the Sponsor Convertible Note was $550,000.

Administrative Support Agreement

SGII agreed to pay $10,000 a month for office space, utilities, and secretarial and administrative support to the Sponsor. Services commenced on the date the securities were first listed on Nasdaq and will terminate upon the earlier of SGII’s initial business combination or our liquidation. SGII incurred approximately $60,000 and $120,000 for expenses in connection with such services for the period from December 31, 2022 through June 30, 2023 and January 1, 2022 through December 31, 2022, respectively, which are reflected in the statement of operations included elsewhere in this proxy statement/prospectus.

Additional Related Party Transactions

Other than as described above, no compensation of any kind will be paid by SGII to the Sponsor, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination. However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on SGII’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. SGII’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or its or their affiliates.

After the Business Combination, members of SGII’s management team who remain with SGII may be paid consulting, management or other fees from the Combined Company with any and all amounts being fully disclosed to stockholders in this proxy statement/prospectus, to the extent then known. The amount of such compensation may not be known at the time of the stockholder meeting, as it will be up to the directors of the Combined Company to determine executive and director compensation. In this event, such compensation will be publicly disclosed at the time of its determination in a Current Report on Form 8-K, as required by the SEC.

All ongoing and future transactions between SGII and any of its officers and directors or their respective affiliates will be on terms believed by SGII to be no less favorable to it than are available from unaffiliated third parties. Such transactions will require prior approval by a majority of SGII’s uninterested “independent” directors or the members of SGII’s board who do not have an interest in the transaction, in either case who had access, at SGII’s expense, to SGII’s attorneys or independent legal counsel. SGII will not enter into any such transaction unless its disinterested “independent” directors determine that the terms of such transaction are no less favorable to SGII than those that would be available to SGII with respect to such a transaction from unaffiliated third parties.

ABM Related Person Transactions

Through his ownership of Series A Preferred Shares, Dr. Adam Lipson has voting control over all matters to be submitted to a vote of ABM stockholders.

In February 2023, ABM entered into a convertible promissory note agreement in the amount of $25,000 with a related party. The note has a one-year term, bear interest of 9%, and has a conversion price equal to the lesser of (1) the most recent issuance price; or (2) closing price for the ABM common stock on the maturity date. The outstanding principal balance was $25,000 as of June 30, 2023. Accrued interest as of June 30, 2023 was $756.

Related Person Transactions Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the Combined Company’s board of directors will adopt a written Related Person Transactions Policy that sets forth the Combined Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Combined Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Combined Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to the Combined Company as an employee, consultant or director will not be considered related person transactions under this policy. A “related person” is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Combined Company’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Combined Company’s voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to the Combined Company’s audit committee (or, where review by the Combined Company’s audit committee would be inappropriate, to another independent body of the Combined Company’s board of directors) for review. To identify related person transactions in advance, SGII will rely on information supplied by the Combined Company’s executive officers, directors and certain significant stockholders.

The Combined Company’s audit committee will approve only those transactions that it determines are fair to us and in the Combined Company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

COMPARISON OF STOCKHOLDERS’ RIGHTS

General

ABM is incorporated under the laws of the State of Delaware and the rights of ABM stockholders are governed by the laws of the State of Delaware, including the DGCL, ABM’s charter and ABM’s bylaws. As a result of the Business Combination, ABM stockholders who receive shares of SGII common stock will become stockholders of SGII upon consummation of the Business Combination. SGII is incorporated under the laws of the State of Delaware and the rights of the Combined Company’s stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Combined Company’s bylaws. Thus, following the Business Combination, the rights of ABM stockholders who become SGII stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by ABM’s charter and ABM’s bylaws and instead will be governed by the Proposed Charter and the Combined Company’s bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of ABM stockholders under ABM’s charter and ABM’s bylaws (left column), and the rights of the Combined Company stockholders under forms of the Proposed Charter and Combined Company’s bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. The summary below is subject to, and qualified in its entirety by reference to, the full text of ABM’s charter, ABM’s bylaws, the Proposed Charter (which is attached to this proxy statement/prospectus as Annex B) and the Combined Company’s bylaws (which is attached to this proxy statement/prospectus as Annex C), as well as the relevant provisions of the DGCL and the Stockholders’ Agreement. You should carefully read this proxy statement/prospectus and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being an ABM stockholder before the Business Combination and being a SGII stockholder following the completion of the Business Combination.

For more information on the SGII charter proposals, see the section entitled “Proposal No. 2-The SGII Charter Proposals” and for more information about the Stockholders’ Agreement, see the section entitled “Proposal No. 1 — The Business Combination Proposal-Related Agreements-Stockholders’ Agreement.”

ABM	SGII Following the Business Combination

Authorized Capital Stock

ABM common stock. ABM is authorized to issue 4,500,000,000 shares of common stock, $0.001 par value

ABM preferred stock. ABM is authorized to issue 10,000,000 shares of preferred stock, $0.0001 par value, of which, 50,000 shares have been designated as Series A Super Voting Preferred Convertible Stock, The ABM board of directors is authorized to provide, out of the authorized, unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to establish the number of shares to be included in each such series and to fix the designation, vesting powers, preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of the class) or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

SGII common stock. SGII will be authorized to issue      shares of capital stock, consisting of (i)       shares of common stock, par value $0.0001 per share, and (ii)      shares of preferred stock, par value $0.0001 per share. As of      , 2023, we expect there will be                          shares of SGII common stock outstanding following consummation of the Business Combination, without giving effect to the exercise of any warrants.

SGII preferred stock. Following consummation of the Business Combination, SGII is not expected to have any preferred stock outstanding.

ABM	SGII Following the Business Combination

Conversion

There are no conversion rights related to ABM common stock.

The Series A Preferred Stock shall automatically convert into shares of ABM Common Stock upon the earlier of either (i) the effectiveness of a Registration Statement under the Securities Act of 1933; or, (c) 12-months from the issuance of the Series A Preferred Stock, at a ratio equal to the purchase prices per share of the Series A Preferred divided by $0.005.

There are no conversion rights relating to SGII common stock.

SGII’s board of directors is authorized to issue shares of authorized preferred stock from time to time in one or more series and to fix, to the extent permitted by Delaware law, the designations, powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations and restrictions of each series of preferred stock.

Number and Qualification of Directors

The Bylaws of ABM provide that the number of directors shall be fixed by resolution duly adopted from time-to-time by the board of directors or the stockholders. There are currently seven directors serving on the ABM Board of Directors.

Subject to the Proposed Charter, the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time solely by resolutions adopted by SGII’s board of directors, The initial board of directors shall consist of seven directors. Directors need not be stockholders.

Structure of Board; Election of Directors

ABM’s bylaws provide that directors are elected at each annual meeting of stockholders, to hold office until the next annual meeting, and shall hold office until their respective successors are elected and qualified, or until such director’s earlier death, resignation or removal.

Following the Business Combination, the members of SGII’s board of directors will be as elected by the holders of SGII common stock at the Special Meeting of SGII stockholders pursuant to the director election proposal. See the section entitled “Proposal No. 4 — The Director Election Proposal.”

The Sponsor and certain stockholders of ABM will enter into the Stockholders’ Agreement with SGII, pursuant to which the Sponsor will have the right to designate up to two directors for election to SGII’s board of directors for so long as it maintains ownership of a certain percentage interest in SGII.

At each succeeding annual meeting of stockholders, a director shall be elected and hold office until the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. No cumulative voting in the election of directors.

At all meetings of stockholders for the election of directors at which a quorum is present, directors shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Removal of Directors

The entire board of directors or any individual director may be removed from office (i) with cause or without cause and (ii) only by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors.

No director may be removed from office other than by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of SGII entitled to vote on the election of such director, voting together as a single class.

Voting
Pursuant to ABM’s certificate of incorporation and bylaws, holders of shares of ABM common stock are entitled to one vote for each such share on all matters voted on by the stockholders.	Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such

ABM	SGII Following the Business Combination

The holder of Series A Preferred Stock may vote on any action upon which holders of the Common Stock may vote, and they shall vote together as one class.	holder on all matters on which holders of Common Stock generally are entitled to vote.
Supermajority Voting Provisions

On any matter presented to the stockholders of ABM, the holders of shares of Series A Preferred Stock are entitled to the number of votes equal to 60% of all of the issued and outstanding shares of Common Stock. The holders of shares of Series A Preferred Stock are entitled to vote together with the holders of Common Stock as a single class.

With respect to the Proposed Charter, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a class, is required to alter, amend or repeal Articles 4B (Voting Rights), 5 (Bylaws), 6 (Board of Directors), 7 (Meetings of Stockholders) and 9 (Amendments) of the Proposed Charter.

With respect to SGII’s bylaws, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a class, is required to alter, amend or repeal, in whole or in part, any provisions of the Bylaws or to adopt any provision inconsistent with the Bylaws.

Cumulative Voting

ABM’s certificate of incorporation and bylaws do not provide for cumulative voting rights in the election of its directors. Under the DGCL, cumulative voting is permitted only when authorized in the certificate of incorporation.

Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.
Vacancies on the Board of Directors

ABM’s bylaws provide that vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled by the stockholders, a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Subject to the Stockholders’ Agreement and the special rights of the holders of one or more outstanding series of preferred stock to elect directors, any vacancy on SGII’s board of directors and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director.

Special Meeting of the Board of Directors

Special meetings of the board of directors for any purpose or purposes may be called at any time by the president, or, if absent or unable or refuses to act, by any vice president or by any two (2) directors.

SGII’s bylaws provide that special meetings of SGII’s board of directors may be called by the chairman of SGII’s board of directors or the President and shall be called by the chairman of SGII’s board of directors, President or the Secretary, on the written request of three directors. Notice of special meetings of SGII’s board of directors shall be given to each director at least 24 hours before the date of the meeting in such manner as is determined by SGII’s board of directors.

Amendment to Certificate of Incorporation
ABM’s certificate of incorporation may be amended, altered, changed or repealed in accordance with the DGCL.

SGII reserves the right to amend the Proposed Charter in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

Notwithstanding the foregoing, the provisions set forth in Articles 4B (Voting Rights), 5 (Bylaws), 6 (Board of Directors), 7 (Meetings of Stockholders) and 9 (Amendments) may not be repealed or amended in any respect, and no other provision may

ABM	SGII Following the Business Combination

be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4B (Voting Rights), 5 (Bylaws), 6 (Board of Directors), 7 (Meetings of Stockholders) and 9 (Amendments), unless such action is approved by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class.

Amendment of Bylaws

New Bylaws may be adopted, amended, or repealed by the vote of stockholders holding a majority in amount of the entire capital stock of ABM issued and outstanding and entitled to vote.

New Bylaws may be adopted, amended, or repealed by the board of directors of ABM, subject to the above rights of the ABM stockholders.

SGII’s board of directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Proposed Charter.

The stockholders may make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that, notwithstanding any other provisions of the Proposed Charter, these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of SGII or any particular class or series thereof required by the Proposed Charter, these Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the SGII stockholders to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

Quorum

Board of Directors. A majority of the total number of directors shall be necessary to constitute a quorum for the transactions of business. Every act or decision made by a majority of the directors present at a meeting fully held at which a quorum is present shall be regarded as the act of the board of directors, unless a greater number be required by law or by the certificate of incorporation. In the absence of a quorum, a majority of the directors present at any directors’ meeting, either regular or special, may adjourn from time to time until time fixed for the next regular meeting of the board.

Stockholders. The presence in person or by proxy of the holders of a majority of the shares entitled to vote at any meeting shall constitute a quorum for the transaction of business. The stockholders present at a duly called or held meeting at which a quorum is present may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Board of Directors. A majority of SGII’s board of directors shall constitute a quorum for the transaction of business at any meeting of SGII’s board of directors and, except as otherwise expressly required by law or by the Proposed Charter, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of SGII’s board of directors.

Stockholders. The holders of record of a majority of the total voting power of all outstanding securities of SGII generally entitled to vote at a meeting of stockholders, present in person or represented by proxy, constitute a quorum for transaction of business.

Stockholder Action by Written Consent
Any action which may be taken by vote of stockholders at a meeting may be taken without a meeting if authorized by the written consent of stockholders holding at least a majority of the	The Proposed Charter provides that any action required or permitted to be taken by SGII stockholders must be effected at any annual or special meeting of stockholders duly noticed and

ABM	SGII Following the Business Combination

voting power, provided: (i) that if any greater portion of voting powers is required for such action  at a meeting, then such greater proportion of written consents shall be required; (ii) that this general provision for action by written consent shall not supersede any specific provision for action by written consent contained in the DGCL; and, (iii) in no instance where action is authorized by written consent need a meeting of stockholders be called or noticed.

called, and action may not be taken by SGII stockholders by written consent in lieu of a meeting.
Special Stockholder Meetings

ABM’s bylaws provide that a special meeting of stockholders may be called at any time by the President, Vice President or by a majority of the Board of Directors, or by one or more stockholders holding a majority in amount of the entire capital stock of ABM issued and outstanding and entitled to vote.

The Proposed Charter provides that special meetings of stockholders for any purpose or purposes may be called only by SGII’s board of directors acting pursuant to a resolution adopted by the board of directors.

Notice of Stockholder Meetings

Written notice of each meeting of the stockholders shall be given to each stockholder entitled to vote thereat either personally or by mail or other means of written communication, charges prepaid, addressed to such stockholder at the address appearing on the books of ABM or given to ABM for the purpose of notice. If a stockholder gives no address, notice shall be deemed to have been given if sent by mail or other means of written communication addressed to the place where the Resident Agent of ABM is situated, or if published at least once in some newspaper of general circulation in the county in which said Resident Agent is located. All such notices shall be sent to each stockholder entitled thereto not less than ten (10) nor more than sixty (60) calendar days before each meeting, and shall specify the place, the day and the hour of such meeting the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at such meetings. Any stockholder may waive notice of any meeting either before, during or after the meeting.

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting.

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
ABM’s bylaws do not provide for stockholder proposals.

No business may be transacted at an annual meeting of stockholders, other than business that is (i) pursuant to SGII’s notice of meeting (or any supplement thereto), (ii) by or at the direction of SGII’s board of directors or any committee thereof, (iii) in accordance with the procedures set forth in the Stockholders’ Agreement or (iv) otherwise properly brought before the annual meeting by any stockholder of SGII who is entitled to vote at the meeting, who complies with the notice procedures set forth in SGII’s bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of SGII.

The stockholder must (i) give timely notice thereof in proper written form to the Secretary of SGII, and (ii) the business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of SGII not less than ninety (90) or

ABM	SGII Following the Business Combination

more than one-hundred twenty (120) days prior to the first anniversary of the proceeding year’s annual meeting of stockholders subject to certain exceptions in SGII’s bylaws in the event the date of the annual meeting is advanced prior to or delayed after the anniversary of the preceding year’s annual meeting by more than thirty (30) days. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in SGII’s bylaws.

Limitation of Liability of Directors and Officers

A director of ABM shall not be liable to ABM or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law. To the fullest extent permitted by Section 145 of Delaware Law, no director or officer of ABM shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if Delaware Law is amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of ABM shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended.

A director of SGII shall not be liable to SGII or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law. To the fullest extent permitted by Section 145 of Delaware Law, no director or officer of SGII shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if Delaware Law is amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of SGII shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended.

Indemnification of Directors, Officers, Employees and Agents

ABM’s bylaws provide that ABM shall, to the fullest extent permitted by the DGCL, indemnify and hold harmless each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of ABM or is or was serving at the request of ABM as a director or officer of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amount paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, provided such person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of ABM and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. ABM shall also indemnify any person in connection with a proceeding initiated by such person if such proceeding was authorized by the board of directors.

The indemnification provided for in the bylaws shall not be deemed exclusive of any other rights to which such person may have under any statute, bylaws, agreement, vote or consent of stockholders or disinterested directors or otherwise.

SGII, to the fullest extent permitted by law, will indemnify, advance expenses to and hold harmless all persons whom it may indemnify (including current and former directors and officers).

SGII may, by action of its board of directors, provide rights to indemnification and to advancement of expenses to such of the employees and agents of SGII or its subsidiaries to such extent and to such effect as SGII’s board of directors shall determine to be appropriate and authorized by Delaware Law. Expenses (including attorneys’ fees) incurred by a current or former officer or director of SGII in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by SGII in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by SGII.

Any amendment, repeal or modification of Article 8 of the Proposed Charter will not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.

ABM	SGII Following the Business Combination

The indemnification provided for in the bylaws shall not be deemed exclusive of any other rights to which such person may have under any statute, bylaws, agreement, vote or consent of stockholders or disinterested directors or otherwise.

Dividends, Distributions and Stock Repurchases
The board of directors has the right to declare dividends as provided under the DGCL.

Subject to limitations contained in Delaware Law and the Proposed Charter, SGII’s board of directors may declare and pay dividends upon the shares of capital stock of SGII, which dividends may be paid either in cash, in property or in shares of the capital stock of SGII.

Liquidation
ABM’s certificate of incorporation and Bylaws are silent on liquidation provisions.	The Proposed Charter and the bylaws are silent on liquidation provisions.
Stockholder Rights Plan
ABM does not have a stockholder rights plan currently in effect, but under the DGCL, ABM’s board of directors could adopt such a plan without stockholder approval.

While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.

SGII does not have a stockholder rights plan currently in effect, but under the DGCL, SGII’s board of directors could adopt such a plan without stockholder approval.

Preemptive Rights
There are no preemptive rights relating to shares of ABM common stock.	There are no preemptive rights relating to shares of SGII common stock.
Duties of Directors

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing ABM’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

ABM’s board of directors may exercise all such authority and powers of ABM and do all such lawful acts and things as are not by statute or ABM’s Bylaws or certificate of incorporation directed or required to be exercised or done solely by the stockholders.

Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing SGII’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

SGII’s board of directors may exercise all such authority and powers of SGII and do all such lawful acts and things as are not by statute or the Proposed Charter directed or required to be exercised or done solely by the stockholders.

Inspection of Books and Records; Stockholder Lists

ABM’s Bylaws provides that Stockholders shall have the right to inspect such corporate records at such times and based upon such limitations of such rights as may be set forth the DGCL from time-to-time.

Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from SGII’s stock ledger, a list of its stockholders and its other books and records.

ABM	SGII Following the Business Combination

Choice of Forum
ABM’s certificate of incorporation and Bylaws are silent on choice of forum.

The Proposed Charter provides that, unless SGII consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of SGII, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of SGII to SGII or SGII’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, the Proposed Charter or the bylaws or as to which Delaware Law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

MANAGEMENT OF THE COMBINED COMPANY

Information about Executive Officers and Directors of the Combined Company

At the effective time of the Business Combination, in accordance with the terms of the Merger Agreement and assuming the election of the nominees set forth in the section entitled “Proposal No. 4 — The Director Election Proposal,” the board of directors and executive officers of the Combined Company will be as follows (ages as of , 2023):

Name	Age	Position
Executive Officers:
David Graber	52	Chief Executive Officer, Director
Sebastian Lux	51	Chief Operating Officer
Non-Employee Directors:
(1)	Member of the Audit Committee
(2)	Member of the Nominating and Corporate Governance Committee
(3)	Member of the Compensation Committee
(4)	Member of the Finance and Investment Committee

Executive Officers

David Graber. Upon consummation of the Business Combination, Mr. Graber will serve as the Combined Company’s Chief Executive Officer and a member of its board of directors. Mr. Graber has served as an officer and director of ABM at various times since 2017. In July 2022, Mr. Graber was reappointed to ABM’s board of directors, and in March 2023, Mr. Graber was designated as ABM’s Co-CEO and Chairman of the board of directors. Mr. Graber is the managing principal of Cobrador Capital Advisors, LLC, an investment management firm focused on the consumer sector. Prior to Cobrador Capital Advisors, LLC, Mr. Graber was managing director, investment banking at New Century Capital Partners (2011 — 2014) and National Securities Corporation (2009 — 2010). From 2006 — 2008, he was CEO and Director of OKC Corporation, a manufacturer and retailer in the home improvement industry. From 1994 — 2005 Mr. Graber was a senior vice president and director in the equities division of Donaldson, Lufkin & Jenrette and subsequently, Credit Suisse First Boston (CSFB) in New York and Los Angeles. Mr. Graber holds dual Masters of Business Administration (MBA) from Columbia University Graduate School of Business in New York City and London Business School in the UK. He also holds a BA Psychology from Tulane University in New Orleans, LA.

Mr. Graber is well-qualified to serve on the Combined Company’s board of directors due to his operational and historical expertise gained from serving as Co-CEO and Chairman of the board of directors of ABM and his extensive professional experience in finance and operational leadership, financial reporting, investor relations and fundraising activities.

Sebastian Lux. Upon consummation of the Business Combination, Mr. Lux will serve as the Combined Company’s Chief Operating Officer. Mr. Lux was appointed to serve as ABM’s CEO and interim CFO in July 2022 (becoming the Co-CEO in March, 2023), and was appointed to ABM’s board of directors in March 2023. Mr. Lux has over 25 years’ experience working with multinational companies. Immediately prior to joining ABM, Mr. Lux served as co-founder of Blue Duck Data, a cloud-based analytical solutions provider for end-to- end supply chain analysis. Previously, Mr. Lux served from 2015 through 2020 as co-founder and director of supply chain logistics for Genuine Origin, a division of Volcafe & ED&F Man. He is a multilingual professional experienced in strategic planning for international operations, data analytics, financial modeling, logistics, purchasing, product development, supplier partnership management, process improvements, negotiations, e-business, and franchise development. Mr. Lux has experience in entrepreneurial ventures wherein he developed international supply chains for the distribution of coffee, food, and non-food goods, as well as created multiple U.S. market entry programs and brand development projects for new and existing companies. Mr. Lux earned an MBA in Entrepreneurship from Babson’s F.W. Olin Graduate School of Business, an MSAS in E-Commerce from Boston University, and a BA in Economics from Roanoke College.

Non-Employee Directors

Board Composition

The Combined Company’s board of directors will direct the management of the Combined Company’s business and affairs, as provided by Delaware law, and will conduct its business through meetings of the board of directors and its standing committees.

Assuming the election of the nominees set forth in the section entitled “Proposal No. 4 — The Director Election Proposal,” it is anticipated that the Combined Company’s board of directors will consist of seven members upon the consummation of the Business Combination.               will serve as Chairman of the Combined Company’s board of directors. The primary responsibilities of the Combined Company’s board of directors will be to provide oversight, strategic guidance, counseling and direction to the Combined Company’s management. The Combined Company’s board of directors will meet on a regular basis and additionally as required.

Family Relationships

There are no family relationships between any of the Combined Company’s executive officers and directors or director nominees.

Independence of Directors

Under the Nasdaq Listing Rules, a majority of the members of the Combined Company’s board of directors must satisfy Nasdaq’s criteria for “independence.” Upon the consummation of the Business Combination, the Combined Company’s board of directors is expected to determine that each of the directors on the Combined Company’s board of directors, other than Mr. Graber and (as a result of their positions as the Combined Company’s Chief Executive Officer and , respectively), will qualify as independent directors, as defined by Rule 5605(a)(2) of the Nasdaq Listing Rules and the Combined Company’s board of directors will consist of a majority of “independent directors” as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, the Combined Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Board Leadership Structure and Role in Risk Oversight

SGII’s board of directors recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of SGII at any point in time. As a result, no policy exists requiring combination or separation of leadership roles, and SGII’s governing documents do not mandate a particular structure. This has allowed SGII’s board of directors the flexibility to establish the most appropriate structure for SGII at any given time. Similarly and for similar reasons, the Combined Company’s board of directors does not anticipate having a policy requiring the positions of the Chairperson of the board of directors and Chief Executive Officer to be separate or held by the same individual.

Upon the consummation of the Business Combination, the Combined Company’s board of directors will oversee the risk management activities designed and implemented by its management. The Combined Company’s board of directors does not anticipate having a standing risk management committee, but rather anticipates executing its oversight responsibility both directly and through its standing committees. The Combined Company’s board of directors also will consider specific risk topics, including risks associated with the Combined Company’s strategic initiatives, business plans and capital structure. It is anticipated that the Combined Company’s management, including its executive officers, will be primarily responsible for managing the risks associated with operation and business of the company and provide appropriate updates to the board of directors and the audit committee. The Combined Company’s board of directors anticipates delegating to the audit committee oversight of its risk management process, and the Combined Company’s other board committees also will consider risks as they perform their respective committee responsibilities. All board committees will report to the Combined Company’s board of directors as appropriate, including, but not limited to, when a matter rises to the level of a material or enterprise risk.

Board Committees of the Combined Company’s Board of Directors

At the effective time of the Business Combination, the Combined Company will have: an audit committee; a nominating and corporate governance committee; a compensation committee; and a finance and investment committee. In addition, from time to time, special committees may be established under the direction of the Combined Company’s board of directors when necessary to address specific issues. Copies of each board committee’s charter will be posted on the Combined Company’s website. The Combined Company’s website and the information contained on, or that can be accessed through, such website are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/prospectus.

Audit Committee Information

The Combined Company’s audit committee will consist of                         , with                      serving as the chairperson of the committee. Each of the members of the audit committee will satisfy the independence requirements under the applicable Nasdaq Listing Rules and SEC rules. Each member of the audit committee can read and understand fundamental financial statements under the applicable rules and regulations of the SEC and Nasdaq Listing Rules.

will qualify as an audit committee financial expert within the meaning of SEC regulations and each of                  will meet the financial sophistication requirements under the Nasdaq Listing Rules. The Combined Company’s independent registered public accounting firm and the Combined Company’s management will periodically meet separately with the audit committee.

The responsibilities of the audit committee will be included in a written charter. The audit committee’s responsibilities will include, among others:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by the Combined Company;
●	pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by the Combined Company, and establishing pre-approval policies and procedures;
●	reviewing and discussing with the independent auditors all relationships the auditors have with the Combined Company in order to evaluate their continued independence;
●	setting clear hiring policies for employees or former employees of the independent auditors;
●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;
●	obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;
●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to the Combined Company entering into such transaction; and
●	reviewing with management, the independent auditors, and the Combined Company’s legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding the Combined Company’s financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Nominating and Corporate Governance Committee Information

The Combined Company’s nominating and corporate governance committee will consist of                 , with             serving as the chairperson of the committee.                        will each satisfy the independence requirements under the Nasdaq Listing Rules. The responsibilities of the nominating and corporate governance committee are included in its written charter. The nominating and corporate governance committee will act on behalf of the Combined Company’s board of directors to fulfill the board of director’s responsibilities in overseeing all aspects of the company’s nominating and corporate governance functions. The responsibilities of the nominating and corporate governance committee will include, among others:

●	identifying, screening and reviewing individuals qualified to serve as directors and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;
●	developing, recommending to the board of directors and overseeing implementation of the Combined Company’s corporate governance guidelines;
●	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and
●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

Guidelines for Selecting Director Nominees

The Combined Company’s nominating and corporate governance committee will recommend to the board of directors candidates for nomination for election at the annual meeting of the stockholders.

The Combined Company’s nominating and corporate governance committee will recommend to the board of directors candidates for nomination who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments. In general, in identifying and evaluating nominees for director, SGII’s board of directors considers, and the Combined Company’s board of directors will consider, experience in corporate management such as serving as an officer or former officer of a publicly held company, experience as a board member of another publicly held company, professional and academic experience relevant to our business, leadership skills, experience in finance and accounting or executive compensation practices, whether candidate has the time required for preparation, participation and attendance at board of directors meetings and committee meetings, if applicable, independence and the ability to represent the best interests of our stockholders.

Compensation Committee Information

The Combined Company’s compensation committee will consist of                             , with                          serving as the chairperson of the committee.                                   will each satisfy the independence requirements under the Nasdaq Listing Rules. Each of the members of the compensation committee will be a non-employee director as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy Nasdaq independence requirements. The compensation committee will act on behalf of the Combined Company’s board of directors to fulfill the board of director’s responsibilities in overseeing the company’s compensation policies, plans and programs; and in reviewing and determining the compensation to be paid to the executive officers and non-employee directors of the Combined Company. The responsibilities of the compensation committee are included in its written charter. The compensation committee’s responsibilities will include, among others:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to the Combined Company’s Chief Executive Officer’s compensation, evaluating the Combined Company’s Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of the Combined Company’s Chief Executive Officer based on such evaluation;
●	reviewing and approving on an annual basis the compensation of all of the Combined Company’s other officers;
●	reviewing on an annual basis the Combined Company’s executive compensation policies and plans;
●	implementing and administering the Combined Company’s incentive compensation equity-based remuneration plans;
●	assisting management in complying with the Combined Company’s proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for the Combined Company’s officers and employees;
●	if required, producing a report on executive compensation to be included in the Combined Company’s annual proxy statement; and
●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Finance and Investment Committee Information

After the consummation of the Business Combination, the Combined Company anticipates having a finance and investment committee, of which                          will serve as members.                            will serve as chairperson of the finance and investment committee. It is anticipated that the principal functions of the finance and investment committee will include:

●	reviewing analyses and provide guidance and advice regarding acquisitions and divestments and discuss and review the Combined Company’s tax strategies, planning, and related structures;
●	reviewing the Combined Company’s capital structure and capital allocation, including any organic and inorganic investments;
●	reviewing and discussing any dividend policy;
●	reviewing and discussing any share repurchase activities and plans; and
●	reviewing and discussing any debt portfolio, credit facilities, compliance with financial covenants, commodity, interest rate, and currency derivative strategies, and proposed securities offerings.

The finance and investment committee will operate under a written charter, which will be effective after the consummation of the Business Combination.

Code of Business Conduct and Ethics

SGII has adopted a code of business conduct and ethics that applies to all executive officers, directors and employees. The code of business conduct and ethics codifies the business and ethical principles that govern all aspects of SGII’s business. Upon the consummation of the Business Combination, the Combined Company’s code of business conduct and ethics will apply to all of the executive officers, directors and employees of the Combined Company and its subsidiaries. The Combined Company will provide, without charge, upon request, copies of the code of business conduct and ethics. The code of business conduct and ethics is also available on SGII’s, and will be available on the Combined Company’s, website. Each of SGII’s website and the Combined Company’s website and the information contained on, or that can be accessed through, such websites are not deemed to be incorporated by reference in, and are not considered part of, this proxy statement/prospectus. For copies of the code of business conduct and ethics, please see the section entitled “Where You Can Find More Information.”

Compensation Committee Interlocks and Insider Participation

None of the members or intended members of the compensation committee is currently one of SGII’s officers or employees. None of SGII’s or the Combined Company’s executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving or will serve as a member of SGII’s or the Combined Company’s board of directors or compensation committee.

Stockholder and Interested Party Communications

Prior to the Business Combination, SGII’s board of directors did not provide a process for stockholders or other interested parties to send communications to the board of directors because management believed that it was premature to develop such processes given the limited liquidity of SGII common stock at that time. However, the Combined Company’s management following the Business Combination may establish a process for stockholder and interested party communications in the future.

Executive Officer and Director Compensation Following the Business Combination

Following the consummation of the Business Combination, the Combined Company intends to develop an executive compensation program that is designed to align compensation with business objectives and the creation of stockholder value, while enabling the Combined Company to attract, retain, incentivize and reward individuals who contribute to its long-term success. Decisions regarding the executive compensation program will be made by the compensation committee of the board of directors.

DESCRIPTION OF SGII’S SECURITIES AFTER THE BUSINESS COMBINATION

The following description of the material terms of the share capital of SGII following the Business Combination includes a summary of specified provisions of the charter documents of SGII that will be in effect upon completion of the Business Combination. This description is qualified by reference to SGII’s charter documents as will be in effect upon consummation of the Business Combination, copies of which are attached to this proxy statement/prospectus and are incorporated in this proxy statement/prospectus by reference.

General

After the Business Combination, the Proposed Charter will provide for                           authorized shares of a single class of common stock and                          authorized shares of preferred stock.

Common Stock

The holders of common stock will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares of common stock voted for the election of directors can elect all of the directors.

Holders of common stock will not have any conversion, preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

SGII’s certificate of incorporation, as amended, will authorize the issuance of                            shares of preferred stock with such designations, rights and preferences as may be determined from time to time by SGII’s board of directors. SGII’s board of directors will be empowered, without stockholder approval, to issue the preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of SGII.

Warrants

Public Stockholders’ Warrants

Each outstanding warrant of SGII will enable the holder to purchase one share of common stock at a price of $11.50 per share, beginning 30 days from the completion of the Business Combination, subject to adjustment as discussed below. The warrants will expire at 5:00 p.m., New York City time, five years after the completion of the Business Combination or earlier upon redemption or liquidation.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the warrants become exercisable, SGII may redeem the outstanding warrants (except as described herein with respect to the private warrants):

●	in whole and not in part ;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and
●	if, and only if, the reported last sale price of the SGII Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “Redeemable Warrants — Public Stockholders’ Warrants — Anti-dilution adjustments”) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrantholders.

SGII will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of SGII Class A common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, SGII may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. None of the private placement warrants will be redeemable by SGII (except as described below under “Description of Securities — Redeemable Warrants — Public Stockholders’ Warrants — Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”) so long as they are held by SGII initial stockholders or their permitted transferees.

SGII have established the last of the redemption criterion to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and SGII issues a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising warrant holder to pay the exercise price for each warrant being exercised. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the warrants become exercisable, SGII may redeem the outstanding warrants:

●	in whole and not in part;
●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of SGII Class A common stock except as otherwise described below;
●	if, and only if, the closing price of SGII Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Stockholders’ Warrants — Anti-dilution adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before SGII send the notice of redemption to the warrant holders; and
●	if the closing price of SGII Class A common stock for any 20 trading days within a 30-trading day period ending three trading days before we send notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Warrants — Public Stockholders’ Warrants — Anti-dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of SGII Class A common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by SGII pursuant to this redemption feature, based on the “fair market value” of SGII Class A common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of SGII Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. SGII will provide SGII warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends. Pursuant to the warrant agreement, references above to SGII Class A common stock shall include a security other than SGII Class A common stock into which the SGII Class A common stock have been converted or exchanged for in the event SGII is not the surviving company in its initial business combination. The numbers in the table below will not be adjusted when determining the number of shares of SGII Class A common stock to be issued upon exercise of the warrants if SGII is not the surviving entity following its initial business combination.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the exercise price of the warrant immediately prior to such adjustment. In such event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of the warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of the warrant as so adjusted. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of SGII Class A Common Stock
(period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of SGII Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 SGII Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of SGII Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 SGII Class A common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by SGII pursuant to this redemption feature, since they will not be exercisable for any shares of SGII Class A common stock.

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the SGII Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the SGII Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of SGII Class A common stock is below the exercise price of the warrants. SGII has established this redemption feature to provide SGII with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this proxy statement/prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and we will be required to pay the redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, SGII would redeem the warrants in this manner when SGII believes it is in SGII’s best interest to update its capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, SGII can redeem the warrants when the Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to SGII’s capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If SGII chooses to redeem the warrants when the SGII Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer SGII Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when such SGII Class A common stock were trading at a price higher than the exercise price of $11.50

Redemption procedures

A holder of a warrant may notify SGII in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the SGII Class A common stock outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments

If the number of outstanding shares of SGII Class A common stock is increased by a stock capitalization or share dividend payable in SGII Class A common stock, or by a split-up of common stock or other similar event, then, on the effective date of such stock capitalization or share dividend, split-up or similar event, the number of shares of SGII Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase SGII Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of SGII Class A common stock equal to the product of (i) the number of shares of SGII Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for SGII Class A common stock) and (ii) one minus the quotient of (x) the price per share of SGII Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for SGII Class A common stock, in determining the price payable for SGII Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of SGII Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the SGII Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if SGII, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the SGII Class A common stock on account of such SGII Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the SGII Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of SGII Class A common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of SGII Class A common stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of SGII Class A common stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (A) to modify the substance or timing of our obligation to provide holders of SGII Class A common stock the right to have their shares redeemed in connection with our initial business combination or to allow redemption in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of this offering or (B) with respect to any other material provisions relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of SGII Class A common stock in respect of such event.

If the number of outstanding shares of SGII Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of SGII Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of SGII Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of SGII Class A common stock.

Whenever the number of shares of SGII Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of SGII Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of SGII Class A common stock so purchasable immediately thereafter.

In addition, if (x) SGII issue additional shares of SGII Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of SGII Class A common stock (with such issue price or effective issue price to be determined in good faith by SGII’s board of directors and, in the case of any such issuance to SGII’s initial stockholders or their affiliates, without taking into account any founder shares held by its initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of its initial business combination on the date of the consummation of its initial business combination (net of redemptions), and (z) the volume weighted average trading price of SGII Class A common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate its initial business combination (such price, the “Market Value”) is below $9.20 per share of SGII Class A Common Stock, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of SGII Class A common stock equals or exceeds $18.00” and “— Redemption of warrants when the price per share of SGII Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of SGII Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding SGII Class A common stock (other than those described above or that solely affects the par value of such SGII Class A common stock), or in the case of any merger or consolidation of SGII with or into another corporation (other than a consolidation or merger in which SGII is the continuing corporation and that does not result in any reclassification or reorganization of outstanding SGII Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of SGII as an entirety or substantially as an entirety in connection with which SGII is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the SGII Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of SGII Class A common stock in such a transaction is payable in the form of SGII Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and SGII. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, at least 50% of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to SGII, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A common stock and any voting rights until they exercise their warrants and receive shares of SGII Class A common stock. After the issuance of shares of SGII Class A common stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, SGII will, upon exercise, round down to the nearest whole number of shares of SGII Class A common stock to be issued to the warrant holder.

SGII has agreed that, subject to applicable law, any action, proceeding or claim against SGII arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and SGII irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The private placement warrants (including the SGII Class A common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until 30 days after the completion of our initial business combination and they will not be redeemable by us so long as they are held by our Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private warrants have terms and provisions that are identical to those of the warrants being sold as part of the units in this offering, including as to exercise price, exercisability and exercise period. If the private warrants are held by holders other than the Sponsor or its permitted transferees, the private warrants will be redeemable by SGII and exercisable by the holders on the same basis as the warrants included in the units being sold in the Initial Public Offering.

If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the SGII Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that SGII has agreed that these warrants will be exercisable on a cashless basis so long as they are held by the sponsor or its permitted transferees is because it is not known at this time whether they will be affiliated with us following an initial business combination. If they remain affiliated with SGII, their ability to sell SGII’s securities in the open market will be significantly limited. SGII expects to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could sell the shares of SGII Class A common stock issuable upon exercise of the warrants freely in the open market, the insiders could be significantly restricted from doing so. As a result, SGII believes that allowing the holders to exercise such warrants on a cashless basis is appropriate.

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of SGII’s officers and directors may, but are not obligated to, loan SGII funds as may be required. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the private warrants, including as to exercise price, exercisability and exercise period. The terms of such working capital loans by our sponsor or its affiliates, or SGII’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

The Sponsor has agreed not to transfer, assign or sell any of the private warrants (including the SGII Class A common stock issuable upon exercise of any of these warrants) until the date that is 30 days after the date SGII complete its initial business combination.

Certain Anti-Takeover Provisions of Delaware Law and SGII’s Proposed Charter

Upon consummation of the Business Combination and assuming approval of the SGII charter proposals, SGII will have certain anti-takeover provisions in place as follows:

Special meeting of stockholders

SGII’s bylaws will provide that special meetings of stockholders may be called only by SGII’s board of directors acting pursuant to a resolution adopted by the board of directors.

Advance notice requirements for stockholder proposals and director nominations

SGII’s bylaws will provide that stockholders seeking to bring business before SGII’s annual meeting of stockholders, or to nominate candidates for election as directors at SGII’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by SGII secretary at SGII’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the proceeding year’s annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in SGII’s annual proxy statement must comply with the notice periods contained therein. SGII’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude SGII stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at SGII’s annual meeting of stockholders.

Authorized but unissued shares

SGII’s authorized but unissued common stock and preferred stock will be available for future issuances without stockholder approval, subject to any limitation imposed by the rules of the Nasdaq Listing Rules, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of SGII by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Proposed Charter will require, unless SGII consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, that (A) derivative actions brought in SGII’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of SGII’s capital stock shall be deemed to have notice of and consented to the forum provisions in the Proposed Charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with SGII or any of SGII’s directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims. SGII cannot be certain that a court will decide that this provision is either applicable or enforceable, and if a court were to find the choice of forum provision contained in the Proposed Charter to be inapplicable or unenforceable in an action, SGII may incur additional costs associated with resolving such action in other jurisdictions, which could harm SGII’s business, operating results and financial condition.

The Proposed Charter will provide that the exclusive forum provision will be applicable to the fullest extent permitted by applicable law. Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter will provide that directors and officers will be indemnified by us to the fullest extent authorized by Delaware law as it now exists or may in the future be amended.

SGII’s amended and restated bylaws will also permit SGII to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit indemnification. Upon consummation of the Business Combination, SGII will have purchased a policy of directors’ and officers’ liability insurance that insures SGII’s directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures SGII against its obligations to indemnify the directors and officers.

The above description of the indemnification provisions of the Proposed Charter and SGII’s amended and restated bylaws is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

These provisions may discourage stockholders from bringing a lawsuit against SGII’s directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit SGII and SGII stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent SGII pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to SGII’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

INFORMATION ON SGII SECURITIES AND DIVIDENDS

Seaport Global Acquisition II Corp.

Ticker Symbol and Market Price of Units, Common stock and Warrants

SGII’s units, warrants and Class A common stock are traded on Nasdaq under the symbols “SGIIU,” “SGIIW” and “SGII,” respectively. The units commenced public trading on November 17, 2021, and the warrants and Class A common stock commenced separate trading on December 1, 2021.

The closing prices of the unit, warrant and SGII Class A common stock on June 1, 2023, the last trading day before announcement of the execution of the Merger Agreement, were $10.45, $0.035 and $10.35, respectively. As of                           , 2023, the record date, the closing prices for each unit, warrant and SGII Class A common stock were $            , $          and $           , respectively.

The Combined Company intends to apply to list its common stock and warrants on Nasdaq under the symbols “BLIT” and “BLITW”, respectively, in connection with the closing of the Business Combination. We cannot assure you that the common stock or warrants will be approved for listing on Nasdaq.

Holders

As of                  , 2023, there was                     holder of record of units,                            holder of record of SGII’s Class A common stock and                  holders of record of warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, Class A common stock and public warrants are held of record by banks, brokers and other financial institutions.

ABM

Ticker Symbol and Market Price of Common Stock

ABM’s common stock are traded on OTC Pink under the symbol “BLTH”. The closing price of the ABM common stock on June 1, 2023, the last trading day before announcement of the execution of the Merger Agreement, was $0.0085. As of                       , 2023, the record date, the closing price for each ABM common stock was $           .

Holders

As of              , 2023, there were                      holders of record of ABM common stock.

Dividends

SGII has not paid any cash dividends on shares of common stock to date and does not intend to pay cash dividends prior to the completion of a Business Combination. The payment of any dividends subsequent to the Business Combination will be within the discretion of the Combined Company’s then board of directors. The payment of cash dividends in the future will be contingent upon SGII’s revenues and earnings, if any, capital requirements, and general financial condition subsequent to completion of the Business Combination. It is the present intention of SGII’s board of directors to retain all earnings, if any, for use in business operations and, accordingly, the board does not anticipate declaring any dividends in the foreseeable future.

SGII’s Transfer Agent and Warrant Agent

The transfer agent for SGII’s shares of common stock and warrant agent for its warrants upon consummation of the Business Combination will be Continental Stock Transfer & Trust Company, 1 State Street Plaza, 30th Floor,
New York, New York 10004.

APPRAISAL AND DISSENTERS’ RIGHTS

Neither SGII stockholders, unitholders, nor warrant holders have appraisal rights under Delaware law in connection with the Business Combination.

OTHER STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with SGII’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Seaport Global Acquisition II Corp., 360 Madison Avenue, 23rd Floor, New York, NY 10017. Following the Business Combination, such communications should be sent in care of American Battery Materials, Inc., 500 West Putnam Avenue, Suite 400, Greenwich CT 06830, Attn: Investor Relations. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Paul Hastings LLP, Houston, Texas will pass upon the validity of the common stock issued in connection with the Business Combination.

EXPERTS

The consolidated financial statements of American Battery Materials, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 and 2021, included in this proxy statement/prospectus have been audited by Pinnacle Accountancy Group of Utah, a dba of Heaton & Company, PLLC, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement to which this proxy statement/prospectus forms a part (which report expresses an unqualified opinion on the financial statements and includes explanatory paragraphs referring to conditions that raise substantial doubt about American Battery Materials, Inc.’s ability to continue as a going concern for one year from the issuance of the financial statements). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of Seaport Global Acquisition II Corp. at December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from June 21, 2021 (date of inception) through December 31, 2021, included in this proxy statement/prospectus and elsewhere in the Registration Statement to which this proxy statement/prospectus forms a part have been so included in reliance upon the report (which contains an explanatory paragraph relating to Seaport Global Acquisition II Corp.’s ability to continue as a going concern as described in Note 1 of its financial statements) of Marcum LLP, independent registered public accountants, upon the authority of such firm as experts in accounting and auditing.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, SGII and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of SGII’s annual report to stockholders and SGII’s proxy statement. Upon written or oral request, SGII will deliver a separate copy of the annual report to stockholder and/or proxy statement to any stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Stockholders receiving multiple copies of such documents may likewise request that SGII deliver single copies of such documents in the future. Stockholders receiving multiple copies of such documents may request that SGII deliver single copies of such documents in the future. Stockholders may notify SGII of their requests by calling or writing SGII at its principal executive offices, 360 Madison Avenue, 23rd Floor, New York, NY 10017 or (212) 616-7700. Following the Business Combination, such requests should be made by calling or writing American Battery Materials, Inc. at 500 West Putnam Avenue, Suite 400, Greenwich CT 06830, Attn: Investor Relations or (800) 998-7962 .

WHERE YOU CAN FIND MORE INFORMATION

SGII has filed this proxy statement/prospectus as part of a registration statement on Form S-4 with the SEC under the Securities Act. The registration statement contains exhibits and other information that are not contained in this proxy statement/prospectus. The descriptions in this proxy statement/prospectus of the provisions of documents filed as exhibits to the registration statement are only summaries of those documents’ material terms. You may read copies of such documents, along with copies of reports, proxy statements and other information filed by SGII with the SEC at the SEC’s website: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to SGII has been supplied by SGII, and all such information relating to ABM has been supplied by ABM. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Mr. Stephen C. Smith

Seaport Global Acquisition II Corp.

360 Madison Avenue, 23rd Floor

New York, New York 10017

Attention: Stephen C. Smith

Tel. (212) 616-7700

Mr. David E. Graber

American Battery Materials, Inc.

500 West Putnam Avenue, Suite 400

Greenwich CT 06830

Attention: David E. Graber

Tel: (800) 998-7962

INDEX TO FINANCIAL STATEMENTS

SEAPORT GLOBAL ACQUISITION II CORP.

Page
Audited Financial Statements as of December 31, 2022 and 2021, and for the Year Ended December 31, 2022 and the Period from Inception on June 21, 2021 through December 31, 2022
Report of Independent Registered Public Accounting Firm	F-24
Balance Sheets as of December 31, 2022 and 2021	F-25
Statements of Operations for the Year Ended December 31, 2022 and for the Period from June 21, 2021 (inception) through December 31, 2021	F-26
Statements of Changes in Stockholder’s Equity for the year ended December 31, 2022 and for the period from June 21, 2021 (inception) through December 31, 2021	F-27
Statements of Cash Flows for the year ended December 31, 2022 and for the period from June 21, 2021 (inception) through December 31, 2021	F-28
Notes to Financial Statements	F-29

AMERICAN BATTERY MATERIALS, INC.

PART I-FINANCIAL INFORMATION

Item 1. Financial Statements

SEAPORT GLOBAL ACQUISITION II CORP.

CONDENSED BALANCE SHEETS

	June 30, 2023	December 31, 2022
	(unaudited)
Assets:
Current assets
Cash	$122,459	$292,717
Prepaid expenses	81,717	61,863
Income tax receivable	—	113,624
Total current assets	204,176	468,204
Cash and securities held in Trust Account	44,766,782	147,639,566
Total Assets	$44,970,958	$148,107,770

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$1,539,539	$827,669
Franchise tax payable	20,000	179,951
Convertible promissory note – related party	550,000	—
Excise tax payable	1,040,287	—
Total current liabilities	3,149,826	1,007,620
Income taxes payable	107,537	132,872
Deferred underwriting fee payable	5,031,250	5,031,250
Warrant liability	1,290,342	162,181
Forward purchase agreement liability	1,890,000	—
Total liabilities	11,468,955	6,333,923

Commitments and contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 4,249,748 shares and 14,375,000 shares issued and outstanding at redemption value at June 30, 2023 and December 31, 2022 respectively	44,709,514	147,011,758

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A non-redeemable common stock, $0.0001 par value; 100,000,000 shares authorized; 3,593,750 and none issued and outstanding at June 30, 2023 and December 31, 2022 respectively	359	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 0 and 3,593,750 issued and outstanding at June 30, 2023 and December 31, 2022 respectively	—	359
Additional paid-in capital	—	—
Accumulated deficit	(11,207,870)	(5,238,270)
Total stockholders’ deficit	(11,207,511)	(5,237,911)
Total Liabilities and Stockholders’ Deficit	$44,970,958	$148,107,770

The accompanying notes are an integral part of these condensed financial statements.

SEAPORT GLOBAL ACQUISITION II CORP.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
General and administrative expense	$767,665	$886,028	$1,411,429	$1,294,222
Franchise tax expense	50,000	49,418	100,000	98,235
Loss from operations	(817,665)	(935,446)	(1,511,429)	(1,392,457)

Other income (loss):
Gain on marketable securities held in Trust Account	535,955	118,820	1,653,102	197,065
Change in fair value of warrant liability	(375,828)	893,682	(1,128,161)	3,456,299
Initial measurement of forward purchase agreement liability	(2,016,000)	—	(2,016,000)	—
Change in fair value of forward purchase agreement liability	126,000	—	126,000	—
Total other income, net	(1,729,873)	1,012,502	(1,365,059)	3,653,364

Income (loss) before provision for income taxes	$(2,547,538)	$77,057	$(2,876,488)	$2,260,907

Provision for income taxes	102,160	6,824	326,328	6,824

Net income (loss)	$(2,649,698)	$70,233	$(3,202,816)	$2,254,082

Class A redeemable allocation of net income as adjusted	(1,725,636)	56,186	$(2,085,858)	$1,803,266
Class A redeemable weighted average shares outstanding, basic and diluted	6,711,135	14,375,000	6,711,135	14,375,000
Class A redeemable basic and diluted net income per share	$(0.26)	$0.00	$(0.31)	$0.13

Class A and Class B non-redeemable allocation of net income as adjusted	$(924,062)	14,047	$(1,116,958)	$450,816
Class A and Class B non-redeemable weighted average shares outstanding, basic and diluted	3,593,750	3,593,750	3,593,750	3,593,750
Class A and Class B basic and diluted net income per non-redeemable common share	$(0.26)	0.00	$(0.31)	$0.13

The accompanying notes are an integral part of these condensed financial statements.

SEAPORT GLOBAL ACQUISITION II CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023 and 2022

	Class A		Class A
	common stock		common stock		Class B		Additional
	(subject to possible redemption)		(non-redeemable)		common stock		paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	capital	Deficit	Deficit
Balance December 31, 2021	14,375,000	$145,906,254	—	$—	3,593,750	$359	$—	$(10,894,548)	$(10,894,189)
Net income for the period	—	—	—	—	—	—	—	2,183,850	2,183,850
Balance March 31, 2022	14,375,000	$145,906,254	—	$—	3,593,750	$359	—	$(8,710,698)	$(8,710,339)
Net income for the period	—	—	—	—	—	—	—	70,233	70,233
Balance June 30, 2022	14,375,000	$145,906,254	—	$—	3,593,750	$359	—	$(8,640,465)	$(8,640,106)

Balance December 31, 2022	14,375,000	$147,011,758	—	$—	3,593,750	$359	$—	$(5,238,270)	$(5,237,911)
Redemption of Class A ordinary shares	(10,125,252)	(104,028,741)	—	—	—	—	—	—	—
Remeasurement of Class A ordinary shares to redemption value	—	734,135	—	—	—	—	—	(734,135)	(734,135)
Conversion of Class B common shares to Class A common shares	—	—	3,593,750	359	(3,593,750)	(359)	—	—	—
Excise tax on redeemed shares	—	—	—	—	—	—	—	(1,040,287)	$(1,040,287)
Net loss for the period	—	—	—	—	—	—	—	(553,118)	(553,118)
Balance – March 31, 2023	4,249,748	$43,717,152	3,593,750	$359	—	$—	$—	$(7,565,810)	$(7,565,451)
Remeasurement of Class A ordinary shares to redemption value	—	992,362	—	—	—	—	—	(992,362)	(992,362)
Net loss for the period	—	—	—	—	—	—	—	(2,649,698)	(2,649,698)
Balance June 30, 2023	4,249,748	$44,709,514	3,593,750	$359	—	$—	$—	$(11,207,870)	$(11,207,511)

The accompanying notes are an integral part of these condensed financial statements.

SEAPORT GLOBAL ACQUISITION II CORP.

CONDENSED STATEMENT OF CASH FLOW

(unaudited)

	For the six months
	ended
	June 30, 2023	June 30, 2022
Cash flows from operating activities:
Net income (loss)	$(3,202,816)	$2,254,082
Adjustments to reconcile net income (loss)to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	1,128,161	(3,456,299)
Initial measurement of forward purchase agreement liability	2,016,000	—
Change in fair value of forward purchase agreement liability	(126,000)	—
Change in fair value of warrant liability	(1,653,102)	(197,065)
Changes in operating assets and liabilities:
Prepaid expenses	(19,854)	276,793
Accounts payable and accrued expenses	711,870	600,857
Franchise tax payable	(159,951)	62,497
Income tax payable	88,289	6,824
Net cash used in operating activities	$(1,217,403)	$(452,311)

Cash flows from investing activities:
Payment for extension into Trust Account	$(84,994)	$—
Proceeds from withdrawal of Trust Account	582,139	—
Cash withdrawn from Trust Account in connection with redemption	104,028,741	—
Net cash provided by investing activities	$104,525,886	$—

Cash flows from financing activities:
Proceeds from promissory note – related party	$550,000	$—
Redemption of ordinary shares	(104,028,741)	—
Net cash used in financing activities	$(103,478,741)	$—

Net change in cash	(170,258)	(452,311)
Cash, beginning of period	292,717	954,598
Cash, end of the period	$122,459	$502,287
Supplemental cash flow information:
Cash paid for income taxes	$237,980	$—

Supplemental disclosure of non-cash investing and financing activities:
Remeasurement adjustment on redeemable common stock	$1,726,497	$—
Excise tax payable on redeemed shares	$1,040,287	$—
Forward purchase agreement liability	$2,016,000	$—

The accompanying notes are an integral part of these condensed financial statements.

SEAPORT GLOBAL ACQUISITION II CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation

Seaport Global Acquisition II Corp. (the “Company”) is a blank check company incorporated in Delaware on June 21, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2023, the Company had not yet commenced any operations. All activity for the period from January 1, 2023 through June 30, 2023, and the prior year comparable period, relates to the Company’s formation, initial public offering (the “Initial Public Offering”), which is described below, and the Company’s search for a Target for its Business Combination. On June 1, 2023, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among the Company, Lithium Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and American Battery Materials, Inc. (OTC Pink: BLTH), a Delaware corporation (“ABM”). ABM is an exploration stage company focused on environmentally friendly direct lithium extraction and other minerals critical to the global energy transition.

The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on November 17, 2021. On November 19, 2021, the Company consummated the Initial Public Offering of 14,375,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the overallotment option to purchase an additional 1,875,000 Units at $10.00 per Unit, generating gross proceeds of $143,750,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,531,250 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Seaport Global SPAC II, LLC (the “Sponsor”) generating gross proceeds of $7,531,250, which is described in Note 4.

Following the closing of the Initial Public Offering on November 19, 2021 an amount of $145,906,250 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds investing solely in United States government treasury obligations and meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act (or any successor rule), until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the remaining net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the remaining net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 20% or more of the Public Shares without the Company’s prior written consent.

The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company initially had until February 19, 2023 to complete a Business Combination (the “Combination Period”). On February 13, 2023, the Company held a special meeting of stockholders (the “Meeting”), during which the stockholders of the Company approved a proposal to extend the Combination Period to August 19, 2023, assuming the Company continues to make the required monthly extension payments, and allow holders of shares of Class B Common stock to convert such shares at any time at the election of the holder. On August 14, 2023, the Company held a special meeting of stockholders (the “Second Meeting”), during which the stockholders of the Company approved a proposal to extend the Combination Period by up to six one month extensions to February 19, 2024.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the trust account in the event we do not complete our initial business combination within the Combination Period and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of the public shares.

In connection with the Meeting, the Company entered into Voting and Non-Redemption Agreements with certain stockholders of the Company holding an aggregate of 3,281,138 shares in exchange for their agreeing not to redeem shares of the Company’s common stock at the Meeting (collectively, the “Non-Redemption Agreements”). The Non-Redemption Agreements provide for the allocation of up to 820,284 shares of common stock of the Company held by the Sponsor.

After the Meeting, an amendment to the Company’s amended and restated certificate of incorporation was filed with the Secretary of State of Delaware (as amended, the “A&R COI”), extending the Combination Period to August 19, 2023 and allowing holders of shares of the Company’s Class B Common Stock to convert such shares into shares of Class A Common Stock on a one-for-one basis at the election of the holder. In connection with the vote to approve the Extension Proposals, the holders of 10,125,252 public shares of common stock of the Company properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.27 per share, for an aggregate redemption amount of approximately $104 million. (the “Extension Redemptions”)

On February 14, 2023, Seaport Global SPAC II, LLC, the Company’s sponsor (“Sponsor”) contributed to the Company for purposes of making a deposit into the Company’s trust account of an aggregate of 200,000 shares of Class B common stock (the “Trust Shares”) and $84,994.96 (or $0.02 per share of Class A Common Stock remaining after the Extension Redemptions (each a “Remaining Share”, and collectively, the “Remaining Shares”)) for the benefit of the public shares that were not redeemed by the public shareholders in connection with the Meeting. Following the foregoing contribution, the Sponsor owned 3,393,750 shares of Class B common stock. On February 16, 2023 the Sponsor converted the entirety of such shares into shares of Class A common stock, and including the additional 200,000 Class B Trust Shares which represent 46% of the outstanding shares of common stock of the Company. Effective on February 17, 2023, the Trust Shares were also converted to Class A Common Stock.

Following the Extension Redemptions, including the Class B common stock, the Company had 7,843,498 shares of common stock outstanding, and the aggregate amount remaining in the Trust Account at the time was $43,662,709.

In connection with the vote to approve the Second Extension, the holders of 861,019 public shares of common stock of the Company properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.56 per share, for an aggregate redemption amount of approximately $9.1 million (“Second Extension Redemptions”). Following the Second Extension Redemptions, the Company had 6,982,479 shares of common stock outstanding, and the aggregate amount remaining in the Trust Account at the time was approximately $35.8 million. In connection with the Second Extension, on August 16, 2023, our Sponsor contributed an additional $135,549 to the Trust Account, bringing the total in the Trust Account to approximately $36.0 million. Also on August 16, 2023, we amended our Trust Agreement with the Trustee.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of June 30, 2023, the Company had cash outside the Trust Account of $122,459 available for working capital needs and a working capital deficit of approximately $(3.0) million. All remaining cash held in the Trust Account are generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a Business Combination, pay the Company’s tax obligations, or to redeem common stock.

Through June 30, 2023, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares and the remaining net proceeds from the IPO and the sale of Private Placement Units. In addition, on August 25, 2022 and November 25, 2022, the Company withdrew $40,747 and $374,062, respectively from the Trust Account to pay its income tax and Delaware franchise tax obligations. On February 23, 2023, the Company withdrew $582,139 from the Trust Account to meet its income tax and Delaware franchise tax obligations.

As of June 30, 2023, $1,121,870 of the amount held in the Trust Account was available to be withdrawn as described above, and as of December 31, 2022, $1,733,316 of the amount in the Trust Account were available to be withdrawn as described above.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

The possibility exists that within the coming 12 months the Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the initial stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender.

Accordingly, the Company may not be able to obtain additional financing if and when needed. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year and one day from the date of issuance of these financial statements. These conditions raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

In connection with our assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution, should the we be unable to complete a business combination, raises substantial doubt about the our ability to continue as a going concern. We have until end of the Combination Period to consummate a Business Combination. It is uncertain that we will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate as of the end of the Combination Period.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States and the World. As of the date the financial statement was issued, there was considerable uncertainty around the expected duration of this pandemic. The Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of this financial statement. In addition, our search for a target company may be impacted by the current hostilities between Russia and Ukraine, inflationary effects, and other similar events and the status of debt and equity markets. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. The results for the three and six months ended June 30, 2023 are not necessarily indicative of the results to be expected for any future periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Inflation Reduction Act of 2022

Except for franchise and income taxes, the proceeds placed in the trust account in connection with the Company’s initial public offering and any extension payments, as well as any interest earned thereon, shall not be used to pay for potential excise taxes or any other fees or taxes that may be levied on the Company pursuant to any current, pending or future rules or laws, including without limitation any excise tax due under the Inflation Reduction Act of 2022 on any redemptions or stock buybacks by the Company.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2023 or December 31, 2022. The Company had $122,459 of cash as of June 30, 2023 and $292,717 of cash as of December 31, 2022.

Cash and Securities held in Trust Account

At June 30, 2023, the assets held in the Trust Account were substantially held in U.S. Treasury Bills.

At June 30, 2023, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. As of June 30, 2023, the Trust Account held $44,766,269 in three-month U.S. Treasury Bills and $513 in cash. As of December 31, 2022, the Trust Account held $147,639,102 in three-month U.S. Treasury Bills and $464 in cash.During the period from January 1, 2023 and June 30, 2023, the Company withdrew $582,139 interest income from the Trust Account to pay its tax obligations and made no withdrawals during the period from January 1, 2022 and June 30, 2022.

The Company classifies its United States Treasury securities as a trading security in accordance with FASB ASC Topic 320 “Investments - Debt and Equity Securities.”

Per ASC 320-10-25 Trading securities are bought and held principally for the purpose of selling them in the near term and therefore held for only a short period of time. Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price. However, at acquisition the Company is not precluded from classifying as trading a security it plans to hold for a longer period.

Interest income is recognized when earned and included in the “interest income” line item in the statements of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant and Forward Purchase Agreement Liabilities

The Company accounts for warrants and forward purchase agreements as either equity-classified or liability-classified instruments based on an assessment of the warrant’s and forward purchase agreement’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants and forward purchase agreement are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants and forward purchase agreement meet all of the requirements for equity classification under ASC 815, including whether the warrants and forward purchase agreement are indexed to the Company’s own common shares and whether the warrant and forward purchase agreement holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant and forward purchase agreement issuance and as of each subsequent quarterly period end date while the warrants forward purchase agreement are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

The Forward Purchase Agreement entered into on May 31, 2023 (“FSPA” or the “Agreement”) resulted in the Meteora holding a put option to sell up to a maximum of 4,200,000 of the Company’s shares. Pursuant to ASC 480, “Distinguishing Liabilities from Equity”, this instrument meets the definition of a liability and accordingly was recognized at fair value. The fair value of this put option was estimated at approximately $2,016,000 and $1,890,000 as of May 31, 2023 and June 30, 2023, respectively, assuming the investor will purchase the maximum number of shares. The FSPA resulted in the initial recognition of a forward purchase agreement liability of approximately $2,016,000 and was expensed in our statement of operations. Changes in the estimated fair value of the FSPA are recognized as a non-cash gain or loss on the statements of operations.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value at the end of each reporting period and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit. On November 19, 2021, the Company recorded an accretion of $20,121,064.

As of June 30, 2023, the shares of Class A Common Stock, classified as temporary equity in the balance sheet, are reconciled in the following table:

Gross proceeds of initial public offering	$139,711,628
Less:
Proceeds allocated to public warrants	(5,751,494)
Offering costs allocated to Class A Common Stock subject to possible redemption	(8,174,948)
Plus:
Re-measurement on Class A Common Stock subject to possible redemption	20,121,068
Class A Common Stock subject to possible redemption, December 31, 2021	$145,906,254
Remeasurement of Class A Common Stock to redemption value	1,105,504
Shares of Class A Common Stock subject to possible redemption at December 31, 2022	$147,011,758
Redemption of Class A ordinary shares	(104,028,741)
Remeasurement of Class A ordinary shares to redemption value	1,726,497
Class A ordinary shares subject to possible redemption value at June 30, 2023	$44,709,514

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering.

Transaction costs for the Company’s IPO amounted to $8,553,410, consisting of $2,875,000 for the underwriting discount, $5,031,250 of deferred underwriting compensation fees, and $647,160 of other offering costs. Offering costs amounted to $8,553,410, of which $8,174,948 were charged to temporary equity upon the completion of the Initial Public Offering and $378,462 were expensed to the statement of operations.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income (loss) Per Share of Common Stock

Net income (loss) per common share is computed by dividing net income by the weighted average number of common stock outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at June 30, 2023, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income (loss) per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase an aggregate 7,531,250 shares of common stock in the calculation of diluted income (loss) per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the period presented.

Below is a reconciliation of net income (loss) per common share:

	For the Three Months Ended		For the Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
Class A common stock subject to possible redemption
Numerator: Net income (loss) allocable to Class A common stock subject to possible redemption
Net income (loss)	$(2,649,698)	$70,233	$(3,202,816)	2,254,082
Net income (loss) attributable to Class A common stock subject to possible redemption	(1,725,636)	56,186	(2,085,858)	1,803,266
Denominator: Weighted average redeemable Class A common stock
Weighted average shares outstanding, basic and diluted redeemable Class A common stock	6,711,135	14,375,000	6,711,135	14,375,000
Basic and diluted net income (loss) per share, redeemable Class A common share	$(0.26)	$0.00	$(0.31)	$0.13

Non-Redeemable Class B Common Stock
Numerator: Net Income (loss) attributable to non-redeemable Class A and Class B common stock
Net income (loss)	$(2,649,698)	$70,233	$(3,202,816)	2,254,082
Net Income (loss) attributable to non-redeemable Class A and Class B common stock	$(924,062)	$14,047	$(1,116,958)	450,816
Denominator: Weighted average non-redeemable Class A and Class B common stock
Weighted average shares outstanding, basic and diluted non-redeemable Class A and Class B common stock	3,593,750	3,593,750	3,593,750	3,593,750
Basic and diluted net income (loss) per non-redeemable Class A and Class B common share	$(0.26)	$0.00	$(0.31)	0.13

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal depository insurance coverage of $250,000. At June 30, 2023, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The adoption of ASU 2019-12, effective January 1, 2022, did not have a material impact on the Company’s financial statements and related footnote disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

Pursuant to the Initial Public Offering, on November 19, 2021, the Company sold 14,375,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 1,875,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,531,250 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $7,531,250 in the aggregate. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

In June 2021, the Company issued an aggregate of 3,593,750 shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. Subsequently, in August 2021, our Sponsor forfeited an aggregate of 718,750 shares for no consideration, thereby resulting in 3,593,750 remaining Founder Shares, included an aggregate of up to 468,750 Founder Shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriter’s election to fully exercise its over-allotment option, 468,750 Founder Shares are no longer subject to forfeiture.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

In February 2023, our Sponsor contributed the Trust Shares and $84,994 (or $0.02 per Remaining Share) to the Company’s trust account in connection with the Meeting. Also in February 2023, the Sponsor converted its remaining 3,393,750 founder shares to shares of Class A Common Stock, subject to the same restrictions as the founder shares. Effective February 17, 2023 the Trust Shares were also converted to Class A Common Stock.

Also in February 2023, the Company entered into Non-Redemption Agreements with certain stockholders of the Company holding an aggregate of 3,281,138 shares in exchange for their agreeing not to redeem shares of the Company’s common stock at the Meeting. The Non-Redemption Agreements provide for the allocation of up to 820,284 shares of common stock of the Company held by the Sponsor.

Promissory Note and Advances — Related Party

On June 21, 2021, the Sponsor agreed to loan the Company an aggregate of up to $400,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of June 21, 2022 or the completion of the Initial Public Offering. The outstanding balance under the Note was repaid on November 19, 2021. At June 30, 2023 and June 30, 2022 there were no borrowings outstanding under the Note.

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. At December 31, 2022, no Working Capital Loans were outstanding.

On February 16, 2023, the Sponsor issued a Working Capital Loan to the Company in the form of an unsecured promissory note (the “Sponsor Convertible Note”). Pursuant to the Sponsor Convertible Note, the Company may borrow from the Sponsor, from time to time, up to an aggregate of $1,500,000. Borrowings under the Sponsor Convertible Note will not bear interest. The Note will mature on the earlier to occur of (i) August 19, 2023, or (ii) the consummation of the Business Combination. Up to $1,500,000 of such Sponsor Convertible Note may be converted into warrants of the post-business combination entity, which shall have terms identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the Sponsor. The Sponsor Convertible Note contains customary events of default, including those relating to the Company’s failure to repay the principal amount due upon maturity of the Sponsor Convertible Note and certain bankruptcy events. As of June 30, 2023, the Working Capital Loan had a balance of $550,000.

The conversion option included in the Note is considered an embedded derivative and is remeasured at the end of each reporting period when amounts drawn will be outstanding. The value of the conversion option is de minimis as of June 30, 2023.

Administrative Support Agreement

The Company entered into an agreement, commencing on November 19, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company has paid an aggregate of $60,000 and $60,000, as of June 30, 2023 and June 30, 2022, respectively.

Note 6 —Investment Held in Trust Account

As of June 30, 2023, investment in the Company’s Trust Account consisted of $513 in Cash and Sweep Funds and $44,766,269 in U.S. Treasury Securities that mature on August 17, 2023. On August 17, 2023, in connection with the maturity, and following the Second Extension Redemptions, we purchased $36,017,036 of U.S. Treasury Securities that mature on November 17, 2023.

The Company classifies its United States Treasury securities as a trading security in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. The Company classifies its United States Treasury securities as trading securities in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments.

Note 7 — Commitments & Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on November 17, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriter is entitled to a deferred fee of $0.35 per Unit, or $5,031,250 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

On May 3, 2023, the Company and its underwriter amended the terms of its engagement letter such that the underwriter agreed to waive the entirety of its underwriting fee in lieu of a waiver fee of $1,000,000, which is due and payable only upon the consummation of the Company’s business combination with ABM. The fee waiver applies only to a potential business combination with ABM.

Forward Purchase Agreement

On May 31, 2023, SGII and ABM entered into an OTC Equity Prepaid Forward Transaction agreement (“FSPA”) with Meteora Special Opportunity Fund I, LP, Meteora Capital Partners, LP and Meteora Select Trading Opportunities Master, LP (collectively, “Meteora”).

Pursuant to the FSPA, Meteora is expected to purchase up to 4,200,000 shares of SGII Class A common stock (“FSPA Shares”) subject to a cap of 9.9% of outstanding shares on a post-Transaction basis, at a per share price no more than the price per share paid to redeeming SGII public shareholders in connection with the vote to approve the Transactions (the “redemption price”), or up to approximately US $43 million based on the current redemption price, in advance of the consummation of the Transactions. In certain circumstances, including if Meteora purchases less than 4,200,000 FSPA Shares, it will be entitled to receive warrants to purchase shares of SGII common stock in an amount equal to the difference of 4,200,000 and the number of FSPA Shares purchased in the market by Meteora and subject to the FSPA.

In connection with its purchase of the FSPA Shares, Meteora will waive its redemption rights in connection with the shareholder vote to approve the Transactions.

Following the closing of the Transactions, an amount equal to the number of FSPA Shares multiplied by the redemption price, less 1.00%, will be prepaid to Meteora. The remaining 1.00% (the “Prepayment Shortfall”) will be released to SGII at the closing of the Transactions. The FSPA Shares held by Meteora and subject to the FSPA may be sold into the market by Meteora at any time following the closing of the Transactions. Meteora is entitled to sell into the market FSPA Shares without any payment to SGII until the proceeds from such sales equals the Prepayment Shortfall. SGII may receive up to US $41,580,000 from the termination of all or a portion of the FSPA transaction at $10.00 per terminated FSPA Share, subject to reduction upon any Dilutive Offering Reset. To the extent Meteora elects not to terminate the FSPA transaction prior to the maturity date, SGII will be entitled to receive from Meteora the number of FSPA Shares not so terminated, and Meteora will be entitled to “maturity” consideration, paid in shares or cash, subject to the terms of the FSPA.

The FSPA will expires at the third anniversary of the closing of the Transactions, subject to acceleration at the Seller’s option upon the volume weighted average price per share being at or below $5.00 per share for any 20 trading days during a 30 consecutive trading day-period and upon any delisting of SGII common stock.

The FSPA provides that Meteora is entitled to transfer and/or assign all or a portion of its rights and obligations under the FSPA to one or more third parties of its choosing. Additionally, according to the terms of the FSPA, SGII has agreed to indemnify Meteora against certain losses in connection with the FSPA and to pay certain consideration and fees, including without limitation a quarterly fee, a breakage fee and share consideration equal to 300,000 shares at the redemption price.

The Forward Purchase Agreement entered into on May 31, 2023 (“FSPA” or the “Agreement”) resulted in the investor holding a put option on the Company’s shares to sell such shares pursuant to the Agreement, up to the maximum of 4,200,000 shares. Pursuant to ASC 480, “Distinguishing Liabilities from Equity”, this instrument meets the definition of a liability and accordingly was recognized at fair value. The fair value of this put option was estimated at approximately $2,016,000 and $1,890,000 as of May 31, 2023 and June 30, 2023, respectively, assuming Meteora will purchase the maximum number of shares. The FSPA resulted in the initial recognition of a FSPA derivative liability of approximately $2,016,000 and was expensed in our statement of operations. Changes in the estimated fair value of the FSPA are recognized as a non-cash gain or loss on the statements of operations.

Note 8 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding

Class A Common Stock (redeemable) — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s Class A common stock are entitled to one vote for each share. At June 30, 2023 and December 31, 2022, there were 0 shares of Class A common stock issued and outstanding, excluding 4,249,748 and 14,375,000 shares of Class A common stock subject to possible redemption as of June 30, 2023 and December 31, 2022, respectively.

Class A Common Stock (non-redeemable) — In connection with the Meeting, on February 16, 2023, the Sponsor converted 3,593,750 Class B common shares to shares of Class A Common Stock, subject to the same restrictions as the founder shares but non-redeemable. As of June 30, 2023, there were 3,593,750 shares of non-redeemable Class A Common Stock and as of December 31, 2022 there were no shares of non-redeemable Class A Common Stock.

Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s Class B common stock are entitled to one vote for each share. At June 30, 2023 and December 31, 2022 there were 0 and 3,593,750 Class B common stock issued and outstanding, respectively.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

Note 9 – Warrant Liability

The Company accounts for the warrants in accordance with the guidance contained in ASC Topic 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common shares issuable upon exercise of the Public Warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering the Class A common shares issuable upon the exercise of the Public Warrants is not effective within 60 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Public Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

●	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,
●	if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, once the warrants become exercisable, the Company may call the warrants for redemption:

●	in whole and not in part;
●	if the closing price of the shares of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of the Class A common stock for the above purpose shall mean the volume-weighted average price of the Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A common stock per warrant (subject to adjustment).

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 10 – Income Tax

As of June 30, 2023, and December 31, 2022, the Company’s deferred tax asset had a full valuation allowance recorded against it. Our effective tax rate was (4.01%) and (11.34%) for the three and six months ended June 30, 2023, respectively, and 8.86% and 0.30% for the three and six months ended June 30, 2022. The effective tax rate differs from the statutory tax rate of 21% for the three and six months ended June 30, 2023, due to changes in fair of warrant liabilities, fair value of forward purchase agreement liabilities, merger expenses and the valuation allowance on the deferred tax assets.

Note 11 — Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheet. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses, due to related parties are estimated to approximate the carrying values as of June 30, 2023 due to the short maturities of such instruments.

The following tables present information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	June 30,
	2023	Level 1	Level 2	Level 3
Assets:
U.S. Money Market held in Trust Account	$513	$513	$—	$—
U.S. Treasury Securities held in Trust Account	44,766,269	44,766,269	—	—
	$44,766,782	$44,766,782	$—	$—

	June 30,
	2022	Level 1	Level 2	Level 3
Assets:
U.S. Money Market held in Trust Account	$2,316	$2,316	$—	$—
U.S. Treasury Securities held in Trust Account	146,107,975	146,107,975	—	—
	$146,110,291	$146,110,291	$—	$—

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at June 30, 2023 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

		June 30,		December 31,		November 19,
	Level	2023	Level	2022	Level	2021
Liabilities:
Warrant Liability - Public Warrants	1	$610,938	1	$71,875	3	$5,751,494
Warrants Liability - Private Placement Warrants	3	679,404	3	90,306	3	6,194,622
Forward purchase agreement liability	3	1,890,000		—		—
Total Derivative Liabilities		$3,180,342		$162,181		$11,946,116

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within the warrant liability on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of the warrant liabilities in the statement of operations.

Warrant Liability - Initial Measurement

The Company established the initial fair value for the Public Warrants and Private Placement Warrants on November 19, 2021, the date the Company consummated its Initial Public Offering, using a Monte Carlo simulation model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of shares of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption, Class A common stock and Class B common stock based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model for the Public Warrants and Private Placement Warrants were as follows at initial measurement:

November 19, 2021
Input	(Initial Measurement)
Risk-free interest rate	1.33%
Expected term (years)	5.93
Expected volatility	13.5%
Stock price	$9.6

As of November 19, 2021, the Public Warrants and Private Placement Warrants were determined to be $0.80 and $0.82 per warrant, respectively, for aggregate values of approximately $5.7 million and $6.2 million, respectively.

Warrant Liability - Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of June 30, 2023 and December 31, 2022 is classified as Level 1 due to the use of an observable market quote in an active market and the subsequent measurement of the Private Placement Warrants as June 30, 2023 and December 31, 2022 is classified Level 3 due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model for the Public Warrants and Private Placement Warrants were as follows at the Subsequent Measurements:

Input	December 31, 2022	June 30, 2023
Risk-free interest rate	4.72%	5.38%
Expected term (years)	1.04	1.04
Expected volatility	4.3%	5.8%
Stock price	$10.19	$10.41

As of December 31, 2022, the Public Warrants and Private Placement Warrants were determined to be approximately $0.02 and $0.02 per warrant for aggregate values of approximately $0.07 million and $0.09 million, respectively.

As of June 30, 2023, the Public Warrants and Private Placement Warrants were determined to be $0.09 and $0.09 per warrant for aggregate values of approximately $0.61 million and $0.68 million, respectively.

The following table presents the changes in the fair value of warrant liabilities:

	Private		Warrant
	Placement	Public	Liabilities
Fair value as of November 19, 2021	$—	$—	$—
Initial measurement on November 19, 2021	6,194,622	5,751,494	11,946,116
Change in valuation inputs or other assumptions	(2,373,768)	(2,143,369)	(4,517,137)
Fair value as of December 31, 2021	$3,820,854	$3,608,125	$7,428,979
Change in valuation inputs or other assumptions	(1,319,898)	(1,242,719)	(2,562,617)
Fair value as of March 31, 2022	$2,500,956	$2,365,406	$4,866,362
Change in valuation inputs or other assumptions	(2,410,650)	(2,293,531)	(4,704,181)
Fair value as of December 31, 2022	$90,306	$71,875	$162,181
Change in valuation inputs or other assumptions	392,240	360,093	752,333
Fair value as of March 31, 2023	$482,546	$431,968	$914,514
Change in valuation inputs or other assumptions	196,858	178,970	375,828
Fair value as of June 30, 2023	$679,404	$610,938	$1,290,342

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

Forward Purchase Agreement Liabilities

The Company utilizes a Monte Carlo simulation model to value the forward purchase agreement at initiation and at the reporting period, with changes in fair value recognized in the statement of operations. Inherent in the model are assumptions related to share price on valuation date, volatilities, expected life, risk-free rate and probability of business combination. The Company estimates the pre-business combination volatility based on the low historical volatilities exhibited by the Company and SPACs-based and the post-merger volatility is estimated based on the median historical and implied volatilities exhibited by companies operating in the industry of the Company's expected target. The risk-free interest rate is based on the 3-year and 5-year U.S. Treasury note which is similar to the expected remaining life of the forward purchase agreement. The expected life of the forward purchase agreement is assumed to be equivalent to their remaining contractual term.

In order to calculate the fair value of the forward purchase agreement liabilities, the Company utilized the following key inputs:

	May 31, 2023
	(Initial measurement)	June 30, 2023
Risk-free interest rate	$3.95%	$4.4%
Expected term (years)	$3.5	$3.5
Stock price	10.35	10.41
Volatility – pre-business combination	2.6%	2.4%
Volatility – post-business combination	62.9%	58.4%

The following table presents the changes in the fair value of the forward purchase agreement liability measured on a recurring basis during the three and six months ended June 30, 2023:

Forward Purchase Agreement
Fair value on May 31, 2023 (initial measurement)	$2,016,000
Change in fair value of forward purchase agreement liabilities	(126,000)
Fair value as of June 30, 2023	1,890,000

The changes in the fair value of the forward purchase agreement liabilities for the three and six months ended June 30, 2023 are $126,000 and $126,000, respectively. There were no forward purchase agreement liabilities in 2022.

There were no transfers between fair value levels during the three and six months ended June 30, 2023 and 2022.

Note 12 — Subsequent Events

On August 14, 2023, the Company held a special meeting of stockholders (the “Second Meeting”), during which the stockholders of the Company approved a proposal to extend the Combination Period by up to six one month extensions to February 19, 2024 (the “Second Extension”).

In connection with the vote to approve the Second Extension, the holders of 861,019 public shares of common stock of the Company properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.56 per share, for an aggregate redemption amount of approximately $9.1 million (“Second Extension Redemptions”). Following the Second Extension Redemptions, the Company had 6,982,479 shares of common stock outstanding, and the aggregate amount remaining in the Trust Account at the time was approximately $35.8 million.

In connection with the Second Extension, on August 16, 2023, our Sponsor contributed an additional $135,549 to the Trust Account, bringing the total in the Trust Account to approximately $36.0 million. On August 16, 2023, we also ameneded our Trust Agreement with the Trustee.

On August 17, 2023, in connection with the maturity, and following the Second Extension Redemptions, we purchased $36,017,036 of U.S. Treasury Securities that mature on November 17, 2023.

F-24

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Seaport Global Acquisition II Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Seaport Global Acquisition II Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from June 21, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from June 21, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2021.

Houston, TX

April 3, 2023

PCAOB Firm ID No. 688

SEAPORT GLOBAL ACQUISITION II CORP.

CONDENSED BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Current assets
Cash	$292,717	$954,598
Prepaid expenses	61,863	574,037
Income tax receivable	113,624	—
Total current assets	468,204	1,528,635
Prepaid expenses	—	61,297
Cash and securities held in Trust Account	147,639,566	145,913,226
Total Assets	$148,107,770	$147,503,158

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$827,669	$5,303
Franchise tax payable	179,951	25,561
Income taxes payable	—	—
Total current liabilities	1,007,620	30,864
Deferred tax liabilities	132,872	—
Deferred underwriting fee payable	5,031,250	5,031,250
Warrant liability	162,181	7,428,979
Total liabilities	6,333,923	12,491,093

Commitments and contingencies
Class A common stock subject to possible redemption, $0.0001 par value; 14,375,000 shares issued and outstanding at redemption value	147,011,758	145,906,254

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; none issued and outstanding	—	—
Class B common stock, $0.0001 par value; 10,000,000 stock authorized; 3,593,750 shares issued and outstanding	359	359
Additional paid-in capital	—	—
Accumulated deficit	(5,238,270)	(10,894,548)
Total stockholders’ deficit	(5,237,911)	(10,894,189)
Total Liabilities and Stockholders’ Deficit	$148,107,770	$147,503,158

The accompanying notes are an integral part of these condensed financial statements.

SEAPORT GLOBAL ACQUISITION II CORP.

STATEMENT OF OPERATIONS

		For the Period From
		June 21, 2021
	For the Year Ended	(inception) through
	December 31, 2022	December 31, 2021
General and administrative expense	$2,043,627	$152,780
Franchise tax expense	200,200	25,561
Loss from operations	(2,243,827)	(178,341)

Other income:
Gain on marketable securities held in Trust Account	2,141,149	6,972
Warrant issuance costs	—	(378,462)
Change in fair value of warrant liability	7,266,798	4,517,137
Total other income	9,407,946	4,145,646

Income before provision for income taxes	7,164,119	$3,967,305

Provision for income taxes	402,337	—

Net income	6,761,782	$3,967,305

Net income allocable to Class A common stock subject to possible redemption	$5,409,426	$1,790,723
Weighted average redeemable Class A common stock, basic and diluted	14,375,000	3,128,238
Basic and diluted net income per redeemable Class A common stock	0.38	0.57

Net income allocable to non-redeemable Class B common stock	$1,352,356	$2,176,582
Weighted average non-redeemable Class B common stock, basic and diluted	3,593,750	3,802,299
Net income per non-redeemable Class B common share	0.38	0.57

The accompanying notes are an integral part of these financial statements.

SEAPORT GLOBAL ACQUISITION II CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

	Class A
	Common stock		Class B		Additional		Total
	(subject to possible redemption)		Common stock		Paid-in	Retained	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Earnings	Deficit
Balance as of June 21, 2021 (inception)	—	$—	—	—	—	$—	$—
Issuance of Class B common stock to initial Stockholders	—	—	4,312,500	431	24,569	—	25,000
Forfeiture of Class B shares	—	—	(718,750)	(72)	72	—	—
Sale of 14,375,000 Units	14,375,000	145,906,254	—	—	—	2,685,046	2,685,046
Conversion of APIC to accumulated deficit	—	—	—	—	(24,641)	24,641	—
Other offering costs	—	—	—	—	—	(594,174)	(594,174)
Deferred underwriter discount						(5,031,250)	(5,031,250)
Warrant liability	—	—	—	—	—	(11,946,116)	(11,946,116)
Net income	—	—	—	—	—	3,967,305	3,967,305
Balance as of December 31, 2021	14,375,000	$145,906,254	3,593,750	$359	$—	$(10,894,548)	$(10,894,189)
Remeasurement of Class A ordinary shares to redemption value		1,105,504	—	—	—	(1,105,504)	(1,105,504)
Net income	—	—	—	—	—	6,761,782	6,761,782
Balance as of December 31, 2022	14,375,000	$147,011,758	3,593,750	$359	$—	$(5,238,270)	$(5,237,911)

The accompanying notes are an integral part of these financial statements.

SEAPORT GLOBAL ACQUISITION II CORP.

STATEMENT OF CASH FLOWS

		From June 21, 2021
	For the Period	(Inception) to the
	Ended	period ended
	December 31, 2022	December 31, 2021
Cash flows from operating activities:
Net income	$6,761,782	$3,967,305
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(2,141,149)	(6,972)
Change in fair value of warrant liability	(7,266,798)	(4,517,137)
Transaction costs associated with Initial Public Offering	—	378,462

Changes in operating assets and liabilities:
Prepaid expenses	573,471	(635,334)
Accounts payable and accrued expenses	822,366	5,303
Franchise tax payable	154,390	25,561
Income tax receivable	(113,624)	—
Deferred tax liabilities	132,872	—
Net cash used in operating activities	$(1,076,690)	$(782,812)

Cash flows from investing activities:
Investments held in Trust	$—	$(145,906,254)
Net cash used in investing activities	$—	$(145,906,254)

Cash flows from financing activities:
Proceeds from Trust Account	$414,809	$—
Proceeds from sale of units, net of offering costs	—	140,087,414
Proceeds from issuance of private placement warrants	—	7,531,250
Proceeds from initial sale of Class B common stock to initial stockholders	—	25,000
Net cash provided by financing activities	$414,809	$147,643,664

Net change in cash	(661,881)	954,598
Cash, beginning of period	954,598	—
Cash, end of the period	$292,717	$954,598
Supplemental cash flow information:
Cash paid for income taxes	$383,000	$—

Supplemental disclosure of non-cash investing and financing activities:
Deferred underwriting fee payable	$5,031,250	$5,031,250
Initial measurement of Class A common stock subject to redemption	$—	$145,906,254
Remeasurement adjustment on redeemable common stock	$1,105,504	$—
Initial measurement of public and private warrants	$—	$11,946,116

The accompanying notes are an integral part of these financial statements.

SEAPORT GLOBAL ACQUISITION II CORP.

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operation

Seaport Global Acquisition II Corp. (the “Company”) is a blank check company incorporated in Delaware on June 21, 2021. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not yet commenced any operations. All activity for the period January 1, 2022 through December 31, 2022 relates to the Company’s formation, initial public offering (the “Initial Public Offering”), which is described below, and the Company’s search for a Target for its Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on November 17, 2021. On November 19, 2021, the Company consummated the Initial Public Offering of 14,375,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of the overallotment option to purchase an additional 1,875,000 Units at $10.00 per Unit, generating gross proceeds of $143,750,000, which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 7,531,250 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Seaport Global SPAC II, LLC (the “Sponsor”) generating gross proceeds of $7,531,250, which is described in Note 4.

Following the closing of the Initial Public Offering on November 19, 2021 an amount of $145,906,250 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds investing solely in United States government treasury obligations and meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 under the Investment Company Act (or any successor rule), until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the remaining net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the remaining net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. In connection with a proposed Business Combination, the Company may seek stockholder approval of a Business Combination at a meeting called for such purpose at which stockholders may seek to redeem their shares, regardless of whether they vote for or against a Business Combination. The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination.

If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that, a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to 20% or more of the Public Shares without the Company’s prior written consent.

The public stockholders will be entitled to redeem their shares for a pro rata portion of the amount then in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to stockholders who redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 7). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

If a stockholder vote is not required and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, offer such redemption pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination.

The Company’s Sponsor has agreed (a) to vote its Founder Shares (as defined in Note 5), and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination, (b) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation with respect to the Company’s pre-Business Combination activities prior to the consummation of a Business Combination unless the Company provides dissenting public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment; (c) not to redeem any shares (including the Founder Shares) and Private Placement Warrants (including underlying securities) into the right to receive cash from the Trust Account in connection with a stockholder vote to approve a Business Combination (or to sell any shares in a tender offer in connection with a Business Combination if the Company does not seek stockholder approval in connection therewith) or a vote to amend the provisions of the Amended and Restated Certificate of Incorporation relating to stockholders’ rights of pre-Business Combination activity and (d) that the Founder Shares and Private Placement Warrants (including underlying securities) shall not participate in any liquidating distributions upon winding up if a Business Combination is not consummated. However, the Sponsor will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares purchased during or after the Initial Public Offering if the Company fails to complete its Business Combination.

The Company initially had until February 19, 2023 (or such later date as may be approved by our stockholders in an amendment to the Certificate of Incorporation) to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the Combination Period. The underwriter has agreed to waive its rights to the deferred underwriting commission held in the trust account in the event we do not complete our initial business combination within the Combination Period and, in such event, such amounts will be included with the funds held in the trust account that will be available to fund the redemption of the public shares.

On February 13, 2023, the Company held a special meeting of stockholders (the “Meeting”), during which the stockholders of the Company approved a proposal to extend the Combination Period to August 19, 2023 and allow holders of shares of Class B Common stock to convert such shares at anytime at the election of the holder

The Company entered into Voting and Non-Redemption Agreements with certain stockholders of the Company holding an aggregate of 3,081,138 shares in exchange for their agreeing not to redeem shares of the Company’s common stock at the Meeting (collectively, the “Non-Redemption Agreements”). The Non-Redemption Agreements provide for the allocation of up to 770,284 shares of common stock of the Company held by the Sponsor.

After the Meeting, an amendment to the Company’s amended and restated certificate of incorporation was filed with the Secretary of State of Delaware (as amended, the “A&R COI”), extending the Combination Period to August 19, 2023 and allowing holders of shares of the Company’s Class B Common Stock to convert into Class A on a one-for-one basis at the election of the holder. In connection with the vote to approve the Extension Proposals, the holders of 10,125,252 public shares of common stock of the Company properly exercised their right to redeem their shares (and did not withdraw their redemption) for cash at a redemption price of approximately $10.27 per share, for an aggregate redemption amount of approximately $104 million.

On February 14, 2023, the Seaport Global SPAC II, LLC, the Company’s sponsor (“Sponsor”) contributed to the Company for purposes of making a deposit into the Company’s trust account of an aggregate of 200,000 shares of Class B common stock and $84,994.96 (or $0.02 per remaining share) for the benefit of the public shares that were not redeemed by the public shareholders in connection with the Meeting. Following the foregoing contribution, the Sponsor owned 3,393,750 shares of Class B common stock. On February 16, 2023 the Sponsor converted the entirety of such shares into shares of Class A common stock, which represent 44.4% of the outstanding shares of common stock of the Company.

Following these redemptions, including the Class B common stock, the Company had 7,843,498 shares of Class A common stock outstanding, and the aggregate amount remaining in the Trust Account at the time was $43,662,709.

The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the day of liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriter of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure its stockholders that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2022, the Company had cash outside the Trust Account of $292,717 available for working capital needs and a working capital deficit of approximately ($0.5) million. All remaining cash held in the Trust Account are generally unavailable for the Company’s use, prior to an initial business combination, and is restricted for use either in a Business Combination, pay the Company’s tax obligations, or to redeem common stock.

Through December 31, 2022, the Company’s liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares and the remaining net proceeds from the IPO and the sale of Private Placement Units. In addition, on August 25, 2022 and November 25, 2022, the Company withdrew $40,747 and $374,062, respectively from the Trust Account to pay its income tax and Delaware franchise tax obligations. On February 23, 2023, the Company withdrew $582,139 from the Trust Account to meet its income tax and Delaware franchise tax obligations.

As of December 31, 2022, $1,733,316 of the amount held in the Trust Account was available to be withdrawn as described above, and as of December 31, 2021, none of the amount in the Trust Account were available to be withdrawn as described above.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans.

The possibility exists that within the coming 12 months the Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the initial stockholders or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants identical to the Private Placement Warrants, at a price of $1.00 per warrant at the option of the lender.

Accordingly, the Company may not be able to obtain additional financing if and when needed. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year and one day from the date of issuance of these financial statements. These conditions raise substantial doubt about our ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

In connection with our assessment of going concern considerations in accordance with the authoritative guidance in Financial Accounting Standard Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the mandatory liquidation and subsequent dissolution, should the we be unable to complete a business combination, raises substantial doubt about the our ability to continue as a going concern. We have until end of the Combination Period to consummate a Business Combination. It is uncertain that we will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate as of the end of the Combination Period.

Risks and Uncertainties

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic which continues to spread throughout the United States and the World. As of the date the financial statement was issued, there was considerable uncertainty around the expected duration of this pandemic. The Company has concluded that while it is reasonably possible that COVID-19 could have a negative effect on identifying a target company for a Business Combination, the specific impact is not readily determinable as of the date of this financial statement. In addition, our search for a target company may be impacted by the current hostilities between Russia and Ukraine, inflationary effects, and other similar events and the status of debt and equity markets. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and in accordance with the instructions to Form 10-K and Article 10 of Regulation S-X of the SEC. The results for the year ended December 31, 2022 are not necessarily indicative of the results to be expected for any future periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statement in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Inflation Reduction Act of 2022

Reference is made to the section entitled “Risk Factors -A new 1% U.S. federal excise tax could be imposed on us in connection with redemptions by us of our shares.” Except for franchise and income taxes, the proceeds placed in the trust account in connection with the Company’s initial public offering and any extension payments, as well as any interest earned thereon, shall not be used to pay for potential excise taxes or any other fees or taxes that may be levied on the Company pursuant to any current, pending or future rules or laws, including without limitation any excise tax due under the Inflation Reduction Act of 2022 on any redemptions or stock buybacks by the Company.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 or December 31, 2021. The Company had $292,717 of cash as of December 31, 2022 and $954,598 of cash as of December 31, 2021.

Cash and Securities held in Trust Account

At December 31, 2022, the assets held in the Trust Account were substantially held in U.S. Treasury Bills. During the period from January 1, 2022 and December 31, 2022, the Company withdrew $414,809 interest income from the Trust Account to pay its tax obligations. As of December 31, 2022, the Trust Account held $147,639,102 in three-month U.S. Treasury Bills and $464 in cash.

The Company classifies its United States Treasury securities as a trading security in accordance with FASB ASC Topic 320 “Investments - Debt and Equity Securities.”

Per ASC 320-10-25 Trading securities are bought and held principally for the purpose of selling them in the near term and therefore held for only a short period of time. Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price. However, at acquisition the Company is not precluded from classifying as trading a security it plans to hold for a longer period.

Interest income is recognized when earned and included in the “interest income” line item in the statements of operations.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC Topic 480. Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value at the end of each reporting period and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Such changes are reflected in additional paid-in capital, or in the absence of additional capital, in accumulated deficit. On November 19, 2021, the Company recorded an accretion of $20,121,064.

As of December 31, 2022, the shares of Class A Common Stock, classified as temporary equity in the balance sheet, are reconciled in the following table:

Gross proceeds of initial public offering	$139,711,628
Less:
Proceeds allocated to public warrants	(5,751,494)
Offering costs allocated to Class A Common Stock subject to possible redemption	(8,174,948)
Plus:
Re-measurement on Class A Common Stock subject to possible redemption	20,121,068
Class A Common Stock subject to possible redemption, December 31, 2021	$145,906,254
Remeasurement of Class A Common Stock to redemption value	1,105,504
Shares of Class A Common Stock subject to possible redemption at December 31, 2022	$147,011,758

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering.

Transaction costs for the Company’s IPO amounted to $8,553,410, consisting of $2,875,000 for the underwriting discount, $5,031,250 of deferred underwriting compensation fees, and $647,160 of other offering costs. Offering costs amounted to $8,553,410, of which $8,174,948 were charged to temporary equity upon the completion of the Initial Public Offering and $378,462 were expensed to the statement of operations.

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has identified the United States as its only “major” tax jurisdiction. The Company may be subject to potential examination by federal and state taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income Per Share of Common Stock

Net income per common share is computed by dividing net income by the weighted average number of common stock outstanding for the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at December 31, 2022, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net income per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase an aggregate 7,531,250 shares of common stock in the calculation of diluted income per share, since the exercise of the warrants into shares of common stock is contingent upon the occurrence of future events. As a result, diluted net income per common share is the same as basic net income per common share for the period presented.

Below is a reconciliation of net income per common share:

	For the	For the period
	period	from June 21, 2021
	ended	(inception) to
	December 31,	December 31,
	2022	2021
Class A common stock subject to possible redemption
Numerator: Net income allocable to Class A common stock subject to possible redemption
Net income	$6,761,782	$3,967,305
Net income attributable to Class A common stock subject to possible redemption	5,409,426	1,790,723
Denominator: Weighted average redeemable Class A common stock
Weighted average shares outstanding, basic and diluted redeemable Class A common stock	14,375,000	3,128,238
Basic and diluted net income per share, redeemable Class A common share	$0.38	$0.57

Non-Redeemable Class B Common Stock
Numerator: Net Income attributable to non-redeemable Class B common stock
Net income	$6,761,782	$3,967,305
Net Income attributable to non-redeemable Class B common stock	$1,352,356	$2,176,582
Denominator: Weighted average non-redeemable Class B common stock
Weighted average shares outstanding, basic and diluted non-redeemable Class B common stock(1)	3,593,750	3,802,299
Basic and diluted net income per non-redeemable Class B common share	$0.38	$0.57

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2022, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt —Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

In December 2019, the FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2021, with early adoption permitted. The adoption of ASU 2019-12, effective January 1, 2022, did not have a material impact on the Company’s financial statements and related footnote disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

Pursuant to the Initial Public Offering, on November 19, 2021, the Company sold 14,375,000 Units, which includes the full exercise by the underwriter of its option to purchase an additional 1,875,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 4 — Private Placement

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 7,531,250 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $7,531,250 in the aggregate. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

In June 2021, the Company issued an aggregate of 3,593,750 shares (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000 in cash. Subsequently, in August 2021, our Sponsor forfeited an aggregate of 718,750 shares for no consideration, thereby resulting in 3,593,750 remaining Founder Shares, included an aggregate of up to 468,750 Founder Shares of Class B common stock subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment option was not exercised in full or in part, so that the Sponsor would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering. As a result of the underwriter’s election to fully exercise its over-allotment option, 468,750 Founder Shares are no longer subject to forfeiture.

The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, if the last sale price of the Company’s Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Founder Shares will be released from the lock-up.

In February 2023, our Sponsor contributed 200,000 founder shares and $84,994.96 (or $0.02 per remaining share) to Company’s trust account in connection with the Meeting. Also in February 2023, the Sponsor converted its remaining 3,393,750 founder shares to shares of Class A Common Stock, subject to the same restrictions as the founder shares.

Also in February 2023, the Company entered into Voting and Non-Redemption Agreements with certain stockholders of the Company holding an aggregate of 3,081,138 shares in exchange for their agreeing not to redeem shares of the Company’s common stock at the Meeting (collectively, the “Non-Redemption Agreements”). The Non-Redemption Agreements provide for the allocation of up to 770,284 shares of common stock of the Company held by the Sponsor.

Promissory Note and Advances — Related Party

On June 21, 2021, the Sponsor agreed to loan the Company an aggregate of up to $400,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing and was payable on the earlier of June 21, 2022 or the completion of the Initial Public Offering. The outstanding balance under the Note was repaid on November 19, 2021. At December 31, 2022 and December 31, 2021 there were no borrowings outstanding.

In order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (the

“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon consummation of a Business Combination into warrants at a price of $1.00 per warrant. The warrants will be identical to the Private Placement Warrants. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. At December 31, 2022, no Working Capital Loans were outstanding.

As of December 31, 2022 and 2021, no loans had been extended to the Company. On February 16, 2023, the Sponsor entered into such promissory note in the amount of $1,500,000, of which $400,000 was extended to the Company.

Administrative Support Agreement

The Company entered into an agreement, commencing on November 19, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company has paid an aggregate of $120,000 and $20,000, as of December 31, 2022 and December 31, 2021, respectively.

Note 6 —Investment Held in Trust Account

As of December 31, 2022, investment in the Company’s Trust Account consisted of $464 in Cash and Sweep Funds and $147,639,102 in U.S. Treasury Securities. All of the U.S. Treasury Securities matured on February 23, 2023. On February 23, subsequent to the Meeting, the Company purchased 44,526,000 units of U.S. Treasury Securities that mature on May 25, 2023, for a total of $44,006,010.

The Company classifies its United States Treasury securities as a trading security in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. The Company classifies its United States Treasury securities as trading securities in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. The Company considers all investments with original maturities of more than three months but less than one year to be short-term investments.

Note 7 — Commitments & Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on November 17, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriters Agreement

The underwriter is entitled to a deferred fee of $0.35 per Unit, or $5,031,250 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 8 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding

Class A Common Stock — The Company is authorized to issue up to 100,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s Class A common stock are entitled to one vote for each share. At December 31, 2022 and December 31, 2022, there were 0 shares of Class A common stock issued and outstanding, excluding 14,375,000 shares of Class A common stock subject to possible redemption.

Class B Common Stock — The Company is authorized to issue up to 10,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s Class B common stock are entitled to one vote for each share. At December 31, 2022 and December 31, 2021 there were 3,593,750 Class B common stock issued and outstanding.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock, or equity linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). The Company may issue additional common stock or preferred stock to complete its Business Combination or under an employee incentive plan after completion of its Business Combination.

On February 16, 2023, the Sponsor elected to convert 3,393,750 Class B common stock into Class A common stock, albeit without redemption rights.

Note 9 – Warrant Liability

The Company accounts for the warrants in accordance with the guidance contained in ASC Topic 815-40. Such guidance provides that because the warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. Accordingly, the Company will classify each warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in the Company’s statement of operations.

The Public Warrants will become exercisable 30 days after the consummation of a Business Combination. No Public Warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the common shares issuable upon exercise of the Public Warrants and a current prospectus relating to such common shares. Notwithstanding the foregoing, if a registration statement covering the Class A common shares issuable upon the exercise of the Public Warrants is not effective within 60 days from the consummation of a Business Combination, the holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise the Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.

The Company may call the Public Warrants for redemption (excluding the Private Placement Warrants), in whole and not in part, at a price of $0.01 per warrant:

●	upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder,

●	if, and only if, the last sale price of the Company’s Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

In addition, once the warrants become exercisable, the Company may call the warrants for redemption:

●	in whole and not in part;
●	if the closing price of the shares of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of the Class A common stock for the above purpose shall mean the volume-weighted average price of the Class A common stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A common stock per warrant (subject to adjustment).

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, or recapitalization, reorganization, merger or consolidation. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless. If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 10 – Income Tax

The Company’s net deferred tax assets are as follows:

	December 31,	December 31,
	2022	2021
Deferred tax asset
Organizational costs/Startup expenses	$328,378	$32,084
Unrealized gain	(132,872)	—
Federal Net Operating loss	—	3,904
Total deferred tax asset	195,506	35,988
Valuation allowance	(328,378)	(35,988)
Deferred tax asset (liability), net of allowance	$(132,872)	$—

The income tax provision consists of the following:

	December 31,	December 31,
	2022	2021
Federal
Current	$269,319	$—
Deferred	(159,518)	—

State
Current	147	—
Deferred	—	—
Change in valuation allowance	292,390	—
Income tax provision	$402,338	—

As of December 31, 2022, the Company had no U.S. federal net operating loss carryovers available to offset future taxable income. The Company earned income from the Trust Account to offset its net operating loss from prior quarters.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a ($328,378) valuation allowance. For the period from January 1, 2022 through December 31, 2022, the change in valuation allowance was $292,390.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2022 is as follows:

	December 31,	December 31,
	2022	2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Net operating loss utilization	—%	—%
Change in warrant liability	(21.3)%	(23.9)%
Warrant issuance costs	—%	2.0%
Change in valuation allowance	5.94%	0.9%
Income tax provision	5.62%	—%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

Note 11 — Fair Value Measurements

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed balance sheet. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses, due to related parties are estimated to approximate the carrying values as of December 31, 2022 due to the short maturities of such instruments.

The following tables present information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.

	December 31,
	2022	Level 1	Level 2	Level 3
Assets:
U.S. Money Market held in Trust Account	$464	$464	$—	$—
U.S. Treasury Securities held in Trust Account	147,639,102	147,639,102	—	—
	$147,639,566	$147,639,566	$—	$—

	December 31,
	2021	Level 1	Level 2	Level 3
Assets:
U.S. Money Market held in Trust Account	$22	$22	$—	$—
U.S. Treasury Securities held in Trust Account	145,913,204	145,913,204	—	—
	$145,913,226	$145,913,226	$—	$—

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis at December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

		December 31,		December 31,		November 19,
	Level	2022	Level	2021	Level	2021
Liabilities:
Warrant Liability - Public Warrants	1	$71,875	1	$3,608,125	3	$5,751,494
Warrants Liability - Private Placement Warrants	3	90,306	3	3,820,854	3	6,194,622
Total Warrant Liability		$162,181		$7,428,979		$11,946,116

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within the warrant liability on our balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of the warrant liabilities in the statement of operations.

Initial Measurement

The Company established the initial fair value for the Public Warrants and Private Placement Warrants on November 19, 2021, the date the Company consummated its Initial Public Offering, using a Monte Carlo simulation model. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A common stock and one-half of one Public Warrant), (ii) the sale of Private Placement Warrants, and (iii) the issuance of shares of Class B common stock, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A common stock subject to possible redemption, Class A common stock and Class B common stock based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model for the Public Warrants and Private Placement Warrants were as follows at initial measurement:

November 19, 2021
Input	(Initial Measurement)
Risk-free interest rate	1.33%
Expected term (years)	5.93
Expected volatility	13.5%
Stock price	$9.6

As of November 19, 2021, the Public Warrants and Private Placement Warrants were determined to be $0.80 and $0.82 per warrant, respectively, for aggregate values of approximately $5.7 million and $6.2 million, respectively.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2022 and December 31, 2021 is classified as Level 1 due to the use of an observable market quote in an active market and the subsequent measurement of the Private Placement Warrants as December 31, 2022 and December 31, 2021 is classified Level 3 due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model for the Public Warrants and Private Placement Warrants were as follows at the Subsequent Measurements:

Input	December 31, 2021	December 31, 2022
Risk-free interest rate	1.32%	4.72%
Expected term (years)	5.63	1.04
Expected volatility	9.3%	4.3%
Stock price	$9.88	$10.19

As of December 31, 2021, the Public Warrants and Private Placement Warrants were determined to be approximately $0.502 and $0.507 per warrant for aggregate values of approximately $3.6 million and $3.8 million, respectively.

As of December 31, 2022, the Public Warrants and Private Placement Warrants were determined to be $0.02 and $0.02 per warrant for aggregate values of approximately $0.06 million and $0.08 million, respectively.

The following table presents the changes in the fair value of warrant liabilities:

	Private		Warrant
	Placement	Public	Liabilities
Fair value as of November 19, 2021	$—	$—	$—
Initial measurement on November 19, 2021	6,194,622	5,751,494	11,946,116
Change in valuation inputs or other assumptions	(2,373,768)	(2,143,369)	(4,517,137)
Fair value as of December 31, 2021	$3,820,854	$3,608,125	$7,428,979
Change in valuation inputs or other assumptions	(3,730,854)	(3,536,250)	(7,266,798)
Fair value as of December 31, 2022	$90,306	$71,875	$162,181

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

Note 12 — Subsequent Events

Special Meeting of Stockholders and Related Events

On February 13, 2023, in connection with the Meeting, the holders of 10,125,252 public shares of common stock of the Company elected to redeem their shares for cash at a redemption price of approximately $10.27 per share, for an aggregate redemption amount of approximately $103.9 million.

At the meeting, the Company’s the date by which the Company has to consummate a business combination was extended for six months, from February 19, 2023 to August 19, 2023.

Following the Meeting and subsequent redemptions, the Company had 4,249,748 shares of Class A common stock subject to redemption outstanding, and the aggregate amount remaining in the Trust Account at the time was $43,662,709.

On February 14, 2023, the Company’s Sponsor, Seaport Global SPAC II, LLC, contributed to the Company for purposes of making a deposit into the Company’s trust account of an aggregate of 200,000 shares of Class B common stock for the benefit of the public shares that were not redeemed by the public shareholders in connection with the Meeting. Following the foregoing contribution, the Sponsor owned 3,393,750 shares of Class B common stock.

On February 16, 2023, the Sponsor converted 3,393,750 shares of Class B Common Stock into 3,393,750 shares of Class A Common Stock, which represents 44.4% of the outstanding shares of the Company’s Class A Common Stock.

Working Capital and Related Party Loans

On February 16, 2023, the Sponsor entered into a promissory note with us in the amount of $1,500,000, of which $400,000 was extended to the Company. The promissory note allows for repayment of amounts due under the note either through the conversion into warrants at $1.00 per warrant or for repayment in cash at the time of the closing of the Business Combination. As of December 31, 2022 and 2021, no such loans had been extended to the Company.

Purchase of Treasury Securities Subsequent to the Meeting

On February 23, subsequent to the Meeting, the Company purchased 44,526,000 of U.S. Treasury Securities that mature on May 25, 2023, for a total of $44,006,010.

Trust Account Withdrawal

On February 23, 2023, the Company withdrew $582,139 from the Trust Account to meet its income tax and Delaware franchise tax obligations.

AMERICAN BATTERY MATERIALS, INC.

FORM 10-Q

For the Six Months Ended June 30, 2023

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements

AMERICAN BATTERY MATERIALS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
	2023	2022
Assets
Current assets
Cash	$209,151	$42,582
Prepaid expenses and other assets	121,171	62,717
Total current assets	330,322	105,299
Noncurrent assets
Mineral claims	206,000	100,000
Total assets	$536,322	$205,299

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$312,886	$438,667
Accrued expenses	343,277	482,881
Accrued interest	176,442	190,901
Promissory notes payable	175,000	182,008
Promissory notes payable – related party	175,000	175,000
Convertible notes payable	1,550,000	—
Convertible notes payable – related party	25,000	—
Current capital lease obligation	36,254	36,254
Total current liabilities	2,793,859	1,505,711
Total Liabilities	2,793,859	1,505,711

Stockholders’ deficit
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 50,000 shares issued and outstanding	5	5
Common stock, $0.001 par value, 4,500,000,000 shares authorized, 3,356,826,839 and 3,245,556,528 shares issued and outstanding, respectively	3,356,825	3,245,555
Additional paid in capital	13,760,245	13,308,865
Accumulated deficit	(19,374,612)	(17,854,837)
Total stockholders’ deficit	(2,257,537)	(1,300,412)
Total liabilities and stockholders’ deficit	$536,322	$205,299

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

AMERICAN BATTERY MATERIALS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2023	2022	2023	2022
Operating Expenses
General and administrative	$1,094,066	364,188	$1,540,542	$490,260
Total operating expenses	1,094,066	364,188	1,540,542	490,260

Operating loss	(1,094,066)	(364,188)	(1,540,542)	(490,260)

Other Income (Expenses)
Gain on change in fair value of derivative liabilities	—	—	—	211,345
Gain on settlement of liabilities	—	—	67,984	—
Interest expense	(37,063)	(173,758)	(47,217)	(362,805)
Total other income (expenses)	(37,063)	(173,758)	20,767	(151,460)

Loss before income taxes	(1,131,129)	(537,946)	(1,519,775)	(641,720)

Provision for income taxes	—	—	—	—

Net Loss	$(1,131,129)	$(537,946)	$(1,519,775)	$(641,720)

Net loss per share – basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average common shares – basic and diluted	3,326,966,329	385,568,143	3,300,891,092	380,216,446

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

AMERICAN BATTERY MATERIALS, INC.

Consolidated Statements of Changes in Stockholders’ Deficit

Three and Six Months Ended June 30, 2023 and 2022

(Unaudited)

					Additional		Total
	Preferred stock		Common stock		Paid in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2021	—	—	335,778,778	$335,778	$6,989,540	$(16,367,989)	$(9,042,671)
Shares issued for note conversion	—	—	49,789,365	49,789	139,411	—	189,200
Fair value of warrants	—	—	—	—	525	—	525
Net loss	—	—	—	—	—	(641,720)	(641,720)
Balance as of June 30, 2022	—	—	385,568,143	$385,567	$7,129,476	$(17,009,709)	$(9,494,666)

Balance as of December 31, 2022	50,000	5	3,245,556,528	$3,245,555	$13,308,865	$(17,854,837)	$(1,300,412)
Shares issued for services	—	—	54,916,669	54,917	318,733	—	373,650
Shares issued for warrant exercise	—	—	56,353,642	56,353	132,647	—	189,000
Net loss	—	—	—	—	—	(1,519,775)	(1,519,775)
Balance as of June 30, 2023	50,000	5	3,356,826,839	$3,356,825	$13,760,245	$(19,374,612)	$(2,257,537)

Balance as of March 31, 2022	—	—	385,568,143	$385,567	$7,129,476	$(16,471,763)	$(8,956,720)
Net loss	—	—	—	—	—	(537,946)	(537,946)
Balance as of June 30, 2022	—	—	385,568,143	$385,567	$7,129,476	$(17,009,709)	$(9,494,666)

Balance as of March 31, 2023	50,000	5	3,297,989,498	$3,297,987	$13,445,433	$(18,243,483)	$(1,500,058)
Shares issued for services	—	—	54,916,669	54,917	318,733	—	373,650
Shares issued for warrant exercise	—	—	3,920,672	3,921	(3,921)	—	—
Net loss	—	—	—	—	—	(1,131,129)	(1,131,129)
Balance as of June 30, 2023	50,000	5	3,356,826,839	$3,356,825	$13,760,245	$(19,374,612)	$(2,257,537)

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

AMERICAN BATTERY MATERIALS, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2023	2022
Cash Flows from Operating Activities
Net loss	$(1,519,775)	$(641,720)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	373,650	525
Gain on settlement of liabilities	(67,984)	—
Gain on change in fair value of debt and warrant liabilities	—	(211,345)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(58,454)	(127,743)
Accounts payable and accrued expenses	(265,385)	121,335
Accrued interest	46,517	348,075
Net cash used in operating activities	(1,491,431)	(510,873)

Cash Flows from Investing Activities:
Acquisition of mineral claims	(106,000)	—
Net cash used in investing activities	(106,000)	—

Cash Flows from Financing Activities
Proceeds from convertible notes	1,575,000	590,000
Proceeds from warrant exercises	189,000	—
Repayment of convertible notes	—	(75,000)
Net cash provided by financing activities	1,764,000	515,000

Net increase in cash	166,569	4,127

Cash, beginning of period	42,582	8,291

Cash, end of period	$209,151	$12,418

Supplemental disclosures:
Interest paid	$—	$—

Supplemental disclosures of non-cash items:
Accounts payable and accrued payable exchanged for convertible note	$—	$15,000
Convertible notes converted to common stock	$—	$48,804
Accrued interest on convertible notes converted to common stock	$—	$140,396

The accompanying notes are an integral part of the condensed consolidated unaudited financial statements.

AMERICAN BATTERY MATERIALS, INC.

Notes to Condensed Consolidated Financial Statements

For the Six Months Ended June 30, 2023 and 2022

(Unaudited)

Note 1 — Nature of the Business

American Battery Materials, Inc. (the “Company”) is a US based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner.

The Company formerly developed, marketed and distributed various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. Due to the nationwide shutdown related to the COVID-19 pandemic, the Company spent a portion of 2020 restructuring and retiring certain corporate debt and obligations, while focusing on implementing a new operational direction.

Through the corporate reorganization and repositioning process, the Company found itself with the unique opportunity to expand its management team and acquire mining claims that historically reported high levels of Lithium and other tech minerals. The Company hired and affiliated itself with industry veterans that bring decades of experience, credibility and relationships.

On November 5, 2021, the Company acquired the rights to 102 Federal Mining Claims located in the Lisbon Valley of Utah for $100,000. The acquisition was driven by historical mineral data from seven (7) existing wells with brine aquifer access. The independent third-party Technical Report indicated that further investment and development in the claims were warranted.

On April 25, 2023, the Company formed Mountain Sage Minerals LLC, a Utah limited liability company, of which it is the 100% owner. The Company will look to expand its holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities through this new LLC.

On May 1, 2023, FINRA completed the processing of our application for a name change, and our name was officially changed to American Battery Materials, Inc. At the same time, the Company’s trading symbol was changed to BLTH. These changes better reflect the business of the Company.

On June 1, 2023, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Seaport Global Acquisition II Corp., a Delaware corporation (“SGII”), and Lithium Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of SGII (“Merger Sub”). SGII is a blank check company, also referred to as a special purpose acquisition company, formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. SGII is an early stage and emerging growth company. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger. As a result of the transactions under the Merger Agreement, ABM will become a wholly-owned subsidiary of SGII. The stockholders of ABM will become stockholders of SGII under an exchange ratio in the Merger Agreement. The closing of the transactions under the Merger Agreement is expected to be consummated in 2023, after the required approval by the stockholders of SGII and the fulfillment of certain other conditions. The Merger Agreement was amended on July 14, 2023 (see Note 8- Subsequent Events).

The Company has been moving forward with its strategy of employing advanced brine extractive technology methodologies and has been in talks with numerous extraction providers. Selective mineral extraction is clearly the most cost-effective and ESG friendly approach currently available. Technologies are being utilized that can extract the desired minerals and metals from the brine and then re-inject the brines back down into the aquafer. The prospective partners have been provided the analytical results from the technical reports, but will soon provide current results, analytical, Geotech modeling, aquifer modeling, recharge, flows, and depth.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying unaudited consolidated financial statements are condensed and have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair and non-misleading presentation of the financial statements have been included. Operating results for the six months ended June 30, 2023 are not necessarily indicative of the results that may be expected for the year ending December 31, 2023. The balance sheet as of December 31, 2022 has been derived from the audited consolidated financial statements at that date but does not include all the information and footnotes required by GAAP for complete financial statements. These interim consolidated financial statements should be read in conjunction with the December 31, 2022 audited consolidated financial statements and the notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission on April 21, 2023.

The accompanying consolidated financial statements include the accounts of American Battery Materials, Inc. and the operations of its wholly-owned subsidiaries U-Vend America, Inc., U-Vend Canada, Inc., U-Vend USA LLC, and Mountain Sage Minerals LLC. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired, or as additional information is obtained.

Property and Equipment

Property and equipment are stated at cost less depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets. Equipment has estimated useful lives between three and seven years. Expenditures for repairs and maintenance are charged to expense as incurred.

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount to the estimated future undiscounted cash flows expected to be generated by the asset group. If it is determined that an asset group is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value.

Mineral Rights and Properties

The Company capitalizes acquisition costs until the Company determines the economic viability of the property. Since the Company does not have proven and probable reserves as defined by Securities and Exchange Commission (“SEC”) regulation S-K 1300, exploration expenditures are expensed as incurred. The Company expenses mineral lease costs and repair and maintenance costs as incurred. The Company reviews the carrying value of our properties for impairment, including mineral rights, upon the occurrence of events or changes in circumstances that indicate the related carrying amounts may not be recoverable. During the period ending June 30, 2023 the Company took action to expand on its rights to 102 federal mining claims located in the Lisbon Valley of Utah that it purchased on November 5, 2021 for $100,000. The Company acquired and staked additional lithium mining claims adjacent to its Lisbon Valley Project in Utah for $106,000. The new claims have been registered with the Bureau of Land Management. The Company now owns a total of 743 placer claims over 14,260 acres, comprised of (i) the 102 original claims held; and, (ii) the 641 new claims. No impairment or capitalizable costs related to the mineral claims were noted during the six months ended June 30, 2023 or 2022.

Earnings Per Share

The Company presents basic and diluted earnings per share in accordance with ASC 260, “Earnings per Share.” Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss period, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of June 30, 2023 and December 31, 2022, there were approximately 91 million and 96 million shares potentially issuable under convertible debt agreements, options, warrants and preferred stock that could dilute basic earnings per share if converted that were excluded from the six months ended June 30, 2023 and 2022 because their inclusion would have been anti-dilutive due to the Company’s net losses.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants issued by the Company contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, prepaid expenses and other assets, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.
●	Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). Level 3 instruments include derivative warrant instruments. The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation,” which requires all stock-based awards granted to employees, directors, and non-employees to be measured at grant date fair value of the equity instrument issued, and recognized as expense. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equivalent to the vesting period. The fair value of each stock option granted is estimated using the Black-Scholes option pricing model. The measurement date for the non-forfeitable awards to nonemployees that vest immediately is the date the award is issued.

Revenue Recognition

We recognize revenue under ASC 606, “Revenue from Contracts with Customers,” the core principle of which is that an entity should recognize revenue to depict the transfer of control for promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the revenue recognition principles, an entity is required to identify the contract(s) with a customer, identify the performance obligations, determine the transaction price, allocate the transaction price to the performance obligations and recognize revenue as the performance obligations are satisfied (i.e., either over time or at a point in time). ASC 606 further requires that companies disclose sufficient information to enable readers of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company recognized $0 revenue during the six months ended June 30, 2023 and 2022.

COVID-19

Various governmental measures to slow and control the spread of COVID-19 have led to a shift in supply chain constraints and the disruption of economic activities worldwide. Our future operating performance may be subject to further volatility due to the significant uncertainty with respect to the duration and overall impact of the COVID-19 pandemic. The impacts of the COVID-19 pandemic on our business, results of operations, financial condition and cash flows are dependent on certain factors, including, without limitation: (i) the extent to which resurgences in COVID-19 infections or new strains of the virus result in the imposition of new governmental lockdowns, quarantine requirements or other restrictions that may disrupt our operations; (ii) the continued momentum of the global economy’s recovery from the pandemic and the degree of pressure that a weakened macroeconomic environment would put on the global demand for our products; and, (iii) the effectiveness of vaccines and vaccination efforts.

Recent Accounting Pronouncements

On August 5, 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. This ASU is effective for public business entities, excluding smaller reporting companies, for fiscal years beginning after December 15, 2021, and for all other entities for fiscal years beginning after December 15, 2023. Early adoption is permitted for all entities no earlier than for fiscal years beginning after December 15, 2020. The Company is currently evaluating the effects this ASU will have on its financial statements.

The Company has examined all other recent accounting pronouncements and determined that they will not have a material impact on its financial position, results of operations, or cash flows.

Note 3 — Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis. The Company had net loss of $1,519,775 during the six months ended June 30, 2023, has accumulated losses totaling $19,374,612, and has a working capital deficit of $2,463,537 as of June 30, 2023. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Until the Company can generate significant cash from operations, its ability to continue as a going concern is dependent upon obtaining additional financing. The Company hopes to raise additional financing, potentially through the sale of debt or equity instruments, or a combination, to fund its operations for the next 12 months and allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing. These conditions have raised substantial doubt as to the Company’s ability to continue as a going concern for one year from the issuance of the financial statements, which has not been alleviated.

Note 4 — Debt

Promissory Notes Payable

In 2014 and 2016, the Company issued two promissory notes in the total principal amount of $70,000. The promissory notes bear interest at 10% per annum, with a provision for an increase in the interest rate upon an event of default, due on December 31, 2019. At June 30, 2023 and December 31, 2022, the note was in default, and the balance outstanding was $70,000.

During the year ended December 31, 2016, the Company issued two unsecured promissory notes and borrowed an aggregate amount of $80,000. The promissory notes bear interest at 10% per annum, with a provision for an increase in the interest rate upon an event of default as defined therein and were due at various due dates in May and September 2017. The due dates of both notes were extended to December 31, 2019. During the year ended December 31, 2022, total principal and accrued interest in the amount of $50,000 of principal and $27,972 of interest were converted into a $95,088 convertible note resulting in carrying value of $30,000 as of June 30, 2023 and December 31, 2022.

As of June 30, 2023, the above promissory notes were in default with an interest rate increased by 2% over the original interest rate.

Accrued interest at June 30, 2023 and December 31, 2022 on these notes totaled $128,414 and $122,414, respectively.

During the year ended December 31, 2022, the Company entered into 5 promissory note agreements in the aggregate amount of $250,000, of which $175,000 with the related parties. The notes have a 1-year term, bear interest of 7% and 9% if paid in cash. The outstanding principal balance was $250,000 as of June 30, 2023. Accrued interest at June 30, 2023 and December 31, 2022 on these notes totaled $16,763 and $7,513, respectively.

During the six months ended June 30, 2023, $7,008 in principal and $60,976 in interest were forgiven by noteholders.

Convertible Notes Payable and Convertible Notes Payable — Related Party

In February 2023, the Company entered into a convertible promissory note agreement in the amount of $25,000 with a related party. The note has a 1 year term, bears interest of 9%, and has a conversion price equal to the lesser of (1) the most recent issuance price; or, (2) closing price for the common stock on the maturity date. The outstanding principal balance was $25,000 as of June 30, 2023. Accrued interest as of June 30, 2023 was $756.

During the six months ended June 30, 2023, the Company entered into Note Purchase Agreements with five investors not affiliated with the Company (the “Purchasers”) pursuant to which the Purchasers purchased from the Company convertible notes (the “Convertible Notes”) with an aggregate principal amount of $1,550,000. The outstanding principal and accrued interest balances at June 30, 2023 were $1,550,000 and $30,510, respectively.

The Convertible Notes provide for a maturity of 12-months; 7.5% interest per annum; and, no right to prepay during the first 6-months after the date of issuance (the “Issuance Date”). The Convertible Notes are convertible into shares of common stock of the Company (the “Conversion Shares”) as follows:

(a)The Convertible Notes automatically convert into Conversion Shares upon the shares of the Company’s common stock being listed on a higher exchange due to the (i) pricing and funding of an S-1 registration statement; or, (ii) the closing of a transaction resulting in the uplist (either, a “Triggering Transaction”). The conversion price for the Conversion Shares in an automatic conversion shall be equal to:
(1)	75% of the price under the Triggering Transaction if within 120-days of the Issuance Date;
(2)	70% of the price under the Triggering Transaction if within 121 to 150-days of the Issuance Date;
(3)	65% of the price under the Triggering Transaction if more than 150-days of the Issuance Date.

(b)The Purchasers have the right to convert into Conversion Shares, in whole or in part, at any time after 180-days following the Issuance Date. The conversion price for the Conversion Shares in a voluntary conversion shall be equal to 65% of the volume weighted average price for the Company’s common stock during the 20-consecutive trading days preceding the conversion.

Scheduled maturities of debt remaining as of June 30, 2023 for each respective fiscal year end are as follows:

2023	$350,000
2024	1,575,000
Total	$1,925,000

The following table reconciles, for the six months ended June 30, 2023 and 2022, the beginning and ending balances for financial instruments related to the embedded conversion features that are recognized at fair value in the consolidated financial statements.

	Six months ended
	June 30, 2023		June 30, 2022
Balance of embedded derivative at the beginning of the period	$		$211,345
Change in fair value of conversion features			(211,345)
Balance of embedded derivatives at the end of the period		$—	$—

Note 5 — Capital Lease Obligations

During the year ended December 31, 2018 the Company entered into various capital lease agreements. The leases expire at various points through the year ended December 31, 2023.

The following schedule provides minimum future rental payments required as of June 30, 2023.

2023	$36,692
Total minimum lease payments	36,692
Less: Amount represented interest	(438)
Present value of minimum lease payments and guaranteed residual value	$36,254

Note 6 — Capital Stock

On October 20, 2022 the Company , following receipt of written approval from stockholders acting without a meeting and holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, filed an amendment to its Certificate of Incorporation to (i) change the name of the Company to “AMERICAN BATTERY MATERIALS, INC.” (the “Name Change”); and, (ii) increase the total number of authorized shares of the Company’s common stock, par value $0.001 per share, from 600,000,000 to 4,500,000,000 (the “Authorized Share Increase”). The Authorized Share Increase was effective as of October 20, 2022. The Name Change was processed by FINRA and was effective as of May, 1, 2023, at which time the Company’s trading symbol was changed to BLTH

On October 20, 2022, in addition to the Name Change and the Authorized Share Increase, the holder of 63.86% of the issued and outstanding shares of stock of the Company entitled to vote took action by written consent and without a meeting, pursuant to Delaware General Corporate Law Section 228, and adopted and approved the following actions:

1.

Future amendment of the Company’s Certificate of Incorporation to implement a decrease in the authorized shares of the Company’s Common Stock from 4,500,000,000 to a number of not less than 10,000,000 and not more than 2,000,000,000 (the “Authorized Share Reduction”), at any time prior to October 20, 2023 (the “Anniversary Date”), with the Board having the discretion to determine whether or not the Authorized Share Reduction is to be effected, and if effected, the exact number of the Authorized Share Reduction within the above range.

2.

Future amendment of the Company’s Certificate of Incorporation to implement a reverse stock split of the Company’s Common Stock by a ratio of not less than 1-for-10 and not more than 1-for-1,000, (the “Reverse Split”), at any time prior to the Anniversary Date, with the Board having the discretion to determine whether or not the Reverse Split is to be effected, and if effected, the exact ratio for the Reverse Split within the above range.

Preferred Stock

The Company has authorization for “blank check” preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to common stock. As of June 30, 2023 and December 31, 2022, there were 10,000,000 shares of preferred stock authorized, and 50,000 shares issued and outstanding.

On August 12, 2022, the Company effected with the Delaware Secretary of State a designation of 50,000 shares of Series A Super Voting Preferred Convertible Stock, having a par value of $0.001 per share and a purchase price of $1.00 per share (the “Series A Preferred”).

The Series A Preferred may vote on any action upon which holders of the Common Stock may vote, and they shall vote together as one class with voting rights equal to sixty percent (60%) of all of the issued and outstanding shares of Common Stock of the Company. The Series A Preferred shall automatically convert into shares of Common Stock upon the earlier of either a) the effectiveness of a Registration Statement under the Securities Act of 1933, or b) Twelve (12) months from the issuance of the Series A Preferred Stock at a ratio equal to the purchase prices per share of the Series A Preferred divided by $0.005.

Common Stock

The Company has authorized 4,500,000,000 shares of common stock, with 3,356,826,839 and 3,245,556,528 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively.

During the six months ended June 30, 2023, the Company issued 54,916,669 shares of common stock for services valued at $373,650; 49,736,843 shares of common stock upon warrant exercises for an aggregate exercise price of $189,000; and, 6,616,799 shares of common stock upon cashless warrant exercise.

During the six months ended June 30, 2022, the Company issued 49,789,365 shares of its common stock, in conversion of $189,200 of convertible notes and accrued interest.

Note 7 — Stock Options and Warrants

Warrants

As of June 30, 2023 the Company had the following warrant securities outstanding:

	Warrants	Exercise Price	Expiration
2018 Warrants – financing	2,950,000	$0.07	August - November 2023
2018 Warrants for services	2,250,000	$0.07	October - December 2023
2019 Warrants –financing	10,500,000	$0.07	March - October 2024
2019 Warrants for services	1,250,000	$0.07	March - April 2024
2020 Warrants for services	3,000,000	$0.05	February 2025
2022 Exchange warrants	71,169,473	$0.0038	September 2025
Total	91,119,473

A summary of all warrant activity for the six months ended June 30, 2023 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining
	Number of	Exercise	Contractual
	Warrants	Price	Term
Balance outstanding at December 31, 2022	96,661,378	$0.02	2.32
Granted	—	—	—
Exercised	(3,113,334)	0.07	—
Forfeited	—	—	—
Cancelled	—	—	—
Expired	(2,428,571)	0.07	—
Balance outstanding as of June 30, 2023	91,119,473	$0.01	1.97
Exercisable as of June 30, 2023	91,119,473	$0.01	1.97

The intrinsic value of the outstanding warrants as of June 30, 2023 was $0, as the exercise prices exceeded the common stock’s fair market value per share on that date.

Equity Incentive Plan

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, stockholders holding a majority of shares of the Company approved, by written consent, the Plan and the issuance under the Plan of 5,000,000 shares. On November 16, 2017, the Board of Directors approved an increase of 10,000,000 shares to be made available for issuance under the Plan. Accordingly, the total number of shares of common stock available for issuance under the Plan is 15,000,000 shares. Awards may be granted to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies. Such options may be designated at the time of grant as either incentive stock options or nonqualified stock options. Stock-based compensation includes expense charges related to all stock-based awards. Such awards include options, warrants and stock grants. Generally, the Company issues stock options that vest over three years and expire in 5 to 10 years. There are currently no awards issued and outstanding under the Plan.

Note 9 — Subsequent Events

The Company has evaluated events occurring subsequent to June 30, 2023 through the date of the issuance of these financial statements and noted the following:

On July 14, 2023, the Company, SGII, and Merger Sub (collectively, the “Parties”) entered into Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”). Pursuant to the Amendment, the Parties agreed to (i) reduce the value of the shares of SGII common stock to be paid as consideration to ABM’s stockholders from $160 million to $120 million; (ii) extend the Merger Agreement’s termination date from August 19, 2023 to February 19, 2024; and, (iii) amend the Merger Agreement to obligate the Company to fund one-half of the additional payment into trust (i.e., $0.015 per share by the Company) that SGII intends to make in connection with an extension to the date by which SGII must complete a business combination. If the Company fails to make any such contribution that is subsequently funded by SGII (each, a “Contribution Shortfall”), then the Company shall issue to SGII’s sponsor a number of shares with value equal to two times the amount of all Contribution Shortfalls either (a) if the transactions under the Merger Agreement close, of the post-business combination company; or, (b) if the transactions under the Merger Agreement do not close, of the Company.

On August 4, 2023, the Company filed an Amendment to the Certificate of Incorporation (the “Amendment”) in order to effect a reverse stock split in the ratio of 1-for-300 (the “Reverse Split”). The Company and its shareholders holding a majority of the issued and outstanding shares of stock of the Company entitled to vote previously approved a reverse stock split for not less than 1-for-10 and not more than 1-for-1,000, at any time prior to October 20, 2023, with the Company’s Board having the discretion to determine whether or not the Reverse Split is to be effected, and if effected, the exact ratio for the Reverse Split within the above range. On August 1, 2023, the Company’s unanimously approved the Reverse Split and authorized the filing of the Amendment. Although the Amendment has been filed, the Reverse Split will not be effective and will not be reflected (i) in the stock price of the Company; or, (ii) in the Company’s financials until the Revere Split is processed by FINRA. The Company has submitted an application to FINRA for a corporate action in order to implement and effect the Reverse Split.

On August 7, 2023, the Company issued 6,883,399 shares of its Common Stock upon the cashless exercise of a Warrant.

Index to Consolidated Financial Statements

BOXSCORE BRANDS, INC.

December 31, 2022 and 2021

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

BoxScore Brands, Inc.

Greenwich, CT

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BoxScore Brands, Inc. (the Company) as of December 31, 2022 and 2021, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses since inception and has not achieved profitable operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audits of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Going Concern  — Disclosure

The financial statements of the Company are prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. As noted in “Going Concern Considerations” above, the Company has a history of recurring net losses, a significant accumulated deficit and currently has net working capital deficit. The Company has contractual obligations, such as commitments for repayments of accounts payable, accrued liabilities, notes payable, convertible notes payable, and amounts due under capital lease (collectively “obligations”). Currently, management’s forecasts and related assumptions illustrate their ability to meet the obligations through management of expenditures, implementation of a new operational direction, obtaining additional debt financing, and issuance of capital stock for additional funding to meet its operating needs. Should there be constraints on the ability to implement its new business operations or access financing through stock issuances, the Company will continue to manage cash outflows and meet the obligations through debt financing.

We identified management’s assessment of the Company’s ability to continue as a going concern as a critical audit matter. Management made judgments regarding its intent and ability to effectively implement its plans and provide the necessary cash flows to fund the Company’s obligations as they become due. Specifically, the judgments with the highest degree of impact and subjectivity surrounding the Company’s intent and ability to continue as a going concern include its ability to manage expenditures, its ability to access funding from the capital market, its ability to obtain debt financing, and the successful implementation of its new operational direction. Auditing the judgments made by management required a high degree of auditor judgment and an increased extent of audit effort.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included the following, among others, evaluating the Company’s intent and ability to: (i) access funding from the capital market; (ii) manage expenditures (iii) obtain debt financing, and (iv) implement its new business operational direction.

/s/ Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2021.

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, Utah

April 20, 2023

BOXSCORE BRANDS, INC.

Consolidated Balance Sheets

	December 31,	December 31,
	2022	2021
Assets
Current assets
Cash	$42,582	$8,291
Prepaid expenses and other assets	62,717	1,763
Total current assets	105,299	10,054
Noncurrent assets
Mineral claims	100,000	100,000
Total assets	$205,299	$110,054

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable	$438,667	$303,248
Accrued expenses	482,881	348,217
Accrued interest	190,901	2,104,964
Senior convertible notes	—	95,804
Promissory notes payable	357,008	473,269
Convertible notes payable	—	4,664,624
Current capital lease obligation	36,254	36,254
Total current liabilities	1,505,711	8,026,380

Noncurrent liabilities:
Convertible notes payable	—	915,000
Derivative liabilities	—	211,345
Total noncurrent liabilities	—	1,126,345

Total Liabilities	1,505,711	9,152,725

Stockholders’ deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, 50,000 and 0 shares issued and outstanding, respectively	5	—
Common stock, $0.001 par value, 4,500,000,000 shares authorized, 3,245,556,528 and 335,778,778 shares issued and outstanding, respectively	3,245,555	335,778
Additional paid in capital	13,308,865	6,989,540
Accumulated deficit	(17,854,837)	(16,367,989)
Total stockholders’ deficit	(1,300,412)	(9,042,671)
Total liabilities and stockholders’ deficit	$205,299	$110,054

The accompanying notes are an integral part of the consolidated financial statements.

BOXSCORE BRANDS, INC.

Consolidated Statements of Operations

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
Operating Expenses
General and administrative	$1,135,088	$393,376
Total operating expenses	1,135,088	393,376

Operating loss	(1,135,088)	(393,376)

Other Expenses (Income)
Gain on change in fair value of derivative liabilities	211,345	2,871,910
Gain on settlement of liabilities	32,019	62,095
Write-off of assets	—	(17,500)
Interest expense	(595,124)	(760,663)
Total other expenses (income)	(351,760)	2,155,842

Income (loss) from operations before income taxes	(1,486,848)	1,762,466

Provision for income taxes	—	—

Net Income (Loss)	$(1,486,848)	$1,762,466

Net income (loss) per share – basic	$(0.00)	$0.01
Net loss per share – diluted	$(0.00)	$(0.00)

Weighted average common shares – basic	335,778,778	210,477,658
Weighted average common shares – diluted	335,778,778	374,389,986

The accompanying notes are an integral part of the consolidated financial statements.

BOXSCORE BRANDS, INC.

Consolidated Statements of Changes in Stockholders’ Deficit

Years ended December 31, 2022 and 2021

	Preferred stock		Common stock		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2020	—	$—	75,828,064	$75,828	$6,281,241	$(18,130,455)	$(11,773,386)
Shares issued for note conversion	—	—	259,950,714	259,950	702,003	—	961,953
Fair value of warrants	—	—	—	—	6,296	—	6,296
Net income	—	—	—	—	—	1,762,466	1,762,466
Balance as of December 31, 2021	—	$—	335,778,778	$335,778	$6,989,540	$(16,367,989)	$(9,042,671)
Preferred stock issued for cash	50,000	5	—	—	49,995	—	50,000
Shares issued for note conversion	—	—	2,868,067,227	2,868,067	6,118,960	—	8,987,027
Shares issued for warrant exercise	—	—	34,210,523	34,210	95,790	—	130,000
Shares issued for services	—	—	7,500,000	7,500	43,500	—	51,000
Fair value of warrants	—	—	—	—	11,080	—	11,080
Net loss	—	—	—	—	—	(1,486,848)	(1,486,848)
Balance as of December 31, 2022	50,000	$5	3,245,556,528	$3,245,555	$13,308,865	$(17,854,837)	$(1,300,412)

The accompanying notes are an integral part of the consolidated financial statements.

BOXSCORE BRANDS, INC.

Consolidated Statements of Cash Flows

	Year Ended	Year Ended
	December 31,	December 31,
	2022	2021
Cash Flows from Operating Activities
Net income (loss)	$(1,486,848)	$1,762,466
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	62,080	6,296
Gain on settlement of liabilities	(32,019)	(62,095)
Gain on change in fair value of debt and warrant liabilities	(211,345)	(2,871,910)
Write-off of assets	—	17,500
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(60,954)	2,000
Accounts payable and accrued expenses	373,099	38,921
Accrued interest	445,278	714,376
Net cash used in operating activities	(910,709)	(392,445)

Cash Flows from Investing Activities:
Acquisition of mineral claims	—	(100,000)
Net cash used in investing activities	—	(100,000)

Cash Flows from Financing Activities
Proceeds from convertible notes	590,000	885,000
Proceeds from promissory notes	250,000	—
Proceeds from issuance of preferred stock	50,000	—
Proceeds from warrant exercise	130,000	—
Repayments of capital lease obligations	—	(82,000)
Repayments of convertible note	(75,000)	(300,850)
Repayments of promissory notes	—	(25,000)
Net cash provided by financing activities	945,000	477,150

Net increase (decrease) in cash	34,291	(15,295)

Cash, beginning of period	8,291	23,586

Cash, end of period	$42,582	$8,291

Supplemental disclosures:
Interest paid	$—	$—

Supplemental disclosures of non-cash items:
Accounts payable and accrued payable exchanged for convertible note	$46,667	$94,600
Convertible notes converted to common stock	$6,627,686	$589,150
Accrued interest converted to common stock	$2,359,341	$372,803

The accompanying notes are an integral part of the consolidated financial statements.

BOXSCORE BRANDS, INC.

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2022 and 2021

Note 1 — Nature of the Business

BoxScore Brands, Inc. (the “Company”) is a US based renewable energy company focused on the extraction, refinement and distribution of technical minerals in an environmentally responsible manner.

The Company formerly developed, marketed and distributed various self-serve electronic kiosks and mall/airport co-branded islands throughout North America. Due to the nationwide shutdown related to the COVID-19 pandemic, the Company spent a portion of 2020 restructuring and retiring certain corporate debt and obligations, while focusing on implementing a new operational direction.

Through the corporate reorganization and repositioning process, the Company found itself with the unique opportunity to expand its management team and acquire mining claims that historically reported high levels of Lithium and other tech minerals. The Company hired and affiliated itself with industry veterans that bring decades of experience, credibility and relationships.

On November 5, 2021, the Company acquired the rights to 102 Federal Mining Claims located in the Lisbon Valley of Utah for $100,000. The acquisition was driven by historical mineral data from seven (7) existing wells with brine aquifer access. The independent third-party Technical Report indicated that further investment and development in the claims were warranted.

The Company has been moving forward with its strategy of employing advanced brine extractive technology methodologies and has been in talks with numerous extraction providers. Selective mineral extraction is clearly the most cost-effective and ESG friendly approach currently available. Technologies are being utilized that can extract the desired minerals and metals from the brine and then re-inject the brines back down into the aquafer. The prospective partners have been provided the analytical results from the technical reports, but will soon provide current results, analytical, Geotech modeling, aquifer modeling, recharge, flows, and depth.

The Company will also look to expand its holdings in the Lisbon Valley area with the acquisition of additional mineral claims and joint venture opportunities.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP). The Company’s fiscal year end is December 31.

The accompanying consolidated financial statements include the accounts of BoxScore Brands, Inc. and the operations of its wholly-owned subsidiaries U-Vend America, Inc., U-Vend Canada, Inc. and U-Vend USA LLC. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and be based on events different from those assumptions. Future events and their effects cannot be predicted with certainty; estimating, therefore, requires the exercise of judgment. Thus, accounting estimates change as new events occur, as more experience is acquired, or as additional information is obtained.

Property and Equipment

Property and equipment are stated at cost less depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets. Equipment has estimated useful lives between three and seven years. Expenditures for repairs and maintenance are charged to expense as incurred.

Impairment of Long-lived Assets

Long-lived assets, such as property and equipment and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount to the estimated future undiscounted cash flows expected to be generated by the asset group. If it is determined that an asset group is not recoverable, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds its fair value.

Mineral Rights and Properties

The Company capitalizes acquisition costs until the Company determines the economic viability of the property. Since the Company does not have proven and probable reserves as defined by Securities and Exchange Commission (“SEC”) regulation S-K 1300, exploration expenditures are expensed as incurred. The Company expenses mineral lease costs and repair and maintenance costs as incurred. The Company reviews the carrying value of our properties for impairment, including mineral rights, upon the occurrence of events or changes in circumstances that indicate the related carrying amounts may not be recoverable. The Company currently owns the rights to 102 Federal Mining Claims located in the Lisbon Valley of Utah that it purchased on November 5, 2021 for $100,000. No impairment or capitalizable costs related to the mineral claims were noted during the year ended December 31, 2022.

Earnings Per Share

The Company presents basic and diluted earnings per share in accordance with ASC 260, “Earnings per Share.” Basic earnings per share reflect the actual weighted average of shares issued and outstanding during the period. Diluted earnings per share are computed including the number of additional shares that would have been outstanding if dilutive potential shares had been issued. In a loss period, the calculation for basic and diluted earnings per share is considered to be the same, as the impact of potential common shares is anti-dilutive.

As of December 31, 2022 and 2021, there were approximately 96 million and 164 million shares potentially issuable under convertible debt agreements, options, warrants and preferred stock that could dilute basic earnings per share if converted that were included in the calculation of diluted earnings per share for the year ended December 31, 2021. These if-converted shares were excluded from the year ended December 31, 2022 because their inclusion would have been anti-dilutive due to the Company’s net loss.

Year Ended
December 31,
2021
Numerator:
Net income (loss)	$1,762,466
Gain on change in fair value of derivatives	$(2,871,910)
Interest on convertible debt	$760,663
Net loss – diluted	$(348,781)

Denominator:
Weighted average common shares outstanding	210,477,658
Effect of dilutive shares	163,912,328
Diluted	374,389,986

Net income (loss) per common share:
Basic	$0.01
Diluted	$(0.00)

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. Certain warrants issued by the Company contain terms that result in the warrants being classified as derivative liabilities for accounting purposes. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair market value and then is revalued at each reporting date, with changes in fair value reported in the consolidated statement of operations. The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and equivalents, prepaid expenses and other assets, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities. ASC 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company. ASC 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The three levels of valuation hierarchy are defined as follows:

●	Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.
●	Level 2: Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.
●	Level 3: Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). Level 3 instruments include derivative warrant instruments. The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

Certain of the Company’s debt and equity instruments include embedded derivatives that require bifurcation from the host contract under the provisions of ASC 815-40, “Derivatives and Hedging.”

The following table sets forth by level within the fair value hierarchy our financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2022 and 2021:

	Carrying	Fair Value Measurement at December 31, 2022
	Value	Level 1	Level 2	Level 3
Derivative liabilities	$—	—	—	$—

		Fair Value Measurement at
	Carrying	December 31, 2021
	Value	Level 1	Level 2	Level 3
Derivative liabilities	$211,345	—	—	$211,345

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation — Stock Compensation,” which requires all stock-based awards granted to employees, directors, and non-employees to be measured at grant date fair value of the equity instrument issued, and recognized as expense. Stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the award, which is generally equivalent to the vesting period. The fair value of each stock option granted is estimated using the Black-Scholes option pricing model. The measurement date for the non-forfeitable awards to nonemployees that vest immediately is the date the award is issued.

Gain on Liabilities Settlement

During the year ended December 31, 2021 creditors forgave an aggregate amount of $19,959 associated with accrued expenses and $26,062 related to notes payable. In addition, the Company recorded a gain on capital lease settlement of $16,074 as detailed in

Note 6, resulting in total gain on settlement of liabilities of $62,095. During the year ended December 31, 2022, creditors forgave $32, 019 in notes payable, which has been recorded as a gain on settlement.

Revenue Recognition

We recognize revenue under ASC 606, “Revenue from Contracts with Customers,” the core principle of which is that an entity should recognize revenue to depict the transfer of control for promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying the revenue recognition principles, an entity is required to identify the contract(s) with a customer, identify the performance obligations, determine the transaction price, allocate the transaction price to the performance obligations and recognize revenue as the performance obligations are satisfied (i.e., either over time or at a point in time). ASC 606 further requires that companies disclose sufficient information to enable readers of financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

The Company recognized $0 revenue during the year ended December 31, 2022 and 2021.

Recent Accounting Pronouncements

On August 5, 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. This ASU is effective for public business entities, excluding smaller reporting companies, for fiscal years beginning after December 15, 2021, and for all other entities for fiscal years beginning after December 15, 2023. Early adoption is permitted for all entities no earlier than for fiscal years beginning after December 15, 2020. The Company is currently evaluating the effects this ASU will have on its financial statements.

The Company has examined all other recent accounting pronouncements and determined that they will not have a material impact on its financial position, results of operations, or cash flows.

Note 3 — Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis. The Company had net loss of $1,486,848 during the year ended December 31, 2022, has accumulated losses totaling $17,854,837, and has a working capital deficit of $1,400,412 at December 31, 2022. These factors, among others, indicate that the Company may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Until the Company can generate significant cash from operations, its ability to continue as a going concern is dependent upon obtaining additional financing. The Company hopes to raise additional financing, potentially through the sale of debt or equity instruments, or a combination, to fund its operations for the next 12 months and allow the Company to continue the development of its business plans and satisfy its obligations on a timely basis. Should additional financing not be available, the Company will have to negotiate with its lenders to extend the repayment dates of its indebtedness. There can be no assurance that the Company will be able to successfully restructure its debt obligations in the event it fails to obtain additional financing. These conditions have raised substantial doubt as to the Company’s ability to continue as a going concern for one year from the issuance of the financial statements, which has not been alleviated.

Note 4 — Debt

Senior Convertible Notes

During the year ended December 31, 2018, a Senior Convertible Note in the aggregate principal amount of $310,000 and a maturity date of December 31, 2018 payable to Cobrador Multi-Strategy Partners, LP (“Cobrador 1”), was extended until December 31, 2019. The Company also extended the expiration dates of Series A Warrants issued in connection with Cobrador 1 by one year. The fair value of the Series A Warrants did not materially change due to the extension. During the year ended December 31, 2020, principal and accrued interest in the amount of $55,788 were converted into 14,760,086 shares of common stock. The carrying value as of December 31, 2020 was $268,900. During the year ended December 31, 2021, total principal of $218,900 and accrued interest in the amount of $153,686 were converted into 98,024,360 shares of common stock resulting in carrying value of $50,000 as of December 31, 2021. During the year ended December 31, 2022, total principal of $50,000 and accrued interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On December 31, 2016, the Company issued a Senior Convertible Note in the face amount of $108,804 to Cobrador (“Cobrador 2”) in settlement of previously accrued interest, additional interest, fees and penalties. The additional interest, fees and penalties was $72,734 and this amount was charged to operations as debt discount amortization during the year ended December 31, 2016. The Senior Convertible Note was extended during the year ended December 31, 2018 and was due on December 31, 2019. It is convertible into shares of common stock at a conversion price $0.05 per share and bears interest at 7% per annum. The Company determined that Cobrador 2 had a beneficial conversion feature based on the difference between the conversion price and the market price on the date of issuance and allocated $87,043 as debt discount representing the beneficial conversion feature which was fully amortized at December 31, 2017. As of December 31, 2020 the carrying value was $108,804. During the year ended December 31, 2021, total principal in the amount of $88,000 was converted into 23,157,894 shares of common stock resulting in carrying value of $20,804 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $20,804 of principal and $79,923 of interest were converted into 26,507,105 shares of common stock resulting in carrying value of $0 as of December 31, 2022.

During December 2017, the Company issued a Senior Convertible Note in the amount of $25,000 to Cobrador. The note bears interest at 7%, was due in December 2019, and is convertible into common shares at a conversion price of $0.05 per share. In addition, in conjunction with this note, the Company issued 500,000 warrants to purchase common shares at $0.05 with a contractual term of 5 years. The estimated value of the warrants was determined to be $1,421 and was recorded as interest expense during 2017 and a warrant liability due to the down round provision in the note agreement. The outstanding principal balance was $25,000 as of December 31, 2021. During the year ended December 31, 2022, total principal of $25,000 and accrued interest in the amount of $8,313 were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

Promissory Notes Payable

During 2014, the Company issued an unsecured promissory note to a former employee of U-Vend Canada. The original amount of this note was $10,512 has a term of 3 years and accrues interest at 17% per annum. The total principal of $6,235 was settled during the year ended December 31, 2022, resulting in balances of $0 and $6,235 as of December 31, 2022 and 2021, respectively.

Starting in 2015, the Company entered into a series of promissory notes from the same lender. All of the notes bear interest at a rate of 19% per annum and are payable together with interest over a period of six (6) months from the date of borrowing. As of December 31, 2015, note balance was $11,083. In 2016, the Company borrowed $76,500 and repaid $63,497. The balance outstanding on these notes was $24,116 at December 31, 2016. In 2017, the Company borrowed $36,400 and repaid $44,449. The balance outstanding on these notes was $16,067 at December 31, 2017. In 2018, the Company borrowed $143,908 and repaid $125,931. The balance outstanding on these notes was $34,044 at December 31, 2018. During the year ended December 31, 2019, the Company borrowed additional $38,325 and recorded additional original discount in the amount of $3,325 associated with the new borrowing. During the year ended December 31, 2019, the Company repaid $46,584 in principal and fully amortized $3,325 of debt discount. As of December 31, 2021, the balance outstanding on these notes was $25,784, which was settled during the year ended December 31, 2022, resulting in a $0 balance.

In June 2016, the Company issued a promissory note in the principal amount of $77,008. The promissory note bears interest at 10% per annum, with a provision for an increase in the interest rate upon an event of default, due on December 31, 2019. As of December 31, 2022 and 2021, the note was in default, and the balance outstanding was $77,008.

During the year ended December 31, 2016, the Company issued two unsecured promissory notes and borrowed an aggregate amount of $80,000. The promissory notes bear interest at 10% per annum, with a provision for an increase in the interest rate upon an event of default as defined therein and were due at various due dates in May and September 2017. The due dates of both notes were extended to December 31, 2019. As of December 31, 2021, the balance outstanding on these notes was $80,000. During the year ended December 31, 2022, total principal and accrued interest in the amount of $50,000 of principal and $27,972 of interest were converted into a $95,088 convertible note resulting in carrying value of $30,000 as of December 31, 2022.

In December 2017, the Company issued promissory notes in the aggregate principal balance of $28,000 to Cobrador. The notes accrue interest at 7% and have a two-year term. As of December 31, 2021, the balance outstanding on these notes was $28,000. During the year ended December 31, 2022, total principal and accrued interest in the amount of $28,000 of principal and $9,310 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On April 13, 2018, the Company issued a promissory note in the principal amount of $115,000. This note bears interest at the rate of 7% per annum, due on December 31, 2019. In 2019, the Company borrowed an additional $25,000 and repaid $60,000. The balance outstanding on this note as of December 31, 2021, was $80,000. During the year ended December 31, 2022, total principal and accrued interest in the amount of $80,000 of principal and $25,798 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On November 19, 2018, the Company issued a promissory note in the principal amount of $124,000 with net proceeds of $112,840. This note matures in 64 weeks. The Company recorded $11,160 to debt discount. During the year ended December 31, 2018, the Company repaid $9,784 in principal and amortized $872 of debt discount resulting in an unamortized debt discount of $10,288 and carrying value of $103,928 at December 31, 2018. During the year ended December 31, 2019, the Company repaid $48,154 in principal and amortized $9,744 of debt discount resulting in an unamortized debt discount of $544 and carrying value of $65,518 at December 31, 2019. During the year ended December 31, 2020, the Company repaid $15,000 in principal and fully amortized $544 of debt discount. As of December 31, 2020, the balance outstanding on this note was $51,062. During the year ended December 31, 2021, the Company fully repaid $25,000 in principal, remaining balance of the amount owed was released and recorded as a settlement of liability. As of December 31, 2022 and December 31, 2021, the balance outstanding on this note was $0.

During the year ended December 31, 2019, the Company issued two promissory notes in the aggregate principal amount of $135,000, bearing interest of 7% and mature on August 31, 2019. As of December 31, 2021, the balance outstanding on these notes was $135,000. During the year ended December 31, 2022, total principal and accrued interest in the amount of $135,000 of principal and $33,163 of interest were converted into a $161,261 convertible note and into 4,124,050 shares of common stock resulting in carrying value of $0 as of December 31, 2022.

On March 5, 2019, the Company issued a non-equity linked promissory note for $100,000 to an investor with an annual 10% rate of interest and a one (1) year maturity. This investor also received a warrant for 500,000 shares at a strike price of $0.07 per share with a five (5) year maturity. The fair value of warrant was not material. As of December 31, 2019, the outstanding balance was $100,000. On December 23, 2020, total principal and accrued interest in the amount of $118,250 were converted into a new promissory note in the principal amount of $118,250 with an annual 10% rate of interest and mature on January 15, 2022. As of December 31, 2021, the notes were in default and the outstanding balance was $118,250. During the year ended December 31, 2022, total principal and accrued interest in the amount of $118,250 of principal and $20,957 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

As of December 31, 2022, the above promissory notes were in default with an interest rate increased by 2% over the original interest rate.

During the year ended December 31, 2022, the Company entered into 5 promissory note agreements in the aggregate amount of $250,000. The notes have a 1 year term, bear interest of 7% and 9% if paid in cash. The outstanding principal balance was $250,000 as of December 31, 2022.

Convertible Notes Payable

2014 Stock Purchase Agreement

In 2014 and 2015 the Company entered into the 2014 Securities Purchase Agreement (the “2014 SPA”) pursuant to which it issued eight (8) convertible notes in the aggregate face amount of $146,000 due at various dates between August 2015 and March 2016. The principal on these notes is due at the holder’s option in cash or common shares at a conversion rate of $0.30 per share. In connection with these borrowings the Company granted a total of 360,002 warrants with an exercise price of $0.35 per share and a 5 year contractual term. The warrants issued have a down round provision and as a result are classified as a liability in the accompanying consolidated balance sheets. Pursuant to the down round provision, the exercise price of the warrants was reduced to $0.22 at December 31, 2016. During 2017 the Company repaid one of the notes in the amount of $50,000. On May 1, 2018, the Company granted 1,000,000 warrants with an exercise price of $0.15 per share and a 5 year contractual term, valued at $2,841, which was recorded as debt discount. As of December 31, 2020, outstanding balance of these notes was $121,000. During the year ended December 31, 2021, one of the notes in the principal amount of $25,000 and accrued interest in the amount of $30,387 was converted into 14,575,645 shares of common stock resulting in carrying value of $96,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $96,000 of principal and $63,342 of interest were converted into 76,627,004 shares of common stock resulting in carrying value of $0 as of December 31, 2022.

The Company and Cobrador held three of the convertible notes in the aggregate face amount of $45,000 and agreed to extend the repayment date to November 17, 2020. The Company agreed to a revised conversion price of $0.05 per share and a revised warrant exercise price of $0.07 per share. As of December 31, 2021, outstanding balance of these notes was $45,000. During the year ended December 31, 2022, total principal and accrued interest in the amount of $45,000 of principal and $34,135 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

2015 Stock Purchase Agreement

During the year ended December 31, 2015, the Company issued eleven subordinated convertible notes bearing interest at 9.5% per annum with an aggregate principal balance of $441,000 pursuant to the 2015 Stock Purchase Agreement (the “2015 SPA”). The notes were due in December 2017 and are payable at the noteholder’s option in cash or common shares at a conversion rate of $0.30 per share. The conversion rate was later revised to $0.05 due to down round provisions contained in the 2015 SPA, and the due date was extended to November 17, 2020. In connection with these borrowings, the Company issued a warrant to purchase 735,002 shares of the Company’s common stock at an exercise price of $0.40 per share and a 5 year contractual term. The exercise price was later revised to $0.22 per share pursuant to the down round provisions in the 2015 SPA. The Company allocated $8,113 of proceeds received to debt discount based on the computed fair value of the convertible notes and warrants issued. During the year ended December 31, 2016, the noteholder converted one note in the face amount of $35,000 into 700,000 shares of common stock. During the year ended December 31, 2021, principal in the amount of $100,000 and accrued interest in the amount of $138,245 were converted into 62,696,053 shares of common stock resulting in carrying value of $306,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $306,000 of principal and $214,188 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

2016 Stock Purchase Agreement

On September 30, 2016, the Company entered into the 2016 Stock Purchase Agreement (the “2016 SPA”) pursuant to which it issued four convertible notes in the aggregate principal amount of $684,589. The 2016 SPA notes were due in November 2020 and bear interest at 9.5% per annum. The notes are convertible into shares of common stock at a conversion price of $0.17 per share. With these notes, the Company satisfied its obligations for: previously issued promissory notes of $549,000, accrued interest of $38,615, lease principal installments of $47,466, previously accrued registration rights penalties of $22,156, due to a former officer of $81,250, and additional interest, expenses, fine and penalties of $23,110. The Company charged additional interest, expenses, fines and penalties $23,110 to operations as amortization of debt discount and deferred financing costs during the year ended December 31, 2016.

In connection with the 2016 SPA, the Company granted a total of 2,239,900 warrants with an exercise price of $0.30 per share which was later revised to $0.05 per share due to down round provisions, with a 5 year contractual life. The Company allocated $19,242 to debt discount based on the computed fair value of the convertible notes and warrants issued and classified the debt discount is as a warrant liability due to the down round provision in the warrants.

On July 11, 2019, $85,000 in principal were converted into 1,700,000 shares of common stock.

As of December 31, 2021, the 2016 SPA had a carrying value of $599,589. During the year ended December 31, 2022, total principal and accrued interest in the amount of $599,589 of principal and $392,405 of interest were partially exchanged into new convertible note and partially converted into 85,502,658 shares of common stock resulting in carrying value of $0 as of December 31, 2022.

During the year ended December 31, 2016, the Company issued four convertible notes (the “Cobrador 2016 Notes”) in the aggregate principal amount of $115,000. The Cobrador 2016 Notes have a 2 year term, bear interest at 9.5% per annum, and are convertible into shares of common stock at a conversion price of $0.17 per share. The conversion price was subsequently revised to $0.05 per the down round provisions and the maturity date was extended to September 26, 2021. In connection with the Cobrador 2016 Notes, the Company granted a total of 338,235 warrants with an exercise price of $0.30 per share which was subsequently revised to $0.05 per share due to down round provisions with a 5 year contractual term. The Company allocated $1,994 to debt discount based on the computed fair value of the convertible notes and warrants issued and classified the debt discount as a warrant liability due to the down round provision in the warrants. During the year ended December 31, 2019, $20,000 was converted into 400,000 shares. As of December 31, 2021, the Cobrador 2016 Notes had a carrying value of $95,000. During the year ended December 31, 2022, total principal and accrued interest in the amount of $95,000 of principal and $55,092 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

During the fourth quarter of 2016, the Company issued three additional convertible notes in the aggregate principal amount of $250,000. The notes have a 2 year term, bear interest at 9.5% per annum and are convertible into shares of common stock at a conversion price of $0.05 per share. In connection with these borrowings, the Company granted warrants to purchase 5,000,000 shares of common stock with an exercise price of $0.07 per share. The Company allocated $27,585 to debt discount based on the computed fair value of the convertible notes and warrants issued, and the debt discount is classified as a warrant liability due to the down round provision in the warrants. As of December 31, 2020, the carrying value of the notes was $250,000. During the year ended December 31, 2021, principal in the amount of $47,000 was converted into 12,368,421 shares of common stock resulting in carrying value of $203,000 as of December 31, 2021. During the year ended December 31, 2022, principal and accrued interest in the amount of $28,000 of principal and $60,473 of interest were converted into 23,282,260 shares   of common stock, principal and accrued interest in the amount of $175,000 of principal and $97,277 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

2017 Financings

During the year ended December 31, 2017, the Company entered into 19 separate convertible notes agreements (the “2017 Convertible Notes)” in the aggregate principal amount of $923,882. The 2017 Convertible Notes each have a 2 year term, bear interest at 9.5%, and are convertible into shares of common stock at a conversion price of $0.05 per share. In connection with the 2017 Convertible Notes, the Company issued a total of 16,537,926 warrants with an exercise price of $0.07 per share with a 5 year term. The Company allocated $59,403 to a debt discount based on the computed fair value of the convertible notes and warrants issued and classified the debt discount as a warrant liability due to the down round provision in the warrants. During the year ended December 31, 2018, the Company amortized $31,940 of debt discount resulting in unamortized debt discount of $13,278 and carrying value of $910,608 at December 31, 2018. During the year ended December 31, 2019, the Company fully amortized remaining $13,278 of debt discount. As of December 31, 2021, the carrying value of the notes was $924,282. During the year ended December 31, 2022, total principal and accrued interest in the amount of $924,282 of principal and $450,216 of interest were partially exchanged into new convertible note and partially converted into shares of common stock resulting in carrying value of $0 as of December 31, 2022.

2018 Financings

During the year ended December 31, 2018, the Company entered into seventeen separate convertible notes agreements (the “2018 Convertible Notes)” in the aggregate principal amount of $537,500. The 2018 Convertible Notes each have a 2 year term, bear interest at 9.5% if paid in cash, 15% if paid in common stock, and are convertible into shares of common stock at a conversion price of $0.05 per share. In connection with the 2018 Convertible Notes, the Company issued a total of 10,750,000 warrants with an exercise price of $0.07 per share with a 5 year term. The Company allocated $33,384 to a debt discount based on the computed fair value of the convertible notes and warrants issued and classified the debt discount as a warrant liability due to the down round provision in the warrants. During the year ended December 31, 2018, the Company amortized $12,803 of debt discount resulting in an unamortized debt discount of $20,581 and carrying value of $516,919 at December 31, 2018. During the year ended December 31, 2019, the

Company amortized $16,692 of debt discount resulting in an unamortized debt discount of $3,889 and carrying value of $533,611 as of December 31, 2019. During the year ended December 31, 2020, the Company fully amortized $3,889 of debt discount resulting in carrying value of $537,500 as of December 31, 2020. During the year ended December 31, 2021, principal in the amount of $25,000 was converted into 6,578,947 shares of common stock resulting in carrying value of $512,500 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $512,500 of principal and $219,603 of interest were partially exchanged into new convertible note and partially converted into shares of common stock resulting in carrying value of $0 as of December 31, 2022.

On November 20, 2018, two officers converted $436,500 accrued compensation into two convertible note agreements in the principal amount of $436,500 in exchange. The notes have a 2 year term, bear interest at 9.5% if paid in cash, 15% if paid in common stock, and are convertible into shares of common stock at a conversion price of $0.05 per share. As of December 31, 2021, the carrying value of the notes was $436,500. During the year ended December 31, 2022, total principal and accrued interest in the amount of $436,500 of principal and $160,161 of interest were partially exchanged into new convertible note and partially converted into shares of common stock resulting in carrying value of $0 as of December 31, 2022.

During the year ended December 31, 2018, the Company entered into three convertible notes agreements in the aggregate principal amount of $240,500 with a net proceed of $214,000. These notes had a 1-year term, and bear interest at 8%-12%. The notes are convertible into common stock at 60% to 61% multiplied by the lowest one to two trading price(s) during fifteen to twenty-five trading day period prior to the Conversion Date. The embedded conversion features were valued at $59,027, which were recorded as debt discount. In addition, the Company also recorded $26,500 as original debt discount. These notes were in default due to failure to comply with the reporting requirements of the Exchange Act, as the result, the Company recorded additional $120,250 penalty in principal as of December 31, 2018. During the year ended December 31, 2018, the Company amortized $21,382 of debt discount resulting in unamortized debt discount of $64,145 and carrying value of $296,605 at December 31, 2018. During the year ended December 31, 2019, the Company repaid $64,300 in principal and amortized $21,381 of debt discount, recorded $42,764 in accretion of debt discount, resulting in unamortized debt discount of $0 and carrying value of $296,450 at December 31, 2019. During the year ended December 31, 2020, total principal and accrued interest in the amount of $37,712 were converted into 9,924,132 shares of common stock resulting in carrying value of $281,250 as of December 31, 2020. During the year ended December 31, 2021, the Company repaid $206,250 in principal, $38,750 in accrued interest. Accrued interest in the amount of $31,860 was converted into 7,737,705 shares of common stock resulting in carrying value of $75,000 as of December 31, 2021. During the year ended December 31, 2022, the Company repaid $75,000 in principal resulting in carrying value of $0 as of December 31, 2022.

2019 Financings

On March 18, 2019, the Company issued a convertible promissory note for $85,250 with net proceeds of $75,000 to an investor with an 8.0% rate of interest and a one (1) year maturity. The Company has the option to pre-pay the note (principal and accrued interest) in cash within the 1st 90 days from issuance at a 25% premium, and 40% premium 91-180 days from the issuance date. Subsequent to 181 days, the Company shall have no right of prepayment and the holder may convert at a 40% discount to the prevailing market price. The note matured on December 11, 2019. The note is convertible into shares of common stock at the lesser of 1) lowest trading price of twenty-five days prior to March 18, 2019 or 2) 60% of lowest trading price of twenty-five days prior to the Conversion Day. The embedded conversion features were valued at $0 due to default. In addition, the Company also recorded $10,250 as original debt discount. These notes were in default due to failure to comply with the reporting requirements of the Exchange Act, as the result, the Company recorded additional $42,625 penalty in principal as of December 31, 2019. During the year ended December 31, 2019, the Company fully amortized $23,384 of debt discount. During the year ended December 31, 2020, accrued interest in the amount of $24,508 was converted into 13,426,091 shares of common stock resulting in carrying value of $127,875 as of December 31, 2020. During the year ended December 31, 2021, total principal of $85,250 and accrued interest in the amount of $18,623 were converted into 34,811,689 shares of common stock resulting in carrying value of $0 as of December 31, 2021.

On March 14, 2019, the Company converted accounts payable of approximately $105,000 payables into a convertible note agreement in the principal amount of $60,000, remaining balance of the amount owed was released and recorded as a settlement of liability. The note has a 2 year term, bears interest at 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.05 per share. The outstanding principal balance was $60,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $60,000 of principal and $20,188 of interest were converted into 26,690,624 shares of common stock resulting in carrying value of $0 as of December 31, 2022.

On April 1, 2019, The Company converted an aggregate amount of principal and accrued interest of Perkins promissory note in the amount of $321,824 and accounts payable of $10,000 into two convertible notes. Both Notes have a 2 year term, bear interest at 9.5% if paid in cash, 15% if paid in common stock, and are convertible into shares of common stock at a conversion price of $0.05 per share. The outstanding principal balance was $331,824 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $331,824 of principal and $110,331 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On April 15, 2019, The Company converted an accrued payable of $108,572, which was used to purchase vending machine, into a convertible note. The note has a 2 year term, bear interest at 9.5% if paid in cash, 15% if paid in common stock, and are convertible into shares of common stock at a conversion price of $0.07 per share. The outstanding principal balance was $108,572 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $108,572 of principal and $35,670 of interest were converted into 36,259,135 shares of common stock resulting in carrying value of $0 as of December 31, 2022.

On May 30, 2019, the Company issued a series of convertible notes under a $250,000 revolving Senior Secured credit facility to an investor, for working capital purposes. The notes carry an interest rate of 9.5% and a two-year term. The notes are convertible into common stock at $0.07 per share and are redeemable after one-year at the company’s option. The notes also contain a 4.99% limitation of ownership on conversion. The investor had consented to higher draws on the facility in excess of the limit per the initial agreement. On April 15, 2020, the Company issued a convertible note in the amount of $206,231. The note has a 2 year term, bears interest of 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.05 per share. On December 24, 2020, the Company issued a convertible promissory note in the amount of $147,000. The note has a 2 year term, bears interest of 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.03 per share and is redeemable at the principal amount plus accrued unpaid interest after one year, at the Company’s option. As of December 31, 2021, $603,231 was drawn under these agreements. During the year ended December 31, 2022, total principal and accrued interest in the amount of $603,231 of principal and $143,166 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

During the year ended December 31, 2019, the Company entered into several convertible notes agreements in the amount of $68,000. The Notes have a 2 year term, bear interest at 9.5% if paid in cash, 15% if paid in common stock, and are convertible into shares of common stock at a conversion price of $0.07 per share. The outstanding principal balance was of $68,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $68,000 of principal and $21,470 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

During the year ended December 31, 2019, the Company entered into a convertible notes agreement in the amount of $50,000. The Note has a 6 month term, bears interest at 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.01 per share. In connection with the Note, the Company issued 10,000,000 warrants with an exercise price of $0.02 per share with a 5 year term. The outstanding balance was of $50,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $50,000 of principal and $14,250 of interest were converted into 15,639,868 shares of common stock resulting in carrying value of $0 as of December 31, 2022.

2020 Financings

During the year ended December 31, 2020, the Company entered into several convertible notes agreements in the amount of $73,118. The notes have a 2 year term, bear interest of 9.5% if paid in cash, 15% if paid in common stock, and are convertible into shares of common stock at a conversion price of $0.05 per share. The outstanding principal balance was $73,118 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $73,118 of principal and $14,522 of interest were partially exchanged into new convertible note and partially converted into shares of common stock resulting in carrying value of $0 as of December 31, 2022.

2021 Financings

During the nine months ended September 30, 2021, the Company entered into several convertible notes agreements in the amount of $365,000. The notes have a 2 year term, bear interest of 9.5% if paid in cash, 15% if paid in common stock, and are convertible into shares of common stock at a conversion price of $0.05 per share. The outstanding principal balance was $365,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $365,000 of principal and $54,986 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On July 13, 2021, the Company issued a convertible note in the amount of $150,000. The note has a 3 year term, bears interest of 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.05 per share. The outstanding principal balance was $150,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $150,000 of principal and $17,377 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On September 21, 2021, the Company issued a convertible note in the amount of $100,000. The note has a 2 year term, bears interest of 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.03 per share. The outstanding principal balance was $100,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $100,000 of principal and $9,738 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On March 1, 2021, the Company issued a convertible note for deferred compensation in the principal amount of $94,600. The note bears interest at the rate of 9.5% per annum and is due and payable in two years. The note was convertible into shares of the Company’s common stock at $0.05 per share and was redeemable at the principal amount plus accrued unpaid interest after one year, at the Company’s option. During the year ended December 31, 2021, the Company fully repaid $94,600 in principal and recorded additional principal of $30,000 for deferred compensation under the same terms, resulting in carrying value of $30,000 at December 31, 2021. During the year ended December 31, 2022, the Company recorded additional principal of $16,667 and reclassified total principal of $46,667 to accrued expenses, resulting in carrying value of $0 as of December 31, 2022.

On October 14, 2021, the Company issued a convertible note in the amount of $20,000. The note has a 2 year term, bears interest of 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.03 per share. The outstanding principal balance was $20,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $20,000 of principal and $1,837 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On November 2, 2021, the Company issued 2 convertible notes — $150,000, $100,000 — to fund an asset acquisition, continue funding operations and reconciling a debt. The notes bear interest at the rate of 9.5% per annum and are due and payable in two years. The notes are convertible into shares of the Company’s common stock at $0.03 per share and are redeemable at the principal amount plus accrued unpaid interest after one year, at the Company’s option. The notes also contain a 4.99% limitation on the investor’s beneficial ownership of the Company’s outstanding common stock upon conversion. The outstanding principal balance was $250,000 as of December 31, 2021. During the year ended December 31, 2022, total principal and accrued interest in the amount of $250,000 of principal and $21,705 of interest were partially exchanged into new convertible note and partially converted into shares of common stock resulting in carrying value of $0 as of December 31, 2022.

2022 Financings

During the nine months ended September 30, 2022, the Company entered into several convertible note agreements in the aggregate amount of $590,000. The $50,000 note has a 2 year term, bears interest of 9.5% if paid in cash, 15% if paid in common stock, and is convertible into shares of common stock at a conversion price of $0.03 per share. Other notes have a 1-year term, bear interest of 15%, and are convertible into shares of common stock at a conversion price of $0.01 per share. On December, 14, 2022, total principal and accrued interest in the amount of $590,000 of principal and $44,188 of interest were partially exchanged into new convertible note and partially converted into shares of common stock resulting in carrying value of $0 as of December 31, 2022.

On September, 1, 2022, the Company converted 2 promissory notes into 2 convertible notes in the aggregate amount of $256,349. The notes have 4 month term, bear interest of 7% and 10%, and are convertible into shares of common stock at a conversion price of $0.005 per share. On December, 14, 2022, total principal and accrued interest in the amount of $256,349 of principal and $1,675 of interest were exchanged into new convertible note resulting in carrying value of $0 as of December 31, 2022.

On December, 14, 2022, the Company issued 6 convertible notes in the aggregate amount of $8,503,850 in exchange of outstanding principal and accrued interest of existing promissory notes and convertible notes. Then, on December, 14, 2022, these convertible notes were converted into shares of common stock. In total, the Company converted principal of $6,627,686 and $589,150, and accrued interest of $2,359,341 and $372,803, into 2,868,067,227 and 259,950,714 shares of common stock during the years ended December 31, 2022 and 2021, respectively.

Scheduled maturities of debt remaining as of December 31, 2022 for each respective fiscal year end are as follows:

2023	357,008
Total	$357,008

The following table reconciles, for the year ended December 31, 2022 and 2021, the beginning and ending balances for financial instruments related to the embedded conversion features that are recognized at fair value in the consolidated financial statements.

	Year Ended
	December 31, 2022	December 31, 2021
Balance of embedded derivative at the beginning of the period	$211,345	$3,083,255
Change in fair value of conversion features	(211,345)	(2,871,910)
Balance of embedded derivatives at the end of the period	$—	$211,345

Note 5 — Capital Lease Obligations

The Company acquired capital assets under capital lease obligations. Pursuant to the agreement with the lessor, the Company makes quarterly lease payments and will make a guaranteed residual payment at the end of the lease as summarized below. At the end of the lease, the Company will own the equipment.

During the year ended December 31, 2018 the Company entered into various capital lease agreements. The leases expire at various points through the year ended December 31, 2023.

The following schedule provides minimum future rental payments required as of December 31, 2022, under the current portion of capital leases.

2022	$36,692
Total minimum lease payments	36,692
Less: Amount represented interest	(438)
Present value of minimum lease payments and guaranteed residual value	$36,254

Note 6 — Capital Stock

On October 20, 2022 the Company, following receipt of written approval from stockholders acting without a meeting and holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, filed an amendment to its Certificate of Incorporation to (i) change the name of the Company to “AMERICAN BATTERY MATERIALS, INC.” (the “Name Change”); and, (ii) increase the total number of authorized shares of the Company’s common stock, par value $0.001 per share, from 600,000,000 to 4,500,000,000 (the “Authorized Share Increase”). The Name Change will be effective upon confirmation by FINRA, at which time a new trading symbol will also be issued. The Authorized Share Increase was effective as of October 20, 2022.

On October 20, 2022, in addition to the Name Change and the Authorized Share Increase, the holder of 63.86% of the issued and outstanding shares of stock of the Company entitled to vote took action by written consent and without a meeting, pursuant to Delaware General Corporate Law Section 228, and adopted and approved the following actions:

1.

Future amendment of the Company’s Certificate of Incorporation to implement a decrease in the authorized shares of the Company’s Common Stock from 4,500,000,000 to a number of not less than 10,000,000 and not more than 2,000,000,000 (the “Authorized Share Reduction”), at any time prior to October 20, 2023 (the “Anniversary Date”), with the Board having the discretion to determine whether or not the Authorized Share Reduction is to be effected, and if effected, the exact number of the Authorized Share Reduction within the above range.

2.

Future amendment of the Company’s Certificate of Incorporation to implement a reverse stock split of the Company’s Common Stock by a ratio of not less than 1-for-10 and not more than 1-for-1,000, (the “Reverse Split”), at any time prior to the Anniversary Date, with the Board having the discretion to determine whether or not the Reverse Split is to be effected, and if effected, the exact ratio for the Reverse Split within the above range.

Preferred Stock

The Company has authorization for “blank check” preferred stock, which could be issued with voting, liquidation, dividend and other rights superior to common stock. As of December 31, 2022 and 2021, there are 10,000,000 shares of preferred stock authorized, and 50,000 and 0 shares issued or outstanding, respectively.

On August 12, 2022, the Company effected with the Delaware Secretary of State a designation of 50,000 shares of Series A Super Voting Preferred Convertible Stock, having a par value of $0.001 per share and a purchase price of $1.00 per share (the “Series A Preferred”).

The Series A Preferred may vote on any action upon which holders of the Common Stock may vote, and they shall vote together as one class with voting rights equal to sixty percent (60%) of all of the issued and outstanding shares of Common Stock of the Company. The Series A Preferred shall automatically convert into shares of Common Stock upon the earlier of either a) the effectiveness of a Registration Statement under the Securities Act of 1933, or b) Twelve (12) months from the issuance of the Series A Preferred Stock at a ratio equal to the purchase prices per share of the Series A Preferred divided by $0.005.

During the year ended December 31, 2022, the Company issued 50,000 shares of Series A Preferred Stock pursuant to a Stock Purchase Agreement by and between the Company and Adam Lipson, a member of the Board of the Company, for the purchase price of $50,000.

Common Stock

The Company has authorized 4,500,000,000 shares of common stock, with 3,245,556,528 and 335,778,778 shares issued and outstanding at December 31, 2022 and 2021, respectively.

During the year ended December 31, 2022, the Company issued 2,909,777,750 shares of its common stock, including:

●	2,868,067,227 shares upon the conversion of $8,987,027 of convertible notes and accrued interest;
●	34,210,523 178,395 shares upon warrant exercises for an aggregate exercise price of $130,000; and
●	7,500,000 shares for services valued at $51,000 issued pursuant to an Investors Relations Consulting Agreement with a third party dated December 12, 2022.

During the year ended December 31, 2021, the Company issued 259,950,714 shares of its common stock upon the conversion of $961,953 of convertible notes and accrued interest.

Note 7 — Stock Options and Warrants

Warrants

At December 31, 2022 the Company had the following warrant securities outstanding:

	Warrants	Exercise Price	Expiration
2018 Warrants – financing	8,491,905	$0.07	January - November 2023
2018 Warrants for services	2,250,000	$0.07	October - December 2023
2019 Warrants –financing	10,500,000	$0.07	March - October 2024
2019 Warrants for services	3,500,000	$0.07	March - April 2024
2020 Warrants for services	750,000	$0.05	February 2025
2022 Exchange warrants	71,169,473	$0.0038	September 2025
Total	96,661,378

During the year ended December 31, 2020, the Company issued warrants exercisable into 3,000,000 shares of common stock to its officer. The fair value of warrants was estimated using the Black-Scholes-Merton option-pricing model with the following assumptions: expected volatility of 339%, risk-free interest rate 1.35%, expected dividend yield of 0%. During the year ended December 31, 2022 and 2021, the Company recorded $525 and $4,722, respectively, in warrant expense related to vesting of these warrants.

During the year ended December 31, 2022, the Company issued warrants exercisable into 71,169,473 shares of common stock. The warrants immediately vest, have an exercise price of $0.0038 per share, and a maturity date of three years. The fair value of warrants was estimated using the Black-Scholes-Merton option-pricing model with the following assumptions: expected volatility of 189%; risk-free interest rate 3.96%; expected dividend yield of 0%. During the year ended December 31, 2022 and 2021, the Company recorded $10,555 and $0, respectively, in warrant expense related to vesting of these warrants.

A summary of all warrants activity for the year ended December 31, 2022 and 2021 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding at December 31, 2020	52,979,485	$0.06	2.34
Granted	—	—	—
Exercised	—	—	—
Forfeited	—	—	—
Cancelled	—	—	—
Expired	(3,628,226)	0.05	—
Balance outstanding at December 31, 2021	49,351,259	$0.06	1.96
Exercisable at December 31, 2021	49,351,259	$0.06	1.96

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding at December 31, 2021	49,351,259	$0.06	1.53
Granted	71,169,473	0.0038	2.98
Exercised	(1,857,143)	0.054	—
Forfeited	—	—	—
Cancelled	—	—	—
Expired	(22,002,211)	—	—
Balance outstanding at December 31, 2022	96,661,378	$0.02	2.32
Exercisable at December 31, 2022	96,661,378	$0.02	2.32

The intrinsic value of the outstanding warrants at December 31, 2022 was $0, as the exercise prices exceeded the common stock's fair market value per share on that date.

Equity Incentive Plan

On July 22, 2011, the Board of Directors of the Company approved the Company’s 2011 Equity Incentive Plan (the “Plan”) and on July 26, 2011, stockholders holding a majority of shares of the Company approved, by written consent, the Plan and the issuance under the Plan of 5,000,000 shares. On November 16, 2017, the Board of Directors approved an increase of 10,000,000 shares to be made available for issuance under the Plan. Accordingly, the total number of shares of common stock available for issuance under the Plan is 15,000,000 shares. Awards may be granted to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its related companies. Such options may be designated at the time of grant as either incentive stock options or nonqualified stock options. Stock-based compensation includes expense charges related to all stock-based awards. Such awards include options, warrants and stock grants. Generally, the Company issues stock options that vest over three years and expire in 5 to 10 years.

A summary of all stock option activity for the year ended December 31, 2022 and 2021 is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding at December 31, 2020	2,500	$60	0.5
Granted	—	—	—
Exercised	—	—	—
Cancelled or expired	(2,500)	—	—
Balance outstanding at December 31, 2021	—	$—	—
Exercisable at December 31, 2021	—	$—	—

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term
Balance outstanding at December 31, 2021	—	$—	—
Granted	—	—	—
Exercised	—	—	—
Cancelled or expired	—	—	—
Balance outstanding at December 31, 2022	—	$—	—
Exercisable at December 31, 2022	—	$—	—

Note 8 — Income Taxes

Loss from operations before provision (benefit) for income taxes and associated tax provision (benefit) are summarized in the following table:

	Years ended December 31,
	2022	2021
Net Income (Loss)
Domestic	$(1,486,848)	$(263,180)
Foreign	—	—
	$(1,486,848)	$(263,180)

Current
Federal	$—	$—
State	659	3,285
Foreign	—	—
Total Current	$659	$3,285

Deferred
Federal	$(270,482)	$(54,817)
State	(51,521)	(13,976)
Foreign	—	—
Total Deferred	(322,003)	(68,793)
Less Increase in Allowance	322,003	68,793
Net Deferred	$—	$—

Total Income Tax Provision	$659	$3,285

The significant components of the deferred tax assets and liabilities are summarized below:

	Years ended December 31,
	2022	2021
Deferred Tax Assets (Liabilities):
Net Operating Loss Carry-Forwards	$3,677,645	$3,319,927
Depreciable and Amortizable Assets	(20,520)	(20,520)
Stock Based Compensation	67,477	51,957
Beneficial Conversion Feature	556,265	609,101
Loss Reserve	457	457
Accrued Compensation	35,146	35,146
Other	31,509	29,908
Total	4,347,979	4,025,976
Less Valuation Allowance	(4,347,979)	(4,025,976)
Net Deferred Tax Assets (Liabilities)	$—	$—

At December 31, 2022 and 2021, the Company has available net operating loss carry-forwards for federal and state income tax purposes of approximately $12.8 million and $11.4 million, respectively. Of the federal net operating loss carryforward, $9.5 million, if not utilized earlier, expires through 2038 and $3.3 million will carry-forward indefinitely. The state net operating loss carryforwards expire through 2041, if not utilized earlier. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the net operating loss carry-forwards before they expire, the Company has recorded a valuation allowance to fully offset the net operating loss carry-forwards, as well as the total net deferred tax assets.

Internal Revenue Code Section 382 (“Section 382”) imposes limitations on the availability of a company’s net operating losses and other corporate tax attributes as certain significant ownership changes occur. As a result of the historical equity instrument issuances by the Company, a Section 382 ownership change may have occurred and a study will be required to determine the date of the ownership change, if any. The amount of the Company’s net operating losses and other tax attributes incurred prior to any ownership change may be limited based on the Company’s value. A full valuation allowance has been established for the Company’s deferred tax assets, including net operating losses and any other corporate tax attributes.

During the years ended December 31, 2022 and 2021, the Company had no unrecognized uncertain tax positions. The Company’s policy is to recognize interest accrued and penalties related to unrecognized uncertain tax positions in tax expense.

The Company files income tax returns in the U.S. federal jurisdiction, as well as the states of California, Florida, Illinois and New York. The tax years 2018-2022 generally remain open to examination by the U.S. federal and state taxing authorities.

A reconciliation of the income tax provision using the statutory U.S. income tax rate compared with the actual income tax provision reported on the consolidated statements of operations is summarized in the following table:

	Years ended December 31,
	2022	2021
Statutory United States federal rate	21.00%	21.00%
State income tax, net of federal benefit	4.00	5.31
Change in valuation allowance	(22.50)	(26.14)
Stock based compensation	1.3
Other	(3.69)	—
Permanent differences	(0.11)	(0.17)
Effective tax rate benefit (provision)	0.00%	(0.00)%

Note 9 — Subsequent Events

The Company has evaluated events occurring subsequent to December 31, 2022 through the date these financial statements were issued and determined the following significant events require disclosure:

●	On January 5, 2023, the Company issued 3,684,211 shares of its Common Stock upon the exercise of a Warrant.

●	On January 31, 2023, the Company issued 18,421,053 shares of its Common Stock upon the exercise of a Warrant.
●	On January 31, 2023, the Company issued 18,421,053 shares of its Common Stock upon the exercise of a Warrant. The issuance was exempt under Section 4(a)(2) of the Securities Act.
●	On February 28, 2023, the Company issued 5,526,316 shares of its Common Stock upon the exercise of a Warrant.
●	On March 27, 2023, the Company issued 9,210,526 shares of its Common Stock upon the exercise of a Warrant.
●	On April 5, 2023, the Company closed transactions with four (4) investors under which the Company issued convertible promissory notes with an aggregate principal amount of $1,500,000.
●	On April 8, 2023, the Company issued 18,421,053 shares of its Common Stock upon the exercise of a Warrant.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

June 1, 2023

by and among

SEAPORT GLOBAL ACQUISITION II CORP.,

LITHIUM MERGER SUB, INC.,

and

AMERICAN BATTERY MATERIALS, INC.

A-i

A-ii

A-iii

ANNEXES AND EXHIBITS
Annex A–	Supporting Company Stockholders
Annex B–	Key Company Executives
Annex C–	Earnout Eligible Employees
Annex D–	Restricted Company Stockholders

Exhibit A–	Form of Registration Rights Agreement
Exhibit B–	Form of Stockholders’ Agreement
Exhibit C–	Form of Sponsor Support Agreement
Exhibit D–	Form of Sponsor Lock-Up Agreement
Exhibit E–	Form of Stockholder Support Agreement
Exhibit F–	Form of Stockholder Lock-Up Agreement
Exhibit G–	Form of Certificate of Merger
Exhibit H-1–	Form of Second Amended and Restated Certificate of Incorporation of Acquiror
Exhibit H-2–	Form of Amended and Restated Bylaws of Acquiror
Exhibit I–	Form of Company Stockholder Consent

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of June 1, 2023, is entered into by and among Seaport Global Acquisition II Corp., a Delaware corporation (“Acquiror”), Lithium Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and American Battery Materials, Inc., a Delaware corporation (the “Company”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Merger Sub is a newly-formed, wholly-owned, direct Subsidiary of Acquiror and was formed solely for purposes of the Merger;

WHEREAS, the parties hereto desire that, subject to the terms and conditions hereof, Merger Sub will merge with and into the Company pursuant to the Merger, with the Company surviving as the Surviving Company and a wholly-owned Subsidiary of Acquiror;

WHEREAS, in consideration of the Merger, the Company Stockholders shall receive the Per Share Merger Consideration on the terms and subject to the conditions and limitations set forth herein;

WHEREAS, concurrently with the execution of this Agreement, Acquiror, certain Company Stockholders and the other parties thereto are to enter into the Registration Rights Agreement at the Closing in substantially the form attached hereto as Exhibit A (the “Registration Rights Agreement”);

WHEREAS, in connection with the Transactions, Acquiror, certain Company Stockholders and the other parties thereto are to enter into the Stockholders’ Agreement at the Closing in substantially the form attached hereto as Exhibit B (the “Stockholders’ Agreement”);

WHEREAS, the Sponsor is to enter into (i) concurrently with the execution of this Agreement, a support agreement in substantially the form attached hereto as Exhibit C (the “Sponsor Support Agreement”), and (ii) as soon as practicable after the execution of this Agreement, a lock-up agreement in substantially the form attached hereto as Exhibit D (the “Sponsor Lock-Up Agreement”).

WHEREAS, in connection with the Transactions, Acquiror, the Company and the Sponsor are to enter into a sponsor earn-out agreement in form and substance mutually satisfactory to the parties (the “Sponsor Earnout Agreement”).

WHEREAS, certain Company Stockholders set forth on Annex A attached hereto (the “Supporting Company Stockholders”) are to enter into (i) concurrently with the execution of this Agreement, support agreements in substantially the form attached hereto as Exhibit E (the “Stockholder Support Agreements”), and (ii) as soon as practicable after the execution of this Agreement, lock-up agreements in substantially the form attached hereto as Exhibit F (the “Stockholder Lock-Up Agreements”);

WHEREAS, in connection with the Transactions, certain executives of the Company set forth on Annex B attached hereto (the “Key Company Executives”) are to enter into employment agreements effective as of the Closing in form and substance mutually satisfactory to the parties (the “Employment Agreements”);

WHEREAS, in connection with the Transactions, certain employees of the Company set forth on Annex C attached hereto (the “Earnout Eligible Employees”) are to enter into earnout agreements effective as of the Closing in form and substance mutually satisfactory to the parties (the “Company Earnout Agreements”);

WHEREAS, in connection with the Transactions, certain Company Stockholders set forth on Annex D attached hereto (the “Restricted Company Stockholders”) are to enter into restrictive covenant agreements effective as of the Closing in in form and substance mutually satisfactory to the parties (the “Restrictive Covenant Agreements”);

WHEREAS, the respective boards of directors of each of Acquiror, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, in furtherance of the Transactions, Acquiror shall provide an opportunity to its stockholders to have their Acquiror Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the Acquiror Stockholders for the Business Combination (the “Offer”); and

WHEREAS, each of the parties hereto intends that, for U.S. federal income tax purposes, (i) this Agreement is intended to constitute, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the U.S. Internal Revenue Code, as amended (the “Code”), and Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations and (ii) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which each of Acquiror, Merger Sub and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations promulgated thereunder (clauses (i) and (ii), collectively, the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01   Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror A&R Bylaws” has the meaning specified in Section 7.10.

“Acquiror A&R Certificate of Incorporation” has the meaning specified in Section 7.10.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 5.02.

“Acquiror Common Stock” means Acquiror’s common stock, par value $0.0001 per share.

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Intervening Event” means any Effect that (a) is unknown (or, if known, the magnitude or probability of consequences of which are not reasonably foreseeable) by the Acquiror Board as of the date of this Agreement and (b) which Effect becomes known to or by the Acquiror Board prior to obtaining the Acquiror Stockholder Approval; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Intervening Event”: (i) any Effect relating to the Company that would not reasonably be expected to have a material and adverse effect on the business, assets, liabilities or operations of the Company and its Subsidiaries, taken as a whole; (ii) any Effect related to meeting, failing to meet or exceeding projections of the Company and its Subsidiaries; (iii) any actions taken pursuant to this Agreement; and (iv) any changes in the price of Acquiror Stock.

“Acquiror Meeting” means the annual general meeting or special meeting of the Acquiror Stockholders to be held for the purpose of approving the Proposals.

“Acquiror Organizational Documents” means Acquiror’s amended and restated certificate of incorporation and bylaws as in effect on the date of this Agreement.

“Acquiror Pre-Transaction Class A Common Stock” means Acquiror’s Class A common stock, par value $0.0001 per share, as such class of common stock exists as of the date of this Agreement.

“Acquiror Pre-Transaction Class B Common Stock” means Acquiror’s Class B common stock, par value $0.0001 per share, as such class of common stock exists as of the date of this Agreement.

“Acquiror Representations” means the representations and warranties of Acquiror and Merger Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Acquiror Representations are solely made by Acquiror and Merger Sub.

“Acquiror Stock” means Acquiror Pre-Transaction Class A Common Stock and Acquiror Pre-Transaction Class B Common Stock.

“Acquiror Stockholder” means a holder of Acquiror Stock.

“Acquiror Stockholder Approval” has the meaning specified in Section 5.02(b).

“Acquiror Unit” means the units issued by Acquiror, each consisting of one share of Acquiror Pre-Transaction Class A Common Stock and one-half of one redeemable Acquiror Warrant.

“Acquiror Private Placement Warrant” means a warrant entitling the holder to purchase one (1) share of Acquiror Pre-Transaction Class A Common Stock per warrant at an exercise price of eleven dollars and fifty cents ($11.50), issued to the holder at a price of one dollar ($1) per warrant.

“Acquiror Public Warrant” means a warrant to purchase one (1) share of Acquiror Pre-Transaction Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror SEC Reports” has the meaning specified in Section 5.08(a).

“Acquiror Warrant” means an Acquiror Private Placement Warrant or Acquiror Public Warrant.

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any person or group (other than Acquiror) relating to an Acquisition Transaction.

“Acquisition Transaction” means (a) any purchase of the Company’s equity securities or the issuance and sale of any securities of, or membership interests in, the Company or any of its Subsidiaries (other than any purchases of equity securities by the Company from employees of the Company or its Subsidiaries) or any sale of assets involving the Company or any of its Subsidiaries, in each case, comprising more than fifteen percent (15%) of (i) the equity securities or assets of the Company or (ii) the equity securities or assets of the Company and/or its Subsidiaries that account for more than fifteen percent (15%) of the annual revenues of the Company and its Subsidiaries on a consolidated basis or (b) any merger involving the Company or any of its Subsidiaries.

“Action” means any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case, that is by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person, through one or more intermediaries or otherwise.

“Affiliate Agreement” has the meaning specified in Section 4.22.

“Agreement” has the meaning specified in the preamble hereto.

“Allocation Schedule” has the meaning specified in Schedule 4.06(f).

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Approved Stock Exchange” means the NASDAQ, the NYSE or any other national securities exchange that may be agreed upon by the parties hereto.

“Available Closing Date Cash” means, at the Closing, an aggregate amount equal to the result of (without duplication) (a) all cash and cash equivalents of Acquiror and its Subsidiaries, including the cash available to be released from the Trust Account (if any), minus (b) the aggregate amount of all redemptions of Acquiror Stock by any Redeeming Stockholders and (c) any Outstanding Company Expenses and Outstanding Acquiror Expenses as contemplated by Section 3.07, the resulting amount of which, for purposes of satisfying the condition set forth in Section 9.03(i), must be no less than $20,000,000.

“Business Combination” has the meaning ascribed to such term in the Acquiror Organizational Documents.

“Business Combination Proposal” has the meaning set forth in Section 8.04(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Certificate” has the meaning specified in Section 3.03(a).

“Certificate of Merger” has the meaning specified in Section 2.01.

“Change in Acquiror Board Recommendation” has the meaning specified in Section 8.04(b).

“Change in Company Board Recommendation” has the meaning specified in Section 8.03(c).

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Date Cash” has the meaning specified in Section 3.08(a).

“Closing Date Company Certificate” has the meaning specified in Section 3.08(a).

“Closing Date Indebtedness” has the meaning specified in Section 3.08(a).

“Code” has the meaning specified in the Recitals hereto.

“Commercial Contract” has the meaning specified in Section 4.16(l).

“Company” has the meaning specified in the preamble hereto.

“Company Benefit Plan” has the meaning specified in Section 4.14(a).

“Company Board” means the Board of Directors of the Company.

“Company Board Recommendation” has the meaning specified in Section 4.03(b).

“Company Cash” means the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries, less an amount of cash necessary to cover all outstanding checks and wire transfers determined on a consolidated basis in accordance with GAAP.

“Company Common Stock” means the common stock of the Company, par value $0.001 per share.

“Company Convertible Note Conversion Shares” means the total number of shares of Company Common Stock that would be issuable to the Company Convertible Noteholders if all principal and accrued and unpaid interest on the Company Convertible Notes as of the Effective Time were converted into shares of Company Common Stock immediately prior to the Effective Time, in each case, at the applicable conversion price per share (as adjusted for stock splits, stock dividends and the like) set forth in each such Company Convertible Note.

“Company Convertible Noteholders” means the holders of the Company Convertible Notes.

“Company Convertible Notes” means all notes issued and outstanding by the Company or any of its Subsidiaries that are convertible by their terms into shares of the Company’s capital stock, including, without limitation, the Pre-Closing PIPE Convertible Notes, but excluding the Specified Convertible Notes, if any.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Information Statement” has the meaning specified in Section 6.07(b).

“Company Outstanding Shares” means the total number of shares of Company Common Stock outstanding as of immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Company Common Stock basis, and including, without limitation or duplication, (x) the number of shares of Company Common Stock issuable upon conversion of the Company Preferred Stock outstanding as of immediately prior to the Effective Time (with each share of Company Preferred Stock being deemed to convert as of immediately prior to the Effective Time into shares of Company Common Stock at a rate of 200 shares of Company Common Stock per share of the Series A Super Voting Preferred Convertible Stock of the Company (subject to any adjustments in capitalization or issuances of additional shares of Company Stock between the date of this Agreement and the Effective Time)), and (y) the number of shares of Company Common Stock subject to unexpired, issued and outstanding Company Warrants (whether or not vested as of the Effective Time). For the avoidance of doubt, Company Outstanding Shares does not include the Company Convertible Note Conversion Shares.

“Company Preferred Stock” means, collectively, (i) the preferred stock of the Company, par value $0.001 per share and (ii) the Series A Super Voting Preferred Convertible Stock of the Company, par value $0.001 per share.

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company SEC Reports” has the meaning specified in Section 4.07(a).

“Company Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stockholder” means a holder of shares of Company Stock.

“Company Stockholder Approval” has the meaning specified in Section 4.03(a).

“Company Stockholder Consent” has the meaning specified in Section 6.07(a).

“Company Warrant” means a warrant to purchase shares of Company Common Stock.

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.

“D&O Tail Insurance Policy” has the meaning specified in Section 7.02(b).

“DGCL” has the meaning specified in the Recitals hereto.

“Director Election Proposal” has the meaning specified in Section 8.02(c).

“Dissenting Shares” has the meaning specified in Section 3.09(a).

“Effect” means any change, effect, event, fact, development, occurrence or circumstance.

“Effective Date” means the effective date of the Form S-4.

“Effective Time” has the meaning specified in Section 2.01.

“Earnout Agreements” has the meaning specified in the Recitals hereto.

“Earnout Eligible Employees” has the meaning specified in the Recitals hereto.

“Employment Agreements” has the meaning specified in the Recitals hereto.

“Environmental Laws” means any and all applicable Laws relating to pollution or protection or preservation of the environment (including endangered or threatened species and other natural resources) or occupational health or safety, including those related to the use, storage, emission, generation, handling, transportation, treatment, distribution, labeling, discharge, control, cleanup, disposal, Release or threatened Release of, or exposure to, Hazardous Materials.

“Equity Plan Proposal” has the meaning specified in Section 8.02(c).

“ERISA” has the meaning specified in Section 4.14(a).

“ERISA Affiliate” has the meaning specified in Section 4.14(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (a) the Merger Consideration divided by (b) the sum of the Company Outstanding Shares and the Company Convertible Note Conversion Shares.

“Exchanged Warrant” has the meaning specified in Section 3.06.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of the foregoing transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“Form S-4” means the registration statement on Form S-4 of Acquiror with respect to registration of the Acquiror Common Stock and Exchanged Warrants to be issued in connection with the Merger.

“Fraud” means, with respect to the Company or Acquiror, common law fraud under Delaware law.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means material, substance or waste that is listed, regulated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), under applicable Law, including petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- or polyfluoroalkyl substances, flammable or explosive substances or pesticides.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) the principal component of all obligations to pay the deferred purchase price for property or services which have been delivered or performed, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including reimbursement obligations with respect to letters of credit (to the extent drawn), bankers’ acceptance or similar facilities, (e) the principal and interest components of capitalized lease obligations under GAAP, (f) obligations under any Financial Derivative/Hedging Arrangement, (g) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (f) above, and (h) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations.

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all (a) patents and patent applications, (b) trademarks, service marks and trade names, (c) copyrights, (d) internet domain names and (e) trade secrets.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“Issuance Proposal” has the meaning specified in Section 8.02(c).

“Key Company Executives” has the meaning specified in the Recitals hereto.

“Latest Balance Sheet Date” has the meaning specified in Section 4.07.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any of its Subsidiaries, other than the Mining Property.

“Letter of Transmittal” has the meaning specified in Section 3.03(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, license or other lien of any kind.

“LTIP” has the meaning specified in Section 7.09.

“Material Adverse Effect” means, with respect to the Company, any change, effect, circumstance or condition that has had or could reasonably be expected to have a material adverse effect on (i) the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated hereby in accordance with the terms hereof; provided, however, that in no event would any of the following

(or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” under the foregoing clause (i): (a) any change in applicable Laws or GAAP; (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (c) the announcement or the execution of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)); (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole; (e) the taking of any action required or contemplated by this Agreement or with the prior written consent of Acquiror (provided that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)); (f) any pandemic, epidemic, disease outbreak or other public health emergency (including the Coronavirus Disease 2019 (“COVID-19”) or any similar or related disease caused by the SARS-CoV-2 virus or any mutation or evolution thereof), any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God; (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel; or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets (provided that this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)), except in the case of clauses (a), (b), (d), (f) and (g) to the extent that such change or effect has a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other industry participants.

“Material Permits” has the meaning specified in Section 4.24.

“Merger” has the meaning specified in Section 2.01.

“Merger Consideration” means the number of shares of Acquiror Common Stock equal to the quotient of (i) (A) the Purchase Price, plus (B) Closing Date Cash, minus (C) the Closing Date Indebtedness, plus (D) the aggregate exercise price of all Company Warrants (excluding any Company Warrants that will terminate by their terms upon the Effective Time), divided by (ii) $10.00.

“Merger Sub” has the meaning specified in the preamble hereto.

“Minerals” means lithium and all byproducts thereof and all other minerals, elements, ores, metals, or compounds located in, on or under the Mining Property.

“Mining Documents” has the meaning specified in Section 4.19(e).

“Mining Property” has the meaning specified in Section 4.25(b).

“Multiemployer Plan” has the meaning specified in Section 4.14(e).

“NASDAQ” means the NASDAQ Stock Market.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning specified in the Recitals hereto.

“Open Source Software” means (i) any software that is generally available to the public under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License (GPL), the GNU Library or Lesser General Public License (LGPL), the BSD License, the Mozilla Public License and the Apache License, or (ii) software that is made available under any other license that requires, as a condition of use, modification, conveyance and/or distribution of such software, that other software incorporated into or distributed or conveyed with such software be (a) disclosed or distributed in source code form, either mandatorily or upon request, (b) licensed for the purpose of making derivative works or (c) distributed at no charge.

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.07(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.07(a).

“Owned Real Property” means all land, buildings, structures, improvements, fixtures or other interests in real property owned by the Company or any of its Subsidiaries, other than the Mining Property.

“Owned Software” has the meaning specified in Section 4.12(f).

“Patented Claims” has the meaning specified in Section 4.25(a).

“Per Share Merger Consideration” means the number of shares of Acquiror Common Stock equal to the Exchange Ratio.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen or construction contractors and other similar Liens that arise in the ordinary course of business and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case, only to the extent reflected or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2022, (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including easements, defects or imperfections of title, encroachments, conditions, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors under the terms of the Real Estate Lease Documents with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the land of which the Leased Real Property is a part, (vi) with respect to any Leased Real Property, zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, such Leased Real Property, (vii) nonexclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, and (viii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Pre-Closing PIPE Convertible Notes” means all notes issued and outstanding by the Company or any of its Subsidiaries that are convertible by their terms into shares of the Company’s capital stock, and which were issued as part of the Company’s capital raise prior to the Closing, and in an amount not to exceed $5,000,000.

“Proposals” has the meaning specified in Section 8.02(c).

“Proxy Statement” means the proxy statement filed by Acquiror on Schedule 14A with respect to the Acquiror Meeting to approve the Proposals.

“Proxy Statement/Prospectus” means the joint consent solicitation statement/proxy statement/prospectus included in the Form S-4, including the Proxy Statement, relating to the transactions contemplated by this Agreement which shall constitute (i) a proxy statement of Acquiror to be used for the Acquiror Meeting to approve the Proposals (which shall also provide the Acquiror Stockholders with the opportunity to redeem their shares of Acquiror Stock in conjunction with a stockholder vote on the Business Combination) and (ii) a prospectus with respect to the Acquiror Common Stock and Exchanged Warrants to be issued in connection with the Merger, in all cases in accordance with and as required by the Acquiror Organizational Documents, applicable Law and the rules and regulations of the Approved Stock Exchange on which the Acquiror Common Stock is intended to be listed.

“Purchase Price” means $160,000,000.

“Real Estate Lease Documents” has the meaning specified in Section 4.19(b).

“Real Property” means the Owned Real Property, the Leased Real Property and the Mining Property.

“Redeeming Stockholder” means an Acquiror Stockholder who validly demands that Acquiror redeem its Acquiror Stock for cash in connection with the transactions contemplated hereby and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.12(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Release” means, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Requisite Company Approval” means the affirmative vote of the holders of the requisite voting power of the shares of the Company Stock in each case outstanding as of the record date for determining the stockholders of the Company required to approve and adopt the matters set forth in the Company Stockholder Consent, in accordance with the DGCL and the organizational documents of the Company.

“Restricted Company Stockholders” has the meaning specified in the Recitals hereto.

“Restrictive Covenant Agreements” has the meaning specified in the Recitals hereto.

“Schedules” means the disclosure schedules to this Agreement delivered by the Company to Acquiror or by Acquiror to the Company, as applicable, concurrently with execution and delivery of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form S-4 effective and has confirmed that it has no further comments on the Proxy Statement/Prospectus.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Software” means any and all computer programs, including any and all software or firmware implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form and all databases associated therewith.

“Specified Convertible Notes” means, collectively, any Tranche 1 Specified Convertible Notes and any Tranche 2 Specified Convertible Notes.

“Specified Convertible Noteholders” means the holders of the Specified Convertible Notes, if any.

“Sponsor” means Seaport Global SPAC II, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Stockholder Materials” has the meaning specified in Section 6.07(b).

“Stockholder Support Agreements” has the meaning specified in the Recitals hereto.

“Stockholder Lock-Up Agreements” has the meaning specified in the Recitals hereto.

“Stockholders’ Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Superior Proposal” means any bona fide, unsolicited written Acquisition Proposal made after the date hereof (and not resulting from any breach of this Agreement) that the Company Board or any committee thereof has determined is reasonably likely to be consummated in accordance with its terms and would, if consummated, result in a transaction, in its good faith judgment after consultation with its outside legal counsel and financial advisor, (a) more favorable from a financial point of view to the Company Stockholders (solely in their capacity as such) than the transactions contemplated by this Agreement, including the Merger, and (b) reasonably capable of being completed on the terms proposed, in each case of clauses (a) and (b), after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including all legal, financial (including any financing terms of any such Acquisition Proposal), regulatory, timing or other aspects of such Acquisition Proposal and this Agreement and the transactions contemplated hereby (including any offer by Acquiror to amend the terms of this Agreement); provided, however, that for purposes of the definition of “Superior Proposal”, the references to “15%” in the definition of Acquisition Transaction shall be deemed to be references to “75%”.

“Supporting Company Stockholders” has the meaning specified in the Recitals hereto.

“Surviving Company” has the meaning specified in Section 2.01.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any U.S. federal, national, state, provincial, territorial, local, foreign and other net income tax, alternative or add-on minimum tax, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, FICA or FUTA), ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, escheat, and sales or use tax, or other tax, governmental fee or other like assessment or charge of any kind whatsoever imposed by a Governmental Authority whether disputed or not, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Tranche 1 Specified Convertible Notes” means any notes other than the Pre-Closing PIPE Convertible Notes (i) that are issued by the Company or any of its Subsidiaries after the date hereof, (ii) that result in actual receipt by the Company of cash proceeds equal to or less than $5,000,000 in the aggregate pursuant to all such notes, (iii) the material terms of which (including, without limitation, with respect to conversion rates or any discounts thereto, but excluding the principal amounts of such notes (subject to the immediately preceding clause (ii)) are approved by Acquiror in writing, and (iv) that are convertible by their terms into shares of the Company’s or Acquiror’s capital stock.

“Tranche 2 Specified Convertible Notes” means any notes other than the Pre-Closing PIPE Convertible Notes (i) that are issued by the Company or any of its Subsidiaries after the date hereof and after the issuance of all Tranche 1 Specified Convertible Notes, (ii) that are issued with the express written consent (including with respect to the principal amounts thereof) of Acquiror, (iii) the other material terms of which (including, without limitation, with respect to conversion rates or any discounts thereto) are approved by Acquiror in writing, and (iv) that are convertible by their terms into shares of the Company’s or Acquiror’s capital stock.

“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transactions” means the transactions contemplated by this Agreement to occur at the Closing, including the Merger.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.06(a).

“Trust Agreement” has the meaning specified in Section 5.06(a).

“Trustee” has the meaning specified in Section 5.06(a).

“Unpatented Claims” has the meaning specified in Section 4.25(b).

“Warrant Agreement” means that certain Warrant Agreement, dated as of November 17, 2021, between Acquiror and the Trustee.

“Water Rights” has the meaning specified in Section 4.25(o).

1.02   Construction.

(a)       Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)       Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)       Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)       The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

(e)       Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)       All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)       Currency amounts referenced herein are in U.S. Dollars.

(h)       The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) days prior to the date hereof to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

1.03       Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry of direct reports, of, in the case of the Company, David Graber and Sebastian Lux, and, in the case of Acquiror, Steven C. Smith and Jay Burnham.

1.04       Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of Acquiror Stock or Company Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or the assets owned by the Company shall have materially increased, then any number, value (including dollar value) or amount contained herein that is based upon the number of shares of Acquiror Stock or Company Stock will be appropriately adjusted to provide to the Company Stockholders and the Acquiror Stockholders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit Acquiror, Merger Sub or the Company to take any action with respect to their respective securities that is prohibited by, or requires consent pursuant to, the terms and conditions of this Agreement.

ARTICLE II

THE MERGER; CLOSING

2.01          Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Acquiror, Merger Sub and the Company shall cause Merger Sub to be merged with and into the Company (the “Merger”), with the Company being the surviving corporation (which is sometimes hereinafter referred to for the periods at and after the Effective Time as the “Surviving Company”) following the Merger and the separate corporate existence of Merger Sub shall cease. The Merger shall be consummated in accordance with this Agreement and the DGCL and evidenced by a Certificate of Merger between Merger Sub and the Company in the form of Exhibit G (with any changes thereto agreed to by the Company and the Acquiror, the “Certificate of Merger”), such Merger to be consummated immediately upon the filing of the Certificate of Merger or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Certificate of Merger (the “Effective Time”).

2.02       Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

2.03       Closing; Effective Time. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, Acquiror, Merger Sub and the Company shall cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in the DGCL.

2.04       Certificate of Incorporation and Bylaws. At the Effective Time, (a) the certificate of incorporation of the Surviving Company shall be amended and restated in the form of the certificate of incorporation of Merger Sub as in effect as of immediately prior to the Effective Time, until thereafter amended in accordance with its terms and as provided by the DGCL, and (b) the bylaws of the Surviving Company shall be amended and restated in the form of the bylaws of Merger Sub as in effect as of immediately prior to the Effective Time, until thereafter amended as provided therein or by the DGCL.

2.05       Directors and Officers of the Surviving Company. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company and the directors of the Surviving Company will be those persons listed on Schedule 2.05, in each case, serving until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III

EFFECTS OF THE MERGER

3.01       Conversion of Shares of Company Stock.

(a)       At the Effective Time, by virtue of the Merger and without any action on the part of any Company Stockholder, each share of Company Stock that is issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Stock, if any, held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and which shares shall not constitute “Company Stock” hereunder, and (ii) Dissenting Shares), shall thereupon be converted into and become the right to receive (x) in the case of each share of Company Common Stock, the Per Share Merger Consideration, and (y) in the case of each share of Company Preferred Stock, the product of (A) the Per Share Merger Consideration multiplied by (B) the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible as of immediately prior to the Effective Time (which for the avoidance of doubt shall be 10,000,000 shares of Company Common Stock), subject to any adjustments in capitalization or issuances of additional shares of Company Stock between the date of this Agreement and the Effective Time).

(b)       All of the shares of Company Stock converted into the right to receive the Per Share Merger Consideration pursuant to this Article III shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Company Stock shall thereafter cease to have any rights with respect to such securities, except the right to receive the Per Share Merger Consideration into which such shares of Company Stock shall have been converted in the Merger.

(c)       At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.001 per share, of Merger Sub shall no longer be outstanding and shall thereupon be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Company.

3.02       Convertible Notes.

(a)       Company Convertible Notes.

(i)       At the Effective Time, by virtue of the Merger and without any action on the part of any Company Convertible Noteholder or any other person, each Company Convertible Note shall become due and payable and represent the right to receive, for each Company Convertible Note Conversion Share represented by such Company Convertible Note, the Per Share Merger Consideration.

(ii)       At the Effective Time, all of the Company Convertible Notes shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Company Convertible Noteholder shall thereafter cease to have any rights with respect to the Company Convertible Notes, except the right to receive the Per Share Merger Consideration in respect of the Company Convertible Note Conversion Shares represented by the Company Convertible Notes held by such Company Convertible Noteholder.

(b)       Specified Convertible Notes.

(i)       At the Effective Time, by virtue of the Merger and without any action on the part of any Specified Convertible Noteholder, each Specified Convertible Note shall become due and payable and represent the right to receive a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) all principal and accrued and unpaid interest under such Specified Convertible Note as of the Effective Time, by (ii) the applicable conversion price per share (as adjusted for stock splits, stock dividends and the like) set forth in each such Specified Convertible Note. For the avoidance of doubt, the consideration described in this subsection (i) shall not be deemed to constitute Per Share Merger Consideration.

(ii)       At the Effective Time, all of the Specified Convertible Notes shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Specified Convertible Noteholder shall thereafter cease to have any rights with respect to the Specified Convertible Notes, except the right to receive the consideration determined in accordance with Section 3.02(b)(i) in respect of the Specified Convertible Notes held by such Specified Convertible Noteholder.

3.03       Delivery of Per Share Merger Consideration.

(a)       Concurrently with the mailing of the Proxy Statement/Prospectus, the Company shall cause to be mailed to each holder of record of Company Stock, each Company Convertible Noteholder and each Specified Convertible Noteholder a letter of transmittal in customary form to be approved by Acquiror (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery and (ii) specify that delivery shall be effected, and risk of loss and title to the shares of Company Stock shall pass, only upon delivery of the shares of Company Stock, the Company Convertible Notes or Specified Convertible Notes, as applicable, to Acquiror (including all certificates representing shares of Company Stock (each, a “Certificate” and, collectively, the “Certificates”), to the extent such shares of Company Stock are certificated), together with instructions thereto.

(b)       Upon the receipt of a Letter of Transmittal (accompanied with all Certificates representing shares of Company Stock of the holder of such shares of Company Stock, to the extent such shares of Company Stock are certificated, Company Convertible Notes or Specified Convertible Notes, as applicable) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the holder of such shares of Company Stock (or Company Convertible Note Conversion Shares or Specified Convertible Notes, as applicable) shall be entitled to receive in exchange therefor (i) with respect to holders of shares of Company Stock or Company Convertible Note Conversion Shares, the Per Share Merger Consideration into which such shares of Company Stock (or Company Convertible Note Conversion Shares, as applicable) have been converted pursuant to Section 3.01(a) or Section 3.02(a), as applicable, and (ii) with respect to Specified Convertible Noteholders, the number of shares of Acquiror Common Stock into which such Specified Convertible Notes have been converted pursuant to Section 3.02(b). Until surrendered as contemplated by this Section 3.03(b), each share of Company Stock (or Company Convertible Note Conversion Shares or Specified Convertible Notes, as applicable) shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the applicable consideration that the holders of shares of Company Stock (or Company Convertible Note Conversion Shares or Specified Convertible Notes, as applicable) were entitled to receive pursuant to this Section 3.03(b).

3.04       Lost Certificate. In the event any Certificate, Company Convertible Note or Specified Convertible Note has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate, Company Convertible Note or Specified Convertible Note to be lost, stolen or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Certificate, Company Convertible Note or Specified Convertible Note, Acquiror shall issue in exchange for such lost, stolen or destroyed Certificate, Company Convertible Note or Specified Convertible Note the applicable consideration deliverable in respect thereof, as determined in accordance with this Article III.

3.05       Withholding. Each of Acquiror, Merger Sub, the Company, the Sponsor, and each of their respective Affiliates shall be entitled to deduct and withhold from any cash amounts otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, such amounts that any such Person is required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any applicable provision of state, local or foreign Tax Law. To the extent that Acquiror, Merger Sub, the Company, the Sponsor or any of their respective Affiliates withholds such amounts with respect to any Person and properly remits such withheld amounts to the applicable Governmental Authority, such withheld amounts shall be treated as having been paid to or on behalf of such Person.

3.06       Treatment of Outstanding Company Warrants. Each Company Warrant that is outstanding immediately prior to the Effective Time (and by its terms will not terminate upon the Effective Time), whether vested or unvested, shall be converted into a warrant, as applicable, to purchase a number of shares of Acquiror Common Stock (each such warrant, an “Exchanged Warrant”) equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Company Warrant immediately prior to the

Effective Time divided by (B) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged Warrant shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Warrant, as applicable, immediately prior to the Effective Time. At or prior to the Effective Time, the parties and their boards, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Warrants pursuant to this Section 3.06. Between the date of this Agreement and the Closing Date, the Company will use commercially reasonable efforts to obtain written confirmation from each holder of Company Warrants that such holder will acknowledge and accept the treatment of the Company Warrants contemplated by this Section 3.06, and the Company Warrants of any such holder that does not so acknowledge and consent will be allowed to expire upon the Effective Time in accordance with the terms of the Company Warrants.

3.07       Payment of Expenses.

(a)       At least two (2) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of all fees, expenses and other amounts incurred by or on behalf of the Company and otherwise owed by the Company in connection with or in relation to the preparation, negotiation and execution of this Agreement and any ancillary document to this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses will be incurred, unpaid, and owing as of the close of business on the Business Day immediately preceding the Closing Date, including, but not limited to, the (i) fees and disbursements of outside counsel to the Company and Company management, and otherwise owed by the Company to outside counsel and Company management, incurred in connection with the Transactions and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by the Company, and otherwise owed by the Company to such parties, in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date following the Closing, Acquiror shall pay or cause the Surviving Company to pay by wire transfer of immediately available funds the Outstanding Company Expenses.

(b)       At least two (2) Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all fees, expenses, disbursements and other amounts incurred by or on behalf of the Acquiror and Merger Sub including, in each case, in connection with (a) the fees and expenses for outside counsel and for any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers, in each case, in connection with the Transactions, (b) deferred underwriting commissions or Taxes, (c) obligations owed to the Sponsor, (d) the preparation, negotiation and execution of this Agreement and any ancillary document to this Agreement and the consummation of the transactions contemplated hereby (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds the Outstanding Acquiror Expenses.

3.08       Company Closing Statement.

(a)       No more than ten (10), nor less than five (5), Business Days prior to the Closing, the Company shall deliver to Acquiror (i) a certificate (the “Closing Date Company Certificate”), duly executed and certified by an executive officer of the Company, which sets forth the Company’s good faith calculations (including supporting detail thereof) of (A) the Indebtedness of the Company as of 11:59 pm Pacific Time on the day immediately prior to the Closing Date (the “Closing Date Indebtedness”), (B) the Company Cash as of 11:59 pm Pacific Time on the day immediately prior to the Closing Date (the “Closing Date Cash”) and (C) the resulting calculation of the Merger Consideration, each as determined in accordance with the definitions set forth in this Agreement, and (ii) an updated Allocation Schedule reflecting the portion of such Merger Consideration allocable to each Person listed thereon. The Closing Date Company Certificate shall be prepared in accordance with GAAP and using the accounting methods, practices and procedures used to prepare the Financial Statements.

(b)       Acquiror and its Representatives shall have a reasonable opportunity to review and to discuss with the Company and its Representatives the Closing Date Company Certificate, and the Company and its Representatives shall reasonably assist Acquiror and its Representatives in their review of the Closing Date Company Certificate. The Company shall consider in good faith any comments or objections to any amounts set forth on the Closing Date Company Certificate notified to it by Acquiror prior to the Closing and if, prior to the Closing, the Company and Acquiror agree to make any modification to the Closing Date Company Certificate, then the Closing Date Company Certificate as so modified shall be deemed to be the Closing Date Company Certificate for purposes of calculating the Merger Consideration.

3.09       Appraisal Rights.

(a)       Notwithstanding anything to the contrary contained in this Agreement, shares of Company Stock that are issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and is entitled to demand and properly demands an appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares”), shall not be converted into or represent the right to receive Per Share Merger Consideration in accordance with Section 3.01, and the holders thereof shall be entitled only to such rights as are granted by Section 262 of the DGCL to a holder of Dissenting Shares, as applicable. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist.

(b)       If any Dissenting Shares shall lose their status as such (through failure to perfect, waiver by the holder, withdrawal or otherwise, or if a court of competent jurisdiction determines that the holder is not entitled to the relief provided by Section 262 of the DGCL), then, as of the later of the Effective Time or the date of loss of such status, such shares shall be treated as if they had automatically been converted into, and have become exchangeable for, the right to receive the Per Share Merger Consideration in accordance with Section 3.01, without interest thereon, upon surrender of each Certificate representing such shares.

(c)       The Company shall give Acquiror prompt notice of (i) any written demand for appraisal pursuant to the DGCL received by the Company prior to the Effective Time, and (ii) any withdrawal of any such demand. Acquiror shall have a reasonable opportunity to participate in negotiations and Actions with respect to any such demand for appraisal. The Company shall not, except with the prior written consent of Acquiror, make any payment with respect to any demands for appraisal or settle or offer to settle any such demand.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule) or in the Company SEC Reports filed or furnished by the Company prior to the date hereof (excluding (x) any disclosures in such Company SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto), the Company represents and warrants to Acquiror and Merger Sub as follows:

4.01       Corporate Organization of the Company.

(a)       The Company has been duly incorporated and is validly existing as a corporation under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

(b)       The Company is licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.02       Subsidiaries.

(a)       The Subsidiaries of the Company as of the date hereof are set forth on Schedule 4.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the beneficial owners of all securities and other equity interests in each such Subsidiary. Each Subsidiary of the Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)       Except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor any of its Subsidiaries owns any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.03          Due Authorization; Board Approval; Vote Required.

(a)               The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and (subject to the approvals described in Section 4.05) to perform its obligations hereunder and thereunder and, subject to the adoption of this Agreement by the affirmative vote of the holders of the Requisite Company Approval (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the board of directors of the Company, and, with the exception of the Company Stockholder Approval, no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or such ancillary agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)       The Company Board, at a meeting duly called and held on or prior to the date of this Agreement, duly adopted resolutions by which the Company Board: (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger; (ii) determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company and the stockholders of the Company; (iii) authorized and approved the execution, delivery and performance of this Agreement and the Merger on the terms and subject to the conditions set forth herein; (iv) resolved to recommend that the Company Stockholders adopt this Agreement (such recommendation, the “Company Board Recommendation”); and (v) directed that this Agreement be submitted to the Company Stockholders for their adoption at a duly held meeting of such stockholders for such purpose. The Company Stockholder Consent, if executed and delivered, would qualify as the Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.04      No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement and each ancillary agreement to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, (c) except as set forth on Schedule 4.04(c), violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type described in Section 4.13(a), whether or not set forth on Schedule 4.13(a), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (i) be material to the Company and its Subsidiaries, taken as a whole, or (ii)

materially adversely affect the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the Transactions.

4.05      Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation under this Agreement or to consummate the transactions contemplated hereby in accordance with the terms hereof, (b) the filing of the Certificate of Merger and (c) as otherwise disclosed on Schedule 4.05.

4.06      Capitalization.

(a)       As of the date hereof, the authorized capital stock of the Company consists of (i) 4,500,000,000 shares of common stock, par value $0.001 per share, of which 3,687,483,646 shares are issued and outstanding as of the date hereof, and, (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of which 50,000 shares designated as Series A Super Voting Preferred Convertible Stock are issued and outstanding as of the date hereof. Set forth on Schedule 4.06(a) is a true, correct and complete list of each holder of shares of Company Stock or other equity interests of the Company and the number of shares or other equity interests held by each such holder as of the date hereof. Except as set forth on Schedule 4.06(a), as of the date hereof, there are no other shares of common stock, preferred stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(b)       With respect to each Company Warrant, Schedule 4.06(b) sets forth, as of the date hereof, the name of the holder of such Company Warrant, the number of vested and unvested shares of Company Stock covered by such Company Warrant, the date of grant, the cash exercise price per share of such Company Warrant and the applicable expiration date.

(c)       Except as set forth on Schedule 4.06(b), there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Company Stock or other equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares of capital stock of, other equity interests in or debt securities of, the Company and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(c), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Stockholders may vote. As of the date hereof, the Company is not party to any stockholders agreement, voting agreement or registration rights agreement relating to its equity interests.

(d)       The outstanding shares of capital stock or other equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of any of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiaries, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any of the Company’s Subsidiaries. As of the date hereof, there are no outstanding contractual obligations of any of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of any of the Company’s Subsidiaries. Except as set forth on Schedule 4.06(d), there are no outstanding bonds, debentures, notes or other Indebtedness of any of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ stockholders may vote. Except as forth on Schedule 4.06(d), none of the Company’s Subsidiaries is party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of any of the Company’s Subsidiaries.

(e)       The Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries, free and clear of all Liens, other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of any of the Company’s Subsidiaries.

(f)       Schedule 4.06(f) (the “Allocation Schedule”) sets forth, as of the date hereof, a true and complete list of (i) all Company Stockholders and Company Convertible Noteholders, (ii) the number of shares of Company Common Stock held by each such Person (on an as-converted basis with respect to the Company Preferred Stock and the Company Convertible Notes) and (iii) the portion of the total Merger Consideration allocable to each such Person based on the estimated Merger Consideration set forth therein.

4.07       Company SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)       The Company has filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since September 21, 2019 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Company SEC Reports”). None of the Company SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Company SEC Reports (collectively, the “Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of the Company as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

(b)       Except as set forth in the Company SEC Reports: (i) the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act); (ii) such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (iii) to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(c)       There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d)       Except as set forth in the Company SEC Reports, neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(e)       As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Company SEC Reports. To the knowledge of Company, none of the Company SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof

4.08       Undisclosed Liabilities. There is no liability, debt or obligation of or against the Company or any of its Subsidiaries (including Indebtedness), except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (other than any such liabilities not so reflected, reserved or disclosed as are not and would not be, in the aggregate, material to the Company and its Subsidiaries), (b) that have arisen since June 30, 2023 (the “Latest Balance Sheet Date”) in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in the Schedules, or (d) arising under this Agreement and/or the performance by the Company of its obligations hereunder.

4.09       Accounting Controls.

(a)       Except as set forth in the Company SEC Reports, the Company and its Subsidiaries have established and maintain systems of internal accounting controls that provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company and its Subsidiaries’ assets. The Company and its Subsidiaries maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Company and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of the Company and its Subsidiaries in all material respects

(b)       Since January 1, 2019, except as set forth in the Company SEC Reports, neither of the Company nor any of its Subsidiaries has received any written complaint, allegation, assertion or claim that there is (i) “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries to the knowledge of the Company, (ii) a “material weakness” in the internal controls over financial reporting of the Company or its Subsidiaries to the knowledge of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company and its Subsidiaries.

(c)       Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or its Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity, on the other hand, or an “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract is to avoid any disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Financial Statements.

4.10       Litigation and Proceedings. Except as set forth on Schedule 4.10, there are no, and since January 1, 2019 there have been no, pending or, to the knowledge of the Company, threatened Actions against the Company or any of its Subsidiaries, or otherwise affecting the Company or any of its Subsidiaries or any of their respective assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries or any property, asset or business of the Company or any of its Subsidiaries is subject to any Governmental Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, in each case that, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company or any of its Subsidiaries to enter into and perform its obligations under this Agreement.

4.11       Compliance with Laws.

(a)       Except (i) compliance with Environmental Laws (as to which certain representations and warranties are made pursuant to Section 4.20), (ii) compliance with Tax Laws (as to which certain representations and warranties are made pursuant to Section 4.14 and Section 4.16), and (iii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance in all material respects with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority of or has knowledge of any investigation or inquiry by any Governmental Authority relating to any allegation of, a violation of any applicable Law by the Company or any of its Subsidiaries or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or any of its Subsidiaries, at any time since January 1, 2019, which violation would be material to the Company and its Subsidiaries, taken as a whole.

(b)       Since January 1, 2019, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, (i) there has been no action taken by the Company, any of its Subsidiaries or, to the knowledge of the Company, any officer, director, manager, employee, agent, representative or sales intermediary of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

4.12       Intellectual Property.

(a)       Schedule 4.12(a) sets forth, as of the date hereof, a true and complete list, including record (and, if different, beneficial) owner, jurisdiction (except for domain name registrations) and serial/application numbers, of all patents, registered copyrights, registered trademarks, domain name registrations and all pending applications for any of the foregoing, in each case, that are owned or purported to be owned by the Company or any of its Subsidiaries (collectively, the “Registered Intellectual Property”). Except (i) as set forth on Schedule 4.12(a) or (ii) as provided in any Contract set forth on Schedule 4.13(a), the Company or its Subsidiary is the sole and exclusive owner of all Registered Intellectual Property and any other Intellectual Property owned or purported to be owned by the Company or its Subsidiaries, free and clear of all Liens, other than Permitted Liens.

(b)       Except (i) as set forth on Schedule 4.12(b) or (ii) as would not reasonably be expected to be material to the Company or any of its Subsidiaries as of the date hereof, no Actions are pending against the Company or any of its Subsidiaries by any Person claiming infringement, misappropriation, dilution or other violation by the Company or any of its Subsidiaries of any Intellectual Property. Except as set forth on Schedule 4.12(b), as of the date hereof and for the five (5) years preceding the date hereof, neither the Company nor any of its Subsidiaries has been a party to any pending Action or received any threat (including unsolicited offers to license patents) in writing claiming infringement, misappropriation, dilution or other violation of the Intellectual Property of any Person or challenging the scope, ownership validity or enforceability of any Intellectual Property owned or purposed to be owned by the Company or its Subsidiaries. Except as set forth on Schedule 4.12(b), to the Company’s knowledge, the conduct of the business of the Company and its Subsidiaries (including the manufacture, use or sale of any of their products) has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person. To the knowledge of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries. To the knowledge of the Company, the Company and/or its Subsidiaries, as the case may be, either own(s), has a valid license to use or otherwise has the lawful right to use all of the Intellectual Property and Software used in the conduct of its business as currently conducted, except for such Intellectual Property and Software with respect to which the lack of such ownership, license or right to use would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No founder, officer, executive, director, shareholder or employee of the Company or any of its Subsidiaries owns any Intellectual Property used in the conduct of the businesses of the Company and its Subsidiaries. Except (i) as set forth on Schedule 4.12(a) or (ii) as provided in any Contract set forth on Schedule 4.13(a), all Intellectual Property owned by the Company or any of its Subsidiaries is fully transferable, alienable and licensable without restriction and without payment of any kind to any other Person and without approval of any other Person. No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Intellectual Property owned by the Company or any of its Subsidiaries.

(c)       The Company and its Subsidiaries have undertaken commercially reasonable efforts to protect the confidentiality of any material trade secrets or material proprietary information acquired or developed by them in the course of conducting their businesses or which are the subject of confidentiality obligations owed to any other Person. To the knowledge of the Company, no current or former employee of the Company or any of its Subsidiaries has misappropriated or improperly disclosed the trade secrets or confidential information of any other Person in the course of the employment with the Company or any of its Subsidiaries. Each current and former employee, officer, consultant and contractor who is or has been involved in the development (alone or with others) of any Intellectual Property at the direction or on behalf of the Company or any of its Subsidiaries has executed and delivered to the Company or one of its Subsidiaries an agreement that assigns to Company or one of its Subsidiaries, without an obligation of payment (other than salaries or other payments payable to employees, consultants and independent contractors that are not contingent on or related to use of their work product), all right, title and interest in and to any such Intellectual Property (other than consultants or contractors that have executed and delivered to Company or one of its Subsidiaries an agreement granting the Company or any of its Subsidiaries a perpetual, royalty-free license to such Intellectual Property).

(d)       Except as set forth in Schedule 4.12(d), to the knowledge of the Company, there have been no material unauthorized intrusions or breaches of the security of the information technology systems currently used by the Company and/or any of its Subsidiaries in the conduct of their business as it is currently conducted (the “IT Systems”) or instances of disclosure, acquisition, destruction, damage, loss, corruption, alteration, use or misuse of any data, including personal information or trade secrets stored on the IT Systems that, pursuant to any Law, would require the Company or any of its Subsidiaries to notify individuals of such breach or intrusion or that was or would reasonably be expected to be material to the Company or any of its Subsidiaries. The Company and its Subsidiaries have in place disaster recovery plans and procedures for the IT Systems that the Company reasonably considers to be adequate.

(e)       The Company and its Subsidiaries have policies and procedures in place regarding the collection, use, disclosure, storage and dissemination of personal information in connection with their businesses to comply with, (i) any of their published privacy policies or (ii) any applicable Laws concerning the privacy and/or security of personally identifiable information or any applicable mandatory standards to which the Company is required to comply in the industries in which the Company and/or its Subsidiaries operate that concern privacy, data protection, confidentiality or information security, other than any violation that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(f)       Schedule 4.12(f) sets forth, as of the date hereof, each material proprietary Software program owned by the Company or any of its Subsidiaries (the “Owned Software”). The Company and its Subsidiaries are in compliance, in all material respects, with the applicable terms of the licenses that govern the use, modification and distribution of any Open Source Software incorporated in or linked by the Owned Software and neither the Company nor any of its Subsidiaries is required to disclose or distribute any proprietary source code of or license or make available at no charge any Owned Software to any Person as a result of the Company’s or any of its Subsidiaries’ use of Open Source Software.

4.13       Contracts; No Defaults.

(a)       Schedule 4.13(a) contains a listing of all Contracts described in clauses (i) through (xiii) below to which, as of the date hereof, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets or properties are bound. True, correct and complete copies of the Contracts listed or required to be listed on Schedule 4.13(a) have been provided to or made available to Acquiror or its Representatives.

(i)       any Contract with an employee or independent contractor of the Company or any of its Subsidiaries who resides primarily in the United States which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any material payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any material payment or benefits, from the Company or any of its Subsidiaries;

(ii)       each employment, severance, retention, change in control or other Contract (excluding customary form offer letters and other standard form agreements entered into in the ordinary course of business) with any employee or other individual independent contractor of the Company or any of its Subsidiaries who receives annual base cash salary of $150,000 or more;

(iii)       each collective bargaining agreement;

(iv)       any Contract pursuant to which the Company or any of its Subsidiaries licenses material Intellectual Property owned by the Company or any of its Subsidiaries to any Person or licenses Intellectual Property from any Person that is material to the business of the Company and its Subsidiaries, taken as a whole, in each case, other than (A) click-wrap, shrink-wrap or similar licenses and (B) any other licenses for Software that is commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $25,000 per year;

(v)       any Contract that restricts in any material respect, or contains any material limitations on, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic territory;

(vi)       any Contract under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than

(1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case in this clause (C), in an amount in excess of $150,000 of committed credit;

(vii)       each Contract entered into in connection with a completed material acquisition or disposition by the Company or any of its Subsidiaries since January 1, 2019 of any Person or any business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person, division or business or by any other manner);

(viii)       any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $150,000 or, together with all related Contracts, in excess of $250,000, in each case, other than (A) sales or purchases in the ordinary course of business consistent with past practice and (B) sales of obsolete equipment;

(ix)       any Contract under which the Company or its Subsidiaries is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $150,000;

(x)       any Contract not disclosed pursuant to any other clause under this Section 4.13(a) and the performance of which requires either (A) annual payments to or from the Company or its Subsidiaries in excess of $150,000 or (B) aggregate payments to or from any the Company or its Subsidiaries in excess of $250,000 over the life of the agreement and, in each case, which are not terminable by the Company or its Subsidiaries without penalty upon less than thirty (30) days’ prior written notice;

(xi)       any Contract with any Governmental Authority;

(xii)       other than any offer letter or employment agreement set forth on Schedule 4.14(a), any Contract between the Company or any of its Subsidiaries, on the one hand, and any of Company Stockholders, on the other hand, that will not be terminated at or prior to the Closing; and

(xiii)       any Contract establishing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries, taken as a whole.

(b)       Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 4.13(a), whether or not set forth on Schedule 4.13(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default under (or would be in material breach of or material default under but for the existence of a cure period) any such Contract, (iii) since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred that, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since January 1, 2019, neither the Company nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

4.14       Company Benefit Plans.

(a)       Schedule 4.14(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material written plan, policy, program, arrangement or agreement (other than standard employment agreements or offer letters that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, natural person independent contractor or other natural person service provider, in each case that is maintained, sponsored or contributed to by the Company or its ERISA Affiliates or under which the Company or its ERISA Affiliates has or would reasonably be expected to have any material obligation or liability, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements. “ERISA Affiliate” shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(b)       With respect to each Company Benefit Plan, the Company has delivered or made available to Acquiror correct and complete copies of, if applicable (i) the current plan document and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Department of Labor (or, with respect to non-U.S. Company Benefit Plans, any comparable annual or periodic report), (iv) the most recent actuarial valuation, (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) all non-routine filings made with any Governmental Authorities .

(c)       Each Company Benefit Plan has been administered in material compliance with its terms and all applicable Laws, including ERISA and the Code, and all contributions required to be made under the terms of any Company Benefit Plan as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the balance sheet included in the Financial Statements as of the Latest Balance Sheet Date, except as would not result in a material liability to the Company.

(d)       Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code: (i) has received a favorable determination or opinion letter from the Internal Revenue Service as to its qualification as to form, (ii) has been established under a pre-approved plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter, and to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such Company Benefit Plan. Each Company Benefit Plan maintained outside of the United States that is intended to be qualified or registered under applicable Law has been so qualified or registered and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of such qualification or registration.

(e)       Neither the Company nor any of its ERISA Affiliates sponsored or was required to contribute to, at any point during the six (6) year period prior to the date hereof, a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan, in each case, that is subject to Title IV of ERISA.

(f)       No event has occurred and no condition exists that would subject the Company or any of its Subsidiaries to any tax, fine, lien, or penalty imposed by ERISA or the Code with respect to any Company Benefit Plan and (ii) no nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Benefit Plan.

(g)       With respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Services or other Governmental Authorities are pending, or, to the knowledge of the Company, threatened in writing.

(h)       Neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in combination with another event) will result in the acceleration, vesting or creation of any rights of any director, officer or employee of the Company or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness, in each case, from the Company or any of its Subsidiaries.

(i)       No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of the Company or any Subsidiary of the Company who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(j)       Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case, that is nonqualified deferred compensation subject to Section 409A of the Code has been operated and documented in material compliance with Section 409A of the Code.

(k)       No Company Benefit Plan provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

(l)       The Company and its Subsidiaries have not elected to defer any employment or payroll taxes as permitted under Section 2302(a) of the Coronavirus Aid, Relief, and Economic Security Act or any similar applicable federal, state or local Law (collectively, the “CARES Act”).

(m)       Each Company Benefit Plan for the benefit of employees or dependents thereof who reside and perform services or who are employed outside of the United States (a “Non-U.S. Plan”) (i) is in compliance in all material respects with its terms and the applicable provisions of laws and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction applicable to such Non-U.S. Plan, (ii) if it is intended to qualify for special Tax treatment, meets all material requirements for such treatment, and (iii) if it is intended to be funded and/or book-reserved, is materially funded or book reserved, as appropriate, based upon reasonable actuarial or accounting assumptions that comply with all applicable Laws.

4.15       Labor Matters.

(a)        (i) Neither the Company nor its Subsidiaries is a party to or bound by any collective bargaining agreement or any other labor-related Contract with any labor union, labor organization or works council and no such Contracts are currently being negotiated by the Company or its Subsidiaries, (ii) no labor union, labor organization or works council has made a written pending demand for recognition or certification since January 1, 2019, and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations Governmental Authority.

(b)       Except as would not be material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, each of the Company and its Subsidiaries (i) is in compliance with all applicable Laws regarding employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, and unemployment insurance, (ii) has not committed any unfair labor practice as defined by the National Labor Relations Act or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) since January 1, 2019, has not experienced any actual or, to the knowledge of the Company, threatened material labor disputes, strikes, lockouts, picketing, hand billing, slow-downs or work stoppages against or affecting the Company or its Subsidiaries.

(c)       Except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)       To the knowledge of the Company, no employee of the Company or its Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(e)       The Company has not had, nor to the knowledge of the Company are there any facts that would give rise to, any workforce changes resulting from disruptions due to the 2019 novel coronavirus, any economic effect thereof or COVID-19 Measures (as defined below), whether directly or indirectly, including any actual or expected terminations, layoffs, furlough or shutdowns (whether voluntary or by Law), or any changes to benefit or compensation programs, nor are any such changes currently contemplated. “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, or directive, by any Governmental Authority in connection with or in response to the 2019 novel coronavirus, including, but not limited to, the CARES Act or any similar applicable federal, state or local Law. Since January 1, 2019, the Company has not materially reduced the compensation or benefits of any of its employees or otherwise reduced the working schedule of any of its employees, in each case, for any reason relating to the 2019 novel coronavirus. Except as set forth on Schedule 4.15(e), the Company has not applied for or received any “Paycheck Protection Program” payments or other loans in connection with the CARES Act, and has not claimed any employee retention credit under the CARES Act.

(f)       No current employee of the Company or its Subsidiaries with annualized compensation at or above $150,000, presently intends to terminate his or her employment prior to the one (1) year anniversary of the Closing Date.

4.16          Taxes.

(a)       All material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects. The Financial Statements accrue in accordance with GAAP all material liabilities for Taxes with respect to all periods through the date thereof.

(b)       All material amounts of Taxes due and owing by the Company and its Subsidiaries have been paid, and since the Latest Balance Sheet Date neither the Company nor any of its Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

(c)       Each of the Company and its Subsidiaries has (i) withheld all material amounts required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other third party, (ii) remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authority; and (iii) complied in all material respects with applicable Law with respect to Tax withholding.

(d)       Neither the Company nor its Subsidiaries is engaged in any audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to material Taxes. Neither the Company nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of the Company, no such claims have been threatened.

(e)        Within the last six (6) years, no written claim has been made, and to the knowledge of the Company, no oral claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return.

(f)       There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or its Subsidiaries and no written request for any such waiver or extension is currently pending.

(g)       Neither the Company nor any of its Subsidiaries has requested or entered into a closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement or similar agreement with any taxing authority that could reasonably be expected to affect the Taxes of the Company or any of its Subsidiaries after the Closing Date. Neither the Company nor any of its Subsidiaries will be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax incentive, holiday, credits or other Tax reduction, deferral or abatement arrangement (excluding, for the avoidance of doubt, any net operating loss) as a result of the Merger.

(h)       Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two (2) years.

(i)       Neither the Company nor its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j)       Neither the Company nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with a Governmental Authority executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing outside of the ordinary course of business.

(k)        There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(l)       Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Company or any of its Subsidiaries or (ii) except pursuant to an agreement entered into in the ordinary course of business the principal purpose of which does not relate to Taxes (each, a “Commercial Contract”), has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise.

(m)        Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, or Tax indemnification agreements, other than pursuant to a Commercial Contract. Neither the Company nor its Subsidiaries has granted a power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(n)        The Company is not and has not been during the last five (5) years a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(o)       Any entity classification elections made on Form 8832 (Entity Classification Election) with respect to the Company or its Subsidiaries are set forth on Schedule 4.16(o).

(p)        Neither the Company nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Neither the Company nor any of its Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

4.17       Brokers’ Fees. Except as set forth on Schedule 4.17, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company, any of its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

4.18       Insurance. Schedule 4.18 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any of its Subsidiaries as of the date hereof. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.18, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole: (i) all premiums due have been paid; (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (iii) neither the Company nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and, to the knowledge of the Company, no such action has been threatened; and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.19       Real Property; Assets.

(a)        Schedule 4.19(a) sets forth the address, owner and description of each parcel of Owned Real Property. The Company, or the applicable Subsidiary of the Company that owns the applicable parcel of Owned Real Property, has good and valid title to the Owned Real Property and owns the Owned Real Property free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 4.19(a), neither the Company nor any of its Subsidiaries owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or interest therein.

(b)        Schedule 4.19(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the material leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the Leased Real Property to which the Company or any of its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property. Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to Acquiror and (iii) covers the entire estate it purports to cover, and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle the Surviving Company (or its Subsidiaries) to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(c)        No material default by (i) the Company or any of its Subsidiaries or (ii) to the knowledge of the Company, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor any of its Subsidiaries has received written or, to the knowledge of the Company, oral notice of material default under any Real Estate Lease Document which default has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists that, with or without notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by the Company or any of its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither the Company nor any of its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property, which sublease or right is still in effect. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Real Property created by, through or under the Company or any of its Subsidiaries.

(d)       With respect to each Real Estate Lease Document:

(i)        since January 1, 2017, to the knowledge of the Company, no security deposit or portion thereof deposited under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document that has not (A) if and as required by the applicable landlord, been redeposited in full, or (B) been disclosed to Acquiror in writing; and

(ii)        except as set forth on Schedule 4.19(d)(ii), neither the Company nor any of its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(e)        The Company has made available to Acquiror true, correct and complete copies of all documents evidencing title to the Mining Property and to mining claims or similar rights to develop, extract, and otherwise process minerals of all types (including all modifications, amendments, supplements, waivers and side letters thereto) to which the Company or any of its Subsidiaries is a party (the “Mining Documents”), and such deliverables comprise all Mining Documents relating to the Mining Property. The Company and its Subsidiaries have fee title, enforceable leasehold interest or valid unpatented mining claims and unpatented mill site claims to all Mining Property, free and clear of all Liens, except for Permitted Liens.

(f)        The Company has undivided fee title and/or a valid and enforceable leasehold interest and/or unpatented mining claims and unpatented mill site claims, in the Mining Property and Minerals, together with all easements, rights of way, licenses, privileges, rights and appurtenances thereto, as are necessary for the Company and its Subsidiaries’ mining operations in the ordinary course of business, including, mining, removal, processing, decommissioning, reclamation, and transporting of Minerals, subject only to Permitted Liens.

(g)       The Real Property constitutes all of the real property used and operated by the Company or its Subsidiaries in the ordinary course of business and in connection with mining operations and mining related activities. No other Person has a right to use or occupy any of the Real Property in a manner that would materially interfere with or impair the conduct of the mining operations of the Company and its Subsidiaries the ordinary course of business, except for any such rights which constitute a Permitted Lien and except as permitted by applicable Law. All mining operations of the Company and its Subsidiaries, current and as proposed in any mining plans, are conducted within the perimeter boundaries of the respective Mining Property and no operations encroach on the lands of any third party. To the knowledge of the Company, the Company has not received notice of any pending condemnation, action in eminent domain, taking, revocation (or intent to revoke), contest action, or notice of failure to pay Bureau of Land Management maintenance fees, by any Governmental Authority with respect to any of the Mining Property that is material to the Company or its Subsidiaries taken as a whole or to the mining operations of the Company and its Subsidiaries in ordinary course of business. All mining and mill site claim maintenance fees together with the applicable forms have been timely paid to the Utah state office of the Bureau of Land Management sufficient to perpetuate any unpatented mining claims. All fees, property tax payments and other obligations arising in connection with the Mining Property have been paid to the applicable Governmental Authority to which such amounts are payable.

(h)        Neither the Company nor any of its Subsidiaries has received any written notice that remains outstanding as of the date hereof that the current use and occupancy of the Real Property and the improvements thereon (i) are prohibited by any Lien or Law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Real Property.

(i)        Except for Permitted Liens and licenses of Intellectual Property, the Company and its Subsidiaries have good and valid title to the assets of the Company and its Subsidiaries. All owned or leased tangible personal assets of the Company and its Subsidiaries (other than the Real Property) are in all material respects in good working order, repair and operating condition.

4.20       Environmental Matters.

(a)        Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)        the Company and its Subsidiaries are and, during the last five (5) years, have been in compliance with all Environmental Laws, including, but not limited to, obtaining maintaining and complying with all permits required under applicable Environmental Laws;

(ii)        there has been no Release or threatened Release of any Hazardous Materials (x) at, in, on or under or from any Real Property or any other property or location formerly owned, leased or operated by the Company or any of its Subsidiaries or (y) by or on behalf of the Company or any of its Subsidiaries at any other location, including any location where the Company or any of its Subsidiaries has transported Hazardous Materials or arranged for their disposal;

(iii)        neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to the Company’s or any of its Subsidiaries’ compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(iv)        no Action is pending or, to the knowledge of the Company, threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law; and

(v)        neither the Company nor any of its Subsidiaries has retained or assumed, by contract or operation of Law, any material liabilities or material obligations of any other Person arising under Environmental Law.

(vi)        The Company and its Subsidiaries have evaluated their restoration, rehabilitation, mine closure, reclamation, remediation, and other post-operational obligations under Environmental Laws, has complied during the past five (5) years with all requirements under Environmental Laws respecting those obligations, and has sufficient financial assurance in place to satisfy those and any reasonably anticipated obligations. Neither the Company nor any of its Subsidiaries has received any unresolved or pending written notice from Governmental Authority indicating that such financial assurance is or may be insufficient to satisfy the requirements of Environmental Laws or any applicable closure or reclamation plans.

(b)        The Company has made available to Acquiror copies of all material written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of or conducted by the Company or its Subsidiaries with respect to the Company’s or any of its Subsidiaries’ compliance with, or liabilities arising under, Environmental Law.

4.21       Absence of Changes.

(a)        Since the Latest Balance Sheet Date, there has not been a Material Adverse Effect.

(b)       From the Latest Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries (i) have, in all material respects, conducted their businesses and operated their properties in the ordinary course of business consistent with past practice, other than due to any actions taken due to a “shelter in place” or similar direction of any Governmental Authority as a result of COVID-19 and (ii) have not taken any action that would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof.

4.22       Affiliate Agreements. Except as set forth on Schedule 4.22 and other than (i) any Company Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by the Company or its Subsidiaries) or standard employment agreements or offer letters and (ii) any Contract or business arrangement solely among the Company and its Subsidiaries, none of the Affiliates, stockholders, officers or directors of the Company or any of its Subsidiaries is a party to any Contract or business arrangement with the Company or its Subsidiaries (each such Contract or business arrangement, an “Affiliate Agreement”).

4.23      Internal Controls. Except as set forth in the Company SEC Reports, the Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Schedule 4.23, to the knowledge of the Company, there are no deficiencies with such systems that would reasonably be expected to be material to Acquiror and its Subsidiaries (including, after the Closing, the Company and its Subsidiaries), taken as a whole, after the Closing; provided that, as of the date hereof, to the knowledge of the Company, any such material deficiencies set forth on Schedule 4.23 have been resolved or remedied.

4.24      Permits. Each of the Company and its Subsidiaries has all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business (including, but not limited to, its mining operations) as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to be material to (i) such ownership, lease, operation or conduct or (ii) the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) each of the Company and its Subsidiaries is in compliance with all Material Permits applicable to the Company or any of its Subsidiaries.

4.25      Mining.

(a)       Schedule 4.25(a) sets forth a true, correct, and complete list of all patented mining claims owned by the Company or its Subsidiaries (“Patented Claims”) and identifies which entity owns each such Patented Claims. The Company or its Subsidiaries hold good and marketable title to all Patented Claims, in each case free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries currently lease any Patented Claims to any third party.

(b)       Schedule 4.25(b) sets forth a true, correct, and complete list of all unpatented mining claims (including any and all lode, placer, mill site and tunnel site claims) owned or leased or subleased by the Company or its Subsidiaries (“Unpatented Claims” and collectively with the Patented Claims, the “Mining Property”) and identifies which entity holds each such claim or site. Neither the Company nor any of its Subsidiaries currently leases any Unpatented Claims to any third party.

(c)       With respect to the Unpatented Claims:

(i)      Subject to the paramount title of the United States, the Company and its Subsidiaries are the sole owner of each Unpatented Claim, free and clear of all Liens, except for Permitted Liens.

(ii)       Each Unpatented Claim was validly located, recorded and filed with all appropriate Governmental Authorities, and the monuments of location for the Unpatented Claims are on federal public land open for mineral claim staking.

(iii)       All affidavits of assessment work or applicable maintenance fees in lieu thereof paid and all other filings required to maintain the Unpatented Claims in good standing have been properly and timely recorded or filed with appropriate Governmental Authorities.

(d)       The Company and its Subsidiaries are in exclusive possession or control of the right to develop the Minerals, subject to applicable Law, including the Mining Law of 1872, as amended.

(e)       The Company and its Subsidiaries have all surface and access rights, including as applicable fee simple estates, leases, easements, rights of way and permits, or licenses from landowners or Governmental Authorities, permitting the use of land by the Company or its Subsidiaries, and other interests that are required for the current state of exploiting the development potential of the Mining Property, and no third party or group holds any such rights that would be required to conduct mineral exploration, drilling activities, and production on any of the Mining Property.

(f)       The Company and its Subsidiaries are not aware of any conflicting patented or unpatented claims owned by third parties which overlay with any of the Mining Property.

(g)       The Mining Property includes all material claims, leases, subleases, licenses, permits, access rights, water rights, and other rights and interest necessary to explore, in the planned area of operations by the Company or its Subsidiaries, for Minerals, without any liability to pay any commission, royalty, license fee, net smelter royalty/return/receipt, net profits or net proceeds interests, or any similar payment to any Person except as disclosed in Schedule 4.25(g) and to use or transfer the Mining Property pursuant to applicable Law, except for Permits from Governmental Authorities.

(h)       Neither the Company nor any of its Subsidiaries is party to any, and to the knowledge of the Company, there is no, joint venture agreement, stockholder agreement, partnership agreement, voting agreement, powers of attorney, co-ownership agreement, co-tenancy agreements, management agreements or any other existing oral or written agreement of any kind which does or would have any adverse impact whatsoever on record or possessory title to the mineral estate of the Mining Property, or the access to, exploration, development or mining of the same and no other Person has any interest in the Mining Property or any right to acquire or otherwise obtain any such interest.

(i)       There are no known existing restrictions which would have any adverse effect on the right to explore, develop and mine Minerals from the Mining Property, except pursuant to applicable Law or as set forth in the Mining Documents.

(j)       Except as set forth in Schedule 4.25(j), there are no options, back-in rights, earn-in rights, rights of first refusal, rights of first offer, preemptive rights, off-take rights or similar provisions or rights which would affect Acquiror or any of its Subsidiaries’ interest in the Mining Property after the Closing Date. There are no restrictions on the ability of the Company or its Subsidiaries to use, transfer or exploit the Mining Property, except pursuant to applicable Law.

(k)       Neither the Company nor any of its Subsidiaries have received any notice, whether written or oral from any Governmental Authority or any Person with jurisdiction or applicable authority of any revocation or intention to revoke the Company’s or its Subsidiaries’ interests in or file a contest action related to any of the Mining Property.

(l)       The Company and its Subsidiaries, to the knowledge of the Company, have made available to the Parent all information and data pertaining to the Mining Property in its possession, including mining plans and plans of operation; reclamation plans; life of mine studies and reports; notices of intent; including those related to exploration drilling, pad and road construction; mining exploration; land and survey records; the existence of Minerals within the Mining Property, including relevant reserve and resource estimates; metallurgical test work and sampling data; drill data and assay results; all reclamation and bond release information; financial assurances for reclamation and all information concerning record, possessory, legal or equitable title to the Mining Property which is within its possession or control. Set forth in Schedule 4.25(l) is a list of all mining title opinions and title opinions and title policies of insurance relating to any of the real property interests in the Mining Property.

(m)       The Company or its Subsidiaries have the right, title, ownership and right to use all information and data pertaining to the Mining Property in its possession.

(n)       To the knowledge of the Company, there are no mineral reserves or mineral resources on the Mining Property, and the Company has made no public disclosures of any estimated proven or probable mineral reserves or estimated indicated, measured or inferred mineral resources. The Company has provided to Acquiror true, correct, and complete copies of all resource reports and engineering studies in its possession and control.

(o)       Schedule 4.25(o) sets forth a true, correct and complete list of the water rights, water leases and water supply agreements, ditch rights or other interests in water conveyance rights owned or leased by the Company and its Subsidiaries, including the owner and lessee with respect to each such right or interest (the “Water Rights”). The Company and its Subsidiaries have valid title or leaseholder interest or otherwise holds valid permits for the Company and its Subsidiaries free and clear of all Liens. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) neither the Company nor any of its Subsidiaries have received from any Governmental Authority or person any notice or claim affecting title to the Water Rights, including notice of non-use regarding such Water Rights; and (ii) to the knowledge of the Company, there are no current facts or conditions that would reasonably be expected to adversely impact the Water Rights and such Water Rights are sufficient to address current and projected operational requirements of the Mining Property in the ordinary course of business.

4.26      Proxy Statement/Prospectus. None of the information relating to the Company or any of its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in the Proxy Statement/Prospectus will, as of the date the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the Acquiror Stockholders, at the time of the Acquiror Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 4.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of the Company for use therein.

4.27      Company Information Statement. As of the date of filing, the Company Information Statement (or any amendment or supplement thereto) shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act and any other applicable Laws. As of the date of filing, the Company Information Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Company Information Statement in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of Acquiror specifically for inclusion in the Company Information Statement.

4.28      No Additional Representations and Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub or their Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub or their Affiliates. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, nothing contained in this Section 4.28 shall operate to eliminate or limit the liability of any Person for Fraud.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF ACQUIROR AND MERGER SUB

Except as set forth in the Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule) or in the Acquiror SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding (x) any disclosures in such Acquiror SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or

“Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward-looking in nature and (y) any exhibits or other documents appended thereto), Acquiror and Merger Sub represent and warrant to the Company as follows:

5.01      Corporate Organization. Each of Acquiror and Merger Sub has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each of Acquiror and Merger Sub, respectively, previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Each of Acquiror and Merger Sub is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into this Agreement or consummate the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror.

5.02      Due Authorization.

(a)       Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized and approved by the respective boards of directors of Acquiror and Merger Sub and, except for the Acquiror Stockholder Approval, no other corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or such ancillary agreements or Acquiror’s performance hereunder or thereunder (other than the adoption of this Agreement by Acquiror in its capacity as the sole stockholder of Merger Sub, which adoption will occur immediately following execution of this Agreement). This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by each of Acquiror and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)       The affirmative vote of holders of the requisite voting power of the outstanding shares of Acquiror Stock required to approve and adopt each Proposal at the Acquiror Meeting, whether in person or by proxy, shall be required to approve each such Proposal in accordance with the Acquiror Organizational Documents and applicable law, and in each case, assuming a quorum is present, the votes to approve the Proposals are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby, including the Closing (the approval by Acquiror Stockholders of all of the foregoing, collectively, the “Acquiror Stockholder Approval”).

(c)       At a meeting duly called and held, the Acquiror Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Acquiror’s stockholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80%) of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) subject to Section 8.04, resolved to recommend to the Acquiror Stockholders Approval of the transactions contemplated by this Agreement (such recommendation, the “Acquiror Board Recommendation”).

5.03      No Conflict. The execution, delivery and performance of this Agreement by Acquiror and Merger Sub and, upon receipt of the Acquiror Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror (including Merger Sub), (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to Acquiror or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any of its Subsidiaries (including Merger Sub) is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any of its Subsidiaries (including Merger Sub), except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement.

5.04      Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Actions against Acquiror or Merger Sub, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such) or otherwise affecting Acquiror or Merger Sub or their respective assets, including any condemnation or similar proceedings, that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement. There is no unsatisfied judgment or open injunction binding upon Acquiror or Merger Sub that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement.

5.05      Governmental Authorities; Consents. Subject to receipt of the Acquiror Stockholder Approval, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of Securities Laws and the Approved Stock Exchange on which the Acquiror Common Stock is intended to be listed as of the Effective Time.

5.06      Financial Ability; Trust Account.

(a)       As of June 30, 2023, there was at least $44,766,782 invested in a trust account (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, a New York limited purpose trust company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated November 17, 2021, by and between Acquiror and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Acquiror Organizational Documents and Acquiror’s final prospectus dated November 17, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default or breach under or materially delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with or without notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is a Redeeming Stockholder. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or that would entitle any Person (other than a shareholder of Acquiror holding Acquiror Pre-Transaction Class A Common Stock originally sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Pre-Transaction Class A Common Stock pursuant to the Acquiror Organizational Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account.

(b)       As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror nor Merger Sub has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

As of the date hereof, neither Acquiror nor Merger Sub has, or has any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.07      Brokers’ Fees. Except fees described on Schedule 5.07 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Acquiror or any of its Affiliates, including the Sponsor.

5.08      Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a)       Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since November 17, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

(b)       Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(c)       Acquiror has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(d)       There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)       Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(f)       As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.09      Business Activities; Absence of Changes.

(a)       Since its respective incorporation, neither Acquiror nor Merger Sub has conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror and Merger Sub to enter into and perform their respective obligations under this Agreement.

(b)       Except for Merger Sub, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Contracts expressly contemplated hereby and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case, whether directly or indirectly, any Contract or transaction that is, or could reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated herein, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)       Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time except as expressly contemplated by this Agreement will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)       As of the date hereof, there is no liability, debt or obligation of Acquiror or Merger Sub that would be required to be set forth or reserved for on a consolidated balance sheet of Acquiror and Merger Sub (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarter ended June 30, 2023 as reported on Form 10-Q or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole), (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarter ended June 30, 2023 as reported on Form 10-Q in the ordinary course of the operation of business of Acquiror and its Subsidiaries, (iii) disclosed in the Schedules, including Schedule 5.09(d), or (iv) for professional fees and other Outstanding Acquiror Expenses, including with respect to legal and accounting advisors incurred by the Acquiror or its Subsidiaries in connection with the Transactions.

(e)       Neither Acquiror nor Merger Sub has any material Indebtedness.

(f)       Since the incorporation of Acquiror, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement.

5.10      Form S-4 and Proxy Statement/Prospectus. On the Effective Date, the Form S-4, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement/Prospectus (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the Effective Date, the Form S-4 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b), on the date the Proxy Statement/Prospectus is first mailed to the Acquiror Stockholders and the Company Stockholders, and at the time of the Acquiror Meeting, the Proxy Statement/Prospectus (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Form S-4 or the Proxy Statement/Prospectus in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

5.11      No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and each of their respective directors, officers, employees, stockholders, partners, members and representatives, acknowledges and agrees that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and, except as otherwise provided in the representations and warranties contained in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.12      Tax Matters.

(a)       All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been timely filed, and all such Tax Returns are true, correct and complete in all material respects.

(b)       All material amounts of Taxes due and owing by Acquiror and its Subsidiaries have been paid.

(c)       There are no material written Tax deficiencies outstanding, proposed or assessed against Acquiror or any of its Subsidiaries, nor has Acquiror or any of its Subsidiaries executed any agreements waiving the statute of limitations on or extending the period for the assessment or collection of any material Tax, in each case, which have not since expired.

(d)       Neither Acquiror nor its Subsidiaries is engaged in any audit or other administrative proceeding with a taxing authority or any judicial proceeding with respect to material Taxes. Neither Acquiror nor its Subsidiaries has received any written notice from a taxing authority of a dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have since been resolved, and to the knowledge of Acquiror, no such claims have been threatened.

(e)       Neither Acquiror nor any of its Subsidiaries has requested or entered into a closing agreement, private letter ruling, technical advice memorandum, advance pricing agreement or similar agreement with any taxing authority that could reasonably be expected to affect the Taxes of Acquiror or any of its Subsidiaries after the Closing Date. Neither the Acquiror nor any of its Subsidiaries will be subject to any recapture, clawback, termination or similar adverse consequence with respect to any Tax incentive, holiday, credits or other Tax reduction, deferral or abatement arrangement (excluding, for the avoidance of doubt, any net operating loss) as a result of the Merger.

(f)       Neither Acquiror nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two (2) years.

(g)       There are no Liens with respect to Taxes on any of the assets of Acquiror or its Subsidiaries, other than Permitted Liens.

(h)       No written claim has been made, and to the knowledge of Acquiror, no oral claim has been made by any Governmental Authority in a jurisdiction where Acquiror or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return.

(i)       Neither Acquiror nor its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing or use of an improper method of accounting prior to the Closing; (ii) any written agreement with a Governmental Authority executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount received prior to the Closing outside of the ordinary course of business.

(j)      Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was and is the Acquiror or any of its Subsidiaries or (ii) except pursuant to customary commercial provisions in a Commercial Contract, has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor, by Contract or otherwise.

(k)       Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, or Tax indemnification agreements, other than pursuant to customary commercial provisions in a Commercial Contract. Neither the Acquiror nor its Subsidiaries has granted a power of attorney which is currently in force with respect to any material Taxes or material Tax Returns.

(l)       No amount or benefit that could be, or has been, received (whether in cash or property or the vesting of property or the cancellation of indebtedness) by any current or former employee, officer or director of Acquiror or any Subsidiary of Acquiror who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

(m)       Neither Acquiror nor any of its Subsidiaries has taken or agreed to take any action not contemplated by this Agreement and/or any related ancillary documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Neither Acquiror nor any of its Subsidiaries has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

5.13      Capitalization.

(a)       The authorized capital stock of Acquiror consists of (i) 1,000,000 shares of preferred stock, of which no shares are issued and outstanding as of the date hereof, (ii) 100,000,000 shares of Acquiror Pre-Transaction Class A Common Stock, of which 7,643,498 shares are issued and outstanding as of the date hereof, (iii) 10,000,000 shares of Acquiror Pre-Transaction Class B Common Stock, of which 200,000 shares are issued and outstanding as of the date hereof, (iv) 7,531,250 Acquiror Private Placement Warrants issued and outstanding as of the date hereof and (v) 7,187,500 Acquiror Public Warrants issued and outstanding as of the date hereof. All of the issued and outstanding shares of Acquiror Pre-Transaction Class A Common Stock and Acquiror Pre-Transaction Class B Common Stock and all of the issued and outstanding Acquiror Warrants (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the Acquiror SEC Reports with respect to certain Acquiror Stock held by the Sponsor.

(b)       Except for the Acquiror Warrants, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of Acquiror Stock or the equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating Acquiror to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as disclosed in the Acquiror SEC Reports or in the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Acquiror Stockholders may vote. Except as disclosed in the Acquiror SEC Reports, Acquiror is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to Acquiror Stock or any other equity interests of Acquiror.

(c)       The authorized equity interests of Merger Sub consist of 1,000 shares of common stock, of which 1,000 shares are issued and outstanding and owned by Acquiror as of the date of this Agreement. All of such issued and outstanding shares (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. Except for this Agreement and the Transactions, there are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for equity interests of Merger Sub, or any other Contracts to which Merger Sub is a party or by which Merger Sub is bound obligating Merger Sub to issue or sell any shares of capital stock of, other equity interests in or debt securities of, Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Merger Sub. There are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any securities or equity interests of Merger Sub. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Merger Sub’s stockholders may vote. Except for this Agreement and the transactions contemplated hereby, Merger Sub is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to the common stock or any other equity interests of Merger Sub.

5.14      NASDAQ Quotation. The issued and outstanding shares of Acquiror Pre-Transaction Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “SGII”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “SGIIW”. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “SGIIU”. Except as set forth on Schedule 5.14, Acquiror is in compliance with the rules of the NASDAQ and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NASDAQ or the SEC with respect to any intention by such entity to deregister the Acquiror Pre-Transaction Class A Common Stock, Acquiror Warrants or Acquiror Units or terminate the listing of Acquiror Pre-Transaction Class A Common Stock, Acquiror Warrants or Acquiror Units on the NASDAQ. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Pre-Transaction Class A Common Stock, Acquiror Warrants or Acquiror Units under the Exchange Act except as contemplated by this Agreement.

ARTICLE VI

COVENANTS OF THE COMPANY

6.01      Conduct of Business. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (i) use commercially reasonable efforts to operate its business in the ordinary course consistent with past practice, to preserve the goodwill and present business relationships (contractual or otherwise) with all customers, suppliers and others having material business relationships with it and to keep available the services of its current officers and key employees and (ii) continue to accrue and collect accounts receivable, accrue and pay accounts payable and other expenses, establish reserves for uncollectible accounts and manage inventory in accordance with past custom and practice. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01 or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a)       change or amend the certificate of incorporation, bylaws or other organizational documents of the Company or any of its Subsidiaries;

(b)       (i) make, declare or pay any dividend or distribution to the Company Stockholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) other than pursuant to the Pre-Closing PIPE Convertible Notes and the Tranche 1 Specified Convertible Notes, authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of its capital stock or other equity interests;

(c)       enter into, assume, assign, partially or completely amend or modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.13(a), any lease related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any of its Subsidiaries is a party or by which it is bound, other than entry into such agreements in the ordinary course of business consistent with past practice or as required by Law;

(d)       sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or business of the Company or any of its Subsidiaries, except for sales or dispositions of obsolete or worthless assets or sales of items or materials in an amount not in excess of $150,000 in the aggregate, other than sales or leases of assets to customers in the ordinary course of business;

(e)       except as otherwise required by Law or existing Company Benefit Plans, policies or Contracts of the Company or its Subsidiaries in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or manager of the Company or its Subsidiaries, except in the ordinary course of business consistent with past practice for any employee of the Company with annual base compensation less than $150,000, (ii) adopt, enter into or materially amend any Company Benefit Plan other than in the ordinary course of business with respect to annual renewals, (iii) grant or provide any material bonus, severance or termination payments or benefits to any employee or director of the Company or its Subsidiaries, except in connection with the promotion, hiring or firing of any employee (to the extent permitted by clause (iv) of this paragraph) in the ordinary course of business consistent with past practice, or (iv) hire any employee of the Company or its Subsidiaries or any other individual who is providing or will provide services to the Company or its Subsidiaries other than any employee with annual base compensation of less than $150,000 in the ordinary course of business consistent with past practice;

(f)       (i) fail to maintain its existence, (ii) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of or a controlling equity interest in, any corporation, partnership, association, joint venture or other business organization or division thereof, (iii) make any acquisition of any assets, business, equity interests or other properties in excess of $1,000,000 in the aggregate, (iv) sell, transfer, license, assign, fail to maintain or otherwise dispose of or encumber any of the material assets or Intellectual Property pertaining to the business of the Company or any of its Subsidiaries with a value in excess of $150,000, or acquire any assets in excess of $150,000, other than (A) non-exclusive licenses of Intellectual Property granted in the ordinary course of business (B) assignments of Intellectual Property developed in the course of providing engineering, development or similar services to any Subsidiary or customer of the Company, and (C) the expiration of Intellectual Property in accordance with the applicable statutory term, or (v) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(g)      make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $1,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof, made available to Acquiror;

(h)       make any loans or advances to any Person, except for advances to employees or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice;

(i)       make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to any income Tax Return or other material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or enter into any Tax sharing or similar agreement, in each case if such election, change, amendment, agreement, settlement, consent or other action could, individually or in the aggregate, have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror and its Affiliates (including the Company and its Subsidiaries) after the Closing;

(j)       take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(k)       enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of the Company or any of its Subsidiaries to enter into a new line of business;

(l)       enter into, renew or amend in any material respect any Affiliate Agreement;

(m)       waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $150,000 in the aggregate;

(n)        (i) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or (ii) amend, restate or modify any terms of or any agreement with respect to any outstanding Indebtedness;

(o)       make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(p)       voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage maintained with respect to the Company and its Subsidiaries and their assets and properties as of the date hereof; or

(q)       enter into any agreement to do any action prohibited under this Section 6.01.

6.02      Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information that in the opinion of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure, the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror, Merger Sub and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.03      Regulatory Approvals. The Company shall promptly furnish to Acquiror copies of any notices or written communications received by the Company or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the Company shall permit counsel to Acquiror an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. The Company agrees to provide, to the extent permitted by the applicable Governmental Authority, Acquiror and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between the Company and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

6.04      Termination of Certain Agreements. On and as of the Closing, the Company shall take all actions necessary to cause the Contracts listed on Schedule 6.04 to be terminated without any further force and effect and without any cost or other liability or obligation to the Company or any of its Subsidiaries, and there shall be no further obligations of any of the relevant parties thereunder following the Closing.

6.05      No Acquiror Stock Transactions. From and after the date hereof until the Effective Time, except as otherwise contemplated by this Agreement, (a) neither the Company nor any of its Subsidiaries or controlling Affiliates shall, directly or indirectly, engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror, and (b) neither Acquiror nor any of its Subsidiaries or controlling Affiliates shall, directly or indirectly, engage in any transactions involving the securities of the Company without the prior consent of the Company. Each of the Company and Acquiror shall use commercially reasonable efforts to require their respective Subsidiaries and controlling Affiliates to comply with the foregoing sentence.

6.06      No Claim Against the Trust Account. The Company acknowledges that it has read Acquiror’s final prospectus, dated November 17, 2021, and other Acquiror SEC Reports, the Acquiror Organizational Documents and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges that, if the transactions contemplated by this Agreement or, in the event of termination of this Agreement, another Business Combination are not consummated by August 19, 2023 or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company, on behalf of itself and its Affiliates, hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.06 shall survive the termination of this Agreement for any reason.

6.07      Company Stockholder Consent; Company Information Statement.

(a)       Promptly, but in no event later than seven (7) days, following the execution of this Agreement, the Company shall deliver to Acquiror a written consent in substantially the form attached hereto as Exhibit I (the “Company Stockholder Consent”), executed by Company Stockholders holding a number of shares of Company Stock constituting the Requisite Company Approval, pursuant to which, among other things, such Company Stockholders approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, in each case, in accordance with the DGCL and the certificate of incorporation, bylaws or other organizational documents of the Company.

(b)       Promptly following, but in no event later than twenty (20) days, following the execution of this Agreement, the Company shall (i) deliver to each Company Stockholder that did not execute and deliver the Company Stockholder Consent pursuant to Section 6.07(a) the notices and information required by the DGCL (including a copy of Section 262 of the DGCL), together with any other information, documents and notices required by the DGCL or any other applicable laws or by the certificate of incorporation, bylaws or other organizational documents of the Company, and (ii) file, in accordance with the rules and regulations of the Exchange Act, including Regulation 14C and Schedule 14C thereunder, an information statement (the “Company Information Statement,” and together with all notices and information described in the immediately preceding clause (i), the “Stockholder Materials”). The Company shall afford Acquiror the opportunity to review and comment upon the Stockholder Materials prior to them being filed or delivered to such Company Stockholders and the Stockholder Materials shall be reasonably satisfactory in form and substance to Acquiror. The Company covenants and agrees to ensure that the Stockholder Materials comply in all respects with the DGCL, the Securities Act, the Exchange Act and other applicable Laws and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c)       Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Company Information Statement. Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Company Information Statement and any amendment filed in response thereto. If either Acquiror or the Company becomes aware that any information contained in the Company Information Statement shall have become false or misleading in any material respect or that the Company Information Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other and (ii) Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Company Information Statement. Acquiror and the Company shall use reasonable best efforts to cause the Company Information Statement, as so amended or supplemented, to be filed with the SEC and to be delivered to the Company Stockholders, pursuant to applicable Law. Each of the Company and Acquiror shall provide the other party with copies of any written comments, and shall inform such other party of any oral comments, that Company receives from the SEC or its staff with respect to the Company Information Statement promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of Acquiror and the Company shall use reasonable best efforts to cause the Company Information Statement to comply with the rules and regulations promulgated by the SEC.

6.08      Proxy Solicitation; Other Actions.

(a)       The Company agrees to use commercially reasonable efforts to promptly provide Acquiror with such information as is required to be included in the Proxy Statement/Prospectus, including, without limitation, unaudited interim period financial information and the information required by Regulation S-K, including a technical report complying with the requirements of Item 1300 of Regulation S-K. The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advance notice, Acquiror and its counsel in connection with the drafting of the Proxy Statement/Prospectus and responding in a timely manner to comments on the Proxy Statement/Prospectus from the SEC. Without limiting the generality of the foregoing, the Company shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement/Prospectus of any required pro forma financial statements in compliance with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b)       From and after the date on which the Proxy Statement/Prospectus is mailed to the Acquiror Stockholders, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or any of its Subsidiaries or of any development regarding the Company or any of its Subsidiaries, in any such case that is known by the Company, that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause to promptly be made an amendment or supplement to the Proxy

Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form S-4, such that the Form S-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 6.08 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

6.09      Company Public Filings. From the date hereof through the Closing, the Company will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

6.10      Specified Compliance Measures. Prior to the S-4 being declared effective under the Securities Act, the Company shall take all actions necessary to (a) establish and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are (i) designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and (ii) to the knowledge of the Company, effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act; and (b) establish and maintain systems of internal accounting controls that provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Company and its Subsidiaries’ assets (the actions described in the foregoing clauses (a) and (b), collectively, the “Specified Compliance Measures”).

ARTICLE VII

COVENANTS OF ACQUIROR AND MERGER SUB

7.01      Regulatory Approvals. Acquiror shall promptly furnish to the Company copies of any notices or written communications received by Acquiror or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and Acquiror shall permit counsel to the Company an opportunity to review in advance, and Acquiror shall consider in good faith the views of such counsel in connection with, any proposed written communications by Acquiror and/or its Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement. Acquiror agrees to provide the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between Acquiror and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

7.02      Indemnification and Insurance.

(a)       From and after the Effective Time, Acquiror and the Surviving Company agree that they shall indemnify and hold harmless each present and former director and officer of the Company and Acquiror and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and required under its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date hereof to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Effective Time provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Company’s and its Subsidiaries’ current and former officers and directors that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date hereof and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and its Subsidiaries to honor, each of the covenants in this Section 7.02.

(b)       Acquiror or the Surviving Company shall purchase on the Closing Date and maintain in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a six (6)-year “tail” policy covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its Representatives) as of the date hereof with respect to matters occurring on or prior to the Effective time (the “D&O Tail Insurance Policy”). The D&O Tail Insurance Policy shall contain terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the current insurance coverage as of the date of this Agreement.

(c)       Notwithstanding anything contained in this Agreement to the contrary, this Section 7.02 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror or the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.02.

7.03      Conduct of Acquiror During the Interim Period.

(a)       During the Interim Period, except as set forth on Schedule 7.03 or as contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each of Acquiror and Merger Sub shall not, and each shall not permit any of its Subsidiaries to:

(i)       change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the certificate of incorporation or bylaws of Merger Sub;

(ii)       (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Acquiror or Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, Acquiror or Merger Sub; or (C) other than in connection with the Offer or as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Acquiror or Merger Sub;

(iii)        make or change any material Tax election or adopt or change any material Tax accounting method, file any amendment to any income Tax Return or other material Tax Return, enter into any agreement with a Governmental Authority with respect to Taxes, settle or compromise any claim or assessment in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or enter into any Tax sharing or similar agreement, in each case if such election, change, amendment, agreement, settlement, consent or other action could, individually or in the aggregate, have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of Acquiror, the Company, the Surviving Company or their respective Affiliates and Subsidiaries after the Closing;

(iv)       take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or could reasonably be expected to prevent or impede, the Intended Tax Treatment;

(v)       enter into, renew or amend in any material respect any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vi)       waive, release, compromise, settle or satisfy any pending or threatened material Action or compromise or settle any material liability;

(vii)       incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(viii)       incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than such material liabilities, debts or obligations as are (A) expressly contemplated by this Agreement, including those incurred or arising under the Contracts set forth on Schedule 5.07, or (B) incurred in support of the Transactions; or

(ix)       (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein.

(b)       During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to, comply with and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

7.04      Trust Account and Other Closing Payments. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and to be applied as follows:

(a)	First, for the redemption of any shares of Acquiror Stock in connection with the Offer;

(b)	Second, for the payment of the (i) Outstanding Acquiror Expenses pursuant to Section 3.07(b) and (ii) the payment of the premium for the D&O Tail Insurance Policy pursuant to Section 7.02(b);

(c)	Third, for the payment of Outstanding Company Expenses pursuant to Section 3.07(a); and

(d)	Fourth, the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) – (c), to be disbursed to Acquiror or the Surviving Company.

7.05      Director and Officer Appointments. Except as otherwise agreed in writing by the Company and Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate to cause (a) all of the members of the Acquiror Board to resign effective as of the Closing, unless and to the extent otherwise agreed by Acquiror and the Company, (b) the number of directors constituting the Acquiror Board shall be seven (7) directors of which (x) two (2) directors shall be designated by Acquiror and (y) five (5) directors shall be designated by the Company prior to the Closing and (c) the individuals designated by Acquiror and the Company pursuant to the immediately preceding clauses (x) and (y) to be elected as members of the Acquiror Board, effective as of the Closing. Except as otherwise specified in writing by the Company to Acquiror prior to the Closing, and conditioned upon the occurrence of the Closing, Acquiror and the Acquiror Board shall take all actions necessary or appropriate to cause (i) all of the officers of Acquiror to resign effective as of the Closing and (ii) the individuals mutually agreed upon by Acquiror and the Company to be appointed as the officers of Acquiror in the positions agreed upon by Acquiror and the Company, effective as of the Closing.

7.06      Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or any of its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information that in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, Acquiror and Merger Sub shall, and shall cause their Subsidiaries to, afford to the Company and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and Merger Sub and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror and Merger Sub that are in the possession of Acquiror or Merger Sub, as such

Representatives may reasonably request. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.07      Stock Exchange Listing.

(a)       From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure that Acquiror remains listed as a public company on an Approved Stock Exchange.

(b)       Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Merger and the Acquiror Common Stock underlying the Exchanged Warrants to be approved for listing on the NASDAQ as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

7.08      Acquiror Public Filings. From the date hereof through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.09      Incentive Equity Plan. Prior to the Closing Date, Acquiror Board shall approve and adopt, a management long-term incentive equity plan in form and substance mutually satisfactory to the parties (the “LTIP”), which in no event shall be comprised of less than ten percent (10%) of the aggregate number of shares of Acquiror Common Stock that will be outstanding as of immediately after the Closing, calculated on a fully-diluted basis (but not giving effect to the number of shares to be reserved under the LTIP).

7.10      Amendments to Acquiror Organizational Documents. On the Closing Date, Acquiror shall amend and restate, effective as of immediately prior to the Effective Time, its amended and restated certificate of incorporation and bylaws, respectively, in the forms of (a) the Second Amended and Restated Certificate of Incorporation of Acquiror, substantially in the form attached hereto as Exhibit H-1 (the “Acquiror A&R Certificate of Incorporation”), which provides, among other things, (i) the change of the Acquiror’s name to “American Battery Materials, Inc.” (ii) a single class of Acquiror Common Stock and (iii) an increase in the number of Acquiror’s authorized shares of Acquiror Common Stock, and (b) the Amended and Restated Bylaws of Acquiror, substantially in the form attached hereto as Exhibit H-2 (the “Acquiror A&R Bylaws”).

7.11      Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Common Stock pursuant to this Agreement and the other agreements contemplated hereby by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of the Surviving Company following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

ARTICLE VIII

JOINT COVENANTS

8.01      Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby; (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company or their respective Affiliates are required to obtain in order to consummate the Merger, including any required approvals of parties to material Contracts with the Company or its Subsidiaries; and (c) take such other action as may reasonably be necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Merger Sub, the Company or the Company’s Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or any of its Subsidiaries is a party or otherwise in connection with the consummation of the Merger.

8.02      Preparation of Form S-4 & Proxy Statement/Prospectus; Acquiror Meeting.

(a)       As promptly as practicable following the execution and delivery of this Agreement, Acquiror and the Company shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld or delayed), and Acquiror shall use reasonable best efforts to file, or cause to be filed, with the SEC, the Form S-4 (it being understood that the Form S-4 shall include the Proxy Statement/Prospectus, which will be included therein as a prospectus and which will be used as a proxy statement for the Acquiror Meeting with respect to the Proposals (as defined below). Each of Acquiror and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-4 and the Proxy Statement/Prospectus. Promptly after the Form S-4 is declared effective under the Securities Act, Acquiror will cause the Proxy Statement/Prospectus to be mailed to Acquiror Stockholders.

(b)      Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus and any amendment to the Form S-4 or Proxy Statement/Prospectus filed in response thereto. If either Acquiror or the Company becomes aware that any information contained in the Form S-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form S-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other and (ii) Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form S-4 and Proxy Statement/Prospectus. Acquiror and the Company shall use reasonable best efforts to cause the Proxy Statement/Prospectus, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Each of the Company and Acquiror shall provide the other party with copies of any written comments, and shall inform such other party of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Form S-4 or Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of Acquiror and the Company shall use reasonable best efforts to cause the Form S-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to have the Form S-4 declared effective as promptly as practicable after it is filed with the SEC and to keep the Form S-4 effective through the Closing in order to permit the consummation of the transactions contemplated hereby.

(c)       Acquiror shall file the Proxy Statement on Schedule 14A in accordance with the rules and regulations of the Exchange Act. Acquiror agrees to include provisions in the Proxy Statement, and to take reasonable action related thereto, with respect to (i) the approval of (A) change of Acquiror’s name to “American Battery Materials Inc.”, (B) the Acquiror A&R Certificate of Incorporation and (C) the Acquiror A&R Bylaws (the “Amendment Proposal”), (ii) the adoption and approval of this Agreement and the Merger (the “Transaction Proposal”), (iii) the election of directors effective as of the Closing (the “Director Election Proposal”), (iv) the approval of the LTIP effective as of the Closing (the “Equity Plan Proposal”), (v) the approval of the issuance of the Per Share Merger Consideration (the “Issuance Proposal”), and (vi) the approval of any other proposals reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby (together with the Amendment Proposal, the Transaction Proposal, the Director Election Proposal, the Equity Plan Proposal and the Issuance Proposal, collectively, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) that Acquiror shall propose to be acted on by Acquiror Stockholders at the Acquiror Meeting.

(d)       Acquiror shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to Acquiror Stockholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the Acquiror Meeting in accordance with the DGCL for a date no later than fifteen (15) days following the SEC Clearance Date and (iii) solicit proxies from the holders of Acquiror Stock to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to Acquiror Stockholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus. Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Acquiror Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Stock to obtain the Acquiror Stockholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Acquiror Meeting, provided that the Acquiror Meeting (x) is not postponed or adjourned to a date that is more than forty-five (45) days after the date for which the Acquiror Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Termination Date.

8.03      Company Exclusivity.

(a)       During the Interim Period, the Company shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror, Merger Sub and/or any of their Affiliates) concerning any Acquisition Transaction. Notwithstanding anything to the contrary in this Agreement, the Company may (i) seek to clarify and understand the terms and conditions of any bona fide, unsolicited written Acquisition Proposal made by any person or group after the date hereof that did not result from a material breach of this Agreement to determine whether such Acquisition Proposal constitutes or would reasonably be likely to lead to a Superior Proposal, if consummated, if the Company Board (A) shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal constitutes or would reasonably be expected to constitute or lead to a Superior Proposal and (B) shall have determined in good faith, after consultation with its outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law and (ii) inform any person or group making any bona fide, unsolicited written Acquisition Proposal of the provisions of this Section 8.03. The Company shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b)       In addition to the obligations set forth in Section 8.03(a), the Company shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Acquiror of the receipt of any Acquisition Proposal. Such notice to Acquiror shall indicate the material terms and conditions of such Acquisition Proposal, including copies of any written Acquisition Proposal (provided, that such notice need not include the identity (or other identifying information) of the person making the Acquisition Proposal). The Company shall thereafter keep Acquiror reasonably informed as promptly as practicable (and in any event within twenty-four (24) hours) of any material developments affecting the terms and conditions of any such Acquisition Proposal.

(c)       Neither the Company Board nor any committee thereof shall: (i) fail to include the Company Board Recommendation in the Company Information Statement when disseminated to the Company Stockholders; (ii) withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify, in each case in a manner adverse to Acquiror or Merger Sub, the Company Board Recommendation; (iii) adopt, approve, recommend or declare advisable any Acquisition Proposal (other than those relating to the Merger); or (iv) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iv) being referred to herein as a “Change in Company Board Recommendation”).

8.04      Acquiror Exclusivity.

(a)       During the Interim Period, neither Acquiror nor Merger Sub shall take, nor shall they permit any of their respective Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company and/or any of its Affiliates), concerning, relating to or which is intended to give rise to or result in, any offer, inquiry, proposal or indication of interest, whether written or oral, relating to any Business Combination other than with the Company, the Company Stockholders and their respective Affiliates and Representatives (a “Business Combination Proposal”). Each of Acquiror and Merger Sub shall, and each shall cause its respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to a Business Combination Proposal.

(b)       Except as set forth in Section 8.04(c), neither the Acquiror Board nor any committee thereof shall: (i) fail to include the Acquiror Board Recommendation in the Proxy Statement/Prospectus when disseminated to the Acquiror Stockholders (and at all times thereafter prior to receipt of the Acquiror Stockholder Approval); (ii) withhold, withdraw, amend, qualify or modify or publicly propose to withhold, withdraw, amend, qualify or modify, in each case in a manner adverse to the Company, the Acquiror Board Recommendation; or (iii) resolve, agree or publicly propose to take any such actions (each such foregoing action or failure to act in clauses (i) through (iii) being referred to herein as a “Change in Acquiror Board Recommendation”).

(c)       Notwithstanding any provision of Section 8.04(b), at any time prior to the receipt of the Acquiror Stockholder Approval, but not after, the Acquiror Board may: (i) make a Change in Acquiror Board Recommendation in connection with an Acquiror Intervening Event if the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; provided, however, that prior to making such Change in Acquiror Board Recommendation, (A) Acquiror shall provide the Company with written notice of its intention to take such action at least three (3) Business Days in advance of taking such action, specifying the reasons for the Acquiror Board’s intention (it being understood that any material development with respect to an Acquiror Intervening Event shall require a new notice), (B) Acquiror shall and shall direct its Representatives to negotiate in good faith with the Company during such three (3) Business Day period, to the extent the Company wishes to negotiate, to enable the Company to propose revisions or modifications to the terms of this Agreement such that it would permit the Acquiror Board not to make a Change in Acquiror Board Recommendation pursuant to this Section 8.03(b) and (C) at the end of such three (3) Business Day period, the Acquiror Board shall consider in good faith any revisions or modifications to the terms of this Agreement proposed in writing by the Company, and determine in good faith, after consultation with its outside legal counsel and taking into account such revisions or modifications, whether the Acquiror Board’s failure to make a Change in Acquiror Board Recommendation would continue to be inconsistent with its fiduciary duties under applicable Law.

(d)       Nothing contained in this Section 8.04 shall prohibit Acquiror or the Acquiror Board or any committee thereof from: (i) taking and disclosing to the stockholders of Acquiror a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer); (ii) making any disclosure to the Acquiror Stockholders if the Acquiror Board determines in good faith, after consultation with its outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law; or (iii) making any “stop-look-and-listen” communication to its stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to its stockholders).

8.05      Tax Matters.

(a)       Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger and the other transactions contemplated hereby shall be borne by the Surviving Company. The Surviving Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and shall timely pay (or cause to be timely paid) to the applicable Governmental Authority such Taxes. The parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Taxes.

(b)        Reorganization Treatment.

(i)       Acquiror, Merger Sub and the Company intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Acquiror, Merger Sub and the Company shall, and shall cause its respective Affiliates to, use its reasonable best efforts to so qualify and shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise) such treatment unless required to do so by applicable Law or as required in good faith to settle a dispute with a Governmental Authority. Each of the parties hereto agrees to promptly notify all other parties hereto of any challenge to the Intended Tax Treatment by any Governmental Authority.

(ii)       The Company, Acquiror and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c)       FIRPTA Certificate. At or prior to the Closing, the Company shall have delivered to Acquiror a certificate and notice pursuant to Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h)(2) certifying that the Company has not been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) during the five (5)-year prior ending on the Closing Date and notifying the U.S. Internal Revenue Service of the same, in a form reasonably acceptable to Acquiror.

8.06      Confidentiality; Publicity.

(a)       Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby are subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b)        None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use its commercially reasonable efforts to coordinate such announcement or communication with the other party prior to announcement or issuance; provided, however, that, each party hereto and its Affiliates may make non-public announcements regarding this Agreement and the transactions contemplated hereby to their Affiliates’ respective directors, officers, employees, direct and indirect limited partners and investors without the consent of any other party hereto; and provided, further, that, subject to Section 6.02 and this Section 8.06, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

8.07      Support Agreements; Registration Rights Agreement; Sponsor Earnout Agreement. Immediately following the date of this Agreement (and in any event on the same day as the execution of this Agreement), (i) the Company shall deliver, or cause to be delivered, to Acquiror (A) the Stockholder Support Agreement duly executed by each Key Company Stockholder, and (B) the Registration Rights Agreement duly executed by each Key Company Stockholder, and (ii) Acquiror shall deliver, or cause to be delivered, to the Company the Sponsor Support Agreement and the Registration Rights Agreement, in each case, duly executed by Sponsor. As promptly as practicable following the date of this Agreement, and in any event prior to the S-4 being declared effective under the Securities Act, (x) the Company shall deliver, or cause to be delivered, to Acquiror the Sponsor Earnout Agreement, duly executed by the Company, and (y) Acquiror shall deliver, or cause to be delivered, to the Company the Sponsor Earnout Agreement, duly executed by Acquiror and the Sponsor.

8.08      Post-Closing Cooperation; Further Assurances. Following the Closing, each party hereto shall, on the request of any other party hereto, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

9.01      Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)       All necessary permits, approvals, clearances, and consents of or filings with any Regulatory Consent Authorities shall have been procured or made, as applicable.

(b)       There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c)       The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement/Prospectus.

(d)       Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the closing of the Offer and prior to the Merger.

(e)       The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form S-4 and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(f)       The Company Stockholder Consent shall have been obtained.

(g)      The Acquiror Stockholder Approval shall have been obtained.

9.02      Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)       Representations and Warranties.

(i)       Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Due Incorporation), Section 4.03 (Due Authorization), Section 4.06(d) (Capitalization), and Section 4.17 (Brokers’ Fees) (collectively, the “Company Specified Representations”), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)       The representations and warranties of the Company contained in Sections 4.06(a), (b), (c), (e) and (f) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(iii)       The representations and warranties of the Company contained in Section 4.01(b) (Due Incorporation) and Section 4.21(a) (No Material Adverse Effect) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(b)       Each of the representations and warranties of the Company contained in this Agreement (other than the Company Specified Representations and the representations and warranties contained in Section 4.01(b) (Due Incorporation), Sections 4.06(a), (b), (c), (e) and (f) (Capitalization), and Section 4.21(a) (No Material Adverse Effect)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(c)       Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects.

(d)       The Company shall have implemented to Acquiror’s satisfaction each of the Specified Compliance Measures.

(e)       The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b), Section 9.02(c) and Section 9.02(d) have been fulfilled.

(f)       All directors of the Company (other than those listed on Schedule 2.05) shall have executed and delivered to Acquiror letters of resignation resigning from their positions as directors of the Company.

(g)       Each of the Key Company Executives shall have executed and delivered to Acquiror an Employment Agreement.

(h)       Each of the Earnout Eligible Employees shall have executed and delivered to Acquiror an Earnout Agreement.

(i)       Each of the Restricted Company Stockholders shall have executed and delivered to Acquiror a Restrictive Covenant Agreement.

(j)       Each of the Key Company Stockholders shall have executed and delivered to Acquiror a Stockholder Lock-Up Agreement.

(k)       Each of the Key Company Stockholders shall have executed and delivered to Acquiror the Stockholders’ Agreement.

(l)       The Company shall have executed and delivered to Acquiror the Sponsor Earnout Agreement in accordance with Section 8.07.

9.03      Conditions to the Obligations of the Company. The obligation of the Company to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)       Each of the representations and warranties of Acquiror and Merger Sub contained in this Agreement (other than the representations and warranties of Acquiror contained in Section 5.13 (Capitalization)) (without giving effect to any materiality qualification therein) shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(b)       The representations and warranties of Acquiror and Merger Sub contained in Section 5.13 (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time.

(c)       Each of the covenants of Acquiror and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects.

(d)       The Acquiror A&R Certificate of Incorporation, substantially in the form attached hereto as Exhibit H-1, shall have been filed with the Secretary of State of the State of Delaware and Acquiror shall have adopted the Acquiror A&R Bylaws, substantially in the form attached hereto as Exhibit H-2.

(e)       Acquiror shall have executed and delivered the Stockholders’ Agreement.

(f)       Acquiror shall have delivered the Sponsor Lock-Up Agreement, executed by Acquiror and the Sponsor.

(g)       Acquiror shall have delivered the Sponsor Earnout Agreement, executed by Acquiror and the Sponsor, in accordance with Section 8.07.

(h)       The Acquiror Common Stock comprising part of the Merger Consideration to be issued pursuant to this Agreement and the Acquiror Common Stock underlying the Exchanged Warrants shall have been approved for listing on an Approved Stock Exchange, subject only to official notice of issuance thereof.

(i)       The Available Closing Date Cash shall be equal to or in excess of $20,000,000.00.

(j)       Acquiror shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a), Section 9.03(b), and Section 9.03(c) have been fulfilled.

ARTICLE X

TERMINATION/EFFECTIVENESS

10.01      Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)       by written consent of the Company and Acquiror;

(b)       prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to forty-five (45) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its commercially reasonable efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before the later of (A) August 19, 2023 and (B) to the extent Acquiror Stockholders duly approve a later date for completion of a Business Combination, such later date (the later of (A) and (B), the “Termination Date”), or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if Acquiror’s or Merger Sub’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c)       prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.03(a), Section 9.03(b) or Section 9.03(c) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its commercially reasonable efforts, then, for a period of up to forty-five (45) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such commercially reasonable efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, or (iii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under subsection (ii) or (iii) shall not be available if the Company’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(d)       by written notice from Acquiror to the Company if the Company Stockholder Consent has not been obtained and delivered to Acquiror within seven (7) days following the execution of this Agreement pursuant to Section 6.07; or

(e)       by written notice from either the Company or Acquiror to the other party if this Agreement shall fail to receive the Acquiror Stockholder Approval at the Acquiror Meeting (subject to any adjournment or recess of the meeting).

Any party hereto terminating this Agreement pursuant to this Section 10.01 shall give written notice of such termination to each other party hereto in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected.

10.02      Effect of Termination. Except as otherwise set forth in this Section 10.02 or Section 11.14, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of any party hereto for any Fraud or any intentional and willful breach of this Agreement by such party occurring prior to such termination. The provisions of Section 6.06, this Section 10.02 and Sections 11.02, 11.03, 11.04, 11.05, 11.06, 11.13, 11.15 and 11.17 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.01      Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02      Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to Acquiror, Merger Sub or the Surviving Company, to:

Seaport Global Acquisition II Corp.

360 Madison Avenue, 23rd Floor

New York, NY 10017

Attn: Stephen C. Smith, Chief Executive Officer

E-mail: [personal information redacted]

with a copy to:

Paul Hastings LLP

600 Travis Street, Fifty-Eighth Floor

Houston, TX 77002

Attention: Will Burns; Joseph Swanson

E-mail: [personal information redacted]

(b)	If to the Company, to:

American Battery Materials, Inc.

500 West Putnam Avenue, Suite 400

Greenwich CT 06830

Attention: David Graber; Sebastian Lux

E-mail: [personal information redacted]

and with a copy to:

New Venture Attorneys, P.C.

101 Church Street, Suite 22

Los Gatos, CA 95030

Attention: Tomer Tal

E-mail: [personal information redacted]

or to such other address or addresses as the parties hereto may from time to time designate in writing.

11.03      Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto; provided, that the Company may delegate the performance of its obligations or assign its rights hereunder in part or in whole to any Affiliate of the Company so long as the Company remains fully responsible for the performance of the delegated obligations (if any). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the current and former officers and directors of the Company

(and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.02, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties hereto, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.15 and 11.16.

11.05      Expenses. Except as otherwise provided herein (including Section 3.07, Section 7.01(e) and Section 10.02), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisors and accountants.

11.06      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

11.07      Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08      Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party hereto in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

11.09      Entire Agreement. This Agreement (together with the Schedules and Exhibits and to this Agreement and the ancillary documents to this Agreement) and that certain Confidentiality Agreement, dated as of March 8, 2023, by and between the Company and Acquiror (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10      Amendments. This Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties hereto shall not restrict the ability of the board of directors of any of the parties hereto to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10 or to waive any term or condition hereof pursuant to Section 11.01, and the parties hereto may amend or terminate this Agreement (or waive any term or condition hereof) in accordance with the terms of this Agreement whether before or after the approval of this Agreement by the stockholders of any party hereto.

11.11      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the parties hereto.

11.12       Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.13      Enforcement. The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) each party hereto shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties hereto would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction.

11.14      Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any party hereto and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror and Merger Sub under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing, and then only with respect to any breaches occurring after the Closing, and (b) this Article XI. Notwithstanding anything to the contrary herein, nothing herein shall restrict any Action or liability in the case of Fraud.

11.16      Acknowledgements.

(a)       Each party hereto acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties hereto (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties hereto (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) it has been represented by legal counsel in connection with its evaluation of the Transactions and all other matters relating to this Agreement and has not been represented or advised by any of the other parties or any of their respective Affiliates, owners, members, managers, directors, partners, officers, employees, agents or representatives (including legal counsel) on any matter concerning this Agreement, the Transactions or any of the agreements contemplated hereby; (iii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iv) the Acquiror Representations constitute the sole and exclusive representations and warranties of Acquiror and Merger Sub in connection with the transactions contemplated hereby; (v) except for the Company Representations by the Company and the Acquiror Representations by Acquiror and Merger Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any such party’s Subsidiaries) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (vi) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company Representations by the Company and the Acquiror Representations by Acquiror and Merger Sub.

(b)       Effective upon Closing, each party hereto waives, on its own behalf and on behalf of its respective Affiliates and Representatives, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action it may have against any other party hereto or their respective Subsidiaries and any of their respective current or former Affiliates or Representatives relating to the operation of any party hereto or its Subsidiaries or their respective businesses or relating to the subject matter of this Agreement, the Schedules, or the Exhibits to this Agreement, whether arising under or based upon any federal, state, local or foreign statute, Law, ordinance, rule or regulation or otherwise. Each party hereto acknowledges and agrees that it will not assert, institute or maintain any Action, suit, Claim, investigation, or proceeding of any kind whatsoever, including a counterclaim, cross-claim or defense, regardless of the legal or equitable theory under which such liability or obligation may be sought to be imposed, that makes any claim contrary to the agreements and covenants set forth in this Section 11.16. Notwithstanding anything herein to the contrary, nothing in this Section 11.16(b) shall preclude any party hereto from seeking any remedy for Fraud. Each party hereto shall have the right to enforce this Section 11.16 on behalf of any Person that would be benefitted or protected by this Section 11.16 if they were a party hereto. The foregoing agreements, acknowledgements, disclaimers and waivers are irrevocable. For the avoidance of doubt, nothing in this Section 11.16 shall limit, modify, restrict or operate as a waiver with respect to any rights any party hereto may have under any written agreement entered into in connection with the transactions contemplated hereby, including the Stockholders’ Agreement and the Registration Rights Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date hereof.

SEAPORT GLOBAL ACQUISITION II CORP.

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: Chief Executive Officer

LITHIUM MERGER SUB, INC.

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: Chief Executive Officer

AMERICAN BATTERY MATERIALS, INC.

By:	/s/ David Graber
Name: David Graber
Title: Co-Chief Executive Officer

By:	/s/ Sebastian Lux
Name: Sebastian Lux
Title: Co-Chief Executive Officer

ANNEX A

Supporting Company Stockholders

Adam Lipson

Sebastian Lux

David Graber

Cobrador Multi-Strategy Partners, LP

Jared Levinthal

Justin Vorwerk

Andrew Suckling

Dylan Glenn

ANNEX B

Key Company Executives

Sebastian Lux

David Graber

ANNEX C

Earnout Eligible Employees

Sebastian Lux

David Graber

ANNEX D

Restricted Company Stockholders

Sebastian Lux

David Graber

Cobrador Multi-Strategy Partners

ANNEX A-1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1, dated as of July 14, 2023 (this “Amendment No. 1”), to the Agreement and Plan of Merger, dated as of June 1, 2023 (the “Merger Agreement”), by and among Seaport Global Acquisition II Corp., a Delaware corporation (“Acquiror”), Lithium Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and American Battery Materials, Inc., a Delaware corporation (the “Company”, and Acquiror, Merger Sub and the Company are referred to herein individually as a “Party” and collectively as the “Parties”), is made and entered into by and among the Parties. Capitalized terms used but not defined in this Amendment No. 1 shall have the respective meanings ascribed to such terms in the Merger Agreement, which will remain in full force and effect as amended hereby.

RECITALS

WHEREAS, pursuant to Section 11.10 of the Merger Agreement, the Parties desire to amend the Merger Agreement, as set forth in this Amendment No. 1, effective as of the date hereof.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereby agree as follows:

1.            Amendments to the Merger Agreement.

1.1    Article I of the Merger Agreement. Article I of the Merger Agreement is hereby amended by adding the following defined terms to such article:

““Contribution Amount” has the meaning specified in Section 8.09(a).

“Contribution Date” has the meaning specified in Section 8.09(a).

“Contribution Start Date” has the meaning specified in Section 8.09(a).

“Purchase Price” means $120,000,000.”

1.2    Article VIII of the Merger Agreement. Article VIII of the Merger Agreement is hereby amended by adding the following Section 8.09 immediately after Section 8.08:

“8.09    Contributions by the Company.

(a)    Beginning on August 18, 2023 (the “Contribution Start Date”), and on the corresponding date of each calendar month after the Contribution Start Date (each such date, including the Contribution Start Date, a “Contribution Date”) until the earlier of (i) the date as of which the Company has made six (6) monthly contribution payments pursuant to this Section 8.09(a) and (ii) Acquiror’s delivery of written notice to the Company that Acquiror has determined not to consummate the Transactions, the Company shall pay or cause to be paid to Acquiror, by wire transfer of immediately available funds, an amount in cash (each such amount, a “Contribution Amount”) equal to the product of (x) the total number of shares of Acquiror Stock outstanding as of immediately prior to the applicable Contribution Date, taking into account all redemptions of Acquiror Stock occurring prior to such Contribution Date, multiplied by (y) $0.015.

(b)    Subject to the performance by the Company of its obligations under Section 8.09(a), if the Closing occurs, then immediately following the Closing, Acquiror shall issue or cause to be issued to the Company Stockholders, pro rata in accordance with the number of shares of Company Stock held by each such Company Stockholder, an aggregate number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (i) the aggregate amount of all Contribution Amounts paid by the Company to Acquiror pursuant to Section 8.09(a), by (ii) $10.00.

(c)    If the Company fails to pay to Acquiror any Contribution Amounts in accordance with Section 8.09(a), then Acquiror shall be entitled, in its sole discretion, to either (i) terminate this Agreement pursuant to Section 10.01(f) of this Agreement, or (ii) direct the Sponsor to pay to Acquiror the Contribution Amounts required to be paid by the Company pursuant to Section 8.09(a).

(d)    If Acquiror elects to direct the Sponsor to pay the Contribution Amounts pursuant to clause (ii) of Section 8.09(c), then (i) if the Closing occurs, Acquiror shall issue to the Sponsor at the Closing a number of shares of Acquiror Common Stock equal to the quotient obtained by dividing (x) the product of (A) all Contribution Amounts required to be paid by the Company pursuant to Section 8.09(a) (regardless of whether such amounts are actually paid by the Company), multiplied by (B) two (2), by (y) $10.00, and (ii) if the Closing does not occur and this Agreement is terminated (other than by Acquiror pursuant to Section 10.01(f) of this Agreement), then promptly, but in any event no more than ten (10) Business Days following the effective date of such termination, the Company shall issue to the Sponsor a number of shares of Company Common Stock equal to the quotient obtained by dividing (i) the product of (A) all Contribution Amounts required to be paid by the Company pursuant to Section 8.09(a) (regardless of whether such amounts are actually paid by the Company), multiplied by (B) two (2), by (ii) the average of the volume weighted average price of the Company Common Stock, as reported by the OTC Markets Group, over the ten (10) trading-day period ending on the last trading day immediately prior to the date of issuance of such shares of Company Common Stock to the Sponsor.

(e)    Acquiror shall contribute to the Trust Account any Contribution Amounts received by Acquiror pursuant this Section 8.09 reasonably promptly following Acquiror’s receipt of any such amounts.

(f)    The obligations of the Company under this Section 8.09 shall terminate upon the Closing or the earlier termination of this Agreement.”

1.3    Section 10.01 of the Merger Agreement. Section 10.01 of the Merger Agreement is hereby amended as follows:

(a)    Section 10.01(b). Clause (ii) of Section 10.01(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) the Closing has not occurred on or before the earlier of (A) February 19, 2024 and (B) the date on which Acquiror dissolves and liquidates in accordance with Section 9.2(d) of Acquiror’s amended and restated certificate of incorporation (the earlier of (A) and (B), the “Termination Date”), or”.

(b)    Section 10.01(d). Section 10.01(d) of the Merger Agreement is hereby amended by deleting the word “or” at the end of such section.

(c)    Section 10.01(e). Section 10.01(e) of the Merger Agreement is hereby amended by deleting “.” at the end of such section and inserting “; or” at the end of such section.

(d)    Section 10.01(f). Section 10.01 of the Merger Agreement is hereby amended by adding the following Section 10.01(f) immediately after Section 10.01(e):

“(f)    by written notice from Acquiror to the Company if the Company shall have failed to comply with its obligations under Section 8.09 of this Agreement.”

A-1-2

2.	Effective Date. The Parties hereby acknowledge and agree that this Amendment No. 1 shall be effective as of the date hereof.

3.	Approval and Consent. The Parties hereby approve and consent to this Amendment No. 1.

4.	Other Provisions. The provisions of Article XI (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment No. 1.

5.	Effect of Amendment No. 1.

5.1    No Other Amendments. Except as expressly amended by this Amendment No. 1, the Merger Agreement will remain in full force and effect and is hereby ratified and confirmed.

5.2    References. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereunder,” “hereto” and derivative or similar words referring to the Merger Agreement, and each reference in any other document relating to the “Agreement and Plan of Merger, the “Merger Agreement,” the “Agreement,” “thereunder,” “thereof,” or words of like import referring to the Merger Agreement, means and references the Merger Agreement as amended hereby.

6.    Counterparts. This Amendment No. 1 may be executed in separate counterparts (including, without limitation, counterparts transmitted by facsimile or by other electronic means), each of which shall be an original and all of which taken together shall constitute one and the same agreement. Signatures of the Parties transmitted by facsimile or by other electronic means shall be deemed to be original signatures for all purposes and shall have the same force and effect as a manual signature.

[The remainder of this page is intentionally left blank]

A-1-3

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the date first above written.

ACQUIROR:

SEAPORT GLOBAL ACQUISITION II CORP.

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: Chief Executive Officer

MERGER SUB:

LITHIUM MERGER SUB, INC.

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: Chief Executive Officer

COMPANY:

AMERICAN BATTERY MATERIALS, INC.

By:	/s/ David E. Graber
Name: David E. Graber
Title: Co-Chief Executive Officer

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Annex B

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SEAPORT GLOBAL ACQUISITION II CORP.

Seaport Global Acquisition II Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Seaport Global Acquisition II Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 21, 2021 (the “Original Certificate”). The Corporation amended and restated the Original Certificate, which was filed with the Secretary of State of the State of Delaware on November 17, 2021 (the “First Amended and Restated Certificate”).
2.	This Second Amended and Restated Certificate of Incorporation (this “Restated Certificate”) which both restates and amends the provisions of the First Amended and Restated Certificate, has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time.
3.	This Restated Certificate shall become effective on the date of filing with Secretary of State of Delaware.
4.	The First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE 1.

NAME

The name of the corporation is American Battery Materials, Inc. (the “Corporation”).

ARTICLE 2.

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808 in New Castle County. The name of its registered agent at such address is Corporation Service Company.

ARTICLE 3.

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4.

CAPITAL STOCK

(A)Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have authority to issue is         shares, of which         shares shall be classified as common stock, $0.0001 par value per share (the “Common Stock”), and of which         shares shall be classified as preferred stock, par value $0.0001 par value per share (the “Preferred Stock”).

The Company may issue Preferred Stock in such one or more series as shall from time to time be created and authorized to be issued by the Board of Directors as hereafter provided. The Board of Directors is hereby expressly authorized, by resolution or resolutions from time to time adopted providing for the issuance of Preferred Stock, to fix and state the designations, powers, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, including (but without limiting the generality of the foregoing) any of the following with respect to which the Board of Directors shall determine to make affirmative provisions:

(i)the distinctive name and serial designations;
(ii)the annual dividend rate or rates and the dividend payment dates;
(iii)whether dividends are to be cumulative or non-cumulative and the participating or other special rights, if any, with respect to the payment of dividends;
(iv)whether any series shall be subject to redemption and, if so, the manner of redemption and the redemption price or prices;
(v)the amount or amounts of preferential or other payment to which any series is entitled over any other series or over the Common Stock on voluntary or involuntary liquidation, dissolution or winding up;

(vii)  any sinking fund or other retirement provisions and the extent to which the charges therefor are to have priority over the payment of dividends on or the making of sinking fund or other like retirement provisions for shares of any other series or over dividends on the Common Stock;

(viii) any conversion, exchange, purchase or other privileges to acquire shares of any other series or of the Common Stock;

(ix) the number of shares of such series;

(x) the voting rights, if any, of such series;

(xi) the stated value, if any, for such series, the consideration for which shares of such series may be issued and the amount of such consideration which shall be credited to the capital account.

Each share of such series of Preferred Stock shall have the same relative rights and be identical in all respects with all the other shares of the same series.

Before the Corporation shall issue any shares of Preferred Stock of any series authorized as hereinbefore provided, a certificate setting forth a copy of the resolution or resolutions with respect to such series adopted by the Board of Directors of the Corporation pursuant to the foregoing authority vested in said Board shall be made, filed and recorded in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the Corporation by its President or a Vice President and its corporate seal shall be affixed thereto and attested by its Secretary or an Assistant Secretary and such certificate shall be filed and kept on file at the principal office of the Corporation in the State of Delaware and in such other place or places as the Board of Directors shall designate.

Shares of any series of Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise, may by resolution or resolutions of the Board of Directors be returned to the status of authorized but unissued Preferred Stock of the same series. Unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issue thereof, the number of authorized shares of stock of any such series may be increased or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the Board of Directors and the filing of a certificate complying with the foregoing requirements. In case the number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued Preferred Stock, undesignated as to series.

(B)Voting Rights

Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which holders of Common Stock generally are entitled to vote.

ARTICLE 5.

BYLAWS

The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation.

The stockholders may make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that, notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation, the Bylaws or applicable law, the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE 6.

BOARD OF DIRECTORS

(A)	Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.
(B)	Number of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. The initial Board of Directors shall consist of seven directors.
(C)	Election of Directors.
(1)	The directors shall be elected at the annual meetings of stockholders as specified in this Certificate of Incorporation, and each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation and the Bylaws. No decrease in the number of directors shall shorten the term of any incumbent director.
(2)	There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.
(D)	Vacancies. Vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director.
(E)	Term. Any director appointed in accordance with the preceding clause (D) shall hold office for a term expiring at the next annual meeting of stockholders and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.
(F)	Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors and the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors and the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(G)	Removal. No director may be removed from office other than by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

ARTICLE 7.

MEETINGS OF STOCKHOLDERS

(A)	Annual Meetings. An annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.
(B)	Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors.
(C)	No Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, and this Article 7 and may not be taken by written consent of stockholders without a meeting.

ARTICLE 8.

INDEMNIFICATION

(A)	Limited Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law. To the fullest extent permitted by Section 145 of Delaware Law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if Delaware Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended. For purposes of this Article 8 and Article 9, references to “director” or “officer” shall include, for the avoidance of doubt, any person who has served as a director or officer of Pioneer Merger Corp., a Cayman Islands exempted company.
(B)	Right to Indemnification. The Corporation, to the fullest extent permitted by law, shall indemnify, advance expenses to and hold harmless all persons whom it may indemnify pursuant thereto (including current and former directors and officers). The Corporation may, by action of its Board of Directors, provide rights to indemnification and to advancement of expenses to such of the employees and agents of the Corporation or its subsidiaries to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law. Expenses (including attorneys’ fees) incurred by a current or former officer or director of the Corporation in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby. Any amendment, repeal or modification of this Article VII shall not adversely affect any rights or protection existing hereunder immediately prior to such repeal or modification.
(C)	Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under Delaware Law.
(D)	Nonexclusivity of Rights. The rights and authority conferred in this Article 8 shall not be exclusive of any other right that any person may otherwise have or hereafter acquire.

(E)	Preservation of Rights. Neither the amendment nor repeal of this Article 8, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall adversely affect any right, protection or limitation on personal liability of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed).

ARTICLE 9.

AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7 and this Article 9 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7 or this Article 9, unless such action is approved by the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class. For the avoidance of doubt, to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its current or former directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE 10.

CORPORATE OPPORTUNITY

In the event that a member of the Board of Directors who is not an employee of the Corporation or its subsidiaries, or any employee or agent of such member, other than someone who is an employee of the Corporation or its subsidiaries (collectively, the “Covered Persons”), acquires knowledge of any business opportunity matter, potential transaction, interest or other matter, unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in connection with such individual’s service as a member of the Board of Directors of the Corporation (a “Corporate Opportunity”), then the Corporation to the maximum extent permitted from time to time under Delaware Law (including Section 122(17) thereof):

(a)	renounces any expectancy that such Covered Person offer an opportunity to participate in such Corporate Opportunity to the Corporation; and
(b)	waives any claim that such opportunity constituted a Corporate Opportunity that should have been presented by such Covered Person to the Corporation or any of its affiliates.

No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any officer, director or stockholder of the Corporation for or with respect to any opportunities of which such officer, director or stockholder becomes aware prior to such amendment or repeal.

ARTICLE 11.

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, (A) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law, this Certificate of Incorporation or the Bylaws (as either may be amended or restated) or as to which Delaware Law confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 11.

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation as of this        day of            .

By:
Name:
Title:

[Signature Page to Certificate of Incorporation]

Annex C

BYLAWS

OF

AMERICAN BATTERY MATERIALS, INC.

(the “Corporation”)

* * * * *

ARTICLE I.

OFFICES

Section 1.01Registered Office and Agent. The address of the registered office of the Corporation is 251 Little Falls Drive, Wilmington, Delaware 19808 in New Castle County. The name of its registered agent at such address is Corporation Service Company.

Section 1.02Other Offices. The Corporation may also have offices at such other places both within and without the State of Delaware as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

Section 1.03Books. The books of the Corporation may be kept within or without the State of Delaware as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

Section 2.01Time and Place of Meetings. All meetings of stockholders shall be held at such place, either within or without the State of Delaware, on such date and at such time as may be determined from time to time by the Board of Directors (or the chairman of the Board of Directors in the absence of a designation by the Board of Directors). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office

Section 2.02Annual Meetings. An annual meeting of stockholders shall be held for the election of directors and to transact such other business as may properly be brought before the meeting.

Section 2.03Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by the Board of Directors.

Section 2.04Notice of Meetings and Adjourned Meetings; Waivers of Notice. (a) Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by Delaware Law, the Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”) or these Bylaws, such notice shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder of record entitled to vote at such meeting. The Board of Directors or the chairman of the meeting may adjourn the meeting to another time or place (whether or not a quorum is present), and notice need not be given of the adjourned meeting if the time, place, if any, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, are announced at the meeting at which such adjournment is made. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

(b)A written waiver of any such notice signed by the person entitled thereto, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 2.05Quorum. Unless otherwise provided under the Certificate of Incorporation, these Bylaws and subject to Delaware Law, the presence, in person or by proxy, of the holders of a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or a majority in voting interest of the stockholders present in person or represented by proxy may adjourn the meeting, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified.

Section 2.06Voting. (a) Unless otherwise provided in the Certificate of Incorporation and subject to Delaware Law, each stockholder shall be entitled to one vote for each outstanding share of capital stock of the Corporation held by such stockholder. Any share of capital stock of the Corporation held by the Corporation shall have no voting rights. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the votes cast at the meeting on the subject matter shall be the act of the stockholders. Abstentions and broker non-votes shall not be counted as votes cast. Directors shall be elected by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

(b)Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, appointed by an instrument in writing, subscribed by such stockholder or by his attorney thereunto authorized, or by proxy sent by cable, telegram or by any means of electronic communication permitted by law, which results in a writing from such stockholder or by his attorney, and delivered to the secretary of the meeting. No proxy shall be voted after three (3) years from its date, unless said proxy provides for a longer period.

Section 2.07No Action by Written Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken only upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with Delaware Law, as amended from time to time, the Certificate of Incorporation and these Bylaws, and may not be taken by written consent of stockholders without a meeting.

Section 2.08Organization. At each meeting of stockholders, the chairman of the Board of Directors, if one shall have been elected, or in the chairman’s absence or if one shall not have been elected, the director designated by the vote of the majority of the directors present at such meeting, shall act as chairman of the meeting. The Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting and keep the minutes thereof.

Section 2.09Order of Business. The order of business at all meetings of stockholders shall be as determined by the chairman of the meeting.

Section 2.10Nomination of Directors and Proposal of Other Business.

(a)Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board of Directors or any committee thereof, (C) in accordance with the procedures set forth in the Stockholders’ Agreement by and among the Corporation and the stockholders party thereto, dated as of      , 2023 (the “Stockholders’ Agreement”) or (D) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in paragraph (ii) of this Section 2.10(a) and at the time of the annual meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(a), and, except as otherwise required by law, any failure to comply with these procedures shall result in the nullification of such nomination or proposal. Notwithstanding anything in this Section 2.10 to the contrary, the advance notice procedures set forth in this Section 2.10 shall not apply with respect to the nomination of any director pursuant to and in accordance with the Stockholders’ Agreement (such a director, a “Designated Director”), and the nomination of a Designated Director shall instead by governed by the procedures set forth in the Stockholders’ Agreement.

(ii)For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of paragraph (i) of this Section 2.10(a), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (which date shall, for purposes of the Corporation’s annual meeting of stockholders in the year of the closing of the merger contemplated by that certain Agreement and Plan of Merger, dated as of June 1, 2023, by and among the Corporation, Lithium Merger Sub, Inc., and American Battery Materials, Inc., be deemed to have occurred on       of such year); provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 70 days after such anniversary date then to be timely such notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. In no event shall the adjournment or postponement of any meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such annual meeting.

(iii)A stockholder’s notice to the Secretary shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (1) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (as amended (together with the rules and regulations promulgated thereunder), the “Exchange Act”) including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and (2) a reasonably detailed description of any compensatory, payment or other financial agreement, arrangement or understanding that such person has with any other person or entity other than the Corporation including the amount of any payment or payments received or receivable thereunder, in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”), (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reasons for conducting such business and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made:

(1)the name and address of such stockholder (as they appear on the Corporation’s books) and any such beneficial owner;
(2)for each class or series, the number of shares of capital stock of the Corporation that are held of record or are beneficially owned by such stockholder and by any such beneficial owner;
(3)a description of any agreement, arrangement or understanding between or among such stockholder and any such beneficial owner, any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such nomination or other business;
(4)a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures,

swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of, or any other agreement, arrangement or understanding that has been made, the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or any such beneficial owner or any such nominee with respect to the Corporation’s securities;
(5)a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;
(6)a representation as to whether such stockholder or any such beneficial owner intends or is part of a group that intends to (i) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or to elect each such nominee and/or (ii) otherwise to solicit proxies from stockholders in support of such proposal or nomination;
(7)any other information relating to such stockholder, beneficial owner, if any, or director nominee or proposed business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee or proposal pursuant to Section 14 of the Exchange Act; and
(8)such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.

If requested by the Corporation, the information required under clauses 2.10(a)(iii)(C)(2), (3) and (4) of the preceding sentence of this Section 2.10 shall be supplemented by such stockholder and any such beneficial owner not later than 10 days after the record date for the meeting to disclose such information as of the record date.

(b)Special Meetings of Stockholders. If the election of directors is included as business to be brought before a special meeting in the Corporation’s notice of meeting, then nominations of persons for election to the Board of Directors at a special meeting of stockholders may be made by any stockholder who is a stockholder of record at the time of giving of notice provided for in this Section 2.10(b) and at the time of the special meeting, who shall be entitled to vote at the meeting and who complies with the procedures set forth in this Section 2.10(b); provided, however that the number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected as such special meeting. For nominations to be properly brought by a stockholder before a special meeting of stockholders pursuant to this Section 2.10(b), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation (A) not earlier than 150 days prior to the date of the special meeting nor (B) later than the later of 120 days prior to the date of the special meeting and the 10th day following the day on which public announcement of the date of the special meeting was first made. A stockholder’s notice to the Secretary shall comply with the notice requirements of Section 2.10(a)(iii).
(c)General. (i) To be eligible to be a nominee for election as a director, the proposed nominee must provide to the Secretary of the Corporation in accordance with the applicable time periods prescribed for delivery of notice under Section 2.10(a)(ii) or Section 2.10(b): (1) a completed D&O questionnaire (in the form provided by the Secretary of the Corporation at the request of the nominating stockholder) containing information regarding the nominee’s background and qualifications and such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation or to serve as an independent director of the Corporation, (2) a written representation that, unless previously disclosed to the Corporation, the nominee is not and will not become a party to any voting agreement, arrangement or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue or that could interfere with such person’s ability to comply, if elected as a director, with his/her fiduciary duties under applicable law, (3) a written representation and agreement that, unless previously disclosed to the Corporation pursuant to Section 2.10(a)(iii)(A)(2), the nominee is not and will not become a party to any Third-Party Compensation Arrangement and (4) a written representation that, if elected as a director, such nominee would be in compliance and will continue to comply with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation the information that is required to be set forth in a stockholder’s notice of nomination that pertains to the nominee.

(ii)No person shall be eligible to be nominated by a stockholder to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.10. No business proposed by a stockholder shall be conducted at a stockholder meeting except in accordance with this Section 2.10.

(iii)The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws or that business was not properly brought before the meeting, and if he/she should so determine, he/she shall so declare to the meeting and the defective nomination shall be disregarded or such business shall not be transacted, as the case may be. Notwithstanding the foregoing provisions of this Section 2.10, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.10, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(iv)Without limiting the foregoing provisions of this Section 2.10, a stockholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 2.10; provided, however, that any references in these Bylaws to the Exchange Act are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.10, and compliance with paragraphs (a)(i)(C) and (b) of this Section 2.10 shall be the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.10(c)(v)).

(v)Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Section 2.10 shall be deemed satisfied by a stockholder if such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the Exchange Act, and such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders.

ARTICLE III.

DIRECTORS

Section 3.01General Powers. Except as otherwise provided in Delaware Law or the Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 3.02Number, Election and Term of Office. Subject to the Certificate of Incorporation, the number of directors which shall constitute the whole Board of Directors shall be fixed from time to time solely by resolution adopted by the Board. Except as otherwise provided in the Certificate of Incorporation, each director shall serve for a term expiring on the date of the first annual meeting of stockholders next following the annual meeting at which such director was elected. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders.

Section 3.03Quorum and Manner of Acting. Unless the Certificate of Incorporation or these Bylaws require a greater number, a majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors and, except as otherwise expressly required by law or by the Certificate of Incorporation, the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. When a meeting is adjourned to another time or place (whether or not a quorum is present), notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Board of Directors may transact any business which might have been transacted at the original meeting. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat shall adjourn the meeting, from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 3.04Time and Place of Meetings. The Board of Directors shall hold its meetings at such place, either within or without the State of Delaware, and at such time as may be determined from time to time by the Board of Directors (or the chairman of the Board of Directors in the absence of a determination by the Board of Directors).

Section 3.05Annual Meeting. The Board of Directors shall meet for the purpose of organization, the election of officers and the transaction of other business, as soon as practicable after each annual meeting of stockholders, on the same day and at the same place where such annual meeting shall be held. Notice of such meeting need not be given. In the event such annual meeting is not so held, the annual meeting of the Board of Directors may be held at such place either within or without the State of Delaware, on such date and at such time as shall be specified in a notice thereof given as hereinafter provided in Section 3.07 herein or in a waiver of notice thereof signed by any director who chooses to waive the requirement of notice.

Section 3.06Regular Meetings. After the place and time of regular meetings of the Board of Directors shall have been determined and notice thereof shall have been once given to each member of the Board of Directors, regular meetings may be held without further notice being given.

Section 3.07Special Meetings. Special meetings of the Board of Directors may be called by the chairman of the Board of Directors or the President and shall be called by the chairman of the Board of Directors, President or the Secretary, on the written request of three directors. Notice of special meetings of the Board of Directors shall be given to each director at least 24 hours before the date of the meeting in such manner as is determined by the Board of Directors.

Section 3.08Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter expressly required by Delaware Law to be submitted to the stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. Except as otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, any committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to any such subcommittee any or all of the powers and authority of the committee.

Section 3.09Action by Consent. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of Delaware Law. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors or committee in the same paper or electronic form as the minutes are maintained.

Section 3.10Remote Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 3.11Resignation. Any director may resign from the Board of Directors at any time by giving notice to the Board of Directors and the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors and the Secretary of the Corporation. The resignation of any director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 3.12Vacancies. Unless otherwise provided in the Certificate of Incorporation, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term expiring on the date of the next following the annual meeting. If there are no directors in office, then an election of directors may be held in accordance with Delaware Law. Unless otherwise provided in the Certificate of Incorporation, when one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in the filling of the other vacancies.

Section 3.13Removal. No director may be removed from office other than by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 3.14Compensation. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have authority to fix the compensation of directors, including fees and reimbursement of expenses.

Section 3.15Chairman of the Board of Directors. Subject to the provisions of Section 2.08 herein, the chairman of the Board of Directors shall have the power to preside at all meetings of the Board of Directors and shall have such other powers and duties as provided herein and as the Board of Directors may from time to time prescribe. The chairman of the Board may or may not be an officer of the Corporation.

Section 3.16Lead Independent Director. The Board of Directors may, in its discretion, elect a lead independent director from among its members that are Independent Directors (as defined below) (such director, the “Lead Independent Director”). The Lead Independent Director shall preside at all meetings at which the chairman of the Board of Directors is not present and shall exercise such other powers and duties as may from time to time be assigned to him or her by the Board or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s Common Stock is primarily traded.

ARTICLE IV.

OFFICERS

Section 4.01Principal Officers. The principal officers of the Corporation shall be a Chief Executive Officer, a President, one or more Vice Presidents, a Treasurer and a Secretary who shall have the duty, among other things, to record the proceedings of the meetings of stockholders and directors in a book kept for that purpose. The Corporation may also have such other principal officers, including one or more Controllers, as the Board of Directors may in its discretion appoint. One person may hold the offices and perform the duties of any two or more of said offices.

Section 4.02Appointment, Term of Office and Remuneration. The principal officers of the Corporation shall be appointed by the Board of Directors or in the manner determined by the Board of Directors. Each such officer shall hold office until his or her successor is appointed, or until his or her earlier death, resignation or removal. The remuneration of all officers of the Corporation shall be fixed by the Board of Directors. Any vacancy in any office shall be filled in such manner as the Board of Directors shall determine.

Section 4.03Delegation of Authority. In addition to the principal officers enumerated in Section 4.01 herein, the Corporation may have one or more Assistant Treasurers, Assistant Secretaries and Assistant Controllers and such other subordinate officers, agents and employees as the Board of Directors may deem necessary, each of whom shall hold office for such period as the Board of Directors may from time to time determine. The Board of Directors may delegate to any principal officer the power to appoint and to remove any such subordinate officers, agents or employees. The Board may from time to time delegate the powers or duties of any officer of the Corporation to any other officers or agents of the Corporation, notwithstanding any provision hereof.

Section 4.04Removal. Except as otherwise permitted with respect to subordinate officers, any officer may be removed, with or without cause, at any time, by resolution adopted by the Board of Directors.

Section 4.05Resignations. Any officer may resign at any time by giving notice to the Board of Directors and the Secretary of the Corporation. Any such notice must be in writing or by electronic transmission to the Board of Directors and the Secretary of the Corporation. The resignation of any officer shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 4.06Powers and Duties. The officers of the Corporation shall have such powers and perform such duties incident to each of their respective offices and such other duties as may from time to time be conferred upon or assigned to them by the Board of Directors.

ARTICLE V.

CAPITAL STOCK

Section 5.01Certificates For Stock; Uncertificated Shares. The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairman or vice chairman of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. A Corporation shall not have power to issue a certificate in bearer form.

Section 5.02Lost Certificates. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.03Shares Without Certificates. The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law

Section 5.04Transfer Of Shares. Shares of the stock of the Corporation may be transferred on the record of stockholders of the Corporation by the holder thereof or by such holder’s duly authorized attorney upon surrender of a certificate therefor properly endorsed or upon receipt of proper transfer instructions from the registered holder of uncertificated shares or by such holder’s duly authorized attorney and upon compliance with appropriate procedures for transferring shares in uncertificated form, unless waived by the Corporation.

Section 5.05Authority for Additional Rules Regarding Transfer. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of the stock of the Corporation, as well as for the issuance of new certificates in lieu of those which may be lost or destroyed, and may require of any stockholder requesting replacement of lost or destroyed certificates, bond in such amount and in such form as they may deem expedient to indemnify the Corporation, and/or the transfer agents, and/or the registrars of its stock against any claims arising in connection therewith.

ARTICLE VI.

GENERAL PROVISIONS

Section 6.01Fixing the Record Date. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing such record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may in its discretion or as required by law fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall fix the same date or an earlier date as the record date for stockholders entitled to notice of such adjourned meeting.

(b)In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 6.02Dividends. Subject to limitations contained in Delaware Law and the Certificate of Incorporation, the Board of Directors may declare and pay dividends upon the shares of capital stock of the Corporation, which dividends may be paid either in cash, in property or in shares of the capital stock of the Corporation.

Section 6.03Year. The fiscal year of the Corporation shall commence on January 1 and end on December 31 of each year.

Section 6.04Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware”. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or otherwise reproduced.

Section 6.05Voting of Stock Owned by the Corporation. The Board of Directors may authorize any person, on behalf of the Corporation, to attend, vote at and grant proxies to be used at any meeting of stockholders of any corporation (except this Corporation) in which the Corporation may hold stock.

Section 6.06Amendments. The Board of Directors is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, these Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or the Certificate of Incorporation. The stockholders may make, repeal, alter, amend or rescind, in whole or in part, these Bylaws; provided, however, that, notwithstanding any other provisions of the Certificate of Incorporation, these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by the Certificate of Incorporation, these Bylaws or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of these Bylaws or to adopt any provision inconsistent therewith.

Section 6.07Severability. If any provision of these Bylaws shall be held to be invalid, illegal, unenforceable or in conflict with the provisions of the Certificate of Incorporation, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of these Bylaws (including without limitation, all portions of any section of these Bylaws containing any such provision held to be invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation, that are not themselves invalid, illegal, unenforceable or in conflict with the Certificate of Incorporation) shall remain in full force and effect.

ARTICLE VII.

INDEMNIFICATION

Section 7.01Indemnification of Officers and Directors. Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, legislative, investigative or any other type whatsoever, preliminary, informal or formal, including any arbitration or other alternative dispute resolution and including any appeal of the foregoing (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (for purposes of this Article VII, an “Indemnitee”), shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, provided such Indemnitee acted in good faith and in a manner that the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the Indemnitee’s conduct was unlawful. Such indemnification shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such Indemnitees’ heirs, executors and administrators. Notwithstanding the foregoing or Section 7.02, subject to Section 7.05 of this Article VII, the Corporation shall not be required to indemnify or advance expenses incurred by any Indemnitee seeking indemnity or advancement of expenses in connection with a Proceeding (or part thereof) initiated by such Indemnitee or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such a Proceeding unless such Proceeding (or part thereof) was authorized by the Board of Directors or such indemnification is authorized by an agreement approved by the Board of Directors.

Section 7.02Advance of Expenses. Except as otherwise provided in a written indemnification agreement between the Corporation and an Indemnitee, the Corporation shall pay all expenses (including attorneys’ fees) incurred by an Indemnitee in defending any Proceeding as they are incurred in advance of its final disposition; provided, however, that if Delaware Law then so requires, the advancement of such expenses (i.e., payment of such expenses as incurred or otherwise in advance of the final disposition of the Proceeding) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay such amounts if it shall ultimately be determined by final judicial decision from which there is no appeal that such Indemnitee is not entitled to be indemnified under this Article VII or otherwise.

Section 7.03Non-Exclusivity of Rights. The rights conferred on any person in this Article VII shall not be exclusive of any other right that such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote or consent of stockholders or disinterested directors, or otherwise. Additionally, nothing in this Article VI shall limit the ability of the Corporation, in its discretion, to indemnify or advance expenses to persons whom the Corporation is not obligated to indemnify or advance expenses pursuant to this Article VII.

Section 7.04Indemnification Contracts. The Board of Directors is authorized to cause the Corporation to enter into indemnification contracts with any director, officer, employee or agent of the Corporation, or any person serving at the request of the Corporation as a director, officer, employee, agent or trustee of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing indemnification or advancement rights to such person. Such rights may be greater than those provided in this Article VII.

Section 7.05Right of Indemnitee to Bring Suit. The following shall apply to the extent not in conflict with any indemnification contract provided for in Section 7.04 above.

(a)Right to Bring Suit. If a claim under Section 7.01 or 7.02 of this Article VII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the Indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee also shall be entitled to be paid, to the fullest extent permitted by law, the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in applicable law.
(b)Effect of Determination. Neither the absence of a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in applicable law, nor an actual determination that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.
(c)Burden of Proof. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VII, or otherwise, shall be on the Corporation.

Section 7.06  Nature of Rights. The rights conferred upon Indemnitees in this Article VII shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, repeal or modification of any provision of this Article VI that adversely affects any right of an Indemnitee or an Indemnitee’s successors shall be prospective only, and shall not adversely affect any right or protection conferred on a person pursuant to this Article VI and existing at the time of such amendment, repeal or modification.

Section 7.07Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent ~~of~~ the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under Delaware Law.

Section 7.08Other Indemnification. The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

ARTICLE VIII.

NOTICES

Section 8.01Form and Delivery. Except as otherwise specifically required in these Bylaws or by applicable law, all notices required to be given pursuant to these Bylaws may in every instance in connection with any delivery to a member of the Board of Directors, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of Delaware Law, and (d) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission, when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two consecutive notices and (y) such inability becomes known to the Secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Section 8.02Affidavit of Giving Notice. An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given in writing or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Section 8.03Waiver of Notice. Whenever notice is required to be given under any provision of Delaware Law, the Certificate of Incorporation or these Bylaws, a written waiver of notice, signed by the person entitled to notice, or waiver by electronic transmission by such person, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or members of a committee of directors need be specified in any waiver of notice.

ARTICLE IX.

INTERESTED DIRECTORS

Section 9.01Interested Directors. No contract or transaction between the Corporation and one or more of its members of the Board or officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its directors or officers are members of the board of directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board or committee thereof that authorizes the contract or transaction, or solely because his, her or their votes are counted for such purpose, if: (a) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; (b) the material facts as to his, her or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (c) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board, a committee thereof, or the stockholders.

Section 9.02Quorum. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes a contract or transaction described in Section 9.01.

ANNEX D

American Battery Materials, Inc.

2023 LONG-TERM INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS:                     , 2023

APPROVED BY THE SHAREHOLDERS:                , 2023

SECTION 1.	PURPOSE

American Battery Materials, Inc. hereby establishes this 2023 Long-Term Incentive Plan (the “Plan”). This Plan is intended to (i) attract and retain the best available personnel to ensure the success of the Company (as defined below) and its Affiliates (as defined below) and accomplish the goals of the Company and its Affiliates; (ii) to incentivize selected Eligible Persons (as defined below) with long-term incentive awards to align their interests with the interests of the Company’s stockholders; and (iii) to promote the success of the business of the Company and its Affiliates.

SECTION 2.	DEFINITIONS

As used in the Plan, the following terms have the meanings set forth below:

(a)	“Adoption Date” means the date the Plan is first approved by the Board.
(b)

“Affiliate” shall mean (i) any entity that, directly or through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, as determined by the Committee.

(c)

“Applicable Law” shall mean the legal requirements that apply to the Plan and Awards granted hereunder in any given circumstance as shall be in place from time to time under any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any governmental authority, whether of the United States, any other country, and any provincial, state, or local subdivision, that relate to the administration of equity plans or equity awards, as well as any applicable stock exchange or automated quotation system rules or regulations.

(d)	“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent, Other Stock-Based Award or cash award granted under the Plan.
(e)

“Award Agreement” shall mean any written agreement, contract, or other instrument or document, including an electronic communication, as may from time to time be designated by the Company as evidencing any Award granted under the Plan.

(f)	“Beneficial Owner” shall have the meaning attributed thereto in the Exchange Act.
(g)	“Board” shall mean the Board of Directors of the Company.
(h)	“Business Combination Agreement” means the Agreement and Plan of Merger, dated as of June 1, 2023, by and among the Company and the other parties thereto.

(i)

“Cause” will exist (unless another definition is provided in an applicable Option Agreement, employment agreement or other applicable written agreement that provides that such other definition applies to an Award hereunder) if the Company reasonably determines that the Participant engaged in (i) any breach by Participant of any written agreement between Participant and the Company; (ii) any failure by Participant to comply with the Company’s written policies or rules as the same may be in effect from time to time; (iii) neglect or persistent unsatisfactory performance of Participant’s duties; (iv) Participant’s repeated failure to follow reasonable and lawful instructions from the Board or Chief Executive Officer; (v) Participant’s commission, conviction of, or plea of guilty or nolo contendere to, any felony or any crime that results in, or is reasonably expected to result in, material harm to the business or reputation of the Company; (vi) Participant’s commission of or participation in any act (A) that causes material harm to the business or reputation of the Company; or (B) of fraud against the Company; (vii) Participant’s damage to the Company’s business, property or reputation; or (viii) Participant’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company. For purposes of clarity, a termination without “Cause” does not include any termination that occurs as a result of Participant’s death or Disability. The determination as to whether a Participant’s Continuous Service has been terminated for Cause shall be made in good faith by the Company and shall be final and binding on the Participant. The foregoing definition does not in any way limit the Company’s ability to terminate a Participant’s employment or consulting or other service relationship at any time, and the term “Company” will be interpreted to include any subsidiary, parent, Affiliate, or any successor thereto, if appropriate. Furthermore, a Participant’s Continuous Service shall be deemed to have terminated for Cause within the meaning hereof if, at any time (whether before, on, or after termination of the Participant’s Continuous Service, regardless of whether the Participant initiated the termination of the Participant’s Continuous Service), the Company’s becomes aware of facts that would have been Cause if the Company had known of all relevant facts.

(j)	“Change in Control” shall mean the first of the following to occur after the Effective Date:
(i)

Acquisition of Controlling Interest. Any Person becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided that the foregoing shall exclude any bona fide sale of securities of the Company by the Company to one or more third parties for purposes of raising capital. In applying the preceding sentence, an agreement to vote securities shall be disregarded unless its ultimate purpose is to cause what would otherwise be a Change in Control, as reasonably determined by the Board.

(ii)

Merger. The Company consummates a merger or consolidation of the Company with any other entity unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person becomes, as a result of such merger or consolidation, the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(iii)	Sale of Assets. The sale or disposition by the Company of all, or substantially all, of the Company’s assets.
(iv)	Liquidation or Dissolution. The liquidation or dissolution of the Company.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (I) the holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions, or (II) any Person who was a Beneficial Owner, directly or indirectly, of securities in the Company representing 50% or more acquires additional securities in the Company. In addition, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of the transactions contemplated by the Business Combination Agreement.

(k)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the rules and regulations issued thereunder.
(l)

“Committee” shall mean a committee of the Board, acting in accordance with the provisions of Section 3, designated by the Board to administer the Plan and composed of not less than two (2) non-Employee Directors. The initial Committee shall be the Compensation Committee of the Board.

(m)	“Company” shall mean American Battery Materials, Inc. and, to the extent determined appropriate by the Board, in its sole discretion, any Affiliate or successor thereto.
(n)

“Consultant” shall mean any person (other than an Employee or Director), including an advisor, who is engaged by the Company or any Affiliate to render services and is compensated for such services. A Consultant includes non-natural persons, to the extent permitted by Applicable Law.

(o)

“Continuous Service” shall mean a Participant’s period of service in the absence of any interruption or termination of service as an Employee, Consultant, or Director. Continuous Service as an Employee or Consultant shall not be considered interrupted or terminated in the case of: (i) Company-approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the Company, provided that, if an Employee is holding an Incentive Stock Option and such leave exceeds three (3) months then, for purposes of Incentive Stock Option status only, such Employee’s service as an Employee shall be deemed terminated on the first day following such three (3) month period and the Incentive Stock Option shall thereafter automatically become a Non-Qualified Stock Option in accordance with Applicable Laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy. Also, Continuous Service as an Employee or Consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the Company or between the Company, its parents, subsidiaries or Affiliates, or their respective successors, or a change in status from an Employee to a Consultant or Director or from a Consultant or Director to an Employee.

(p)	“Director” shall mean a member of the Board, or a member of the board of directors of an Affiliate.
(q)	“Disability” shall mean “disability” within the meaning of Section 22(e)(3) of the Code.
(r)	“Dividend Equivalent” shall mean any right granted under Section 6(e) of the Plan.
(s)

“Effective Date” means the later of (i) the date on which the Plan is approved by the stockholders of the Company, and (ii) the day that is one day prior to the date of the closing of the transactions contemplated by the Business Combination Agreement.

(t)

“Eligible Person” shall mean (i) an Employee, Consultant, or Director, or (ii) a non-Employee, non-Consultant, or non-Director to whom an offer of a service relationship as an Employee, Consultant, or Director has been extended.

(u)

“Employee” shall mean any person whom the Company or any Affiliate classifies as an employee (including an officer) for employment tax purposes or, if in a jurisdiction that does not have employment taxes, any person whom the Company or any Affiliate classifies as an employee (including an officer), in either case whether or not that classification is correct. The payment by the Company of director’s fees to a Director shall not constitute “employment” of such Director by the Company.

(v)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(w)

“Fair Market Value” shall mean, with respect to any Shares or other securities, the closing price of a Share or other security on the date as of which the determination is being made or as otherwise determined in a manner specified by the Committee.

(x)

“Grant Date” shall mean the later of (i) the date designated as the “Grant Date” within an Award Agreement and (ii) the date on which the Committee determines the key terms of an Award, provided that as soon as reasonably practicable thereafter the Company both notifies the Eligible Person of the Award and issues an Award Agreement to the Eligible Person.

(y)	“Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.
(z)	“Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.
(aa)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(bb)	“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
(cc)	“Other Stock-Based Award” shall mean any right granted under Section 6(f) of the Plan.
(dd)	“Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.
(ee)	“Performance Award” shall mean any right granted under Section 6(d) of the Plan.
(ff)

“Performance Criteria” shall mean any quantitative and/or qualitative measures, as determined by the Committee, which may be used to measure the level of performance of the Company or any individual Participant during a Performance Period.

(gg)	“Performance Period” shall mean any period as determined by the Committee in its sole discretion.
(hh)	“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.
(ii)	“Restricted Stock” shall mean any Award of Shares granted under Section 6(c) of the Plan.
(jj)	“Restricted Stock Unit” shall mean any restricted stock unit granted under Section 6(c) of the Plan that is denominated in Shares.
(kk)

“Shares” shall mean the common stock of the Company, and such other securities as may become the subject of Awards, or become subject to Awards, pursuant to an adjustment made under Section 4(b) of the Plan.

(ll)	“Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.
(mm)

“10% Stockholder” means a Person who, as of a relevant date, owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company.

SECTION 3.	ADMINISTRATION

Except as otherwise provided herein, the Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for implementing the terms of the Plan as it may deem appropriate; provided, however, that the Board may act in lieu of the Committee on any matter. The Committee shall have the ability to modify the Plan provisions, to the extent necessary, or delegate such authority, to accommodate any changes in Applicable Law.

(a)

Subject to the terms of the Plan and Applicable Law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, or other Awards, or terminated, forfeited, cancelled or suspended, and the method or methods by which Awards may be settled, exercised, terminated, forfeited, cancelled or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and guidelines; (ix) appoint such agents as it shall deem appropriate for the proper administration of the Plan; (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan; and (xi) correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it deems desirable.

(b)

Without limiting the foregoing, the Committee shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms as it deems to be appropriate in its sole discretion and to make any findings of fact needed in the administration of this Plan or Award Agreements. The Committee’s prior exercise of its discretionary authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee’s interpretation and construction of any provision of this Plan, or of any Award or Award Agreement, and all determinations the Committee or the Company makes pursuant to this Plan shall be final, binding, and conclusive (subject only to the Committee’s or the Company’s inherent authority to change their determinations). The validity of any such interpretation, construction, decision or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly affected by fraud.

(c)

Any determination made by the Committee or the Company with respect to any provisions of this Plan may be made on an Award-by-Award basis. The Committee and the Company have no obligation to be uniform, consistent, or nondiscriminatory between classes of similarly situated Eligible Persons, Participants, Awards or Award Agreements, except as required by Applicable Law.

(d)

The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and Stock Appreciation Rights (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of Shares to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of Shares that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value

(e)

CLAIMS LIMITATION PERIOD. Any Participant who believes he or she is being denied any benefit or right under this Plan or under any Award or Award Agreement may file a written claim with the Committee. Any claim must be delivered to the Committee within six (6) months of the specific event giving rise to the claim. Untimely claims generally will not be processed and shall be deemed denied. The Committee, or its designee, generally will notify the Participant of its decision in writing as soon as administratively practicable. Claims shall be deemed denied if the Committee does not respond in writing within one-hundred eighty (180) days of the date the written claim is delivered to the Committee. The Committee’s decision (or deemed decision) is final and conclusive and binding on all Persons. No lawsuit or arbitration relating to this Plan may be filed or commenced before a written claim is filed with the Committee and is denied or deemed denied, and any lawsuit must be filed within one (1) year of such denial or deemed denial or be forever barred.

(f)

NO LIABILITY; INDEMNIFICATION. Neither the Board nor any Committee member, nor any Person acting at the direction of the Board or the Committee, shall be liable for any act, omission, interpretation, construction, or determination made in good faith with respect to this Plan, any Award, or any Award Agreement. The Company shall pay or reimburse any Director, Employee, or Consultant who in good faith takes action on behalf of this Plan, for all expenses incurred with respect to this Plan, and to the full extent allowable under Applicable Law shall indemnify each and every one of them for any claims, liabilities, and costs (including reasonable attorneys’ fees) arising out of their good faith performance of duties on behalf of this Plan. The Company may, but shall not be required to, obtain liability insurance for this purpose.

(g)	EXPENSES. The Company shall bear the expenses of administering this Plan.

SECTION 4.SHARES AVAILABLE FOR AWARDS AND NON-EMPLOYEE DIRECTOR COMPENSATION LIMITS

(a)	SHARES AVAILABLE. Subject to adjustment as provided in this Section 4:
(i)

The aggregate number of Shares that may be issued pursuant to Awards may not exceed 1,600,000 all of which Shares, plus a number of Shares that will automatically be increased on January 1 of each year for a period of five years commencing on January 1, 2024 and ending on (and including) January 1, 2028, in an amount equal to the lesser of (i) 3% of the total number of Shares outstanding on December 31 of the preceding year, or (ii) 480,000 Shares; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of Shares. This is the “Share Reserve.” No more than 100% of the 1,600,000 Shares in the Share Reserve shall be available for delivery pursuant to the exercise of Incentive Stock Options.

(ii)

If any Shares issued to a Participant under the Plan are subject to an Award that is terminated, forfeited or cancelled (e.g., unvested Awards of Restricted Stock), or settled in cash the Share Reserve shall be increased by the number of Shares underlying such Award. If Shares are withheld in satisfaction of withholding taxes or payment of exercise price then the Shares so withheld or used in payment shall be available for Awards under the Plan and the Share Reserve shall be increased by the same number of Shares as the Share Reserve was decreased on account of such Shares, if any.

(iii)	ACCOUNTING FOR AWARDS. For purposes of this Section 4, unless the Committee determines otherwise:
(A)

If an Award (other than a Dividend Equivalent) is denominated in Shares, the number of Shares covered by such Award, or to which such Award relates, shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan;

(B)

Dividend Equivalents denominated in Shares and Awards not denominated, but potentially payable, in Shares shall be counted against the aggregate number of Shares available for granting Awards under the Plan in such amount and at such time as the Dividend Equivalents and such Awards are settled in Shares. Any Shares that are delivered by the Company, and any Awards that are granted by, or become obligations of, the Company through the assumption by the Company or an Affiliate of, or in substitution for, outstanding awards previously granted by an acquired company, whether through an asset or equity transaction, shall not be counted against the Shares available for granting Awards under this Plan; and

(C)	Shares subject to Awards that qualify as inducement grants under Nasdaq Listing Rule 5635(a), (b), (c), and (d) or its successor shall not be counted against the Share Reserve.
(iv)

SOURCES OF SHARES DELIVERABLE UNDER AWARDS. The Shares to be issued, transferred, and/or sold under the Plan shall be made available from authorized and unissued Shares or from the Company’s treasury shares.

(b)	ADJUSTMENTS.

(i)

In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other securities), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring, or otherwise affects the Shares, then the Committee may adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan:

(A)	the number and type of Shares or other securities which thereafter may be made the subject of Awards including the limit specified in the Share Reserve;
(B)	the number and type of Shares or other securities subject to outstanding Awards;
(C)	the grant, purchase, or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; and
(D)	other value determinations applicable to outstanding Awards.

provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(ii)

ADJUSTMENTS OF AWARDS ON CERTAIN ACQUISITIONS. In the event that a company acquired by the Company or any Affiliate, or with which the Company or any Affiliate combines, has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other formula used in such transaction to determine the consideration payable to the holders of common stock of such acquired company) may be used for similar Awards under the Plan and shall not reduce the Share Reserve; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed, immediately before such acquisition or combination, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.

(iii)

ADJUSTMENTS OF AWARDS ON THE OCCURRENCE OF CERTAIN UNUSUAL OR NONRECURRING EVENTS. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in Applicable Law or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits to be made available under the Plan.

(iv)

DISSOLUTION OR LIQUIDATION. Except as otherwise provided in an Award Agreement, in the event of the dissolution or liquidation of the Company other than as part of a Change in Control, each Award will terminate immediately prior to the consummation of such dissolution or liquidation, subject to the ability of the Committee to exercise any discretion authorized in the case of a Change in Control.

(v)

CHANGE IN CONTROL. In the event of a Change in Control but subject to the terms of any Award Agreements or employment-related agreements between the Company or any Affiliates and any Participant, each outstanding Award may be assumed or a substantially equivalent award may be substituted by the surviving or successor company or a parent or subsidiary of such successor company (in each case, the “Successor Company”) upon consummation of the transaction. Notwithstanding the foregoing, instead of having outstanding Awards be assumed or substituted with equivalent awards by the Successor Company, the Committee may in its sole and absolute discretion and authority, without obtaining the approval or consent of the Company’s stockholders or any or all Participant(s), take one or more of the following actions:

(A)

accelerate the vesting of Awards so that some or all Awards shall vest (and, to the extent applicable, become exercisable) as to some or all of the Shares that otherwise would have been unvested and/or provide that repurchase rights of the Company, if any, with respect to Shares issued pursuant to an Award shall lapse;

(B)

arrange or otherwise provide for the payment of cash or other consideration to Participants in exchange for the satisfaction and cancellation of all or some outstanding Awards (based on the Fair Market Value, on the date of the Change in Control, of the Award being cancelled, based on any reasonable valuation method selected by the Committee); provided that the Committee shall have full discretion to unilaterally cancel (A) either all Awards or only select Awards (such as only those that have vested on or before the Change in Control), and (B) any Options or Stock Appreciation Rights whose exercise price is equal to or greater than the Fair Market Value of the Shares, as of the date of the Change in Control, with such cancellation being without the payment of any consideration whatsoever to those Participants whose Options and Stock Appreciation Rights are being cancelled;

(C)	terminate all or some Awards upon the consummation of the transaction without payment of any consideration, subject to the notice requirements of Section 8(o); or
(D)	make such other modifications, adjustments or amendments to outstanding Awards or this Plan as the Committee deems necessary or appropriate.
SECTION 5.	ELIGIBILITY

Any Eligible Person is eligible to be designated a Participant. The Committee shall determine which Eligible Persons may receive Awards. If the Committee does not determine that an Eligible Person is to receive a specific Award, he or she shall not be entitled to any such Award. Each Award shall be evidenced by an Award Agreement that: sets forth the Grant Date and all other terms and conditions of the Award; is signed on behalf of the Company (unless the Committee determines otherwise); and (unless waived by the Committee) is signed by the Eligible Person in acceptance of the Award. The grant of an Award shall not obligate the Company or any Affiliate to continue the employment or service of any Eligible Person, or to provide any future Awards or other remuneration at any time thereafter.

SECTION 6.	AWARDS
(a)

OPTIONS. The Committee is authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan, as the Committee shall determine:

(i)

EXERCISE PRICE. The purchase price per Share purchasable under an Option shall be determined by the Committee; provided, however, and except as provided in Section 4(b), that such purchase price shall not be less than (A) 100% of the Fair Market Value of a Share on the date of grant of such Option or (B) if the Person to whom an Incentive Stock Option is granted is a 10% Stockholder on the date of grant, the exercise price shall be not less than 110% of the Fair Market Value on the date the Incentive Stock Option is granted. However, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code or Treasury Regulation Section 1.409A-1(b)(5)(v)(D).

(ii)

OPTION TERM. The term of each Option shall not exceed ten (10) years from the date of grant; provided, however, that with respect to Incentive Stock Options issued to 10% Stockholders, the term of each such Option shall not exceed five (5) years from the date it is granted.

(iii)

TIME AND METHOD OF EXERCISE. The Committee shall establish in the applicable Award Agreement the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, or other Awards, “net exercise”, broker-assisted cashless exercise, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made. The Company shall not be required to deliver Shares pursuant to the exercise of an

Option and the Option will be deemed unexercised until the Company has received sufficient funds or value to cover the full exercise price due and all applicable withholding obligations. The Committee may in its sole discretion set forth in an Award Agreement that a Participant may exercise an unvested Option, in which case the Shares then issued shall be restricted Shares having the same vesting restrictions as the unvested Option.

(iv)

TERMINATION OF CONTINUOUS SERVICE. The Committee may set forth in the applicable Award Agreement, or a severance agreement, employment agreement, service agreement or severance plan, the terms and conditions by which an Option is exercisable, if at all, after the date of a Participant’s termination of Continuous Service. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option on the date of a Participant’s termination of Continuous Service, or if the Participant (or other Person entitled to exercise the Option) does not exercise the Option within the time and as specified in the Award Agreement or below (as applicable), the Option shall terminate. Notwithstanding the foregoing, if the Company has a contingent contractual obligation to provide for accelerated vesting or extended exercisability after termination of a Participant’s Continuous Service, such Options shall not terminate at the time they otherwise would terminate but instead shall remain outstanding, but unexercisable, until the maximum contractual time for determining whether such contingency will occur, and terminate at such time if the contingency has not then occurred; provided that no such extension shall cause an Option to be exercisable after the ten (10) year anniversary of its Grant Date or the date such Option otherwise would have terminated had the Participant remained in Continuous Service.

Subject to the preceding paragraph and Section 6(a)(vi) and to the extent an Award Agreement, or a severance agreement, employment agreement, service agreement or severance plan, does not otherwise specify the terms and conditions on which an Option shall terminate when a Participant terminates Continuous Service, the following provisions apply:

Reason for Terminating Continuous Service	Option Termination Date

(I)   By the Company for Cause, or what would have been Cause if the Company had known all of the relevant facts, or due to Participant’s material breach of his or her unexpired employment agreement or independent contractor agreement with the Company.

All Options, whether or not vested, shall immediately expire effective on the date of termination of the Participant’s Continuous Service, or when Cause first existed if earlier.

(II) Disability or death of the Participant during Continuous Service (in either case unless Reason I applies).

All unvested Options shall immediately expire effective as of the date of termination of the Participant’s Continuous Service, and all vested and unexercised Options shall expire twelve (12) months after such termination.

(III) Any other reason.

All unvested Options shall immediately expire effective on the date of termination of the Participant’s Continuous Service.  All vested and unexercised Options, to the extent unexercised, shall expire effective ninety (90) days after the date of termination of the Participant’s Continuous Service.

(v)

BLACKOUT PERIODS. If there is a blackout period (whether under the Company’s insider trading policy, Applicable Law, or a Committee-imposed blackout period) that prohibits buying or selling Shares during any part of the ten (10) day period before an Option expires (as described above), the Option exercise period shall be extended until ten (10) days beyond the end of the blackout period. Notwithstanding anything to the contrary in this Plan or any Award Agreement, no Option can be exercised beyond the latest date its original term expires as set forth in the Award Agreement

(vi)

COMPANY CANCELLATION RIGHT. Subject to Applicable Law, if the Fair Market Value for Shares subject to any Option is more than 33% below the Option’s exercise price for more than ninety (90) consecutive business days, the Committee unilaterally may declare the Option terminated, effective on the date the Committee provides written notice to the Option holder. The Committee may take such action with respect to any or all Options granted under the Plan and with respect to any individual Option holder or class(es) of Option holders.

(vii)

NON-EXEMPT EMPLOYEES. An Option granted to an Employee who is non-exempt for purposes of the Fair Labor Standards Act of 1938, as amended, will not be first exercisable for any Shares until at least six (6) months after the Grant Date of the Option (although the Award may vest prior to such date). Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, the vested portion of any Options may be exercised earlier than six (6) months after the Grant Date: (A) if the non-exempt Employee dies or suffers a Disability; (B) in connection with a corporate transaction in which the Option is not assumed, continued, or substituted; (C) on a Change in Control; or (D) on the Participant’s retirement (as may be defined in the Participant’s Award Agreement or other agreement with the Company, or, if no such definition, in accordance with the Company’s then current employment policies and guidelines). The foregoing provision is intended to operate so that any income derived by a non-exempt Employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

(viii)

INCENTIVE STOCK OPTIONS. By law, only Employees are eligible to receive Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall be designed to comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. Notwithstanding anything in this Section 6(a) to the contrary, Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Non-Qualified Stock Options) to the extent that either (A) the aggregate Fair Market Value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (B) such Options otherwise remain exercisable but are not exercised within three (3) months of termination of Continuous Service (or such other period of time provided in Section 422 of the Code).

(b)

STOCK APPRECIATION RIGHTS. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive, on exercise thereof, the excess of (i) the Fair Market Value of one Share on the date of exercise over (ii) the grant price of the right as specified by the Committee.

(i)

GRANT PRICE. The grant price shall be determined by the Committee, provided, however, and except as provided in Section 4(b), that such price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right, except that if a Stock Appreciation Right is at any time granted in tandem with an Option, the grant price of the Stock Appreciation Right shall not be less than the exercise price of such Option.

(ii)	TERM. The term of each Stock Appreciation Right shall not exceed ten (10) years from the date of grant.
(iii)	OTHER RULES. The rules of Sections 6(a)(iii)–6(a)(viii) shall apply to Stock Appreciation Rights as if the Award were an Option.
(c)	RESTRICTED STOCK AND RESTRICTED STOCK UNITS.
(i)

ISSUANCE. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants. Restricted Stock Units represent a Participant’s right to be issued Shares on a future date. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any Restricted Stock Unit unless and until Shares are actually issued in settlement of the Restricted Stock Unit.

(ii)

RESTRICTIONS. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may establish in the applicable Award Agreement (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Subject to Applicable Law, the Committee may make Awards of Restricted Stock and Restricted Stock Units with or without the requirement for payment of cash or other consideration.

(iii)

REGISTRATION. Any Restricted Stock or Restricted Stock Units granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates in the case of Restricted Stock. In the event any stock certificate is issued in respect of Shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be delivered to the holder of Restricted Stock promptly after such restrictions have lapsed.

(iv)

FORFEITURE. On termination of Continuous Service during the applicable vesting period, except as otherwise determined by the Committee, all Shares of Restricted Stock and all Restricted Stock Units still, in either case, subject to restriction or vesting, as applicable, shall be forfeited and, to the extent applicable, reacquired by the Company. However, if the Participant paid cash or other consideration for Restricted Stock that is so forfeited, the Company shall return to the Participant the lower of the Fair Market Value of the Shares on the date of forfeiture or their original purchase price, to the extent set forth in an Award Agreement or required by Applicable Law.

(d)

PERFORMANCE AWARDS. The Committee is hereby authorized to grant Performance Awards to Participants. Performance Awards include arrangements under which the grant, issuance, retention, vesting and/or transferability of any Award are subject to Performance Criteria and such additional conditions or terms as the Committee may designate. Subject to the terms of the Plan and any applicable Award Agreement, a Performance Award granted under the Plan:

(i)	may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, or other Awards; and
(ii)

shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Award, in whole or in part, on the achievement of such performance goals during such Performance Periods as the Committee shall establish.

(iii)

If, as a result of the applicable Performance Criteria being met, a Performance Award becomes vested and/or exercisable in respect of some, but not all of the number of Shares underlying such Award, which did not become vested and exercisable by the end of the Performance Period, such Performance Award shall thereupon lapse and cease to be exercisable in respect of the balance of the Shares which did not vest and/or become exercisable by the end of the Performance Period.

(e)

DIVIDEND EQUIVALENTS. The Committee is hereby authorized to grant to Participants Awards (other than Options and Stock Appreciation Rights) under which the holders thereof shall be entitled to receive payments equivalent to dividends or interest with respect to a number of Shares determined by the Committee, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested. Subject to the terms of the Plan and any applicable Award Agreement, such Awards may have such terms and conditions as the Committee shall determine.

(f)

OTHER STOCK-BASED AWARDS. The Committee is authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purposes of the Plan, provided, however, that such grants must comply with Applicable Law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, as the Committee shall determine, the value of which consideration, as established by the Committee, and except as provided in Section 4(b), shall not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

(g)	GENERAL.
(i)	CASH CONSIDERATION FOR AWARDS. Awards may be granted for no cash consideration or for such cash consideration as may be required by Applicable Law or determined by the Committee; however,

Participants may be required to pay any amount the Committee determines in connection with Awards not inconsistent with the terms of this Plan.

(ii)

AWARDS MAY BE GRANTED SEPARATELY OR TOGETHER. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate.

(iii)

FORMS OF PAYMENT UNDER AWARDS. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate on the grant, exercise, or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, rights in or to Shares issuable under the Award or other Awards, other securities, or other Awards, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments.

(iv)

LIMITS ON TRANSFER OF AWARDS. Except as provided in an Applicable Award Agreement, no Award and no right under any such Award shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant with respect to any Award on the death of the Participant. Except as provided in an Applicable Award Agreement, each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under Applicable Law, by the Participant’s guardian or legal representative. No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(v)

CONDITIONS AND RESTRICTIONS ON SECURITIES SUBJECT TO AWARDS. The Committee may provide that the Shares issued on exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including, without limitation, conditions on vesting or transferability and forfeiture or repurchase provisions or provisions on payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any re-sales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation: (A) restrictions under an insider trading policy or pursuant to Applicable Law, (B) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (C) restrictions as to the use of a specified brokerage firm for such re-sales or other transfers and (D) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations. The Committee shall include in any Award Agreement any claw back or forfeiture provisions required by Applicable Law. The Committee also may include in any Award Agreement provisions providing for forfeiture of the Award or requiring the Participant to return the Shares underlying the Award to the Company in the event the Participant engages in specified behavior that is adverse to the Company’s interests, including after termination of his or her service relationship with the Company, such as for competing with the Company, soliciting its Employees, or breaching a written agreement with the Company.

(vi)

RECOUPMENT OF AWARDS. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(vii)

ELECTRONIC DELIVERY AND PARTICIPATION. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Company or another third party selected by the Company. The form of delivery of any Shares (e.g., a stock certificate or electronic entry evidencing such Shares) shall be determined by the Company.

(viii)

SHARE CERTIFICATES. All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange on which such Shares or other securities are then listed, and any applicable federal, state, or local securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

SECTION 7.	AMENDMENT AND TERMINATION

The Plan shall terminate on the ten (10) year anniversary of its approval by the Board, but no such termination shall affect any outstanding grants under the Plan. Except to the extent prohibited by Applicable Law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a)

AMENDMENTS TO THE PLAN. The Board may amend, alter, suspend, discontinue, or terminate the Plan, in whole or in part; provided, however, that without the prior approval of the Company’s stockholders, no material amendment shall be made if stockholder approval is required by Applicable Law; and provided, further, that, notwithstanding any other provision of the Plan or any Award Agreement, no such amendment, alteration, suspension, discontinuation, or termination shall be made without the approval of the stockholders of the Company that would:

(i)	increase the total number of Shares available for Awards under the Plan, except as provided in Section 4 hereof;
(ii)

materially expand the class of Eligible Persons under the Plan, materially increase the benefits accruing to Participants under the Plan, materially extend the term of the Plan with respect to Share-based Awards, or expand the types of Share-based Awards available for issuance under the Plan; or

(iii)

except as provided in Section 4(b), permit Options, Stock Appreciation Rights, or Other Stock-Based Awards encompassing rights to purchase Shares to be repriced, replaced, or regranted through cancellation, or by lowering the exercise price of a previously granted Option or the grant price of a previously granted Stock Appreciation Right, or the purchase price of a previously granted Other Stock-Based Award.

(b)

AMENDMENTS TO AWARDS. The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue, or terminate, any Awards theretofore granted, prospectively or retroactively. No such action shall be taken that would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any such action if such action is taken under Section 6(a)(vi) hereof or if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy or conform to Applicable Law or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award. Notwithstanding the foregoing, subject to the limitations of Applicable Law, if any, and without the affected Participant’s consent, the Board may amend the terms of any one or more Awards if necessary to maintain the qualified status of the Award as an ISO or to bring the Award into compliance with Section 409A of the Code.

SECTION 8.	GENERAL PROVISIONS
(a)

NO RIGHTS TO AWARDS. No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, or, having been selected to receive an Award under this Plan, to be selected to receive a future Award, and further there is no obligation for uniformity of treatment of Eligible Persons, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)

WITHHOLDING. The Company or any Affiliate shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan the amount (in cash, Shares, other securities, or other Awards) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action as may be necessary in the opinion of the Company or Affiliate to satisfy statutory withholding obligations for the payment of such taxes. Notwithstanding any provision of this Plan or an Award Agreement to the contrary, Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards, and neither the Company, nor any Affiliate, nor any of their employees, directors, or agents, shall have any duty or obligation to mitigate, minimize, indemnify, or to otherwise hold any Participant harmless from any or all of such tax consequences. The Company’s obligation to deliver Shares (or to pay cash or other consideration) to Participants pursuant to Awards is at all times subject to such Participant’s prior or coincident satisfaction of all withholding taxes.

(c)

NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

(d)

NO RIGHT TO EMPLOYMENT OR CONTINUED SERVICE. The grant of an Award shall not constitute an employment or services contract nor be construed as giving a Participant the right to be retained in the employ or services of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or services, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(e)

GOVERNING LAW AND VENUE. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable Federal law without regard to conflict of law. For purposes of litigating any dispute that arises directly or indirectly under the Plan, the parties to any Award Agreement agree to submit to the exclusive jurisdiction of the State of Delaware and agree that such litigation shall be conducted only in the state courts of Delaware or the federal courts for the United States for Delaware, and no other courts.

(f)

SEVERABILITY. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to Applicable Law, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(g)

NO TRUST OR FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(h)

NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

(i)

HEADINGS. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(j)

COMPLIANCE WITH THE CODE. Except to the extent specifically provided otherwise by the Committee, Awards under the Plan are intended to satisfy the requirements of Section 409A of the Code so as to avoid the imposition of any additional taxes or penalties under Section 409A of the Code. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to any additional taxes or other penalties under Section 409A of the Code, or adverse tax consequences under another Code provision, then unless the Committee specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and/or Award Agreement will be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code or another Code provision to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. Notwithstanding the foregoing or any provision of the Plan or an Award Agreement to the contrary, Participants shall be solely responsible for the satisfaction of any taxes or interest or other consequence that may arise pursuant to Awards (including taxes arising under Code Section 409A), and neither the Company nor the Committee nor anyone other than the Participant, his or her estate or beneficiaries shall have any obligation whatsoever to pay such taxes or interest or to otherwise indemnify or hold any Participant harmless from any or all of such taxes.

(k)

CODE SECTIONS 280G AND 4999. Notwithstanding anything else contained in the Plan or any other document to the contrary, in no event shall the vesting of any Award or payment be accelerated to an extent or in a manner so that such Award or payment, together with any other compensation and benefits provided to, or for the benefit of, a Participant under any other plan or agreement of the Company or its Affiliates, would not be fully deductible by the Company or one of its Affiliates for U.S. federal income tax purposes because of Section 280G of the Code, unless the Participant would be better off on an after tax basis after paying applicable income and excise taxes as determined by the Committee in its sole discretion (“Better Off”). If a holder of an Award would be entitled to benefits or payments hereunder or under any other plan or program that would constitute “parachute payments” as defined in Section 280G of the Code, then, unless the Participant would be Better Off not having such benefits or payments reduced, the Company shall reduce or eliminate such parachute payments in the following order so that the Company or one of its Affiliates is not denied federal income tax deductions because of Section 280G of the Code: cash severance benefits shall be reduced or eliminated first, then any accelerated vesting of Awards shall be reduced or eliminated, and finally any other benefits to which the Participant is or may be entitled shall be reduced or eliminated. Notwithstanding the foregoing, if a Participant is a party to a written agreement with the Company or one of its Affiliates, or is a participant in a severance program sponsored by the Company or one of its Affiliates that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision), or the applicable Award Agreement includes such provisions, the Section 280G and/or Section 4999 provisions of such other agreement or plan, as applicable, shall control as to the Awards held by that Participant.

(l)

NO REPRESENTATIONS OR COVENANTS WITH RESPECT TO TAX QUALIFICATION. Although the Company may endeavor to (i) qualify an Award for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

(m)

AWARDS TO NON-U.S. EMPLOYEES AND OTHER SERVICE PROVIDERS. The Committee shall have the power and authority to determine which Affiliates shall be covered by this Plan and which employees or other service providers outside the U.S. shall be eligible to participate in the Plan. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, Disability or on termination of Continuous Service; available methods of exercise or settlement of an Award; payment of income, social insurance contributions and payroll taxes; and the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

(n)

DATA PRIVACY. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this section by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing this Plan and Awards and the Participant’s participation in this Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant with respect to one or more Awards under the Plan, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, the Company and its Affiliates each may transfer the Data to any third parties assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of this Plan and Awards and the Participant’s participation in this Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting such Participant’s local human resources representative. The Company may cancel the Participant’s eligibility to participate in this Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(o)

NO DUTY TO NOTIFY. The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising an Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised.

Notwithstanding the foregoing to the contrary, the Company shall take reasonable steps to notify Participants holding then outstanding Awards regarding the occurrence of a Change in Control; provided, further, that if pursuant to the Change in Control outstanding Awards shall be cancelled for no consideration, such notice shall be provided at least five (5) business days prior to the occurrence of the Change in Control (or such shorter period as the Committee may determine is reasonable in its sole discretion taking into account the potential need for confidentiality with respect to a Change in Control). For purposes of the foregoing, the Company providing notice via email to (i) a Participant’s Company email address for Participants who are then in Continuous Service, or (ii) the personal email address in the Company’s personnel records for a Participant no longer in Continuous Service shall be deemed to be reasonable steps to notify a Participant on the part of the Company.

(p)

NO STOCKHOLDER RIGHTS. Neither a Participant nor any transferee or beneficiary of a Participant shall have any rights or status as a stockholder of the Company with respect to any Shares underlying any Award until the date of issuance of a stock certificate to such Participant, transferee, or beneficiary for such Shares in accordance with the Company’s governing instruments and Applicable Law, and if Shares are not certificated, the date the Company’s records are updated to reflect the Participant’s (or transferee’s or beneficiary’s) status as a stockholder with respect to the Shares in accordance with the Company’s governing instruments and Applicable Law. Prior to the issuance of Shares or Restricted Stock pursuant to an Award, a Participant shall not have the right to vote or to receive dividends or any other rights as a stockholder with respect to the Shares underlying the Award (unless otherwise provided in the Award Agreement for Restricted Stock), notwithstanding its exercise in the case of Options and Stock Appreciation Rights. No adjustment will be made for a dividend or other right that is determined based on a record date prior to the date the share certificate is issued, except as otherwise specifically provided for in this Plan or an Award Agreement.

(q)

COMPLIANCE WITH LAWS. The granting of Awards and the issuance of Shares under the Plan shall be subject to all Applicable Law. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(i)	obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(ii)

completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective.

The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. Notwithstanding anything to the contrary herein or in any Award Agreement, the Committee shall have the absolute discretion to impose a “blackout” period on the exercise of any Option or Stock Appreciation Right, as well as the settlement of any Award, with respect to any or all Participants to the extent the Committee determines that doing so is desirable or required to comply with applicable securities laws.

SECTION 9.	ADOPTION DATE; EFFECTIVE DATE

The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

ANNEX E

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of June 1, 2023, is made and entered into by and among Seaport Global Acquisition II Corp., a Delaware corporation (the “Company”), Seaport Global SPAC II LLC, a Delaware limited liability company (the “Sponsor”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and collectively the “Holders”).

WHEREAS, the Company and the Sponsor are party to that certain Registration and Shareholder Rights Agreement, dated as of November 17, 2021 (the “Original RRA”);

WHEREAS, the Sponsor currently owns 3,393,750 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of the Company;

WHEREAS, on November 17, 2021, the Company and the Sponsor entered into that certain Private Placement Warrant Purchase Agreement, pursuant to which the Sponsor purchased 7,531,250 warrants (the “Private Placement Warrants”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering;

WHEREAS, in order to finance the Company’s transaction costs in connection with the Merger, the Sponsor or any of its affiliates or certain of the Company’s officers or directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 may be converted into private placement warrants (the “Working Capital Warrants”) at a price of $1.00 per warrant;

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended or supplemented, the “Merger Agreement”), by and among the Company, Lithium Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and American Battery Materials, Inc., a Delaware corporation (“ABM”);

WHEREAS, pursuant to the Merger Agreement and the transactions contemplated thereby, among other things, (i) Merger Sub will merge with and into ABM, with ABM continuing as the surviving corporation and a wholly-owned subsidiary of the Company (the “Merger”), (ii) the amended and restated certificate of incorporation of the Company will be further amended and restated to, among other things, re-designate all of the Class A Common Stock as common stock, par value $0.0001, of the Company (the “Common Stock,” and the shares of Common Stock owned by the Sponsor, as so re-designated from Class A Common Stock, collectively, the “Founder Shares”), and (iii) the stockholders of ABM will receive shares of Common Stock in the Merger;

WHEREAS, in connection with the Merger Agreement and the transactions contemplated thereby, the Company, the Sponsor and ABM will enter into a Sponsor Earnout Agreement (the “Sponsor Earnout Agreement”), pursuant to which the Company may issue to the Sponsor a number of shares of Common Stock determined in accordance with the Sponsor Earnout Agreement (any such shares of Common Stock so issued to the the “Sponsor Earnout Shares”) upon the occurrence of certain events as set forth in the Sponsor Earnout Agreement;

WHEREAS, pursuant to Section 6.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority in interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is, and will be, the Holder (as defined in the Original RRA) in the aggregate of at least a majority in interest of the Registrable Securities as of the date hereof and as of the Closing; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety, and the Company and the Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement, and terminate the Original RRA.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

1.Definitions. The terms defined in this Section 1 shall, for all purposes of this Agreement, have the respective meanings set forth below.

“ABM” shall have the meaning given in the Recitals hereto.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the board of directors of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus filed with the Commission in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (ii) would not be required to be made at such time if the Registration Statement or Prospectus were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Business Day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Recitals hereto.

“Demand Exercise Notice” shall have the meaning given in Section 2.1.4.

“Demanding Holder” shall have the meaning given in Section 2.1.3.

“Demand Registration” shall have the meaning given in Section 2.1.4.

“Demand Registration Period” shall have the meaning given in Section 2.1.4.

“Demand Registration Request” shall have the meaning given in Section 2.1.4.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Founder Shares” shall have the meaning given in the Recitals hereto.

“Holder” shall have the meaning given in the Preamble hereto.

“Initiating Holders” shall have the meaning given in Section 2.1.4.

“Investor Indemnified Party” shall have the meaning given in Section 4.1.

“Lock-Up Period” shall (i) with respect to the Sponsor, have the meaning set forth in that certain Sponsor Lock-Up Agreement to be entered into between the Company and the Sponsor in connection with the transactions contemplated by the Merger Agreement, and (ii) with respect to any other Holder, have the meaning set forth in that certain Stockholder Lock-Up Agreement to be entered into between the Company and each such Holder in connection with the transactions contemplated by the Merger Agreement.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Demand Threshold” shall mean $15,000,000.

“Minimum Takedown Threshold” shall mean $10,000,000.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in Section 2.1.5.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Founder Shares (including any shares of Common Stock or other equivalent equity security issued or issuable upon the conversion of any such Founder Shares or exercisable for shares of Common Stock), (b) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) the Working Capital Warrants (including any shares of Common Stock issued or issuable upon the exercise of the Working Capital Warrants), (d) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of warrants or any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement), (e) any Additional Holder Common Stock, (f) the Sponsor Earnout Shares (whether or not issued to the Sponsor as of any applicable time), and (g) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b), (c), (d), (e) or (f) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (ii) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding shares of the Common Stock in the aggregate, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) so long as such Holder and its affiliates beneficially own less than one percent (1%) of the outstanding shares of the Common Stock in the aggregate, such securities may be freely sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (including with no volume or other restrictions or limitations including as to manner or timing of sale); (v) such securities have been sold without registration pursuant to Section 4(a)(1) of the Securities Act or Rule 145 promulgated under the Securities Act or any successor rules promulgated under the Securities Act; and (vi) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A)	all registration and filing fees (including fees with to filings required to be made with any securities exchange on which the Common Stock is then listed);
(B)

fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C)	printing, messenger, telephone and delivery expenses;
(D)	the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees);
(E)	reasonable fees and disbursements of counsel for the Company;
(F)	reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and
(G)

reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Earnout Agreement” shall have the meaning given in the Recitals hereto.

“Sponsor Earnout Shares” shall have the meaning given in the Recitals hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Suspension Event” shall have the meaning given in Section 3.4.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.3.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

“Working Capital Warrants” shall have the meaning given in the Recitals hereto.

2.	Registrations and Offerings.

2.1.	Shelf Registration.

2.1.1.Filing.  As soon as practicable but no later than sixty (60) calendar days following the Closing Date (as defined in the Merger Agreement), the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) Business Days prior to such submission or filing) on a delayed or continuous basis and shall use its reasonable best efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the sixtieth (60th) calendar day following the filing date thereof (or the ninetieth (90th) calendar day after the filing thereof if the SEC notifies the Company that it will “review” the Registration Statement), and (b) the seventh (7th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. A Registration Statement filed pursuant to this Section 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders, including the registration of the distribution to its shareholders, partners, members or other affiliates. The Company agrees to provide in such a Registration Statement (and in any prospectus or prospectus supplement forming a part of such Registration Statement) that all assignees, successors or transferees under this Agreement shall, by virtue of such assignment, be deemed to be selling stockholders under the Registration Statement (or any such prospectus or prospectus supplement) with respect to such Registrable Securities. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its reasonable best efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4. When effective, a Registration Statement filed pursuant to this Section 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2. Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its reasonable best efforts to as soon as practicable cause such Shelf to again become effective under the Securities Act (including using its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its reasonable best efforts to as soon as practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) Business Days prior to such filing). If a Subsequent Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as soon as practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form.

2.1.3. Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, one or more Holder(s) (any such Holder(s) being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Takedown Threshold. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks) shall be selected by the majority-in-interest of the Demanding Holders, subject to the Company’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). No Holder may demand more than (i) one (1) Underwritten Shelf Takedown pursuant to this Section 2.1.3 within any six (6) month period or (ii) two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.3 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.4.Other Demand Registration. At any time that a Shelf Registration Statement provided for in Section 2.1.1(a) is not available for use by the Holders following such Shelf Registration Statement being declared effective by the Commission (a “Demand Registration Period”), subject to this Section 2.1.4, at any time and from time to time during such Demand Registration Period, the Demanding Holders shall have the right to make a written demand from time to time to effect one or more registration statements under the Securities Act covering all or any part of their Registrable Securities, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, by delivering a written demand therefor to the Company, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof. Any such request by any Demanding Holder pursuant to this Section 2.1.4 is referred to herein as a “Demand Registration Request,” and the registration so requested is referred to herein as a “Demand Registration” (with respect to any Demand Registration, the Demanding Holders making such demand for registration being referred to as the “Initiating Holders”). The Demanding Holders shall be entitled to request (and the Company shall be required to effect) an aggregate of three (3) Demand Registrations pursuant to this Section 2.1.4 with respect to any or all Registrable Securities in any twelve (12) month period; provided, however, that a Demand Registration shall not be counted for such purposes unless a Registration Statement has become effective and all of the Registrable Securities requested by the Demanding Holders to be registered on behalf of the Demanding Holders in such Demand Registration have been sold; and provided, further, that the number of Demand Registrations the Demanding Holders shall be entitled to request shall be reduced by each Shelf Underwriting effected for such Demanding Holder pursuant to Section 2.1.3. The Company shall give written notice (the “Demand Exercise Notice”) of such Demand Registration Request to each of the Holders of record of Registrable Securities as promptly as practicable, but no later than five (5) Business Days after receipt of the Demand Registration Request. The Company shall include in a Demand Registration (x) the Registrable Securities of the Initiating Holders and (y) the Registrable Securities of any other Holder of Registrable Securities which shall have made a written request to the Company for inclusion in such registration pursuant to this Section 2.1.4 (which request shall specify the maximum number of Registrable Securities intended to be disposed of by such Holder) within ten (10) days following the receipt of any such Demand Exercise Notice. The Company shall, as expeditiously as possible, use its reasonable best efforts to (x) file or confidentially submit with the Commission (no later than (A) sixty (60) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-1 or similar long-form registration or (B) thirty (30) days from the Company’s receipt of the applicable Demand Registration Request if the Demand Registration is on Form S-3 or any similar short-form registration), (y) cause to be declared effective as soon as reasonably practicable such registration statement under the Securities Act that includes the Registrable Securities which the Company has been so requested to register, for distribution in accordance with the intended method of distribution and (z) if requested by the Initiating Holders, obtain acceleration of the effective date of the registration statement relating to such registration.

2.1.5.Reduction of Underwritten Offering.  If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown or Demand Registration, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities as to which Demand Registration has been requested by the Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Registrable Securities, Pro Rata of the Requesting Holders exercising their rights to register their Registrable Securities pursuant to Section 2.1 hereof, that can be sold without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iv)

fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii) and (iii), the shares of Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.6. Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing an Underwritten Shelf Takedown or Demand Registration, any Demanding Holder initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Offering.  Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown or Demand Registration and shall not include the Registrable Securities of such withdrawing Demanding Holder in the applicable registration and such Registrable Securities shall continue to be Registrable Securities for all purposes of this Agreement (subject to the other terms and conditions of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown or Demand Registration prior to its withdrawal under this Section 2.1.6.

2.2.Piggyback Registration.

2.2.1. Piggyback Rights. Subject to Section 2.2.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1.3), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) a Block Trade, or (vi) filed in connection with a confidentially marketed public offering by the Company of primary shares, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than seven (7) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (1) describe the amount and type of securities to be included in such offering, the proposed filing date, the intended method(s) of distribution, the name of the proposed managing Underwriter or Underwriters, if any, in such offering and to the extent then known a good faith estimate of the proposed minimum offering price, and (2) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its reasonable best efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering. The expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.2.

2.2.2. Reduction of Piggyback Registration.  If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (A) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (B) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (C) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then

(a)if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, (1) the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 and (2) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, pro rata, based on the respective number of Registrable Securities and shares of Common Stock that each Holder and other person or entity has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities and shares of Common Stock that the Holders and such persons and entities have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c) if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3. Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown or Demand Registration, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

2.2.4. Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.3 hereof or a Demand Registration under Section 2.1.4 hereof.

2.3.Market Stand-Off.  In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade) in which a Holder participates, such Holder agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4.	Block Trades.

2.4.1. Notwithstanding any other provision of this Article 2, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), with a total offering price reasonably expected to exceed, in the aggregate, either (a) $15 million or (b) all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder shall notify the Company of its request to engage in a Block Trade and, subject to Section 3.1.7 or the waiver thereof by such Demanding Holder, the Company shall as expeditiously as possible use its reasonable best efforts to facilitate such Block Trade; provided that such Demanding Holder shall use commercially reasonable efforts to work with the Company and any Underwriters prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade. Notwithstanding anything herein to the contrary, a Block Trade shall not be counted as an Underwritten Shelf Takedown effected pursuant to Section 2.1.3.

2.4.2. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade, the Demanding Holders initiating such Block Trade shall have the right to submit a Withdrawal Notice to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Block Trade. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a block trade prior to its withdrawal under this Section 2.4.2.

2.4.3. Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade initiated by a Demanding Holder pursuant to this Agreement.

2.4.4. The Demanding Holder in a Block Trade shall have the right to select the Underwriters for such Block Trade (which shall consist of one or more reputable nationally recognized investment banks).

2.4.5.A Holder in the aggregate may make unlimited demands in respect of Block Trades pursuant to this Section 2.4. For the avoidance of doubt, any Block Trade effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.3 hereof.

3.	Company Procedures.

3.1. General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1. prepare and file with the Commission after receipt of a request for a Demand Registration pursuant to Section 2.1.4, a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, with respect to such Registrable Securities and shall use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

3.1.2. until the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as of which all of the Registrable Securities or Registrable Securities held by the Holders cease to be outstanding (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)), prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable

Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3. prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any free writing prospectus (as defined in Rule 405 of the Securities Act) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request;

3.1.4. prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5. cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed and, if no such securities are so listed, use reasonable best efforts to cause such Registrable Securities to be listed on the Nasdaq Stock Market;

3.1.6. provide a transfer agent and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7. at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.8.after the filing of a Registration Statement, the Company shall promptly, and in no event more than three (3) Business Days after such filing, notify the Holders of such filing, and shall further notify such Holders promptly and confirm such advice in writing in all events within three (3) Business Days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4, and promptly make available to the Holders any such supplement or amendment; except that before filing with the Commission a Registration Statement or Prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the Holders included in such Registration Statement and to the legal counsel for any such Holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such Holders and legal counsel with a reasonable opportunity to review such documents and comment thereon;

3.1.9. in the event of an Underwritten Offering, permit representatives of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration, including to enable them to exercise their due diligence responsibility; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.10. obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.11. in the event of an Underwritten Offering, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of one (1) counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the participating Holders, broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12. enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Holders, and the representations, warranties and covenants of the Holders included in such registration statement in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the Company;

3.1.13.in the event of any Underwritten Offering, a Block Trade or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

3.1.14. comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.15. make the principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the investors, in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors. If the Registration involves the Registration of Registrable Securities with a total offering price (including piggyback securities and before deducting underwriting discounts) in excess of $50 million, use its reasonable best efforts to make available senior executives of the Company to participate in meetings with analysts or customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.16. upon execution of confidentiality agreements, make available for inspection by the Holders, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any Holder included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.

3.2.Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3. Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangement.

3.4. Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company or the happening of any event of the kind described in Section 3.1.8, or, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Board of Directors of the Company, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each of the Holders shall immediately discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement contemplated by Section 3.1.8(iv) (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such Holder will deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement (a “Suspension Event”) for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose; provided, that in no event may the Company exercise such rights on more than two occasions in any consecutive twelve (12) month period; provided further, that the Company shall not register any securities for its own account or that of any other stockholder during any such Suspension Event, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders in writing upon the termination of any Suspension Event, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Investors such numbers of copies of the Prospectus as so amended or supplemented as the investors may reasonably request.

3.5. Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to use reasonable best efforts to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly upon request by a Holder furnish such Holder with true and complete copies of such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission, to the extent that such rule or such successor rule is available to the Company), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

4.	Indemnification and Contribution.

4.1.The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”) against all losses, judgments, claims, damages, liabilities and expenses, whether joint or several (including reasonable attorneys’ fees) caused by (i) any untrue or alleged untrue statement of material fact contained in any Registration Statement, any Prospectus (including any preliminary Prospectus, final Prospectus or summary Prospectus) contained in the Registration Statement or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, Prospectus (including any preliminary Prospectus, final Prospectus, or summary Prospectus), or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.2. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus contained in the Registration Statement or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission was made in reliance upon and in conformity with information so furnished in writing to the Company by such selling Holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling Holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action. Each selling Holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling Holder. The selling Holders shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.3. Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any loss, claim, judgment, damage, liability or action with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification or relieve any party from any liability hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim and, to the extent that it wishes, jointly with all other persons entitled to indemnification, to assume control of the defense thereof with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless, based upon the written opinion of counsel of any indemnified party, representation of an indemnified party and any other of such indemnified parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.4. The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.5. If the indemnification provided under Section 4 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1, 4.2 and 4.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.5 from any person who was not guilty of such fraudulent misrepresentation.

5.	Miscellaneous.

5.1. Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery or electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to 360 Madison Avenue, 20th Floor, New York, NY 10017, and, if to any Holder, to such Holder’s address as set forth on the signature page hereto. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2.Assignment; No Third Party Beneficiaries.

5.2.1. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2. Prior to the expiration of the Lock-Up Period applicable to a Holder, such Holder may not assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee.

5.2.3. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4.This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4. Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5.Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Upon the Closing, the Original RRA shall terminate and shall no longer be of any force or effect.

5.6.Governing Law. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF DELAWARE AS APPLIED TO AGREEMENTS AMONG DELAWARE RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.7. WAIVER OF JURY TRIAL. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8. Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court within the State of New York, for the purposes of any proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum. Each party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding claim, demand, action or cause of action against such party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such party is not personally subject to the jurisdiction of the courts as described in this Section 5.8 for any reason, (B) that such party or such party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the proceeding, claim, demand, action or cause of action in any such court is brought against such party in an inconvenient forum, (y) the venue of such proceeding, claim, demand, action or cause of action against such party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such party in or by such courts. Each party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address as provided in Section 5.1 shall be effective service of process for any such proceeding, claim, demand, action or cause of action.

5.9.Amendment. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of Holders, solely in his, her or its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.10.Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.11.Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.12.Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.13.Term. This Agreement shall terminate on the date that all Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)). The provisions of Sections 3.2 and 3.5 and Sections 4 and 5 shall survive any termination of this Agreement

[signature pages follow]

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Registration Rights Agreement to be duly executed on its behalf as of the day and year first above written.

“COMPANY”

SEAPORT GLOBAL ACQUISITION II CORP.

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: Chief Executive Officer

[Siganture Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Registration Rights Agreement to be duly executed on its behalf as of the day and year first above written.

“SPONSOR”

SEAPORT GLOBAL SPAC II LLC

By: Seaport Global Asset Management LLC, as managing
member of Seaport Global SPAC II LLC

By:	/s/ Stephen Smith
	Name:	Stephen Smith
	Title:	CEO of Managing Member

Address for Notice:

360 Madison Avenue, 20th Floor
New York, NY 10017
Attention: Stephen C. Smith, Chief Executive Officer
E-mail: [personal information redacted]

[Siganture Page to Amended and Restated Registration Rights Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Amended and Restated Registration Rights Agreement to be duly executed on its behalf as of the day and year first above written.

“HOLDERS”:

/s/ Adam Lipson
ADAM LIPSON

Address for Notice:
950 Larger Cross Road
Far Hills, NJ 07937

Attention:
Facsimile:
E-mail: [personal information redacted]

/s/David E. Graber
DAVID E. GRABER

Address for Notice:
32 Creemer Road
Armonk, NY 10504

Attention:
Facsimile:
E-mail: [personal information redacted]

COBRADOR MULTI-STRATEGY PARTNERS, LP

By:	/s/ David Graber
Name:	DAVID GRABER
Title:	General Partner

Address for Notice:
32 Creemer Road
Armonk, NY 10504

Attention:
Facsimile:
E-mail: [personal information redacted]

/s/ Sebastian Lux
SEBASTIAN LUX

Address for Notice: 500
West Putnam Ave., Ste. 400
Greenwich, CT 06830
Attention:
Facsimile:
E-mail: [personal information redacted]

[Siganture Page to Amended and Restated Registration Rights Agreement]

Annex F

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (this “Agreement”) is made and entered into as of        , 2023, by and among Seaport Global Acquisition II Corp., a Delaware corporation (“Acquiror”), Seaport Global SPAC II, LLC, a Delaware limited liability company (the “Sponsor”) and each of the stockholders of American Battery Materials, Inc., a Delaware corporation (the “Company”) listed on the signature pages hereto (collectively, the “Company Stockholders”). Each of Acquiror, the Sponsor, and the Company Stockholders are referred to herein as a “party” and collectively as “parties”). This Agreement shall become effective only upon the Closing (as defined in the Merger Agreement (as defined below)).

RECITALS

WHEREAS, Acquiror and the Company have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Acquiror, Lithium Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and the Company;

WHEREAS, pursuant to the Merger Agreement and the transactions contemplated thereby, among other things, (i) Merger Sub will merge with and into the Company, with the Company being the surviving corporation and a wholly-owned subsidiary of Acquiror (the “Merger”), and (ii) by virtue of the Merger, former stockholders of the Company, including the Company Stockholders, will receive newly issued shares of Acquiror Common Stock;

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement; and

WHEREAS, the parties desire to set forth certain rights and obligations with respect to certain matters, including those relating to Acquiror’s Board of Directors (the “Board”).

AGREEMENT

In consideration of the foregoing and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Defined Terms; Interpretation.

1.1“Affiliated Fund” means, with respect to any Person, an affiliated fund or entity of such Person, which means with respect to a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company, or advised by the same investment adviser.

1.2“Bylaws” means the bylaws of Acquiror as of immediately following the Effective Time, as amended and/or restated from time to time.

1.3“Certificate of Incorporation” means the certificate of incorporation of Acquiror as of immediately following the Effective Time, as amended and/or restated from time to time.

1.4“Director” means any member of the Board.

1.5“Fallaway Event” means the first date following the Closing on which the Sponsor Investors beneficially own, in the aggregate, a number of Shares less than fifty percent (50%) of the total number of Initial Sponsor Shares (as adjusted for any stock splits, stock dividends, reorganizations, recapitalizations and the like).

1.6“Initial Sponsor Shares” means the aggregate number of Shares beneficially owned by the Sponsor Investors immediately following the Closing.

F-1

1.7“Nasdaq” means the Nasdaq Capital Market.

1.8“Nasdaq Listing Standards” means Nasdaq listing standards, taking into account the specific factors and guidance set forth in Rule 5605 of the Nasdaq listing standards, including the commentary thereto.

1.9“Permitted Transfer” means, with respect to any Person, (A) in the case of such Person being an individual, by gift to a member of one of the individual’s immediate family, or to a trust or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of such Person being an individual, by virtue of laws of descent and distribution upon death of such Person; (C) in the case of such Person being an individual, pursuant to a qualified domestic relations order; (D) by pro rata distributions from such Person to its members, partners, or shareholders pursuant to such Person’s organizational documents; (E) by virtue of applicable law or such Person’s organizational documents upon liquidation or dissolution of the Sponsor Investor; or (F) to such Person’s officers or directors, any affiliate or family member of any of such Persons’s officers or directors, any members or partners of such Person or their affiliates, any affiliates of such Person, or any employees of such affiliates.

1.10“Person” means any natural person, sole proprietorship, partnership, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

1.11“Shares” means shares of Acquiror Common Stock.

1.12“Sponsor Investors” means (i) the Sponsor, (ii) any Affiliated Fund of the Sponsor to whom the Sponsor has transferred Shares, (iii) the recipient of any Permitted Transfer of Shares by the Sponsor or any Affiliated Fund of the Sponsor to whom the Sponsor has transferred Shares and (iv) the recipient of any Permitted Transfer of Shares by another Sponsor Investor.

1.13The phrase “beneficially owned” shall refer to beneficial ownership as determined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

2.Board Matters.

2.1Sponsor Nominees.

(a)Following the Effective Time and until the occurrence of a Fallaway Event, the Sponsor Investors shall have the right, but not the obligation, to nominate for election to the Board, at any meeting of Acquiror stockholders at which directors are to be elected, two (2) Directors (each such nominee, a “Sponsor Nominee,” and each such Sponsor Nominee, while serving as a Director, a “Sponsor Director”) In the event that the Sponsor Investors have nominated less than the total number of nominees the Sponsor Investors shall be entitled to nominate pursuant to this Section 2.1(a), the Sponsor Investors shall have the right, at any time, to nominate such additional nominees to which they are entitled, in which case, Acquiror and the Board shall take all necessary action to enable the Sponsor Investors to nominate and effect the election or appointment of such additional individuals.

(b)Until the occurrence of a Fallaway Event, Acquiror, once the Sponsor Investors have nominated any Sponsor Nominee in accordance with this Section 2.1, will nominate and support such Sponsor Nominee at any meeting of Acquiror stockholders at which directors are to be elected in accordance with Section 2.1(f).

(c)If at any time a Fallaway Event occurs, then (i) upon receipt of a request from the Board to the Sponsor or to the Sponsor Directors, the Sponsor Directors shall (and the Sponsor shall cause the Sponsor Directors to) immediately tender their resignations as Directors and (ii) the Sponsor Investors shall no longer have any rights under this Section 2.1.

(d)Removal of Directors; Replacement of Sponsor Nominees. The Sponsor Directors shall be subject to removal pursuant to the applicable provisions of the Certificate of Incorporation and the Bylaws, in each case as amended through such time. Until the occurrence of a Fallaway Event, in the event of the death, disability, resignation or removal of a Sponsor Director as a Director, the Sponsor Investors shall nominate a Sponsor Nominee (but excluding for the avoidance of doubt, such former Sponsor Director who is no long a Director) to replace such Sponsor Director, and the Sponsor Investors and Acquiror shall take such lawful action as is necessary to cause such Sponsor Nominee to be appointed to the Board as a Sponsor Director.

F-2

(e)Acquiror and Company Stockholder Obligations. Acquiror and the Company Stockholders agree that for as long as this Agreement remains in effect and a Fallaway Event has not occurred:

(i)provided that a Sponsor Nominee is able and willing to continue to serve on the Board, Acquiror will include such Sponsor Nominee in Acquiror’s slate of director nominees to stand for election to the Board at any meeting of Acquiror stockholders at which directors are to be elected;

(ii)Acquiror and the Company Stockholders shall use their respective reasonable efforts to cause the election to the Board of a slate of directors that includes the Sponsor Nominees, including by recommending, supporting and soliciting proxies for such Sponsor Nominees, in each such case, in substantially the same manner as it recommends, supports and solicits proxies for any other members of such slate of director nominees; and

(iii)if any Sponsor Nominee (or currently serving Sponsor Director) is not elected to serve as a Director, the Board will take all lawful actions to appoint such Sponsor Nominee as a Director, including, if required, increasing the size of the Board and appointing such Sponsor Nominee to fill the vacancy created by such increase.

2.2Reimbursement of Expenses. Acquiror shall reimburse the Sponsor Directors for all reasonable out-of-pocket expenses incurred in connection with their participation in and/or attendance at, meetings of the Board and any committees thereof, including commercial air travel, lodging and meal expenses.

2.3Indemnification. For so long as any Sponsor Director serves as a Director, (i) Acquiror shall provide such Sponsor Director with the same expense reimbursement, benefits, indemnity, exculpation and other arrangements provided to any of the other directors of Acquiror and (ii) Acquiror shall not amend, alter or repeal any right to expense reimbursement, indemnification or exculpation covering or benefiting any Sponsor Director (except to the extent such amendment or alteration permits Acquiror to provide broader expense reimbursement, indemnification or exculpation rights than permitted prior thereto).

3.Acquiror and Company Stockholder Representations and Warranties. Each of Acquiror and each Company Stockholder represents and warrants to the Sponsor that: (a) such party has all requisite corporate or other power and authority to (i) execute and deliver this Agreement, and (ii) consummate the transactions contemplated hereby and perform all obligations to be performed by it hereunder and thereunder; (b) with respect to Acquiror, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been (i) with duly and validly authorized and approved by the Board and (ii) determined by the Board as advisable to Acquiror and its stockholders; (c) no other corporate or other proceeding on the part of such party is necessary to authorize this Agreement and the transactions contemplated hereby; and (d) this Agreement has been duly and validly executed and delivered by such party, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability is subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

4.Miscellaneous.

4.1.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto.

4.2.Successors and Assigns; Third Party Beneficiaries. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors, assigns and legal representatives of the parties; provided, that no party may assign its respective rights or delegate its respective obligations under this Agreement without the prior written consent of the other parties, and any assignment in contravention hereof shall be null and void; provided, that any Sponsor Investor may assign any of its rights and obligations hereunder to an Affiliated Fund without the consent of the other parties, but no such assignment will relieve such Sponsor Investor of its obligations hereunder; provided, further, that Acquiror may assign its rights and obligations hereunder without the consent of the other parties in connection with a merger, consolidation, business combination or other extraordinary transaction. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors, assigns and legal representatives any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

F-3

4.3.Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the mutual written agreement of Acquiror and the Sponsor, and (c) the direct or indirect Change of Control of Acquiror, including as a result of a merger, consolidation, business combination or other extraordinary transaction. A “Change of Control” shall mean a transaction in which the common equity holders of Acquiror as of immediately prior to such transaction own less than a majority of the outstanding common equity or voting securities of the surviving entity or ultimate parent of the surviving entity in such transaction as of immediately following such transaction. Notwithstanding anything to the contrary in this Agreement, each of Section 4.6, Section 4.7, Section 4.8 and Section 4.9 shall survive termination of this Agreement and each of the parties shall be entitled to enforce such provisions notwithstanding the termination of this Agreement.

4.4.Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of each of the parties hereto. No waiver or failure to insist on strict compliance with any term of this Agreement shall operate as a waiver of any subsequent or other failure of compliance.

4.5.Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier (upon customary confirmation of receipt) or sent by email (upon non- automated confirmation of receipt), or upon delivery thereof after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified only at such party’s address or email address as set forth on the signature page hereto, or as subsequently modified by written notice.

4.6.Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

4.7.Expenses. Except as provided in Sections 2.2 and/or 2.3, each party hereto shall bear its own costs and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

4.8.Governing Law; Jurisdiction. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the other state courts of the State of Delaware) and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the other state courts of the State of Delaware) or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

4.9.Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

4.10.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

4.11.Headings, Titles and Subtitles. The headings, titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

[Signature Pages Follow]

F-4

IN WITNESS WHEREOF, the parties have executed this Stockholders’ Agreement as of the date first written above.

“ACQUIROR”

SEAPORT GLOBAL ACQUISITION II CORP.

By:
Name:
Title:

Signature Page to Stockholders’ Agreement

F-5

IN WITNESS WHEREOF, the parties have executed this Stockholders’ Agreement as of the date first written above.

“SPONSOR”

SEAPORT GLOBAL SPAC II, LLC

By:
Name:
Title:

Signature Page to Stockholders’ Agreement

F-6

IN WITNESS WHEREOF, the parties have executed this Stockholders’ Agreement as of the date first written above.

“COMPANY STOCKHOLDERS”

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[ ]

By:
Name:
Title:

[Signature Page to Stockholder Lock-Up Agreement]

F-7

ANNEX G

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of June 1, 2023, is made by and among (i) Seaport Global Acquisition II Corp., a Delaware corporation (“Acquiror”), (ii) Seaport Global SPAC II, LLC, a Delaware limited liability company (the “Sponsor”), and holder of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and warrants, of Acquiror (the “Acquiror Warrants,” and collectively with the Class A Common Stock, the “Acquiror Shares”) and (iii) American Battery Materials, Inc., a Delaware corporation (the “Company”). Acquiror, the Sponsor and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 12 hereof, shall have the meanings ascribed to such terms in the Agreement and Plan of Merger (as defined below).

WHEREAS, Acquiror, Lithium Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror, and the Company entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms the “Merger Agreement”);

WHEREAS, as of the date hereof, the Sponsor is the record and/or beneficial owner of the number of Acquiror Shares set forth on the signature page hereto (together with any other capital stock or other equity interests of Acquiror that the Sponsor holds of record and/or beneficially, as of the date of this Agreement, or acquires record and/or beneficial ownership of after the date hereof, collectively, the “Subject Acquiror Securities”); and

WHEREAS, the Sponsor acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Merger Agreement without the Sponsor entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

1.Agreement to Vote. At the special meeting, or any other meeting of the stockholders of Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the stockholders of Acquiror is sought, Sponsor irrevocably and unconditionally agrees that it shall (a) appear at each such meeting or otherwise cause all of its Subject Acquiror Securities to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Acquiror Securities:

a.in favor of each of the Proposals;

b.against any merger agreement or merger (other than the Merger Agreement and the transactions contemplated thereby, including the Merger or the other Proposals), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; and

c.against any proposal, action or agreement that would (i) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger or (ii) result in any liquidation, dissolution or other change in Acquiror’s corporate structure or business other than as contemplated by the Merger Agreement.

2. No Inconsistent Action or Agreement.

a.The Sponsor hereby agrees that the Sponsor shall not commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Merger or any other transaction contemplated by the Merger Agreement or any action described above is recommended by the Acquiror board of directors.

b. The Sponsor hereby represents and covenants that the Sponsor has not entered into, and shall not (i) enter into any agreement that would restrict, limit or interfere, with the performance of the Sponsor’s obligations hereunder, including any voting agreement or voting trust with respect to any of the Acquiror Shares that is inconsistent with the Sponsor’s obligations hereunder, (ii) grant a proxy or power of attorney with respect to any of the Subject Acquiror Securities that is inconsistent with the Sponsor’s obligations hereunder or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would adversely effect, interfere with, or prohibit or prevent it from satisfying, the Sponsor’s obligations hereunder.

3.No Redemption. The Sponsor hereby agrees that it shall not redeem, or submit a request to Acquiror’s transfer agent or otherwise exercise any right to redeem, any Subject Acquiror Securities in connection with the consummation of the transactions contemplated by the Merger Agreement.

4.No Litigation. The Sponsor hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person or alleging that any Person aided or abetted any breach of any fiduciary duty of any Person in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, or (c) otherwise relating to the Merger Agreement, this Agreement or the Merger or other transactions contemplated hereby or thereby.

5.[Intentionally Omitted].

6. Sponsor Representations and Warranties. The Sponsor represents and warrants to the Company as follows:

a.The Sponsor is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

b.The Sponsor has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Sponsor. This Agreement has been duly and validly executed and delivered by the Sponsor and constitutes the valid, legal and binding agreements of the Sponsor (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against the Sponsor in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

c. The Sponsor is the record and/or beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Acquiror Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Acquiror Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Acquiror Securities, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Organizational Documents, (iii) the Merger Agreement, (iv) that certain Letter Agreement, dated as of November 17, 2021, by and among Acquiror, the Sponsor and the directors and officers of Acquiror, or (v) the Registration Rights Agreement, dated as of November 17, 2021, by and among Acquiror, the Sponsor and the Holders (as defined therein) who may be signatories thereto. The Subject Acquiror Securities are the only capital stock or other equity interests in Acquiror owned of record and/or beneficially by the Sponsor on the date of this Agreement, and none of such Subject Acquiror Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Acquiror Securities other than this Agreement. Other than the Acquiror Warrants held by the Sponsor, the Sponsor does not hold or own any rights, options, warrants to acquire (directly or indirectly) any capital stock or other equity interests of Acquiror or any capital stock or other equity interests, debt or loans convertible into, or which can be exchanged for, capital stock or other equity interests of Acquiror.

d.The execution and delivery of this Agreement by the Sponsor does not, and the performance by the Sponsor of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which the Sponsor is subject or by which any property or asset of the Sponsor is bound, (ii) conflict with or result in a violation of the organizational documents of the Sponsor, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon the Sponsor or, if the Sponsor is an entity, its capital stock or other equity interests or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

e.No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Sponsor with respect to the Sponsor’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

f.As of the date hereof, there are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

g.Except as described in Schedule 5.07 to the Merger Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by the Sponsor, for which Acquiror or any of its Affiliates may become liable.

7.Non-Solicitation. The Sponsor acknowledges that the Sponsor has read Section 8.04 of the Merger Agreement. In addition, the Sponsor agrees that the restrictions imposed on Acquiror pursuant to Section 8.04 of the Merger Agreement shall be binding on the Sponsor mutates mutandis and further agrees not to take or omit to take (and agrees to cause its Affiliates and its and their respective Representatives not to take), directly or indirectly, any action that would violate Section 8.04 of the Merger Agreement if such action were taken or omitted to be taken by Acquiror.

8.Termination. This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with Article 10 thereof, and (c) the written agreement of Acquiror, the Company and the Sponsor. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 8 shall not affect any liability on the part of any party for any breach of any covenant or agreement set forth in this Agreement prior to such termination. This Section 8, together with Sections 9 through 12 of this Agreement, shall survive any termination of this Agreement.

9.No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.

10.Notices to the Sponsor. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the address set forth below the Sponsor’s name on the signature page to this Agreement.

11.Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

12.Incorporation by Reference. The Sponsor expressly agrees to be bound by the provisions of Sections 11.01 (Waiver), 11.02 (Notices) (except as to the Sponsor), 11.03 (Assignment), 11.05 (Expenses), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial by Jury), 11.13 (Enforcement), 11.14 (Non-Recourse), 11.15 (Nonsurvival of Representations, Warranties and Covenants) and 11.16 (Acknowledgments) of the Merger Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SEAPORT GLOBAL ACQUISITION II CORP.

By:	/s/ Stephen Smith
	Name:	Stephen Smith
	Title:	Chief Executive Officer

AMERICAN BATTERY MATERIALS, INC.

By:	/s/ David Graber
	Name:	David Graber
	Title:	Co-Chief Executive Officer

SEAPORT GLOBAL SPAC II, LLC

By: SEAPORT GLOBAL ASSET MANAGEMENT LLC, as managing member of Seaport Global SPAC II, LLC

By:	/s/ Stephen Smith
	Name:	Stephen Smith
	Title:	CEO of Managing Member

Record and/or Beneficial Ownership:
Shares of Class A Common Stock: 3,393,750
Acquiror Warrants: 7,531,250

Address for Notice: 360 Madison Avenue, 20th Floor New York, NY 10017 Attention: Stephen C. Smith, Chief Executive Officer E-mail: [personal information redacted]

[Siganture Page to Sponsor Support Agreement]

Annex H

SPONSOR LOCK-UP AGREEMENT

This SPONSOR LOCK-UP AGREEMENT (this “Agreement”), dated as of      , 2023, is made by and among (i) Seaport Global Acquisition II Corp., a Delaware corporation (“Acquiror”), and (ii) Seaport Global SPAC II, LLC (the “Sponsor”), a Delaware limited liability company. Acquiror and the Sponsor shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 3(d) hereof, shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Acquiror, Lithium Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (the “Merger Sub”), and American Battery Materials, Inc., a Delaware corporation (the “Company”), entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, as of the date hereof, the Sponsor is the record and/or beneficial owner of Class A common stock, par value $0.0001 per share, (the “Acquiror Shares”) set forth on the signature page hereto (collectively, the “Restricted Securities”); and

WHEREAS, the Sponsor acknowledges and agrees that the Company would not have entered into and agreed to consummate the transactions contemplated by the Merger Agreement, including the Merger, without the Sponsor and Acquiror entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

1.	Lock-Up Provisions.
(a)The Sponsor hereby agrees not to (1) Transfer any Restricted Securities from and after the Closing and until the earlier of (x) twelve (12) months after the date of the Closing, (y) the date after the Closing on which Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Acquiror’s stockholders having the right to exchange their Acquiror Common Stock for cash, securities or other property (clause (y), a “Liquidity Event”), and (z) the trading day, if any, on which the last sale price of the Acquiror Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) days after the Closing Date (such period, the “Lock-Up Period”), and (2) from and after the execution of the Merger Agreement and until the end of the Lock-Up Period, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of the Restricted Securities; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by the Sponsor made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the Permitted Transferee executes and delivers to Acquiror an agreement, in substantially the same form of this Agreement, stating that the Permitted Transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to the Sponsor; it being understood that there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As used herein, (1) “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, loan, grant of any option, right or warrant to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any security, including any Restricted Security, (ii) entry into any swap, hedging, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, including any Restricted Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii); (2) the term “Permitted Transfer” shall mean a Transfer made: (A) to (x) any other investment fund, vehicle or similar entity of which such Person or an affiliate, advisor or manager of such Person serves as the general partner, manager or advisor and (y) any direct or indirect limited partner or investor in such investment fund, vehicle or similar entity or any direct or indirect limited partner or investor in any other investment fund, vehicle or similar entity of which the Sponsor Stockholder or an affiliate, advisor or manager of the Sponsor Stockholder serves as the general partner, manager or advisor, (B) by virtue of applicable law or the Sponsor Stockholder’s organizational documents upon liquidation or dissolution of the Sponsor Stockholder; (C) to

Acquiror in connection with the consummation of a Liquidity Event; (D) in the event of Acquiror’s liquidation prior to the completion of a Liquidity Event; (E) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Acquiror’s holders of Acquiror Common Stock or any other capital stock or other equity interests of Acquiror having the right to exchange their interests for cash, securities or other property subsequent to the completion of a Liquidity Event; or (F) to the Sponsor Stockholder’s officers or directors, any affiliate or family member of any of the Sponsor Stockholder’s officers or directors or any affiliate of the Sponsor Stockholder; and “Permitted Transferee” shall have correlative meaning; and (3) and the term “Sponsor Stockholder” shall mean Sponsor (together with its successors and any Permitted Transferee thereof).
(b)If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Acquiror shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Acquiror may impose stop-transfer instructions with respect to the Restricted Securities held by Sponsor Stockholders until the end of the Lock-Up Period.
(c)During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF      , 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)For the avoidance of any doubt, each Sponsor Stockholder shall retain all of its rights as a stockholder of Acquiror during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities.
(e)At any time during the Lock-Up Period, Acquiror may, to the extent not prohibited by applicable Law, waive compliance by the Sponsor Stockholder with any of the agreements or conditions for the benefit of Acquiror set forth herein, provided that any such waiver shall be valid only if set forth in a written instrument signed on behalf of Acquiror.
2.Representations and Warranties of the Sponsor. The Sponsor represents and warrants to Acquiror as follows:
(a)The Sponsor is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.
(b)The Sponsor has the requisite limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Sponsor. This Agreement has been duly and validly executed and delivered by the Sponsor and constitutes the valid, legal and binding agreement of the Sponsor (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by Acquiror), enforceable against the Sponsor in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).
(c)The execution and delivery of this Agreement by the Sponsor does not, and the performance by Sponsor of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which Sponsor is subject or by which any property or asset of the Sponsor is bound, (ii) conflict with or result in a violation of the organizational documents of the Sponsor, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon the Sponsor or its limited liability company interests or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.

(d)No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of the Sponsor with respect to the Sponsor’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.
(e)As of the date hereof, there are no Actions pending against the Sponsor, or to the knowledge of the Sponsor threatened against the Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Sponsor of its obligations under this Agreement.
3.	Miscellaneous.
(a)Termination. This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the end of the Lock-Up Period. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 3(a) shall not affect any liability on the part of any party for a breach of any covenant or agreement set forth in this Agreement prior to such termination. The provisions of Section 3 of this Agreement, including this Section 3(a), shall survive any termination of this Agreement.
(b)Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective Permitted Transferees and permitted successors and assigns. This Agreement and all obligations of the Sponsor are personal to the Sponsor and may not be transferred or delegated by the Sponsor at any time without the prior written consent of Acquiror. Acquiror may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of the Sponsor.
(c)Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.
(d)Incorporation by Reference. The Sponsor expressly agrees to be bound by the provisions of Sections 11.01 (Waiver), 11.02 (Notices) (except as to the Sponsor), 11.05 (Expenses), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial by Jury), 11.13 (Enforcement), 11.14 (Non-Recourse), 11.15 (Nonsurvival of Representations, Warranties and Covenants) and 11.16 (Acknowledgments) of the Merger Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.
(e)Notices to the Sponsor. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the address set forth below the Sponsor’s name on the signature page to this Agreement.
(f)Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by Acquiror and the Sponsor. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 3(f) shall be void, ab initio.
(g)Entire Agreement. This Agreement, together with the other agreements referenced herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any transaction documents. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Acquiror or any of the obligations of the Sponsor under any other agreement between the Sponsor and Acquiror or any certificate or instrument executed by the Sponsor in favor of Acquiror, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Acquiror or any of the obligations of the Sponsor under this Agreement.
(h)Further Assurances. From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Sponsor Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.

SEAPORT GLOBAL ACQUISITION II CORP.

By:
Name:
Title:

SEAPORT GLOBAL SPAC II, LLC

By: SEAPORT GLOBAL ASSET MANAGEMENT
LLC, as managing member of Seaport Global SPAC II,
LLC

By:
Name:
Title:

Record and/or Beneficial Ownership:
Acquiror Shares: [ ]

Address for Notice:
360 Madison Avenue, 20th Floor
New York, NY 10017
Attention:
E-mail:

[Signature Page to Sponsor Lock-Up Agreement]

ANNEX I

STOCKHOLDER SUPPORT AGREEMENT

This STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated as of June 1, 2023, is made by and among (i) Seaport Global Acquisition II Corp., a Delaware corporation (“Acquiror”), (ii) American Battery Materials, Inc., a Delaware corporation (the “Company”), and (iii) the undersigned holders (each a “Supporting Company Stockholder” and collectively, the “Supporting Company Stockholders”) of common stock, par value $0.001 per share (“Company Common Stock”), and/or preferred stock, par value $0.001 per share (“Company Preferred Stock”), as applicable (collectively, the “Company Shares”), of the Company. Acquiror, the Company and the Supporting Company Stockholders shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 10 hereof, shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Acquiror, Lithium Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (the “Merger Sub”), and the Company entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, (a) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the Surviving Company and a wholly owned subsidiary of Acquiror (the “Merger”) and (b) Acquiror will change its name as provided in the Merger Agreement;

WHEREAS, each Supporting Company Stockholder is the record and beneficial owner of the number of Company Shares set forth on the signature page hereto (together with any other equity securities of the Company that the Supporting Company Stockholder holds of record or beneficially, as of the date of this Agreement, or acquires record or beneficial ownership of after the date hereof, collectively, the “Subject Company Securities”); and

WHEREAS, each of the Supporting Company Stockholders acknowledges and agrees that Acquiror would not have entered into and agreed to consummate the transactions contemplated by the Merger Agreement without Acquiror, the Company and the Supporting Company Stockholders entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

1.     Agreement to Vote. At the special meeting, or any other meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the stockholders of the Company is sought, each Supporting Company Stockholder irrevocably and unconditionally agrees that it shall (a) appear at each such meeting or otherwise cause all of its Subject Company Securities to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Company Securities:

a.      in favor of each matter set forth in the Company Stockholder Consent, including the approval and adoption of the Merger Agreement and the Transactions (including the Merger) (collectively, the “Stockholder Consent Matters”);

b.      against any Acquisition Proposal (in each case, other than the transactions contemplated by the Merger Agreement);

c.      against any merger agreement or merger (other than the Merger Agreement and the Transactions, including the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company; and

d.     against any proposal, action or agreement that would reasonably be expected to (i) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or (ii) result in any liquidation, dissolution or other change in the Company’s corporate structure or business other than as contemplated by the Merger Agreement.

2.     No Inconsistent Action or Agreement.

a.     Each Supporting Company Stockholder hereby agrees that such Supporting Company Stockholder shall not commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Merger or any other transaction contemplated by the Merger Agreement or any action described above is recommended by the Company’s board of directors.

b.     Each Supporting Company Stockholder hereby represents and covenants that such Supporting Company Stockholder has not entered into, and shall not (i) enter into any agreement that would restrict, limit or interfere, with the performance of each Supporting Company Stockholder’s obligations hereunder, including any voting agreement or voting trust with respect to any of the Company Shares that is inconsistent with such Supporting Company Stockholder’s obligations hereunder, (ii) grant a proxy or power of attorney with respect to any of the Subject Company Securities that is inconsistent with such Supporting Company Stockholder’s obligations hereunder or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would adversely effect, interfere with, or prohibit or prevent it from satisfying, such Supporting Company Stockholder’s obligations hereunder.

3.    No Litigation. Each Supporting Company Stockholder hereby agrees not to commence, maintain or participate in, or facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, suit, proceeding or cause of action, in law or in equity, in any court or before any Governmental Authority (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby (including any claim seeking to enjoin or delay the consummation of the Merger), (b) alleging a breach of any fiduciary duty of any Person or alleging that any Person aided or abetted any breach of any fiduciary duty of any Person in connection with this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, or (c) otherwise relating to the Merger Agreement, this Agreement or the Merger or other transactions contemplated hereby or thereby.

4.    Supporting Company Stockholder Representations and Warranties. Each Supporting Company Stockholder represents and warrants to Acquiror and the Company as follows:

a.    Such Supporting Company Stockholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.

b.    If such Supporting Company Stockholder is not an individual, such Supporting Company Stockholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If such Supporting Company Stockholder is an individual, such Supporting Company Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such Supporting Company Stockholder. This Agreement has been duly and validly executed and delivered by such Supporting Company Stockholder and constitutes the valid, legal and binding agreements of such Supporting Company Stockholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against each Supporting Company Stockholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

c.     Such Supporting Company Stockholder is the record and/or beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Company Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Company Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Company Securities, other than Liens pursuant to this Agreement or the Merger Agreement. The Subject Company Securities are the only capital stock or other equity interests in the Company owned of record and/or beneficially by such Supporting Company Stockholder on the date of this Agreement, and none of such Subject Company Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Company Securities other than this Agreement. Except as set forth below such Supporting Company Stockholder’s name on the signature page hereto, such Supporting Company Stockholder does not hold or own any rights, options, warrants to acquire (directly or indirectly) any capital stock or other equity interests of the Company or any capital stock or other equity interests, debt or loans convertible into, or which can be exchanged for, capital stock or other equity interests of the Company.

d.     The execution and delivery of this Agreement by such Supporting Company Stockholder does not, and the performance by such Supporting Company Stockholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which such Supporting Company Stockholder is subject or by which any property or asset of such Supporting Company Stockholder is bound, (ii) conflict with or result in a violation of the organizational documents of such Supporting Company Stockholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon such Supporting Company Stockholder or, if such Supporting Company Stockholder is an entity, its capital stock or other equity interests or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by such Supporting Company Stockholder of its obligations under this Agreement.

e.     No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of such Supporting Company Stockholder with respect to such Supporting Company Stockholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

f.     As of the date hereof, there are no Actions pending against such Supporting Company Stockholder, or to the knowledge of such Supporting Company Stockholder threatened against such Supporting Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Supporting Company Stockholder of its obligations under this Agreement.

5.    Non-Solicitation. Each Supporting Company Stockholder acknowledges that such Supporting Company Stockholder has read Section 8.03 of the Merger Agreement. In addition, each Supporting Company Stockholder agrees that the restrictions imposed on the Company pursuant to Section 8.03 of the Merger Agreement shall be binding on such Supporting Company Stockholder mutates mutandis and further agrees not to take or omit to take (and agrees to cause its Affiliates and its and their respective Representatives not to take), directly or indirectly, any action that would violate Section 8.03 of the Merger Agreement if such action were taken or omitted to be taken by the Company.

6.     Termination. This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (a) the Effective Time, and (b) the termination of the Merger Agreement in accordance with Article 10 thereof. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 6 shall not affect any liability on the part of any party for any breach of any covenant or agreement set forth in this Agreement prior to such termination. This Section 6, together with Sections 7 through 10 of this Agreement, shall survive any termination of this Agreement.

7.     No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.

8.     Notices to Each Supporting Company Stockholder. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by facsimile (having obtained electronic delivery confirmation thereof), e-mail (having obtained electronic delivery confirmation thereof), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the address set forth below each Supporting Company Stockholder’s name on the signature page to this Agreement.

9.     Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

10.     Incorporation by Reference. Each Supporting Company Stockholder expressly agrees to be bound by the provisions of Sections 11.01 (Waiver), 11.02 (Notices) (except as to such Supporting Company Stockholder), 11.03 (Assignment), 11.05 (Expenses), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.09 (Entire Agreement), 11.10 (Amendments), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial by Jury), 11.13 (Enforcement), 11.14 (Non-Recourse), 11.15 (Nonsurvival of Representations, Warranties and Covenants) and 11.16 (Acknowledgments) of the Merger Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SEAPORT GLOBAL ACQUISITION II CORP.

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: Chief Executive Officer

AMERICAN BATTERY MATERIALS, INC.

By:	/s/ David Graber
Name: David Graber
Title: Chief Executive Officer

SUPPORTING COMPANY STOCKHOLDERS

By:	/s/ Adam Lipson
Name: Adam Lipson

Shares of Company Common Stock: 453,898,791
Share of Company Preferred Stock: 50,000

By:	/s/ David Graber
Name: David Graber

Shares of Company Common Stock: 162,682,428
Share of Company Preferred Stock: 0
Cobrador Multi-Strategy Partners, LP

By:	/s/ David E. Graber
Name: David Graber
Title: General Partner

Shares of Company Common Stock: 1,038,458,465
Share of Company Preferred Stock: 0

[Siganture Page to Stockholder Support Agreement]

/s/ SEBASTIAN LUX
Name: SEBASTIAN LUX

Shares of Company Common Stock: 34,680,437
Share of Company Preferred Stock: 0

/s/ JUSTIN VORWERK
Name: JUSTIN VORWERK

Shares of Company Common Stock: 1,833,333
Share of Company Preferred Stock: 0

/s/ JARED LEVINTHAL
Name: JARED LEVINTHAL

Shares of Company Common Stock: 1,966,667
Share of Company Preferred Stock: 0

/s/ ANDREW SUCKLING
Name: ANDREW SUCKLING

Shares of Company Common Stock: 1,666,667
Share of Company Preferred Stock: 0

/s/ DYLAN GLENN
Name: DYLAN GLENN

Shares of Company Common Stock: 1,666,667
Share of Company Preferred Stock: 0

[Siganture Page to Stockholder Support Agreement]

Annex J

STOCKHOLDER LOCK-UP AGREEMENT

This STOCKHOLDER LOCK-UP AGREEMENT (this “Agreement”), dated as of         , 2023, is made by and among (i) Seaport Global Acquisition II Corp., a Delaware corporation (“Acquiror”) and (ii) each of the undersigned holders (each a “Supporting Company Stockholder” and collectively, the “Supporting Company Stockholders”) of common stock, par value $0.001 per share (“Company Common Stock”), and/or preferred stock, par value $0.001 per share (“Company Preferred Stock”), as applicable (collectively, the “Company Shares”), of American Battery Materials, Inc., a Delaware corporation (the “Company”). Acquiror and the Supporting Company Stockholders shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein, including capitalized terms used in any provision incorporated herein pursuant to Section 3(d) hereof, shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Acquiror, Lithium Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (the “Merger Sub”), and the Company, entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, (a) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (b) Acquiror will change its name to “American Battery Materials, Inc.”;

WHEREAS, as of the date hereof, each of the Supporting Company Stockholders is the record and beneficial owner of the number of Company Shares set forth below such Supporting Company Stockholder’s name on the signature page hereto and, as a result of the Merger, each Supporting Company Stockholder will become entitled to receive in respect of such Company Shares a number of shares of Acquiror Common Stock as determined in accordance with the Merger Agreement (such shares of Acquiror Common Stock, together with any other shares of capital stock, or options, warrants, rights or other securities convertible into or exchangeable or exercisable for capital stock or other equity interests (collectively, “Equity Securities”) of Acquiror, that such Supporting Company Stockholder acquires record or beneficial ownership of after the date hereof, collectively, the “Restricted Securities”);

WHEREAS, each of the Supporting Company Stockholders acknowledges and agrees that Acquiror would not have entered into and agreed to consummate the transactions contemplated by the Merger Agreement, including the Merger, without Acquiror and the Supporting Company Stockholders entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

1.Lock-Up Provisions.

(a)Each of the Supporting Company Stockholders hereby agrees not to (1) Transfer any Restricted Securities from and after the Closing and until the earliest of (x) twelve (12) months after the date of the Closing, (y) the date after the Closing on which Acquiror completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Acquiror’s stockholders having the right to exchange their Acquiror Common Stock for cash, securities or other property (clause (y), a “Liquidity Event”), and (z) the trading day, if any, on which the last sale price of the Acquiror Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-trading day period commencing at least one hundred fifty (150) days after the Closing Date (such period, the “Lock-Up Period”), and (2) from and after the execution of the Merger Agreement and until the Closing Date, directly or indirectly, engage in any short sales or other hedging or derivative transactions in respect of the Restricted Securities; provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by any Supporting Company Stockholders made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the Permitted Transferee executes and delivers to Acquiror an agreement, in substantially the same form of this Agreement, stating that the Permitted Transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to such Supporting Company Stockholder; it being understood that there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement. As used herein, (1) “Transfer” shall mean (i) the sale of, offer to sell, contract or agreement to sell, hypothecation, pledge, loan, grant of any option, right or warrant to purchase or other disposal of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to any security, including any Restricted Security, (ii) entry into any swap, hedging, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, including any Restricted Security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement or disclosure of any action or intention to effect any transaction specified in clause (i) or (ii); and (2) the term “Permitted Transfer” shall mean a Transfer made: (A) in the case of a Supporting Company Stockholder being an individual, by gift to a member of one of the individual’s immediate family, or to a trust or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (B) in the case of a Supporting Company Stockholder being an individual, by virtue of laws of descent and distribution upon death of such Supporting Company Stockholder; (C) in the case of a Supporting Company Stockholder being an individual, pursuant to a qualified domestic relations order; (D) by virtue of applicable law or Acquiror’s organizational documents upon liquidation or dissolution of Acquiror; (E) to Acquiror in connection with the consummation of a Liquidity Event; (F) in the event of Acquiror’s liquidation prior to the completion of a Liquidity Event; (G) in the event of completion of a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Acquiror’s holders of Acquiror Common Stock or any other capital stock or other equity interests of Acquiror having the right to exchange their interests for cash, securities or other property subsequent to the completion of a Liquidity Event; or (H) with respect to any Supporting Company Stockholder that is a legal entity, to any direct or indirect member(s), direct or indirect limited partner(s) or other direct or indirect equity holder(s) of such Supporting Company Stockholder; and “Permitted Transferee” shall have correlative meaning.

(b)If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Acquiror shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Acquiror may impose stop-transfer instructions with respect to the Restricted Securities held by any Supporting Company Stockholder until the end of the Lock-Up Period.

(c)During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF          , 2023, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)For the avoidance of any doubt, each Supporting Company Stockholder shall retain all of its rights as a stockholder of Acquiror during the Lock-Up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities.

(e)At any time during the Lock-Up Period, Acquiror may, to the extent not prohibited by applicable Law, waive compliance by any Supporting Company Stockholder with any of the agreements or conditions for the benefit of Acquiror set forth herein, provided that any such waiver shall be valid only if set forth in a written instrument signed on behalf of Acquiror.

2.Representations and Warranties of Supporting Company Stockholders. Each Supporting Company Stockholder represents and warrants to Acquiror as follows:

(a)Such Supporting Company Stockholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.

(b)If such Supporting Company Stockholder is not an individual, such Supporting Company Stockholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If such Supporting Company Stockholder is an individual, such Supporting Company Stockholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such Supporting Company Stockholder. This Agreement has been duly and validly executed and delivered by such Supporting Company Stockholder and constitutes the valid, legal and binding agreements of such Supporting Company Stockholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against such Supporting Company Stockholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity.

(c)The execution and delivery of this Agreement by such Supporting Company Stockholder does not, and the performance by such Supporting Company Stockholder of its obligations hereunder will not, (i) violate any provision of, or result in the breach of, any Law to which such Supporting Company Stockholder is subject or by which any property or asset of such Supporting Company Stockholder is bound, (ii) if such Supporting Company Stockholder is an entity, conflict with or result in a violation of the organizational documents of such Supporting Company Stockholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon such Supporting Company Stockholder or, if such Supporting Company Stockholder is an entity, its Equity Securities, or require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by such Supporting Company Stockholder of its obligations under this Agreement.

(d)No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of each Supporting Company Stockholder with respect to each Supporting Company Stockholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

(e)As of the date hereof, there are no Proceedings pending against any Supporting Company Stockholder or, to the knowledge of any Supporting Company Stockholder threatened against any Supporting Company Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by any Supporting Company Stockholder of its obligations under this Agreement.

3.Miscellaneous.

(a)Termination. This Agreement shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the end of the Lock-Up Period. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 3(a) shall not affect any liability on the part of any party for a breach of any covenant or agreement set forth in this Agreement prior to such termination. The provisions of Section 3 of this Agreement, including this Section 3(a), shall survive any termination of this Agreement.

(b)Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective Permitted Transferees and permitted successors and assigns. This Agreement and all obligations of each Supporting Company Stockholder are personal to such Supporting Company Stockholders and may not be transferred or delegated by such Supporting Company Stockholders at any time without the prior written consent of Acquiror. Acquiror may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of any Supporting Company Stockholder.

(c)Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)Incorporation by Reference. Each Supporting Company Stockholder expressly agrees to be bound by the provisions of Sections 11.01 (Waiver), 11.02 (Notices) (except as to such Supporting Company Stockholder), 11.05 (Expenses), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial by Jury), 11.13 (Enforcement), 11.14 (Non-Recourse), 11.15 (Nonsurvival of Representations, Warranties and Covenants) and 11.16 (Acknowledgments) of the Merger Agreement as if an original party thereto, and that such provisions are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

(e)Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by Acquiror and each of the Supporting Company Stockholders. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 3(e) shall be void, ab initio.

(f)Entire Agreement. This Agreement, together with the other agreements referenced herein, constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any other agreements, certificates or instruments contemplated by the Transactions. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Acquiror or any of the obligations of any Supporting Company Stockholder under any other agreement between such Supporting Company Stockholder and Acquiror or any certificate or instrument executed by such Supporting Company Stockholder in favor of Acquiror, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Acquiror or any of the obligations of any Supporting Company Stockholder under this Agreement.

(g)Further Assurances. From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Stockholder Lock-Up Agreement to be duly executed on its behalf as of the day and year first above written.

SEAPORT GLOBAL ACQUISITION II CORP.

By:
Name:
Title:

SUPPORTING COMPANY STOCKHOLDERS

[ ]

By:
Name:
Title:

Shares of Company Common Stock:
Share of Company Preferred Stock:

[ ]

By:
Name:
Title:

Shares of Company Common Stock:
Share of Company Preferred Stock:

[ ]

By:
Name:
Title:

Shares of Company Common Stock:
Share of Company Preferred Stock:

[Signature Page to Stockholder Lock-Up Agreement]

ANNEX K

TECHNICAL REPORT SUMMARY ABM LISBON VALLEY LITHIUM PROJECT SAN JUAN COUNTY, UTAH, USA Effective Date: July 6, 2023 Prepared for: American Battery Materials, Inc. By: Bradley C. Peek, MSc., CPG Peek Consulting, Inc. V.07.2023.02

American Battery Materials Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page ii Lisbon Valley Lithium Project Prepared for TABLE OF CONTENTS 1. SUMMARY............................................................................................................................. 1 1.1 Introduction .......................................................................................................................... 1 1.2 Property Description and Location ...................................................................................... 1 1.3 Accessibility, Climate, Local Resources, Infrastructure and Physiography ........................ 2 1.4 History.................................................................................................................................. 2 1.5 Geologic Setting and Mineralization ................................................................................... 3 1.6 Deposit Types ...................................................................................................................... 4 1.7 Exploration ........................................................................................................................... 5 1.8 Drilling ................................................................................................................................. 6 1.9 Mineral Processing and Metallurgical Testing .................................................................... 6 1.10 Adjacent Properties .............................................................................................................. 6 1.11 Interpretation and Conclusions ............................................................................................ 7 1.12 Recommendations ................................................................................................................ 7 2. INTRODUCTION ................................................................................................................... 8 3. RELIANCE ON OTHER SPECIALISTS ............................................................................. 10 4. PROPERTY DESCRIPTION AND LOCATION ................................................................. 11 5. ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY ........................................................................................................................ 16 6. HISTORY .............................................................................................................................. 19 7. GEOLOGIC SETTING AND MINERALIZATION ............................................................ 22 7.1 Stratigraphy ........................................................................................................................ 23 7.2 Structure ............................................................................................................................. 28

American Battery Materials Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page iii Lisbon Valley Lithium Project Prepared for 7.3 Geophysics ......................................................................................................................... 30 8. DEPOSIT TYPES.................................................................................................................. 33 8.1 Brines ................................................................................................................................. 34 8.2 Wells Located on the Subject Property .............................................................................. 48 9. EXPLORATION ................................................................................................................... 50 10. DRILLING ......................................................................................................................... 52 11. SAMPLE PREPARATION, ANALYSES AND SECURITY .......................................... 53 12. DATA VERIFICATION ................................................................................................... 54 13. MINERAL PROCESSING AND METALLURGICAL TESTING ................................. 55 14. ADJACENT PROPERTIES .............................................................................................. 58 15. OTHER RELEVANT DATA AND INFORMATION ..................................................... 61 16. INTERPRETATION AND CONCLUSIONS ................................................................... 62 17. RECOMMENDATIONS ................................................................................................... 64 18. REFERENCES .................................................................................................................. 65 19. CERTIFICATE OF THE AUTHOR .................................................................................. 68 20. CONSENT OF COMPETENT PERSON .......................................................................... 69

American Battery Materials Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page iv Lisbon Valley Lithium Project Prepared for List of Figures Figure 4.1 – Road map of Utah with project location. .................................................................. 12 Figure 4.2 - Overview of ABM’s Lisbon Lithium claims in San Juan County, Utah. ................. 14 Figure 4.3 – An example of one of the claim stakes found on the property May 7, 2023. ........... 15 Figure 5.1 – Topographic map underlying a plot of the ABM claim blocks. CI=40’. ................. 17 Figure 5.2 - Climate data for Moab, Utah. .................................................................................... 18 Figure 6.1 - Lisbon Valley Lithium claims in relation to the Superior Peterson Fed 88-21P well. ....................................................................................................................................................... 21 Figure 7.1 - Structural elements of the Paradox Basin and adjacent areas (from Nuccio and Condon, 1996)............................................................................................................................... 23 Figure 7.2 - Generalized stratigraphic nomenclature within the greater Paradox Basin area. ...... 26 Figure 7.3 - Geologic map of the LVL claim area outlined in red. Modified after Doelling (2002). ........................................................................................................................................... 27 Figure 7.4 – W-E Cross section through the Lisbon Oil field on the north flank of the Lisbon Valley Anticline. ........................................................................................................................... 29 Figure 7.5a - Three-dimensional analysis of the Lisbon Valley gravity anomaly (Byerly and Joesting, 1959). ............................................................................................................................. 31 Figure 7.5b – Two-dimensional analysis of the Lisbon Valley gravity anomaly (Byerly and Joesting, 1959). ............................................................................................................................. 32 Figure 8.1 – Oil and gas wells occurring on the ABM claims. ..................................................... 49 Figure 9.1 – Stratigraphic column and type log for the units showing (Pennsylvanian) clastic and salt section (Mayhew and Heylmann 1965).................................................................................. 51 Figure 13.1 - Process flow diagram of a typical lithium extraction process. ................................ 56 Figure 14.1 – The location of ABM’s Lisbon Lithium Project relative to Anson’s project and the Cane Creek Potash Mine. .............................................................................................................. 60 List of Tables Table 1.1 - Chemical analysis of brine from the Superior Fed 88-21P well from Hite (1978). ............................................................................................................................................ 3 Table 1.2 - Anson Resources announced resources from their DFS. ............................................. 7 Table 2.1 - Abbreviations and Acronyms used in report. ............................................................... 9 Table 4.1 - Claims with BLM UT numbers. ................................................................................. 13 Table 6.1 - Chemical analysis of brine from the Superior Fed 88-21P well from Hite (1978). ... 20 Table 8.1 - Amerada Petroleum No. 2 Green River ..................................................................... 35 Table 8.2 - British-American No. 1 Gov’t.-Norwood .................................................................. 35 Table 8.3 - California Oil No. 1, Navajo 177 ............................................................................... 36 Table 8.4 - Delhi-Taylor No. 2, Seven Mile ................................................................................. 37 Table 8.5 - Humble No. 1 Rustler Dome ...................................................................................... 38 Table 8.6 - King Oil No. 2 Big Flat .............................................................................................. 39 Table 8.7 - Pure Oil No. 1 Hobson-USA ...................................................................................... 39

American Battery Materials Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page v Lisbon Valley Lithium Project Prepared for Table 8.8 - Pure Oil No. 1 Hobson-USA ...................................................................................... 40 Table 8.9 - Pure Oil No. 2 Big Flat ............................................................................................... 40 Table 8.10 - Roberts Brine Well ................................................................................................... 41 Table 8.11 - Southern Natural No. 1 Long Canyon ...................................................................... 42 Table 8.12 - Southern Natural No. 1 Long Canyon ...................................................................... 43 Table 8.13 - Suburban Storage No. 1 ............................................................................................ 43 Table 8.14 - Superior No. 22-34 Salt Wash ............................................................................ 44 Table 8.15 - Superior No. 14-5 Bowknot ..................................................................................... 44 Table 8.16 - Texaco No. 2 Navajo AC ......................................................................................... 45 Table 8.17 - Texaco No. 1 Smoot (Salt Wash field) ..................................................................... 45 Table 8.18 - Tidewater No. 74-11 Big Flat ................................................................................... 46 Table 8.19 - Tidewater No. 74-11 Big Flat ................................................................................... 46 Table 8.20 - White Cloud #2 (aka. Roberts Brine Well) .............................................................. 47 Table 8.21 - Oil & gas wells drilled within the LVL claim block. ............................................... 48 Table 14.1 – Anson Resources announced resources from their DFS. ......................................... 58 Table 14.2 – Financial highlights from the Anson Resources DFS. ............................................. 58

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 1 Lisbon Valley Lithium Project Prepared for 1. Summary 1.1 Introduction American Battery Materials, Inc. (ABM)(formerly BoxScore Brands Inc.) acquired the rights to the Lisbon Lithium Project from Plateau Ventures LLC. Peek Consulting was engaged by ABM to write this report to document progress on the property and for funding purposes. The report has been written to conform to the U. S. Securities and Exchange Commission’s (SEC’s) Subpart 1300 of Regulation S-K for a Technical Report Summary. The subject property is an exploration stage property that currently has no mineral resources or mineral reserves yet defined. No exploration has been conducted on the property to date. This report is a summary of the data reviewed and the conclusions drawn from that data. This report is an update of a previous report entitled “ABM Lisbon Valley Lithium Project, San Juan County, Utah, USA” with an effective date of May 15, 2023. The current report includes a substantial increase in the land position of the project. 1.2 Property Description and Location The property is located in San Juan County, Utah. The center of the claims lies approximately 35 miles (58 kilometers) southeast of the city of Moab. The property position consists of 743 placer mining claims staked on U. S. Government land administered by the U. S. Bureau of Land Management (BLM). The claims are a semi-contiguous group named the LVL group covering roughly 23 square miles. The original 102 claims were staked in portions of Sections 17-18, 20-22, and 27-29, T30S, R25E, Salt Lake Baseline and Principal Meridian in 2017, with additional claims staked in Q2, 2023 in Sections 22, 25-28, 33-35 in T30S, R25E; Section 31, T30S, R26E; Sections 1, 3-4, 8-15, 17, T 31S, R25E; and Sections 5-8, 17-18, T31S, R26E (Figure 4.2). The original 102 claims were located on September 8, 9 and 10, 2021. All original claim corners and location monuments were located using handheld Garmin GPS units (Gavin Harrison, personal communication). Additional claims were located and staked by a (confidential) mining consulting company between May 3, 2023 and June, 12 2023. It will be necessary for ABM to re-enter an oil and gas well or to drill a new well to obtain brine samples for analysis and metallurgical testing. Permits for such

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 2 Lisbon Valley Lithium Project Prepared for operations will be required from the BLM and the Utah Division of Oil, Gas and Mining. These permits are currently in process. 1.3 Accessibility, Climate, Local Resources, Infrastructure and Physiography Moab, Utah, the nearest population center to the property, is a city of 5,336 persons (2020 Census). It is located in a relatively remote portion of Utah but is easily accessed by U. S. Highway 191. Highway 191 intersects with Interstate 70 about 30 miles (48 kilometers) north of Moab, at Crescent Junction. Moab is a tourist destination and has numerous motels and restaurants. Moab would also be the nearest source of labor in the region. The region has a history of mining, primarily uranium and vanadium that dates back as far as 1881. The Lisbon Valley Copper Mine is in the heart of the Lisbon Valley and is currently producing copper cathode. An all-weather road and electric power supply the mine. All the ABM claims fall between elevations of 6200 and 6900 feet (1890 and 2100 meters) above sea level. It is anticipated that ABM will use a Direct Lithium Extraction (DLE) method rather than using evaporation ponds to recover the lithium and other potential mineral from brines, should the project advance to the production stage. The project should therefore have sufficient space on the ABM claims to construct processing facilities. The climate is arid, also termed “high desert”. Moab has average annual precipitation of 9.02 inches (229 mm). The climatic conditions allow for fieldwork to continue throughout the year. 1.4 History The Paradox Basin initially attracted attention because of high lithium values reported in the literature in brines recovered from oil and gas exploration wells. The Paradox Basin has been explored for oil and gas for many years (Durgin, 2011). The earliest discoveries of potash in the area were made in 1924 in oil and gas wells, but the correlation of the beds and the extent and richness of the deposits were not recognized until the 1950s. The Seven Mile, Salt Wash and White Cloud potash target areas, all west

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 3 Lisbon Valley Lithium Project Prepared for of Moab, were quickly identified. Further exploration led to the development of the Cane Creek potash mine adjacent to the Colorado River. Brines were commonly encountered in these wells, but none of the wells was of economic significance for brine until in 1962 when the Southern Natural Gas Company drilled a well, Long Canyon Unit #1, which encountered a substantial flow of high-density brine at a depth of 6,013 feet (Durgin, 2011). Several companies have reported high lithium values occurring in brines from oil & gas and potash wells drilled into the Paradox Formation. Hite (1978) investigated the potash potential of the Lisbon Valley area in a USGS Open File Report. The analytical report has been the main impetus for the acquisition of the Lisbon Valley Lithium property. In Hite’s report, he published the analytical results of a brine sample from the Superior Oil Co. Well Fed 88-21P. Table 1.1 lists the analytical results from Hite’s report. Table 1.1 - Chemical analysis of brine from the Superior Fed 88-21P well from Hite (1978). Compound/Element % ppm Na2O 9.24 92,400 K2O 2.91 29,100 Li2O 0.073 730 CaO 1.30 13,000 MgO 7.44 74,400 CO2 0.056 560 SO3 0.021 210 B2O3 0.84 8,400 P2O5 0.0009 9 Cl 19.44 194,400 Br 0.32 3,200 I 0.003 30 1.5 Geologic Setting and Mineralization The Paradox Basin is an oval-shaped area located in southeastern Utah and southwestern Colorado that may be defined by the maximum extent of salt deposits in the Paradox Formation (formerly) referred to as the Hermosa Formation of Middle Pennsylvanian age (Hite and others, 1984; Nuccio and Condon, 1996). The basin was primarily a Pennsylvanian and Permian feature that accumulated thick deposits of

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 4 Lisbon Valley Lithium Project Prepared for carbonate, halite, and clastic rocks in response to downwarping and uplift along its northeastern basin. The basin was later modified, largely due to the Laramide Orogeny 50 to 70 million years (Ma) ago. Today the basin has been eroded in places by uplift of the Colorado Plateau and downcutting by the Colorado River and its tributaries (Nuccio and Condon, 1996). The Paradox Basin is composed of sedimentary rocks that overlie an Early Proterozoic basement of metamorphic gneiss and schist that is locally intruded by granite (Nuccio and Condon, 1996; Tweto,1987). Cambrian through Jurassic sedimentary rocks unconformably overlie the basement rock in much of the basin. Cretaceous rocks are also noted in the southeastern part of the basin. The Paradox Formation, which is of primary interest to this study, contains dolomite, black shale, anhydrite, halite, and other salts. The lithium-rich brines of the Paradox Basin have all been derived from the Paradox Formation. Halite is the most abundant rock type, occurring in beds tens of feet thick. The black, dolomitic shale is the source rock of some of the oil and gas recovered in the basin. The Paradox was deposited in a series of cycles that represent repeated desiccation and marine flooding of the basin (Hite and Buchner, 1981). The black shales of the Paradox have been used as marker beds to correlate depositional cycles throughout the basin. The cycles have been grouped into larger zones, or “substages” (Barnes and others, 1967), or “production intervals” (Hite and others, 1984). The primary structure in the area of the ABM claims is the Lisbon Valley anticline. It is bordered on its northeast side by the Lisbon Valley fault. The fault zone can be traced on surface northwest and southeast for a distance of 41 miles (66 km). The fault and anticline are the result of salt tectonics prevalent in the Paradox Basin (Hite, 1978). 1.6 Deposit Types There is currently no known production of lithium from the Paradox Basin. The deposit model and exploration target for the Lisbon Lithium Project is very similar to the model defined by Anson Resources in the Paradox Basin to the northwest of ABM’s claim block (See Section 13 – Adjacent Properties). Anson, an Australian company, operating in the U. S. as A1 Lithium Incorporated, has defined a major lithium and bromine resource and has completed a Definitive Feasibility Study. ABM’s target deposit model is similar in all respects to that of Anson’s deposit. In the Paradox Basin the lithium-rich brines occur in the “saline facies” of the Paradox Member of the Hermosa Formation of Pennsylvanian age and are totally in the

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 5 Lisbon Valley Lithium Project Prepared for subsurface. The “saline facies” of the Paradox Formation is composed of at least 29 evaporite cycles. Many of the cycles are potash-bearing and there is an active potash mine in the basin. The method of extraction of the lithium from the brines is foreseen to be by Direct Lithium Extraction (DLE) and reinjection of the processed brine back into the subsurface. This method has been gaining favor in the lithium industry over the last several years because it does not involve the use of evaporation ponds. DLE uses a much smaller footprint than evaporation ponds and is therefore more acceptable from an environmental standpoint. As yet, ABM has not done any testing for the possibility of using DLE and will not be able to do any testing until samples of brine are acquired from the target formations. The brines were not considered important until 1962, when Southern Natural Gas intersected the brine zone and a very substantial flow of brines under tremendous pressure. A second well was drilled 500 feet (152 meters) northeast of the first well and encountered flows estimated to be in excess of 50,000 barrels of brine per day. Many of the wells had analyses showing lithium assays. These are partially enumerated in Section 8.1 – Brines. Seven oil and gas wells have been drilled on the property now held by ABM according to records of the Utah Division of Oil, Gas and Mining. Unfortunately, no analyses of the brines from these wells have been found in the literature. Six of the wells have been plugged and abandoned. One well is being used as a water disposal well. 1.7 Exploration There has been no exploration conducted on the property by ABM or its predecessors other than the gathering and assimilation of data from all available sources. A thorough review of 40 historic well files and corresponding well log data was conducted in the fall and winter of 2022-2023. Formation tops were picked in 23 of the available 40 wells that penetrated some or all of the Paradox salts/clastics and/or the Leadville Limestone. Structure contour maps of the zones have been generated but are currently proprietary. The primary targets include Clastic Zones 17 and 31, as well as the Leadville Limestone. These zones have been shown by historical records and recent production to have free flowing brines with high lithium concentrations – in some cases above 200 ppm Li.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 6 Lisbon Valley Lithium Project Prepared for Secondary targets are Clastic Zones 19, 29, 33, and 39. These zones have been recently identified by Anson Resources’ drilling and testing (see Section 13 on Adjacent Properties) to contain supersaturated brines with elevated lithium concentrations. Though potential targets have been identified, ABM intends to test all clastic zones encountered in future appraisal wells. 1.8 Drilling No drilling has been conducted by ABM or its predecessors. Drilling has been conducted by oil and gas and by potash interests on and in the area surrounding the LVL claims, which has provided much of the information for this report. 1.9 Mineral Processing and Metallurgical Testing No metallurgical testing has been conducted by ABM and none can be conducted until brine samples can be collected from wells drilled or re-entered on the subject property. The anticipated type of processing envisioned by ABM for extraction of lithium and possibly other commodities from the brines is summarized here. The use of open ponds for evaporation and concentration of lithium brines is nominally inexpensive, however, the evaporation process is time consuming, land intensive and wasteful of water. The development of new brine resources from undeveloped lithium brine deposits is likely to meet significant environmental and social barriers to implementation, particularly in the US, and evaporation ponds are not considered environmentally sustainable. Over the past decade many direct lithium extraction (DLE) technologies have arisen due to intense research and economic drive to separate lithium from other ions in a feed solution. These processes can involve organic and inorganic sorption reagents based on polymers, membranes, manganese, titanium, or aluminum oxides and form the backbone of DLE extraction technologies. 1.10 Adjacent Properties There is no known lithium production in the Paradox Basin. The Cane Creek potash mine is located 32 miles (51 kilometers) northwest of the LVL claim group. The mine has been operating since 1965, initially as an underground room and pillar style mine. It was converted to a solution mining operation in 1970.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 7 Lisbon Valley Lithium Project Prepared for Anson Resources, an Australian company whose properties are primarily west of Moab, Utah, has been active over the past few years in the Paradox Basin. Anson has re-entered four abandoned oil and gas wells and performed extensive testing of the wells’ brine recovery performance and methods for recovering the lithium and bromine from the brines. According to their website, www.ansonresources.com , they have completed a Definitive Feasibility Study (DFS) on September 8, 2022, and have identified substantial indicated and inferred resources of Lithium Carbonate Equivalent (LCE) and Bromine (Br2) as shown in Table 1.2. Table 1.2 - Anson Resources announced resources from their DFS. Category Brine (Mt) Li (ppm) Br (ppm) Contained LCE (‘000t) Contained Br2 (‘000t) Indicated 530 123 3,474 346 1,840 Inferred 1,038 125 3,308 692 3,434 1.11 Interpretation and Conclusions There is abundant evidence from oil, gas and potash wells drilled in the Paradox Basin that indicates that there is a high probability of identifying and producing super saturated brines from beneath the ABM property position. The geology of the area of the ABM claims and of the Paradox Basin as a whole is quite complex although zones that have been targeted and proven by Anson Resources exist and they are mappable within and beyond the claims area. The only way to determine if the lithium enriched brines exist and can be economically produced from the target zones is to drill exploration wells to produce and test brine from the targeted zones. American Battery Materials intends to drill two exploratory/appraisal wells within its claims position and is currently waiting permit approval. The estimated spud dates for the two wells is expected to be 6-12 months for this report’s effective date. 1.12 Recommendations It is recommended that ABM drill and complete two appraisal wells and perform comprehensive testing on key horizons within the Paradox clastic members and Leadville (Mississippian) Limestone. Individual formations should be evaluated for overall reservoir quality, bottom hole pressures and flow rates from conventional

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 8 Lisbon Valley Lithium Project Prepared for completions. Any extracted brines should be tested to determine lithium concentrations and to prove economic viability of a pilot and permanent production program. The company has identified an appraisal and development program that is proprietary. This information will be disclosed in an advanced technical report after the appraisal wells are drilled and individual zones are identified and fully evaluated. 2. Introduction American Battery Materials, Inc. (ABM)(formerly BoxScore Brands Inc.) acquired the rights to the Lisbon Lithium Project from Plateau Ventures LLC. Peek Consulting was engaged by ABM to write this report to document progress on the property and for funding purposes. The report has been written to conform to the U. S. Securities and Exchange Commission’s (SEC’s) Subpart 1300 of Regulation S-K for a Technical Report Summary. The subject property is an exploration stage property that currently has no mineral resources or mineral reserves yet defined. No exploration has been conducted on the property to date. This report is a summary of the data reviewed and the conclusions drawn from that data. This report is an update of a previous report entitled “ABM Lisbon Valley Lithium Project, San Juan County, Utah, USA” with an effective date of May 15, 2023. The current report includes a substantial increase in the land position of the project. Peek Consulting, Inc. and Bradley C. Peek, CPG were retained by ABM to prepare this technical report summary. The author is an independent consultant and is not an employee of ABM. The author is a Qualified Person as defined by Canada’s NI 43-101 and the SEC’s Regulation S-K 1300. The majority of information contained in this report was gleaned from various sources and, when possible, verified by the author. These other sources being: • Published literature. • Utah Geological Survey website. • Oil, gas and potash well logs from various sources. • Plateau Ventures LLC concerning the claim staking and ownership. • A confidential claim staking company also concerning claim staking and ownership.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 9 Lisbon Valley Lithium Project Prepared for • The U. S. Bureau of Land Management (BLM) MLRS website for verification that the mining claims are active. • Sources are also referenced in the text of this document, where pertinent. The author lived in Moab from 2006 until 2010, so is familiar with the general area of the claims and the geology of the Paradox Basin. The author consulted for the Lisbon Valley Mining Company at the Lisbon Valley Copper Mine in 2007. The mine is adjacent to the placer claims that are the subject of this report, so the author is familiar with the area’s geology and surface expression. Table 2.1 - Abbreviations and Acronyms used in report. BLM U. S. Bureau of Land Management BSWPD Barrels Salt Water Per Day LCE Lithium Carbonate Equivalent Li Chemical symbol for lithium Ma Million years before present mD Millidarcy Psi Pounds per square inch PPM Parts per million TDS Total Dissolved Solids USGS U. S. Geological Survey All dollar figures in this report are in U. S. dollars unless otherwise noted. ￼

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 10 Lisbon Valley Lithium Project Prepared for 3. Reliance on Other Specialists Gavin Harrison of Plateau Ventures LLC, who is not a Qualified Person, supplied most of the information regarding the staking and locations of the placer mining claims. Mr. Harrison has more than 20 years of experience staking and recording claims on BLM land in several states in the western U. S. Kenneth C. “Scott” Avanzino, Jr., ABM’s current COO is an exploration and wellsite geologist with 18 years of industry experience. Mr. Avanzino holds a B. S. in Geology from Colgate University and M. S. in Geology from Tulane University. Mr. Avanzino assisted the author with well log interpretation, subsurface mapping, and reviewed the technical report summary. Subsurface mapping is currently proprietary and confidential and will be included in later advanced technical reports. The author takes full responsibility for the content of this report summary.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 11 Lisbon Valley Lithium Project Prepared for 4. Property Description and Location The property is located in San Juan County, Utah. The center of the claims lies approximately 35 miles (58 kilometers) southeast of the city of Moab (Figure 4.1). The property position consists of 743 placer mining claims staked on U. S. Government land administered by the U. S. Bureau of Land Management (BLM). Each claim covers an area of 20 acres (8.1 hectares). The claims are a semi-contiguous group named the LVL group covering roughly 23 square miles. The original 102 claims were staked in portions of Sections 17-18, 20-22, and 27-29, T30S, R25E, Salt Lake Baseline and Principal Meridian in 2017, with additional claims staked in Q2, 2023 in Sections 22, 25-28, 33-35 in T30S, R25E; Section 31, T30S, R26E; Sections 1, 3-4, 8-15, 17, T 31S, R25E; and Sections 5-8, 17-18, T31S, R26E (Figure 4.2). The original 102 claims were located on September 8, 9 and 10, 2021. All original claim corners and location monuments were located using handheld Garmin GPS units (Gavin Harrison, personal communication). Additional claims were located and staked by a (confidential) mining consulting and survey company between May 3, 2023, and June 12, 2023.

American Battery Materials, Inc.
Technical Report Summary
Lisbon Valley Lithium
San Juan County, Utah

Project Location
Salt Lake City
Provo
Park City
Ogden
Logan
Brigham City
Layton
Tooele
Heber
Nephi
Delta
Fillmore
Richfield
Salina
Green River
Thompson
Moab
Castle Valley
Monticello
Blanding
Bluff
Mexican Hat
Price
Helper
Duchesne
Roosevelt
Vernal
Beaver
Cedar City
Parowan
Panguitch
Kanab
Washington
Hanksville
Escalante
Loa
Manila
US Highways
Interstate Highways
50 KM
50 Miles
© geology.com

Figure 4.1 – Road map of Utah with project location.

Page 12
Lisbon Valley Lithium Project
Prepared for ABM

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 12 Lisbon Valley Lithium Project Prepared for Figure 4.1 – Road map of Utah with project location. Project Location

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 13 Lisbon Valley Lithium Project Prepared for The original 102 placer claims were staked by Plateau Ventures LLC. and sold to Boxscore Brands who changed its corporate name to American Battery Materials, Inc. All 102 claims were originally owned 100% by Boxscore Brands and were transferred to American Battery Material’s operating company Mountain Sage Minerals, LLC in June of 2023. An additional 641 placer claims have been staked since the last technical report dated May 15, 2023. All claims are registered or filed in the name of Mountain Sage Mineral’s, a wholly owned operating company registered in the state of Utah. The previous (102) placer claims and those (172) have been registered currently in good standing according to BLM records. There are 469 claims that are pending review by BLM. Table 4.1 is a listing of the claim names with BLM UT numbers for the claims as posted in the BLM’s MLRS online database. The author has witnessed several of the original claim group corners and location monuments on the ground and has been furnished with copies of the claim location certificates time- and date-stamped by the San Juan County Recorder. Table 4.1 - Claims with BLM UT numbers. Claim No. From Claim No. To BLM No. From BLM No. To LVL-001 LVL-102 UT105270470 UT105270571 LVL-103 LVL-274 UT105835855 UT105836026 LVL - 275 LVL - 743 PENDING PENDING Annual holding costs for the claims are $165 per claim per year to the BLM, due September 1st. There is also a $2 per claim annual document fee to be paid to San Juan County, Utah each year, due November 1st. There is no set expiration date for the claims if the payments are made annually. There are currently no required royalties to be paid on production from U. S. Government mining claims. Currently there are no known significant factors or risks that may affect access, title, or right/ability to perform work on the Company’s property. The current land under claims contains no buildings or structures. All lithium mineralization is interpreted to be in the form of brines in the subsurface. There are no known mineralized zones on or below the surface of ABM’s staked land other than those defined by the information presented in this report. There are no known environmental liabilities associated with the property position. To the author’s knowledge the only development on the property are some oil and gas wells with associated roads and pipelines. It will be necessary for ABM to re-enter an oil and gas well or to drill a new well to

American Battery Materials, Inc.
Technical Report Summary

Lisbon Valley Lithium
San Juan County, Utah

30S 25E
30S 26E
31S 25E
31S 26E

Page 14
Lisbon Valley Lithium Project

Prepared for ABM

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 14 Lisbon Valley Lithium Project Prepared for obtain brine samples for analysis and metallurgical testing. Permits for such operations will be required from the BLM and the Utah Division of Oil, Gas and Mining. These permits are currently in process. Figure 4.2 - Overview of ABM’s Lisbon Lithium claims in San Juan County, Utah.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 15 Lisbon Valley Lithium Project Prepared for Figure 4.3 below is an example of one of the claim stakes found on the property during the author’s site visit on May 7, 2023. The stake is the location monument for claim number LVL#5. Figure 4.3 – An example of one of the claim stakes found on the property May 7, 2023.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 16 Lisbon Valley Lithium Project Prepared for 5. Accessibility, Climate, Local Resources, Infrastructure and Physiography Moab, Utah, the nearest population center to the property, is a city of 5,336 persons (2020 Census). It is located in a relatively remote portion of Utah but is easily accessed by U. S. Highway 191. Highway 191 intersects with Interstate 70 about 30 miles (48 kilometers) north of Moab, at Crescent Junction. Moab is a tourist destination and has numerous motels and restaurants. Moab would also be the nearest source of labor in the region. The region has a history of mining, primarily uranium and vanadium that dates back as far as 1881. The Lisbon Valley Copper Mine is in the heart of the Lisbon Valley and is currently producing copper cathode. An all-weather road and electric power supply the mine. To access the property from Moab, travel south on Highway 191 for 25 miles (40 kilometers) to La Sal Junction. Turn east on State Highway 49. Travel 7 miles (11 kilometers) and turn south onto Highway 113. Go another 13 miles (21 kilometers) to the northeast corner of the property. A few gravel roads cross the property. Oil and gas drilling and production, along with ranching have made the area relatively accessible. All the ABM claims fall between elevations of 6200 and 6900 feet (1890 and 2100 meters) above sea level. It is anticipated that ABM will use a Direct Lithium Extraction (DLE) method rather than using evaporation ponds to recover the lithium and other potential mineral from brines, should the project advance to the production stage. The project should therefore have sufficient space on the ABM claims to construct processing facilities. The vegetation of the region is sparse, mostly consisting of widely spaced low brush. Juniper and pinion trees are sparsely dispersed on the uplands and are more prevalent in the canyons. Much of the surface is bare rock. Topography is low to moderate but is often steep, or even vertical, where the thick Jurassic sandstone units are cut by the ephemeral streams. Figure 5.1 is a topographic map of the Lisbon Valley area with the ABM claim block superimposed. The contour interval on the map is 40 feet. At present, ABM does not own water rights in the Lisbon Valley area. The company will need to obtain water rights and a source of fresh water to process the brines and extract lithium, should the property reach production.

American Battery Materials, Inc.
Technical Report Summary

Lisbon Valley Lithium
San Juan County, Utah

Valley
Wash
Lisbon
Water
Snyder
Lisbon Gap
Lower
Valley
Three
Step
Hill
Mc Inty
Dry
31
36
6
2210
2055
2230

Page 17
Lisbon Valley Lithium Project

Prepared for ABM

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 17 Lisbon Valley Lithium Project Prepared for Figure 5.1 – Topographic map underlying a plot of the ABM claim blocks. CI=40’. The climate is arid, also termed “high desert”. Moab has average annual precipitation of 9.02 inches (229 mm). In July, the hottest month, it has an average high temperature of 99°F (37°C) and an average low temperature of 65°F (18°C). In January, the coldest month, it has an average high temperature of 43°F (6°C) and an average low of 20°F (- 7°C) (Source: Wikipedia.com). The chart below is a graphic representation of the Moab average temperatures (Source: www.usclimatedata.com). The climatic conditions allow for fieldwork to continue throughout the year.

American Battery Materials, Inc.
Technical Report Summary

Lisbon Valley Lithium
San Juan County, Utah

Precipitation
Low
High
100°F
80°F
60°F
40°F
20°F
0°F
1.3inch
1inch
0.8inch
0.5inch
0.3inch
0inch
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec

Figure 5.2 - Climate data for Moab, Utah.

Page 18
Lisbon Valley Lithium Project

Prepared for ABM

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 18 Lisbon Valley Lithium Project Prepared for The Paradox Basin covers a large portion of the central part of the Colorado Plateau. The landscape is dominated by thick sections of mostly red Jurassic sandstones cut by streams and rivers into deep, steep-sided canyons. Mattox (1968) describes the Paradox Basin in the following way: “The Paradox Basin, here defined as being that area in southeastern Utah and southwestern Colorado that is underlain by saline strata of Pennsylvanian age, has an aerial extent of approximately 1,000 square miles. The climate is essentially arid over much of the basin, the only exceptions being in the Abajo and La Sal Mountains. The vegetation is sparse except in the mountains, where there are heavy stands of timber. The Colorado River traverses the basin, and it and some of its tributaries are permanent streams; in general, however, the streams of the area are ephemeral, and flash flooding is a characteristic phenomenon of their flow.” Figure 5.2 - Climate data for Moab, Utah.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 19 Lisbon Valley Lithium Project Prepared for 6. History The Paradox Basin initially attracted attention because of high lithium values reported in the literature in brines recovered from oil and gas exploration wells. The Paradox Basin has been explored for oil and gas for many years (Durgin, 2011). The earliest discoveries of potash in the area were made in 1924 in oil and gas wells, but the correlation of the beds and the extent and richness of the deposits were not recognized until the 1950s. The Seven Mile, Salt Wash and White Cloud potash target areas, all west of Moab, were quickly identified. Further exploration led to the development of the Cane Creek potash mine adjacent to the Colorado River. Brines were commonly encountered in these wells, but none of the wells was of economic significance for brine until in 1962 when the Southern Natural Gas Company drilled a well, Long Canyon Unit #1, which encountered a substantial flow of high-density brine at a depth of 6,013 feet (Durgin, 2011). In 1964 the White Cloud #2 well was drilled by J.E. Roberts, 500 feet northeast of the Long Canyon #1 well, specifically for testing the “Brine Zone.” Brine was encountered at 6,013 feet and it was recorded that artesian brine flow was so strong that drilling had to be suspended after penetrating only 6 feet of the 28 foot pay zone. The hole was eventually deepened. Brine from the well was tested by a U. S. Geological Survey laboratory and was reported to contain 1700 ppm lithium (Gwynn, 2008). See note in table 8.20 relating to this reported value. In 1953 Delhi Oil Corporation explored the Seven Mile area, seven miles NW of Moab, drilling 10 holes on one-half mile centers and identifying a substantial potash resource. In 1956 Delhi identified an excellent potash target at Cane Creek, nine miles south of the Seven Mile area. They drilled 7 test holes there and decided that the Cane Creek target was thicker and higher grade. In 1957 a wildcat oil hole 10 miles west of the Seven Mile area intersected a 16-foot-thick high grade potash bed at the same stratigraphic horizon as Cane Creek and Seven Mile. In 1960 Texas Gulf Sulfur acquired the Delhi potash properties and was in full production from an underground mine by early in 1965. They announced that the Cane Creek potash bed was 11 feet thick and averaged 25 to 30% potash (Jackson, 1973). The Cane Creek mine, now owned by Intrepid Potash switched to solution mining and solar evaporative precipitation in 1971 and as of Intrepid’s 2020 annual report is still producing at a rate

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 20 Lisbon Valley Lithium Project Prepared for between 75,000 and 120,000 tons of potash per year. Its expected mine life is +100 years with proven and probable reserves at grades of 44.4% and 46.2% KCl, respectively. Hite (1978) investigated the potash potential of the Lisbon Valley area in a USGS Open File Report. The analytical report has been the main impetus for the acquisition of the Lisbon Valley Lithium property. Hite examined the available data from oil and gas wells and the potash wells drilled into the Lisbon Valley oil field up until that time. He found significant potential for the development of a potash mine. In Hite’s report, he published the analytical results of a brine sample from the Superior Oil Co. Well Fed 88-21P. Table 6.1 lists the analytical results from Hite’s report and Figure 6.1 shows the location of Fed 88-21 in relation to the ABM claim block. Table 6.1 - Chemical analysis of brine from the Superior Fed 88-21P well from Hite (1978). Compound/Element % ppm Na2O 9.24 92,400 K2O 2.91 29,100 Li2O 0.073 730 CaO 1.30 13,000 MgO 7.44 74,400 CO2 0.056 560 SO3 0.021 210 B2O3 0.84 8,400 P2O5 0.0009 9 Cl 19.44 194,400 Br 0.32 3,200 I 0.003 30 The analysis for lithium from the brine yielded a value of 0.073% Li2O or 730 ppm. This converts to 340 ppm Li. The analysis also showed high values for other salts that could be recovered as byproducts of lithium production. Unfortunately, at the time the brine sample was collected, it was uncertain which horizon was producing the brine flow. As Hite states: “The stratigraphic position of the brine source could never be established even though the company cored continuously through the evaporites.”

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 21 Lisbon Valley Lithium Project Prepared for If the well were to be re-entered, the different zones would need to be isolated and tested to establish which stratigraphic horizons produce brines with the highest lithium values. Based on the casing point and Superior 88-21 well’s total depth, the producing horizon lies between 2400 to 3500 feet below the ground surface. Anson Resources, an Australian company operating in the United States as A1 Lithium Incorporated, has taken their project in the Paradox Basin to the Definitive Feasibility stage (See Section 13 – Adjacent Properties). To date, no lithium production has occurred in the Paradox Basin. Figure 6.1 - Lisbon Valley Lithium claims in relation to the Superior Peterson Fed 88- 21P well.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 22 Lisbon Valley Lithium Project Prepared for 7. Geologic Setting and Mineralization The Paradox Basin is an oval-shaped area located in southeastern Utah and southwestern Colorado that may be defined by the maximum extent of salt deposits in the Paradox Formation (formerly referred to as the Hermosa Formation of Middle Pennsylvanian age (Hite and others, 1984; Nuccio and Condon, 1996). The basin was primarily a Pennsylvanian and Permian feature that accumulated thick deposits of carbonate, halite, and clastic rocks in response to downwarping and uplift along its northeastern basin. The basin was later modified, largely due to the Laramide Orogeny 50 to 70 million years (Ma) ago. Today the basin has been eroded in places by uplift of the Colorado Plateau and downcutting by the Colorado River and its tributaries (Nuccio and Condon, 1996). Figure 7.1 shows the structural features in and surrounding the Paradox Basin.

American Battery Materials, Inc.
Technical Report Summary

Lisbon Valley Lithium
San Juan County, Utah

UINTA BASIN
SAN RAFAEL SWELL
UNCOMPAHGRE PLATEAU
Project Location
PARADOX
AND
FAULT
FOLD
BELT
LISBON VALLEY ANTICLINE
HENRY BASIN
MONUMENT UPWARP
BLANDING BASIN
FOUR CORNERS PLATFORM
SAN JUAN BASIN
TYENDE SADDLE

7.1 Stratigraphy

Page 23
Lisbon Valley Lithium Project
Prepared for ABM

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 23 Lisbon Valley Lithium Project Prepared for Figure 7.1 - Structural elements of the Paradox Basin and adjacent areas (from Nuccio and Condon, 1996). 7.1 Stratigraphy The Paradox Basin is composed of sedimentary rocks that overlie an Early Proterozoic basement of metamorphic gneiss and schist that is locally intruded by granite (Nuccio and Condon, 1996; Tweto,1987). A stratigraphic column of the basin is presented in Figure 7.2. Cambrian through Jurassic sedimentary rocks unconformably overlie the

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 24 Lisbon Valley Lithium Project Prepared for basement rock in much of the basin. Cretaceous rocks are also noted in the southeastern part of the basin. The collision of the Laurentia and Gondwana super-continents in the Pennsylvanian and Permian affected the basin, as the Uncompahgre Plateau to the northeast experienced rapid and large-scale uplift as the northeastern side of the basin subsided. All Cambrian through Mississippian rocks were eroded from the plateau as well as some of the Precambrian rocks. Isopach maps in Nuccio and Condon (1996) show that as much as 12,000 feet of sediment accumulated in a trough to the southwest of the Uncompahgre Plateau during Pennsylvanian and Permian time. Deposits of the Pennsylvanian Period, in ascending order, include the Molas Formation, Hermosa Group, Paradox Formation, and Honaker Trail Formation. The Molas Formation is transitional from nonmarine to marine, with marine limestone deposited by the transgressive Middle Pennsylvanian sea. The Middle and Upper Pennsylvanian Hermosa Group makes up most of the Pennsylvanian strata in the basin. From oldest to youngest, the Hermosa includes the Pinkerton Trail, Paradox, and Honaker Trail Formations (Wengerd and Metheny, 1958). The Pinkerton Trail Formation is composed of interbedded marine limestone and dark shale, deposited in shallow marine conditions of normal salinity. The Paradox Formation, which is of primary interest to this study, contains dolomite, black shale, anhydrite, halite, and other salts. The lithium-rich brines of the Paradox Basin have all been derived from the Paradox Formation. Halite is the most abundant rock type, occurring in beds tens of feet thick. The black, dolomitic shale is the source rock of some of the oil and gas recovered in the basin. The Paradox was deposited in a series of cycles that represent repeated desiccation and marine flooding of the basin (Hite and Buchner, 1981). In the southwestern part of the basin, the Paradox Formation grades into shelf carbonates, including algal-mound deposits that have served as oil and gas reservoir rocks. In the easternmost part of the basin, the Paradox Formation cannot be differentiated. The black shales of the Paradox have been used as marker beds to correlate depositional cycles throughout the basin. The cycles have been grouped into larger zones, or “substages” (Barnes and others, 1967), or “production intervals” (Hite and others, 1984). Figure 6 is a correlation chart showing the stratigraphy across the Paradox Basin. For references regarding the sedimentary units lying above the Hermosa Group, additional information can be found in Campbell (1980), Wengerd and Metheny (1958), Nuccio and Condon (1996), Huntoon (1992), Huntoon, et al (1994), Dubiel (1989), Stewart, et al (1972), Pipiringos and O’Sullivan (1978), Peterson and Turner-Peterson (1987), Turner

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 25 Lisbon Valley Lithium Project Prepared for and Fishman (1991), Molenaar (1981), Robinson (1972), McDonald (1972), Spieker (1949), Fouch (1976), and Fouch et al (1983). Figure 7.2 below is the generalized stratigraphic nomenclature within the greater Paradox Basin area. North American series names have been added for the Mississippian, Pennsylvanian and Permian; however, there is not an intended exact respective match with the formations. Formations assigned to the Hermosa Group are after Rasmussen, D.L. and L. Rasmussen (2009) and Rasmussen (2014). The halite-and potash-bearing interval is marked by green shading. Regional unconformities are shown by the undulating line separating some formations and groups.

American Battery Materials, Inc.
Technical Report Summary

Lisbon Valley Lithium
San Juan County, Utah

AGE	SERIES	GROUP	FORMATION
Cretaceous		Mesaverde	Castlegate SS (north)
			Point Lookout SS (south)
		Mancos	Blue Gate Sh
			Ferron SS
			Tununk Sh
		Dakota	Dakota SS
			Cedar Mountain Fm / Burro Canyon Cong
Jurassic			Morrison Fm / Mbrs / Bluff SS
		San Rafael	Summerville Fm / Wanakah Fm
			Curtis Fm / Moab Tongue SS
			Entrada SS / Carmel Fm / Page SS
		Glen Canyon	Navajo SS
			Kayenta Fm
			Wingate SS
Triassic			Chinle Fm / Moss Back & Shinarump
			Moenkopi Fm / Sinbad Mbr
Permian	Guadalupian		Kaibab LS
	Leonardian		White Rim, Coconino & DeChelly SSs
			Organ Rock Fm / Cutler Fm
	Wolfcampian	Hermosa	Cedar Mesa SS — Elephant Canyon Fm
Pennsylvanian	Virgilian		Halgaito Fm — Elephant Canyon Fm
	Missourian		Honaker Trail Fm
	Desmoinesian		Paradox Fm — Halite/Potash
	Atokan		Lower Hermosa Fm
	Morrowan		Round Valley Fm
Mississippian	Chesterian		Doughnut Fm
	Meramecian		Humbug Fm
	Osagean/Kinder.		Leadville Fm
Devonian			Ouray LS
			Elbert Fm / McCracken Mbr
			Aneth Fm
Cambrian			Lynch Fm
			Ophir Sh
			Muav Fm
			Bright Angel Sh
			Tapeats SS / Tintic SS / Ignacio SS
Precambrian			Undifferentiated strata
			Metasediments and Igneous Rocks

Page 26
Lisbon Valley Lithium Project

Prepared for ABM

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 26 Lisbon Valley Lithium Project Prepared for Figure 7.2 - Generalized stratigraphic nomenclature within the greater Paradox Basin area. The ABM claims are underlain by Quaternary through Pennsylvanian sedimentary units. Figure 7.3 shows the surficial geology on and around the LVL claim block.

American Battery Materials, Inc.
Technical Report Summary

Lisbon Valley Lithium
San Juan County, Utah

Qea
Quaternary mixed eolian and alluvial deposits
Qms
Quaternary slumps and landslides
Kd
Cretaceous Dakota Sandstone
Kbc
Cretaceous Burro Canyon Fm
Jmb
Jurassic Brushy Basin Member of the Morrison Fm
Jms
Jurassic Salt Wash Member of the Morrison Fm
Jn
Jurassic Navajo Fm
Jk
Jurassic Kayenta Fm
Jw
Jurassic Wingate Fm
TRc
Triassic Chinle Fm
Pca
Permian Cutler Fm
Ph
Phu
Phl
L. Pennsylvanian Honaker Trail Fm
Qea
Pca
Qea
Qea
Jw
Jk
Jms
Jms
Qms
Qms

Page 27
Lisbon Valley Lithium Project

Prepared for ABM

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 27 Lisbon Valley Lithium Project Prepared for Figure 7.3 - Geologic map of the LVL claim area outlined in red. Modified after Doelling (2002).

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 28 Lisbon Valley Lithium Project Prepared for 7.2 Structure The primary structure in the area of the ABM claims is the Lisbon Valley Anticline. The Lisbon Valley Anticline was originally identified by gravity anomaly in 1959 (Figure 7.5a) and later supported by 2D seismic surveys and subsurface mapping using available oil and gas well data. The structure is a 4-way anticlinal closure that is cut by a large listric normal fault on its northeast side by the NW/SE trending, down to the northeast, Lisbon Valley Fault (shown in Figure 7.3). The Lisbon Valley Fault zone can be traced on the surface (northwest and southeast trend) for a distance of 41 miles (66 km). The fault and anticline are the result of salt tectonics prevalent in the Paradox Basin (Hite, 1978). Bedding and dip of the Paradox and younger sedimentary rocks generally conform to the structure map presented in Figure 7.5a, showing the top of salt. On the crest of the anticline, salt dissolution has occurred in the upper salt members and salt/clastics zones are highly folded and, in some cases, faulted with increasing depth. Figure 7.4 is a cross section across the NW flank of the Lisbon Valley Anticline showing Robert Hite’s interpretation of the intense structural deformation caused by salt flowage (from Hite 1978). It is important to note that the ABM claims sit on the southeast flank of the Lisbon Valley Anticline where deformation is less prevalent, and individual beds are mappable. Salt is typically encountered between 2200 and 2500 feet below ground level and is generally 6500' thick in vicinity of the ABM claims area.

American Battery Materials, Inc.
Technical Report Summary

Lisbon Valley Lithium
San Juan County, Utah

LISBON ANT.
JURASSIC AND TRIASSIC
CUTLER FM.
UPPER HERMOSA MEMB.
PARADOX MEMB.
HERMOSA FORMATION
CANE CREEK MARKER
MISS AND OLDER
3645'
9325'
9731'
9120'
8523'
9315'
9028'
9170'
9268'
1000
500'
FEET
MILES

Page 29
Lisbon Valley Lithium Project

Prepared for ABM

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 29 Lisbon Valley Lithium Project Prepared for Figure 7.4 – W-E Cross section through the Lisbon Oil field on the north flank of the Lisbon Valley Anticline.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 30 Lisbon Valley Lithium Project Prepared for 7.3 Geophysics No geophysical surveys have been conducted by ABM on the property. There are numerous 2D seismic lines and a single 3D seismic survey in the vicinity of the ABM claims that may be purchased, but these have not been pursued at this point in time. A published study (Byerly and Joesting, 1959) included a gravity survey across Lisbon Valley. The three and two-dimensional survey results are shown in Figures 7.5a and 7.5b. The gravity anomalies are caused by density contrasts and changes in thickness of the evaporites in the Paradox Formation relative to the other intrabasement rocks. In general, these early geophysical results match up very well to standard subsurface mapping using formation tops identified in the later oil and gas well logs. (Section 9 – Exploration).

American Battery Materials, Inc.
Technical Report Summary

Lisbon Valley Lithium
San Juan County, Utah

R.23 E.
R.24 E.
R.25 E.
Calculated anomaly due to salt core (density contrast -0.375), adjusted to same value as Bouguer anomaly at station L 9
Bouguer anomaly minus calculated anomaly due to salt core
T.29S.
T.29 ½ S.
T.30S.
T.31 S.
A'
L331
L286
L9
L265
L168
L173
A
700
1000
2000
3000
4000
5000
700
0
5 Miles
Structure contours drawn on top of salt and gravity stations employed in three-dimensional analysis
FIGURE 19.—A three-dimensional analysis of the Lisbon Valley gravity anomaly.

Page 31
Lisbon Valley Lithium Project

Prepared for ABM

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 31 Lisbon Valley Lithium Project Prepared for Figure 7.5a - Three-dimensional analysis of the Lisbon Valley gravity anomaly (Byerly and Joesting, 1959).

American Battery Materials, Inc.
Technical Report Summary
Lisbon Valley Lithium
San Juan County, Utah

EXPLANATION
Observed Bouguer anomaly
Calculated anomaly due to two-dimensional density distribution shown, adjusted to same value as Bouguer anomaly at station L9
Bouguer anomaly minus calculated anomaly due to two-dimensional density distribution shown
Php
Evaporites of Paradox member of Hermosa formation
ρ
Density
B
B'
MILLIGALS
GRAVITY STATION
L 168
L 170
L 265
L 381
L 9
L 1A
L 289
L 287
DEERNECK MESA
LISBON VALLEY
Union Lisbon Dome 1
EAST COYOTE WASH
FEET
SEA LEVEL
VERTICAL EXAGGERATION X 1.6
2 Miles

Page 32
Lisbon Valley Lithium Project
Prepared for ABM

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 32 Lisbon Valley Lithium Project Prepared for Figure 7.6b – Two-dimensional analysis of the Lisbon Valley gravity anomaly (Byerly and Joesting, 1959).

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 33 Lisbon Valley Lithium Project Prepared for 8. Deposit Types There is currently no known production of lithium from the Paradox Basin. The deposit model and exploration target for the Lisbon Lithium Project is very similar to the model defined by Anson Resources in the Paradox Basin to the northwest of ABM’s claim block (See Section 13 – Adjacent Properties). Anson, an Australian company, operating in the U. S. as A1 Lithium Incorporated, has defined a major lithium and bromine resource and has completed a Definitive Feasibility Study. ABM’s target deposit model is similar in all respects to that of Anson’s deposit. In the Paradox Basin the lithium-rich brines occur in the “saline facies” of the Paradox Member of the Hermosa Formation of Pennsylvanian age and are totally in the subsurface. The “saline facies” of the Paradox Formation is composed of at least 29 evaporite cycles. Many of the cycles are potash-bearing and there is an active potash mine in the basin. Each cycle, if complete, consists of, in ascending order, (1) limestone, (2) dolomite, (3) anhydrite, and (4) halite with or without potash salts. The sequence is then repeated in a reverse order of (3) anhydrite, (2) dolomite, and (1) limestone to complete the cycle. Units 1, 2 and 3 of each cycle include some clastic material that is commonly euxinic black shale, mudstone, and siltstone. A complete vertical succession in any one cycle is not everywhere present because of a lateral gradation from a hypersaline or saline facies in the basin deep to a limestone facies on the basin shelf. Thus, in the basin deep, only units 3 and 4 may be present, while at some point intermediate between the basin deep and basin shelf all units may be present, and the vertical succession is complete (Hite, 1961). Halite (NaCl), anhydrite (CaSO4), carnallite (KMgCl3•6H2O), and sylvite (KCl) are the most common evaporite minerals in the Paradox Formation. Halite is the most common salt, totaling over ten thousand feet of thickness in some wells (Mayhew and Heylman, 1966). Anhydrite is also common in dolomite and black shale in the clastic breaks that separate the salt beds. Depths to the base of the Paradox Formation range from 3,500 feet to over 15,000 feet, depending on the structure and the topographic location (Mayhew and Heylman, 1965). The Paradox Formation is almost entirely in the subsurface, coming to surface only in some salt-cored anticlines in the eastern part of the area, but these are not known to contain lithium-rich brines. As previously noted in section 7.2 (Structure) of this report, the top of salt is generally encountered between 2200 and 2500 feet below ground level in the vicinity of the ABM claims.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 34 Lisbon Valley Lithium Project Prepared for The method of extraction of the lithium from the brines is foreseen to be by Direct Lithium Extraction (DLE) and reinjection of the processed brine back into the subsurface. This method has been gaining favor in the lithium industry over the last several years because it does not involve the use of evaporation ponds. DLE uses a much smaller footprint than evaporation ponds and is therefore more acceptable from an environmental standpoint. As yet, ABM has not done any testing for the possibility of using DLE and will not be able to do any testing until samples of brine are acquired from the target formations. 8.1 Brines The brines were not considered important until 1962, when Southern Natural Gas intersected the brine zone and a very substantial flow of brines under tremendous pressure. A second well was drilled 500 feet (152 meters) northeast of the first well and encountered flows estimated to be in excess of 50,000 barrels of brine per day. The brine was at a temperature of 145°F (62.8°C). Many of the early oil and gas wells drilled into the brine zones encountered over-pressured brines and some well blowouts resulted. There are several instances of wells with shut-in pressures between 3,000 and 4,000 psi. The brines tend to be super saturated with a large area of the basin reporting more than 400,000 ppm total dissolved solids (40% solids). In addition to lithium, there is potential to produce other minerals from the brines, including magnesium, boron, bromine and potassium salts. There is also potential for the production of oil and gas. Partial analyses are available from over 200 brine samples taken from wells in southeastern Utah (Mayhew and Heylman, 1965). Analyses from 17 wells are recorded below (Tables 8.1- 8.20). As can be seen, the composition of the brines varies considerably in the different parts of the basin. Most of the wells are somewhat distant from the LVL claims but are important in that they show some of the levels of the different elements in the brines found in the Paradox Formation. Brine analyses shown in these tables are not necessarily indicative of brines to be tested from beneath the ABM claims.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 35 Lisbon Valley Lithium Project Prepared for Table 8.1 - Amerada Petroleum No. 2 Green River Section 2, T22S, R16E, Grand County, Paradox Formation. Analysis by California Testing Laboratories. Compound Concentration, ppm Bicarbonate 919 Borate 2,362 Calcium 76,176 Carbonate 0 Chloride 249,600 Magnesium 9,484 Sodium 58,301 Sulfate 49 Silica 10 Total solids 397,061 pH 6.3 Table 8.2 - British-American No. 1 Gov’t.-Norwood Section 15, T40S, R22E., San Juan County, Paradox Formation, Desert Creek zone, 5802-5812 feet. Analysis by Core Laboratories. Compound Concentration, ppm Barium 0 Bicarbonate 220 Calcium 25,600 Carbonate 0 Chloride 171,820 Magnesium 2,916 Sodium 78,513 Sulfate 4,185 Total Solids 283,402 pH 5.0 Specific Gravity (70ºF) 1.17

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 36 Lisbon Valley Lithium Project Prepared for Table 8.3 - California Oil No. 1, Navajo 177 Section 3, T40S, R24E, San Juan County, Paradox Formation, 5612-1622 feet. Analysis by Chemical and Geological Laboratories. Compound Concentration, ppm Bicarbonate 255 Calcium 24,200 Carbonate 0 Chloride 182,000 Magnesium 5,073 Sodium 80,872 Sulfate 286 Total solids 304,500 pH 5.4 Specific Gravity (70ºF) 1.18

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 37 Lisbon Valley Lithium Project Prepared for Table 8.4 - Delhi-Taylor No. 2, Seven Mile Section 18, T25S, R21E, Grand Cony. Paradox Formation (From Hite, 1963). Compound Concentration, ppm Aluminum 66 Ammonia 849 Bicarbonate 1,010 Boron 660 Bromine 3,080 Calcium 52,700 Chloride 241,000 Copper 6 Fluorine 25 Iodine 42 Iron 750 Lead 6 Lithium 66 Magnesium 39,200 Manganese 260 Potassium 18,800 Sodium 5,990 Sulfate 4 Zinc 60 Total solids 366,000

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 38 Lisbon Valley Lithium Project Prepared for Table 8.5 - Humble No. 1 Rustler Dome Section 4, R29, R20E, San Juan County. Mississippian 4905-5076 feet. Analysis by Core Laboratories. Compound Concentration, ppm Calcium 12,000 Chloride 208,740 Magnesium 4,860 Sodium 115,335 Sulfate 6,770 Total solids 348,681 pH 5.0 Specific Gravity 1.2

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 39 Lisbon Valley Lithium Project Prepared for Table 8.6 - King Oil No. 2 Big Flat Section 11, T26S, R19E, Grand County. Paradox Formation, 6196-6220 feet. Analysis by Chemical and Geological Laboratories. Compound Concentration, ppm Ammonia 1,330 Borate (B4O7) 2,922 Bromine 1,150 Calcium 40,742 Chloride 259,106 Lithium 173 Magnesium 47,789 Potassium 41,957 Sodium 25,966 Sulfate 754 Total solids 421,889 Table 8.7 - Pure Oil No. 1 Hobson-USA Section 30, T26S, R20E, Grand County. Paradox Formation, 5425-5435 feet. Analysis by Ethyl Corporation. Compound Concentration, ppm Boron 1,260 Bromine 1,612 Calcium 55,740 Chlorine 249,300 Lithium 134 Magnesium 31,350 Potassium 25,500 Sodium 22,000 Strontium 1,300 Sulfate 23

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 40 Lisbon Valley Lithium Project Prepared for Table 8.8 - Pure Oil No. 1 Hobson-USA Section 30, T26S, R20E, Grand County. Paradox Formation. Analysis of solids collected from tubing. Analysis by Titanium Metals. Compound Concentration, (%) Boron 0.19% Bromine 3.42 Calcium 1.23 Chloride 70.70 Copper 0.001 Iron 0.20 Lithium 0.002 Magnesium 1.20 Potassium 12.25 Sodium 10.60 Strontium 0.50 Sulfate 0.0 Table 8.9 - Pure Oil No. 2 Big Flat Section 14, T26S, R19E, Grand County. Mississippian, approximately 7,200 feet. Analysis by Ethyl Corporation. Compound Concentration, (ppm) Boron 780 Bromine 2,041 Calcium 41,800 Chlorine 210,500 Lithium 81 Magnesium 33,100 Potassium 21,000 Sodium 9,100 Sulfate 31

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 41 Lisbon Valley Lithium Project Prepared for Table 8.10 - Roberts Brine Well Section 9, T26S, R20E, Grand County. Paradox Formation (sample collected from drippage at well head). Analysis by Ford Chemical Laboratories. Compound Concentration, (ppm) Bicarbonate 0 Boron 20,000 Bromine 2,500 Calcium 3,000 Carbonate 200 Chlorine 53,000 Iodine 450 Magnesium 34,000 Phosphate 15 Potassium 33,000 Sodium 43,000 Sulfate 500 Total solids 250,000 pH 6.1

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 42 Lisbon Valley Lithium Project Prepared for Table 8.11 - Southern Natural No. 1 Long Canyon Section 9, T26S, R20E, Grand County. Paradox Formation, Cane Marker, 7050-7075 feet. Brine produced with oil, collected from separator. Analysis by Ford Chemical Laboratory. Compound Concentration, (ppm) Bicarbonate 1,600 Boron 600 Bromine 3,000 Calcium 34,000 Carbonate 2,200 Chloride 45,000 Iodine 300 Magnesium 21,000 Phosphate 2,000 Potassium 20,000 Sodium 13,000 Sulfate 1,800 Total solids 388,000 pH 4.8

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 43 Lisbon Valley Lithium Project Prepared for Table 8.12 - Southern Natural No. 1 Long Canyon Section 9, T26S, R20E, Grand County. Paradox Formation, clastic zone 31. Analysis by U.S. Geological Survey. Compound Concentration, (ppm) Bicarbonate 1,400 Bromine 6,100 Calcium 65,800 Chloride 29,800 Lithium 500 Magnesium 45,500 Nitrate 6 Potassium 23,400 Rubidium 700 Sodium 9,800 Sulfate 80 Total solids 439,000 pH 6.0 Specific Gravity (24ºC) 1.37 Table 8.13 - Suburban Storage No. 1 Section 26, T25S, R21E, Grand County. Paradox Formation. Sample taken from zone in which storage cavity was washed. This zone includes one bed of sylvite and one bed of carnallite. Compound Concentration, (ppm) Bicarbonate 110 Calcium 648 Carbonate 0 Chloride 182,730 Magnesium 1,388 Potassium 7,460 Sodium 116,923 Total solids 322,059 Specific Gravity (60ºF) 1.21

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 44 Lisbon Valley Lithium Project Prepared for Table 8.14 - Superior No. 22-34 Salt Wash Section 34, T22S, R17E, Grand County. Mississippian, 10,053-10,173 feet. Analysis by Superior Oil Company. Compound Concentration, (ppm) Bicarbonate 169 Calcium 5,563 Carbonate 0 Chloride 152,698 Magnesium 1,383 Sodium & Potassium 90,949 Sulfate 1,768 Total solids 251,719 pH 6.7 Specific Gravity (60ºF) 1.18 Table 8.15 - Superior No. 14-5 Bowknot Section 5, T26S, R17E, Emery County. Mississippian, 6,270-6,350 feet. Analysis by Core Laboratories. Compound Concentration, (ppm) Barium 0 Bicarbonate 146 Calcium 240 Carbonate 0 Chloride 171,820 Magnesium 266 Sodium 110,004 Sulfate 240 Total solids 283,720 pH 5.0

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 45 Lisbon Valley Lithium Project Prepared for Table 8.16 - Texaco No. 2 Navajo AC Section 34, T40 S, R26 E, San Juan County. Paradox Formation (Ismay zone). Analysis by Core Laboratories. Compound Concentration, (ppm) Barium 0 Bicarbonate 488 Calcium 3,600 Carbonate 0 Chloride 205,900 Iron 0 Magnesium 7,533 Sodium 115,455 Sulfate 200 Total Solids 333,176 pH 4.5 Specific Gravity (66ºF) 1.13 Table 8.17 - Texaco No. 1 Smoot (Salt Wash field) Section 17, T23S, R17E, Grand County. Mississippian, 8785-8876 feet. Analysis by Rocky Mountain Engineering Company. Compound Concentration, (ppm) Bicarbonate 951 Calcium 2,865 Carbonate 0 Chloride 190,640 Magnesium 1,801 Sodium 119,418 Sulfate 4,320 Total Solids 324,656 pH 6.0 Specific Gravity (70ºF) 1.14

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 46 Lisbon Valley Lithium Project Prepared for Table 8.18 - Tidewater No. 74-11 Big Flat Section 11, T26S, R19E, Grand County. Paradox Formation, interval 5920-5950. Analysis by Chemical and Geological Laboratories. Compound Concentration, (ppm) Bicarbonate 890 Calcium 32,900 Chloride 132,810 Magnesium 23,800 Sodium & Potassium 36,283 Sulfate 323 Total Solids 338,952 pH 5.7 Table 8.19 - Tidewater No. 74-11 Big Flat Section 11, T26S, R19E, Grand County. Paradox Formation, clastic zone 31. Analysis by U.S. Geological Survey. Compound Concentration, (%) Calcium Chloride 11.36 Magnesium Chloride 15.31 Potassium Chloride 4.32 Total Chloride 22.40 Total Sulfate 0.04

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 47 Lisbon Valley Lithium Project Prepared for Table 8.20 - White Cloud #2 (aka. Roberts Brine Well) Section 9, T26S, R20E Grand County. Analysis by the U. S. Geological Survey (Gwynn, 2008). Compound Concentration, (ppm) Sodium 28,500 Potassium 47,000 Lithium 1,700* Calcium 46,700 Magnesium 43,600 Total Halides as Chorine 184,200 Specific Gravity (23ºC) 1,282 *According to a website release by the TRU Group (trugroup.com), the 1,700 ppm Li value quoted above for the White Cloud #2 well brine is incorrect. They present evidence from unpublished sources that the value is off by a factor of 10 and the actual value should be 170 ppm Li.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 48 Lisbon Valley Lithium Project Prepared for 8.2 Wells Located on the Subject Property Seven oil and gas wells have been drilled on the property now held by ABM according to records of the Utah Division of Oil, Gas and Mining. Unfortunately, no analyses of the brines from these wells have been found in the literature. Six of the wells have been plugged and abandoned. One well is being used as a water disposal well. The seven wells are: Table 8.21 - Oil & gas wells drilled within the LVL claim block. API Drilled By Well Name Location Year Drilled TD (ft) Current Status Sec 1/4 Sec Elev (ft) 43-037- 30029 Union Oil Little Valley Federal #1 18 SWSE 6318 1969 9100 P&A 43-037- 30464 Cordillera Corp Federal 1-20 20 NENE 6750 1980 9555 Disposal 43-037- 15768 Pubco Petroleum Lisbon Federal 2-21F 21 SENW 6864 1961 9560 P&A 43-037- 30436 Mesa Petroleum Lisbon Federal 21-3 21 NWNE 6710 1978 9953 P&A 43-037- 10944 Pubco Petroleum Lisbon Federal 3- 27C 27 NENW 6679 1962 9580 P&A 43-037- 10807 Pacific Natural Gas Little Valley #1 28 SWNW 6521 1963 9712 P&A 43-037- 10808 Pacific Natural Gas Little Valley #2 29 SESE 6528 1964 8964 P&A 43-037- 10667 Lone Star Producing Federal Utah A-1 18 NENE 6676 1966 10328 P&A All the wells are in Township 30S, Range 25E of the Salt Lake Principal Meridian except the Lone Star well located in Township 31S, Range 26E of the Salt Lake Principal Meridian. The Superior Fed 88-21P Well does not appear in this table since it was not drilled for oil and gas, but for potash. Data for potash exploration are not posted by the Utah Geological Survey. The locations of the oil and gas wells occurring on the ABM claims are shown in Figure 8.1.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 49 Lisbon Valley Lithium Project Prepared for Figure 8.1 – Oil and gas wells occurring on the ABM claims.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 50 Lisbon Valley Lithium Project Prepared for 9. Exploration There has been no exploration conducted on the property by ABM or its predecessors other than the gathering and assimilation of data from all available sources. A thorough review of 40 historic well files and corresponding well log data was conducted in the fall and winter of 2022-2023. Formation tops were picked in 23 of the available 40 wells that penetrated some or all of the Paradox salts/clastics and/or the Leadville Limestone. Nearly one third of the wells did not penetrate the salts/clastics. Figure 9.1 is a stratigraphic column and type log using the Southern Natural Gas Long Canyon #1 well as an example. This well does not occur within the ABM claims area. It only serves as an example of the stratigraphic section present throughout most of the Paradox Basin. Structure contour maps of the zones have been generated but are currently proprietary. The primary targets include Clastic Zones 17 and 31, as well as the Leadville Limestone. These zones have been shown by historical records and recent production to have free flowing brines with high lithium concentrations – above 200 ppm Li. Secondary targets are Clastic Zones 19, 29, 33, and 39. These zones have been recently identified by Anson Resources’ drilling and testing (see Section 13 on Adjacent Properties) to contain supersaturated brines with elevated lithium concentrations.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 51 Lisbon Valley Lithium Project Prepared for Figure 9.1 – Stratigraphic column and type log for the units showing (Pennsylvanian) clastic and salt section (Mayhew and Heylmann 1965). Leadville Limestone - Figure from Mayhew and Roughly 250’ below salt Heylmann, 1965, Concentrated brines of the Moab Region Utah Geological Bulletin – GR Neutron Log Southern Natural Gas Long Canyon 1 (9-T26S-R20E). LA SAL LIMESTONE-Roughly 1000’ above salt Salt 16 Clas�c 17 GOTHIC SHALE C MARKER Clas�c Zones13, 15, 17, 19, 21, 23, 25 or 27produced 340 ppm lithium brine during coring opera�ons in open hole between 2400’ MD to 3430’ MD in Superior 88-21 Peterson Federal in Sec�on 21, T-26S and R-20E. Depth of zone was not reported but based on casing and well total depth, the zones men�oned above are all prospec�ve under the current claim area. Stra�graphic column and type log Southern Natural Gas Long Canyon #1 T 26 S & R 20E, Sec�on 9 35 Miles NE of ABM Claims

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 52 Lisbon Valley Lithium Project Prepared for 10. Drilling No drilling has been conducted by ABM or its predecessors. Drilling has been conducted by oil and gas and by potash interests on and in the area surrounding the LVL claims, which has provided much of the information for this report. ABM is in the process of permitting 2 appraisal wells in Lisbon Valley. Assuming no significant delays are encountered during the review process, the wells will be scheduled for drilling as early as 2023Q4 and 2024Q1. It is important to note that two historical wells within or in close proximity to the claims block took kicks and presumably encountered high pressure brines or gases during drilling or coring operations within the clastic/salt sections. The Superior 88-21 Federal in Section 21 T 30S and R25E (discussed in section 6) encountered a high-pressure brine between 2500 and 3400 feet measured depth and the Pure Oil Spiller Canyon #1 in Section 16, T30S and R 25E (less than 1500 feet from northern claim boundary) encountered high pressure while drilling the Cane Creek Marker (Clastic 43) at 4700 feet measured depth. The chemistry of the brine from the Superior 88-21 well is discussed further in this report. There is no sample data reported from the Pure Oil Spiller Canyon #1 well.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 53 Lisbon Valley Lithium Project Prepared for 11. Sample Preparation, Analyses and Security No sampling has been conducted by ABM or its predecessors. No information is available concerning the procedures used by the oil and gas or potash companies for sample preparation, analytical techniques or security for the lithium analyses stated in this report.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 54 Lisbon Valley Lithium Project Prepared for 12. Data Verification Data used in this report is mostly from published information and, in a few cases, from unpublished sources. Where possible, the author and the other experts have made efforts to verify the sources of the data.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 55 Lisbon Valley Lithium Project Prepared for 13. Mineral Processing and Metallurgical Testing No metallurgical testing has been conducted by ABM and none can be conducted until brine samples can be collected from wells drilled or re-entered on the subject property. The summary below shows some aspects of the anticipated type of processing envisioned by ABM for extraction of lithium and possibly other commodities from the brines. ABM’s technical team and third-party consultants are reviewing and pursuing available technologies based on the water chemistry from the Superior Oil Company Peterson 88-21 Federal well referenced in Table 6.1 The use of open ponds for evaporation and concentration of lithium brines is nominally inexpensive, however, the evaporation process is time consuming, land intensive and wasteful of water. The development of new brine resources from undeveloped lithium brine deposits is likely to meet significant environmental and social barriers to implementation, particularly in the US, and evaporation ponds are not considered environmentally sustainable. Over the past decade many direct lithium extraction (DLE) technologies have arisen due to intense research and economic drive to separate lithium from other ions in a feed solution. These processes can involve organic and inorganic sorption reagents based on polymers, membranes, manganese, titanium, or aluminum oxides and form the backbone of DLE extraction technologies. These materials are utilized in DLE projects in China and Argentina to extract lithium from geological brines. Many of these projects have come online over the past 10 years and have been operating successfully producing battery grade lithium materials. It is estimated that approximately 12% of the world’s lithium supply in 2019 was produced using direct lithium extraction technology. Direct lithium extraction from a brine relies on the ability of a material to “pluck” lithium ions out of a complex geochemical soup, while leaving all other salts and metals in solution. Shown in Figure 13.1 is a typical process flow diagram for a DLE process. DLE technologies are broadly grouped into three main categories: adsorption, ion exchange, and solvent extraction.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 56 Lisbon Valley Lithium Project Prepared for Figure 13.1 - Process flow diagram of a typical lithium extraction process. • Adsorption physically absorbs LiCl molecules onto the surface of a sorbent from a lithium loaded solution. The lithium is then stripped from the surface of the sorbent with water. • Ion exchange takes lithium ions from the solution and replaces them with a different positively charged cation that is contained in the sorbent material. An acidic (or basic) solution is required to strip the lithium from the material and regenerate the sorbent material. • Solvent extraction removes lithium ions from solution by contacting the solution with an immiscible fluid (i.e., oil or kerosene) that contains a extractant that attaches to lithium ions and brings them into the immiscible fluid. The lithium is then stripped from the fluid with water or chemical treatment. Regardless of the method, the product is a solution of LiCl which is concentrated and processed into the final battery grade lithium compounds (LiOH∙H2O or Li2CO3) upon the addition of electricity or chemical inputs. It is recognized that direct lithium extraction will have higher upfront capital costs than evaporation ponds. A technoeconomic analysis (Warren, 2021) of several brine projects was published in 2021 evaluating several DLE projects. These projects had submitted a Preliminary Economic Assessments (PEA) to Canadian stock exchanges or a Pre-Feasibility Studies (PFS) to Australian stock exchanges (public availability determined by company boards of directors). The range of brine types and lithium extraction processes reviewed herein the report suggest an OPEX near $4,000/mt lithium

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 57 Lisbon Valley Lithium Project Prepared for carbonate equivalent (LCE) is achievable with modeled prices assumed to be >$11,000/mt Li2CO3 and >$12,267/mt LiOH•H2O. Evaporative technology is 22.5 m3 and 50 m3 per tonne Li2CO3 for Salar de Atacama and Salar de Olaroz, respectively (Orocobre, 2021) (SQM, 2022). With this as a reference, Livent, which has an active DLE production in the Salar del Hombre Muerto since 1996 does not report its freshwater usage. The overall water use of the entire facility is reported as 71 m3 per tonne Li2CO3. (Livent, 2021) The freshwater requirements will be assessed and could change depending on the different methods/materials and if water is recovered during the DLE process.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 58 Lisbon Valley Lithium Project Prepared for 14. Adjacent Properties There is no known lithium production in the Paradox Basin. The Cane Creek potash mine is located 32 miles (51 kilometers) northwest of the LVL claim group. The mine has been operating since 1965, initially as an underground room and pillar style mine. It was converted to a solution mining operation in 1970. It currently produces 700 to 1000 tons per day of potash from the same sedimentary units that underly ABM’s project. The author has not verified the information about the Cane Creek potash mine and the mineralization reported at the mine is not necessarily indicative of mineralization found on the property that is the subject of this report. Anson Resources, an Australian company whose properties are primarily west of Moab, Utah, has been active over the past few years in the Paradox Basin. Anson has re-entered four abandoned oil and gas wells and performed extensive testing of the wells’ brine recovery performance and methods for recovering the lithium and bromine from the brines. According to their website, www.ansonresources.com , they have completed a Definitive Feasibility Study (DFS) on September 8, 2022, and have identified substantial indicated and inferred resources of Lithium Carbonate Equivalent (LCE) and Bromine (Br2) as shown in Table 13.1. Table 14.1 – Anson Resources announced resources from their DFS. Category Brine (Mt) Li (ppm) Br (ppm) Contained LCE (‘000t) Contained Br2 (‘000t) Indicated 530 123 3,474 346 1,840 Inferred 1,038 125 3,308 692 3,434 The financial highlights of the DFS were announced as: Table 14.2 – Financial highlights from the Anson Resources DFS. Scenario Pre-Tax (USD) Post-Tax (USD) NPV (7%) IRR NPV (7%) IRR Base Case $1,306m 47% $922m 37% These calculations do not take into account the potential replenishment of the brine zones.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 59 Lisbon Valley Lithium Project Prepared for In 2022, Anson Resources reported flow rates from Clastic Zone 31 on the order of 4000 BSWPD with lithium concentrations of 183 and 216 ppm (respectively); from one-hour tests of Skyline Unit 2 and Long Canyon #2 wells; Anson also reported formation porosities of 20% and tests indicating greater than 1500 mD permeabilities. Given the tight nature of the zones, fracture porosity is strongly indicated. Both wells offset the Southern Natural Gas Long Canyon #1. The Clastic 31 zone is present and mappable in the ABM claims area and is located at shallower depths compared to Cane Creek and Big Flat fields in Grand County to the north of Lisbon Valley where the highest known Li Concentration of 500 ppm occurred from the Southern Natural Gas Long Canyon #1 well. The location of ABM’s property relative to Anson’s and the Cane Creek Potash Mine is shown in Figure 13.1. The author of the report herein has been unable to verify the information in the Anson Resources announcement and the mineralization is not necessarily indicative of the mineralization on the property that is the subject of this technical report.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 60 Lisbon Valley Lithium Project Prepared for Figure 14.1 – The location of ABM’s Lisbon Lithium Project relative to Anson’s project and the Cane Creek Potash Mine.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 61 Lisbon Valley Lithium Project Prepared for 15. Other Relevant Data and Information There are no other relevant data and information that must be presented at this time.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 62 Lisbon Valley Lithium Project Prepared for 16. Interpretation and Conclusions There is abundant evidence from oil, gas and potash wells drilled in the Paradox Basin that indicates that there is a high probability of identifying and producing super saturated brines from beneath the ABM property position. The geology of the area of the ABM claims and of the Paradox Basin as a whole is quite complex although zones that have been targeted and proven by Anson Resources exist and they are mappable within and beyond the claims area. It is not likely that the same zones vary significantly in terms of reservoir quality and thickness as evidenced by log analysis, however these parameters have not been confirmed by actual testing by ABM. Given the extensive folding in vicinity of the Lisbon Valley Dome formation, it is believed but not yet confirmed that fracture porosity and permeability may be enhanced within the clastic zones that underly the current claims position. The only way to determine if the lithium enriched brines exist and can be economically produced from the target zones is to drill exploration wells to produce and test brine from the targeted zones. American Battery Materials intends to drill two exploratory/appraisal wells within its claims position and is currently waiting permit approval. The estimated spud dates for the two wells is expected to be 6-12 months for this report’s effective date. From the author’s review of the data, it is believed that there is a substantial indication that lithium mineralization in brines occurs beneath the subject property. The existing evidence is based on ABM’s well log analysis and the Hite (1978) study, as well as a substantial number of other studies with lithium analyses from the Paradox Basin. Hite’s report presents a geologically sound picture of the potential brine target. The occurrence of the Superior Fed 88-21P well within the ABM claim block and the recorded lithium value in the Hite study are strong incentives to pursue the exploration effort. There is also substantial evidence that other valuable minerals besides lithium, such as potassium, magnesium, calcium chloride, iodine, bromine and boron, may be recoverable from the brines, as well. The abandoned/existing oil well re-entry and brine testing program by Anson Resources has resulted in that company’s Definitive Feasibility Study. The same stratigraphic units have been shown to exist beneath the ABM land position and there is clear evidence from Hite (1978) that the brines in the Paradox Formation contain high lithium concentrations. These are considered to be evidence that the Lisbon Lithium project has potential to become an economically viable undertaking. It is anticipated that the target grades and tonnages for the Lisbon Lithium Project will be similar to those reported by

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 63 Lisbon Valley Lithium Project Prepared for Anson Resources, i.e., approximately 1 billion tonnes of brine at +100 ppm Li for a potential 1 million tonnes of LCE. As in the case with Anson Resources and their anticipated recovery of bromine, other elements and salts may well be economically recoverable.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 64 Lisbon Valley Lithium Project Prepared for 17. Recommendations It is recommended that ABM drill and complete two appraisal wells and perform comprehensive testing on key horizons within the Paradox clastic members and Leadville (Mississippian) Limestone. Individual formations should be evaluated for overall reservoir quality, bottom hole pressures and flow rates from conventional completions. Any extracted brines should be tested to determine lithium and other important mineral concentrations and to prove the economic viability of a pilot and permanent production program. The company has identified an appraisal and development program that is proprietary. This information will be disclosed in an advanced technical report after the appraisal wells are drilled and individual zones are identified and fully evaluated. ABM has retained a third-party consulting firm to assist with drilling, completion, and review of test results for the two appraisal wells.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 65 Lisbon Valley Lithium Project Prepared for 18. References Byerly, P. Edward and Joesting, H. R., 1959, Investigations of the Lisbon Valley Area, Utah and Colorado, USGS Professional Paper 316-C, p. 39-50. Doelling, Hellmut H., 2002, Geologic map of the Moab and eastern part of the San Rafael Desert 30’ X 60’ quadrangles, Grand and Emery Counties, Utah, and Mesa County, Colorado: Utah Geol. Surv. Geologic Map 180. Durgin, Dana, 2011, Technical Report, Geology and Mineral Resources, Green Energy Project, Grand County, Utah, USA, 34 p. Gwynn, Wally, 2008, Various Reports and Letters Regarding the White Cloud Property, Grand County, Utah, Utah Geologic Survey files, 67 pages. Hintze, L.F., 1974, Geologic Map of Utah: Brigham Young University Geology Studies— Special Publication 2. Hite, R.J., 1961, Potash-bearing Evaporite Cycles in the Salt Anticlines of the Paradox Basin, Colorado and Utah: U. S. Geological Survey Professional Paper 424-D, p. D135-D138. Hite, R.J., 1978, The Geology of the Lisbon Valley Potash Deposits, San Juan County, Utah: U. S. Geological Survey Open File Report 78-148. Hite, R.J., and Buchner, D.H., 1981, Stratigraphic correlations, facies concepts, and cyclicity in Pennsylvanian rocks of the Paradox Basin, in Wiegand, D.L., ed., Geology of the Paradox Basin: Rocky Mountain Association of Geologists Guidebook, p. 147-159. Hite, R.J., Anders, D.E., and Ging, T.G., 1984, Organic–rich source rocks of Pennsylvanian age in the Paradox Basin of Utah and Colorado, in Woodward, Jane, Meissner, F.F., and Clayton, J.L., eds., Hydrocarbon source rocks of the Greater Rocky Mountain Region: Rocky Mountain Association of Geologists Guidebook, p. 255-274. Hite, R.J., 1961, Potash-bearing evaporite cycles in the salt anticlines of the Paradox Basin, Colorado, and Utah: U.S. Geological Survey Prof. Paper 424-D, p. D135-D138. Kelley, V.C., 1958, Tectonics of the region of the Paradox Basin: Intermountain Assoc. Petroleum Geologists Guidebook, 9th Annual Field Conference, p. 31-38.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 66 Lisbon Valley Lithium Project Prepared for Livent, 2021, Sustainability Report: Retrieved from https://livent.com/wp-content/uploads/2022/07/Livent_2021SustainabilityReport-English.pdf Mattox, R. B. 1968, Salt Anticline Field Area, Paradox Basin, Colorado and Utah: Geol. Soc. Of America Special Paper 88, pp. 5-16. Mayhew, E.J., and Heylman, E.B., 1965, Concentrated Subsurface Bines in the Moab Region, Utah: in Special Studies 13, Utah Geological and Mineralogical Survey, 30 p. _____, 1966, Complex Salts and Brines of the Paradox Basin: in Jon L. Rau, Editor, Second Symposium on Salt, Vol. One, The Northern Ohio Geological Society, Inc., Cleveland, Ohio, p. 221-235. Munk, LeeAnn and Chamberlain, C. Page, 2011, Final Technical Report: G10AP00056 – Lithium Brine Resources: A Predictive Exploration Model: USGS Mineral Resources External Research Program. Munk, LeeAnn; Hynek, Scott A.; Bradley, Dwight C.; Boutt, David; Labay, Keith; and Jochens, Hillary, 2016: Soc. of Econ. Geol., Reviews in Econ. Geol, V. 18, pp. 339-365. Nuccio, V.F., and Condon, S.M., 1996, Burial and Thermal History of the Paradox Basin, Utah and Colorado, and Petroleum Potential of the Middle Pennsylvanian Paradox Formation: U.S. Geological Survey Bulletin 2000-O, p. O1-O41. Orocobre, 2021, Sustainability Report: Retrieved from https://www.orocobre.com/wp/?mdocs-file=7259. Pipiringos, G.N., and O’Sullivan, R.B., 1978, Principal unconformities in Triassic and Jurassic rocks, Western Interior United States; a preliminary survey: U.S. Geological Survey Professional Paper 1035-A, 29 p. Rasmussen, L., and Rasmussen, D.L., 2009, Burial history analysis of the Pennsylvanian petroleum system in the deep Paradox Basin Fold and Fault Belt, Colorado and Utah, in Houston, W.S., Wray, L.L., and Moreland, P.G., editors, The Paradox Basin revisited—new developments in petroleum systems and basin analysis: Rocky Mountain Association of Geologists Special Publication, p. 24-94. Rasmussen, D.L., 2014, Namakiers in Triassic and Permian formations in the Paradox Basin (USA) with comparisons to modern examples in the Zagros Fold Belt, Iran, in MacLean,

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 67 Lisbon Valley Lithium Project Prepared for J.S., Biek, R.F., and Huntoon, J.E., editors, Geology of Utah’s Far South: Utah Geological Association Publication 43, p. 689-756. Severy, C.L., Kline, M.H., and Allsman, P.T, 1949, Investigations of the Thompson magnesium well: U.S. Bureau of Mines Rept. Inv. 4496. Spanjurs, Raymond P., 2015, Inferred Resource Estimate of Lithium, Clayton Valley South Project, Clayton Valley, Esmeralda County, Nevada, USA: Technical Report for NI 43-101, Prepared on Behalf of Pure Energy Minerals Ltd. SQM, 2022, Sustainability report: Retrieved from https://www.sqmlithium.com/en/nosotros/producion-sustentable/. Stewart, J.H., Poole, F.G., and Wilson, R.F., 1972, Stratigraphy and origin of the Triassic Moenkopi Formation and related strata in the Colorado Plateau region: U.S. Geological Survey Prof. Paper 691, 195 p. Tweto, Ogden, 1987, Rock units of the Precambrian basement in Colorado: U.S.Geological Survey Prof. Paper 1321-A, 54 p. Warren, I., 2021, Techno-economic analysis of lithium extraction from geothermal brines, National Renewable Energy Laboratory, Golden CO: NREL/TP-5700-79178.Wengerd, S.A., and Metheny, M.L., 1958, Pennsylvanian System of Four Corners region: Am. Assoc. Petroleum Geologists Bull., v. 42, p. 2048-2106.

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 68 Lisbon Valley Lithium Project Prepared for 19. Certificate of the Author I, Bradley C. Peek, MSc., CPG do hereby certify that: 1. I am currently employed as a Consulting Geologist at 438 Stagecoach Lane, NewCastle, Colorado 81647, USA 2. This certificate applies to the Technical Report titled “ABM Lisbon Lithium Project, San Juan County, Utah, USA” with the effective date July 6, 2023 (the “Technical Report”). 3. I graduated in 1970 from the University of Nebraska with a Bachelor of Science degree in Geology and in 1975 from the University of Alaska with a Master of Science degree in Geology. 4. I am a member in good standing with the Society of Economic Geologists and the American Institute of Professional Geologists (Certified Professional Geologist #11299). 5. I have continuously practiced my profession for 52 years in the areas of mineral exploration and geology. I have explored copper, lead, zinc, silver and gold in 10 states of the USA and 8 foreign countries. I managed a waterflood oilfield in Oklahoma in the 1980s. I have spent most of 2016 through 2023 exploring for lithium deposits in the USA, including in the Clayton Valley, Nevada and in the Paradox Basin of Utah. 6. I visited the American Battery Materials Lisbon Lithium Project area most recently on May 7, 2023, and on several occasion prior to that date, having lived in Moab, UT from 2006 to 2010 and consulted for the Lisbon Valley Copper Mine in 2007. 7. I wrote the report entitled “ABM Lisbon Lithium Project, San Juan County, Utah, USA” and take full responsibility for all sections of the report, including the conclusions reached and the recommendations made. 8. I am independent of American Battery Materials Inc. and hold no stock in the company. 9. I have had no prior involvement with the property that is the subject of the Technical Report Summary. 10. I have read the definition of “Qualified Person” set out in 17 CFR 229.1300 and certify that by reason of my education, professional affiliation, and past relevant work experience, I fulfill the requirement to be an independent qualified person for the purposes of this Technical Report Summary. 11. I have read the SME Guide for Reporting Exploration Information, Mineral Resources and Mineral Reserves and believe the report has been prepared in compliance with the Guide. Bradley C. Peek, CPG 438 Stage Coach Lane Dated: July 6, 2023 New Castle, Colorado 81647, USA

American Battery Materials, Inc. Lisbon Valley Lithium Technical Report Summary San Juan County, Utah Page 69 Lisbon Valley Lithium Project Prepared for 20. Consent of Competent Person I, Bradley C. Peek, consent to the disclosure of the information in the Technical Report Summary, ABM Lisbon Lithium Project, San Juan County, Utah, USA that is dated July 6, 2023 and confirm that the information for which I am responsible is based on, and fairly and accurately reflects, in the form and context in which it appears, the information in my supporting documentation relating to the exploration information. Dated this _6th _ Day of July 2023 American Institute of Professional Geologists, CPG # 11299 Bradley C. Peek

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b)

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c)

(1) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. For indemnification with respect to any act or omission occurring after December 31, 2020, references to “officer” for purposes of paragraphs (c)(1) and (2) of this section shall mean only a person who at the time of such act or omission is deemed to have consented to service by the delivery of process to the registered agent of the corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of this State as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence).

(2)The corporation may indemnify any other person who is not a present or former director or officer of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein.

(d)

Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e)

Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f)

The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or the bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g)

A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section. For purposes of this subsection, insurance shall include any insurance provided directly or indirectly (including pursuant to any fronting or reinsurance arrangement) by or through a captive insurance company organized and licensed in compliance with the laws of any jurisdiction, including any captive insurance company licensed under Chapter 69 of Title 18, provided that the terms of any such captive insurance shall:

(1)

Exclude from coverage thereunder, and provide that the insurer shall not make any payment for, loss in connection with any claim made against any person arising out of, based upon or attributable to any (i) personal profit or other financial advantage to which such person was not legally entitled or (ii) deliberate criminal or deliberate fraudulent act of such person, or a knowing violation of law by such person, if (in the case of the foregoing paragraph (g)(1)(i) or (ii) of this section) established by a final, nonappealable adjudication in the underlying proceeding in respect of such claim (which shall not include an action or proceeding initiated by the insurer or the insured to determine coverage under the policy), unless and only to the extent such person is entitled to be indemnified therefor under this section;

(2)

Require that any determination to make a payment under such insurance in respect of a claim against a current director or officer (as defined in paragraph (c)(1) of this section) of the corporation shall be made by a independent claims administrator or in accordance with the provisions of paragraphs (d)(1) through (4) of this section; and

(3)

Require that, prior to any payment under such insurance in connection with any dismissal or compromise of any action, suit or proceeding brought by or in the right of a corporation as to which notice is required to be given to stockholders, such corporation shall include in such notice that a payment is proposed to be made under such insurance in connection with such dismissal or compromise.

For purposes of paragraph (g)(1) of this section, the conduct of an insured person shall not be imputed to any other insured person. A corporation that establishes or maintains a captive insurance company that provides insurance pursuant to this section shall not, solely by virtue thereof, be subject to the provisions of Title 18.

(h)

For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i)

For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j)

The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k)

The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Article 8 of the Proposed Charter will provide:

“A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law. To the fullest extent permitted by Section 145 of Delaware Law, no director or officer of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director or officer. Without limiting the effect of the preceding sentence, if Delaware Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by Delaware Law, as so amended.”

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description	Included	Form	Filing Date
2.1*+	Agreement and Plan of Merger, dated as of June 1, 2023, by and among Seaport Global Acquisition II Corp., Lithium Merger Sub, Inc. and American Battery Materials, Inc.	Annex A	—	—
2.2+	Amendment No. 1 to Agreement and Plan of Merger, dated as of July 14, 2023, by and among Seaport Global Acquisition II Corp., Lithium Merger Sub, Inc. and American Battery Materials, Inc.	Annex A-1	—	—
3.1+	Form of Second Amended and Restated Certificate of Incorporation	Annex B	—	—
3.2+	Form of Amended and Restated Bylaws	Annex C	—	—
3.3	Amended and Restated Certificate of Incorporation of Seaport Global Acquisition II Corp.	By Reference	8-K	November 22, 2021
3.4	Bylaws of Seaport Global Acquisition II Corp.	By Reference	S-1	November 1, 2021
3.5	Certificate of Incorporation of American Battery Materials, Inc., dated March 26, 2007.	By Reference	S-1	April 9, 2010
3.6	Bylaws of American Battery Materials, Inc., as amended.	By Reference	S-1	April 9, 2010
3.7	Certificate of Amendment of Certificate of Incorporation of American Battery Materials, Inc., dated October 4, 2010.	By Reference	8-K	October 7, 2010
3.8	Certificate of Amendment of the Certificate of Incorporation of American Battery Materials, Inc.dated December 26, 2017	By Reference	8-K	March 1, 2018
3.9	Certificate of Amendment of the Certificate of Incorporation of American Battery Materials, Inc. dated October 19, 2022	By Reference	8-K	October 26, 2022
3.10	Certificate of Designation for Series A Preferred Shares	By Reference	8-K	August 23, 2022
3.11	Certificate of Amendment of the Certificate of Incorporation of American Battery Materials, Inc., dated August 3, 2023	By Reference	8-K	August 8, 2023
4.1	Specimen Unit Certificate of Seaport Global Acquisition II Corp.	By Reference	S-1/A	November 10, 2021
4.2	Specimen Class A Common Stock Certificate of Seaport Global Acquisition II Corp.	By Reference	S-1/A	November 10, 2021
4.3	Specimen Warrant Certificate of Seaport Global Acquisition II Corp.	By Reference	S-1/A	November 10, 2021
4.4	Warrant Agreement, dated November 17, 2021 between Continental Stock Transfer & Trust Company and Seaport Global Acquisition II Corp.	By Reference	8-K	November 22, 2021
5.1++	Opinion of Paul Hastings LLP		—	—
10.1	Promissory Note dated June 21, 2021, issued to Seaport Global SPAC II, LLC.	By Reference	S-1	November 1, 2021

Exhibit No.	Description	Included	Form	Filing Date
10.2	Letter Agreement, dated November 17, 2021, by and among Seaport Global Acquisition II Corp., its officers, its directors and the Sponsor.	By Reference	8-K	November 22, 2021
10.3	Investment Management Trust Agreement, dated November 17, 2021, by and between Seaport Global Acquisition II Corp. and Continental Stock Transfer & Trust Company, as trustee.	By Reference	8-K	November 22, 2021
10.4	Registration Rights Agreement, dated November 17, 2021, by and among Seaport Global Acquisition II Corp., the Sponsor, and the other Holders (as defined herein) who may be signatories thereto.	By Reference	8-K	November 22, 2021
10.5+	Amended and Restated Registration Rights Agreement	Annex E	—	—
10.6	Stockholder Support Agreement	By Reference	8-K	June 2, 2023
10.7+	Sponsor Support Agreement	Annex G	—	—
10.8	OTC Equity Prepaid Forward Transaction	By Reference	8-K	June 2, 2023
10.9+	Stockholders’ Agreement	Annex F	—	—
10.10+	Form of Sponsor Lock-up Agreement	Annex H	—	—
10.11+	Form of 2023 Long-Term Incentive Plan	Annex D	—	—
10.12+	Stockholder Support Agreement	Annex I	—	—
10.13+	Form of Stockholder Lock-Up Agreement	Annex J	—	—
10.14	Administrative Support Agreement, dated November 17, 2021, by and between Seaport Global Acquisition II Corp. and the Sponsor	By Reference	8-K	November 22, 2021
10.15	Warrant Purchase Agreement, dated November 17, 2021, by and between Seaport Global Acquisition II Corp. and the Sponsor.	By Reference	8-K	November 22, 2021
10.16	Form of Indemnification Agreement of Seaport Global Acquisition II Corp.	By Reference	8-K	November 22, 2021
10.17	Form of Voting and Non-Redemption Agreement of Seaport Global Acquisition II Corp.	By Reference	8-K	February 8, 2023
10.18	Promissory Note dated February 16, 2023, issued to Seaport Global SPAC II, LLC.	By Reference	8-K	February 16, 2023
10.19	Form of Senior Convertible Note issued to Cobrador Multi-Strategy Partners, LP.	By Reference	10-Q	November 19, 2013
10.20	Form of Warrant to Purchase Common Stock issued to Cobrador Multi-Strategy Partners, LP.	By Reference	10-Q	November 19, 2013
10.21	Form of Vending Machine Equipment Lease with Automated Retail Leasing Partners.	By Reference	10-Q	November 19, 2013
10.22	Form of Warrant between Automated Retail Leasing Partners, LP and Internet Media Services, Inc.	By Reference	10-K	April 15, 2014
10.23	Promissory Note, dated May 30, 2014, issued to Automated Retail Leasing Partners, LP.	By Reference	S-1/A	October 1, 2014
10.24	Equipment Lease Agreement, dated October 21, 2014, between BoxScore Brands, Inc. and Perkin Industries, LLC.	By Reference	8-K	October 30, 2014
10.25	Warrant to Purchase Common Stock issued to Perkin Industries, LLC, dated October 21, 2014.	By Reference	8-K	October 30, 2014
10.26	Modification to the Series of Cobrador Stock Purchase Agreement, Senior Convertible Notes and Series A Warrants between BoxScore Brands, Inc. and Cobrador Multi-Strategy Partners LP.	By Reference	8-K	January 8, 2015
10.27	NHL/U-Vend Corporate Marketing Letter Agreement of American Battery Materials, Inc., dated February 27, 2015.	By Reference	8-K	March 17, 2015

Exhibit No.	Description	Included	Form	Filing Date
10.28	Form of Securities Purchase Agreement between American Battery Materials, Inc. and each investor, dated on or about August 17, 2015.	By Reference	10-Q	September 4, 2015
10.29	Form of Convertible Promissory Note of American Battery Materials, Inc., dated on or about August 17, 2015.	By Reference	10-Q	September 4, 2015
10.30	Form of Warrant to Purchase Common Stock of American Battery Materials, Inc., dated on or about August 17, 2015.	By Reference	10-Q	September 4, 2015
10.31	Securities Purchase Agreement between American Battery Materials, Inc. and each investor, dated June 30, 2016.	By Reference	8-K	July 28, 2016
10.32	Form of Convertible Promissory Note of American Battery Materials, Inc., dated June 30, 2016.	By Reference	8-K	July 28, 2016
10.33	Form of Warrant to Purchase Common Stock of American Battery Materials, Inc., dated June 30, 2016.	By Reference	8-K	July 28, 2016
10.34	Debt Conversion Agreement of Raymond Meyers, dated June 30, 2016.	By Reference	8-K	July 28, 2016
10.35	Debt Conversion Agreement of Paul Neelin, dated June 30, 2016.	By Reference	8-K	July 28, 2016
10.36	Debt Conversion Agreement of Mark Chapman, dated June 30, 2016.	By Reference	8-K	July 28, 2016
10.37	Agreement to Amend Leases, dated as of August 8, 2016, between American Battery Materials, Inc. and Automated Retail Leasing Partners, LP.	By Reference	10-Q	August 8, 2016
10.38	Warrant to Purchase Shares of Common Stock issued to Automated Retail Leasing Partners, LP, dated August 8, 2016.	By Reference	10-Q	August 15, 2016
10.39	Master Services Consulting Agreement, dated as of February 1, 2017, between American Battery Materials, Inc. and Raymond Meyers.	By Reference	8-K	February 6, 2017
10.40	Employment Agreement, dated as of February 1, 2017, between American Battery Materials, Inc. and David Graber.	By Reference	8-K	February 6, 2017
10.41	Master Distribution Agreement, dated as of January 26, 2017, between American Battery Materials, Inc. and UVend Group of Companies.	By Reference	8-K	February 6, 2017
21.1++	List of Subsidiaries	Herewith	—	—
23.1+	Consent of Pinnacle Accountancy Group of Utah	Herewith	—	—
23.2+	Consent of Marcum LLP	Herewith	—	—
23.3++	Consent of Paul Hastings LLP
99.1++	Form of Preliminary Proxy Card
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107+	Filing Fee Table	Herewith	—	—

________________________

*	Schedule and exhibits to this Exhibit omitted pursuant to Item 601(b)(2) of Regulation S-K. ABM agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.
**	Portions of this Exhibit have been omitted in accordance with Item 601 of Regulation S-K.
+	Filed herewith.
++	To be filed by amendment.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY, on the 22nd day of September, 2023.

Seaport Global Acquisition II Corp.

By:	/s/ Stephen C. Smith
Stephen C. Smith
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Stephen C. Smith	Chief Executive Officer and Chairman of the Board	September 22, 2023
Stephen C. Smith	(Principal Executive Officer)

/s/ Jay Burnham	Chief Financial Officer and Director	September 22, 2023
Jay Burnham	(Principal Financial and Accounting Officer)

/s/ Shelley Greenhaus	Director	September 22, 2023
Shelley Greenhaus

/s/ Jeremy Hedberg	Director	September 22, 2023
Jeremy Hedberg

/s/ Charles Yamarone	Director	September 22, 2023
Charles Yamarone